Exhibit 4.3

EXECUTION VERSION

MORGAN STANLEY CAPITAL I INC.,

as Depositor,

MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION,

as Servicer

RIALTO CAPITAL ADVISORS, LLC,

as Special Servicer,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Certificate Administrator, Custodian and Trustee,

and

PARK BRIDGE LENDER SERVICES LLC,

as Operating Advisor

TRUST AND SERVICING AGREEMENT

Dated as of March 7, 2019

ILPT Trust 2019-SURF
Commercial Mortgage Pass-Through Certificates, Series 2019-SURF

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	3.14.	Title and Management of Foreclosed Property	121
	3.15.	Sale of Foreclosed Property	124
	3.16.	Sale of the Mortgage Loan and the Companion Loans	126
	3.17.	Servicing Compensation	128
	3.18.	Reports to the Certificate Administrator; Account Statements	132
	3.19.	Certain Matters Relating to the Intercreditor Agreement	133
	3.20.	[Reserved]	133
	3.21.	Access to Certain Documentation Regarding the Mortgage Loan and Other Information	133
	3.22.	Inspections	135
	3.23.	Advances	135
	3.24.	Modifications of Loan Documents	141
	3.25.	Servicer and Special Servicer May Own Certificates	144
	3.26.	Rating Agency Confirmations; Companion Loan Rating Agency Confirmations	144
	3.27.	Other Asset Representations Reviewer	146
	3.28.	Horizontal Credit Risk Retention	147
	3.29.	Resignation Upon Prohibited Credit Risk Retention Affiliation	147

4.	PAYMENTS AND STATEMENTS TO CERTIFICATEHOLDERS		147

	4.1.	Distributions	147
	4.2.	Withholding Tax	151
	4.3.	Allocation and Distribution of Yield Maintenance Premiums	152
	4.4.	Statements to Certificateholders	152
	4.5.	Investor Q&A Forum and Investor Registry	156

5.	THE CERTIFICATES		158

	5.1.	The Certificates	158
	5.2.	Form and Registration	159
	5.3.	Registration of Transfer and Exchange of Certificates	161
	5.4.	Mutilated, Destroyed, Lost or Stolen Certificates	168
	5.5.	Persons Deemed Owners	169
	5.6.	Access to List of Certificateholders’ Names and Addresses; Special Notices	169
	5.7.	Maintenance of Office or Agency	169

6.	THE DEPOSITOR, THE SERVICER, THE SPECIAL SERVICER AND THE OPERATING ADVISOR		170

	6.1.	Respective Liabilities of the Depositor, the Servicer, the Special Servicer and the Operating Advisor	170
	6.2.	Merger or Consolidation of the Servicer, the Special Servicer or the Operating Advisor	170

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	6.3.	Limitation on Liability of the Depositor, the Servicer, the Special Servicer,the Operating Advisor and Others	170
	6.4.	Servicer and Special Servicer Not to Resign	172
	6.5.	Indemnification by the Servicer, the Special Servicer, the Operating Advisor and the Depositor	173

7.	SERVICER TERMINATION EVENTS; SPECIAL SERVICER TERMINATION EVENTS; TERMINATION OF SPECIAL SERVICER WITHOUT CAUSE		174

	7.1.	Servicer Termination Events; Special Servicer Termination Events	174
	7.2.	Trustee to Act; Appointment of Successor	182
	7.3.	Notification to Certificateholders, the Depositor and the Rating Agencies	185
	7.4.	Other Remedies of Trustee	185
	7.5.	Waiver of Past Servicer Termination Events and Special Servicer Termination Events	185
	7.6.	Trustee as Maker of Advances	186

8.	THE TRUSTEE, THE CUSTODIAN AND THE CERTIFICATE ADMINISTRATOR		186

	8.1.	Duties of the Trustee, the Custodian and the Certificate Administrator	186
	8.2.	Certain Matters Affecting the Trustee, the Custodian and the Certificate Administrator	189
	8.3.	None of the Trustee, the Custodian or the Certificate Administrator is Liable for Certificates or the Mortgage Loan	191
	8.4.	Trustee, Custodian and Certificate Administrator May Own Certificates	194
	8.5.	Trustee’s, Custodian’s and Certificate Administrator’s Fees and Expenses	194
	8.6.	Eligibility Requirements for the Trustee, the Custodian and the Certificate Administrator; Errors and Omissions Insurance	195
	8.7.	Resignation and Removal of the Trustee, the Custodian or the Certificate Administrator	196
	8.8.	Successor Trustee, Successor Custodian or Successor Certificate Administrator	197
	8.9.	Merger or Consolidation of the Trustee, the Custodian or the Certificate Administrator	198
	8.10.	Appointment of Co-Trustee or Separate Trustee	198
	8.11.	Appointment of Authenticating Agent	200
	8.12.	Indemnification by Trustee, Custodian and the Certificate Administrator	201
	8.13.	Certificate Administrator and Servicer Not Responsible for Inconsistent Payment Information	201
	8.14.	Access to Certain Information	201

9.	CERTAIN MATTERS RELATING TO THE CONTROLLING CLASS REPRESENTATIVE AND THE OPERATING ADVISOR		206

	9.1.	Selection and Removal of the Controlling Class Representative	206

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	9.2.	Limitation on Liability of Controlling Class Representative; Acknowledgements of the Certificateholders	208
	9.3.	Rights and Powers of the Controlling Class Representative	209
	9.4.	Controlling Class Representative Contact with Servicer and Special Servicer	212
	9.5.	The Operating Advisor	212

10.	EXCHANGE ACT REPORTING AND REGULATION AB COMPLIANCE		219

	10.1.	Intent of the Parties; Reasonableness	219
	10.2.	Information to be Provided by the Servicer, the Special Servicer, any Primary Servicer and the Certificate Administrator	220
	10.3.	Filing Obligations	222
	10.4.	Form 10-D Disclosure	222
	10.5.	Form 10-K Disclosure	223
	10.6.	Sarbanes-Oxley Certification	223
	10.7.	Form 8-K Disclosure	224
	10.8.	Annual Compliance Statements	224
	10.9.	Annual Reports on Assessment of Compliance with Servicing Criteria	225
	10.10.	Annual Independent Public Accountants’ Servicing Report	226
	10.11.	Indemnification	228
	10.12.	Amendments	231
	10.13.	Significant Obligors	231
	10.14.	Notification Requirements and Deliveries in Connection with Securitization of a Companion Loan	232

11.	TERMINATION		233

	11.1.	Termination	233
	11.2.	Additional Termination Requirements	234
	11.3.	Trusts Irrevocable	234

12.	MISCELLANEOUS PROVISIONS		235

	12.1.	Amendment	235
	12.2.	Recordation of Agreement; Counterparts	238
	12.3.	Governing Law; Submission to Jurisdiction	239
	12.4.	Waiver of Jury Trial	239
	12.5.	Notices	239
	12.6.	Notices to the Rating Agencies	244
	12.7.	Severability of Provisions	245
	12.8.	Limitation on Rights of Certificateholders	245
	12.9.	Certificates Nonassessable and Fully Paid	246
	12.10.	Reproduction of Documents	246
	12.11.	No Partnership	246
	12.12.	Actions of Certificateholders	246

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	12.13.	Successors and Assigns	247
	12.14.	Acceptance by Authenticating Agent, Certificate Registrar	247
	12.15.	Streit Act	247
	12.16.	Assumption by Trust of Duties and Obligations of the Mortgage Loan Sellers Under the Loan Documents	248
	12.17.	Notice to the 17g-5 Information Provider and Each Rating Agency	248
	12.18.	Exchange Act Rule 17g-5 Procedures	249
	12.19.	Wells Fargo Bank	254

13.	REMIC ADMINISTRATION		254

	13.1.	REMIC Administration	254
	13.2.	Foreclosed Property	258
	13.3.	Prohibited Transactions and Activities	259
	13.4.	Indemnification with Respect to Certain Taxes and Loss of REMIC Status	260
	13.5.	PNC Bank, National Association	261

EXHIBITS

Exhibit A-1	Form of Class A Certificates

Exhibit A-2	Form of Class X-A Certificates

Exhibit A-3	Form of Class B Certificates

Exhibit A-4	Form of Class C Certificates

Exhibit A-5	Form of Class HRR Certificates

Exhibit A-6	Form of Class R Certificates

Exhibit B	Form of Request for Release

Exhibit C	Form of Transfer Certificate for Rule 144A Global Certificate to Temporary Regulation S Global Certificate

Exhibit D	Form of Transfer Certificate for Rule 144A Global Certificate to Regulation S Global Certificate

Exhibit E	Form of Transfer Certificate for Temporary Regulation S Global Certificate to Rule 144A Global Certificate during Restricted Period

Exhibit F	Form of Certification to be given by Beneficial Owner of Temporary Regulation S Global Certificate

Exhibit G	Form of Transfer Certificate for Non-Book Entry Certificate to Temporary Regulation S Global Certificate

Exhibit H	Form of Transfer Certificate for Non-Book Entry Certificate to Regulation S Global Certificate

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Exhibit I	Form of Transfer Certificate for Non-Book Entry Certificate to Rule 144A Global Certificate

Exhibit J-1	Form of Affidavit Pursuant to Section 860E(e) of the Internal Revenue Code of1986

Exhibit J-2	Form of Transferor Letter

Exhibit J-3	Form of Transferee Certificate for Transfers of Class HRR Certificates

Exhibit J-4	Form of Transferor Certificate for Transfers of Class HRR Certificates

Exhibit J-5	Form of ERISA Representation Letter

Exhibit K-1	Form of Investor Certification

Exhibit K-2	Form of Investor Certification For Borrowers, any Borrower Parties, Guarantor, Sponsor and Property Manager (and their respective Affiliates)

Exhibit K-3	Form of Certification of the Controlling Class Representative

Exhibit K-4	Form of Financial Market Publisher Certification

Exhibit L	Applicable Servicing Criteria

Exhibit M	Form of NRSRO Certification

Exhibit N	Form of Power of Attorney

Exhibit O	Additional Form 10-D Disclosure

Exhibit P	Additional Form 10-K Disclosure

Exhibit Q	Form 8-K Disclosure Information

Exhibit R	Additional Disclosure Notification

Exhibit S	Reporting Servicer Form of Performance Certification

Exhibit T-1	Form of Transferor Certificate for Transfer of the Excess Servicing Fee Rights

Exhibit T-2	Form of Transferee Certificate for Transfer of the Excess Servicing Fee Rights

Exhibit U-1	Form of Closing Date Custodian Report

Exhibit U-2	Form of Initial Custodian Report

Exhibit U-3	Form of Final Custodian Report

Exhibit V	Form of Operating Advisor Annual Report

Exhibit W	Form of Notice from Operating Advisor Recommending Replacement of Special Servicer

Exhibit X	Form of Certificate Administrator Receipt of Class HRR Certificates

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Exhibit Y	Form of Notice to Parties of a Borrower Affiliation

Exhibit Z	Form of Confidentiality Agreement

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THIS TRUST AND SERVICING AGREEMENT (this “Agreement”) is dated as of March 7, 2019, between Morgan Stanley Capital I Inc., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Servicer, Rialto Capital Advisors, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, Custodian and Trustee, and Park Bridge Lender Services LLC, as Operating Advisor.

INTRODUCTORY STATEMENT

Terms not defined in this Introductory Statement shall have the meanings specified in Article 1 hereof.

Reference is made to that certain fixed-rate loan with a ten-year initial term with an aggregate outstanding principal balance as of the Cut-off Date of $650,000,000 (the “Whole Loan”), evidenced by 17 separate promissory notes (collectively, the “Notes”), as follows:

Note	Cut-off Date Principal Balance
“Trust Notes”
Note A-1	$162,500,000
Note A-2	$65,000,000
Note A-3	$35,000,000
Note A-4	$32,500,000
Note A-5-1	$32,500,000
Note A-6-1	$13,000,000
Note A-7-1	$13,000,000
Note A-8-1	$6,500,000
Note A-9	$30,000,000
“Non-Trust Notes”
Note A-5-2	$50,000,000
Note A-5-3	$40,000,000
Note A-5-4	$40,000,000
Note A-6-2	$52,000,000
Note A-7-2	$22,000,000
Note A-8-2	$26,000,000
Note A-10	$20,000,000
Note A-11	$10,000,000

The Whole Loan was co-originated by Morgan Stanley Bank, N.A. (“MSBNA”), UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York, an Office of the Comptroller of the Currency regulated branch of a foreign bank (“UBS AG”), Citi Real Estate Funding Inc. (“CREFI”) and JPMorgan Chase Bank, National Association (“JPMCB” and, together with MSBNA, UBS AG and CREFI, the “Originators”), pursuant to that certain Loan Agreement, dated as of January 29, 2019 (as amended, modified or otherwise supplemented, the “Loan Agreement”), between the Originators, as lenders, and the following entities, as borrowers (collectively, the “Borrowers”): Higgins Properties LLC; Masters Properties LLC; Robin 1 Properties LLC; Tanaka Properties LLC; ILPT TSM Properties

LLC; Z&A Properties LLC; LTMAC Properties LLC; ILPT Orville Properties LLC; RFRI Properties LLC; and TedCal Properties LLC.

The Whole Loan consists of (a) the Trust Notes (as defined in the table above), which have an aggregate unpaid principal balance as of the Cut-off Date of $390,000,000 (collectively, the “Mortgage Loan”), and (b) the Non-Trust Notes (as defined in the table above), which have an aggregate unpaid principal balance as of the Cut-off Date of $260,000,000 (the “Companion Loans”).

On or prior to the Closing Date, MSBNA will sell Note A-1 and Note A-5-1 to Morgan Stanley Mortgage Capital Holdings LLC (“MSMCH” and, together with UBS AG, CREFI and JPMCB, the “Mortgage Loan Sellers”). On or prior to the Closing Date, MSMCH will sell Note A-1 and Note A-5-1 to the Depositor, UBS AG will seller Note A-3, Note A-7-1 and Note A-9 to the Depositor, CREFI will sell Note A-2 and Note A-6-1 to the Depositor, and JPMCB will sell Note A-4 and Note A-8-1 to the Depositor pursuant to four separate Mortgage Loan Purchase and Sale Agreements, each dated March 1, 2019, by and between the respective Mortgage Loan Seller and the Depositor (collectively, the “Mortgage Loan Purchase Agreements”). As of the Closing Date, the Companion Loans will be held by MSBNA, UBS AG, CREFI and JPMCB. The relative rights of the holders of each of the Notes in respect of the Whole Loan are set forth in an agreement between note holders dated as of the Closing Date (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), between MSBNA, UBS AG, CREFI and JPMCB. From and after the Closing Date, the Whole Loan will be serviced and administered in accordance with this Agreement and the Intercreditor Agreement.

As provided for herein, the Trustee shall elect or shall cause elections to be made to treat designated portions of the Trust Fund for federal income tax purposes as two separate real estate mortgage investment conduits (the “Upper-Tier REMIC” and the “Lower-Tier REMIC” and, each, a “REMIC”). The Class A, Class X-A, Class B, Class C and Class HRR Certificates will represent “regular interests” in the Upper-Tier REMIC. The Class LA, Class LB, Class LC and LHRR Uncertificated Interests will represent “regular interests” in the Lower-Tier REMIC. The Class R Certificates will evidence the sole Class of “residual interests” in each of the Upper-Tier REMIC and Lower-Tier REMIC for purposes of the REMIC Provisions under federal income tax law.

In exchange for the Mortgage Loan, the Trust shall issue to the Depositor all the Class A, Class X-A, Class B, Class C, Class HRR and Class R Certificates (collectively, the “Certificates”), which Certificates in the aggregate shall evidence the entire beneficial interest in the Trust Fund. The Trust Fund consists principally of the Trust Notes, the Mortgage (to the extent of the Trust’s interest therein) and related Loan Documents (to the extent of the Trust’s interest therein). The Companion Loans and all amounts attributable thereto will not be assets of the Trust Fund or any REMIC described herein and will be owned by the Companion Loan Holders.

The Depositor intends to sell the Certificates to the Initial Purchasers in an offering exempt from the registration requirements of the federal securities laws.

CERTIFICATES

The Class UT-R Interest will constitute the sole Class of “REMIC residual interests” in the Upper-Tier REMIC created hereunder, and will be evidenced by the Class R Certificates. The Upper-Tier REMIC will also issue the “REMIC regular interests”, which will be represented by certificates having the same characteristics and the same designation. The following table sets forth the class designation, the approximate initial Pass-Through Rate and the aggregate initial Certificate Balance (the “Original Certificate Balance”) or aggregate initial Notional Amount (the “Original Notional Amount”), as applicable, for each Class of Certificates:

Class Designation	Approximate Initial Pass-Through Rate (per annum)	Original Certificate Balance or Original Notional Amount
Class A	4.1450%	$282,900,000
Class X-A	Variable IO(1)	$282,900,000(1)
Class B	4.4369%	$50,400,000
Class C	4.4369%	$34,000,000
Class HRR	4.4369%	$22,700,000
Class R	N/A(2)	N/A(2)

(1)	The Class X-A Certificates will not have a Certificate Balance and will not be entitled to receive distributions of principal. Interest will accrue on such Class at the Pass-Through Rate thereof on the Notional Amount thereof. The Notional Amount of the Class X-A Certificates for any Distribution Date shall be equal to the Certificate Balance of the Class A Certificates.

(2)	The Class R Certificates will represent the Class UT-R Interest and the Class LT-R Interest. The Class UT-R Interest and Class LT-R Interest will not have Certificate Balances or Notional Amounts, will not bear interest and will not be entitled to distributions of Yield Maintenance Premiums. Any Available Funds constituting assets remaining in the Lower-Tier Distribution Account after distributing the Lower-Tier Distribution Amount shall be distributed to the Holders of the Class R Certificates in respect of the Class LT-R Interest (but only to the extent of the Available Funds for such Distribution Date, if any, remaining in the Lower-Tier Distribution Account). Any Available Funds remaining in the Upper-Tier Distribution Account, after all required distributions under this Agreement have been made to each other Class of Certificates and the Class LT-R Interest, will be distributed to the Holders of the Class R Certificates in respect of the Class UT-R Interest.

UNCERTIFICATED LOWER-TIER INTERESTS

The following table sets forth the initial Lower-Tier Principal Amounts and Pass-Through Rates for the Uncertificated Lower-Tier Interests comprising the regular interests in the Lower-Tier REMIC created hereunder:

Class Designation	Pass-Through Rate	Original Lower-Tier Principal Amount
Class LA	(1)	$282,900,000
Class LB	(1)	$50,400,000
Class LC	(1)	$34,000,000
Class LHRR	(1)	$22,700,000

(1)	The Pass-Through Rate for each Interest Accrual Period and each of the Class LA, Class LB, Class LC and Class LHRR Uncertificated Interests will be the Net Mortgage Rate.

All covenants and agreements made by the Depositor herein are for the benefit and security of the Certificateholders and the Trustee as Holder of the Uncertificated Lower-Tier Interests. The Depositor, the Servicer, the Special Servicer, the Certificate Administrator, the Custodian and the Trustee are entering into this Agreement, and the Trustee is accepting the trusts created hereby, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.

W I T N E S S E T H T H A T:

In consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.                DEFINITIONS

1.1.               Definitions. Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings and such meanings shall be equally applicable to the singular and plural forms of such terms, as the context may require.

“17g-5 Indemnifying Party” means each of the 17g-5 Information Provider, the Special Servicer, the Trustee, the Operating Advisor and the Servicer.

“17g-5 Information Provider”: The Certificate Administrator.

“17g-5 Information Provider’s Website”: The internet website of the 17g-5 Information Provider, initially located at www.ctslink.com, under the “NRSRO” tab of the respective transaction, access to which is limited to the Depositor, the Rating Agencies and other NRSROs who have provided an NRSRO Certification.

“AB Modified Loan”: The Whole Loan (1) if it became a Corrected Mortgage Loan due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the Trust or the original unmodified Whole Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Accelerated Mezzanine Loan Lender”: A mezzanine lender under a mezzanine loan related to the Whole Loan (if any) that has been accelerated or as to which foreclosure or enforcement proceedings have been commenced against the equity collateral pledged to secure such mezzanine loan.

“Acceptable Insurance Default”: Any default arising when the Loan Documents require that the Borrowers maintain all risk casualty insurance or other insurance that covers damages or losses arising from acts of terrorism and the Special Servicer has determined, in its reasonable judgment in accordance with Accepted Servicing Practices, that (i) such insurance is not available at commercially reasonable rates and the subject hazards are not commonly insured against by prudent owners of similar real properties located in or near the geographic region in which the applicable Property is located (but only by reference to such insurance that has been obtained by such owners at current market rates), or (ii) such insurance is not available at any rate.

“Accepted Servicing Practices”: As defined in Section 3.1.

“Acquisition Date”: The date upon which, under the Code (and in particular the REMIC Provisions and Section 856(e) of the Code), the Trust Fund is deemed to have acquired the Property.

“Act”: The Securities Act of 1933, as it may be amended from time to time.

“Additional Disclosure Notification”: The form of notification to be included with any Additional Form 10-D Disclosure, Additional Form 10-K Disclosure or Form 8-K Disclosure Information with is attached to this Agreement as Exhibit R.

“Additional Form 10-D Disclosure”: The information described in the Form 10-D items set forth under the “Item on Form 10-D” column on Exhibit O.

“Additional Form 10-K Disclosure”: The information described in the Form 10-K items set forth under the “Item in Form 10-K” column on Exhibit P hereto.

“Additional Servicer”: Each Affiliate of the Servicer, the Special Servicer, any Mortgage Loan Seller, the Certificate Administrator, the Trustee, the Custodian, the Depositor or any of the Initial Purchasers that services the Whole Loan and each Person, other than the Special Servicer, who is not an Affiliate of the Servicer, any Mortgage Loan Seller, the Certificate Administrator, the Trustee, the Custodian, the Depositor or any Initial Purchaser who Services the Whole Loan as of any date of determination.

“Administrative Advances”: As defined in Section 3.23(b).

“Advance”: Any Administrative Advance, Monthly Payment Advance or any Property Protection Advance.

“Advance Rate”: As defined in Section 3.23(d).

“Adverse REMIC Event”: As defined in Section 12.1(j).

“Advisers Act”: As defined in Section 5.3(n).

“Affiliate”: With respect to any specified Person, any other Person, directly or indirectly, controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract, relation to individuals or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing. The Trustee and/or the Certificate Administrator may request and rely upon an Officer’s Certificate of the Servicer, the Special Servicer, the Operating Advisor, the Trustee (in the case of the Certificate Administrator), the Certificate Administrator (in the case of the Trustee), a Borrower or the Depositor, as applicable, to determine whether any Person is an Affiliate of the Servicer, the Special Servicer, the Operating Advisor, the Trustee, the Certificate Administrator, a Borrower or the Depositor.

“Affiliate Ethical Wall”: Reasonable policies and procedures to be maintained by an Affiliate of the Depositor, the Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Custodian, as applicable, taking into account the nature of its business, to ensure (1) that such Affiliate will not obtain Confidential Information from the Depositor, the Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Custodian, as applicable in a manner that violates this Agreement or any applicable law, including, but not limited to, any securities laws, except if such disclosure is required by a court or administrative order or lawful discovery demand, provided the disclosing Person shall use reasonable efforts to obtain confidential treatment thereof, and (2) that such Affiliate will not provide to the Depositor, the Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Custodian, as applicable, information regarding its decisions relating to Investments in the Certificates. Under such policies and procedures maintained by such Affiliate, (i) policies and procedures restricting the flow of information exist, and shall be maintained by such Affiliate, between such Affiliate, on the one hand and the Depositor, the Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Custodian, as applicable, on the other; (ii) such policies and procedures restricting the flow of information operate in both directions so as to include (a) policies and procedures against the disclosure of Confidential Information from the Depositor, the Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Custodian, as applicable, to such Affiliate, except (x) as such disclosure is expressly allowed under this Agreement to or by such Affiliate in its capacity as a Controlling Class Certificateholder or a Controlling Class Representative or otherwise or (y) if such disclosure is required by a court or administrative order or lawful discovery demand, provided the disclosing Person shall use reasonable efforts to obtain confidential treatment thereof, and (b) policies and procedures against the disclosure by such Affiliate of information regarding its decisions relating to Investments in Certificates to the Depositor, the Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Custodian, as applicable; (iii) the senior management personnel of such Affiliate who have obtained Confidential Information in the course of their exercise of general managerial responsibilities may not participate in or use that information to influence Investment Decisions with respect to the Certificates, nor may they pass that information to others for use in such activities; and (iv) such senior management personnel who have obtained information regarding Investments in the course of their exercise of general managerial responsibilities may not use that information to influence servicing recommendations.

“Agreement”: This Trust and Servicing Agreement (including all exhibits hereto) and all amendments and supplements hereto.

“Applicable Laws”: As defined in Section 8.2(d).

“Applicable Servicing Criteria”: With respect to the Servicer, the Special Servicer or any Servicing Function Participant, the Servicing Criteria applicable to it, as set forth on Exhibit L attached hereto. For clarification purposes, multiple parties can have responsibility for the same Applicable Servicing Criteria and with respect to a Servicing Function Participant engaged by the Servicer or the Special Servicer, the term “Applicable Servicing Criteria” may refer to a portion of the Applicable Servicing Criteria applicable to the Servicer or the Special Servicer, as the case may be.

“Applied Realized Loss Amount”: All amounts applied to reduce the Certificate Balance of a Class of Certificates in respect of Realized Losses pursuant to Section 4.1(h).

“Appraisal”: With respect to a Property or Foreclosed Property, an appraisal of such Property or Foreclosed Property, conducted by an Independent Appraiser in accordance with the standards of the Appraisal Institute and certified by such Independent Appraiser as having been prepared in accordance with the requirements of the Standards of Professional Practice of the Appraisal Institute with an “MAI” designation and the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation, as well as the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended; provided that after an initial “Appraisal” has been obtained pursuant to the terms of this Agreement, an update of such initial Appraisal shall be considered an “Appraisal” hereunder for all purposes. All Appraisals (and updates thereof) obtained pursuant to the terms of this Agreement shall include a valuation using the “income capitalization – discounted cash flow approach” and set forth the discount rate and terminal capitalization rate utilized by the Independent Appraiser. All calculations under this Agreement requiring that a “value” or “appraised value” be used with respect to a Property or Foreclosed Property shall use the most recently determined appraised value set forth in an Appraisal (or update thereof) unless a different valuation is specifically required (such as the appraised value of a Property at origination).

“Appraisal Reduction Amount”: For the Whole Loan, as of any date of determination, an amount equal to the excess of (i) the outstanding principal balance of the Whole Loan on such date plus the sum of (A) all accrued and unpaid interest on the Whole Loan at the Weighted Average Note Rate, (B) all unreimbursed Administrative Advances in respect of the Mortgage Loan and all unreimbursed Property Protection Advances in respect of the Whole Loan or the Properties and interest on all such Advances at the Advance Rate, (C) the amount of any Advances and interest thereon previously reimbursed from principal collections on the Whole Loan that have not otherwise been recovered from the Borrowers, (D) all currently due and unpaid real estate taxes and assessments and insurance premiums and all other amounts due and unpaid in respect of the Properties (which taxes, premiums and other amounts have not been the subject of an Advance) and (E) to the extent not duplicative of amounts in clauses (B), (C) or (D), all unpaid Trust Fund Expenses then due under the Loan Agreement over (ii) the sum of (A)(x) 90% of the appraised value (as determined by an updated Appraisal) of the Properties or (y) if the events described in clauses (i) through (iii) in Section 3.7(e) occur with respect to the Properties, the Assumed Appraised Value of the Properties, in each case, less the amount of any liens (exclusive of Permitted Encumbrances) on the Properties senior to the lien of the Mortgage plus (B) any escrows with respect to the Whole Loan, including for taxes and insurance premiums; provided, that the Appraisal Reduction Amount will be reduced to zero as of the date the Mortgage Loan becomes a Corrected Mortgage Loan and no Appraisal Reduction Amount will exist as to the Mortgage Loan after it has been paid in full, liquidated, repurchased or otherwise disposed of. Appraisal Reduction Amounts with respect to the Whole Loan shall be allocated to the Notes on a Pro Rata and Pari Passu Basis until the aggregate principal balance of the Notes has been notionally reduced to zero.

“Appraisal Reduction Event”: The earliest of (i) 60 days after an uncured payment delinquency (other than a delinquency in respect of the Balloon Payment) occurs in respect of the Mortgage Loan or the Whole Loan, (ii) 90 days after an uncured delinquency occurs in respect of the Balloon Payment for the Mortgage Loan or the Whole Loan (or 120 days after an uncured delinquency occurs in respect of the Balloon Payment for the Mortgage Loan or the Whole Loan if a refinancing or sale is anticipated within 120 days after the Maturity Date of the Whole Loan (as evidenced by a written refinancing commitment, letter of intent or otherwise binding application from an acceptable lender or a signed purchase agreement and reasonably satisfactory in form and substance to the Servicer that provides that such refinancing or sale shall occur within 120 days after the Maturity Date)), (iii) 60 days after a reduction in Monthly Payments for the Mortgage Loan or the Whole Loan, (iv) 60 days after an extension of the Maturity Date of the Whole Loan, (v) the appointment of a receiver in respect of a Property on behalf of the Trust or any other creditor, (vi) a Borrower declaring, or becoming the subject of, bankruptcy, insolvency or similar proceedings, admitting in writing the inability to pay its debts as they come due or making an assignment for the benefit of creditors, or (vii) a Property becoming a Foreclosed Property.

“Asset Review”: Any review of representations and warranties conducted by an Other Asset Representations Reviewer, as contemplated by Item 1101(m) of Regulation AB.

“Asset Status Report”: As defined in Section 3.10(h).

“Assignment of Leases”: Any assignment of leases, rents and profits or similar agreement executed by the Borrowers, assigning to the mortgagee all of the income, rents and profits derived from the ownership, operation, leasing or disposition of all or a portion of a Property, in the form which was duly executed, acknowledged and delivered, as amended, modified, renewed or extended through the date hereof and from time to time hereafter; provided, that none of the Trustee, the Certificate Administrator, the Custodian, the Operating Advisor, the Servicer or the Special Servicer shall be responsible for determining whether any such assignment is legally sufficient or in recordable form.

“Assignment of Management Agreement”: As defined in the Loan Agreement.

“Assignment of Mortgage”: An assignment of the Mortgage without recourse, notice of transfer or equivalent instrument, in recordable form, which is sufficient under the laws of the jurisdiction in which the applicable Property is located to reflect of record the assignment of the Mortgage to the Trustee on behalf of the Trust Fund; provided, that none of the Trustee, the Certificate Administrator, the Custodian, the Operating Advisor, the Servicer or the Special Servicer shall be responsible for determining whether any such assignment is legally sufficient or in recordable form.

“Assumed Appraised Value”: As defined in Section 3.7(e).

“Assumed Loan Payment Date”: With respect to the Whole Loan for any calendar month following a delinquency in the payment of the Balloon Payment or the foreclosure of the Whole Loan or acceptance by the Special Servicer on behalf of the Trust Fund and the Companion Loan Holders of a deed-in-lieu of foreclosure or comparable conversion of the Whole Loan, the date that would have been the Loan Payment Date in such calendar month if the Maturity Date or the foreclosure of the Whole Loan or acceptance by the Special Servicer on behalf of the Trust Fund and the Companion Loan Holders of a deed-in-lieu of foreclosure or comparable conversion of the Whole Loan had not occurred.

“Assumed Monthly Payment”: With respect to any Distribution Date (following the Maturity Date or the foreclosure of the Whole Loan or acceptance by the Special Servicer on behalf of the Trust Fund and the Companion Loan Holders of a deed-in-lieu of foreclosure), the scheduled monthly payment of interest and/or principal that would have been due in respect of the Mortgage Loan on its Maturity Date and each subsequent Loan Payment Date (or Assumed Loan Payment Date) if the Mortgage Loan had been required to continue to accrue interest and amortize principal in accordance with its terms in effect immediately prior to, and without regard to the occurrence of the Maturity Date (or after the occurrence of a foreclosure, in whole or in part, of the Whole Loan or acceptance by the Special Servicer on behalf of the Trust Fund and the Companion Loan Holders of a deed-in-lieu of foreclosure or comparable conversion of the Whole Loan or a portion thereof, in respect of the Mortgage Loan on the last Loan Payment Date (or Assumed Loan Payment Date) prior to its foreclosure or acceptance of a deed-in-lieu of foreclosure), in each case as such terms may have been modified, and such Maturity Date may have been extended, in connection with a bankruptcy or similar proceeding involving the parties under the Whole Loan or a modification, waiver or amendment granted or agreed to by the Servicer or Special Servicer.

“Authenticating Agent”: As defined in Section 8.11(a).

“Available Funds”: On each Distribution Date shall be equal to (i) all amounts received in respect of the Mortgage Loan pursuant to the terms of the Intercreditor Agreement (and exclusive of any amounts allocable to any Companion Loan pursuant to the terms of the Intercreditor Agreement) during the related Collection Period or advanced in respect of interest and/or principal with respect to such Distribution Date (including, without limitation, any Repurchase Price, Liquidation Proceeds, Condemnation Proceeds and Insurance Proceeds (to the extent not made available for the repair or restoration of the affected portion of a Property) received by the Trust and allocable to the Mortgage Loan), excluding (A) payments received that are due on a subsequent Loan Payment Date (which shall be deemed received in the Collection Period in which such subsequent Loan Payment Date occurs) and (B) Yield Maintenance Premiums (which are separately distributable on the Certificates pursuant to Section 4.3), plus (ii) if such Distribution Date is the Distribution Date occurring in March of each year after 2019 (or February, if such Distribution Date is the final Distribution Date), Withheld Amounts to be withdrawn from the Interest Reserve Account for such Distribution Date, reduced by (A) an amount equal to the applicable Withheld Amount in the case of any January Distribution Date occurring in a year that is not a leap year and (unless such February Distribution Date is the final Distribution Date) each February Distribution Date, (B) the Available Funds Reduction Amount, and (C) any amount advanced to cover the Certificate Administrator Fee (including the portion that is the Trustee Fee), the Operating Advisor Fee and/or the CREFC® Intellectual Property Royalty License Fee.

“Available Funds Reduction Amount”: As of each Distribution Date, all amounts withdrawn on the related Remittance Date or during the related Collection Period from the

Collection Account pursuant to Section 3.4(c), to the extent such amounts are allocable to the Mortgage Loan.

“Balloon Payment”: The payment of the outstanding principal balance of the Whole Loan, Mortgage Loan or any Companion Loan, as applicable, together with all unpaid interest, due and payable on the Maturity Date.

“Base Interest Fraction”: With respect to any principal prepayment on the Mortgage Loan and with respect to any Class of Certificates is a fraction (A) whose numerator is the greater of (x) zero and (y) the positive difference between (i) the Pass-Through Rate on such Class of Certificates and (ii) the Treasury rate used in calculating the Yield Maintenance Premium with respect to such principal prepayment and (B) whose denominator is the difference between (i) the Mortgage Rate and (ii) the Treasury rate described in clause (A)(y)(ii) above; provided, that under no circumstances will the Base Interest Fraction be greater than 1.0. If the Treasury rate referred to above is greater than or equal to the Mortgage Rate, then the Base Interest Fraction will equal zero. If the Treasury rate is greater than or equal to the Mortgage Rate, but is less than the Pass-Through Rate on the subject Class, then the Base Interest Fraction will equal 1.0.

“Beneficial Owner”: With respect to a Global Certificate, the Person who is the beneficial owner of such Certificate as reflected on the books of the Depository or on the books of a Person maintaining an account with such Depository (directly as a Depository Participant or indirectly through a Depository Participant, in accordance with the rules of such Depository). Each of the Depositor, the Trustee, the Certificate Administrator, the Operating Advisor, the Special Servicer and the Servicer, as applicable, shall have the right to require, as a condition to acknowledging the status of any Person as a Beneficial Owner under this Agreement, that such Person provide an Investor Certification, and each of Depositor, the Trustee, the Certificate Administrator, the Operating Advisor, the Special Servicer and the Servicer shall be entitled to rely conclusively on such Investor Certification.

“Benefit Plan”: As defined in Section 5.3(m).

“Borrowers”: As defined in the Introductory Statement.

“Borrower Party”: A Borrower, the Guarantor, the Property Manager, an Accelerated Mezzanine Loan Lender or any Borrower Party Affiliate. The Trustee and/or the Certificate Administrator may request and rely upon an officer’s certificate to determine whether any person is a Borrower Party.

“Borrower Party Affiliate”: With respect to a Borrower, the Property Manager or an Accelerated Mezzanine Loan Lender, (a) any other Person controlling or controlled by or under common control with such Borrower, Property Manager or Accelerated Mezzanine Loan Lender, as applicable, or (b) any other Person owning, directly or indirectly, 10% or more of the beneficial interests in such Borrower, Property Manager or Accelerated Mezzanine Loan Lender, as applicable. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing. The Trustee and/or Certificate Administrator may request and rely upon an Officer’s Certificate to determine whether any Person is a Borrower Party Affiliate.

“Borrower Reimbursable Trust Fund Expenses”: All actual fees and out of pocket costs and expenses of the Trust, the Servicer, the Special Servicer, the Trustee, the Operating Advisor or the Certificate Administrator, but in each case only to the extent resulting from a reasonably foreseeable Event of Default, any Event of Default or Mortgage Loan Lender’s receipt of a written notice from a Borrower or an affiliate thereof that an Event of Default is imminently likely to occur (including, without limitation, interest on Advances made by the Servicer or the Trustee during the continuance of an Event of Default, any enforcement, modification or restructuring expenses and any Liquidation Fees (not to exceed one-half percent (0.5%) of any Liquidation Proceeds), Workout Fees (not to exceed one-half percent (0.5%) of each collection of interest and principal collections of the Whole Loan so long as the Whole Loan is a Corrected Mortgage Loan), Special Servicing Fees or any other similar fees in an amount not to exceed one-quarter percent (0.25%) of the amount of the Whole Loan during any period when the Whole Loan becomes a Specially Serviced Mortgage Loan as a result of an Event of Default, a reasonably foreseeable default or the Borrowers’ requesting that the Whole Loan be placed into special servicing, the Special Servicer, the Trustee or any other party to this Agreement with respect to delinquent debt service payments or expenses of curing any default and any expenses paid by the Servicer, the Special Servicer, the Trustee or any other party to this Agreement in respect of the protection and preservation of any Property (including, without limitation, the payment of taxes and insurance premiums)) and the actual and reasonable costs of all property inspections, appraisals, property condition reports and environmental assessments in connection with such Property that the Servicer, the Special Servicer, the Trustee or any other party to this Agreement shall obtain in connection with a request by a Borrower, after an Event of Default or upon written notice from a Borrower or an affiliate thereof that an Event of Default is imminently likely to occur; provided, that the aforementioned costs, expenses and fees shall only constitute “Borrower Reimbursable Trust Fund Expenses” to the extent they are reimbursable by the Borrowers under the Loan Documents.

“Breach”: As defined in Section 2.9(a).

“Business Day”: Any day other than (i) a Saturday and a Sunday and (ii) a day on which federally insured depository institutions in the State of New York or any of the states in which the Corporate Trust Office of the Trustee and the offices of the Certificate Administrator, the Custodian, the Servicer, the Special Servicer, or the Servicer’s or the Special Servicer’s collection account are located or the Federal Reserve System of the United States of America are authorized or obligated by law, governmental decree or executive order to be closed.

“Cash Collateral Account”: The Lockbox Account as defined in the Loan Agreement.

“CERCLA”: The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Certificate”: Any Class A, Class X-A, Class B, Class C, Class HRR or Class R Certificate.

“Certificate Administrator”: Wells Fargo Bank, National Association, or any successor Certificate Administrator appointed as herein provided. Wells Fargo Bank, National Association will perform its duties as Certificate Administrator through its Corporate Trust Services division.

“Certificate Administrator Fee”: With respect to the Mortgage Loan and for any Distribution Date, a fee payable monthly to the Certificate Administrator pursuant to Section 8.5 which will accrue at the Certificate Administrator Fee Rate, computed on the basis of the same principal amount, in the same manner, and for the same Interest Accrual Period for the Mortgage Loan respecting which any related interest payment on the Mortgage Loan is computed. A portion of the Certificate Administrator Fee shall be payable to the Trustee as the Trustee Fee. For the avoidance of doubt, the Certificate Administrator Fee shall be deemed to be payable from the Lower-Tier REMIC.

“Certificate Administrator Fee Rate”: With respect to the Mortgage Loan, a rate equal to 0.00930% (0.93 basis points) per annum, calculated on the same interest accrual basis as the Mortgage Loan as of the preceding Distribution Date. The Certificate Administrator Fee Rate includes the per annum rate applicable to the calculation of the Trustee Fee.

“Certificate Administrator Personnel”: The divisions and individuals of the Certificate Administrator who are involved in the performance of the duties of the Certificate Administrator under this Agreement.

“Certificate Administrator’s Website”: The Internet website of the Certificate Administrator, initially located at www.ctslink.com.

“Certificate Balance”: With respect to any outstanding Class of Sequential Pay Certificates at any date, an amount equal to the aggregate initial Certificate Balance of such Class as set forth in the Introductory Statement less the sum of (a) all amounts distributed to Holders of Certificates of such Class on all previous Distribution Dates and treated under this Agreement as allocable to principal and (b) the aggregate amount of Realized Losses allocated to such Class of Certificates, if any, pursuant to Section 4.1(h). With respect to any individual Certificate in any such Class, the product of (x) the Percentage Interest represented by such Certificate multiplied by (y) the Certificate Balance of such Class.

“Certificate Register” and “Certificate Registrar”: The register maintained and the registrar appointed pursuant to Section 5.3(a).

“Certificateholder” or “Holder”: With respect to any Certificate, the Person in whose name a Certificate is registered in the Certificate Register; provided, that solely for the purposes of providing, distributing or otherwise making available any reports, statements, communications, or other information required or permitted to be provided or distributed or made available to a Certificateholder under this Agreement, a Certificateholder shall include any Beneficial Owner to the extent that the Person providing, distributing or making available such reports, statements, communications, or other information has received from such Beneficial

Owner an Investor Certification; provided, further that, solely for the purposes of giving any consent, waiver, request or demand pursuant to this Agreement (except as set forth in the following sentence), any Certificate beneficially owned by the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Custodian, the Trustee, a Borrower, the Property Manager, the Sponsor or any Person known to a Responsible Officer of the Depositor, the Certificate Administrator, the Custodian or the Trustee to be a sub-servicer, or any of their respective Affiliates, or any Borrower Party or any agent of a Borrower Party, shall be deemed not to be outstanding and the Voting Rights to which it is entitled shall not be taken into account in determining whether the requisite percentage of Voting Rights necessary to take any such action or effect any such consent, waiver, request or demand has been obtained. For purposes of obtaining the consent of Certificateholders to an amendment of this Agreement, any Certificate beneficially owned by the Trustee, the Certificate Administrator, the Custodian, the Servicer, the Special Servicer, the Operating Advisor or any Affiliates thereof shall be deemed to be outstanding, provided, that such amendment does not relate to the termination, increase in compensation or material reduction of obligations of the Trustee, the Certificate Administrator, the Custodian, the Servicer, the Special Servicer or the Operating Advisor in its capacity as such or any Affiliates thereof (other than solely in the capacity as a Certificateholder) in any material respect, in which case such Certificate shall be deemed not to be outstanding; provided, further, if an Affiliate of the Trustee, the Certificate Administrator, the Custodian, the Servicer, the Special Servicer or the Operating Advisor has provided an Investor Certification in which it has certified as to the existence of an Affiliate Ethical Wall between such Affiliate and the Trustee, the Certificate Administrator, the Custodian, the Servicer, the Special Servicer or the Operating Advisor, as applicable, then any Certificates beneficially owned by such Affiliate shall be deemed to be outstanding. The restrictions above shall not apply to the exercise of the rights of the Servicer, the Special Servicer or an Affiliate of the Servicer or the Special Servicer, if any, as a member of the Controlling Class, as applicable, so long as the Servicer or the Special Servicer or such Affiliate is not also an Affiliate of another person (other than the Certificate Administrator, so long as it is also the Servicer or the Special Servicer) whose Certificates are deemed not outstanding pursuant to such restrictions. The Trustee and the Certificate Registrar may obtain and conclusively rely upon an Officer’s Certificate of the Servicer, the Special Servicer, the Certificate Administrator (in the case of the Trustee), the Trustee (in the case of the Certificate Administrator), the Custodian, the Property Manager, the Guarantor, the Sponsor, any sub-servicer or the Borrowers to determine whether a Certificate is beneficially owned by an Affiliate of any of them or a Borrower Party, as applicable.

“Certificateholder Quorum”: With respect to any solicitation of votes in connection with the replacement of the Special Servicer as set forth in Section 7.1(g), the Holders of Sequential Pay Certificates evidencing at least 66 2/3% of the aggregate Voting Rights (taking into account the application of any Realized Losses and any Appraisal Reduction Amounts and Collateral Deficiency Amounts allocated to the Mortgage Loan to reduce or notionally reduce the Certificate Balance of the Certificates) of all Sequential Pay Certificates on an aggregate basis.

“Certification Parties”: As defined in Section 10.6.

“Certifying Servicer”: As defined in Section 10.8.

“Class”: With respect to the Certificates, all of the Certificates bearing the same alphabetical and numerical designation and each Uncertificated Lower-Tier Interest.

“Class A Certificate”: A Certificate executed and authenticated by the Certificate Administrator in substantially the form set forth in Exhibit A-1 hereto and designated as a Class A Certificate.

“Class A Pass-Through Rate”: For any Distribution Date, a fixed rate per annum equal to 4.1450%.

“Class B Certificate”: A Certificate executed and authenticated by the Certificate Administrator in substantially the form set forth in Exhibit A-3 hereto and designated as a Class B Certificate.

“Class B Pass-Through Rate”: For any Distribution Date, a variable rate per annum equal to the Net Mortgage Rate for such Distribution Date.

“Class C Certificate”: A Certificate executed and authenticated by the Certificate Administrator in substantially the form set forth in Exhibit A-4 hereto and designated as a Class C Certificate.

“Class C Pass-Through Rate”: For any Distribution Date, a variable rate per annum equal to the Net Mortgage Rate for such Distribution Date.

“Class HRR Certificate”: A Certificate executed and authenticated by the Certificate Administrator in substantially the form set forth in Exhibit A-5 hereto and designated as a Class HRR Certificate.

“Class HRR Certificate Transfer Restriction Period”: The period from the Closing Date to the earliest of (i) the latest of (A) the date on which the aggregate unpaid principal balance of the Mortgage Loan has been reduced to 33% of the Cut-off Date Balance of the Mortgage Loan; (B) the date on which the aggregate outstanding Certificate Balance of the Sequential Pay Certificates has been reduced to 33% of the aggregate outstanding Certificate Balance of the Sequential Pay Certificates as of the Closing Date; or (C) two years after the Closing Date; or (ii) the date on which the Credit Risk Retention Rules (or the applicable portions thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this transaction.

“Class HRR Pass-Through Rate”: For any Distribution Date, a variable rate per annum equal to the Net Mortgage Rate for such Distribution Date.

“Class LA Uncertificated Interest”: A regular interest in the Lower-Tier REMIC, designated as Class LA, which is held as an asset of the Upper-Tier REMIC and has the Original Lower-Tier Principal Amount and per annum Pass-Through Rate set forth in the Introductory Statement.

“Class LB Uncertificated Interest”: A regular interest in the Lower-Tier REMIC, designated as Class LB, which is held as an asset of the Upper-Tier REMIC and has the Original

Lower-Tier Principal Amount and per annum Pass-Through Rate set forth in the Introductory Statement.

“Class LC Uncertificated Interest”: A regular interest in the Lower-Tier REMIC, designated as Class LC, which is held as an asset of the Upper-Tier REMIC and has the Original Lower-Tier Principal Amount and per annum Pass-Through Rate set forth in the Introductory Statement.

“Class LHRR Uncertificated Interest”: A regular interest in the Lower-Tier REMIC, designated as Class LHRR, which is held as an asset of the Upper-Tier REMIC and has the Original Lower-Tier Principal Amount and per annum Pass-Through Rate set forth in the Introductory Statement.

“Class LHRR Uncertificated Interest”: A regular interest in the Lower-Tier REMIC, designated as Class LHRR, which is held as an asset of the Upper-Tier REMIC and has the Original Lower-Tier Principal Amount and per annum Pass-Through Rate set forth in the Introductory Statement.

“Class LT-R Interest”: The residual interest in the Lower-Tier REMIC. The Class LT-R Interest will be represented by the Class R Certificates.

“Class R Certificates”: A Certificate executed and authenticated by the Certificate Administrator in substantially the form set forth in Exhibit A-6 hereto and designated as a Class R Certificate. The Class R Certificates have neither a Certificate Balance nor a Pass-Through Rate. The Class R Certificates will evidence the sole class of “residual interests” in the Upper-Tier REMIC and the Lower-Tier REMIC.

“Class UT-R Interest”: The residual interest in the Upper-Tier REMIC. The Class UT-R Interest will be represented by the Class R Certificates.

“Class X Certificates”: The Class X-A Certificates.

“Class X-A Certificate”: A Certificate executed and authenticated by the Certificate Administrator, in substantially the form set forth in Exhibit A-2 and designated as a Class X-A Certificate.

“Class X-A Notional Amount”: An amount equal to the Certificate Balance of the Class A Certificates.

“Class X-A Pass-Through Rate”: A variable rate that for each Distribution Date is the Class X-A Strip Rate for such Distribution Date.

“Class X-A Strip Rate”: For the Class A Certificates for any Distribution Date, a per annum rate equal to the excess of (i) the Net Mortgage Rate for such Distribution Date over (ii) the Pass-Through Rate of the Class A Certificates.

“Clearing Agency”: An organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act. The initial Clearing Agency shall be The Depository Trust Company.

“Clearstream”: As defined in Section 5.2(a).

“Closing Date”: March 7, 2019.

“Code”: The Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of the Treasury regulations issued pursuant thereto in temporary or final form and any proposed regulations thereunder, to the extent that, by reason of their proposed effective date, such proposed regulations would apply to the Trust Fund.

“Collateral”: The Properties securing the Mortgage Loan, the Reserve Accounts (and all sums held, deposited or invested therein and all proceeds thereof) with respect to the Mortgage Loan and all other collateral which is subject to security interests and liens granted to secure the Mortgage Loan.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the outstanding principal balance of such AB Modified Loan (taking into account the related junior note(s) and any pari passu notes included therein, as well as any equity interests or other obligations senior thereto), over (ii) the sum of (solely to the extent allocable to the Mortgage Loan) (x) the most recent appraised value for the Properties, plus (y) solely to the extent not reflected or taken into account in such appraised value and to the extent on deposit with, or otherwise under the control of, the Mortgage Loan Lender as of the date of such determination, any capital or additional collateral contributed by the Borrowers at the time the Whole Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the Properties, plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the Mortgage Loan Lender in respect of such AB Modified Loan as of the date of such determination. Collateral Deficiency Amounts with respect to the Whole Loan shall be allocated to the Notes on a Pro Rata and Pari Passu Basis until the aggregate principal balance of the Notes has been notionally reduced to zero. The Servicer and the Certificate Administrator shall be entitled to conclusively rely on the Special Servicer’s calculation or determination of any Collateral Deficiency Amount.

“Collateral Security Documents”: Any document or instrument given to secure or guaranty the Mortgage Loan, including without limitation, the Mortgage, each as amended, supplemented, assigned, extended or otherwise modified from time to time.

“Collection Account”: As defined in Section 3.4(a).

“Collection Period”: With respect to any Distribution Date, the period commencing immediately following the Determination Date in the calendar month preceding the calendar month in which such Distribution Date occurs and ending on and including the Determination Date in the calendar month in which such Distribution Date occurs; provided, that the first Collection Period shall commence immediately following the Cut-off Date and end on and include the Determination Date in April 2019. Any periodic payments received with respect to the Mortgage Loan during any grace period and relating to the immediately preceding Collection Period will be deemed to have been received during that immediately preceding Collection Period and not during the Collection Period during which such grace period ends.

“Commission”: The Securities and Exchange Commission.

“Companion Loans”: As defined in the Introductory Statement.

“Companion Loan Advance”: With respect to any Companion Loan if it is part of an Other Securitization Trust, any advance of delinquent scheduled payments with respect to such Companion Loan made by the Other Servicer or Other Trustee under such Other Securitization Trust.

“Companion Loan Holders”: Collectively, the holder or holders of the Companion Loans or a portion of the Companion Loans.

“Companion Loan Rating Agency”: With respect to a Companion Loan, any rating agency that was engaged by a participant in the securitization of such Companion Loan to assign a rating to the related Companion Loan Securities.

“Companion Loan Rating Agency Confirmation”: With respect to any matter involving a Companion Loan with respect to which any Companion Loan Securities exist, confirmation in writing (which may be in the form of electronic mail, facsimile, press release, posting to its internet website or such other means then considered industry standard as determined by each applicable Companion Loan Rating Agency) by each applicable Companion Loan Rating Agency that a proposed action, failure to act or other event so specified will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of Companion Loan Securities (if then rated by the Companion Loan Rating Agency); provided, that if a written waiver or other acknowledgment (or such time for a response has lapsed) from the Companion Loan Rating Agency indicating its decision not to review or to decline to review the matter for which the Companion Loan Rating Agency Confirmation is sought is received (such written notice, a “Companion Loan Rating Agency Declination”), the requirement to receive a Companion Loan Rating Agency Confirmation from the Companion Loan Rating Agency with respect to such matter will not apply; provided, further that any Companion Loan Rating Agency Confirmation is subject to the terms set forth in Section 3.26.

“Companion Loan Securities”: Any class of securities backed, wholly or partially, by a Companion Loan.

“Condemnation”: As defined in the Loan Agreement.

“Condemnation Proceeds”: The portion of the Net Proceeds (as defined in the Loan Agreement) relating to a Condemnation.

“Confidential Information”: With respect to the Depositor, the Servicer, the Special Servicer, the Operating Advisor, the Trustee, the Certificate Administrator and the

Custodian, as applicable, all material non-public information obtained in the course of and as a result of such Person’s performance of its duties under this Agreement as the Depositor, the Servicer, the Special Servicer, the Operating Advisor, the Trustee, the Certificate Administrator or the Custodian, as applicable, with respect to the Mortgage Loan, the Companion Loans, the Whole Loan, the Borrowers, the Guarantor, the Sponsor and the Properties, unless such information (i) was already in the possession of such Person prior to being disclosed to such Person, (ii) is or becomes available to such Person from a source other than its activities as the Depositor, the Servicer, the Special Servicer, the Operating Advisor, the Trustee, the Certificate Administrator or the Custodian, as applicable, or (iii) is or becomes generally available to the Certificate Administrator, the Servicer, the Special Servicer, the Operating Advisor or the public other than, with respect to the Certificate Administrator, the Servicer or the Special Servicer, as a result of a disclosure by Certificate Administrator Personnel, Servicer Servicing Personnel or Special Servicer Servicing Personnel, respectively.

“Control Eligible Certificates”: The Class HRR Certificates. No other Class of Certificates shall be eligible to act as the Controlling Class or appoint a Controlling Class Representative.

“Controlling Class”: As of any time of determination, the most subordinate Class of the Control Eligible Certificates then outstanding that has an outstanding Certificate Balance (as reduced or notionally reduced by any principal payments, Realized Losses and Appraisal Reduction Amounts and Collateral Deficiency Amounts allocated to the Mortgage Loan and allocable to such Class) that is equal to or greater than 25% of the initial Certificate Balance of that Class; provided, that if no Class of Control Eligible Certificates has a Certificate Balance (as reduced or notionally reduced by any principal payments, Realized Losses and Appraisal Reduction Amounts and Collateral Deficiency Amounts allocated to the Mortgage Loan and allocable to such Class) at least equal to 25% of the initial Certificate Balance of such Class, then the Controlling Class will be the most senior Class of Control Eligible Certificates. The Controlling Class as of the Closing Date will be the Class HRR Certificates.

“Controlling Class Certificateholder”: Each Holder (or Beneficial Owner, if applicable) of a Certificate of the Controlling Class as determined by the Certificate Registrar from time to time based solely upon the Certificate Register (or with respect to a Beneficial Owner, the Beneficial Owner’s Investor Certification). Notwithstanding the foregoing, for purposes of determining the Controlling Class Representative, exercising any rights of the Controlling Class or receiving Asset Status Reports or any other information under this Agreement other than Distribution Date Statements, if the Guarantor, the Sponsor, the Property Manager, an Affiliate of the Guarantor, the Sponsor, the Property Manager, a Borrower or a Borrower Party or any agent of the foregoing is a Holder or Beneficial Owner of any interest in a Controlling Class Certificate, such Controlling Class Certificate shall be deemed not outstanding and such Holder or Beneficial Owner shall be deemed not to be a Holder (or Beneficial Owner) of the related Controlling Class and shall not be entitled to exercise such rights or receive such information. If, as a result of the preceding sentence, no holder of Controlling Class Certificates would be eligible to exercise such rights, there shall be no Controlling Class Representative.

“Controlling Class Representative”: The representative selected or designated, as applicable, in accordance with Section 9.1.

“Controlling Persons”: As defined in Section 6.3(a).

“Corporate Trust Office”: The principal corporate trust offices with respect to (a) the Trustee are located at 9062 Old Annapolis Road, Columbia, Maryland 21045, Attention: Corporate Trust Services ILPT 2019-SURF or the principal trust office of any successor trustee qualified and appointed pursuant to this Agreement, and (b) the Certificate Administrator are located at (i) with respect to Certificate transfers and surrenders, 600 South 4th Street, 7th Floor, MAC: N9300-070, Minneapolis, Minnesota 55479, Attention: Certificate Transfer Services – CTS (CMBS) – ILPT 2019-SURF and (ii) for all other purposes, 9062 Old Annapolis Road, Columbia, Maryland 21045, Attention: Corporate Trust Services (CMBS) – ILPT 2019-SURF. The Trustee and the Certificate Administrator may designate any other location as their respective corporate trust office(s) from time to time by notice to the Certificateholders, the Depositor, the Servicer, the Special Servicer, the Operating Advisor and each other party hereto.

“Corrected Mortgage Loan”: As defined in the definition of “Special Servicing Loan Event.”

“Credit Risk Retention Affiliate” or “Credit Risk Retention Affiliated”: As “affiliate of” or “affiliated with” are defined in Section § __.2 of the Credit Risk Retention Rules.

“Credit Risk Retention Compliance Agreement”: As defined in Section 3.27(a).

“Credit Risk Retention Rules”: The credit risk retention requirements of Section 15G of the Exchange Act (15 U.S.C. §78o-11), as added by Section 941 of the Dodd-Frank Act.

“CREFC®”: CRE Finance Council® or any successor thereto.

“CREFC® Advance Recovery Report”: The monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Advance Recovery Report” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the “Advance Recovery Report” available as of the Closing Date on the CREFC® Website, is reasonably acceptable to the Servicer.

“CREFC® Appraisal Reduction Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Appraisal Reduction Template” available and effective from time to time on the CREFC® Website.

“CREFC® Bond Level File”: The monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Bond Level File” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Certificate Administrator.

“CREFC® Collateral Summary File”: The report substantially in the form of, and containing the information called for in, the downloadable form of the “Collateral Summary File” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Certificate Administrator.

“CREFC® Comparative Financial Status Report”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Comparative Financial Status Report” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer and the Special Servicer.

“CREFC® Delinquent Loan Status Report”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Delinquent Loan Status Report” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer and the Special Servicer.

“CREFC® Financial File”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Financial File” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer.

“CREFC® Historical Bond/Collateral Realized Loss Reconciliation”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Historical Bond/Collateral Realized Loss Reconciliation” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer and the Special Servicer.

“CREFC® Historical Liquidation Loss Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Historical Liquidation Loss Template” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer and the Special Servicer.

“CREFC® Historical Loan Modification/Forbearance and Corrected Mortgage Loan Report”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Historical Loan Modification/Forbearance and Corrected Mortgage Loan Report” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer and the Special Servicer.

“CREFC® Intellectual Property Royalty License Fee”: For any Interest Accrual Period with respect to the Mortgage Loan, the amount of interest accrued during such related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate (adjusted to a monthly rate) on the same balance, in the same manner and for the same number of days as interest at the applicable Mortgage Rate accrued with respect to the Mortgage Loan during such related Interest Accrual Period. Any payments of the CREFC® Intellectual Property Royalty License Fee shall be made to “CRE Finance Council” and delivered by wire transfer pursuant to the following instructions (or such other instructions as may hereafter be furnished by CREFC® to the Servicer in writing at least two Business Days prior to the Remittance Date):

Account Name: Commercial Real Estate Finance Council (CREFC®)

Bank Name: JPMorgan Chase Bank, National Association

Bank Address: 80 Broadway, New York, NY 10005

Routing Number: 021000021

Account Number: 213597397

For the avoidance of doubt, the CREFC® Intellectual Property Royalty License Fee shall be deemed to be payable from the Lower-Tier REMIC.

“CREFC® Intellectual Property Royalty License Fee Rate”: 0.0005% per annum.

“CREFC® Interest Shortfall Reconciliation Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Interest Shortfall Reconciliation Template” available and effective from time to time on the CREFC® Website.

“CREFC® Loan Level Reserve/LOC Report”: The monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Loan Level Reserve/LOC Report” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer.

“CREFC® Loan Liquidation Report”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Loan Liquidation Report” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer and the Special Servicer.

“CREFC® Loan Modification Report”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Loan Modification Report” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer and the Special Servicer.

“CREFC® Loan Periodic Update File”: The monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Loan Periodic Update File” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer, the Special Servicer and the Certificate Administrator.

“CREFC® Loan Setup File”: The report substantially in the form of, and containing the information called for in, the downloadable form of the “Loan Setup File” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer, the Special Servicer and the Certificate Administrator.

“CREFC® NOI Adjustment Worksheet”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “NOI Adjustment Worksheet” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is acceptable to the Servicer or the Special Servicer, as applicable, and in any event, shall present the computations made in accordance with the methodology described in such form to “normalize” the net operating income and debt service coverage numbers used in the other reports required by this Agreement.

“CREFC® Operating Statement Analysis Report”: A report prepared with respect to the Properties substantially in the form of, and containing the information called for in, the downloadable form of the “Operating Statement Analysis Report” available as of the Closing Date on the CREFC® Website or in such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer and the Special Servicer.

“CREFC® Property File”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Property File” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer and the Special Servicer.

“CREFC® Reconciliation of Funds Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Reconciliation of Funds Template” available and effective from time to time on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® REO Liquidation Report”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “REO Liquidation Report” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer and the Special Servicer.

“CREFC® REO Status Report”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “REO Status Report” available as of the Closing Date on the CREFC® Website, or in such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer.

“CREFC® Reports”: Collectively refers to the following reports as may be amended, updated or supplemented from time to time as part of the CREFC® “Investor Reporting Package®”:

(i)            the following seven electronic files: (a) CREFC® Loan Setup File, (b) CREFC® Loan Periodic Update File, (c) CREFC® Property File, (d) CREFC® Financial File, (e) CREFC® Special Servicer Loan File, (f) CREFC® Bond Level File and (g) CREFC® Collateral Summary File;

(ii)           The following ten supplemental reports: (a) CREFC® Servicer Watch List, (b) CREFC® Delinquent Loan Status Report, (c) CREFC® REO Status Report, (d) CREFC® Comparative Financial Status Report, (e) CREFC® Historical Loan Modification/Forbearance and Corrected Mortgage Loan Report, (f) CREFC® Loan Level Reserve/LOC Report, (g) CREFC® Advance Recovery Report, (h) CREFC® Total Loan Report, (i) CREFC® Operating Statement Analysis Report and (j) CREFC® NOI Adjustment Worksheet;

(iii)          the following eleven templates: (a) CREFC® Appraisal Reduction Template, (b) CREFC® Servicer Realized Loss Template, (c) CREFC® Reconciliation of Funds Template, (d) CREFC® Historical Bond/Collateral Realized Loss Reconciliation Template, (e) CREFC® Historical Liquidation Loss Template, (f) CREFC® Interest Shortfall Reconciliation Template, (g) CREFC® Servicer Remittance to Certificate Administrator Template, (h) CREFC® Significant Insurance Event Template, (i) CREFC® Loan Modification Report, (j) CREFC® Loan Liquidation Report and (k) CREFC® REO Liquidation Report; and

(iv)          such other reports and data files as CREFC® may designate as part of the “CREFC® Investor Reporting Package®” from time to time generally.

“CREFC® Servicer Realized Loss Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Servicer Realized Loss Template” available and effective from time to time on the CREFC® Website.

“CREFC® Servicer Remittance to Certificate Administrator Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Servicer Remittance to Certificate Administrator Template” available and effective from time to time on the CREFC® Website.

“CREFC® Servicer Watch List”: For any Determination Date, a report substantially in the form of, and containing the information called for in, the downloadable form of the “Servicer Watch List” available as of the Closing Date on the CREFC® Website, or in such other final form for the presentation of such information and containing such additional information as may from time to time be promulgated as recommended by the CREFC® for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the “Servicer Watch List” available as of the Closing Date on the CREFC® Website, is reasonably acceptable to the Servicer.

“CREFC® Significant Insurance Event Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Significant Insurance Event Template” available and effective from time to time on the CREFC® Website.

“CREFC® Special Servicer Loan File”: The monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Special Servicer Loan File” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer and the Special Servicer.

“CREFC® Total Loan Report”: The monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Total Loan Report” available and effective from time to time on the CREFC® Website.

“CREFC® Website”: CREFC®’s Website located at “www.crefc.org” or such other primary website as the CREFC® may establish for dissemination of its report forms.

“CREFI”: As defined in the Introductory Statement.

“Current Interest Distribution Amount”: With respect to any Distribution Date for any Class of Regular Certificates or Uncertificated Lower-Tier Interests, the interest accruing during the related applicable Interest Accrual Period at the Pass-Through Rate applicable to such Class for such Interest Accrual Period on the Certificate Balance, Notional Amount or Lower-Tier Principal Amount of such Class of Certificates or Uncertificated Lower-Tier Interest, as applicable, for such Distribution Date (before giving effect to distributions of principal on such Distribution Date).

“Custodian”: Initially, the Certificate Administrator, and thereafter, any Custodian appointed pursuant to Section 8.10(a) of this Agreement. Wells Fargo Bank, National Association will perform its obligations as Custodian through its Document Custody Group.

“Cut-off Date”: March 7, 2019.

“DBRS”: DBRS, Inc., and its successors-in-interest. If neither such rating agency nor any successor remains in existence, “DBRS” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the other parties hereto, and specific ratings of DBRS herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“Default Interest”: During the continuance of an Event of Default under the Loan Agreement, the amount by which interest accrued on the Whole Loan (exclusive of late payment charges) at the Default Rate exceeds the amount of interest that would have accrued on the Whole Loan at the Mortgage Rate.

“Default Rate”: As defined in the Loan Agreement.

“Defect”: As defined in Section 2.9(a).

“Deficient Exchange Act Deliverable”: With respect to the Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Trustee and each Servicing Function Participant and Sub-Servicer retained by it, any item (x) regarding such party, (y) prepared by such party or any registered public accounting firm, attorney or other agent retained by such party to prepare such item and (z) delivered by or on behalf of such party pursuant to the delivery requirements under Article 10 of this Agreement that does not conform to the express provisions of the applicable reporting requirements under the Act, the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.

“Definitive Certificate”: Any Certificate in fully registered certificated form. For the avoidance of doubt, the Class HRR Certificates shall at all times during the Class HRR Certificate Transfer Restriction Period be Definitive Certificates.

“Delivery Date”: As defined in Section 2.1(b).

“Depositor”: Morgan Stanley Capital I Inc., a Delaware corporation, and its successors in interest.

“Depository”: The Depository Trust Company or a successor appointed by the Certificate Registrar (which appointment shall be at the direction of the Depositor if the Depositor is legally able to do so).

“Depository Participant”: A Person for whom, from time to time, the Depository effects book-entry transfers and pledges of securities deposited with the Depository.

“Designated Expense Reimbursement Section”: Section 9.3 of the Loan Agreement.

“Determination Date”: With respect to each Distribution Date, the 7th day of the calendar month in which such Distribution Date occurs or, if such day is not a Business Day, the immediately preceding Business Day, beginning in April 2019.

“Directly Operate”: With respect to any Foreclosed Property, the furnishing or rendering of services to the tenants thereof, that are not customarily provided to tenants in connection with the rental of space “for occupancy only” within the meaning of Treasury Regulations Section 1.512(b)-1(c)(5), the management or operation of such Foreclosed Property, the holding of such Foreclosed Property primarily for sale to customers, the use of such Foreclosed Property in a trade or business conducted by the Trust Fund or the performance of any construction work on the Foreclosed Property (other than the completion of a building or improvement, where more than 10% of the construction of such building or improvement was completed before default became imminent), other than through an Independent Contractor; provided, that a Foreclosed Property shall not be considered to be Directly Operated solely because the Trustee (or the Special Servicer on behalf of the Trustee) establishes rental terms, chooses tenants, enters into or renews leases, deals with taxes and insurance or makes decisions as to repairs or capital expenditures with respect to such Foreclosed Property or takes other actions consistent with Treasury Regulations Section 1.856-4(b)(5)(ii).

“Disclosable Special Servicer Fees”: With respect to the Mortgage Loan, the Companion Loans or Foreclosed Property, any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates and as a result of any other fee-sharing arrangement (including any such amount paid under any fee sharing arrangement whereby the Special Servicer shares fees to which it is entitled with any Certificateholder or any Companion Loan Holder) received or retained by the Special Servicer or any of its Affiliates that is paid by any Person (including, without limitation, the Trust, the Borrowers, any manager, any guarantor or indemnitor in respect of the Mortgage Loan, a Companion Loan or Foreclosed Property and any purchaser of the Mortgage Loan, a Companion Loan or Foreclosed Property)) in connection with the disposition, workout or foreclosure of the Mortgage, the management or disposition of Foreclosed Property or the performance by the Special Servicer or any such Affiliate of any other special servicing duties under this Agreement other than (i) Permitted Special Servicer/Affiliate Fees, (ii) any compensation and other remuneration that the Special Servicer is entitled to pursuant to Section 3.17 of this Agreement and (iii) any compensation and other remuneration that the Servicer, the Special Servicer or the Certificate Administrator is permitted to receive or retain in connection with its duties as Servicer, Special Servicer or Certificate Administrator hereunder.

“Disqualified Non-U.S. Person”: With respect to a Class R Certificate, any Non-U.S. Person or its agent other than (a) a Non-U.S. Person that holds the Class R Certificates in connection with the conduct of a trade or business within the United States and has furnished the transferor and the Certificate Administrator with an effective IRS Form W-8ECI or (b) a Non-U.S. Person that has delivered to both the transferor and the Certificate Administrator an opinion of a nationally recognized tax counsel to the effect that the transfer of the Class R Certificates to it is in accordance with the requirements of the Code and the regulations promulgated thereunder and that such transfer of the Class R Certificates will not be disregarded for federal income tax purposes.

“Disqualified Organization”: Either (a) the United States, a State, or any agency or instrumentality of any of the foregoing (other than an instrumentality that is a corporation if all of its activities are subject to tax and, except in the case of FHLMC, a majority of its board of directors is not selected by any such governmental unit), (b) a foreign government, International Organization or agency or instrumentality of either of the foregoing, (c) an organization that is exempt from tax imposed by Chapter 1 of the Code (including the tax imposed by Section 511 of the Code on unrelated business taxable income) on any excess inclusions (as defined in Section 860E(c)(1)) of the Code with respect to the Class R Certificates (except certain farmers’ cooperatives described in Section 521 of the Code), (d) rural electric and telephone cooperatives described in Section 1381(a)(2) of the Code or (e) any other Person so designated by the Certificate Registrar based upon an Opinion of Counsel to the effect that any transfer of a Class R Certificate to such Person may cause the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC at any time that the Certificates are outstanding. The terms “United States,” “State” and “International Organization” have the meanings set forth in Section 7701 of the Code or successor provisions.

“Distribution Account”: The accounts established and maintained by the Certificate Administrator pursuant to Section 3.5.

“Distribution Date”: The fourth (4th) Business Day after each Determination Date, commencing in April 2019.

“Distribution Date Statement”: As defined in Section 4.4(a).

“Eligible Account”: A separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts (or subaccounts thereof) maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution, or (b) a segregated trust account or accounts (or subaccounts thereof) maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity that has a Moody’s rating of (and whose long term unsecured debt obligations are rated) at least “A2” and which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least $50,000,000.00 and subject to supervision or examination by federal or state authorities. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution”: A depository institution or trust company insured by the Federal Deposit Insurance Corporation, (a) the short term unsecured debt obligations, deposits, accounts or commercial paper of which are rated at least “P-1” by Moody’s and at least “F-1” by Fitch (or, in the case of accounts in which funds are held for more than 30 days, the long-term unsecured debt obligations, deposits, accounts or commercial paper of which are rated at least “A2” by Moody’s and at least “AA-” by Fitch (or (x) “A” by Fitch so long as the short-term deposits or short-term unsecured debt obligations of such depository institution or trust company are rated no less than “F1” by Fitch or (y) “A-” with respect to PNC Bank, National

Association)) or (b) with respect to which a Rating Agency Confirmation has been obtained from each Rating Agency in respect of the ratings of such depository institution or trust company.

“Environmental Indemnity”: As defined in the Loan Agreement.

“ERISA”: The Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“ERISA Plan”: As defined in Section 5.3(n).

“ERISA Restricted Certificates”: The Class R Certificates.

“Euroclear”: As defined in Section 5.2(a).

“Event of Default”: An “Event of Default” as defined under the Loan Documents.

“Excess Servicing Fee”: With respect to the Mortgage Loan and the Companion Loans (and any successor REO Loan with respect thereto), that portion of the Servicing Fee that accrues in the same manner as the Servicing Fee at a per annum rate equal to the Excess Servicing Fee Rate.

“Excess Servicing Fee Rate”: With respect to the Mortgage Loan and the Companion Loans (and any successor Foreclosed Property with respect thereto), a rate per annum equal to the Servicing Fee Rate minus the Retained Fee Rate; provided, that the Excess Servicing Fee Rate shall be subject to reduction in accordance with Section 3.17 of this Agreement at any time following any resignation of the Servicer pursuant to Section 6.4 of this Agreement (if no successor is appointed in accordance with such Section) or any termination of the Servicer pursuant to Section 7.1 of this Agreement, to the extent reasonably necessary (in the sole discretion of the Trustee) for the Trustee to appoint a qualified successor Servicer (which successor may include the Trustee) that meets the requirements of Section 6.4 of this Agreement.

“Excess Servicing Fee Right”: With respect to the Mortgage Loan and the Companion Loans (and any successor Foreclosed Property with respect thereto), the right to receive the related Excess Servicing Fee. In the absence of any transfer of any Excess Servicing Fee Right, the Servicer shall be the owner of such Excess Servicing Fee Right.

“Exchange Act”: The Securities Exchange Act of 1934, as amended from time to time.

“FHLMC”: The Federal Home Loan Mortgage Corporation and its successors in interest.

“Final Asset Status Report”: An Asset Status Report that is labeled or otherwise communicated as being “final”, together with such other data or supporting information provided by the Special Servicer to the Controlling Class Representative which does not include any communications (other than the Final Asset Status Report itself) between the Special Servicer and the Controlling Class Representative with respect to the Whole Loan; provided, that no

Asset Status Report shall be considered a Final Asset Status Report unless (i) the Controlling Class Representative (during any Subordinate Control Period) has either finally approved of and consented to the actions proposed to be taken in connection therewith, or has exhausted all of its rights of approval or consent, or has been deemed to approve or consent to such action or (ii) the Asset Status Report is otherwise implemented by the Special Servicer in accordance with the terms of this Agreement.

“Fitch”: Fitch Ratings, Inc., and its successors-in-interest. If neither such rating agency nor any successor remains in existence, “Fitch” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the other parties hereto, and specific ratings of Fitch Ratings, Inc. herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“FNMA”: The Federal National Mortgage Association and its successors in interest.

“Foreclosed Property”: Any portion of the Property, title to which has been acquired by the Special Servicer on behalf of the Trust through foreclosure, deed-in-lieu of foreclosure or otherwise in the name of the Trustee or its nominee for the benefit of the Trust and the Companion Loan Holders.

“Foreclosed Property Account”: As defined in Section 3.6.

“Foreclosure”: Any foreclosure, the taking of a deed-in-lieu of foreclosure, or the completion of any judicial or non-judicial foreclosure or termination, cancellation or rescission of any such foreclosure of the Mortgage.

“Foreclosure Proceeds”: Proceeds, net of any related expenses of the Servicer, Special Servicer, the Operating Advisor, the Certificate Administrator, the Custodian and/or the Trustee, received in respect of any Foreclosed Property (including, without limitation, proceeds from the operation or rental of such Foreclosed Property) prior to the final liquidation of the Foreclosed Property.

“Form 8-K Disclosure”: The information described in the Form 8-K items set forth under the “Item on Form 8-K” column on Exhibit Q hereto.

“Global Certificates”: As defined in Section 5.2(b).

“Guarantor”: Any guarantor with respect to the Mortgage Loan.

“Impermissible Credit Risk Retention Affiliate”: As defined in Section 3.29.

“Impermissible Operating Advisor Affiliate”: As defined in Section 3.29.

“Impermissible TPP Affiliate”: As defined in Section 3.29.

“Independent”: When used with respect to any specified Person, such a Person who (i) does not have any direct financial interest or any material indirect financial interest in the Depositor, a Borrower, the Guarantor, any Companion Loan Holder, the Sponsor, the Property Manager, the Trustee, the Certificate Administrator, the Custodian, the Servicer, the Special Servicer, the Operating Advisor, the Controlling Class Representative or any of their respective Affiliates and (ii) is not connected with the Depositor, a Borrower, the Sponsor, the Property Manager, any Companion Loan Holder, the Trustee, the Certificate Administrator, the Custodian, the Servicer, the Special Servicer, the Operating Advisor, the Controlling Class Representative or any of their respective Affiliates as an officer, employee, promoter, underwriter, trustee, partner, director or person performing similar functions.

“Independent Appraiser”: An Independent professional real estate appraiser who (i) is a member in good standing of the Appraisal Institute, (ii) if the state in which the applicable Property or Foreclosed Property is located certifies or licenses appraisers, is certified or licensed in such state, and (iii) has a minimum of five (5) years’ experience in the appraisal of comparable properties in the geographic area in which the applicable Property is located.

“Independent Contractor”: Either (i) any Person (other than the Special Servicer or Servicer) that would be an “independent contractor” with respect to the Lower-Tier REMIC or the Upper-Tier REMIC within the meaning of Section 856(d)(3) of the Code if such REMIC were a real estate investment trust (except that the ownership test set forth in that Section of the Code shall be considered to be met by any Person that owns, directly or indirectly, 35% or more of any Class of Certificates or 35% or more of the aggregate value of all Classes of Certificates or such other interest in the Certificates as is set forth in an Opinion of Counsel, which shall, at no expense to the Trustee, the Certificate Administrator, the Custodian, the Operating Advisor, the Special Servicer, the Servicer, or the Trust Fund, be delivered to the Trustee, the Certificate Administrator, the Custodian, the Operating Advisor, the Special Servicer or the Servicer on behalf of the Trust Fund); provided that neither the Lower-Tier REMIC nor the Upper-Tier REMIC receives or derives any income from such Person and the relationship between such Person and such REMIC is at arm’s length, all within the meaning of Treasury Regulations Section 1.856-4(b)(5), or (ii) any other Person (including the Special Servicer or the Servicer) if the Trustee, the Certificate Administrator, the Custodian and the Operating Advisor (or the Servicer or the Special Servicer on behalf of the Trust) has received an Opinion of Counsel which shall, at no expense to the Trustee, the Certificate Administrator, the Custodian, the Operating Advisor, the Special Servicer, the Servicer (unless the Special Servicer or the Servicer is providing the Opinion of Counsel with respect to itself) or the Trust Fund, be to the effect that the taking of any action in respect of any Foreclosed Property by such Person, subject to any conditions therein specified, that is otherwise herein contemplated to be taken by an Independent Contractor will not cause such Foreclosed Property to cease to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code (determined without regard to the exception applicable for purposes of Section 860D(a) of the Code), or cause any income realized in respect of such Foreclosed Property to fail to qualify as Rents from Real Property.

“Initial Purchasers”: Morgan Stanley & Co. LLC, UBS Securities LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, and their respective successors in interest.

“Inquiries”: As defined in Section 4.5.

“Institutional Accredited Investor”: An institutional investor that is an “accredited investor” within the meaning of Rule 501(a) (1), (2), (3) or (7) under the Act or an entity in which all of the equity owners are institutional investors that are “accredited investors” within the meaning of Rule 501(a) (1), (2), (3) or (7) under the Act.

“Insurance Proceeds”: (a) The portion of Net Proceeds (as defined in the Loan Agreement) paid as a result of a Casualty (as defined in the Loan Agreement) other than amounts to be applied to the restoration, preservation or repair of the Properties or to be released to the Borrowers each in accordance with the terms of the Loan Agreement, or if not required to be so applied or so released under the terms of the Loan Agreement, Accepted Servicing Practices and (b) amounts paid by any insurer pursuant to any insurance policy required to be maintained by the Servicer pursuant to Section 3.11, to the extent related to this Agreement only.

“Intercreditor Agreement”: As defined in the Introductory Statement.

“Interest Accrual Period”: With respect to (i) the Whole Loan and any Loan Payment Date, the period commencing on the 7th calendar day of the calendar month immediately preceding the calendar month in which such Loan Payment Date occurs to and including the 6th calendar day of the month in which such Loan Payment Date occurs, and (ii) the Certificates and any Distribution Date, the calendar month immediately preceding the calendar month in which such Distribution Date occurs.

“Interest Distribution Amount”: With respect to any Distribution Date for any Class of Regular Certificates or any Uncertificated Lower-Tier Interest, the sum of the Current Interest Distribution Amount for such Distribution Date and such Class of Certificates or such Uncertificated Lower-Tier Interest plus the aggregate unpaid Interest Shortfalls in respect of prior Distribution Dates for such Class of Certificates or such Uncertificated Lower-Tier Interest.

“Interest Reserve Account”: As defined in Section 3.4(d).

“Interest Shortfall”: With respect to any Distribution Date for any Class of Regular Certificates or any Uncertificated Lower-Tier Interest, the amount by which the Current Interest Distribution Amount for such Class of Certificates or such Uncertificated Lower-Tier Interest exceeds the portion thereof actually paid in respect of interest in respect of such Class of Certificates or such Uncertificated Lower-Tier Interest on such Distribution Date.

“Interested Person”: The Depositor, the Certificate Administrator, the Custodian, the Servicer, the Operating Advisor, the Special Servicer, any Majority Controlling Class Certificateholder, the Controlling Class Representative, a Borrower, the Guarantor, the Sponsor, the Property Manager, a mezzanine lender, any independent contractor engaged by the Special Servicer, any Other Depositor, any Other Servicer, any Other Special Servicer (or any independent contractor engaged by such Other Special Servicer), any Other Trustee or any Other Certificate Administrator for an Other Securitization Trust, any Companion Loan Holder, or any of their respective known Affiliates.

“Investment”: Any direct or indirect ownership interest in any security, note or other financial instrument issued or executed by a Borrower or any Affiliate of a Borrower, a loan directly or indirectly secured by any of the foregoing or a hedging transaction (however structured) that references or relates to any of the foregoing.

“Investment Account”: As defined in Section 3.8(a).

“Investment Decisions”: Investment, trading, lending or other financial decisions, strategies or recommendations with respect to Investments, whether on behalf of the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Custodian or the Trustee or any of their respective Affiliates, as applicable, or any Person on whose behalf the Servicer or the Special Servicer or any of their respective Affiliates has discretion in connection with Investments.

“Investor Certification”: A certificate, substantially in the form of Exhibit K-1 and Exhibit K-2 to this Agreement, or in the form of an electronic certification contained on the Certificate Administrator’s Website, representing that the Person executing such certificate is a Certificateholder (or representative thereof), a Beneficial Owner or a prospective purchaser of a Certificate, any Companion Loan Holder (or a party to an Other Pooling and Servicing Agreement on its behalf) or any Mortgage Loan Seller if it has repurchased its respective Mortgage Loan Seller Percentage Interest in the Mortgage Loan (or applicable portion thereof) pursuant to Section 8 of the related Mortgage Loan Purchase Agreement, and that (i) for purposes of obtaining information (including the Distribution Date Statements) and notices (including access to information and notices on the Certificate Administrator’s Website) pursuant to this Agreement, such Person is (a) as evidenced by Exhibit K-2, the Guarantor, the Sponsor, the Property Manager, a foreclosing mezzanine lender or an Affiliate of any of the foregoing, a Borrower Party, or any agent of any of the foregoing, in which case such Person shall only be given access to the Distribution Date Statements or (b) as evidenced by Exhibit K-1, not the Guarantor, the Sponsor, the Property Manager, a foreclosing mezzanine lender or an Affiliate of any of the foregoing, a Borrower Party, or an agent of any of the foregoing, in which case such Person shall be given access to all such information; (ii) for purposes of exercising Voting Rights as evidenced by Exhibit K-1 (A) such Person is not the Depositor, the Trustee, the Certificate Administrator, the Custodian, the Guarantor, the Sponsor, the Property Manager, a foreclosing mezzanine lender or an Affiliate of any of the foregoing, a Borrower Party, or an agent of any of the foregoing and (B) such Person is or is not the Servicer, the Special Servicer, or an Affiliate of any of the foregoing; provided that, for purposes of clause (ii), if such Person is an Affiliate of the Depositor, the Servicer, the Special Servicer, the Certificate Administrator, the Trustee or the Custodian, such certification shall indicate whether an Affiliate Ethical Wall exists between it and the Depositor, the Servicer, the Special Servicer, the Certificate Administrator, the Trustee or the Custodian, as applicable; and/or (iii) for purposes of determining the Controlling Class Representative, exercising any rights of the Controlling Class or receiving Asset Status Reports or any other information under this Agreement other than Distribution Date Statements, such Person is not the Guarantor, the Sponsor, the Property Manager, a foreclosing mezzanine lender or any Affiliate of any of the foregoing, a Borrower Party, or an agent of any of the foregoing. The Certificate Administrator may require that Investor Certifications be resubmitted from time to time in accordance with its policies and procedures.

“Investor Q&A Forum”: As defined in Section 4.5(a).

“Investor Registry”: As defined in Section 4.5(b).

“IRS”: The Internal Revenue Service.

“JPMCB”: As defined in the Introductory Statement.

“KBRA”: Kroll Bond Rating Agency, Inc., and its successors-in-interest. If neither such rating agency nor any successor remains in existence, “KBRA” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the other parties hereto, and specific ratings of KBRA herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“Liquidated Property”: A Property, if it has been liquidated and the Special Servicer has determined that all amounts which it expects to recover from or on account of such Property have been recovered.

“Liquidation Expenses”: Reasonable and customary expenses (other than expenses covered by any insurance policy) incurred by the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Custodian or the Trustee in connection with the liquidation of the Whole Loan or the Properties (or portions thereof), such expenses including, without limitation, legal fees and expenses, appraisal fees, brokerage fees and commissions, conveyance taxes and trustee and co-trustee fees, if any. Liquidation Expenses shall not include any previously incurred expenses which have been previously reimbursed to the party incurring the same or which were netted against income from any Foreclosed Property and were considered in the calculation of the amount of Foreclosure Proceeds pursuant to the definition thereof.

“Liquidation Fee”: A fee payable to the Special Servicer with respect to the Liquidated Property, or any full, partial or discounted payoff of the Whole Loan, the Mortgage Loan or a Companion Loan or the liquidation of the Whole Loan, the Mortgage Loan or a Companion Loan as to which the Special Servicer receives any Liquidation Proceeds, equal to the product of the Liquidation Fee Rate and the Net Liquidation Proceeds related to such Liquidated Property, Whole Loan, Mortgage Loan or Companion Loan. The Special Servicer shall not be entitled to receive a Liquidation Fee in connection with (i) a repurchase by a Mortgage Loan Seller of its respective Mortgage Loan Seller Percentage Interest in the Mortgage Loan pursuant to the applicable Mortgage Loan Purchase Agreement prior to the expiration of the applicable cure period; (ii) a sale of the Whole Loan, the Mortgage Loan or a Companion Loan by the Special Servicer to the Special Servicer or an Affiliate of the Special Servicer in accordance with Section 3.16; or (iii) a purchase of the Mortgage Loan or a Companion Loan by a mezzanine lender pursuant to any purchase option granted in the related mezzanine intercreditor agreement (so long as such purchase occurs within 90 days after the first delivered notice of the applicable purchase option event is delivered to such mezzanine lender). For the avoidance of doubt, the intent of the Designated Expense Reimbursement Section is to require the Borrowers to be responsible for the payment of Liquidation Fees and the Special Servicer shall be entitled to, and may collect, any Liquidation Fees payable to it from the Borrowers pursuant to the Designated Expense Reimbursement Section as would be calculated hereunder.

The Liquidation Fee with respect to the Specially Serviced Mortgage Loan or Foreclosed Property shall be reduced by the amount of any Modification Fees paid by or on behalf of the Borrowers with respect to the Specially Serviced Mortgage Loan or Foreclosed Property and received by the Special Servicer as compensation, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee. Notwithstanding the foregoing, if the Whole Loan becomes a Specially Serviced Mortgage Loan solely due to an event described in clause (iii) of the definition of “Special Servicing Loan Event” and the related Liquidation Proceeds are received within 4 months following the related maturity date as a result of the Mortgage Loan or a Companion Loan being refinanced, the Special Servicer shall not be entitled to deduct a Liquidation Fee from amounts due to the Certificateholders (or the Companion Loan Holders, if applicable) but may collect and retain appropriate fees from the Borrowers in connection with such liquidation.

“Liquidation Fee Rate”: A rate equal to 0.50% (50 basis points).

“Liquidation Proceeds”: Amounts (other than Insurance Proceeds and Condemnation Proceeds) received by the Special Servicer and/or the Trustee in connection with the liquidation of the Properties, whether through judicial foreclosure, sale or otherwise, or in connection with the sale, discounted payoff or other liquidation of the Whole Loan, the Mortgage Loan or a Companion Loan (other than amounts required to be paid to the Borrowers pursuant to law or the terms of the Loan Agreement) including the proceeds of any full, partial or discounted payoff of the Whole Loan, the Mortgage Loan or a Companion Loan (exclusive of any portion of such payoff or proceeds that represents Default Interest or late payment charges).

“Loan Agreement”: As defined in the Introductory Statement.

“Loan Documents”: All documents executed or delivered by the Borrowers or any other party evidencing or securing the Whole Loan and any amendment thereof or thereafter or subsequently added to the Mortgage File, including without limitation the Loan Agreement.

“Loan Payment Date”: The seventh (7th) day of each calendar month (or if such date is not a Business Day (as such term is defined the Loan Agreement), the immediately preceding Business Day).

“Lock Box Agreement”: The Lockbox Agreement as defined in the Loan Agreement.

“Lower-Tier Distribution Account”: A subaccount of the Distribution Account, which shall be an asset of the Trust Fund and the Lower-Tier REMIC.

“Lower-Tier Distribution Amount”: As defined in Section 4.1(b).

“Lower-Tier Principal Amount”: With respect to any Uncertificated Lower-Tier Interest, a principal amount that initially will equal the Original Lower-Tier Principal Amount of such Uncertificated Lower-Tier Interest set forth in the Introductory Statement herein, and from time to time will equal such amount reduced by the amount of any distributions of the Lower-Tier Distribution Amount allocable to principal made, and any Realized Losses allocated, with respect to such Uncertificated Lower-Tier Interest on any Distribution Date as provided in Section 4.1(b) and Section 4.1(h), respectively, of this Agreement.

“Lower-Tier REMIC”: One of two separate REMICs comprising the Trust Fund, the assets of which consist of all of the assets of the Trust Fund other than the assets of the Upper-Tier REMIC.

“MAI Standards”: Standards of Professional Appraisal Practice established for Members of the Appraisal Institute.

“Major Decision”: Any of the following:

(i)         any proposed or actual foreclosure upon or comparable conversion (which may include acquisitions of any Foreclosed Property by deed in lieu of foreclosure) of the ownership of any Property if the Whole Loan comes into and continues in default;

(ii)        any amendment or modification, consent to a modification or waiver of a monetary term of the Whole Loan (other than late fees and Default Interest, but including the timing of payments and acceptance of discounted payoffs) or material non-monetary term of the Whole Loan or any extension of the maturity date thereof;

(iii)       following a default or an Event of Default with respect to the Whole Loan, any exercise of remedies, including any acceleration of the Whole Loan or initiation of judicial, bankruptcy or similar proceedings under the Loan Documents;

(iv)       any sale of the Whole Loan if it is in default for less than the Repurchase Price or any sale of any Foreclosed Property;

(v)        any determination to bring a Property or Foreclosed Property into compliance with applicable environmental laws or to otherwise address hazardous materials located at a Property or Foreclosed Property;

(vi)       any release of collateral or any acceptance of substitute or additional collateral for the Whole Loan or any consent to either of the foregoing, unless required or permitted pursuant to the specific terms of the Loan Documents and for which there is no material lender discretion;

(vii)      any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to the Whole Loan or, if lender consent is required, any consent to such waiver or consent to a transfer of any Property or interests in the Borrowers, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the Loan Documents;

(viii)     any incurrence of additional debt by the Borrowers or of any mezzanine financing by any beneficial owner of the Borrowers (to the extent that the lender has consent rights pursuant to the Loan Documents (for purposes of the determination whether the lender has such consent rights pursuant to the Loan Documents, any provision in the Loan Documents that requires that an intercreditor agreement be reasonably or otherwise acceptable to the lender will constitute such consent rights));

(ix)        any material modification, waiver or amendment of an intercreditor agreement, co-lender agreement, participation agreement or similar agreement with any mezzanine lender or subordinate debt holder related to the Whole Loan, or an action to enforce rights with respect thereto or decision not to enforce such rights;

(x)         any material property management company changes, including approval of the termination of a manager and appointment of a new property manager;

(xi)        any requests for the funding or disbursement of “performance,” “earn-out,” “holdback” or similar escrows and reserves (including those evidenced by letters of credit) for the Whole Loan if such escrows and reserves (a) exceed, at the related origination date, in the aggregate, 10% of the initial principal balance of the Whole Loan (regardless of whether such funding or disbursement may be characterized as routine and/or customary and regardless of whether the Whole Loan has a primary servicer other than the Servicer) or (b) are not routine and/or customary escrow and reserve fundings or disbursements unless there is no material lender discretion;

(xii)       any acceptance of an assumption agreement or any other agreement permitting a transfer of interests in the Borrowers, a guarantor or other obligor, or releasing the Borrowers, a guarantor or other obligor from liability under the Whole Loan, or modifying any of the Borrowers, the guarantor or other obligor’s monetary liability under the Whole Loan other than pursuant to the specific terms of the Whole Loan and for which there is no lender discretion;

(xiii)      any determination of an Acceptable Insurance Default;

(xiv)      the modification, waiver, amendment, execution, termination or renewal of any lease, to the extent lender approval is required under the Loan Documents and if such lease falls within the definition of “Major Lease” (or analogous term) under the Loan Documents, in each case, subject to any deemed approval expressly set forth in the related lease;

(xv)       any adoption or implementation of a budget submitted by the Borrowers with respect to the Whole Loan (to the extent lender approval is required under the Loan Documents), if (a) the Whole Loan is on the CREFC® servicer watch list or (b) such budget includes material (more than 25%) increases in operating expenses or payments to entities actually known by the Servicer to be Affiliates of the Borrowers (excluding affiliated managers paid at fee rates agreed to at the origination of the Whole Loan), subject in each case to any deemed approval expressly set forth in the Loan Documents; and

(xvi)      the voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of the Borrowers.

As used above, “material lender discretion” and “lender discretion” require mortgagee discretion in making the relevant decision regarding the release of collateral or the acceptance of substitute or additional collateral, as applicable, and such decision need not be based upon the satisfaction of specified objective conditions, the satisfactory delivery of certain factual evidence or opinions or the satisfaction of any other specified objective criteria that is set forth in the Loan Documents.

“Majority Controlling Class Certificateholders”: The Holder(s) of Certificates representing more than 50% of the Certificate Balance of the Controlling Class, as determined by the Certificate Registrar from time to time.

“Management Agreement”: As defined in the Loan Agreement.

“Master Servicing Fee”: A component of the Servicing Fee payable to the Servicer pursuant to Section 3.17, which will accrue at the Master Servicing Fee Rate, computed on the basis of the same principal amount, in the same manner, and for the same Interest Accrual Period for the Mortgage Loan respecting which any related interest payment on the Whole Loan is computed. Notwithstanding anything in Section 2.9 to the contrary, for so long as the Whole Loan is serviced pursuant to this Agreement, the Master Servicing Fee will at all times accrue on the Trust Notes. For the avoidance of doubt, the Master Servicing Fee shall be deemed to be payable from the Lower-Tier REMIC.

“Master Servicing Fee Rate”: 0.00125% (0.125 basis points) per annum.

“Material Breach”: As defined in Section 2.9(a).

“Material Document Defect”: As defined in Section 2.9(a).

“Maturity Date”: February 7, 2029, or such other date on which the final payment of principal under the Whole Loan becomes due and payable as provided under the Loan Agreement, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Midland”: Midland Loan Services, a Division of PNC Bank, National Association.

“Modification Fees”: With respect to the Whole Loan, any and all fees collected from the Borrowers with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of the Loan Documents agreed to by the Servicer or the Special Servicer, other than (a) any assumption fees, consent fees or assumption application fees, (b) any fee in connection with a defeasance of all or a portion of the Whole Loan and (c) Special Servicing Fees, Workout Fees and Liquidation Fees.

“Monthly Payment”: With respect to the Mortgage Loan and any Distribution Date, the scheduled payment of interest on the Mortgage Loan pursuant to the Loan Agreement and the related Balloon Payment, in each case which is due and payable on the immediately preceding Loan Payment Date.

“Monthly Payment Advance”: Any advance made by the Servicer pursuant to Section 3.23(a) or, in the case of a failure by the Servicer to make such Advance, by the Trustee pursuant to Section 3.23(c). Each reference to the reimbursement or payment of a Monthly Payment Advance shall be deemed to include, whether or not specifically referred to, payment or reimbursement of interest thereon at the Advance Rate through the date of payment or reimbursement.

“Moody’s”: Moody’s Investors Service, Inc., and its successors-in-interest. If neither such rating agency nor any successor remains in existence, “Moody’s” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the other parties hereto, and specific ratings of Moody’s herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“Morningstar”: Morningstar Credit Ratings, LLC, and its successors-in-interest. If neither such rating agency nor any successor remains in existence, “Morningstar” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the other parties hereto, and specific ratings of Morningstar herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“Mortgage”: The security instrument securing the Whole Loan, as described in the Loan Agreement.

“Mortgage File”: As defined in Section 2.1(b), and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

“Mortgage Loan”: As defined in the Introductory Statement.

“Mortgage Loan Lender”: Lender as defined in the Loan Agreement.

“Mortgage Loan Purchase Agreements”: As defined in the Introductory Statement.

“Mortgage Loan Seller Percentage Interest”: With respect to MSMCH, UBS AG, CREFI and JPMCB, 50%, 20%, 20% and 10%, respectively.

“Mortgage Loan Sellers”: As defined in the Introductory Statement.

“Mortgage Rate”: With respect to any Interest Accrual Period and the Whole Loan, the per annum rate at which interest (but not Default Interest) accrues thereon for such Interest Accrual Period as specified in the Loan Agreement.

“MSBNA”: As defined in the Introductory Statement.

“MSMCH”: As defined in the Introductory Statement.

“Net Foreclosure Proceeds”: With respect to the Foreclosed Property, the Foreclosure Proceeds with respect to such Foreclosed Property net of any insurance premiums, taxes, assessments, ground rents and other costs permitted to be paid therefrom pursuant to Section 3.14.

“Net Liquidation Proceeds”: The excess of Liquidation Proceeds received with respect to the Property or the Whole Loan, as the case may be, over the amount of Liquidation Expenses incurred with respect thereto.

“Net Mortgage Rate”: With respect to any Distribution Date, the annualized rate at which interest would have to accrue in respect of the Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in each Interest Accrual Period in order to produce the aggregate amount of interest (net of the Servicing Fee Rate, the Certificate Administrator Fee Rate, the Operating Advisor Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate and exclusive of Default Interest) actually accrued on the Mortgage Loan during the related Interest Accrual Period; provided, that (i) except with respect to the final Distribution Date, the Net Mortgage Rate that would otherwise be in effect for purposes of the scheduled Mortgage Loan payment due in January of each year (other than a leap year and commencing in 2021) and February of each year (commencing in 2020) will be adjusted to take into account the applicable Withheld Amounts to be deposited in the Interest Reserve Account; and (ii) the Net Mortgage Rate that would otherwise be in effect for purposes of the scheduled Mortgage Loan payment due in March of each year (or February, if the related Distribution Date is the final Distribution Date) commencing in 2020, will be adjusted to take into account the related withdrawal from the Interest Reserve Account of the Withheld Amounts for the preceding January and, if applicable, February (or only January, if the related Distribution Date in February is the final Distribution Date). For purposes of calculating the Pass-Through Rate, the Net Mortgage Rate shall be determined without regard to any modification, waiver or amendment of the terms of the Mortgage Loan or the Whole Loan, whether agreed to by the Servicer, the Special Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the Borrowers or otherwise, and without regard to any Property becoming a Foreclosed Property.

“Non-Trust Notes”: As defined in the Introductory Statement.

“Nondisqualification Opinion”: An Opinion of Counsel, prepared at the Trust Fund’s expense and payable from the Collection Account, that a contemplated action will not cause (i) either the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC at any time that any Certificates are outstanding or (ii) a “prohibited transaction” or “prohibited contributions” tax to be imposed on either the Lower-Tier REMIC or the Upper-Tier REMIC at any time that any Certificates are outstanding.

“Nonrecoverable Advance”: Any Advance or portion of an Advance previously made and not previously reimbursed, or proposed to be made, including interest on such Advance, which, the Servicer, the Special Servicer or the Trustee determines in accordance with Accepted Servicing Practices (in the case of the Servicer or the Special Servicer) or good faith business judgment (in the case of the Trustee) would not be ultimately recoverable from subsequent payments or collections (including Foreclosure Proceeds, Liquidation Proceeds, Condemnation Proceeds (to the extent not made available for the repair or restoration of the affected portion of a Property) and Insurance Proceeds) in respect of the Mortgage Loan (or, in the case of Property Protection Advances made on the Whole Loan, out of collections on the Whole Loan) or the Properties or from funds on deposit in the Collection Account pursuant to Section 3.4(c). In making such recoverability determination, the Servicer, Special Servicer or Trustee, as applicable, will be entitled (a) to consider (among other things) (i) the obligations of the Borrowers under the terms of the Loan Documents as they may have been modified and (ii) the Properties in their “as is” or then-current conditions and occupancies, as modified by such party’s assumptions (consistent with Accepted Servicing Practices in the case of the Servicer or the Special Servicer or in its good faith business judgment in the case of the Trustee) regarding the possibility and effects of future adverse change with respect to the Properties, (b) to estimate and consider (among other things) future expenses (c) to estimate and consider (consistent with Accepted Servicing Practices in the case of the Servicer or the Special Servicer or in its good faith business judgment in the case of the Trustee) (among other things) the timing of recoveries and (d) to give due regard to the existence of any Nonrecoverable Advances, the recovery of which, at the time of such consideration, is being deferred or delayed by the Servicer, in light of the fact that related proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance. The Trustee will be entitled to rely conclusively on the Servicer’s determination that an Advance is a Nonrecoverable Advance, and the Trustee and the Servicer will be entitled to rely conclusively on the Special Servicer’s determination that an Advance is a Nonrecoverable Advance. If the Special Servicer requests that the Servicer make an Advance, the Trustee and the Servicer may (but shall not be obligated to) conclusively rely on such request as evidence that such advance is not a Nonrecoverable Advance.

With respect to a Companion Loan that has been included in an Other Securitization Trust, a “Nonrecoverable Advance” shall be a Companion Loan Advance or portion of a Companion Loan Advance previously made and not previously reimbursed, or proposed to be made, including interest on such Companion Loan Advance, which the related Other Servicer, Other Special Servicer or Other Trustee, as applicable, determines in accordance with the related Other Pooling and Servicing Agreement to be a “Nonrecoverable Advance” (or other analogous term) as defined in such Other Pooling and Servicing Agreement.

“Non-Book Entry Certificates”: As defined in Section 5.2(c).

“Non-Reduced Certificates”: As of any date of determination, any Class of Sequential Pay Certificates then outstanding for which (a)(1) the initial Certificate Balance of such Class of Certificates minus (2) the sum (without duplication) of, as of such date of determination, (x) the aggregate payments of principal (whether as principal prepayments or otherwise) previously distributed to the Holders of such Class of Certificates, (y) any Appraisal Reduction Amount and Collateral Deficiency Amount allocated to the Mortgage Loan then allocable to such Class of Certificates and (z) any Realized Losses previously allocated to such Class of Certificates, is equal to or greater than (b) 25% of the remainder of (1) the initial Certificate Balance of such Class of Certificates less (2) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Holders of such Class of Certificates as of such date of determination.

“Non-U.S. Beneficial Ownership Certification”: As defined in Section 5.3(f).

“Non-U.S. Person”: A Person other than a U.S. Person.

“Note”: As defined in the Introductory Statement.

“Note Rate”: With respect to any Interest Accrual Period and any Note, the per annum rate at which interest (but not Default Interest) accrues thereon for such Interest Accrual Period as specified in the Loan Agreement and the related Note. As of the Closing Date, the Note Rate with respect to each Note is a per annum rate equal to 4.3100%.

“Notional Amount”: In the case of the Class X-A Certificates, the Class X-A Notional Amount.

“NRSRO”: Any nationally recognized statistical ratings organization under the Exchange Act, including the Rating Agencies and any Companion Loan Rating Agency; provided that, when referred to in connection with the 17g-5 Information Provider’s Website, “NRSRO” shall mean a nationally recognized statistical rating organization that has delivered an NRSRO Certification.

“NRSRO Certification”: A certification substantially in the form of Exhibit M executed by an NRSRO in favor of the 17g-5 Information Provider.

“Offering Circular”: That certain Confidential Offering Circular, dated March 4, 2019, relating to the offering of the Certificates.

“Officer’s Certificate”: A certificate signed by the Chairman of the Board, the Vice Chairman of the Board, the President or a Vice President (however denominated), the Treasurer, the Secretary, one of the Assistant Treasurers or Assistant Secretaries, any Servicing Officer, Responsible Officer or other officer of the Servicer, the Special Servicer, the Depositor, any Mortgage Loan Seller or any other entity referred to herein, as the case may be, customarily performing functions similar to those performed by any of the above designated officers and also with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject and whose signatures and incumbency shall have been certified to the Certificate Administrator, the Trustee or the Custodian, as applicable.

“Operating Advisor”: Park Bridge Lender Services LLC, in its capacity as operating advisor, and its successors-in-interest, or any successor operating advisor appointed as herein provided.

“Operating Advisor Annual Report”: As defined in Section 9.5(b).

“Operating Advisor Consultation Period”: Any period when either (i) the Certificate Balance of the Class HRR Certificates (taking into account the application of any Appraisal Reduction Amounts and Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such Class) is less than 25% of the initial Certificate Balance of such Class or (ii) neither a Subordinate Control Period nor a Subordinate Consultation Period is in effect.

“Operating Advisor Consulting Fee”: A fee for each Major Decision on which the Operating Advisor has consulting obligations and performed its duties with respect to such Major Decision equal to $10,000 (or such lesser amount that the Borrowers have agreed to pay), payable pursuant to Section 3.4(c) of this Agreement; provided, that no such fee shall be payable unless specifically paid by the Borrowers as a separately identifiable fee; provided, further, that the Operating Advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision.

“Operating Advisor Expenses”: With respect to any Distribution Date, an amount equal to any unreimbursed indemnification amounts or Trust Fund Expenses payable to the Operating Advisor pursuant to this Agreement (other than the Operating Advisor Fee and the Operating Advisor Consulting Fee).

“Operating Advisor Fee”: The fee payable to the Operating Advisor pursuant to Section 9.5(i).

“Operating Advisor Fee Rate”: With respect to each Interest Accrual Period related to any Distribution Date, a rate equal to 0.00390% (0.39 basis points) per annum.

“Operating Advisor Standard”: The requirement that the Operating Advisor must act solely on behalf of the Trust and in the best interest of and for the benefit of the Certificateholders (as a collective whole as if such Certificateholders constituted a single lender) and not for the benefit of any particular Class of Certificateholders (as determined by the Operating Advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the Operating Advisor or any of its Affiliates may have with any of the Borrowers, the Sponsor, the Property Manager, any Mortgage Loan Seller, the Depositor, the Servicer, the Special Servicer, any Controlling Class Certificateholder, the Controlling Class Representative or any of their respective Affiliates.

“Operating Advisor Termination Event”: Any of the following events, whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)           any failure by the Operating Advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under this Agreement, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the Operating Advisor by any party to this Agreement or to the Operating Advisor, the Certificate Administrator and the Trustee by the holders of Non-Reduced Certificates having greater than 25% of the aggregate Voting Rights, provided that with respect to any such failure which is not curable within such 30 day period, the Operating Advisor shall have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30 day period and has provided the Trustee and the Certificate Administrator with an Officer’s Certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)           any failure by the Operating Advisor to perform in accordance with the Operating Advisor Standard, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the Operating Advisor by any party to this Agreement;

(c)           any failure by the Operating Advisor to be a Qualified Operating Advisor, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the Operating Advisor by any party to this Agreement;

(d)           a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, shall have been entered against the Operating Advisor, and such decree or order shall have remained in force undischarged or unstayed for a period of 60 days;

(e)           the Operating Advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the Operating Advisor or of or relating to all or substantially all of its property; or

(f)            the Operating Advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

“Opinion of Counsel”: A written opinion of counsel (which counsel, in the case of any such opinion of counsel relating to the taxation of the Trust Fund or any portion thereof, qualification of either REMIC formed hereunder as a REMIC or the imposition of tax under the REMIC Provisions on any income or property of either such REMIC, compliance with the REMIC Provisions (including application of the definition of “Independent Contractor”), shall be Independent of the Depositor, the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee and the Custodian), who may, without limitation, be counsel for the Depositor, the Servicer or the Special Servicer, reasonably acceptable to the Trustee, the Certificate Administrator and the Custodian, as applicable.

“Original Lower-Tier Principal Amount”: With respect to any Class of Uncertificated Lower-Tier Interests, the initial Lower-Tier Principal Amount thereof as of the Closing Date, in each case as specified in the Introductory Statement.

“Origination Date”: January 29, 2019.

“Originator”: As defined in the Introductory Statement.

“Other Asset Representations Reviewer”: The party acting as “asset representations reviewer” (within the meaning of Item 1101(m) of Regulation AB) under any Other Pooling and Servicing Agreement.

“Other Certificate Administrator”: Any “certificate administrator” or analogous term under an Other Pooling and Servicing Agreement.

“Other Depositor”: Any depositor under an Other Pooling and Servicing Agreement.

“Other Exchange Act Reporting Party”: With respect to any Other Securitization Trust (a) that is subject to the reporting requirements of the Exchange Act, the Other Depositor, Other Trustee, Other Certificate Administrator, Other Servicer and Other Special Servicer under the related Other Pooling and Servicing Agreement that is responsible for the preparation and/or filing of Form 8-K, Form 10-D and Form 10-K with respect to such Other Securitization Trust, as identified in writing to the parties to this Agreement, and (b) that is not the subject of the reporting requirements of the Exchange Act, and solely for purposes of Sections 10.7, 10.8, and 10.9, the Other Trustee, Other Certificate Administrator, Other Servicer, Other Special Servicer or Other Depositor that is responsible for the preparation and/or dissemination of periodic distribution date statements or similar reports, as identified in writing to the parties to this Agreement.

“Other Pooling and Servicing Agreement”: Any pooling and servicing agreement or other comparable agreement governing the creation of any Other Securitization Trust and issuance of securities backed by the assets of such Other Securitization Trust.

“Other Securitization Trust”: Any commercial mortgage securitization trust that holds the Companion Loan (or any portion thereof or interest therein).

“Other Servicer”: Any “master servicer” or analogous term under an Other Pooling and Servicing Agreement.

“Other Special Servicer”: Any “special servicer” or analogous term under an Other Pooling and Servicing Agreement.

“Other Trustee”: Any trustee under an Other Pooling and Servicing Agreement.

“PACE Loan”: Any (x) “Property-Assessed Clean Energy loan” or (y) other indebtedness, without regard to the name given to such indebtedness, which is (i) incurred for improvements to a Property for the purpose of increasing energy efficiency, increasing use of renewable energy sources, resource conservation, or a combination of the foregoing, and (ii) repaid through multi-year assessments against a Property.

“Pass-Through Rate”: With respect to (i) the Class A Certificates, the Class A Pass-Through Rate; (ii) the Class X-A Certificates, the Class X-A Pass-Through Rate; (iii) the Class C Certificates, the Class C Pass-Through Rate; (iv) the Class HRR Certificates, the Class HRR Pass-Through Rate; and (v) each Uncertificated Lower-Tier Interest, the Net Mortgage Rate.

“PCAOB”: The Public Company Accounting Oversight Board.

“Percentage Interest”: As to any Certificate, the percentage interest evidenced thereby in distributions required to be made with respect to the related Class. With respect to any Certificate (other than the Class R Certificates), such “percentage interest” is equal to the initial Certificate Balance or Notional Amount, as applicable, of such Certificate divided by the initial aggregate Certificate Balance or Notional Amount, as applicable, of all of the Certificates of the related Class. With respect to the Class R Certificates, the percentage specified on the Certificate held by the Holder of such Certificate.

“Permitted Encumbrances”: As defined in the Loan Agreement.

“Permitted Investments”: Any one or more of the following obligations or securities acquired at a purchase price of not greater than par, payable on demand or having a maturity date not later than the Business Day immediately prior to the first Loan Payment Date following the date of acquiring such investment and meeting one of the appropriate standards set forth below:

(i)            obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or an agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States of America and shall be limited to the following: (i) U.S. Treasury obligations (all direct or fully guaranteed obligations), (ii) Federal Housing Administration (debentures), (iii) Government National Mortgage Association guaranteed mortgage-backed securities or participation certificates, (iv) the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), (v) the U.S. Department of Housing and Urban Development public housing agency bonds (previously referred to as local authority bonds), (vi) RefCorp obligations, (vii) Farm Credit System consolidated systemwide bonds and notes, (viii) Federal Home Loan Banks’ consolidated debt obligations, (ix) Federal Home Loan Mortgage Corp. debt obligations and (x) Federal National Mortgage Association debt obligations; provided, with respect to any investment set forth in clauses (vii), (viii), (ix) and (x), if such investment has a maturity of (A) 30 days or less, the short-term obligations of which are rated in the highest short-term debt rating category by Moody’s or the long-term obligations of which are rated at least “A2” by Moody’s, (B) three months or less, but more than 30 days, the short-term obligations of which are rated in the highest short-term debt rating category by Moody’s and the long-term obligations of which are rated at least “A2” by Moody’s, (C) six months or less, but more than three months, the short-term obligations of which are rated in the highest short-term debt rating category by Moody’s and the long-term obligations of which are rated at least “Aa3” by Moody’s, and (D) more than six months, the short-term obligations of which are rated in the highest short-term debt rating category by Moody’s and the long-term obligations of which are rated “Aaa” by Moody’s;

(ii)           repurchase agreements on obligations specified in clause (i) of this definition, with a party agreeing to repurchase such obligations (A) in the case of such investments with maturities of 30 days or less, the short-term obligations of which are rated at least “P-1” by Moody’s and “F-1” by Fitch and are rated in the highest short-term debt rating category by KBRA, if then rated by KBRA, and the long-term obligations of which are rated at least “A” by Fitch (or, in the case of either Rating Agency, such lower rating as is the subject of a Rating Agency Confirmation relating to the Certificates), (B) in the case of such investments with maturities of three months or less, but more than 30 days, the short-term obligations of which are rated at least “P-1” by Moody’s and “F-1” by Fitch (or the long-term obligations of which are rated at least “A2” by Moody’s and

“AA” by Fitch) and are rated in the highest short-term debt rating category by KBRA, if then rated by KBRA (or, in the case of any such Rating Agency, such lower rating as is the subject of a Rating Agency Confirmation relating to the Certificates), (C) in the case of such investments with maturities of six months or less, but more than three months, (x) the short-term obligations of which are rated at least in the highest short-term debt rating category by Moody’s and the long-term obligations of which are rated at least “Aa3” by Moody’s (y) the short-term obligations of which are rated at least “F1+” by Fitch and the long-term obligations of which are rated at least “AA” by Fitch (z) the short-term obligations of which are rated in the highest short-term debt rating category by KBRA, if then rated by KBRA, and the long-term obligations of which are rated at least “AA-” by KBRA, if then rated by KBRA (or, in the case of any such Rating Agency, such lower rating as is the subject of a Rating Agency Confirmation relating to the Certificates), and (D) in the case of such investments with maturities of more than six months (but less than 365 days), the short-term obligations of which are rated at least “P-1” by Moody’s and “F1+” by Fitch and the long-term obligations of which are rated at least “Aaa” by Moody’s and “AA” by Fitch (or, in the case of any such Rating Agency, such lower rating as is the subject of a Rating Agency Confirmation relating to the Certificates);

(iii)          federal funds, unsecured uncertificated certificates of deposit, time deposits, demand deposits and bankers’ acceptances of any bank or trust company organized under the laws of the United States or any state thereof, (A) in the case of such investments with maturities of 30 days or less, (x) the short-term obligations of which are rated at least “P-1” by Moody’s or the long-term obligations of which are rated at least “A2” by Moody’s (y) the short-term obligations of which are rated at least “F1” by Fitch or the long-term obligations of which are rated at least “A” by Fitch and (z) the short-term obligations of which are rated in the highest short-term debt rating category by KBRA (if then rated by KBRA) (or, in the case of any such Rating Agency, such lower rating as is the subject of a Rating Agency Confirmation relating to the Certificates), (B) in the case of such investments with maturities of three months or less, but more than 30 days, the short-term obligations of which are rated in the highest short-term debt rating category by Moody’s and at least “F1+” by Fitch or, the long-term obligations of which are rated at least “A2” by Moody’s and “AA” by Fitch (or, in the case of any such Rating Agency, such lower rating as is the subject of a Rating Agency Confirmation relating to the Certificates), (C) in the case of such investments with maturities of six months or less, but more than three months, (x) the short-term obligations of which are rated in the highest short-term debt rating category by Moody’s and the long-term obligations of which are rated at least “Aa3” by Moody’s, (y) the short-term obligations of which are rated at least “F1+” by Fitch and the long-term obligations of which are rated at least “AA-” by Fitch, and (z) the short-term obligations of which are then rated the highest short-term debt rating of KBRA, if then rated by KBRA (or, in the case of any such Rating Agency, such lower rating as is the subject of a Rating Agency Confirmation relating to the Certificates), and (D) in the case of such investments with maturities of more than six months (but less than 365 days), the short-term obligations of which are rated in the highest short-term debt rating category by Moody’s and at least “F1+” by Fitch and the long-term obligations of which are rated at least “Aaa” by Moody’s and “AA-” by Fitch or otherwise acceptable to such Rating Agency (or, in the case of any such Rating Agency, such lower rating as is the subject of a Rating Agency Confirmation relating to the Certificates);

(iv)          commercial paper of any corporation incorporated under the laws of the United States or any state thereof (or of any corporation not so incorporated, provided that the commercial paper is United States Dollar denominated and amounts payable thereunder are not subject to any withholding imposed by any non-United States jurisdiction) (A) in the case of such investments with maturities of 30 days or less, the short-term obligations of which are rated at least “P-1” by Moody’s and “F1” by Fitch or the long-term obligations of which are rated at least “A2” by Moody’s and “A” by Fitch (or, in the case of any such Rating Agency, such lower rating as is the subject of a Rating Agency Confirmation relating to the Certificates), (B) in the case of such investments with maturities of three months or less, but more than 30 days, the short-term obligations of which are rated at least “P-1” by Moody’s and “F1+” by Fitch (or, with respect to Moody’s, the long-term obligations of which are rated at least “A2” by Moody’s and, with respect to Fitch, the long-term obligations of which are rated at least “AA” by Fitch) (or, in the case of any such Rating Agency, such lower rating as is the subject of a Rating Agency Confirmation relating to the Certificates), (C) in the case of such investments with maturities of six months or less, but more than three months, (x) the short-term obligations of which are rated at least “P-1” by Moody’s (or, with respect to Moody’s, the short-term obligations of which are rated at least “Aa3” by Moody’s) and (y) the short-term obligations of which are rated at least “F1+” by Fitch (and, with respect to Fitch, the long-term obligations of which are rated at least “AA-” by Fitch) (or, in the case of any such Rating Agency, such lower rating as is the subject of a Rating Agency Confirmation relating to the Certificates) and (D) in the case of such investments with maturities of more than six months (but less than 365 days), the long-term obligations of which are rated at least “Aaa” by Moody’s (or, with respect to Moody’s, the short-term obligations of which are rated in the highest short-term debt rating category of Moody’s) (or such lower rating as is the subject of Rating Agency Confirmation relating to the Certificates);

(v)           units of taxable money market mutual funds, issued by regulated investment companies, which seek to maintain a constant net asset value per share (including the Federated Prime Obligation Money Market Fund, US Bank Long Term Eurodollar Sweep or Wells Fargo Money Market Funds) so long as any such fund is rated at least “Aaa-mf” by Moody’s and in the highest category by Fitch and in the highest category by KBRA (or, if not rated by KBRA, an equivalent rating by at least two (2) NRSROs (which may include S&P, DBRS, Fitch and/or Moody’s) or otherwise acceptable to such Rating Agency, in any such case, as confirmed in a Rating Agency Confirmation relating to the Certificates); and

(vi)          any other demand, money market or time deposit, demand obligation or any other obligation, security or investment, provided that the Servicer, Special Servicer or Certificate Administrator, as applicable, has received a Rating Agency Confirmation relating to the Certificates.

Notwithstanding the foregoing, “Permitted Investments” (i) shall be limited to those instruments that have a predetermined fixed dollar of principal due at maturity that cannot vary or change and cannot include any embedded options (i.e., it is not callable putable or convertible) unless full payment of principal is paid in cash upon the exercise of the option; (ii) shall only include instruments that qualify as “cash flow investments” (within the meaning of Section 860G(a)(6) of the Code); and (iii) shall exclude any investment where the right to receive principal and interest derived from the underlying investment provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment. Interest may either be fixed or variable, and any variable interest must be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index. No investment shall be made that requires a payment above par for an obligation. All investments (a) shall mature or be redeemable upon the option of the holder thereof on or prior to the earlier of (x) three months from the date of their purchase and (y) the Business Day preceding the day before the date such amounts are required to be applied hereunder and (b) shall not have a maturity in excess of one year.

“Permitted Special Servicer/Affiliate Fees”: Any commercially reasonable treasury management fees, banking fees or insurance commissions or fees, received or retained by the Special Servicer or any of its Affiliates in connection with any services performed by such party with respect to the Mortgage Loan, a Companion Loan, or the Foreclosed Property in accordance with this Agreement.

“Permitted Transferee”: Any Person or agent of such Person other than (a) a Disqualified Organization, (b) any other Person so designated by the Certificate Registrar who is unable to provide an Opinion of Counsel (provided at the expense of such Person or the Person requesting the transfer) to the effect that the transfer of an ownership interest in any Class R Certificate to such Person will not cause the Lower-Tier REMIC or Upper-Tier REMIC to fail to qualify as a REMIC at any time that the Certificates are outstanding, (c) a Disqualified Non-U.S. Person, (d) any entity treated as a U.S. partnership if any of its partners, directly or indirectly (other than through a U.S. corporation) is (or is permitted to be under the partnership agreement) a Disqualified Non-U.S. Person or (e) a U.S. Person with respect to whom income from the Class R Certificate is attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the transferee or any other U.S. Person.

“Person”: Any individual, corporation, limited liability company, partnership, joint venture, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Plan”: As defined in Section 5.3(n).

“Plan Fiduciary”: As defined in Section 5.3(n).

“Primary Servicing Fee”: A component of the Servicing Fee payable to the Servicer pursuant to Section 3.17, which will accrue at the Primary Servicing Fee Rate, computed on the basis of the same principal amount, in the same manner, and for the same Interest Accrual Period for the Whole Loan respecting which any related interest payment on the

Whole Loan is computed. For the avoidance of doubt, the Primary Servicing Fee shall be deemed to be payable from the Lower-Tier REMIC.

“Primary Servicing Fee Rate”: 0.00125% (0.125 basis points) per annum.

“Prime Rate”: The “prime rate” published in the “Money Rates” Section of The Wall Street Journal; if The Wall Street Journal ceases to publish the “prime rate”, then the Servicer shall select an equivalent publication that publishes such “prime rate”, and if such “prime rate” is no longer generally published or is limited, regulated or administered by a governmental or quasi-governmental body, then the Servicer shall reasonably select a comparable interest rate index.

“Principal Distribution Amount”: For each Distribution Date, the sum of (i) the Regular Principal Distribution Amount for such Distribution Date and (ii) the aggregate unpaid Principal Shortfalls in respect of prior Distribution Dates.

“Principal Shortfall”: For each Distribution Date, the amount by which the Regular Principal Distribution Amount exceeds the portion of such amount actually distributed in respect of principal for the Sequential Pay Certificates on such Distribution Date.

“Privileged Information”: Any (i) correspondence or other communications between any of the Controlling Class Representative on the one hand, and the Special Servicer (or the Servicer and/or the Trustee), on the other hand, related to the Mortgage Loan, the Companion Loans or the Whole Loan following a Special Servicing Loan Event or the exercise of the consent or consultation rights of the Controlling Class Representative; (ii) strategically sensitive information that the Special Servicer has reasonably determined could compromise the Trust’s position in any ongoing or future negotiations with the Borrowers or other interested party; and (iii) legally privileged information, in each case, as identified to the 17g-5 Information Provider or the Operating Advisor, as applicable; provided that a summary of any Final Asset Status Report prepared by the Special Servicer pursuant to the terms of this Agreement is deemed not to be Privileged Information (although no such summary shall be made available to the Guarantor, the Sponsor, the Property Manager, any foreclosing mezzanine lender or any Affiliate thereof, a Borrower or any Borrower Party, or any agent of the foregoing).

“Privileged Information Exception”: With respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, arbitration parties, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is (in the case of the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee, based on written legal advice), required by law, rule, regulation, order, judgment or decree to disclose such information.

“Privileged Person”: The Depositor and its designees, the Initial Purchasers, the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Custodian, any Companion Loan Holder, any party to an Other Pooling and Servicing Agreement, Controlling Class Representative (but only during any Subordinate Control Period or Subordinate Consultation Period), any NRSRO who provides an NRSRO Certification, or any Person who provides the Certificate Administrator with an Investor Certification in the form of Exhibit K-1 (but not the Guarantor, the Sponsor, the Property Manager, any foreclosing mezzanine lender or any of their respective Affiliates, any Borrower Party, or any agent of the foregoing, which shall only be entitled to access the Distribution Date Statements).

“Pro Rata and Pari Passu Basis”: As defined in the Intercreditor Agreement.

“Property”: As defined in the Loan Agreement.

“Property Manager”: “Manager” as defined in the Loan Agreement.

“Property Protection Advances”: As defined in Section 3.23(b).

“QIB”: A “qualified institutional buyer” within the meaning of Rule 144A.

“Qualified Insurer Ratings”: With respect to an insurance company or security or bonding company qualified to write the related insurance policy in the relevant jurisdiction and with respect to any fidelity bond or errors and omissions insurance, a rating with respect to its claims paying ability of at least (a) “A-” by S&P, (b) “A(low)” by DBRS (or, if not rated by DBRS, an equivalent rating by at least two NRSROs (which may include S&P, Fitch and/or Moody’s)), (c) “A3” by Moody’s, (d) “A-” by Fitch or (e) “A-:X” by A.M. Best Company, Inc.; provided, that an insurance carrier shall be deemed to have the applicable claims-paying ability ratings set forth above if the obligations of such insurance carrier under the related insurance policy are guaranteed or backed in writing by an entity that has long term unsecured debt obligations that are rated not lower than the ratings set forth above or claims-paying ability ratings that are not lower than the ratings set forth above.

“Qualified Operating Advisor”: An entity (a) that is a special servicer or operating advisor on a commercial mortgage-backed securities transaction rated by the Rating Agencies (including, in the case of the Operating Advisor, this transaction) but has not been a special servicer or operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer or operating advisor, as applicable, as the sole or a material factor in such rating action; (b) that can and will make the representations and warranties of the Operating Advisor set forth in Section 2.5 of this Agreement, including to the effect that it possesses sufficient financial strength to fulfill its duties and responsibilities pursuant to this Agreement over the life of the Trust; (c) that is not (and is not Credit Risk Retention Affiliated with) the Depositor, the Trustee, the Third Party Purchaser, the Certificate Administrator, the Servicer, the Special Servicer, any Mortgage Loan Seller, any Controlling Class Certificateholder, the Controlling Class Representative or any of their respective Credit Risk Retention Affiliates; (d) that has not been paid by the Special Servicer or any successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations hereunder or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer hereunder; (e) that (x) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least 5 years of experience in collateral analysis and loss projections and (y) has at least 5 years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; and (f) that does not directly or indirectly, through one or more Affiliates or otherwise, own or have derivative exposure in any interest in any Certificates, the Whole Loan or otherwise have any financial interest in the securitization transaction to which this Agreement relates, other than in fees from its role as Operating Advisor.

“Qualified Replacement Special Servicer”: A replacement special servicer that (i) is a Qualified Servicer, (ii) satisfies all of the eligibility requirements applicable to special servicers in this Agreement, (iii) is not the Operating Advisor or an Affiliate of the Operating Advisor, (iv) is not obligated to pay the Operating Advisor (x) any fees or otherwise compensate the Operating Advisor in respect of its obligations under this Agreement, or (y) for the appointment of the successor special servicer or the recommendation by the Operating Advisor for the replacement special servicer to become the special servicer, (v) is not entitled to receive any compensation from the Operating Advisor other than compensation that is not material and is unrelated to the Operating Advisor’s recommendation that such party be appointed as the replacement special servicer, and (vi) is not entitled to receive any fee from the Operating Advisor for its appointment as successor special servicer, in each case, unless expressly approved by 100% of the Certificateholders.

“Qualified Servicer”: With respect to the applicable replacement Servicer or Special Servicer with respect to the applicable non-responding Rating Agency pursuant to Section 3.26 hereof, (a) with respect to Moody’s, (i) the applicable replacement servicer or special servicer, as applicable, confirms in writing that it was appointed to act as, and currently serves as, the master servicer or special servicer on a transaction level basis, as applicable, on the closing date of a commercial mortgage loan securitization with respect to which Moody’s rated one or more classes of certificates and one or more of such classes of certificates are still outstanding and rated by Moody’s and (ii) Moody’s has not cited servicing concerns of the applicable replacement as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage-backed securities transaction serviced by the applicable servicer prior to the time of determination, (b) with respect to Fitch, with respect to the Servicer, the successor servicer has a commercial master servicer rating of at least “CMS3” or, with respect to the Special Servicer, the successor special servicer has a commercial special servicer rating of at least “CSS3”, as the case may be, and (c) with respect to KBRA, KBRA has not cited servicing concerns of the applicable replacement as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage-backed securities transaction serviced by the applicable servicer prior to the time of determination.

“Rated Final Distribution Date”: For each Class of Certificates (other than the Class R Certificates), the Distribution Date occurring in February 2041.

“Rating Agencies”: Fitch and KBRA.

“Rating Agency Confirmation”: With respect to any matter, confirmation in writing (which may be in the form of electronic mail, facsimile, press release, posting to its internet website or such other means then considered industry standard as determined by such Rating Agency) by a Rating Agency that a proposed action, failure to act or other event so specified will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates or, if applicable, any class of Companion Loan Securities, in each case, if then rated by the Rating Agency; provided, that if a written waiver or acknowledgment (or such time for a response has lapsed) from the Rating Agency indicating its decision not to review or declining to review the matter for which the Rating Agency Confirmation is sought is received (such written notice, a “Rating Agency Declination”), the requirement to receive a Rating Agency Confirmation from the Rating Agency with respect to such matter will not apply; provided, further that any Rating Agency Confirmation is subject to the terms set forth in Section 3.26.

“Rating Agency Inquiry”: As defined in Section 12.18 of this Agreement.

“Rating Agency Q&A Forum and Document Request Tool”: As defined in Section 12.18 of this Agreement.

“Realized Loss”: With respect to any Distribution Date, the amount, if any, by which (i) the aggregate of the Certificate Balances of the Sequential Pay Certificates after giving effect to distributions made on such Distribution Date exceeds (ii) the outstanding principal balance of the Mortgage Loan after giving effect to (x) any payments of principal received as of the related Determination Date, (y) any reduction of the outstanding principal balance of the Mortgage Loan by the amount of any Advances of delinquent principal with respect to the Mortgage Loan that have not otherwise been reimbursed by the Borrower or otherwise through collections in respect of principal on the Mortgage Loan and (z) the aggregate reductions of the principal balance of the Mortgage Loan that have been permanently made as a result of a bankruptcy proceeding, modification or otherwise.

“Record Date”: With respect to any Distribution Date, the close of business on the last day of the calendar month preceding the calendar month in which such Distribution Date occurs, or if such last day is not a Business Day, the preceding Business Day.

“Regular Certificates”: The Class A, Class X-A, Class B, Class C and Class HRR Certificates.

“Regular Principal Distribution Amount”: For each Distribution Date and the Classes of Sequential Pay Certificates in the aggregate, will equal (i) all amounts collected (and allocated to the Mortgage Loan pursuant to the terms of the Intercreditor Agreement) or advanced in respect of principal with respect to the Mortgage Loan during the related Collection Period and (ii) all amounts received during the related Collection Period in respect of principal on the Mortgage Loan from the Repurchase Price, all amounts allocated to principal with respect to the Mortgage Loan from Liquidation Proceeds, Insurance Proceeds and Condemnation Proceeds (to the extent not made available for the repair or restoration of the affected portion of an individual Property) or otherwise received and allocated to the Mortgage Loan pursuant to the terms of the Intercreditor Agreement in respect of principal on the Mortgage Loan.

“Regulation AB”: Subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1125, as such rules may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time in each case as effective from time to time as of the compliance dates specified therein. Each of the parties hereto acknowledge that the Regulation AB provisions herein shall be construed as if the Certificates were publicly registered and reporting were required at all times.

“Regulation S”: Regulation S under the Act.

“Regulation S Global Certificate”: As defined in Section 5.2(a).

“Related Certificates” and “Related Uncertificated Lower-Tier Interest”: For the following Classes of Certificates and Classes of Uncertificated Lower-Tier Interests, the related Class of Certificates or Class of Uncertificated Lower-Tier Interests, respectively, set forth below:

Related Certificates	Related Uncertificated Lower-Tier Interest
Class A Certificates	Class LA Uncertificated Interest
Class B Certificates	Class LB Uncertificated Interest
Class C Certificates	Class LC Uncertificated Interest
Class HRR Certificates	Class LHRR Uncertificated Interest

“Relevant Action”: As defined in Section 3.26(e).

“Relevant Distribution Date”: With respect to any “significant obligor” (within the meaning of Item 1101(k) of Regulation AB) with respect to an Other Securitization Trust holding a Companion Loan, the “Distribution Date” (or analogous concept) under the related Other Pooling and Servicing Agreement.

“REMIC”: A “real estate mortgage investment conduit” within the meaning of Section 860D of the Code.

“REMIC Provisions”: Provisions of the Code relating to “real estate mortgage investment conduits,” including Sections 860A through 860G of the Code, the regulations promulgated thereunder and other published guidance interpreting the same.

“Remittance Date”: With respect to each Distribution Date, the Business Day immediately preceding such Distribution Date.

“Rents from Real Property”: With respect to any Foreclosed Property, gross income of the character described in Section 856(d) of the Code.

“REO Management Fee”: As to a Property when it is a Foreclosed Property, a fee payable out of the Foreclosed Property Account to the Successor Manager for managing such property while it is owned by the Trust Fund, which shall be reasonable and customary in the market in which such Property is located.

“Reportable Event”: As defined in Section 10.7.

“Reporting Servicer”: The Servicer, the Special Servicer and any Servicing Function Participant (including the Certificate Administrator, the Custodian, the Trustee (if and for such time as it is a Servicing Function Participant) and each Sub-Servicer), as the case may be; provided, that the Certificate Administrator and the Custodian shall only be Reporting Servicers on and after the date that a Companion Loan (or any portion thereof) is securitized; provided, further, that the Trustee shall be a Reporting Servicer only if, and for such time as, it has made an Advance during any calendar year covered by an annual report on assessment of compliance with servicing criteria.

“Repurchase Communication”: For purposes of Section 2.9(a) only, any communication, whether oral or written, which need not be in any specific form.

“Repurchase Mortgage File”: With respect to (i) any repurchase by MSMCH of its Mortgage Loan Seller Percentage Interest in the Mortgage Loan and a concurrent termination of the Trust, the Mortgage File (other than the original promissory notes evidencing the other Mortgage Loan Seller Percentage Interests in the Mortgage Loan) and (ii) any other repurchase by a Mortgage Loan Seller of its Mortgage Loan Seller Percentage Interest in the Mortgage Loan, a copy of the Mortgage File and the original promissory notes evidencing such Mortgage Loan Seller Percentage Interest in the Mortgage Loan.

“Repurchase Price”: An amount (without duplication) equal to (A) with respect to any repurchase of the Mortgage Loan, the sum of (i) the unpaid principal balance of the Mortgage Loan, (ii) accrued and unpaid interest on the Mortgage Loan at the Mortgage Rate (exclusive of the Default Interest) to and including the last day of the related Interest Accrual Period in which the repurchase is to occur, (iii) unreimbursed Property Protection Advances and Administrative Advances together with interest on such Advances, (iv) an amount equal to all interest on outstanding Monthly Payment Advances and Companion Loan Advances, (v) any unpaid Trust Fund Expenses and (vi) any other out-of-pocket expenses reasonably incurred or expected to be incurred by the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee or the Custodian arising out of the sale of the Mortgage Loan or the enforcement of the repurchase obligation, and (B) with respect to any sale of the Whole Loan pursuant to Section 3.16, the sum of (i) the unpaid principal balance of the Whole Loan, (ii) accrued and unpaid interest on the Whole Loan at the Mortgage Rate (exclusive of the Default Interest) to and including the last day of the related Interest Accrual Period in which the sale is to occur, (iii) unreimbursed Property Protection Advances and Administrative Advances together with interest on such Advances, (iv) an amount equal to all interest on outstanding Monthly Payment Advances and Companion Loan Advances, (v) any unpaid Trust Fund

Expenses and (vi) any other out-of-pocket expenses reasonably incurred or expected to be incurred by the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee or the Custodian arising out of the sale of the Whole Loan or the enforcement of the repurchase obligation; provided, that, with respect to any repurchase of the applicable Mortgage Loan Seller Percentage Interest in the Mortgage Loan by a Mortgage Loan Seller, the “Repurchase Price” with respect to such portion of the Mortgage Loan and such Mortgage Loan Seller shall be equal to the “Repurchase Price” calculated without regard to this proviso, multiplied by the related Mortgage Loan Seller Percentage Interest. No Liquidation Fee shall be paid by any Mortgage Loan Seller in connection with a repurchase of any Mortgage Loan Seller Percentage Interest in the Mortgage Loan pursuant to the applicable Mortgage Loan Purchase Agreement prior to the expiration of the applicable cure period.

“Repurchase Request”: As defined in Section 2.9(a).

“Repurchase Request Withdrawal”: As defined in Section 2.9(a).

“Requesting Party”: As defined in Section 3.26(a).

“Required Advance Amount”: With respect to any Distribution Date, an amount equal to (a) the amount of the Monthly Payment Advance (taking into account any Appraisal Reduction Amount allocable to the Mortgage Loan as of such Distribution Date) that would be required to be made on the related Remittance Date by the Servicer pursuant to this Agreement if the Borrowers have not made any portion of the Monthly Payment (or an Assumed Monthly Payment) for the related Loan Payment Date or Assumed Loan Payment Date less (b) the aggregate compensation payable on such Remittance Date to (i) the Certificate Administrator in respect of the Certificate Administrator Fee (including the portion that is the Trustee Fee), (ii) the Operating Advisor in respect of the Operating Advisor Fee and (iii) CREFC® in respect of the CREFC® Intellectual Property Royalty License Fee.

“Required Credit Risk Retention Percentage”: 5%.

“Reserve Account”: Any reserve account required to be maintained under the Loan Agreement.

“Residual Ownership Interest”: Any record or beneficial interest in the Class R Certificates.

“Responsible Officer”: With respect to (i) the Trustee, the Custodian and the Certificate Administrator, any director, vice president, assistant vice president, assistant secretary, treasurer, assistant treasurer, trust officer or other officer in the Corporate Trust department of the Trustee, the Custodian or the Certificate Administrator, as the case may be, having direct responsibility for the administration of this Agreement, and (ii) the Depositor, any director, vice president, assistant vice president, assistant secretary, treasurer, assistant treasurer, trust officer or any other officer of the Depositor, customarily performing functions similar to those performed by any of the above-designated officers with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject, and, in the case of any certification or other document required to be signed by a

Responsible Officer, an authorized signatory whose name and specimen signature appears on a list furnished to the Servicer or the Special Servicer, as applicable, by the Depositor, as such list may from time to time be amended.

“Restricted Period”: As defined in Section 5.2(a).

“Retained Fee Rate”: A rate equal to 0.00125% per annum.

“Retaining Party”: The Third Party Purchaser, or any successor Holder of all or part of the Class HRR Certificates.

“Retaining Sponsor”: Morgan Stanley Mortgage Capital Holdings LLC, acting as retaining sponsor as such term is defined under § __.3(b) of the Credit Risk Retention Rules.

“Rule 144A”: As defined in Section 5.2(b).

“Rule 144A Global Certificate”: As defined in Section 5.2(b).

“Rule 15Ga-1 Notice”: As defined in Section 2.9(a).

“Rule 15Ga-1 Notice Provider”: As defined in Section 2.9(a).

“S&P”: S&P Global Ratings, and its successors in interest.

“Sarbanes-Oxley Act”: The Sarbanes-Oxley Act of 2002 and the rules and regulations of the Commission promulgated thereunder (including any interpretations thereof by the Commission’s staff).

“Sarbanes-Oxley Certification”: With respect to an Other Securitization Trust that is subject to the reporting requirements of the Exchange Act, the certification required to be filed together with such Other Securitization Trust’s Exchange Act report on Form 10-K pursuant to Rule 13a-14 and Rule 15d-14 of the Exchange Act.

“Sequential Order”: With respect to (i) payments in respect of principal of the Sequential Pay Certificates on any Distribution Date, sequentially to the Class A, Class B, Class C and Class HRR Certificates, in that order; and (ii) payments in respect of interest on the Sequential Pay Certificates and the Class X Certificates on any Distribution Date, first, to the Class A and Class X-A Certificates, on a pro rata basis, based on the Interest Distribution Amounts of such Classes of Certificates, and then sequentially to the Class B, Class C and Class HRR Certificates, in that order. In each case, such payments shall be made until the principal or interest, as applicable, to which each such Class is entitled is paid in full.

“Sequential Pay Certificates”: The Class A, Class B, Class C and Class HRR Certificates.

“Servicer”: Midland Loan Services, a Division of PNC Bank, National Association, in its capacity as servicer, and its successors in interest and assigns, or if any successor servicer is appointed as herein provided, such successor servicer.

“Servicer Customary Expense”: As defined in Section 3.17.

“Servicer Mortgage File”: means copies of the mortgage documents listed in the definition of “Mortgage File” relating to the Mortgage Loan and shall also include, to the extent required to be (and actually) delivered to any Mortgage Loan Seller pursuant to the Loan Documents, copies of the following items: any other guaranty/indemnity agreement, any insurance policies or certificates (as applicable), any property inspection reports, any financial statements on the Properties, any escrow analysis, any tax bills, any Appraisal, any environmental report, any engineering report, third-party management agreements, any asset summary, financial information on a Borrower or the Sponsor and any guarantors and any letters of credit.

“Servicer Servicing Personnel”: The divisions and individuals of the Servicer who are involved in the performance of the duties of the Servicer under this Agreement.

“Servicer Termination Event”: As defined in Section 7.1(a).

“Service(s)” or “Servicing”: In accordance with Regulation AB, the act of servicing and administering the Mortgage Loan or any other assets of the Trust or the Companion Loans by an entity that meets the definition of “servicer” set forth in Item 1101 of Regulation AB and is subject to the disclosure requirements set forth in Item 1108 of Regulation AB. For clarification purposes, any uncapitalized occurrence of this term shall have the meaning commonly understood by participants in the commercial mortgage-backed securities industry.

“Servicing Criteria”: The criteria set forth in paragraph (d) of Item 1122 of Regulation AB as such may be amended from time to time and which as of the Closing Date are listed on Exhibit L hereto.

“Servicing Fee”: A fee payable monthly to the Servicer pursuant to Section 3.17 equal to the sum of the Primary Servicing Fee plus the Master Servicing Fee. For the avoidance of doubt, the Servicing Fee shall be deemed to be payable from the Lower-Tier REMIC.

“Servicing Fee Rate”: With respect to the Mortgage Loan, the sum of the Master Servicing Fee Rate and the Primary Servicing Fee Rate, and with respect to any Companion Loan, the Primary Servicing Fee Rate.

“Servicing Function Participant”: Any Additional Servicer, Sub-Servicer, Subcontractor or any other Person (including the Trustee, the Certificate Administrator and the Custodian), other than the Servicer and the Special Servicer, that is performing activities that address the Applicable Servicing Criteria as of any date of determination. The Trustee is a Servicing Function Participant only if, and for such time as, it has made an Advance during any calendar year covered by an annual report on assessment of compliance with servicing criteria.

“Servicing Officer”: Any officer of the Servicer or the Special Servicer involved in, or responsible for, the administration and servicing of the Whole Loan whose name and specimen signature appear on a list of servicing officers furnished to the Trustee and the Certificate Administrator and the Operating Advisor on the Closing Date by the Servicer or the

Special Servicer, as applicable, in the form of an Officer’s Certificate, as such list may from time to time be amended.

“Significant Obligor NOI Quarterly Filing Deadline”: With respect to each calendar quarter (other than the fourth calendar quarter of any calendar year), the date that is fifteen (15) days after the Relevant Distribution Date occurring on or immediately following the date on which financial statements for such calendar quarter are required to be delivered to the Mortgage Loan Lender under the Loan Documents. The parties to this Agreement acknowledge that the date on which quarterly financial statements are required to be delivered to the Mortgage Loan Lender under the Loan Documents is, with respect to net operating income information, 30 days following the end of each fiscal quarter, subject to Section 4.1.6 of the Loan Agreement.

“Significant Obligor NOI Yearly Filing Deadline”: With respect to each calendar year, the date that is the 120th day after the end of such calendar year. The parties to this Agreement acknowledge that the date on which annual financial statements are required to be delivered to the Mortgage Loan Lender under the Loan Documents is, with respect to net operating income information, 75 days following the end of each fiscal year, as applicable, subject to Section 4.1.6 of the Loan Agreement.

“Similar Law”: As defined in Section 5.3(n).

“Special Notice”: As defined in Section 5.6.

“Special Servicer”: Rialto Capital Advisors, LLC, in its capacity as special servicer, and its successors in interest and assigns, or if any successor Special Servicer is appointed as herein provided, such successor Special Servicer.

“Special Servicer Customary Expense”: As defined in Section 3.17.

“Special Servicer Servicing Personnel”: The divisions and individuals of the Special Servicer who are involved in the performance of the duties of the Special Servicer under this Agreement.

“Special Servicer Termination Event”: As defined in Section 7.1(a).

“Special Servicing Fee”: With respect to the Specially Serviced Mortgage Loan, a fee payable monthly to the Special Servicer equal to an amount computed on the basis of the same principal amount and for the same period respecting which any related interest payment on the Whole Loan is computed, at a rate of 0.25% (25 basis points) per annum until the Special Servicing Loan Event with respect to such Specially Serviced Mortgage Loan no longer exists. Such fee shall be in addition to, and not in lieu of, any other fee or other sum payable to the Special Servicer under this Agreement. For the avoidance of doubt, the intent of the Designated Expense Reimbursement Section is to require the Borrowers to be responsible for the payment of Special Servicing Fees and the Special Servicer shall be entitled to, and may collect, any Special Servicing Fees payable to it from the Borrowers pursuant to the Designated Expense Reimbursement Section as would be calculated hereunder. For the avoidance of doubt, the Special Servicing Fee shall be deemed payable from the Lower-Tier REMIC and shall only accrue for the actual number of days that the Special Servicing Loan Event exists.

“Special Servicing Loan Event”: With respect to the Whole Loan, the Mortgage Loan or the Companion Loans, (i) the Borrowers have not made two (2) consecutive Monthly Payments (and have not cured at least one such delinquency by the next Loan Payment Date under the Loan Documents) in respect of the Whole Loan; (ii) the Servicer and/or the Trustee have made three (3) consecutive Monthly Payment Advances with respect to the Mortgage Loan, or any Other Servicer and/or Other Trustee under any Other Pooling and Servicing Agreement have made three (3) consecutive Companion Loan Advances with respect to the Companion Loans (in each case, regardless of whether such Monthly Payment Advances or Companion Loan Advances, as applicable, have been reimbursed); (iii) the Borrowers fail to make the Balloon Payment when due, and the Borrowers have not delivered to the Servicer, on or before the due date of such Balloon Payment, a written refinancing commitment, letter of intent or otherwise binding application from an acceptable lender or signed purchase agreement and reasonably satisfactory in form and substance to the Servicer or Special Servicer (which party shall promptly deliver a copy to the other party) that provides that such refinancing or sale will occur within one hundred twenty (120) days after the date on which such Balloon Payment will become due (provided that a Special Servicing Loan Event will occur if either (x) such refinancing or sale does not occur before the expiration of the time period for refinancing or sale specified in such documentation or (y) the Servicer is required to make a Monthly Payment Advance at any time prior to such refinancing or sale); (iv) the Servicer or Special Servicer has received notice that the Borrowers have become the subject as debtor of any bankruptcy, insolvency or similar proceeding, admitted in writing the inability to pay its debts as they come due or made an assignment for the benefit of creditors; (v) the Servicer or Special Servicer has received notice of a foreclosure or threatened foreclosure of any lien on any of the property securing the Whole Loan; (vi) a Borrower has expressed in writing to the Servicer or Special Servicer an inability to pay the amounts owed under the Whole Loan, the Mortgage Loan or a Companion Loan in a timely manner, (vii) in the judgment of the Servicer or Special Servicer (consistent with Accepted Servicing Practices), a default in the payment of principal or interest under the Whole Loan, the Mortgage Loan or a Companion Loan is reasonably foreseeable unless (a) such reasonably foreseeable default is solely related to a reasonably foreseeable default in the payment of the Balloon Payment on the Maturity Date, (b) the Borrowers request the extension of the Maturity Date, (c) the Servicer (with the consent of the Special Servicer), grants an extension of the Maturity Date pursuant to Section 3.24 hereof and subject to the terms of the Intercreditor Agreement and (d) such extension occurs prior to the Maturity Date; or (viii) a default under the Whole Loan, the Mortgage Loan or a Companion Loan of which the Servicer or Special Servicer has notice (other than a failure by the Borrowers to pay principal or interest) and that materially and adversely affects the interests of the Certificateholders or the Companion Loan Holders has occurred and remains unremedied for the applicable grace period specified in the Loan Documents (or, if no grace period is specified, sixty (60) days); provided, that a Special Servicing Loan Event will cease (a) with respect to the circumstances described in any of clauses (i), (ii) and (iii) above, when the Borrowers have brought the Whole Loan current (including pursuant to the workout of the Whole Loan) and, with respect to clauses (i) and (ii) above, after the occurrence of such event when the Borrowers have made three (3) consecutive full and timely Monthly Payments on the Whole Loan, or (b) with respect to the circumstances described in clauses (iv), (v), (vi), (vii) and (viii) above, when such circumstances cease to exist in the judgment of the Special Servicer (consistent with Accepted Servicing Practices); provided, in any case, that at that time no other circumstance exists (as described above) that would constitute a Special Servicing Loan Event (in such circumstances, the Whole Loan and the Mortgage Loan shall be a “Corrected Mortgage Loan”).

“Specially Serviced Mortgage Loan”: As of any date of determination, the Whole Loan, Mortgage Loan or Companion Loan after the occurrence and during the continuance of a Special Servicing Loan Event.

“Sponsor”: Industrial Logistics Properties Trust.

“Startup Day”: As defined in Section 13.1(c).

“Subcontractor”: Any vendor, subcontractor or other Person that is not responsible for the overall servicing (as “servicing” is commonly understood by participants in the mortgage-backed securities industry) of the Mortgage Loan but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to the Mortgage Loan under the direction or authority of the Servicer (or a Sub-Servicer of the Servicer), the Special Servicer (or a Sub-Servicer of the Special Servicer) or an Additional Servicer (or a Sub-Servicer of an Additional Servicer).

“Subordinate Consultation Period”: Any period when both (i) the Certificate Balance of the Class HRR Certificates (taking into account the application of Appraisal Reduction Amounts and Collateral Deficiency Amounts allocated to the Mortgage Loan to notionally reduce the Certificate Balance of such Certificates) is less than 25% of the initial Certificate Balance of the Class HRR Certificates and (ii) the Certificate Balance of the Class HRR Certificates (without regard to the application of Appraisal Reduction Amounts and Collateral Deficiency Amounts to the Control Eligible Certificates) is at least 25% of the initial Certificate Balance of the Class HRR Certificates; provided, if a majority of the Controlling Class, by Certificate Balance in the aggregate, is directly or indirectly held by the Guarantor, the Sponsor, the Property Manager, an affiliate of any of the Guarantor, the Sponsor or the Property Manager, or a Borrower or a Borrower Party or any agent of the foregoing, then a Subordinate Consultation Period shall be deemed not to be in effect.

“Subordinate Control Period”: Any period when the Certificate Balance of the Class HRR Certificates (taking into account the application of Appraisal Reduction Amounts and Collateral Deficiency Amounts allocated to the Mortgage Loan to notionally reduce the Certificate Balance of such Certificates) is at least 25% of the initial Certificate Balance of the Class HRR Certificates; provided, (A) if at any time the Certificate Balances of the Class A, Class B and Class C Certificates have been reduced to zero as a result of the allocation of principal payments on the Mortgage Loan, then a Subordinate Control Period shall be deemed to then be in effect, and (B) notwithstanding clause (A), if a majority of the Controlling Class, by Certificate Balance in the aggregate, is directly or indirectly held the Guarantor, the Sponsor, the Property Manager, an affiliate of the Guarantor, the Sponsor or the Property Manager, or a Borrower or a Borrower Party or any agent of the foregoing, then a Subordinate Control Period shall be deemed not to be in effect.

“Sub-Servicer”: Any Person that (i) is a Servicing Function Participant, (ii) Services the Mortgage Loan on behalf of the Trust, the Servicer, the Special Servicer, the

Certificate Administrator, the Custodian or any other Sub-Servicer and (iii) is responsible for the performance (whether directly or through Sub-Servicers or Subcontractors) of a substantial portion of the servicing functions required to be performed by the Trust, the Certificate Administrator, the Custodian, the Servicer, the Special Servicer, Servicing Function Participant or an Additional Servicer, under this Agreement or any sub-servicing agreement (including any primary servicing agreement), with respect to the Mortgage Loan, that are identified in Item 1122(d) of Regulation AB.

“Successor Manager”: Any Independent Contractor as selected or retained by the Special Servicer, on behalf of the Trust Fund, to serve as manager of Foreclosed Property, which designation, as evidenced by written confirmation from each Rating Agency, will not result in the downgrade, withdrawal or qualification of the ratings assigned to the Certificates by such Rating Agency.

“Temporary Regulation S Global Certificate”: As defined in Section 5.2(a).

“Terminated Party”: As defined in Section 7.1(i).

“Terminating Party”: As defined in Section 7.1(j).

“Transaction Party”: As defined in Section 5.3(n).

“Third Party Purchaser”: Wilton Reassurance Company, a Minnesota corporation, or any other Person that purchases the Class HRR Certificates in accordance with this Agreement, the Credit Risk Retention Compliance Agreement and applicable laws and regulations.

“Third Party Purchaser Safekeeping Account”: An account maintained by the Certificate Administrator, which account shall be established at the direction of the Retaining Sponsor for the benefit of the Holder of the Class HRR Certificates and shall deemed to be owned by the Holder of the Class HRR Certificates.

“Transferee Affidavit”: As defined in Section 5.3(n)(ii).

“Transferor Letter”: As defined in Section 5.3(n)(ii).

“Treasury”: The United States Department of the Treasury.

“Triggering Event of Default”: As defined in the Intercreditor Agreement.

“Trust”: The trust formed pursuant to this Agreement.

“Trust Fund”: The corpus of the Trust created by this Agreement, consisting of (i) the Mortgage Loan, including the Trust Notes together with the Mortgage File relating thereto; (ii) all scheduled and unscheduled payments on or collections in respect of the Trust Notes; (iii) any Foreclosed Property (but only to the extent of the Trust’s interest therein) and Foreclosed Property Account (but only to the extent of the Trust’s interest therein); (iv) all revenues received in respect of any Foreclosed Property (but only to the extent of the Trust’s interest therein); (v) the Servicer’s, the Special Servicer’s, the Operating Advisor’s, the Certificate Administrator’s, the Trustee’s and the Custodian’s rights under the insurance policies with respect to the Properties required to be maintained pursuant to this Agreement and any proceeds thereof (but only to the extent of the Trust’s interest therein); (vi) any Collateral Security Documents; (vii) any indemnities or guaranties given as additional security for the Trust Notes (including any environmental indemnity agreements relating to the Properties) (but only to the extent of the Trust’s interest therein); (viii) all funds deposited in the Collection Account (but only to the extent of the Trust’s interest therein), the Interest Reserve Account and the Distribution Account, including reinvestment income thereon (except as otherwise provided herein); (ix) the rights and remedies of the Depositor under each of the Mortgage Loan Purchase Agreements; (x) the security interest in the Reserve Accounts granted pursuant to Section 2.1 (but only to the extent of the Trust’s interest therein); (xi) all other assets included or to be included in the Lower-Tier REMIC for the benefit of the Upper-Tier REMIC; (xii) the Uncertificated Lower-Tier Interests; and (xiii) the proceeds of any of the foregoing.

“Trust Fund Expenses”: Any unanticipated and certain other default related expenses incurred by the Trust Fund (including, without limitation, all interest on Advances and all Borrower Reimbursable Trust Fund Expenses, to the extent not reimbursed by the Borrowers) and all other amounts (such as indemnification payments to any party to this Agreement) permitted to be retained, reimbursed, withdrawn or remitted by or to the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Custodian or the Trustee, as applicable, from the Collection Account or the Distribution Account pursuant to this Agreement. Expenses incurred as a result of the exercise of the Servicer or Special Servicer, as applicable, of any right granted under the Loan Agreement to obtain terrorism insurance (but only if the Borrowers (i) are not required to purchase such terrorism insurance or (ii) are only required to purchase such terrorism insurance up to a cap) shall be a Trust Fund Expense.

“Trust Notes”: As defined in the Introductory Statement.

“Trustee”: Wells Fargo Bank, National Association, in its capacity as trustee, and its successors in interest, or any successor trustee appointed as herein provided.

“Trustee Fee”: The fee to be paid to the Trustee as compensation for the Trustee’s activities under this Agreement, which fee is included as part of the Certificate Administrator Fee. For the avoidance of doubt, the Trustee Fee shall be deemed payable from the Lower-Tier REMIC.

“Trustee Personnel”: The divisions and individuals of the Trustee who are involved in the performance of the duties of the Trustee under this Agreement.

“UBS AG”: As defined in the Introductory Statement.

“Uncertificated Lower-Tier Interest”: Any of the Class LA, Class LB, Class LC and LHRR Uncertificated Interests.

“Uninsured Cause”: Any cause of damage to property of the Borrowers subject to the Mortgage such that the complete restoration of such property is not fully reimbursable (but without regard to any applicable deductible provisions) by any insurance policy required to be maintained with respect thereto pursuant to the terms of the Loan Documents or this Agreement.

“Unscheduled Payments”: With respect to any Distribution Date, all payments and collections received by the Servicer, the Special Servicer, the Trustee or the Certificate Administrator, as applicable, with respect to the Mortgage Loan or upon foreclosure or liquidation of the Properties (net of related foreclosure expenses and Liquidation Expenses) during the related Collection Period including, but not limited to, prepayments due to acceleration of the Mortgage Loan, Net Liquidation Proceeds, Insurance Proceeds, Condemnation Proceeds (to the extent not made available for the repair or restoration of the affected portion of a Property), Net Foreclosure Proceeds, voluntary prepayments and other payments and collections on the Mortgage Loan not scheduled to be received, other than Monthly Payments or the Balloon Payment.

“Upper-Tier Distribution Account”: A subaccount of the Distribution Account, which shall be an asset of the Trust Fund and the Upper-Tier REMIC.

“Upper-Tier REMIC”: One of the two separate REMICs comprising the Trust Fund, the assets of which consist of the Uncertificated Lower-Tier Interests and such amounts as shall from time to time be held in the Upper-Tier Distribution Account.

“U.S. Person”: A Person that is (i) a citizen or resident of the United States, (ii) a corporation or partnership (except as provided in applicable Treasury regulations) created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, (iii) an estate whose income is subject to United States federal income tax regardless of its source, (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided as applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as a U.S. Person) or (v) any other Person that is disregarded as separate from its owner for U.S. federal income tax purposes and whose owner is described in clauses (i) through (iv) above.

“Voting Rights”: The portion of the voting rights of all of the Certificates that is allocated to any Certificate or Class of Certificates. At any time that any Certificates are outstanding, the Voting Rights shall be allocated among the respective Class of Certificateholders as follows: (1) (x) except as described in clause (y) of this clause (1), 5% in the aggregate to the Class X-A Certificates (for so long as the Notional Amount of such Class has not been reduced to zero) and (y) 0% to the Class X Certificates in the case of votes pertaining to terminating and replacing the Special Servicer as described in Section 7.1 or the Operating Advisor as described in Section 9.5 and (2) in the case of any Class of Regular Certificates other than the Class X Certificates, a percentage equal to the product of (x) the percentage of Voting Rights remaining after allocations in clause (1) above, and (y) a percentage equal to the aggregate Certificate Balance (and in connection with certain votes under this Agreement, including any vote to remove and replace the Special Servicer pursuant to Section 7.1 or the Operating Advisor as described in Section 9.5, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts and Collateral Deficiency

Amounts allocated to the Mortgage Loan and allocated to the Sequential Pay Certificates) of the Class, in each case, determined as of the prior Distribution Date, divided by the aggregate Certificate Balance (and in connection with certain votes under this Agreement, including any vote to remove and replace the Special Servicer pursuant to Section 7.1 or the Operating Advisor as described in Section 9.5, taking into account any notional reduction in the Certificate Balance, for Appraisal Reduction Amounts and Collateral Deficiency Amounts allocated to the Mortgage Loan and allocated to the Sequential Pay Certificates) of all Classes of Certificates, each determined as of the prior Distribution Date. The Class R Certificates shall not be entitled to any Voting Rights.

“Weighted Average Note Rate”: The weighted average of the Note Rates (weighted based on the outstanding principal balances of the Notes as of the date of determination).

“Withheld Amounts”: As defined in Section 3.4(d).

“Whole Loan”: As defined in the Introductory Statement.

“Workout Fee”: A fee payable to the Special Servicer pursuant to Section 3.17 equal to 0.50% (50 basis points) of each payment of principal and interest (other than Default Interest) made on the Whole Loan following resolution of a Special Servicing Loan Event by a written agreement with the Borrowers negotiated by the Special Servicer for so long as another Special Servicing Loan Event does not occur. For the avoidance of doubt, the intent of the Designated Expense Reimbursement Section is to require the Borrowers to be responsible for the payment of Workout Fees and the Special Servicer will be entitled to, and may collect, any Workout Fees payable to it from the Borrowers pursuant to the Designated Expense Reimbursement Section as would be calculated hereunder. Notwithstanding the foregoing, the Workout Fee with respect to the Specially Serviced Mortgage Loan once the Special Servicing Loan Event has ceased shall be reduced by any Modification Fees paid by or on behalf of the Borrowers and received by the Special Servicer as compensation, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee and no Workout Fee shall be payable in connection with a purchase of the Mortgage Loan or a Companion Loan by a mezzanine lender, if any, or any applicable designee pursuant to any purchase option granted in the related mezzanine intercreditor agreement (so long as such purchase occurs within 90 days of such mezzanine lender’s receipt of the first applicable purchase option pursuant to the terms of the related mezzanine intercreditor agreement).

“Yield Maintenance Premium”: Any prepayment premium provided for under the Loan Agreement or the Notes, as calculated by the Servicer or the Special Servicer, as applicable.

1.2.            Interpretation. (a)  Whenever this Agreement refers to a Distribution Date and a “related” Collection Period, Interest Accrual Period or Loan Payment Date, such reference shall be to the Collection Period, Interest Accrual Period or Loan Payment Date, as applicable, immediately preceding such Distribution Date.

(b)             Whenever this Agreement refers to a Distribution Date and an “applicable” Pass-Through Rate, such reference shall be to the Pass-Through Rate for the applicable Class for the related Interest Accrual Period.

(c)             The words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Exhibit references contained in this Agreement are references to Sections and Exhibits in or to this Agreement unless otherwise specified.

(d)             Interest on the Certificates (other than the Class R Certificates) shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

(e)             With respect to any indemnification provisions in this Agreement providing that a party to this Agreement is required to indemnify another party to this Agreement for attorneys’ fees and expenses, such fees and expenses are intended to include attorneys’ fees and expenses relating to the enforcement of such indemnity.

1.3.            Certain Calculations in Respect of the Mortgage Loan. (a)  The Servicer shall apply all amounts collected by or on behalf of the Trust in respect of the Mortgage Loan in the form of payments from the Borrowers, Liquidation Proceeds (only the portion of such Liquidation Proceeds that are allocable to the Mortgage Loan pursuant to the terms of the Intercreditor Agreement will be available for distribution to Certificateholders), Condemnation Proceeds (to the extent not made available for the repair or restoration of the affected portion of a Property) and Insurance Proceeds (excluding any amounts payable to the Companion Loan Holders pursuant to the Intercreditor Agreement), to amounts due and owing under the Loan Documents and the Intercreditor Agreement (including for principal and accrued and unpaid interest) in accordance with the express provisions of the Loan Documents and the Intercreditor Agreement; provided, in the absence of such express provisions in the Loan Documents and/or the Intercreditor Agreement or if and to the extent that such terms authorize the Mortgage Loan Lender to use its discretion and in any event for purposes of calculating distributions hereunder after an Event of Default, the Servicer shall apply all such amounts collected in respect of the Mortgage Loan (exclusive of any amounts payable to the Companion Loan Holders pursuant to the terms of the Intercreditor Agreement) in the following order of priority:

first, as a recovery of any related and unreimbursed Advances plus interest accrued thereon and, without duplication, unreimbursed Borrower Reimbursable Trust Fund Expenses allocated to the Mortgage Loan;

second, as a recovery of Nonrecoverable Advances or interest on Nonrecoverable Advances to the extent previously reimbursed from principal collections with respect to the Mortgage Loan (which amount is required to be treated as a collection on the Mortgage Loan in respect of principal in calculating the Regular Principal Distribution Amount);

third, to the extent not previously allocated pursuant to clause first or clause second above, as a recovery of accrued and unpaid interest on the Mortgage Loan

(exclusive of Default Interest) to the extent of the excess of (i) accrued and unpaid interest on the Mortgage Loan at the Mortgage Rate (without giving effect to any increase in the Mortgage Rate required under the Loan Agreement as a result of a default under the Mortgage Loan) to, but not including, the date of receipt by or on behalf of the Trust (or, in the case of a full Monthly Payment from the Borrowers, through the related Distribution Date), over (ii) after taking into account any allocations pursuant to clause fifth below on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause third that either (a) was not advanced because of the reductions (if any) in the amount of the interest portion of the related Monthly Payment Advances for the Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts allocated to the Mortgage Loan or (b) accrued at the applicable Net Mortgage Rate on any related Collateral Deficiency Amount allocated to the Mortgage Loan and as to which no Monthly Payment Advance was made;

fourth, as a recovery of principal of the Mortgage Loan then due and owing, including by reason of acceleration of the Mortgage Loan following an Event of Default (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

fifth, as a recovery of accrued and unpaid interest on the Mortgage Loan to the extent of the sum of (i) the cumulative amounts of reductions (if any) in the amount of the interest portion of the related Monthly Payment Advances for the Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts allocated to the Mortgage Loan plus (ii) any accrued and unpaid interest (exclusive of Default Interest) that accrued at the applicable Net Mortgage Rate on any related Collateral Deficiency Amount allocated to the Mortgage Loan and as to which no Monthly Payment Advance was made (to the extent collections have not been allocated as a recovery of such accrued and unpaid interest pursuant to this clause fifth on earlier dates);

sixth, as a recovery of amounts to be currently applied to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items;

seventh, as a recovery of any other reserves to the extent then required to be held in escrow;

eighth, as a recovery of any Yield Maintenance Premium then due and owing under the Mortgage Loan;

ninth, as a recovery of any Default Interest or late charges then due and owing under the Mortgage Loan;

tenth, as a recovery of any assumption fees, assumption application fees, consent fees, defeasance fees, release fees, substitution fees, Modification Fees and similar fees then due and owing under the Mortgage Loan; and

eleventh, as a recovery of any other amounts then due and owing under the Mortgage Loan (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees);

provided that, to the extent required under the REMIC Provisions to preserve the status of each REMIC formed hereunder as a REMIC or otherwise prevent the imposition of any tax thereon, payment or proceeds received with respect to the release of any portion of an individual Property (including following a condemnation) from the lien of the Mortgage and the other Loan Documents at a time when the loan-to-value ratio of the Mortgage Loan (or the Whole Loan) exceeds 125% (based solely upon the value of the remaining real property and excluding any personal property or going concern value) must be applied to reduce the principal balance of the Mortgage Loan in the manner permitted by the REMIC Provisions.

(b)             Collections by or on behalf of the Trust in respect of Foreclosed Property (exclusive of amounts to be applied to the payment of the costs of operating, managing, leasing, maintaining and disposing of such Foreclosed Property, and exclusive of any amounts payable to the Companion Loan Holders pursuant to the terms of the Intercreditor Agreement) shall be applied in the following order of priority:

first, as a recovery of any related and unreimbursed Advances plus interest accrued on such Advances and, without duplication, unreimbursed Borrower Reimbursable Trust Fund Expenses allocated to the Mortgage Loan;

second, as a recovery of Nonrecoverable Advances or interest on Nonrecoverable Advances to the extent previously reimbursed from principal collections with respect to the Mortgage Loan (which amount is required to be treated as a collection on the Mortgage Loan in respect of principal in calculating the Regular Principal Distribution Amount);

third, to the extent not previously allocated pursuant to clause first or clause second above, as a recovery of accrued and unpaid interest on the Mortgage Loan (exclusive of Default Interest) to the extent of the excess of (i) accrued and unpaid interest on the Mortgage Loan at the Mortgage Rate (without giving effect to any increase in the Mortgage Rate required under the Loan Agreement as a result of a default under the Mortgage Loan) to, but not including, the date of receipt by or on behalf of the Trust (or, in the case of a full Monthly Payment from the Borrowers, through the related Distribution Date), over (ii) after taking into account any allocations pursuant to clause fifth below or clause fifth of subsection (a) above on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause third that either (a) was not advanced because of the reductions (if any) in the amount of the interest portion of the related Monthly Payment Advances for the Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts allocated to the Mortgage Loan or (b) accrued at the applicable Net Mortgage Rate on any related Collateral Deficiency Amount allocated to the Mortgage Loan and as to which no Monthly Payment Advance was made;

fourth, as a recovery of principal of the Mortgage Loan to the extent of its entire unpaid principal balance;

fifth, as a recovery of accrued and unpaid interest on the Mortgage Loan to the extent of the sum of (i) the cumulative amount of the reductions (if any) in the amount of the interest portion of the related Monthly Payment Advances for the Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts allocated to the Mortgage Loan, plus (ii) any accrued and unpaid interest (exclusive of Default Interest) that accrued at the applicable Net Mortgage Rate on any related Collateral Deficiency Amount allocated to the Mortgage Loan and as to which no Monthly Payment Advance was made (to the extent collections have not been allocated as a recovery of such accrued and unpaid interest pursuant to this clause fifth or clause fifth of subsection (a) above on earlier dates);

sixth, as a recovery of any Yield Maintenance Premium then due and owing under the Mortgage Loan;

seventh, as a recovery of any Default Interest or late charges then deemed to be due and owing under the Mortgage Loan;

eighth, as a recovery of any assumption fees, assumption application fees, consent fees, defeasance fees, release fees, substitution fees, Modification Fees and similar fees then due and owing under the Mortgage Loan; and

ninth, as a recovery of any other amounts deemed to be due and owing in respect of the Mortgage Loan (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees).

(c)             All net present value calculations and determinations made under this Agreement with respect to the Whole Loan, the Mortgage Loan, the Companion Loans or the Properties or Foreclosed Property (including for purposes of the definition of “Accepted Servicing Practices”) shall be made by the Servicer or the Special Servicer, as applicable, using a discount rate appropriate for the type of cash flows being discounted; namely (i) for principal and interest payments on the Mortgage Loan or a Companion Loan or sale of the Mortgage Loan or a Companion Loan if it is a defaulted loan, the highest of (1) the rate determined by the Servicer or Special Servicer, as applicable, that approximates the market rate that would be obtainable by the Borrowers on similar debt of the Borrowers as of such date of determination, (2) the Weighted Average Note Rate, and (3) the yield on the most recently issued ten-year U.S. treasuries and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent Appraisal (or update of such Appraisal).

2.                  DECLARATION OF TRUST; ORIGINAL ISSUANCE OF CERTIFICATES

2.1.            Creation and Declaration of Trust; Conveyance of the Mortgage Loan.
(a)  The Depositor, concurrently with the execution and delivery hereof, does hereby establish a trust designated as “ILPT Trust 2019-SURF”, hereby sells, transfers, assigns, delivers, sets over, and otherwise conveys or causes to be conveyed in trust to the Trustee (on behalf of the Lower-Tier REMIC) for the benefit of the Upper-Tier REMIC and the Certificateholders, without recourse (except to the extent otherwise provided herein and in the Loan Documents), the

Depositor’s right, title and interest, whether now owned or hereafter acquired, now existing or hereafter arising, wherever located, in and to all of the items referred to in the definition of “Trust Fund”, including without limitation (i) all rights and remedies of the Depositor under the Mortgage Loan Purchase Agreements, (ii) all right, title and interest of the Depositor in, to and under the Reserve Accounts, (iii) all right, title and interest of the Depositor in and to the Mortgage Loan as of the Closing Date and (iv) all other assets included or to be included in the Lower-Tier REMIC for the benefit of the Upper-Tier REMIC. Such sale, transfer and assignment include any related escrow accounts and any security interest under the Mortgage Loan (whether in real or personal property and whether tangible or intangible) and all related rights to payments made or required to be made to the Depositor by the Borrowers or any other party under the Loan Documents relating to the Mortgage Loan. Such sale, transfer and assignment further include all Loan Documents relating to the Mortgage Loan.

(b)             In connection with such sale, transfer and assignment, the Depositor does hereby deliver to, and deposit with the Certificate Administrator, in its capacity as Custodian (i) the original Trust Notes (or if any Trust Note has been lost, a lost note affidavit with respect to such Trust Note), endorsed without recourse to the order of the Trustee in the following form: “Pay to the order of Wells Fargo Bank, National Association, solely in its capacity as Trustee for the benefit of the Certificateholders of ILPT Trust 2019-SURF, Commercial Mortgage Pass-Through Certificates, Series 2019-SURF, without recourse, representation or warranty”, which Trust Notes and all endorsements thereon shall show a complete chain of endorsement from the original payee(s) to the Trustee and (ii) on or before the date occurring fifteen (15) days after the Closing Date (the “Delivery Date”), the following documents or instruments with respect to the Mortgage Loan (collectively with the original Trust Notes required under clause (i) above, the “Mortgage File”), in each case executed by the parties thereto:

(A)            the original or a copy of the Loan Agreement, including all amendments thereto;

(B)             the original recorded counterpart of each Mortgage or a certified copy of the recorded counterpart of each Mortgage;

(C)             each original Assignment of Mortgage, in favor of the Trustee and in a form that is complete and suitable for recording in the applicable jurisdictions in which the applicable Properties are located, to “Wells Fargo Bank, National Association, solely in its capacity as Trustee for the benefit of the Certificateholders of ILPT Trust 2019-SURF, Commercial Mortgage Pass-Through Certificates, Series 2019-SURF, and on behalf of the Companion Loan Holders”, without recourse and an original copy of any intervening Assignment of Mortgage (with evidence of recording thereon) showing a complete chain of assignments to the assignor(s) under the Assignment of Mortgage in favor of the Trustee;

(D)            if the related Assignment of Leases is separate from a Mortgage, the original assignment of Assignment of Leases, in favor of the Trustee and in a form that is complete and suitable for recording in the applicable jurisdictions in which the Properties are located, to “Wells Fargo Bank, National Association, solely in its capacity as Trustee for the benefit of the Certificateholders of ILPT Trust 2019-SURF, Commercial Mortgage Pass-Through Certificates, Series 2019-SURF, and on behalf of the Companion Loan Holders”, without recourse, which assignment may be effected in the related Assignment of Mortgage, and an original copy of any intervening assignment of Assignment of Leases (with evidence of recording thereon) showing a complete chain of assignments to the assignor(s) under the assignment of Assignment of Leases in favor of the Trustee;

(E)             copies of the executed Non-Trust Notes;

(F)             an original or a copy of the Environmental Indemnity related to the Whole Loan;

(G)            an original or a copy of the Lock Box Agreement;

(H)            the original or a copy of any guaranty of the obligations of the Borrowers under the Loan Agreement together with, as applicable, (A)  the original or copies of any intervening assignments of such guaranty showing a complete chain of assignment from the Mortgage Loan Lender to the most recent assignee thereof prior to the Trustee, if any, and (B) an original or a copy of the assignment of such guaranty executed by the most recent assignee thereof prior to the Trustee or, if none, by the Mortgage Loan Lender;

(I)              an original or a copy of the Cash Management Agreement;

(J)              where applicable, a copy of each UCC-1 financing statement (and an original thereof shall have been sent for filing), together with a UCC-3 financing statement, in a form that is complete and suitable for filing, disclosing the assignment from the secured party named in such UCC-1 financing statement to the Trustee of the security interest in the personal property and other UCC collateral constituting security for repayment of the Mortgage Loan;

(K)            the original or a copy of the lender’s title insurance policies obtained in connection with the origination of the Whole Loan (or marked, signed commitments to insure or pro forma title insurance policies), together with any endorsements thereto;

(L)             an original or a copy of the Assignment of Management Agreement and originals or copies of the currently effective Management Agreements, if any, for the Properties;

(M)           copies of any ground leases (and any related lessor estoppels) related to the Whole Loan where a Borrower is the lessee under any such lease and there is a lien in favor of such Borrower in such lease;

(N)            [Reserved];

(O)            an original or a copy of the Intercreditor Agreement; and

(P)             any and all amendments, modifications and supplements to, and waivers related to, any of the foregoing;

provided that if the Depositor cannot deliver, or cause to be delivered, any of the documents and/or instruments referred to in clauses (ii)(B), (C), (D) and (J) of this Section 2.1(b) with evidence of filing or recording thereon (if intended to be recorded or filed), because of a delay caused by the public filing or recording office where such document or instrument has been delivered for filing or recordation, the delivery requirements of Section 2.1 shall be deemed to have been satisfied on a provisional basis as of the Delivery Date as to such non-delivered document or instrument, and such non-delivered document or instrument shall be deemed to have been included in the Mortgage File, if a duplicate original or a photocopy of such non-delivered document or instrument (certified by the applicable public filing or recording office, the applicable title insurance company or any Mortgage Loan Seller to be a true and complete copy of the original thereof submitted for filing or recording) is delivered to the Custodian on or before the Delivery Date, and either the original of such non-delivered document or instrument, or a photocopy thereof (certified by the applicable public filing or recording office, in the case of the documents and/or instruments referred to in clauses (ii)(B), (C), (D) and (J) of this Section 2.1(b) to be a true and complete copy of the original thereof submitted for recording), with evidence of filing or recording thereon, is delivered to the Custodian within 180 days of the Closing Date (or within such longer period, not to exceed eighteen (18) months, after the Closing Date as the Custodian shall consent to, which consent shall not be unreasonably withheld so long as the Depositor is, as certified in writing to the Custodian at the time of the initial extension and no less often than every ninety (90) days thereafter, attempting in good faith to obtain from the appropriate public filing office or county recorder’s office such original or photocopy).

The Depositor shall cause the Mortgage Loan Sellers to provide the Servicer a copy of the Mortgage File on or prior to the Closing Date and promptly following the Closing Date, at its own expense, with copies of all such other documents in its possession constituting part of the Mortgage File.

In addition, the Depositor shall deliver or cause to be delivered to the Servicer for its review, all required insurance policies or certificates issued by the insurers showing such insurance to be in effect on the Closing Date, together with proof of payment of premiums relating thereto (which may consist of such policies or certificates).

Each Assignment of Mortgage, assignment of Assignment of Leases (if any), assignment of Collateral Security Documents (to the extent such documents are required to be recorded or filed) and UCC-3 financing statements to be filed in the appropriate filing offices or record depositories shall be filed or recorded, as applicable, by the Mortgage Loan Sellers or the Depositor or its applicable designee, with instructions to return all such recorded documents, or other evidences of filing issued by the applicable governmental offices, to the Custodian, with a copy to the Servicer. If any such document is determined to be defective or not to be in compliance with the requirements of the applicable filing office or recording depository, or if any such document is lost or returned unrecorded because of a defect therein, the Custodian shall request that the Mortgage Loan Sellers (i) prepare a substitute document and (ii) file or record (or cause to be filed or recorded) such substitute document in the appropriate filing offices or record depositories and deliver a copy of the same to the Custodian. Notwithstanding anything to the contrary contained in this Section 2.1(b), in those instances where the public recording office retains the original Mortgage, Assignment of Mortgage, assignment of Assignment of Leases (if any) or assignment of a Collateral Security Document, if applicable, after any has been recorded, the obligations of the Depositor hereunder and the obligations of the Mortgage Loan Sellers under the Mortgage Loan Purchase Agreements shall be deemed to have been satisfied upon delivery to the Custodian of a copy of such Mortgage, Assignment of Mortgage, assignment of

Assignment of Leases (if any) or assignment of a Collateral Security Document, if applicable, certified by the public recording office to be a true and complete copy of the recorded original thereof.

Notwithstanding anything to the contrary contained in this Agreement, with respect to the Mortgage Loan, the obligations of each Mortgage Loan Seller to deliver a Trust Note to the Custodian shall be limited to delivery of only the Trust Note held by such party to the Custodian. With respect to the Mortgage Loan, the obligations of each Mortgage Loan Seller to deliver the remaining portion of the Mortgage File or any document required to be delivered with respect thereto shall be joint and several, provided that any of MSMCH, UBS AG, CREFI and JPMCB may deliver one Mortgage File or one of any other document required to be delivered with respect to the Mortgage Loan hereunder and such delivery shall be made in accordance with the terms of this Agreement and shall satisfy such delivery requirements for each of the Mortgage Loan Sellers.

The ownership of the Trust Notes, the Mortgage, the Collateral Security Documents and all other contents of the Mortgage File shall be vested in the Trust or the Trustee in trust for the benefit of the Certificateholders and, other than with respect to the Trust Notes, the Companion Loan Holders. The Depositor, the Certificate Administrator, the Custodian, the Operating Advisor, the Servicer and the Special Servicer agree to take no action inconsistent with the Trustee’s ownership of the Mortgage Loan and to promptly indicate to all inquiring parties that the Mortgage Loan has been sold and to claim no ownership interest in the Mortgage Loan. All original documents relating to the Mortgage Loan that are not delivered to the Custodian on behalf of the Trustee are and shall be held by the Depositor, the Servicer or the Special Servicer, as the case may be, in trust for the benefit of the Certificateholders. In the event that any such original document is required pursuant to the terms of this Section 2.1(b) to be a part of a Mortgage File, such document shall be delivered promptly to the Custodian on behalf of the Trustee.

The conveyance of the Mortgage Loan and the related rights and property accomplished hereby is absolute and is intended by the Depositor to constitute an absolute sale and transfer of the Mortgage Loan and such other related rights and property by the Depositor to the Trustee in trust for the benefit of the Certificateholders, in exchange for the Certificates being sold by the Depositor. Furthermore, it is not intended that such conveyance be a pledge of security for the Mortgage Loan. If such conveyance is determined to be a pledge of security for the Mortgage Loan, however, the Depositor and the Trustee intend that the rights and obligations of the parties to the Mortgage Loan shall be established pursuant to the terms of this Agreement. The Depositor and the Trustee also intend and agree that, in such event, (i) this Agreement shall constitute a security agreement under applicable law, (ii) the Depositor shall be deemed to have granted to the Trustee (in such capacity) a first priority security interest in all of the Depositor’s right, title and interest in and to the assets constituting the Trust Fund, including the Mortgage Loan subject hereto from time to time, all amounts received on or with respect to the Mortgage Loan after the Closing Date, all amounts held from time to time in the Collection Account, the Distribution Account, and, if established, the Foreclosed Property Account, and all of the Depositor’s right, title and interest under the Mortgage Loan Purchase Agreements, (iii) the possession by the Custodian or its agent of the Trust Notes with respect to the Mortgage Loan subject hereto from time to time and such other items of property as constitute instruments, money, negotiable documents or chattel paper shall be deemed to be “possession by the secured party” or possession by a purchaser or Person designated by such secured party for the purpose of perfecting such security interest under applicable law, and (iv) notifications to, and acknowledgments, receipts or confirmations from, Persons holding such property, shall be deemed to be notifications to, or acknowledgments, receipts or confirmations from, securities intermediaries, bailees or agents (as applicable) of the Trustee for the purpose of perfecting such security interest under applicable law.

Copies of all relevant servicing or loan documents and records in the possession of the Depositor or any Mortgage Loan Seller that relate to the Mortgage Loan and that are not required to be a part of a Mortgage File in accordance with the definition thereof shall be delivered to the Servicer, on or before the date that is thirty (30) days following the Closing Date and, to the extent actually received by the Servicer, shall be held by the Servicer on behalf of the Trustee for the benefit of the Certificateholders. To the extent delivered to the Servicer by the Mortgage Loan Sellers, the Servicer Mortgage File shall include, to the extent required to be (and actually) delivered to the Mortgage Loan Sellers pursuant to the applicable Loan Documents, copies of each item set forth in the definition of “Servicer Mortgage File” in this Agreement. Notwithstanding the foregoing, the Mortgage Loan Sellers shall not be required to deliver any draft documents, or any attorney-client communications that are privileged communications or constitute legal or other due diligence analyses or attorney work product, or internal communications of any Mortgage Loan Seller or its respective affiliates among themselves or with their respective attorneys, or credit underwriting or other analyses or data (and, if received, shall be returned and any copies thereof destroyed). Delivery of any of the foregoing documents to a sub-servicer shall be deemed delivery to the Servicer and satisfy the Depositor’s obligations under this paragraph. Neither the Servicer nor the Special Servicer shall have any liability for the absence of any of the foregoing items from the Servicer Mortgage File if such item was not delivered to the Servicer by the Mortgage Loan Sellers.

2.2.           Acceptance by the Trustee and Custodian. (a)  By its execution and delivery of this Agreement, the Trustee acknowledges the assignment to it of the Mortgage Loan in good faith without notice of adverse claims and the Custodian declares that it holds and will hold or will cause to be held such documents as are delivered to it constituting the Mortgage File (to the extent the documents constituting the Mortgage File are actually delivered to it) in trust, upon the conditions herein set forth, for the use and benefit of all present and future Certificateholders and for the use and benefit of the Companion Loan Holders.

(b)             The execution and delivery of this Agreement by the Certificate Administrator shall constitute certification by the Custodian, that (i) the original Trust Notes specified in clause (b)(i) of the definition of “Mortgage File” and all allonges thereto, if any, have been received and reviewed by the Custodian on behalf of the Trustee; and (ii) each such original Trust Note has been reviewed by the Custodian and (A) appears regular on its face (handwritten additions, changes or corrections shall not constitute irregularities if initialed by the applicable Borrower(s)), (B) appears to have been executed and (C) purports to relate to the Mortgage Loan. On the Closing Date, the Custodian shall deliver a certification substantially in the form of Exhibit U-1 certifying the items in the preceding sentence. Within 30 days after the Closing Date, the Custodian shall deliver a certification substantially in the form of Exhibit U-2 certifying that all documents referred to in Section 2.1(b) have been received and that each such document (A) appears regular on its face (handwritten additions, changes or corrections shall not constitute irregularities if initialed by the applicable Borrower(s)), (B) appears to have been executed and (C) purports to relate to the Mortgage Loan. The Custodian shall have no responsibility for reviewing the Mortgage File except as expressly set forth in this Section 2.2(b). The Custodian shall be under no duty or obligation to inspect, review, or examine any such documents, instruments or certificates to independently determine that they are valid, genuine, enforceable, legally sufficient, duly authorized, or appropriate for the represented purpose, whether the text of any assignment or endorsement is in proper or recordable form (except to determine if the endorsement conforms to the requirements of Section 2.1(b)), whether any document has been recorded in accordance with the requirements of any applicable jurisdiction, to independently determine that any document has actually been filed or recorded in the appropriate office, that any document is other than what it purports to be on its face, or whether the title insurance policies relate to the Properties.

(c)             Upon the first anniversary of the Closing Date, the Custodian shall (i) deliver a final exception report in the form of Exhibit U-3 (to the parties specified thereon) as to any remaining documents that are not in the Mortgage File and (ii) request that each Mortgage Loan Seller cause such document deficiency to be cured.

2.3.           Representations and Warranties of the Trustee. (a)  The Trustee hereby represents and warrants to the other parties hereto, and for the benefit of the Certificateholders, that as of the Closing Date:

(i)              the Trustee is a national banking association, duly organized, validly existing, and is in good standing under the laws of the United States; the Trustee possesses and shall continue to possess all requisite authority, power, licenses, permits, franchise and approvals to conduct its business and to execute, deliver and comply with its obligations under this Agreement;

(ii)             the execution and delivery of this Agreement by the Trustee and its performance and compliance with the terms of this Agreement will not violate the Trustee’s articles of association or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material contract, agreement or other instrument to which the Trustee is a party or which may be applicable to the Trustee or any of its assets, which default or breach of such material contract, agreement or other instrument would have a material adverse effect on the Trustee’s performance of its obligations hereunder;

(iii)            except to the extent that the laws of any jurisdiction in which a part of the Trust Fund may be located require that a co-trustee or separate trustee be appointed to act with respect to such property as contemplated by Section 8.10, the Trustee has the full power and authority to enter into and consummate the transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(iv)            this Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding obligation of the Trustee, enforceable against it in accordance with the terms of this Agreement, except as such enforcement may be limited by bankruptcy, insolvency, conservatorship, reorganization, receivership, moratorium or other laws relating to or affecting the rights of creditors generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law);

(v)             the Trustee, to its actual knowledge, is not in violation of, and the execution and delivery of this Agreement by the Trustee and its performance and compliance with the terms of this Agreement will not constitute a violation with respect to, any order or decree of any court or any order, law or regulation of any federal, state, municipal or governmental agency of or in the United States of America having jurisdiction, which violation would have consequences that would materially and adversely affect the condition (financial or other) or operations of the Trustee or that would materially affect the performance of its duties hereunder or thereunder;

(vi)            no consent, approval, authorization or order of, or registration of filing with, or notice to any court, governmental or regulatory agency or body, is required for the execution, delivery and performance by the Trustee of this Agreement or if required, such approval has been obtained prior to the Closing Date;

(vii)           to the best of the Trustee’s knowledge, no litigation is pending or threatened against the Trustee which would prohibit its entering into or materially and adversely affect its ability to perform its obligations under this Agreement; and

(viii)          the Trustee is covered by errors and omissions insurance coverage which is in full force and effect or otherwise complies with the requirements of Section 8.6(b).

(b)             The respective representations and warranties of the Trustee set forth in this Section 2.3 shall survive until the termination of this Agreement, and shall inure to the benefit of the other parties hereto.

2.4.           Representations and Warranties of the Certificate Administrator. (a)  The Certificate Administrator hereby represents and warrants to the other parties hereto, and for the benefit of the Certificateholders, that as of the Closing Date:

(i)              the Certificate Administrator is a national banking association, duly organized, validly existing, and is in good standing under the laws of the United States; the Certificate Administrator possesses and shall continue to possess all requisite authority, power, licenses, permits, franchise and approvals to conduct its business and to execute, deliver and comply with its obligations under this Agreement;

(ii)             the execution and delivery of this Agreement by the Certificate Administrator and its performance and compliance with the terms of this Agreement will not violate the Certificate Administrator’s articles of association or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material contract, agreement or other instrument to which the Certificate Administrator is a party or which may be applicable to the Certificate Administrator or any of its assets, which default or breach of such material contract, agreement or other instrument would have a material adverse effect on the Certificate Administrator’s performance of its obligations hereunder;

(iii)            except to the extent that the laws of any jurisdiction in which a part of the Trust Fund may be located require that a co-certificate administrator or separate certificate administrator be appointed to act with respect to such properties as contemplated by Section 8.10, the Certificate Administrator has the full power and authority to enter into and consummate the transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(iv)            this Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding obligation of the Certificate Administrator, enforceable against it in accordance with the terms of this Agreement, except as such enforcement may be limited by bankruptcy, insolvency, conservatorship, reorganization, receivership, moratorium or other laws relating to or affecting the rights of creditors generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law);

(v)             the Certificate Administrator, to its actual knowledge, is not in violation of, and the execution and delivery of this Agreement by the Certificate Administrator and its performance and compliance with the terms of this Agreement will not constitute a violation with respect to, any order or decree of any court or any order, law or regulation of any federal, state, municipal or governmental agency of or in the United States of America having jurisdiction, which violation would have consequences that would materially and adversely affect the condition (financial or other) or operations of the Certificate Administrator or that would materially affect the performance of its duties hereunder or thereunder;

(vi)           no consent, approval, authorization or order of, or registration of filing with, or notice to any court, governmental or regulatory agency or body, is required for the execution, delivery and performance by the Certificate Administrator of this Agreement or if required, such approval has been obtained prior to the Closing Date;

(vii)           to the best of the Certificate Administrator’s knowledge, no litigation is pending or threatened against the Certificate Administrator which would prohibit its entering into or materially and adversely affect its ability to perform its obligations under this Agreement; and

(viii)          the Certificate Administrator is covered by errors and omissions insurance coverage which is in full force and effect or otherwise complies with the requirements of Section 8.6(b).

(b)             The respective representations and warranties of the Certificate Administrator set forth in this Section 2.4 shall survive until the termination of this Agreement, and shall inure to the benefit of the other parties hereto.

2.5.            Representations and Warranties of the Operating Advisor. (a)  The Operating Advisor hereby represents and warrants to the other parties hereto, and for the benefit of the Certificateholders, that as of the Closing Date:

(i)              it is duly organized, validly existing and in good standing as a limited liability company under the laws of the State of New York; it possesses and shall continue to possess all requisite authority, power, licenses, permits, franchise, and approvals to conduct its business and to execute, deliver, and comply with its obligations under this Agreement;

(ii)             the execution and delivery of this Agreement and its performance of and compliance with the terms hereof in the manner contemplated by this Agreement will not violate its organizational documents, or any other material instrument governing its operations, or any laws, regulations, orders or decrees of any governmental authority applicable to it and will not constitute a default (or any event which, with notice or lapse of time or both, would constitute a default) under any material contract, agreement, or other instrument to which it is a party or which may be applicable to any of its assets, which violation or default would have consequences that would materially and adversely affect its financial condition or its ability to perform its obligations hereunder;

(iii)            this Agreement constitutes its valid, legal, and binding obligation enforceable against it in accordance with its terms, subject to bankruptcy and receivership laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance;

(iv)            it has the full power and authority to enter into and consummate the transactions contemplated by this Agreement; this Agreement has been duly executed and delivered by it;

(v)             all consents, approvals, authorizations, orders or filings of or with any court or governmental agency or body, if any, required for the execution, delivery and performance of this Agreement by it have been obtained or made;

(vi)            there is no pending action, suit or proceeding, arbitration or governmental investigation against it, the outcome of which, in its reasonable judgment, could reasonably be expected to prohibit it from entering into this Agreement or materially and adversely affect its ability to perform its obligations under this Agreement; and

(vii)           it has errors and omissions insurance which is in full force and effect or is self-insuring with respect to such risks, which in either case complies with the requirements of Section 3.11(e); and

(viii)          the Operating Advisor is a Qualified Operating Advisor.

The representations and warranties of the Operating Advisor set forth in this Section 2.5 shall survive until termination of this Agreement, and shall inure to the benefit of the other parties hereto.

2.6.           Representations and Warranties of the Servicer. (a)  Midland Loan Services, a Division of PNC Bank, National Association, as the Servicer, hereby represents and warrants to the other parties hereto, and for the benefit of the Certificateholders, that as of the Closing Date:

(i)              it is duly organized, validly existing and in good standing as a national banking association under the laws of the United States of America, and throughout the term of this Agreement it shall remain such a national banking association, duly authorized and qualified to transact business in the jurisdictions where the Properties are located to the extent required by applicable law and necessary to ensure the enforceability of the Whole Loan in accordance with the terms thereof and hereof; it possesses and shall continue to possess all requisite authority, power, licenses, permits, franchise, and approvals to conduct its business and to execute, deliver, and comply with its obligations under this Agreement;

(ii)             the execution and delivery of this Agreement and its performance of and compliance with the terms hereof in the manner contemplated by this Agreement will not violate its articles of association or by-laws, or any other material instrument governing its operations, or any laws, regulations, orders or decrees of any governmental authority applicable to it and will not constitute a default (or any event which, with notice or lapse of time or both, would constitute a default) under any material contract, agreement, or other instrument to which it is a party or which may be applicable to any of its assets, which violation or default would have consequences that would materially and adversely affect its financial condition or its ability to perform its obligations hereunder;

(iii)            this Agreement constitutes its valid, legal, and binding obligation enforceable against it in accordance with its terms, subject to bankruptcy and receivership laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance;

(iv)           it has the full power and authority to enter into and consummate the transactions contemplated by this Agreement; this Agreement has been duly executed and delivered by it;

(v)             all consents, approvals, authorizations, orders or filings of or with any court or governmental agency or body, if any, required for the execution, delivery and performance of this Agreement by it have been obtained or made;

(vi)           there is no pending action, suit or proceeding, arbitration or governmental investigation against it, the outcome of which, in its reasonable judgment, could reasonably be expected to prohibit it from entering into this Agreement or materially and adversely affect its ability to perform its obligations under this Agreement; and

(vii)           it has errors and omissions insurance and fidelity bond coverage which is in full force and effect or is self-insuring with respect to such risks, in either case in compliance with the requirements of Section 3.11(d).

(b)             The representations and warranties of the Servicer set forth in this Section 2.6 shall survive until termination of this Agreement, and shall inure to the benefit of the parties hereto.

2.7.           Representations and Warranties of the Special Servicer (a)  Rialto Capital Advisors, LLC, as the Special Servicer, hereby represents and warrants to the other parties hereto, and for the benefit of the Certificateholders, that as of the Closing Date:

(i)              it is duly organized, validly existing and in good standing as a limited liability company under the laws of the State of Delaware, and throughout the term of this Agreement it shall remain such a limited liability company, duly authorized and qualified to transact business in the jurisdictions where the Properties are located to the extent required by applicable law and necessary to ensure the enforceability of the Whole Loan in accordance with the terms thereof and hereof; it possesses and shall continue to possess all requisite authority, power, licenses, permits, franchise, and approvals to conduct its business and to execute, deliver, and comply with its obligations under this Agreement;

(ii)             the execution and delivery of this Agreement and its performance of and compliance with the terms hereof in the manner contemplated by this Agreement will not violate its organizational documents, or any other material instrument governing its operations, or any laws, regulations, orders or decrees of any governmental authority applicable to it and will not constitute a default (or any event which, with notice or lapse of time or both, would constitute a default) under any material contract, agreement, or other instrument to which it is a party or which may be applicable to any of its assets, which violation or default would have consequences that would materially and adversely affect its financial condition or its ability to perform its obligations hereunder;

(iii)            this Agreement constitutes its valid, legal, and binding obligation enforceable against it in accordance with its terms, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance;

(iv)            it has the full power and authority to enter into and consummate the transactions contemplated by this Agreement; this Agreement has been duly executed and delivered by it;

(v)             all consents, approvals, authorizations, orders or filings of or with any court or governmental agency or body, if any, required for the execution, delivery and performance of this Agreement by it have been obtained or made;

(vi)            there is no pending action, suit or proceeding, arbitration or governmental investigation against it, the outcome of which, in its reasonable judgment, could reasonably be expected to prohibit it from entering into this Agreement or materially and adversely affect its ability to perform its obligations under this Agreement; and

(vii)           it has errors and omissions insurance and fidelity bond coverage which is in full force and effect and complies with the requirements of Section 3.11(d).

(b)             The representations and warranties of the Special Servicer set forth in this Section 2.7 shall survive until termination of this Agreement, and shall inure to the benefit of the parties hereto.

2.8.            Representations and Warranties of the Depositor. (a)  The Depositor hereby represents and warrants to the other parties hereto, and for the benefit of the Certificateholders, that as of the Closing Date:

(i)              the Depositor is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to own its property, to carry on its business as presently conducted, to enter into and perform its obligations under this Agreement, and to create the trust pursuant hereto;

(ii)             the execution, delivery and performance of this Agreement by the Depositor have been duly authorized by all necessary corporate action on the part of the Depositor; neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions herein contemplated, nor the compliance with the provisions hereof, will conflict with or result in a breach of, or constitute a default under (A) any of the provisions of any law, rule, regulation, judgment, decree or order binding on the Depositor, (B) the organizational documents of the Depositor, or (C) the terms of any indenture or other agreement or instrument to which the Depositor is a party or by which it is bound or any statute, order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over it;

(iii)            the execution, delivery and performance by the Depositor of this Agreement and the consummation of the transactions contemplated hereby and thereby do not require the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any state, federal or other governmental authority or agency, except such as has been obtained, given, effected or taken prior to the date hereof;

(iv)            this Agreement has been duly executed and delivered by the Depositor and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding obligation of the Depositor enforceable against it in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other similar laws relating to or affecting the rights of creditors generally, and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law);

(v)             there are no actions, suits or proceedings pending or, to the best of the Depositor’s knowledge, threatened or likely to be asserted against or affecting the Depositor, before or by any court, administrative agency, arbitrator or governmental body (A) with respect to any of the transactions contemplated by this Agreement or (B) with respect to any other matter which in the judgment of the Depositor will be determined adversely to the Depositor and will, if determined adversely to the Depositor, materially and adversely affect its ability to perform its obligations under this Agreement;

(vi)           the Depositor is not in default with respect to any order or decree of any court or any order, regulation or demand of any federal, state, municipal or governmental agency, which default would materially and adversely affect the ability of the Depositor to perform its obligations hereunder;

(vii)          other than the actions taken pursuant to this Agreement, the Depositor has taken no action to impair or encumber the title to the Mortgage Loan or to subject it to any offsets, defenses or counterclaims during the Depositor’s ownership thereof;

(viii)         the Depositor is accounting for the transfer of the Mortgage Loan as a sale under generally accepted accounting principles and, for federal income tax purposes;

(ix)            the Depositor is not, and, after giving effect to the transfers contemplated under this Agreement, will not be, insolvent; and

(x)             the Depositor has not transferred the Mortgage Loan with an intent to hinder, delay or defraud its creditors.

(b)            The representations and warranties of the Depositor set forth in Section 2.8 shall survive until termination of this Agreement, and shall inure to the benefit of the Certificateholders, the Trustee, the Certificate Administrator, the Custodian, the Operating Advisor, the Servicer and the Special Servicer.

(c)            Neither the Depositor nor any of its Affiliates shall insure or guarantee distributions on the Certificates. Subject to Section 2.8(a) and (b), neither the Certificateholders, the Trustee or the Certificate Administrator on their behalf shall have any rights or remedies against the Depositor for any losses or other claims in connection with the Certificates or the Mortgage Loan except as expressly set forth herein.

2.9.           Representations and Warranties Contained in the Mortgage Loan Purchase Agreements. (a)  If (i) any party hereto (A) discovers or receives notice alleging that any document required to be delivered to the Custodian pursuant to Section 2.1 is not delivered as and when required, is not properly executed or is defective on its face (each, a “Defect”) or (B) discovers or receives notice alleging a breach of any representation or warranty made by a Mortgage Loan Seller relating to the Mortgage Loan as set forth in Exhibit A to a Mortgage Loan Purchase Agreement (a “Breach”) or (ii) the Special Servicer or the Depositor receives a Repurchase Communication of a request or demand for repurchase of the Mortgage Loan (or any Mortgage Loan Seller Percentage Interest therein) alleging a Defect or Breach (any such request or demand, a “Repurchase Request”), then such party shall give prompt written notice of such Defect, Breach or Repurchase Request to each Mortgage Loan Seller, the other parties hereto and the 17g-5 Information Provider (which shall promptly post the same to the 17g-5 Information Provider’s Website), to the extent notice has not previously been delivered to such Persons pursuant to this sentence, provided, the Custodian shall have no obligation to determine if a Breach has occurred. The Special Servicer shall determine if any such Defect or Breach materially and adversely affects the value of the Mortgage Loan or the interests of the

Certificateholders therein (any such Defect or Breach, a “Material Document Defect” and a “Material Breach,” respectively). If such Defect or Breach has been determined to be a Material Document Defect or Material Breach, then the Special Servicer shall promptly (but in any event within three (3) Business Days) give written notice thereof to each Mortgage Loan Seller, the other parties hereto and the 17g-5 Information Provider (which shall promptly post the same to the 17g-5 Information Provider’s Website). A Defect or Breach that causes the Mortgage Loan to fail to be a “qualified mortgage”, within the meaning of Section 860G(a)(3) of the Code (without regard to the rule in Treasury Regulations Sections 1.860G-2(f)(2) that treats certain “defective obligations” as “qualified mortgages”) will automatically be a Material Document Defect or Material Breach, respectively. If such determination is that the Defect or the Breach is a Material Document Defect or a Material Breach, the Special Servicer shall request that the applicable Mortgage Loan Seller (i) repurchase its respective Mortgage Loan Seller Percentage Interest in the Mortgage Loan at an amount equal to the Repurchase Price or (ii) promptly cure such Material Document Defect or Material Breach, as the case may be, in each case in accordance with the terms of the related Mortgage Loan Purchase Agreement. In the case of a Material Document Defect or Material Breach that causes the Mortgage Loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3), such repurchase or cure shall occur within 85 days of the date of discovery of such Material Document Defect or Material Breach by any party to this Agreement. If a Responsible Officer of the Certificate Administrator or a Servicing Officer of the Servicer or the Special Servicer, has actual knowledge that any Mortgage Loan Seller has defaulted on its obligation to repurchase its related Mortgage Loan Seller Percentage Interest in the Mortgage Loan under the related Mortgage Loan Purchase Agreement, such entity shall promptly notify the Trustee, the Certificate Administrator, the Operating Advisor, the Servicer and the Special Servicer, as applicable, and the Certificate Administrator shall notify the Certificateholders of such default. The Trustee shall not have any obligation to determine if a Material Breach has occurred. The Special Servicer shall enforce the obligations of each Mortgage Loan Seller under Section 8 of the applicable Mortgage Loan Purchase Agreement. Such enforcement, including, without limitation, the legal prosecution of claims, shall be carried out in such form, to such extent and at such time as if it were, in its individual capacity, the owner of the Mortgage Loan. The Special Servicer shall be reimbursed for the reasonable costs of such enforcement (it being understood that a Liquidation Fee shall be payable to the Special Servicer as and only to the extent provided herein): first, from a specific recovery of costs, expenses or attorneys’ fees against the applicable Mortgage Loan Seller; second, out of the applicable Mortgage Loan Seller Percentage Interest of the Repurchase Price, to the extent that such expenses are a specific component thereof; and third, if at the conclusion of such enforcement action it is determined that the amounts described in clauses first and second are insufficient, then pursuant to clause (viii) of Section 3.4(c) out of collections on the Mortgage Loan on deposit in the Collection Account.

If the Special Servicer or the Depositor receives a Repurchase Communication of a withdrawal of a Repurchase Request of which notice has been previously received or given and which withdrawal is by the Person making such Repurchase Request (a “Repurchase Request Withdrawal”), such party shall give written notice of such Repurchase Request Withdrawal to each Mortgage Loan Seller, the other parties hereto and the 17g-5 Information Provider (which shall promptly post the same to the 17g-5 Information Provider’s Website), to the extent notice has not previously been delivered to such Persons pursuant to this sentence.

Each notice of a Repurchase Request or Repurchase Request Withdrawal required to be given by a party pursuant to this Section 2.9(a) (each, a “Rule 15Ga-1 Notice”) shall be given no later than the tenth (10th) Business Day after receipt of a Repurchase Communication of such Repurchase Request or receipt of a Repurchase Communication of such Repurchase Request Withdrawal, and shall include (i) the identity of the Mortgage Loan, (ii) the date such Repurchase Request was received or the date such Repurchase Request Withdrawal was received, as applicable, (iii) if known, the basis for the Repurchase Request (as asserted in the Repurchase Request) and (iv) in the case of Rule 15Ga-1 Notices provided by the Special Servicer, a statement as to whether the Special Servicer currently plans to pursue such Repurchase Request.

In the event that the Trustee, the Certificate Administrator, the Custodian or the Servicer receives a Repurchase Communication of a Repurchase Request or Repurchase Request Withdrawal, such party shall promptly forward such Repurchase Request or Repurchase Request Withdrawal to the Special Servicer and include the following statement in the related correspondence: “This is a “Repurchase Request” or a “Repurchase Request Withdrawal” under Section 2.9(a) of the Trust and Servicing Agreement relating to the ILPT Trust 2019-SURF, Commercial Mortgage Pass-Through Certificates, Series 2019-SURF, requiring action by you as the recipient of such Repurchase Request or Repurchase Request Withdrawal thereunder”. Upon receipt of such Repurchase Request or Repurchase Request Withdrawal by the Special Servicer, the Special Servicer shall be deemed to be the recipient of such Repurchase Request or Repurchase Request Withdrawal, and the Special Servicer shall comply with the notice procedures set forth in this Section 2.9(a) with respect to such Repurchase Request or Repurchase Request Withdrawal.

No Person that is required to provide a Rule 15Ga-1 Notice pursuant to this Section 2.9(a) (a “Rule 15Ga-1 Notice Provider”) shall be required to provide any information in a Rule 15Ga-1 Notice that is protected by the attorney-client privilege or the attorney work product doctrine. Each Mortgage Loan Purchase Agreement will provide that (i) any Rule 15Ga-1 Notice provided pursuant to this Section 2.9(a) is so provided only to assist the related Mortgage Loan Seller, the Depositor and their respective Affiliates to comply with Rule 15Ga-1 under the Exchange Act, Items 1104 and 1121 of Regulation AB and any other requirement of law or regulation and (ii)(A) no action taken by, or inaction of, a Rule 15Ga-1 Notice Provider and (B) no information provided pursuant to this Section 2.9(a) by a Rule 15Ga-1 Notice Provider in a Rule 15Ga-1 Notice shall be deemed to constitute a waiver or defense to the exercise of any legal right that such Rule 15Ga-1 Notice Provider may have with respect to the Mortgage Loan Purchase Agreements, including with respect to any Repurchase Request that is the subject of a Rule 15Ga-1 Notice.

(b)             Upon receipt by the Servicer from any Mortgage Loan Seller of its Mortgage Loan Seller Percentage Interest of the Repurchase Price for the related Mortgage Loan Seller Percentage Interest in the Mortgage Loan, (i) the Servicer shall deposit such amount in the Collection Account, and shall cause a Servicing Officer to certify to the Trustee and the Certificate Administrator as to the receipt by the Servicer of the Mortgage Loan Seller Percentage Interest of the Repurchase Price and the deposit of the Mortgage Loan Seller Percentage Interest of the Repurchase Price into the Collection Account pursuant to this Section 2.9(b) and shall deliver to the Custodian a Request for Release, in the form of Exhibit B hereto, the Repurchase Mortgage File related to the applicable Mortgage Loan Seller Percentage Interest in the Mortgage Loan, (ii) the Trustee and the Certificate Administrator shall execute and deliver such instruments of transfer or assignment, in each case without recourse, representation or warranty (except that the applicable Mortgage Loan Seller Percentage Interest in the Mortgage Loan is owned by the Trust and is being sold free and clear of liens and encumbrances), as shall be prepared by such designee to vest in such designee the applicable Mortgage Loan Seller Percentage Interest in the Mortgage Loan released pursuant hereto and the Certificate Administrator, the Operating Advisor, the Trustee, the Servicer and the Special Servicer shall have no further responsibility with regard to the related Mortgage Loan Seller Percentage Interest in the Repurchase Mortgage File, (iii) the Custodian shall release the Repurchase Mortgage File pursuant to the Request for Release and (iv) if all of the Trust Notes are repurchased by the Mortgage Loan Sellers, the Servicer shall release or cause to be released to the applicable Mortgage Loan Seller any escrow payments and reserve funds held on the Trustee’s behalf, in respect of the related Mortgage Loan Seller Percentage Interest in the Mortgage Loan (to the extent any action of the Servicer is required to be taken in order to release any such escrow payments or reserve funds under the terms of the Loan Documents). If the Servicer continues to service the Whole Loan under this Agreement pursuant to the terms of the Intercreditor Agreement following any Mortgage Loan Seller’s repurchase of its related Mortgage Loan Seller Percentage Interest in the Mortgage Loan in accordance with the terms of the related Mortgage Loan Purchase Agreement, then the Servicer shall not be required to make any Monthly Payment Advances with respect to such Mortgage Loan Seller Percentage Interest in the Mortgage Loan.

Notwithstanding anything contained herein to the contrary, to that extent that any Mortgage Loan Seller repurchases its respective Mortgage Loan Seller Percentage Interest in the Mortgage Loan but not all of the Mortgage Loan Sellers have repurchased their respective Mortgage Loan Seller Percentage Interests in the Mortgage Loan pursuant to Section 8 of the related Mortgage Loan Purchase Agreement, each repurchased Trust Note will be considered a Companion Loan and (i) the Whole Loan shall continue to be serviced by the Servicer and, if applicable, the Special Servicer, in accordance with the terms of this Agreement and the Intercreditor Agreement on behalf of the repurchasing party or parties, the Certificateholders and the Companion Loan Holders as a collective whole, and the Servicer, or the Special Servicer, as applicable, shall be the sole representative of the Mortgage Loan Lender in connection with any enforcement, bankruptcy or other proceeding, (ii) the Custodian shall retain all portions of the Mortgage File (other than the original Trust Note relating to the repurchasing Mortgage Loan Seller’s or Sellers’ Mortgage Loan Seller Percentage Interest(s) in the Mortgage Loan), (iii) each repurchasing Mortgage Loan Seller shall be entitled to remittances on or prior to the Distribution Date of its pro rata share, based on its Mortgage Loan Seller Percentage Interest, of all amounts that would otherwise be available for distribution on such Distribution Date pursuant to this Agreement to Certificateholders (other than any Monthly Payment Advance and any Administrative Advance and in all cases subject to the allocation and distribution provisions of the Intercreditor Agreement) with respect to the Mortgage Loan and such amounts shall be wired in accordance with the directions provided to the Trustee and the Servicer by such repurchasing Mortgage Loan Seller at least 10 Business Days prior to the related Distribution Date, (iv) the repurchasing Mortgage Loan Seller shall be entitled to receive any and all reports and have access to any and all information that a Certificateholder would otherwise have under the terms of this Agreement, (v) no amendment may be made to this Agreement that would materially and adversely affect the rights of a repurchasing Mortgage Loan Seller in respect of the repurchasing Mortgage Loan Seller’s Mortgage Loan Seller Percentage Interest in the Mortgage Loan without the consent of such repurchasing Mortgage Loan Seller, and (vi) to the extent this Agreement refers to the “Mortgage File”, such references shall be construed to mean the Mortgage File for the entire Mortgage Loan (except that references to any Trust Note in favor of the repurchasing Mortgage Loan Seller shall be construed to instead refer to a copy of such Trust Note). Neither the Servicer nor the Trustee shall make any Monthly Payment Advance or Administrative Advance with respect to any Mortgage Loan Seller Percentage Interest in the Mortgage Loan that has been repurchased as described herein.

(c)             Notwithstanding anything to the contrary herein, no Defect (except for a Defect with respect to the document described in clause (i) of Section 2.1(b) and the documents described in clauses (ii)(B), (C), (D) and (H) of Section 2.1(b)) shall be considered to be a Material Document Defect unless the document with respect to which a Defect exists is required in connection with (A) an imminent enforcement of the Mortgage Loan Lender’s rights or remedies under the Mortgage Loan; (B) defending any claim asserted by the Borrowers or third party with respect to the Mortgage Loan; (C) establishing the validity or priority of any lien on any collateral securing the Mortgage Loan; or (D) any immediate significant servicing obligations, including without limitation, making a claim under a title policy. Notwithstanding the foregoing, the failure of the Mortgage Loan Sellers to deliver to the Trustee and the Custodian copies of the UCC financing statements with respect to the Mortgage Loan shall not be a Material Document Defect. The Trust’s sole remedy against each Mortgage Loan Seller in connection with a Material Document Defect shall be to enforce the repurchase claim in accordance with the provisions of the applicable Mortgage Loan Purchase Agreement.

In addition, if there is a Material Breach or Material Document Defect with respect to one or more Properties, no Mortgage Loan Seller will be obligated to repurchase its Mortgage Loan Seller Percentage Interest in the Mortgage Loan if (i) the affected Property may be released pursuant to the terms of any partial release provisions in the Loan Documents (and such Property is, in fact, released), (ii) the remaining Property(ies) satisfy the requirements, if any, set forth in the Loan Documents and the Mortgage Loan Sellers provide an opinion of counsel to the effect that such release would not cause an adverse REMIC event to occur and (iii) each Rating Agency has provided a Rating Agency Confirmation.

2.10.        Issuance of Uncertificated Lower-Tier Interests; Execution and Delivery of Certificates. The Trustee acknowledges the assignment in trust by the Depositor to the Trustee of the Trust Notes and other assets comprising the Trust Fund. Concurrently with such assignment and delivery and in exchange therefor, the Trustee acknowledges the issuance of (i) the Uncertificated Lower-Tier Interests to the Depositor and (ii) the Class LT-R Interest, in exchange for the Mortgage Loan, receipt of which is hereby acknowledged, and immediately thereafter, the Certificate Administrator acknowledges that it (i) has executed and has authenticated and delivered to or upon the order of the Depositor, the Regular Certificates and has issued the Class UT-R Interest in exchange for the Uncertificated Lower-Tier Interests and (ii) has executed and has authenticated and delivered to or upon the order of the Depositor, the Class R Certificates, representing the Class LT-R and Class UT-R Interests, and the Depositor hereby acknowledges the receipt by it or its designees, of the Regular Certificates and the Class

R Certificates in authorized denominations, evidencing the entire beneficial ownership of the Upper-Tier REMIC.

2.11.          Miscellaneous REMIC Provisions.

(a)             The Class A, Class X-A, Class B, Class C and Class HRR Certificates are hereby designated as the “regular interests” in the Upper-Tier REMIC within the meaning of Section 860G(a)(1) of the Code, and the Class UT-R Interest, evidenced by the Class R Certificates, is hereby designated as the sole class of “residual interests” in the Upper-Tier REMIC within the meaning of Section 860G(a)(2) of the Code.

(b)             The Class LA, Class LB, Class LC and LHRR Uncertificated Interests are hereby designated as the “regular interests” in the Lower-Tier REMIC within the meaning of Section 860G(a)(1) of the Code, and the Class LT-R Interest, represented by the Class R Certificates, is hereby designated as the sole class of “residual interests” in the Lower-Tier REMIC within the meaning of Section 860G(a)(2) of the Code.

3.                  ADMINISTRATION AND SERVICING OF THE MORTGAGE LOAN

3.1.            Servicer to Act as the Servicer; Special Servicer to Act as the Special Servicer. The Servicer and the Special Servicer, each as an independent contractor, shall service and administer the Mortgage Loan (and the Companion Loans) and administer Foreclosed Property solely on behalf of the Trust Fund, in the best interest of, and for the benefit of, the Certificateholders and the Companion Loan Holders as a collective whole as if such Certificateholders and Companion Loan Holders constituted one lender (as determined by the Servicer or the Special Servicer, as applicable, in the exercise of its good faith and reasonable judgment) in accordance with applicable law (including the REMIC Provisions), the terms of this Agreement, the Intercreditor Agreement and the Loan Documents and, to the extent consistent with the foregoing, the following standards: (i) the higher of (a) the same manner in which and with the same care, skill, prudence and diligence with which the Servicer or the Special Servicer, as applicable, services and administers similar loans and administers foreclosed properties for other third-party portfolios, giving due consideration to customary and usual standards of practice of prudent institutional commercial mortgage lenders in servicing their own loans and administering their own foreclosed properties and (b) the care, skill, prudence and diligence the Servicer or the Special Servicer, as applicable, uses for loans which it owns or for foreclosed properties it owns and administers; (ii) with a view to the timely collection of (a) all scheduled payments of principal and interest under the Mortgage Loan and the Companion Loans or, if the Mortgage Loan or a Companion Loan comes into and continues in default and if no satisfactory arrangements can be made for the collection of the delinquent payments, the maximization of the recovery on the Whole Loan to the Certificateholders and the Companion Loan Holders (as a collective whole as if the Certificateholders and the Companion Loan Holders constituted a single lender) on a net present value basis and (b) all Borrower Reimbursable Trust Fund Expenses and other amounts due under the Loan Documents and (iii) without regard to any conflicts that may arise with respect to:

(A)           any relationship that the Servicer or the Special Servicer or any affiliate thereof may have with any of the Borrowers, any Mortgage Loan Seller, any Companion Loan Holder, the Depositor or any of their respective affiliates;

(B)            the ownership of any Certificate or any Companion Loan or any interest in any Companion Loan or any mezzanine loan by the Servicer or Special Servicer or by any affiliate of the Servicer or the Special Servicer;

(C)            in the case of the Servicer, its obligation to make Advances;

(D)           the right of the Servicer or the Special Servicer or any affiliate thereof to receive reimbursement of costs, compensation or other fees (other than Advances), or the sufficiency of any compensation payable to it under this Agreement or with respect to any particular transaction; or

(E)            the ownership, servicing or management for others of any other loans or property by the Servicer or the Special Servicer.

Subject to the above-described servicing standards (hereinafter referred to as “Accepted Servicing Practices”) and the terms of this Agreement, the Intercreditor Agreement and of the Loan Documents, the Servicer and the Special Servicer each shall have full power and authority, acting alone and/or through one or more sub-servicers as provided in Section 3.2, to do or cause to be done any and all things (including exercising the rights of the lender) in connection with such servicing and administration which it may deem necessary or desirable. The Servicer and the Special Servicer shall service and administer the Whole Loan in accordance with applicable state and federal law. At the written request of the Servicer or the Special Servicer, as applicable, accompanied by the form of power of attorney or other documents being requested, the Trustee shall furnish to the Servicer or the Special Servicer any powers of attorney (substantially in the form of Exhibit N hereto or such other form as reasonably acceptable to the Trustee and the Servicer or the Special Servicer, as applicable) and other documents necessary or appropriate to enable such Servicer or the Special Servicer to carry out its servicing and administrative duties hereunder, and the Trustee shall not be held responsible (and shall be indemnified by the Servicer or the Special Servicer) for any negligence or misuse by the Servicer or the Special Servicer in its uses of any such powers of attorney or other document. Notwithstanding anything contained herein to the contrary, the Servicer and the Special Servicer shall not without the Trustee’s prior written consent: (i) initiate any action, suit or proceeding solely under the Trustee’s name without indicating the representative capacity of the Servicer or the Special Servicer, as applicable, or (ii) take any action with the intent to, and which actually does cause, the Trustee to be registered to do business in any state.

The liability of each of the Servicer and the Special Servicer, as applicable, for actions and omissions in its capacity as Servicer and the Special Servicer, respectively, hereunder is limited as provided herein (including, without limitation, pursuant to Section 6.3). Nothing contained in this Agreement shall be construed as an express or implied guarantee by the Servicer or the Special Servicer of the collectibility of the Mortgage Loan or the Companion Loans.

The parties hereto acknowledge that the Whole Loan is subject to the terms and conditions of the Intercreditor Agreement, and each such party agrees that the provisions of the Intercreditor Agreement that are required by their terms to be set forth in this Agreement are hereby incorporated herein. With respect to the Whole Loan, the Trustee, the Certificate Administrator, the Custodian, the Servicer and the Special Servicer recognize the respective rights and obligations of the Trust and the Companion Loan Holders under the Intercreditor Agreement, including (i) with respect to the allocation of collections on or in respect of the Trust Notes and the Non-Trust Notes, (ii) with respect to the allocation of expenses and losses on or in respect of the Trust Notes and Non-Trust Notes and (iii) the consultation rights of the Companion Loan Holders, in each case as and to the extent provided in the Intercreditor Agreement. Each of the Servicer and the Special Servicer shall comply with the provisions of the Intercreditor Agreement and shall perform all duties and obligations to be performed by a servicer and perform all servicing-related duties and obligations to be performed by the holder of the related Mortgage Loan pursuant to the Intercreditor Agreement. The parties hereto agree that any conflict between the terms of this Agreement and the terms of the Intercreditor Agreement shall be resolved in favor of the Intercreditor Agreement.

With respect to the Companion Loans, the Servicer or the Special Servicer as applicable shall prepare and make available (or to the extent required pursuant to the terms of the Intercreditor Agreement, deliver) to the Companion Loan Holders all notices, reports, statements and communications required to be delivered or made available to the Companion Loan Holders pursuant to the terms of Intercreditor Agreement.

Notwithstanding anything contained herein to the contrary, at no time shall the Servicer or the Trustee be required to make any administrative advance or advance of delinquent scheduled monthly payments of principal or interest with respect to the Companion Loans.

3.2.            Sub-Servicing Agreements. (a)   The Servicer and the Special Servicer, each at its own expense without a right of reimbursement under this Agreement or otherwise, may enter into sub-servicing agreements with sub-servicers for the servicing and administration of the Mortgage Loan and the Companion Loans, provided that (i) any such sub-servicing agreement shall be upon such terms and conditions as are not inconsistent with this Agreement and the Intercreditor Agreement and as the Servicer or the Special Servicer, as applicable, and the sub-servicer have agreed, and (ii) no sub-servicer retained by the Servicer or the Special Servicer, as applicable, shall grant any modification, waiver, or amendment to the Loan Documents without the approval of the Servicer or the Special Servicer, as applicable. References in this Agreement to actions taken or to be taken, and limitations on actions permitted to be taken, by the Servicer or the Special Servicer, as applicable, in servicing the Whole Loan include actions taken or to be taken by a sub-servicer on behalf of the Servicer or the Special Servicer, as applicable. Each sub-servicer shall be (i) authorized to transact business and licensed in the applicable state(s), if, and to the extent, required by applicable law to enable the sub-servicer to perform its obligations under the applicable sub-servicing agreement, and (ii) qualified to perform its obligations under the applicable sub-servicing agreement. For purposes of this Agreement, the Servicer or the Special Servicer, as applicable, shall be deemed to have received any amount when the sub-servicer receives such amount, irrespective of whether such amount is remitted to the Servicer or the Special Servicer, as applicable, for deposit in the Collection Account, any Cash Collateral Account, any Reserve Account or the

Distribution Account, as applicable, and actions taken by the sub-servicer shall be deemed to be actions of the Servicer or the Special Servicer, as applicable. The Servicer or the Special Servicer, as applicable, shall notify the Trustee, the Certificate Administrator, the Borrowers and the Depositor (and in the case of the Special Servicer, the Special Servicer shall notify the Operating Advisor) in writing promptly upon the appointment of any sub-servicer and promptly furnish the Trustee and the Certificate Administrator, upon its request, with a copy of the sub-servicing agreement. No sub-servicer shall be permitted to enter into any sub-servicing agreement with other sub-servicers without the prior written consent of the Servicer or the Special Servicer, as applicable.

(b)             Notwithstanding any sub-servicing agreement, the Servicer and the Special Servicer, as applicable, shall remain obligated and liable to the Trustee, the Certificateholders and the Companion Loan Holders for the servicing and administering of the Mortgage Loan, the Companion Loans or the Foreclosed Property, as applicable, in accordance with the provisions of Section 3.1 without diminution of such obligation or liability by virtue of such sub-servicing agreement, or by virtue of indemnification from a sub-servicer, and to the same extent and under the same terms and conditions as if the Servicer or the Special Servicer, as applicable, alone were servicing and administering the Mortgage Loan, the Companion Loans or the Foreclosed Property, as applicable,.

(c)             Any sub-servicing agreement entered into by the Servicer or the Special Servicer, as applicable, shall provide that it may be assumed or terminated by (i) the Trustee if the Trustee has assumed the duties of the Servicer or the Special Servicer, as applicable, or if the Servicer or the Special Servicer, as applicable, is otherwise terminated pursuant to the terms of this Agreement, (ii) a successor Servicer or the Special Servicer, as applicable, if such successor Servicer or the Special Servicer, as applicable, has assumed the duties of the Servicer or the Special Servicer, as applicable, without cost or obligation to the Trustee, the Certificate Administrator, the successor Servicer or the Special Servicer, as applicable, the Trust or the Trust Fund or (iii) by the Servicer or the Special Servicer, as applicable, if at any time the related sub-servicer is a Credit Risk Retention Affiliate of the Third Party Purchaser if such sub-servicer is a “servicer” as contemplated by Item 1108(a)(2) of Regulation AB.

(d)             Any sub-servicing agreement, and any other transactions or services relating to the Mortgage Loan, the Companion Loans or Foreclosed Property, as applicable, involving a sub-servicer, shall be deemed to be between the Servicer or the Special Servicer, as applicable, and such sub-servicer alone, and the Trustee, the Certificate Administrator, the Operating Advisor, the Depositor, the Trust, the Servicer or the Special Servicer, as applicable, and the Certificateholders and the Companion Loan Holders shall not be deemed parties thereto and shall have no claims, rights, obligations, duties or liabilities with respect to the sub-servicer, and no provision herein shall be construed so as to require the Trust, the Trustee, the Certificate Administrator, the Operating Advisor or the Depositor to indemnify any such sub-servicer. The Servicer and the Special Servicer, as applicable, are permitted, at its own expense, or to the extent that a particular expense is provided herein to be an Advance or an expense of the Trust, at the expense of the Trust, to utilize other agents or attorneys typically used by servicers of mortgage loans underlying commercial mortgage backed securities in performing its obligations under this Agreement (including, but not limited to, inspectors, appraisers, engineers, insurance, tax or UCC consultants and property managers).

(e)             Notwithstanding anything herein, each of the initial Servicer and the initial Special Servicer may delegate certain of its duties and obligations hereunder to an Affiliate of the Servicer or Special Servicer, as applicable. Such delegation shall not be considered a sub-servicing agreement hereunder, and the requirements and obligations set forth herein applicable to sub-servicing agreements, sub-servicers or Servicing Function Participants shall not be applicable to such arrangement. Notwithstanding any such delegation, the Servicer and the Special Servicer shall remain obligated and liable for the performance of their respective obligations and duties under this Agreement in accordance with the provisions hereof to the same extent and under the same terms and conditions as if each alone were servicing and administering the Mortgage Loan, the Companion Loans or the Foreclosed Property, as applicable, as required hereby.

(f)              No party shall enter into a sub-servicing agreement in connection with this transaction with a sub-servicer that is a Credit Risk Retention Affiliate of the Third Party Purchaser if such sub-servicer would be a “servicer” as contemplated by Item 1108(a)(2) of Regulation AB. The parties to this Agreement, absent actual knowledge to the contrary, may conclusively rely upon a representation of any initial sub-servicer that such sub-servicer is not, to its actual knowledge, a Credit Risk Retention Affiliate of the Third Party Purchaser. If at any time a sub-servicer is a “servicer” as contemplated by Item 1108(a)(2) of Regulation AB and is a Credit Risk Retention Affiliate of the Third Party Purchaser, the Trustee, Servicer or Special Servicer, as applicable and to the extent it has actual knowledge of such affiliation, shall terminate such sub-servicer in accordance with clause (c) above.

3.3.            Cash Collateral Account. A Cash Collateral Account has been or shall be established pursuant to the terms of the Loan Agreement. The Servicer shall exercise and enforce the rights of the Trust Fund with respect to the Cash Collateral Account under the Loan Agreement in accordance with Accepted Servicing Practices and the other terms of this Agreement and the other Loan Documents.

3.4.            Collection Account. (a)  The Servicer shall establish and maintain in the name of “Midland Loan Services, a Division of PNC Bank, National Association, as Servicer on behalf of Wells Fargo Bank, National Association, as Trustee for the benefit of the Certificateholders of ILPT Trust 2019-SURF, Commercial Mortgage Pass-Through Certificates, Series 2019-SURF and any Holders of the Companion Loans” one or more segregated deposit accounts (the “Collection Account”). The Collection Account must be an Eligible Account. The Servicer shall deposit or cause to be deposited into the Collection Account within two (2) Business Days after receipt of properly identified and available funds, the following amounts representing payments and collections received or made during each Collection Period on or with respect to the Whole Loan:

(i)              all payments on account of principal on the Mortgage Loan (or the Companion Loans, as applicable);

(ii)             all payments on account of interest on the Mortgage Loan (or the Companion Loans, as applicable), including Default Interest;

(iii)            any amount representing reimbursements by the Borrowers of Advances, interest thereon, and any other expenses of the Depositor, the Trustee, the Certificate Administrator, the Custodian, the Operating Advisor, the Servicer or the Special Servicer, as applicable, as required by the Loan Documents or hereunder;

(iv)            any other amounts payable for the benefit of the Servicer, the Special Servicer, the Operating Advisor, the Trustee, the Certificate Administrator, the Custodian, the Certificateholders or the Companion Loan Holders under the Whole Loan;

(v)             any amounts required to be deposited pursuant to Section 3.8(b) in connection with net losses realized on Permitted Investments with respect to funds held in the Collection Account;

(vi)            all Net Foreclosure Proceeds received from the Special Servicer pursuant to Section 3.14 and all Net Liquidation Proceeds, Insurance Proceeds and Condemnation Proceeds (to the extent not made available for the repair or restoration of the affected portion of a Property); and

(vii)           any other amounts required by the provisions of this Agreement to be deposited into the Collection Account by the Servicer, including, without limitation, any (1) proceeds of any repurchase of the Mortgage Loan (or any Mortgage Loan Seller Percentage Interest therein) pursuant to Section 2.9(b) and the Mortgage Loan Purchase Agreements, (2) proceeds of the sale of the Mortgage Loan and/or a Companion Loan by the Special Servicer pursuant to Section 3.16, or (3) amounts payable under the Loan Documents by any Person to the extent not specifically excluded.

The foregoing requirements for deposits in the Collection Account by the Servicer shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments (if any) in the nature of additional compensation (other than Default Interest and late payment charges) to which the Servicer or Special Servicer, as applicable are entitled pursuant to Section 3.17 and any reimbursement made by the Borrowers of expenses of the Servicer or the Special Servicer need not be deposited in the Collection Account by the Servicer or Special Servicer and, to the extent permitted by applicable law, the Servicer or the Special Servicer, as applicable, shall be entitled to retain any such fees and expense reimbursements received with respect to the Mortgage Loan and the Companion Loans. Upon receipt of any of the amounts described in clauses (i) through (iv) and (vi) through (vii) of the first paragraph of this Section 3.4(a) with respect to any Specially Serviced Mortgage Loan, the Special Servicer shall promptly, but in no event later than one Business Day after receipt, remit such amounts to the Servicer for deposit into the Collection Account, unless the Special Servicer determines, consistent with Accepted Servicing Practices, that a particular item should not be deposited because of a restrictive endorsement.

(b)             Funds in the Collection Account may be invested in Permitted Investments in accordance with the provisions of Section 3.8. The Servicer shall on the Closing Date give written notice to the Certificate Administrator of the location and account number of the Collection Account and shall notify the Certificate Administrator in writing prior to any subsequent change thereof.

(c)           On or prior to each Remittance Date (or, following the securitization of any Companion Loan, in the case of clauses (vi), (vii) and (viii) below, on the earlier of (A) the Remittance Date and (B) the Business Day succeeding the “determination date” (or other analogous term) set forth in the related Other Pooling and Servicing Agreement), prior to the remittance of funds to the Certificate Administrator for deposit in the Distribution Account pursuant to Section 3.5, the Servicer shall make withdrawals from the Collection Account (which withdrawals shall be the only permitted withdrawals from the Collection Account by the Servicer) and related remittances as described below (the order set forth below not constituting an order of priority for such withdrawals unless otherwise indicated):

(i)            to withdraw funds deposited in the Collection Account in error;

(ii)           to reimburse (or pay) the Trustee (and, via the related Other Servicer, each Other Trustee) and the Servicer (and each Other Servicer), in that order, for any unreimbursed Nonrecoverable Advances made by each together with unpaid interest thereon at the Advance Rate in the following order of priority;

(A)          first, to reimburse Nonrecoverable Advances that are Property Protection Advances relating to the Mortgage Loan and the Properties and interest thereon;

(B)          second, to first reimburse Nonrecoverable Advances that are Monthly Payment Advances, Administrative Advances or Companion Loan Advances on the Notes and interest thereon, on a pro rata and pari passu basis; and

(C)          third, to reimburse each Other Servicer and Other Trustee for payments made in excess of the share of Nonrecoverable Advances allocated to the Companion Loan included in such Other Securitization Trust previously paid from general collections on the related Other Securitization Trust;

(iii)          concurrently, to pay (A) the Servicing Fee to the Servicer (or, with respect to any Excess Servicing Fee Rights, to pay Midland Loan Services, a Division of PNC Bank, National Association, or its assignee, if Midland Loan Services, a Division of PNC Bank, National Association is no longer the Servicer, any such Excess Servicing Fee Rights pursuant to Section 3.17), (B) the Certificate Administrator Fee (including the portion that is the Trustee Fee) to the Certificate Administrator and (C) to pay the Operating Advisor Fee to the Operating Advisor, as applicable;

(iv)          to pay the Operating Advisor the Operating Advisor Consulting Fee (but only to the extent actually received from the Borrowers);

(v)           to pay (a) first, the Servicer, as additional compensation, any income earned (net of losses (subject to Section 3.8(b)) on the investment of funds deposited in the Collection Account and any Reserve Account (to the extent not payable to the Borrowers); and (b) second, the Special Servicer, the Special Servicing Fee, Workout Fee and Liquidation Fee (in each case, if any);

(vi)          to reimburse the Trustee (and, via the related Other Servicer, each Other Trustee) and the Servicer (and each Other Servicer), in that order, for (a) Advances or Companion Loan Advances, as applicable, made by each and not previously reimbursed from late payments received during the applicable period on the Whole Loan, Liquidation Proceeds, Condemnation Proceeds (to the extent not made available for the repair or restoration of the affected portion of a Property), Insurance Proceeds and other collections on the Whole Loan; provided, that any Advance or Companion Loan Advance, as applicable, that has been determined to be a Nonrecoverable Advance shall be reimbursed pursuant to clause (ii) above and (b) unpaid interest on such Advances or Companion Loan Advances, as applicable, at the Advance Rate; provided, that prior to (x) final liquidation of the Properties or (y) the final payment and release of the Mortgage, interest on Advances or Companion Loan Advances, as applicable, shall be paid first out of Default Interest or late payment charges collected in the related Collection Period before such interest on Advances or Companion Loan Advances, as applicable, is paid out of other amounts collected in respect of the Whole Loan;

(vii)         to make any other required payments (other than payments under clause (ii) above and normal monthly remittances and reimbursements pursuant to clause (viii) below) due under the Intercreditor Agreement to any Companion Loan Holder;

(viii)        to remit to the Certificate Administrator and each Companion Loan Holder, as applicable, all remaining amounts on deposit in the Collection Account payable to the Mortgage Loan holder and related Companion Loan Holder, as applicable, pursuant to the Intercreditor Agreement with respect to such Mortgage Loan or Companion Loan, exclusive of any outstanding amounts reimbursable to the Servicer, the Special Servicer, the Trustee or the Trust and allocable to such Mortgage Loan or Companion Loan, as applicable, in accordance with the Intercreditor Agreement;

(ix)           to reimburse the Trustee, the Servicer and the Special Servicer, in that order, for expenses incurred by them in connection with the liquidation of the Whole Loan or the Properties and not otherwise covered and paid by an insurance policy or deducted from the proceeds of liquidation;

(x)            concurrently, to pay to the Servicer and the Special Servicer, as applicable, as additional compensation, (a) to the extent actually received from the Borrowers and allocated as such pursuant to the terms of the Loan Documents and this Agreement and deposited into the Collection Account by the Servicer, any payments in the nature of late payment fees and Default Interest (to the extent remaining after payments pursuant to clause (vi) above), assumption fees, assumption application fees, substitution fees, release fees, Modification Fees, defeasance fees, insufficient funds fees, consent fees, amounts collected for checks returned for insufficient funds, charges for beneficiary statements to the extent the related beneficiary statement is prepared by the Servicer or the Special Servicer, as applicable, and other similar fees and expenses and (b) any income earned (net of losses) on the investment of funds deposited in the Collection Account and the Foreclosed Property Account; provided, that such amounts received during each Collection Period shall not be required to be deposited into the Collection Account and withdrawn pursuant to this clause (x) solely for the purpose of determining the Available

Funds Reduction Amount in connection with the calculation of Available Funds for the related Distribution Date;

(xi)           to reimburse the Operating Advisor for any Operating Advisor Expenses incurred by and reimbursable to it by the Trust pursuant to Section 9.5(j);

(xii)          to pay any accrued and unpaid CREFC® Intellectual Property Royalty License Fees to CREFC®;

(xiii)         to the extent not previously paid or advanced pursuant to this Agreement and subject to the terms of the Intercreditor Agreement with respect to amounts allocable to any Companion Loan, to pay to the Certificate Administrator (or set aside for eventual payment) any and all taxes imposed on the Trust or the Trust Fund by federal or state governmental authorities; provided, that, if such taxes are the result of the Depositor’s, Servicer’s, Special Servicer’s, the Operating Advisor’s, Certificate Administrator’s, Trustee’s or Custodian’s, as applicable, negligence, bad faith or willful misconduct in performing its obligations hereunder, such amounts may not be withdrawn from the Collection Account, but shall be paid by such party pursuant to Sections 6.5 and 8.12, as applicable; and

(xiv)         to pay or reimburse the Certificate Administrator, the Trustee, the Custodian, the Depositor, the Operating Advisor, the Servicer and the Special Servicer, in that order, for any other amounts (including any Trust Fund Expenses) then due and payable or reimbursable to each pursuant to the terms of this Agreement and the Intercreditor Agreement and not previously paid or reimbursed pursuant to the preceding clauses.

Notwithstanding the foregoing, (a) with respect to any Monthly Payment Advance, Administrative Advance or Companion Loan Advance (including interest on such Advances), such Advances shall be reimbursed from collections on the Whole Loan prior to any distributions to the holders of the Notes; provided, that (i) any such Advances (including interest thereon) outstanding in respect of the Notes will be reimbursed (on a Pro Rata and Pari Passu Basis as between such Notes, based on the respective outstanding principal balances of such Notes and (b) with respect to reimbursements of Companion Loan Advances (including interest thereon) described in clauses (ii) and (vi) above and clause (a) of this paragraph, the Servicer is only required to remit funds from the Collection Account (1) to the related Other Servicer and (2) only if the Servicer has received a request for reimbursement of such Companion Loan Advances (including interest thereon) from such Other Servicer 2 Business Days prior to the applicable Remittance Date.

Notwithstanding the foregoing, with respect to any Remittance Date, in no event will the Servicer be permitted to make a withdrawal pursuant to clauses (iii), (v)(b), (vi), (ix), (xi) or (xiv) above to the extent that, (1) the item proposed to be withdrawn, if not withdrawn, would be required to be advanced by the Servicer as an Administrative Advance or a Monthly Payment Advance with respect to such Remittance Date and (2) as a result of such withdrawal, the amount on deposit in the Collection Account after giving effect to the withdrawal would be less than the amount of the Required Advance Amount; provided that the Servicer shall be permitted to make withdrawals from the Collection Account as specified above in this Section 3.4(c) up to an amount that would result in funds remaining in the Collection Account equaling or exceeding the Required Advance Amount. Notwithstanding the foregoing, such withdrawal limitations shall not apply upon (1) the final liquidation of the Whole Loan and/or the Foreclosed Property, (2) the final payment of the Whole Loan and release of the Mortgage or (3) the determination that any Advance that would increase the currently unreimbursed Advances in the aggregate would be a Nonrecoverable Advance. In addition, notwithstanding the foregoing, the Servicer shall make Administrative Advances in the amounts, and under the circumstances and conditions, set forth in Section 3.23. In addition, the Servicer shall remit each Companion Loan Holder’s share of any late collections received by the Servicer from the Borrowers to such Companion Loan Holder (or, to the extent the related Companion Loan is included in an Other Securitization Trust, the Other Master Servicer under the related Other Pooling and Servicing Agreement) within two (2) Business Days of receipt of properly identified funds.

The Servicer shall pay to the Operating Advisor, the Certificate Administrator and the Trustee and advance or pay to the Special Servicer or the Depositor, if applicable, from the Collection Account as provided above amounts permitted to be paid to the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee and the Depositor therefrom, on the Remittance Date following receipt of certificates (received at least two (2) Business Days prior to the Remittance Date) of a Servicing Officer of the Special Servicer, a Responsible Officer of the Operating Advisor, the Certificate Administrator or the Trustee or an officer of the Depositor, as applicable, describing the item and amount to which the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee or the Depositor, respectively, are entitled; provided, the Servicer shall pay the Certificate Administrator Fee to the Certificate Administrator without requiring the delivery of such certificate and shall pay to the Operating Advisor the Operating Advisor Fee and any Operating Advisor Consulting Fee without requiring the delivery of such certificate. The Servicer may rely conclusively on any such certificate, shall have no duty to recalculate the amounts stated therein and shall have no liability if the amount paid in reliance thereon is an amount to which the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee or the Depositor, as applicable, is not entitled.

(d)           The Certificate Administrator shall establish and maintain in the name of the Certificate Administrator and for the benefit of the Trustee and the Certificateholders, a segregated non-interest bearing reserve account that is an Eligible Account or subaccount of an Eligible Account (and which may be a subaccount of the Distribution Account) (the “Interest Reserve Account”). Funds on deposit in the Interest Reserve Account shall be uninvested. On each Distribution Date occurring in January of each year (other than a leap year and commencing in 2021) and February of each year (commencing in 2020) (unless, in either case, such Distribution Date is the final Distribution Date), the Certificate Administrator shall deposit into the Interest Reserve Account an amount equal to one day’s net interest collected on the principal balance of the Mortgage Loan as of the Loan Payment Date occurring in the calendar month in which such Distribution Date occurs at the Net Mortgage Rate to the extent a full Monthly Payment or Monthly Payment Advance is made in respect thereof (all amounts so deposited in any January or February, “Withheld Amounts”). For purposes of this calculation, the Net Mortgage Rate for those months will be calculated without regard to any adjustment for Withheld Amounts or the interest accrual basis as described in the definition of “Net Mortgage Rate”. On each Remittance Date occurring in March (or February, if the related Distribution

Date is the final Distribution Date), the Certificate Administrator shall withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January and, if applicable, February (or only January, if the related Distribution Date in February is the final Distribution Date), if any, and transfer such amounts into the Distribution Account.

3.5.          Distribution Account. (a)  The Certificate Administrator shall establish and maintain in the name of the Certificate Administrator for the benefit of the Trustee and the Certificateholders a segregated non-interest bearing trust account (the “Distribution Account”), which shall be deemed to include the Lower-Tier Distribution Account and the Upper-Tier Distribution Account, which shall be subaccounts of the Distribution Account for the benefit of the Certificateholders and the Trustee, as holder of the Uncertificated Lower-Tier Interests. The Distribution Account must be an Eligible Account. On each Remittance Date, the Available Funds in the Collection Account (other than any Withheld Amounts to be added to such funds pursuant to Section 3.4(d)) shall be remitted by the Servicer to the Certificate Administrator for deposit into the Distribution Account (or, in the case of Withheld Amounts, as and to the extent provided in Section 3.4(d), into the Interest Reserve Account). The Certificate Administrator shall credit the funds remitted by the Servicer from the Collection Account to the Distribution Account. Amounts held in the Distribution Account shall remain uninvested.

(b)           The Certificate Administrator shall make withdrawals from the Distribution Account (i) to withdraw any amounts deposited therein in error, (ii) to deposit any required Withheld Amounts into the Interest Reserve Account pursuant to Section 3.4(d) and (iii) to make distributions to the Holders of the Certificates pursuant to Section 4.1.

(c)           The Certificate Administrator shall make or be deemed to have made withdrawals from the Lower-Tier Distribution Account in the following order of priority and only for the following purposes:

(i)            to make deposits of the Lower-Tier Distribution Amount pursuant to Section 4.1(b) and Section 4.3(b) into the Upper-Tier Distribution Account and to make distributions to the Holder of the Class R Certificates (in respect of the Class LT-R Interest) pursuant to Section 4.1(b);

(ii)           to withdraw amounts deposited into the Lower-Tier Distribution Account in error and pay such amounts to the Persons entitled thereto; and

(iii)          to clear and terminate the Lower-Tier Distribution Account pursuant to Section 11.2.

(d)           The Certificate Administrator shall make withdrawals from the Upper-Tier Distribution Account in the following order of priority and only for the following purposes:

(i)            to withdraw amounts deposited in error;

(ii)           to make distributions to Holders of the Regular Certificates and the Class R Certificates (in respect of the Class UT-R Interest) on each Distribution Date pursuant to Section 4.1 or Section 11.1 and Section 11.2 as applicable; and

(iii)          to clear and terminate the Upper-Tier Distribution Account at the termination of this Agreement pursuant to Section 11.2.

3.6.          Foreclosed Property Account. The Special Servicer shall establish and maintain one or more deposit accounts (the “Foreclosed Property Account”) in the name of “Rialto Capital Advisors, LLC, as Special Servicer on behalf of Wells Fargo Bank, National Association, as Trustee for the benefit of the Certificateholders of ILPT Trust 2019-SURF, Commercial Mortgage Pass-Through Certificates, Series 2019-SURF and the Companion Loan Holders” related to the Foreclosed Property, if any, held either (a) in the name of the Special Servicer or (b) in the name of the limited liability company formed to hold title to such Foreclosed Property, which is wholly owned by the Trust and managed by the Special Servicer for the benefit of the Trustee on behalf of the Certificateholders and the Companion Loan Holders. The Foreclosed Property Account must be an Eligible Account. The Special Servicer shall deposit or cause to be deposited into the Foreclosed Property Account within two (2) Business Days of receipt all funds collected and received in connection with the operation or ownership of such Foreclosed Property. On or before the last day of each Collection Period, the Special Servicer shall withdraw the funds in the Foreclosed Property Account, net of certain expenses and/or reserves, and remit the funds received as of the end of the immediately preceding Collection Period to the Collection Account in accordance with Section 3.4(a). The Special Servicer shall notify the Trustee and the Certificate Administrator in writing of the location and account number of the Foreclosed Property Account and shall notify the Trustee and the Certificate Administrator in writing prior to any subsequent change thereof.

3.7.          Appraisal Reductions. (a)  Within thirty (30) days after the occurrence of an Appraisal Reduction Event, the Special Servicer shall notify the Servicer, the Certificate Administrator, the Trustee, the Controlling Class Representative (during any Subordinate Control Period), the Companion Loan Holders (or, to the extent a Companion Loan is included in an Other Securitization Trust, the related Other Servicer and Other Special Servicer), and the Operating Advisor (during any Operating Advisor Consultation Period), of such occurrence of an Appraisal Reduction Event and order an independent Appraisal of the Properties unless an Appraisal of the Properties was performed within nine (9) months prior to the Appraisal Reduction Event and the Special Servicer is not aware of any material change in the market or condition or value of the Properties. The Special Servicer shall use efforts consistent with Accepted Servicing Practices to obtain such updated Appraisal within sixty (60) days after the occurrence of an Appraisal Reduction Event. The Special Servicer shall determine on the basis of the applicable Appraisal whether there exists any Appraisal Reduction Amount and shall give notice thereof to the Trustee, the Certificate Administrator, the Servicer, the Companion Loan Holders (or, to the extent a Companion Loan is included in an Other Securitization Trust, the Other Depositor, Other Servicer, and Other Certificate Administrator with respect to such Other Securitization Trust), the Controlling Class Representative (during any Subordinate Control Period), and the Operating Advisor (during any Operating Advisor Consultation Period). The cost of obtaining such Appraisal shall be paid by the Servicer as a Property Protection Advance unless it would constitute a Nonrecoverable Advance and in such case, subject to the allocation provisions of the Intercreditor Agreement, as an expense of the Trust. Updates of Appraisals shall be obtained by the Special Servicer and paid for by the Servicer as a Property Protection Advance (or, subject to the allocation provisions of the Intercreditor Agreement, paid for by the Trust if the Servicer determines that such Advance would constitute a Nonrecoverable Advance)

every nine (9) months for so long as the Whole Loan remains specially serviced, and the Appraisal Reduction Amount shall be adjusted accordingly. If required in accordance with such adjustment, each Class of Certificates and any Companion Loan that has been notionally reduced as a result of Appraisal Reduction Amounts shall have its related Certificate Balance or principal balance, as applicable, notionally restored to the extent required by such adjustment of the Appraisal Reduction Amount, and the Special Servicer shall redetermine whether a Subordinate Control Period, a Subordinate Consultation Period and/or an Operating Advisor Consultation Period is then in effect. Any such Appraisal obtained shall be delivered by the Special Servicer to the Certificate Administrator (with a copy to the Trustee and the Servicer), the Controlling Class Representative (during any Subordinate Control Period) and the Companion Loan Holders (or, to the extent a Companion Loan is included in an Other Securitization Trust, the Other Depositor, Other Servicer, Other Special Servicer, Other Trustee and Other Certificate Administrator with respect to such Other Securitization Trust), and the Operating Advisor (during any Operating Advisor Consultation Period), in electronic format and the Certificate Administrator shall make such Appraisal available to Privileged Persons pursuant to Section 8.14(b). The Special Servicer shall promptly notify the Servicer of the amount of any Appraisal Reduction Amount, and the Servicer shall promptly notify the Certificate Administrator of the amount of any Appraisal Reduction Amount (which notification may be satisfied through the delivery of such information included in the CREFC® Loan Periodic Update File pursuant to Section 3.18(a)). Any Appraisal Reduction Amount will be calculated in respect of the Whole Loan taken as a whole and any such Appraisal Reduction Amount will be allocated to the Notes on a Pro Rata and Pari Passu Basis.

(b)           To the extent that an Appraisal Reduction Amount exists and is allocated to the Mortgage Loan, (i) the amount of any Monthly Payment Advances shall be reduced as provided in Section 3.23(a) and (ii) the Voting Rights of certain Classes of Certificates will be reduced to the extent provided for herein.

(c)           To the extent that an Appraisal Reduction Amount or Collateral Deficiency Amount exists and is allocated to the Mortgage Loan, the Certificate Balances of the Sequential Pay Certificates shall be notionally reduced (solely for purposes of determining the Voting Rights of the related Classes) on any Distribution Date to the extent of the Appraisal Reduction Amount or Collateral Deficiency Amount allocated to such Class on such Distribution Date. Any Appraisal Reduction Amount or Collateral Deficiency Amount allocated to the Mortgage Loan for any Distribution Date shall be applied to notionally reduce the Certificate Balances of the Sequential Pay Certificates in the following order of priority: to the Class HRR, Class C, Class B and Class A Certificates, in that order (provided in each case that no Certificate Balance in respect of any such Class may be notionally reduced below zero).

(d)           In the event that a portion(s) of one or more Monthly Payment Advances with respect to the Mortgage Loan was reduced as a result of an Appraisal Reduction Event, the amount of the Net Liquidation Proceeds to be applied to interest shall be reduced by the aggregate amount of such reductions and the portion of such Net Liquidation Proceeds to be applied to principal shall be increased by such amount, and if the amounts of the Net Liquidation Proceeds to be applied to principal have been applied to pay the principal of the Mortgage Loan in full, any remaining Net Liquidation Proceeds shall then be applied to pay any remaining accrued and unpaid interest on the Mortgage Loan in accordance with Section 1.3.

(e)           If (i) an Appraisal Reduction Event has occurred, (ii) with respect to a Property, either (A) no Appraisals or updates of the Appraisals have been obtained or conducted with respect to that Property or Foreclosed Property, as the case may be, during the 12-month period prior to the date of such Appraisal Reduction Event or (B) a material change in the circumstances surrounding that Property or Foreclosed Property, as the case may be, has occurred since the date of the most recent Appraisal that would materially adversely affect the value of that Property or Foreclosed Property, as the case may be, and (iii) no new Appraisal has been obtained or conducted for that Property or Foreclosed Property, as the case may be, within 60 days after the occurrence of the Appraisal Reduction Event, then (x) until the new Appraisal is obtained for that Property, the appraised value of that Property for purposes of determining the Appraisal Reduction Amount shall be equal to 75% of the most recent appraised value for that Property or Foreclosed Property, as the case may be (the “Assumed Appraised Value”), and (y) upon receipt or performance of the new Appraisal by the Special Servicer, the appraised value of that Property or Foreclosed Property, as the case may be, shall be based on such new Appraisal and the Appraisal Reduction Amount will be recalculated in accordance with the definition of Appraisal Reduction Amount. Notwithstanding the foregoing, deemed Appraisal Reduction Amounts imposed pursuant to clause (x) of the preceding sentence shall not be allocated to any Class of Certificates for purposes of determining whether a Subordinate Control Period, a Subordinate Consultation Period or an Operating Advisor Consultation Period is then in effect or allocating Voting Rights provided, this sentence will not affect in any manner the effect of Appraisal Reduction Amounts based upon anything other than clause (x) of the preceding sentence, including when the related Appraisals are received.

(f)            As of the first Determination Date following the Whole Loan becoming an AB Modified Loan, the Special Servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Special Servicer with respect to the Whole Loan, and all other information relevant to a Collateral Deficiency Amount determination. The Special Servicer shall promptly notify the Servicer in writing, whereupon the Servicer shall notify the Certificate Administrator in writing, of the amount of any Collateral Deficiency Amount allocated to the AB Modified Loan (which notification may be satisfied through delivery of such information included in the CREFC® Loan Periodic Update File or the CREFC® Appraisal Reduction Amount Template included in the CREFC® Investor Reporting Package). None of the Servicer, the Operating Advisor, the Trustee or the Certificate Administrator shall be required to calculate or verify any Collateral Deficiency Amount.

3.8.          Investment of Funds in the Collection Account and Any Foreclosed Property Account. (a)  The Servicer (and, with respect to the Foreclosed Property Accounts, the Special Servicer) may direct any depository institution maintaining the Collection Account, any Foreclosed Property Account or any Reserve Account (to the extent interest is not payable to the Borrowers or another party under applicable law or the Loan Documents), respectively (each, for purposes of this Section 3.8, an “Investment Account”), to invest the funds in such Investment Account in one or more Permitted Investments that bear interest or are sold at a discount, and that mature, unless payable on demand, no later than the Business Day preceding the date on which such funds are required to be withdrawn from such Investment Account pursuant to this Agreement. Any direction by the Servicer or the Special Servicer, as applicable, to invest funds on deposit in an Investment Account shall be in writing and shall certify that the requested investment is a Permitted Investment which matures at or prior to the time required hereby or is payable on demand. All such Permitted Investments shall be held to maturity, unless payable on demand. Any investment of funds in an Investment Account shall be made in the name of the Trustee for the benefit of the Certificateholders (in its capacity as such) or in the name of a nominee of the Trustee. The Trustee shall have sole control (except with respect to investment direction, which shall be in the control of the Servicer (or the Special Servicer, with respect to the Foreclosed Property Account) as an independent contractor to the Trust Fund) over each such investment and any certificate or other instrument evidencing any such investment shall be delivered directly to the Trustee or its agent (which shall initially be the Servicer or the Special Servicer, as applicable), together with any document of transfer, if any, necessary to transfer title to such investment to the Trustee for the benefit of the Certificateholders or its nominee. The Trustee and the Certificate Administrator shall have no responsibility or liability with respect to the investment directions of the Servicer or the Special Servicer, as applicable, or any losses resulting therefrom, whether from Permitted Investments or otherwise. In the event amounts on deposit in an Investment Account are at any time invested in a Permitted Investment payable on demand, the Servicer and the Special Servicer, as applicable, shall:

(i)            consistent with any notice required to be given thereunder, demand that payment thereon be made on the last day such Permitted Investment may otherwise mature hereunder in an amount equal to the lesser of (1) all amounts then payable thereunder and (2) the amount required to be withdrawn on such date; and

(ii)           demand payment of all amounts due thereunder promptly upon determination by the Servicer or Special Servicer, as applicable, that such Permitted Investment would not constitute a Permitted Investment in respect of funds thereafter on deposit in the related Investment Account.

(b)           All net income and gain realized from investment of funds deposited in the Collection Account and the Reserve Accounts (to the extent interest is not payable to the Borrowers or another party under applicable law or the Loan Documents) shall be for the benefit of the Servicer in accordance with the terms and priorities of this Agreement. All net income and gain realized from investment of funds deposited in the Foreclosed Property Account shall be for the benefit of the Special Servicer. Any net losses on funds in the Collection Account, the Reserve Accounts (except, in the case of any such loss with respect to a Reserve Account, to the extent any such losses are incurred on amounts invested for the benefit of the Borrowers or other party under the terms of the Loan Documents) or the Foreclosed Property Account shall be reimbursed by the Servicer or the Special Servicer, as applicable, from its own funds promptly, but in any event on or prior to the Remittance Date following the realization of such loss; provided that neither the Servicer nor the Special Servicer shall be required to deposit any loss on an investment of funds in an Investment Account if such loss is incurred solely as a result of the insolvency of the federal or state chartered depository institution or trust company that holds such Investment Account, so long as such depository institution or trust company satisfied the qualifications set forth in the definition of Eligible Account at the time such investment was made (and, with respect to the Servicer, such federal or state chartered depository institution or trust company is not an Affiliate of the Servicer unless such depository institution or trust company satisfied the qualification set forth in the definition of Eligible Account both (x) at the time the investment was made and (y) thirty (30) days prior to such insolvency).

(c)           Except as otherwise expressly provided in this Agreement, if any default occurs in the making of a payment due under any Permitted Investment, or if a default occurs in any other performance required under any Permitted Investment, the Servicer shall take such action as may be appropriate to enforce such payment or performance, including the institution and prosecution of appropriate proceedings. In the event the Servicer takes any such action, the Trust Fund shall pay or reimburse the Servicer, pursuant to Section 3.4(c), for all reasonable out-of-pocket expenses, disbursements and advances incurred or made by the Servicer in connection therewith.

(d)           Notwithstanding the foregoing, neither the Servicer, nor the Special Servicer shall cover any losses from the bankruptcy or insolvency of a depository institution holding an account described in this Section 3.8, so long as (i) such depositary institution or trust company satisfied the qualifications set forth in the definition of Eligible Institution at the time such deposit was made and such institution was not an Affiliate of the Servicer or the Special Servicer, as applicable and (ii) such loss was incurred within 30 days after the date of such bankruptcy or insolvency.

3.9.          Payment of Taxes, Assessments, etc. The Servicer (other than with respect to Foreclosed Property) and the Special Servicer (with respect to Foreclosed Property) shall maintain accurate records with respect to the Properties (or the Foreclosed Property, as the case may be) reflecting the status of taxes, assessments, charges and other similar items that are or may become a lien on any Property (or the Foreclosed Property, as the case may be) and the status of insurance premiums payable in respect of insurance policies required to be maintained pursuant to Section 3.11 hereof. The Servicer shall obtain, from time to time, all bills for the payment of such items (including renewal premiums). The Servicer shall pay (or cause to be paid) real estate taxes, insurance premiums and other similar items from funds in the applicable Reserve Account in accordance with the Loan Agreement at such time as may be required by the Loan Documents. If the Borrowers do not make the necessary payments and/or an Event of Default has occurred and amounts in any applicable Reserve Account are insufficient to make such payments, the Servicer shall make a Property Protection Advance, subject to the determination of non-recoverability provided in Section 3.23, from its own funds for amounts payable with respect to all such items related to the Properties when and as the same shall become due and payable. The Servicer shall direct that the amount of funds in any applicable Reserve Account is increased when and if applicable taxes, assessments, charges and other similar items, ground rents or insurance premiums are increased, in accordance with the terms of the Loan Agreement.

3.10.        Appointment of Special Servicer. (a)  Rialto Capital Advisors, LLC is hereby appointed as the initial Special Servicer to service the Whole Loan after a Special Servicing Loan Event has occurred and is continuing and perform the other obligations of the Special Servicer hereunder.

(b)           If there is a Special Servicer Termination Event with respect to any Special Servicer, such Special Servicer may be removed and replaced pursuant to Section 7.1. The Trustee shall, promptly after such removal, so notify the Servicer, the Companion Loan Holders (or, to the extent a Companion Loan is included in an Other Securitization Trust, the Other Servicer and Other Special Servicer under the related Other Pooling and Servicing

Agreement) and the 17g-5 Information Provider (which shall promptly post the same to the 17g-5 Information Provider’s Website). The appointment of any such successor Special Servicer shall not relieve the Servicer or the Trustee of their respective obligations to make Advances as set forth herein; provided, the initial Special Servicer specified above shall not be liable for any actions or any inaction of such successor Special Servicer. No termination fee shall be payable to the terminated Special Servicer. No termination of the Special Servicer and appointment of a successor Special Servicer shall be effective until the successor Special Servicer has assumed all of its responsibilities, duties and liabilities hereunder in writing, a Companion Loan Rating Agency Confirmation with respect to such appointment has been delivered to the Trustee and each Other Trustee, Other Servicer, Other Special Servicer and Other Certificate Administrator, and Rating Agency Confirmation with respect to such appointment has been delivered to the Trustee. Any successor Special Servicer shall be deemed to make the representations and warranties provided for in Section 2.7(a) mutatis mutandis as of the date of its succession. The terminated Special Servicer shall retain all rights accruing to it under this Agreement, including the right to receive fees accrued prior to its termination and other amounts payable to it (including indemnification payments).

(c)           Upon determining that a Special Servicing Loan Event has occurred and is continuing, the Servicer or the Special Servicer, as applicable, shall promptly give notice thereof in writing to the Special Servicer or Servicer, as applicable, the Operating Advisor, the Trustee and the Certificate Administrator, and the Servicer shall use its reasonable efforts to (i) provide the Special Servicer with all information, documents (but excluding the original documents constituting the Mortgage File) and records (including records stored electronically) relating to the Mortgage Loan and the Companion Loans and reasonably requested by the Special Servicer to enable it to assume its duties hereunder with respect thereto and (ii) provide the Operating Advisor with a copy of the Servicer Mortgage File. The Servicer shall use its reasonable efforts to comply with the preceding sentence within five Business Days of the date that a Special Servicing Loan Event has occurred. The Servicer in any event shall continue to act as Servicer and administrator of the Mortgage Loan and the Companion Loans until the Special Servicer has commenced the servicing of the Mortgage Loan and the Companion Loans, upon the occurrence and during the continuation of a Special Servicing Loan Event, which shall occur upon the receipt by the Special Servicer of the information, documents and records referred to in the preceding sentence. The Special Servicer shall instruct the Borrowers to continue to remit all payments in respect of the Mortgage Loan and the Companion Loans to the Servicer. The Servicer shall forward any notices it would otherwise send to the Borrowers under the Whole Loan to the Special Servicer who shall send such notice to the Borrowers while a Special Servicing Loan Event has occurred and is continuing.

(d)           Upon determining that a Special Servicing Loan Event is no longer continuing, the Special Servicer shall immediately give notice thereof to the Servicer, the Trustee, the Operating Advisor, the Certificate Administrator and the Companion Loan Holders (or, to the extent a Companion Loan is included in an Other Securitization Trust, the Other Depositor, Other Servicer and Other Certificate Administrator under the related Other Pooling and Servicing Agreement), and upon giving such notice such Special Servicing Loan Event shall cease, the Special Servicer’s obligation to service the Mortgage Loan and the Companion Loans shall terminate and the obligations of the Servicer to service and administer the Mortgage Loan and the Companion Loans shall resume and the Special Servicer shall return all of the information and materials furnished to the Special Servicer pursuant to Section 3.10(c) to the Servicer.

(e)           In connection with servicing the Whole Loan during the continuance of a Special Servicing Loan Event, the Servicer or the Special Servicer, as applicable, shall provide to the Custodian originals of documents entered into in connection therewith that are required to be included within the definition of “Mortgage File” for inclusion in the Mortgage File (to the extent such documents are in the possession of the Servicer or the Special Servicer, as applicable) and copies of any additional related Mortgage Loan information, including correspondence with the Borrowers, and the Special Servicer shall promptly provide copies of all of the foregoing to the Servicer as well as copies of any related analysis or internal review prepared by or for the benefit of the Special Servicer.

(f)            During any period in which a Special Servicing Loan Event is continuing, not later than 4:00 p.m. (New York time) on each Determination Date, the Special Servicer shall deliver to the Servicer a written statement describing (i) the amount of all payments on account of interest received on the Mortgage Loan and/or the Companion Loans, the amount of all payments on account of principal received on the Mortgage Loan and/or the Companion Loans, the amount of Insurance Proceeds, Condemnation Proceeds and Net Liquidation Proceeds received, the amount of any Foreclosure Proceeds received with respect to the Properties, and the amount of net income or net loss, as determined from management of a trade or business on, the furnishing or rendering of a non-customary service to the tenants of, or the receipt of any rental income that does not constitute Rents from Real Property with respect to, the Foreclosed Property, in each case in accordance with Section 3.15 and (ii) such additional information relating to the Whole Loan as the Servicer, the Trustee or the Certificate Administrator reasonably requests to enable it to perform its duties under this Agreement.

(g)           Notwithstanding the provisions of the preceding subsection (c), the Servicer shall maintain ongoing payment records with respect to the Mortgage Loan and the Companion Loans and shall provide the Special Servicer with any information reasonably required by the Special Servicer to perform its duties under this Agreement.

(h)           Within 60 days after a Special Servicing Loan Event occurs, the Special Servicer shall prepare a report (the “Asset Status Report”) for the Mortgage Loan, the Companion Loans and the Properties and deliver the Asset Status Report to the Depositor, the Trustee, the Certificate Administrator, the Servicer, the Controlling Class Representative (during any Subordinate Control Period or any Subordinate Consultation Period), the Operating Advisor (during any Operating Advisor Consultation Period) and the 17g-5 Information Provider (which shall promptly post the same to the 17g-5 Information Provider’s Website) and the Companion Loan Holders. Such Asset Status Report shall set forth the following information to the extent reasonably determinable:

(i)            summary of the status of the Mortgage Loan and/or the Companion Loans and any negotiations with the Borrowers;

(ii)           a discussion of the legal and environmental considerations reasonably known at such time to the Special Servicer, consistent with Accepted Servicing Practices,

that are applicable to the exercise of remedies as aforesaid and to the enforcement of any related guaranties or other collateral for the Mortgage Loan and the Companion Loans and whether outside legal counsel has been retained;

(iii)          the most current rent roll and income or operating statement available for the Properties;

(iv)          the Special Servicer’s recommendations on how the Mortgage Loan and the Companion Loans might be returned to performing status or otherwise realized upon;

(v)           the appraised value of the Properties together with the appraisal or the assumptions used in the calculation thereof;

(vi)          the status of any foreclosure actions or other proceedings undertaken with respect thereto, any proposed workouts with respect thereto and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional Mortgage Loan Events of Default;

(vii)         a description of any proposed actions;

(viii)        the alternative courses of action considered by the Special Servicer in connection with the proposed actions;

(ix)           the decision that the Special Servicer made or intends or proposes to make, including a narrative analysis setting forth the Special Servicer’s rationale for its proposed decision, including its rejection of the alternatives; and an analysis of whether or not taking such action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the Special Servicer made such determination and (y) the net present value calculation (including the applicable discount rate used) and all related assumptions. In connection with the foregoing analysis, if the Borrowers have indicated their refusal to pay any Workout Fees, Special Servicing Fees or Liquidation Fees due to the Special Servicer, the Special Servicer must consider the costs to the Trust and the Companion Loan Holders and analyze as an alternative a sale of the Mortgage Loan and the Companion Loans or of the related Foreclosed Property or other exercise of remedies;

(x)            a summary of the status of any action that was described in the most recent prior Asset Status Report and subsequently effected by the Special Servicer; and

(xi)           such other information as the Special Servicer deems relevant in light of the proposed action and Accepted Servicing Practices.

The Special Servicer shall be required to (x) deliver to the Certificate Administrator a proposed notice to the Certificateholders and the Companion Loan Holders (or, to the extent that a Companion Loan is included in an Other Securitization Trust, to the Other Depositor and Other Special Servicer under the related Other Pooling and Servicing Agreement) that will include a summary of the current Asset Status Report in an electronic format which format is reasonably acceptable to the Certificate Administrator (which shall be a brief summary of the current status of the Properties and current strategy with respect to the Mortgage Loan and the Companion Loans), and the Certificate Administrator shall be required to post such notice and summary (but not the Asset Status Report) on the Certificate Administrator’s Website and (y) implement the Asset Status Report in the form delivered to the Depositor. The Special Servicer may, from time to time, modify any Asset Status Report it has previously delivered and, following delivery of such modified Asset Status Report to the Depositor and the 17g-5 Information Provider (which the 17g-5 Information Provider shall promptly post to the 17g-5 Information Provider’s Website pursuant to Section 12.18) and a summary of the same to the Certificate Administrator (which the Certificate Administrator, shall post on the Certificate Administrator’s Website pursuant to Section 8.14(b)), implement such report.

The Servicer and the Special Servicer, as applicable, shall consult with each Companion Loan Holders (to the extent such Companion Loan Holder requests consultation), on a strictly non-binding basis, with respect to any recommended actions set forth in an Asset Status Report related to the Whole Loan and any Major Decisions to the extent set forth in the Intercreditor Agreement. In addition, each of the Servicer and the Special Servicer shall make itself available to the Companion Loan Holders for an annual meeting (which meeting may be held telephonically), upon reasonable notice and at times reasonably acceptable to the Servicer or the Special Servicer, as applicable, in which servicing issues related to the Whole Loan are discussed to the extent required by the Intercreditor Agreement.

If during any Subordinate Control Period (i) the Controlling Class Representative affirmatively approves in writing an Asset Status Report or (ii) the Controlling Class Representative does not disapprove of such Asset Status Report within ten (10) Business Days from receipt of an Asset Status Report, together with all information in the possession of the Special Servicer that is reasonably necessary for the Controlling Class Representative (during any Subordinate Control Period) to make a decision regarding the Asset Status Report, then the Special Servicer shall take the recommended actions described in the Asset Status Report. In addition, following the occurrence of an extraordinary event with respect to a Property, or if a failure to take any such action at such time would be inconsistent with Accepted Servicing Practices, the Special Servicer may take actions with respect to a Property before the expiration of such ten (10) Business Day period if the Special Servicer reasonably determines in accordance with Accepted Servicing Practices that failure to take such action before the expiration of such ten (10) Business Day period would materially and adversely affect the interest of the Certificateholders and, during any Subordinate Control Period, the Special Servicer has made a reasonable effort to contact the Controlling Class Representative.

During any Subordinate Control Period, if the Controlling Class Representative objects to an Asset Status Report within the above-referenced ten (10) Business Day period, then the Special Servicer (absent a determination as described in the last sentence of the immediately preceding paragraph) shall revise such Asset Status Report as soon as practicable thereafter, but in no event later than thirty (30) days after such objection. During any Subordinate Control Period, the Special Servicer shall revise such Asset Status Report as provided in the prior sentence until the Controlling Class Representative fails to disapprove such revised Asset Status Report in writing as described in the preceding sentence or until the Special Servicer makes a determination, consistent with Accepted Servicing Practices, that such objection of the Controlling Class Representative is not in the best interests of all the Certificateholders and the

Companion Loan Holders as a collective whole. In any event, if the Controlling Class Representative does not approve an Asset Status Report within ninety (90) days from the first submission of such Asset Status Report, the Special Servicer shall take such action as specified in the last proposed Asset Status Report, provided that such action does not violate Accepted Servicing Practices.

During any Subordinate Consultation Period, the Controlling Class Representative shall be entitled to consult with the Special Servicer on a non-binding basis and propose alternative courses of action in respect of any Asset Status Report, and the Special Servicer shall consult on a non-binding basis with and consider such alternative courses of action and any other feedback provided by such party.

During an Operating Advisor Consultation Period, the Special Servicer shall promptly deliver each Asset Status Report prepared for the Mortgage Loan and the Property to the Operating Advisor. The Operating Advisor shall provide comments to the Special Servicer in respect of the Asset Status Report, if the Operating Advisor has any comments to communicate to the Special Servicer, within 10 Business Days following the later of receipt of (i) such Asset Status Report or (ii) such additional information reasonably requested by the Operating Advisor, and, to the extent the Operating Advisor has any possible alternative courses of action to propose to the Special Servicer, propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders as a collective whole. The Special Servicer shall consider any such alternative courses of action and any other feedback provided by the Operating Advisor in connection with the Special Servicer’s preparation of any Asset Status Report. The Special Servicer may revise the Asset Status Report as it deems necessary to take into account any input and/or comments received in response from the Operating Advisor, to the extent the Special Servicer determines that the Operating Advisor’s input and/or recommendations are consistent with Accepted Servicing Practices and in the best interest of the Certificateholders and the Companion Loan Holders as a collective whole. Promptly upon determining whether or not to revise any Asset Status Report to take into account any input and/or comments from the Operating Advisor, the Special Servicer shall revise the Asset Status Report, if applicable, and deliver to the Operating Advisor the revised Asset Status Report (until a Final Asset Status Report is issued). The process described in this paragraph is referred to as the “ASR Consultation Process”.

The Special Servicer may revise the Asset Status Reports as it deems reasonably necessary in accordance with Accepted Servicing Practices to take into account any input and/or recommendations of the Controlling Class Representative. In addition, the Special Servicer may, from time to time, modify any Asset Status Report it has previously delivered and implement the new action in such revised report so long as such revised report has been prepared, reviewed and either approved or not rejected as provided above.

The Asset Status Report does not replace or satisfy any other specific consent or approval right which the Controlling Class Representative may have.

In connection with the approval or consultation rights of the Controlling Class Representative and/or Operating Advisor with respect to any Asset Status Report, if the Special Servicer determines that an action recommended in an Asset Status Report is necessary to protect the Property or the interest of the Certificateholders from potential harm if such action is not taken, or if a failure to take any such action at such time would be inconsistent with Accepted Servicing Practices, the Special Servicer may take actions with respect to the Property before the expiration of the 10 Business Day period if the Special Servicer reasonably determines in accordance with Accepted Servicing Practices that failure to take such actions before the expiration of the 10 Business Day period would materially adversely affect the interest of the Certificateholders, and the Special Servicer has made a reasonable effort to contact the Controlling Class Representative or the Operating Advisor, as applicable.

The Special Servicer shall not take any action inconsistent with an Asset Status Report that has been adopted as provided above, unless such action would be required in order to act in accordance with Accepted Servicing Practices. If the Special Servicer takes any action inconsistent with an Asset Status Report that has been adopted as provided above, the Special Servicer shall promptly notify the Controlling Class Representative (during any Subordinate Control Period or Subordinate Consultation Period) of such inconsistent action and provide a reasonably detailed explanation of the reasons therefor.

No provision of this Section 3.10 shall require the Special Servicer to take or to refrain from taking any action because of any proposal, objection or comment by the Operating Advisor or a recommendation of the Operating Advisor.

The Special Servicer shall deliver to the Servicer, the Controlling Class Representative (during any Subordinate Control Period or Subordinate Consultation Period), the Operating Advisor, the Trustee, the Certificate Administrator, the 17g-5 Information Provider (which shall promptly post the same to the 17g-5 Information Provider’s Website) and, subject to Section 12.6, each Rating Agency, a copy of each Final Asset Status Report, in each case with reasonable promptness following the adoption thereof and in an electronic format reasonably acceptable to the Certificate Administrator. Notwithstanding anything herein to the contrary: (i) the Special Servicer shall have no right or obligation to consult with or to seek and/or obtain consent or approval from any Controlling Class Representative prior to acting (and provisions of this Agreement or the Intercreditor Agreement requiring such consultation, consent or approval shall be of no effect) during the period following any resignation or removal of a Controlling Class Representative and before a replacement is selected and/or identified; and (ii) no advice, direction or objection from or by the Controlling Class Representative or the Operating Advisor, as contemplated by Section 9.3, or pursuant to any other provision of this Agreement, as contemplated by this Agreement or the Intercreditor Agreement, may (and the Servicer and the Special Servicer shall ignore and act without regard to any such advice, direction or objection that the Servicer or Special Servicer, as applicable, has determined, in its reasonable, good faith judgment, would): (A) require or cause the Servicer or Special Servicer, as applicable, to violate applicable law, the terms of the Loan Documents, the Intercreditor Agreement or this Agreement, including the its obligation to act in accordance with Accepted Servicing Practices, (B) result in the imposition of federal income tax on the Trust, cause either the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC under the Code, (C) expose the Trust, the Depositor, the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, any Certificateholder or any of their respective Affiliates, members, managers, officers, directors, employees or agents to any claim, suit or liability or (D) materially expand the scope of the Servicer’s or Special Servicer’s responsibilities under this Agreement.

(i)            During the continuance of a Special Servicing Loan Event, the Special Servicer shall have the authority to meet with the Borrowers and, subject to the rights of the Controlling Class Representative (during any Subordinate Control Period or Subordinate Consultation Period), and take any actions consistent with Section 3.24, Accepted Servicing Practices and the most recent Asset Status Report.

(j)            In addition, during the continuance of a Special Servicing Loan Event, not later than 4:00 p.m. (New York time) on each Determination Date, the Special Servicer shall prepare and deliver to the Servicer the CREFC® Special Servicer Loan File with respect to the Mortgage Loan and the Companion Loans.

(k)           Beginning in 2020 for the fiscal year ending 2019, if applicable, the Special Servicer shall prepare and file on a timely basis the reports of foreclosure and abandonment of any Property required by Section 6050J of the Code and the reports of discharges of indebtedness income in respect of the Mortgage Loan required by Section 6050P of the Code.

3.11.        Maintenance of Insurance and Errors and Omissions and Fidelity Coverage. (a)  The Servicer, consistent with Accepted Servicing Practices and the Loan Documents, shall use efforts consistent with Accepted Servicing Practices to cause to be maintained by the Borrowers (or if the Borrowers fail to maintain such insurance in accordance with the Loan Agreement, the Servicer shall cause to be maintained to the extent the Trustee, as mortgagee of record, has an insurable interest) insurance with respect to the Properties of the types and in the amounts required to be maintained (to the extent such insurance is available at commercially reasonable rates, provided, that the commercially reasonable requirement shall not apply with respect to terrorism insurance which will be governed by the Loan Documents) by the Borrowers under the Loan Documents. The cost of any such insurance maintained by the Servicer shall be advanced by the Servicer, as a Property Protection Advance unless it would be a Nonrecoverable Advance in which case the Servicer shall make such payment from the Collection Account, which payment shall be a Trust Fund Expense (unless such expense is reimbursed with funds otherwise paid from amounts allocable to the Companion Loans pursuant to the terms of the Intercreditor Agreement). Reimbursement of any such Property Protection Advance shall be paid from amounts on deposit in the Collection Account allocable to the Notes on a Pro Rata and Pari Passu Basis, pursuant to the terms of the Intercreditor Agreement. If such amounts are reimbursed from amounts allocable to the Mortgage Loan, the Servicer or the Special Servicer, as applicable, shall, after receiving payment from amounts on deposit in the Collection Account allocable to the Mortgage Loan, if any, to (i) promptly notify the Companion Loan Holders and (ii) use commercially reasonable efforts to exercise on behalf of the Issuing Entity the rights of the Issuing Entity under the Intercreditor Agreement to obtain reimbursement for the portion of such amount allocable to the Companion Loans on a Pro Rata and Pari Passu Basis. Neither the Servicer nor the Special Servicer shall be required to maintain all-risk casualty insurance that does not contain any carve-out for terrorist or similar acts (and the Borrowers’ failure to obtain such insurance shall not be declared a default under the Loan Documents), if and only if the Special Servicer has determined that such failure is an Acceptable Insurance Default, evaluated on an annual basis. In making any determination related to an Acceptable Insurance Default, the Special Servicer, to the extent consistent with Accepted Servicing Practices, is entitled to rely on the opinion of an insurance consultant, the cost of which shall constitute an Administrative Advance (or to the extent such cost does not constitute a Borrower Reimbursable Trust Fund Expense, a Property Protection Advance). Neither the Servicer nor the Special Servicer shall be required to obtain terrorism insurance pursuant to this Agreement to the extent the Borrowers would not be obligated to maintain terrorism insurance under the Loan Documents as in effect on the date thereof.

(b)           The Special Servicer, consistent with Accepted Servicing Practices and the Loan Documents, shall cause to be maintained such insurance (including environmental insurance) with respect to the Foreclosed Property as the Borrowers are required to maintain with respect to the Properties referred to in subsection (a) of this Section 3.11 or, at the Special Servicer’s election, coverage satisfying insurance requirements consistent with Accepted Servicing Practices. The cost of any such insurance with respect to a Foreclosed Property shall be payable out of amounts on deposit in the Foreclosed Property Account or shall be advanced by the Servicer as a Property Protection Advance unless such advance would be a Nonrecoverable Advance. Reimbursement of any such Property Protection Advance shall be paid from amounts on deposit in the Collection Account allocable to the Notes on a Pro Rata and Pari Passu Basis, pursuant to the terms of the Intercreditor Agreement. If such amounts are reimbursed from amounts allocable to the Mortgage Loan, the Servicer or the Special Servicer, as applicable, will be required, after receiving payment from amounts on deposit in the Collection Account allocable to the Mortgage Loan, if any, to (i) promptly notify the Companion Loan Holders and (ii) use commercially reasonable efforts to exercise on behalf of the Issuing Entity the rights of the Issuing Entity under the Intercreditor Agreement to obtain reimbursement for the portion of such amount allocable to the Companion Loans on a Pro Rata and Pari Passu Basis. Any such insurance (other than terrorism insurance, which shall be maintained to the extent required under subsection (a)) that is required to be maintained with respect to the Foreclosed Property shall only be so required to the extent such insurance is available at commercially reasonable rates. If the Special Servicer requests the Servicer to make a Property Protection Advance in respect of the premiums due in respect of such insurance (which request shall be made in writing not less than five Business Days’ before the date on which the Servicer is requested to make such Property Protection Advance; provided that only three Business Days’ notice shall be required in respect of such a Property Protection Advance required to be made on an urgent or emergency basis), the Servicer shall, as soon as practicable after receipt of such request, make such Property Protection Advance unless such Advance would be a Nonrecoverable Advance, and if the Servicer does not make such Advance, the Trustee (within five (5) Business Days of its receipt of notice of the Servicer’s failure to make such Advance) shall make an Advance of the premiums to maintain such insurance, provided that, in each such case, such obligations shall be subject to the provisions of this Agreement concerning Nonrecoverable Advances, the Trustee as mortgagee of record having an insurable interest and the availability of such insurance at commercially reasonable rates.

(c)           The Servicer or the Special Servicer, as applicable, may satisfy its obligations to cause insurance policies to be maintained by maintaining a master force placed or blanket insurance policy insuring against losses on the Properties or the Foreclosed Property, as the case may be for which coverage is otherwise required to be maintained as set forth in the preceding subsections of this Section 3.11. The incremental cost of such insurance allocable to the Properties or Foreclosed Property, if not borne by the Borrowers, shall be paid by the Servicer as a Property Protection Advance unless it would be a Nonrecoverable Advance. If such master force placed or blanket insurance policy contains a deductible clause, the Servicer or the Special Servicer, as applicable, shall be obligated to deposit in the Collection Account out of its own funds all sums that would have been deposited therein but for such clause to the extent any such deductible exceeds the deductible limitation provided for in the Loan Documents, or in the absence of any such deductible limitation, the deductible limitation that is consistent with Accepted Servicing Practices.

(d)           Each of the Servicer and the Special Servicer shall obtain and maintain at its own expense, and keep in full force and effect throughout the term of this Agreement, a blanket fidelity bond and an errors and omissions insurance policy, the issuer of which has the applicable Qualified Insurer Ratings, covering its officers and employees of the Servicer or the Special Servicer, as applicable, in connection with its activities under this Agreement. Each such insurance policy shall protect the Servicer or the Special Servicer, as applicable, against losses resulting directly from forgery, theft, embezzlement, fraud, errors and omissions of such covered persons. Coverage of the Servicer or the Special Servicer under a policy or bond obtained by an Affiliate thereof and providing the coverage required by this Section 3.11(d) shall satisfy the requirements of this Section 3.11(d). The amount of coverage shall be at least equal to the coverage that is required by applicable governmental authorities having regulatory power over the Servicer and the Special Servicer. If no such coverage amounts are imposed by such regulatory authorities, the amount of coverage shall be at least equal to the coverage that would be required by FNMA or FHLMC with respect to the Servicer and the Special Servicer if each were servicing and administering the Mortgage Loan for FNMA or FHLMC or as otherwise approved by FNMA or FHLMC. In the event that any such bond or policy ceases to be in effect, the Servicer or the Special Servicer, as applicable, shall obtain a comparable replacement bond or policy. Each shall use reasonable efforts to cause each and every sub-servicer, if any, to maintain a blanket fidelity bond and an errors and omissions insurance policy meeting the requirements as described above. In lieu of the foregoing, but subject to this Section 3.11, each of the Servicer and the Special Servicer shall be entitled to self-insure with respect to such risks so long as its (or its immediate or ultimate parent’s) long-term unsecured debt or deposit rating is no lower than “A2” by Moody’s and “A-” by Fitch.

(e)           The Operating Advisor shall obtain and maintain at its own expense and keep in full force and effect throughout the term of this Agreement an “errors and omissions” insurance policy, the issuer of which has the applicable Qualified Insurer Ratings, covering losses that may be sustained as a result of an officer’s or employee’s errors or omissions.

(f)            No provision of this Section 3.11 requiring such fidelity bond and errors and omissions insurance shall diminish or relieve the Servicer or the Special Servicer or the Operating Advisor from its duties and obligations as set forth in this Agreement. The Trustee and/or Certificate Administrator shall be entitled to request, upon receipt of a written request from any Certificateholder, and the Servicer, the Special Servicer and the Operating Advisor shall each deliver or cause to be delivered to the Trustee and/or Certificate Administrator, a certificate of insurance from the surety and insurer certifying that such insurance is in full force and effect. The Trustee and/or Certificate Administrator will make any such certificate of insurance available to the requesting Certificateholder on a confidential basis.

3.12.        Procedures with Respect to Mortgage Loan; Realization upon the Properties. (a)  Upon an Event of Default, the Special Servicer on behalf of the Trustee (during any Subordinate Control Period, with notification to and consent of the Controlling Class Representative or, during any Subordinate Consultation Period, with notification to and upon consultation with the Controlling Class Representative), subject to the terms of the Loan Documents and consistent with Accepted Servicing Practices, shall promptly pursue the remedies set forth therein, including foreclosure or otherwise realization on the Properties and the other collateral for the Whole Loan. In connection with any foreclosure, enforcement of the applicable Loan Documents or other realization on the Collateral, the Special Servicer shall direct the Servicer to, and the Servicer shall, pay the costs and expenses in any such proceedings as a Property Protection Advance unless the Servicer determines, in accordance with Accepted Servicing Practices, that such Advance would constitute a Nonrecoverable Advance. In such case, if the Special Servicer determines (with the Servicer permitted to conclusively rely upon any such determination) that such payment would be in the best interests of the Certificateholders and the Companion Loan Holders (as a collective whole as if such Certificateholders and Companion Loan Holders constituted a single lender) the Special Servicer shall direct the Servicer to make such payment from the Collection Account, which payment shall be a Trust Fund Expense (unless such expenses are reimbursed with funds otherwise paid from amounts allocable to the Companion Loans pursuant to the terms of the Intercreditor Agreement). Reimbursement of any such Property Protection Advance shall be paid from amounts on deposit in the Collection Account allocable to the Notes on a Pro Rata and Pari Passu Basis, pursuant to the terms of the Intercreditor Agreement. If such amounts are reimbursed from amounts allocable to the Mortgage Loan, the Servicer or the Special Servicer, as applicable, will be required, after receiving payment from amounts on deposit in the Collection Account allocable to the Mortgage Loan, if any, to (i) promptly notify the Companion Loan Holders and (ii) use commercially reasonable efforts to exercise on behalf of the Issuing Entity the rights of the Issuing Entity under the Intercreditor Agreement to obtain reimbursement for the portion of such amount allocable to the Companion Loans on a Pro Rata and Pari Passu Basis.

(b)           Such proposed acceleration of the Mortgage Loan and/or foreclosure on the Properties shall be taken unless the Special Servicer waives such Event of Default (or modifies or amends the Mortgage Loan to cure the Event of Default), which the Special Servicer may do if such modification, waiver or amendment is consistent with Accepted Servicing Practices and does not cause either the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC under the REMIC Provisions or constitute a “significant modification” of the Mortgage Loan under Treasury Regulations Section 1.860G-2(b).

(c)           In connection with such foreclosure as set forth in Section 3.12(a) or other realization on the Properties, the Special Servicer shall follow Accepted Servicing Practices; provided, that the Special Servicer shall not be permitted to direct the Servicer, and neither the Special Servicer nor the Servicer shall be required, to expend its own funds to restore any Property damaged by an Uninsured Cause unless the Servicer or the Special Servicer, as applicable, permitted the related insurance policy to lapse in violation of its respective obligations hereunder. If the Servicer does expend its own funds to restore any Property damaged by an Uninsured Cause (which insurance policy did not lapse in violation of the Servicer’s obligations), such expense shall be a Property Protection Advance. In connection with any foreclosure, enforcement of the Loan Documents or other realization on the Collateral, the Special Servicer shall direct the Servicer to, and the Servicer shall, pay the costs and expenses in any such proceedings as a Property Protection Advance unless the Servicer determines, in accordance with Accepted Servicing Practices, that such Advance would constitute a Nonrecoverable Advance. Reimbursement of any such Property Protection Advance shall be paid from amounts on deposit in the Collection Account allocable to the Notes on a Pro Rata and Pari Passu Basis, pursuant to the terms of the Intercreditor Agreement. If such amounts are reimbursed from amounts allocable to the Mortgage Loan, the Servicer or the Special Servicer, as applicable, will be required, after receiving payment from amounts on deposit in the Collection Account allocable to the Mortgage Loan, if any, to (i) promptly notify the Companion Loan Holders and (ii) use commercially reasonable efforts to exercise on behalf of the Issuing Entity the rights of the Issuing Entity under the Intercreditor Agreement to obtain reimbursement for the portion of such amount allocable to the Companion Loans on a Pro Rata and Pari Passu Basis.

(d)           Notwithstanding the foregoing, the Special Servicer may not foreclose on any Property on behalf of the Trust Fund and the Companion Loan Holders and thereby be the beneficial owner of such Property, or take any other action with respect to a Property that would cause the Trustee, on behalf of the Trust Fund and the Companion Loan Holders, to be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or “operator” of such Property within the meaning of CERCLA or any comparable law, unless the Special Servicer has previously determined, based on a report prepared at the expense of the Trust Fund by an Independent Person who regularly conducts site assessments for purchasers of comparable properties (a copy of such report to be provided to each Companion Loan Holder (or, to the extent that a Companion Loan is included in an Other Securitization Trust, the Other Servicer and Other Special Servicer under the related Other Pooling and Servicing Agreement), that (i) such Property is in compliance with applicable environmental laws or that taking the remedial actions necessary to comply with such laws is reasonably likely to produce a greater recovery on a present value basis than not taking such actions and (ii) there are no circumstances known to the Special Servicer relating to the use of hazardous substances or petroleum-based materials which require investigation or remediation, or that if such circumstances exist taking such remedial actions is reasonably likely to produce a greater recovery on a net present value basis than not taking such actions. The Special Servicer shall deliver a copy of any such report to the Trustee, the Certificate Administrator, the Custodian and the 17g-5 Information Provider (which shall promptly post the same to the 17g-5 Information Provider’s Website).

If the Special Servicer has so determined based on satisfaction of the criteria in this Section 3.12(d) that it would be in the best economic interest of the Trust Fund and the Companion Loan Holders (as determined in accordance with Accepted Servicing Practices) to institute a foreclosure or take any other actions described in the immediately preceding paragraph, then subject to the rights of the Controlling Class Representative to consent to and/or consult in respect of such action pursuant to the terms of this Agreement, the Special Servicer shall take such proposed action.

The Special Servicer shall direct the Servicer to, and the Servicer shall, advance the cost of any such compliance, containment, clean up or remediation as a Property Protection Advance unless the Servicer determines, in accordance with Accepted Servicing Practices, that such Advance would constitute a Nonrecoverable Advance. Reimbursement of any such Property Protection Advance shall be paid from amounts on deposit in the Collection Account allocable to the Notes on a Pro Rata and Pari Passu Basis, pursuant to the terms of the Intercreditor Agreement. If such amounts are reimbursed from amounts allocable to the Mortgage Loan, the Servicer or the Special Servicer, as applicable, will be required, after receiving payment from amounts on deposit in the Collection Account allocable to the Mortgage Loan, if any, to (i) promptly notify the Companion Loan Holders and (ii) use commercially reasonable efforts to exercise on behalf of the Issuing Entity the rights of the Issuing Entity under the Intercreditor Agreement to obtain reimbursement for the portion of such amount allocable to the Companion Loans on a Pro Rata and Pari Passu Basis.

(e)           The environmental site assessments contemplated by Section 3.12(d) shall be prepared by any Independent Person who regularly conducts environmental site assessments for purchasers of comparable properties, as determined by the Servicer in a manner consistent with Accepted Servicing Practices. The cost of each such environmental site assessment shall qualify as a Property Protection Advance and shall be advanced by the Servicer unless the Servicer determines that such Advance would constitute a Nonrecoverable Advance. Reimbursement of any such Property Protection Advance shall be paid from amounts on deposit in the Collection Account allocable to the Notes on a Pro Rata and Pari Passu Basis, pursuant to the terms of the Intercreditor Agreement. If such amounts are reimbursed from amounts allocable to the Mortgage Loan, the Servicer or the Special Servicer, as applicable, will be required, after receiving payment from amounts on deposit in the Collection Account allocable to the Mortgage Loan, if any, to (i) promptly notify the Companion Loan Holders and (ii) use commercially reasonable efforts to exercise on behalf of the Issuing Entity the rights of the Issuing Entity under the Intercreditor Agreement to obtain reimbursement for the portion of such amount allocable to the Companion Loans on a Pro Rata and Pari Passu Basis.

(f)            Notwithstanding any provision herein to the contrary, the Special Servicer shall not hold for the benefit of the Trust Fund any personal property pursuant to this Section 3.12 unless:

(i)            such personal property is incidental to real property (within the meaning of Section 856(e)(1) of the Code) so acquired by the Special Servicer; or

(ii)           the Special Servicer shall have obtained an Opinion of Counsel (the cost of which shall be paid by the Servicer as a Property Protection Advance unless the Servicer determines that such Property Protection Advance would constitute a Nonrecoverable Advance) to the effect that the holding of such personal property by the Trust Fund will not cause the imposition of a tax on the Upper-Tier REMIC or the Lower-Tier REMIC under the REMIC Provisions or cause the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC at any time that any Uncertificated Lower-Tier Interest or Certificate is outstanding.

(g)           Notwithstanding any acquisition of title to the Properties following an Event of Default under the Whole Loan and cancellation of the Whole Loan, the Mortgage Loan and the Companion Loans, the Whole Loan, the Mortgage Loan and the Companion Loans shall be deemed to remain outstanding and held in the Trust Fund (with respect to the Mortgage Loan)

or by the Companion Loan Holders (with respect to the Companion Loans) for purposes of the application of collections and shall be reduced only by collections net of expenses. For purposes of all calculations hereunder, so long as the Mortgage Loan and the Companion Loans shall be deemed to remain outstanding, (i) it shall be assumed that the unpaid principal balance of the Mortgage Loan and the Companion Loans immediately after any discharge is equal to the unpaid principal balance of the Mortgage Loan and the Companion Loans, respectively, immediately prior to such discharge and (ii) Foreclosure Proceeds shall be applied as provided in Section 1.3(b).

3.13.        Custodian and Trustee to Cooperate; Release of Items in the Mortgage File. From time to time and as appropriate for the servicing of the Mortgage Loan or Foreclosure of or realization on a Property, the Custodian shall, upon receipt from a Servicing Officer of the Servicer or the Special Servicer of a Request for Release in the form of Exhibit B hereto, release or cause to be released any items from the Mortgage File to the Servicer or the Special Servicer, as the case may be, within the lesser of (i) seven (7) calendar days and (ii) five (5) Business Days of its receipt of the related receipt for release. All Foreclosures shall be instituted in the Special Servicer’s own name, as an authorized delegate of the Trustee, on behalf of the Trust Fund, pursuant to a limited power of attorney substantially in the form of Exhibit N hereto from the Trustee to the Special Servicer. In the event the Special Servicer cannot institute a Foreclosure in its own name, the Special Servicer shall notify the Trustee and the Trustee shall, at the written request of a Servicing Officer of the Special Servicer, execute such documents furnished to it as shall be necessary to the prosecution of any such Foreclosure. Such receipt for release shall obligate the Servicer or the Special Servicer to (and the Servicer or Special Servicer, as applicable, shall) return such items to the Custodian when the need therefor by the Servicer or the Special Servicer no longer exists.

3.14.        Title and Management of Foreclosed Property. (a)  In the event that title to a Property is acquired for the benefit of the Certificateholders and the Companion Loan Holders in foreclosure or by deed-in-lieu of foreclosure or otherwise, the deed, certificate of sale or other comparable document shall be taken in the name of the Trustee, or its nominee (which shall not include the Special Servicer), on behalf of the Trust Fund and the Companion Loan Holders or as otherwise contemplated pursuant to Section 8.10. Title may be taken in the name of a limited liability company wholly-owned by the Trust and which is managed by the Special Servicer (the costs of which shall be advanced by the Servicer, provided that such Advance would not be a Nonrecoverable Advance). Promptly after such acquisition of title, the Special Servicer shall consult with counsel to determine when an Acquisition Date shall be deemed to occur under the REMIC Provisions with respect to the affected Property, the expense of such consultation being treated as a reimbursable expense of the Servicer related to the foreclosure. The Special Servicer, on behalf of the Trust Fund (and the Companion Loan Holders), shall dispose of the Foreclosed Property in accordance with, and subject to the conditions set forth in, Sections 3.15 and 13.2. Subject to Sections 13.2 and 3.14(d), the Special Servicer shall hire on behalf of the Trust Fund and the Companion Loan Holders a Successor Manager to manage, conserve, protect and operate such Foreclosed Property for the Certificateholders (and the Companion Loan Holders) solely for the purpose of its prompt disposition and sale. In connection with such management and subject to Section 3.4(c)(xii), the Successor Manager shall be entitled to the REO Management Fee solely from the Foreclosed Property Account or the Collection Account pursuant to Section 3.4(c)(xii).

(b)           The Special Servicer shall segregate and hold all funds collected and received in connection with the operation of the Foreclosed Property separate and apart from its own funds and general assets and shall establish and maintain with respect to the Foreclosed Property a Foreclosed Property Account in the name of the Special Servicer for the benefit of the Trustee on behalf of the Certificateholders (and the Companion Loan Holders) pursuant to Section 3.6.

(c)           The Special Servicer shall have full power and authority, subject to Accepted Servicing Practices and the specific requirements and prohibitions of this Agreement and the Intercreditor Agreement, to do any and all things in connection with the Foreclosed Property for the benefit of the Trust Fund and Companion Loan Holders on such terms as are appropriate and necessary for the efficient operation or liquidation, as applicable, of the Foreclosed Property, so long as the Special Servicer deems such actions to be consistent with Accepted Servicing Practices. Without limiting the generality of the foregoing, the Special Servicer may retain an independent contractor to operate and manage the Foreclosed Property; however, the retention of an independent contractor will not relieve the Special Servicer of its obligations hereunder with respect to the Foreclosed Property.

The Special Servicer shall deposit or cause to be deposited on a daily basis in the Foreclosed Property Account all revenues received with respect to the Foreclosed Property, and the Special Servicer shall cause to be withdrawn therefrom funds necessary for the proper operation, management and maintenance of the Foreclosed Property and for other expenses related to the preservation and protection of the Foreclosed Property, including, but not limited to:

(i)            all insurance premiums due and payable in respect of the Foreclosed Property;

(ii)           all taxes, assessments, charges or other similar items in respect of the Foreclosed Property that could result or have resulted in the imposition of a lien thereon; and

(iii)          all costs and expenses necessary to preserve the Foreclosed Property, including the payment of ground rent, if any.

To the extent that amounts on deposit in the Foreclosed Property Account are insufficient for the purposes set forth in clauses (i) through (iii) above, the Special Servicer shall direct the Servicer to, and the Servicer shall, make a Property Protection Advance unless the Servicer determines, in accordance with Accepted Servicing Practices, that such Advance would constitute a Nonrecoverable Advance. Reimbursement of any such Property Protection Advance shall be paid from amounts on deposit in the Collection Account allocable to the Notes on a Pro Rata and Pari Passu Basis, pursuant to the terms of the Intercreditor Agreement. If such amounts are reimbursed from amounts allocable to the Mortgage Loan, the Servicer or the Special Servicer, as applicable, will be required, after receiving payment from amounts on deposit in the Collection Account allocable to the Mortgage Loan, if any, to (i) promptly notify the Companion Loan Holders and (ii) use commercially reasonable efforts to exercise on behalf of the Issuing Entity the rights of the Issuing Entity under the Intercreditor Agreement to obtain reimbursement for the portion of such amount allocable to the Companion Loans on a Pro Rata and Pari Passu Basis.

(d)           The Special Servicer, in the name of the Trust Fund, shall (subject to Section 3.14(a)) contract with any Successor Manager for the operation and management of any Foreclosed Property; provided that no such contract shall impose individual liability on the Trustee or the Trust; provided, further, that:

(i)            the terms and conditions of any such contract shall not be inconsistent herewith;

(ii)           any such contract shall require, or shall be administered to require, that the Successor Manager (A) request that the Special Servicer pay from the Foreclosed Property Account all costs and expenses incurred in connection with the operation and management of any Foreclosed Property, and (B) remit all related revenues (net of such costs and expenses) to the Special Servicer, for deposit into the Foreclosed Property Account, as soon as practicable but in no event later than the Business Day immediately following receipt; and

(iii)          none of the provisions of this Section 3.14 relating to any such contract or to actions taken through any such Successor Manager shall be deemed to relieve the Special Servicer of any of its ordinary and regularly recurring duties and obligations to the Trust Fund on behalf of the Certificateholders and the Companion Loan Holders with respect to the operation and management of any Foreclosed Property.

The Special Servicer shall be entitled, and to the extent required by the REMIC Provisions, shall be required, to enter into an agreement with any Independent Contractor performing services for it related to its duties and obligations hereunder for indemnification of the Special Servicer by such Independent Contractor, and nothing in this Agreement shall be deemed to limit or modify such indemnification. All REO Management Fees shall be an expense of the Trust Fund payable from the Foreclosed Property Account or subject to reimbursement pursuant to Section 3.4(c)(xi). The Special Servicer agrees to monitor the performance of the Successor Manager and to enforce the obligations of the Successor Manager on behalf of the Trust Fund and the Companion Loan Holders. Expenses incurred by the Special Servicer in connection herewith shall qualify as Property Protection Advances.

(e)           On or before the last day of each Collection Period, the Special Servicer shall withdraw from the Foreclosed Property Account and deposit into the Collection Account the proceeds and collections received or collected since the preceding Remittance Date through the Business Day prior to the Remittance Date on or with respect to the Foreclosed Property (including any funds no longer needed in any reserves established as provided below), net of expenses paid therefrom and amounts reasonably expected to be needed to fund any reserves deemed necessary for the operation, preservation and protection of the Foreclosed Property, including without limitation, the creation of reasonable reserves for working capital, repairs, replacements and necessary capital improvements and other related expenses.

3.15.        Sale of Foreclosed Property. (a)  In the event that title to a Property is acquired by the Special Servicer for the benefit of the Certificateholders and the Companion Loan Holders in foreclosure or by deed in lieu of foreclosure or otherwise, the deed, certificate of sale or other comparable document shall be taken in the name of the Trustee, or its nominee (which shall not include the Special Servicer), on behalf of the Trust Fund and the Companion Loan Holders or as otherwise contemplated pursuant to Section 8.10. Title may be taken in the name of a limited liability company wholly-owned by the Trust and that is managed by the Special Servicer (the costs of which shall be advanced by the Servicer, provided that such Advance would not be a Nonrecoverable Advance). The Special Servicer, on behalf of the Trust Fund (and the Companion Loan Holders), shall sell the Foreclosed Property as expeditiously as appropriate in accordance with Accepted Servicing Practices, but in no event later than the time period set forth in Section 13.2 hereof in a manner provided under this Section 3.15.

(b)           If the Special Servicer acquires any Foreclosed Property in the name of and on behalf of the Trust Fund and the Companion Loan Holders, the Special Servicer shall be empowered, subject to the Code and to the specific requirements and prohibitions of this Agreement and the Intercreditor Agreement, to do any and all things in connection with the management and operation thereof in accordance with Accepted Servicing Practices, all on such terms as the Special Servicer deems to be in the best interest of the Certificateholders and the Companion Loan Holders (as a collective whole, as if such Certificateholders and Companion Loan Holders constituted a single lender) and consistent with the REMIC Provisions.

(c)           Subject to the consent and consultation rights of the Controlling Class Representative, the Special Servicer shall accept the highest cash bid for the Foreclosed Property received from any Person. However, in no event may such bid be less than an amount at least equal to the portion of the Repurchase Price attributable to the Foreclosed Property. Notwithstanding the foregoing, in the absence of any such bid, the Special Servicer shall accept the highest cash bid, if the highest offeror is a Person other than the Trustee or an Interested Person, that the Special Servicer (or the Trustee as provided in the next sentence) determines is a fair price based on Appraisals obtained within the last nine (9) months. If the highest bidder is an Interested Person, the Trustee shall determine the fairness of the highest bid by an Interested Person. The Trustee may (at its option at the expense of the Trust Fund (unless such expenses are reimbursed with funds otherwise paid from amounts allocable to the Companion Loans pursuant to the terms of the Intercreditor Agreement)) designate an Independent third party expert in real estate or commercial mortgage loan matters with at least five (5) years’ of experience in valuing or investing in loans similar to the Whole Loan, that has been selected with reasonable care by the Trustee to determine if such bid constitutes a fair price for the Foreclosed Property. The Trustee shall be entitled to conclusively rely upon any such third party determination, and all reasonable fees and costs of any Appraisals, inspection reports, and broker opinions of value incurred by any such third party shall be covered by, and be reimbursable from, the Trust (unless such expenses are reimbursed with funds otherwise paid from amounts allocable to the Companion Loans pursuant to the terms of the Intercreditor Agreement). Reimbursement for any such fees and costs shall be paid from amounts on deposit in the Collection Account allocable to the Notes on a Pro Rata and Pari Passu Basis, pursuant to the terms of the Intercreditor Agreement. If such amounts are reimbursed from amounts allocable to the Mortgage Loan, the Servicer or the Special Servicer, as applicable, will be required, after receiving payment from amounts on deposit in the Collection Account allocable to the Mortgage

Loan, if any, to (i) promptly notify the Companion Loan Holders and (ii) use commercially reasonable efforts to exercise on behalf of the Issuing Entity the rights of the Issuing Entity under the Intercreditor Agreement to obtain reimbursement for the portion of such amount allocable to the Companion Loans on a Pro Rata and Pari Passu Basis. The requirements of this Agreement and/or the Intercreditor Agreement may result in lower sales proceeds than would otherwise be the case. Notwithstanding the foregoing, the Special Servicer shall not be obligated to accept the higher cash offer if the Special Servicer determines, in accordance with Accepted Servicing Practices, that rejection of such offer would be in the best interests of the Certificateholders and the Companion Loan Holders (as a collective whole as if such Certificateholders and the Companion Loan Holders constituted a single lender), and the Special Servicer may accept a lower cash offer (from any Person other than an Interested Person) if it determines, in accordance with Accepted Servicing Practices, that acceptance of such offer would be in the best interests of the Certificateholders and the Companion Loan Holders (as a collective whole as if such Certificateholders and the Companion Loan Holders constituted a single lender). Neither the Trustee nor any of its affiliates, in their individual capacity, may make an offer for or purchase Foreclosed Property.

(d)           Subject to the provisions of Section 3.14, the Special Servicer shall act on behalf of the Trust Fund and the Companion Loan Holders in negotiating and taking any other action necessary or appropriate in connection with the sale of the Foreclosed Property, including the collection of all amounts payable in connection therewith. Any sale of the Foreclosed Property shall be without recourse to the Trustee, the Depositor, the Certificate Administrator, the Operating Advisor, the Servicer, the Special Servicer, the Trust Fund or the Certificateholders and the Companion Loan Holders (except that any contract of sale and assignment and conveyance documents may contain customary warranties, so long as the only recourse for breach thereof is to the Trust Fund) and if consummated in accordance with the terms of this Agreement, none of the Trustee, the Depositor, the Certificate Administrator, the Operating Advisor, the Servicer or the Special Servicer shall have any liability to any Certificateholder or any Companion Loan Holder with respect to the purchase price thereof accepted by the Special Servicer or the Trustee.

(e)           The proceeds of any sale effected pursuant to this Section 3.15, after deduction of the expenses incurred in connection therewith, shall be deposited in the Collection Account in accordance with Section 3.4(a).

(f)            Within 30 days of the sale of the Foreclosed Property, the Special Servicer shall provide to the Trustee, the Certificate Administrator and the Companion Loan Holders (or, to the extent a Companion Loan is included in an Other Securitization Trust, the Other Servicer, Other Special Servicer, Other Trustee and Other Certificate Administrator under the related Other Pooling and Servicing Agreement) a statement of accounting for the Foreclosed Property, including, without limitation, (i) the date the Foreclosed Property was acquired in foreclosure or by deed-in-lieu of foreclosure or otherwise, (ii) the date of disposition of the Foreclosed Property, (iii) the gross sale price and related selling and other expenses, (iv) accrued interest with respect to the Repurchase Price of the Foreclosed Property, calculated from the date of acquisition to the disposition date, and (v) such other information as the Trustee or the Certificate Administrator may reasonably request.

3.16.        Sale of the Mortgage Loan and the Companion Loans. (a)  (i) Within sixty (60) days after the occurrence of a Special Servicing Loan Event, the Special Servicer shall order (but shall not be required to have received) an Appraisal. The Servicer shall promptly notify in writing the Special Servicer, the Trustee, the Controlling Class Representative (during any Subordinate Control Period or any Subordinate Consultation Period) and the Companion Loan Holders (or, to the extent a Companion Loan is included in an Other Securitization Trust, the Other Depositor, Other Servicer and Other Certificate Administrator under the related Other Pooling and Servicing Agreement) of the occurrence of such Special Servicing Loan Event. Upon delivery by the Special Servicer of the notice described in the preceding sentence, the Special Servicer may offer to sell to any Person the Whole Loan or may offer to purchase the Whole Loan, if and when the Special Servicer determines, consistent with Accepted Servicing Practices, that no satisfactory arrangements can be made for collection of delinquent payments thereon and such a sale would be in the best economic interests of the Trust and the Companion Loan Holders on a net present value basis. The Special Servicer shall provide the Trustee, the Certificate Administrator, the Operating Advisor, the Controlling Class Representative (during any Subordinate Control Period or any Subordinate Consultation Period) and the Companion Loan Holders (or, to the extent a Companion Loan is included in an Other Securitization Trust, the Other Depositor, Other Servicer and Other Certificate Administrator under the related Other Pooling and Servicing Agreement), not less than five (5) Business Days’ prior written notice of its intention to sell the Whole Loan, in which case the Special Servicer is required to accept the highest offer received from any Person (other than any Interested Person) for the Whole Loan in an amount at least equal to the Repurchase Price or, at its option, if it has received no offer at least equal to the Repurchase Price therefor, the Special Servicer may purchase the Whole Loan at the Repurchase Price, subject to any consent or consultation rights of the Controlling Class Representative to the extent set forth in this Agreement. For the avoidance of doubt the Special Servicer shall be required to sell the Mortgage Loan together with the Companion Loans, as one whole loan.

(ii)           In the absence of any offer at least equal to the Repurchase Price (or purchase by the Special Servicer for the Repurchase Price), the Special Servicer shall accept the highest offer received from any Person that is determined by the Special Servicer to be a fair price for the Whole Loan, if the highest offeror is a Person other than an Interested Person. If the highest bidder is an Interested Person, the Trustee shall determine the fairness of the highest bid based upon an Appraisal (which may be an Appraisal obtained in the last nine (9) months by the Special Servicer) obtained at the expense of the Trust Fund (unless such expense is reimbursed with funds otherwise paid from amounts allocable to the Companion Loans pursuant to the terms of the Intercreditor Agreement), and the Trustee may conclusively rely on the opinion of such Appraisal and such determination shall be binding upon all parties. All reasonable costs and fees of the Trustee in making such determination will be reimbursable to it first, by the Servicer as an Advance, subject to the Servicer’s determination that such amounts are not Nonrecoverable Advances, and then as an expense of the Trust (unless such expense is reimbursed with funds otherwise paid from amounts allocable to the Companion Loans pursuant to the terms of the Intercreditor Agreement). Neither the Trustee nor any of its affiliates, in their individual capacity, may make an offer for or purchase the Whole Loan. In addition, if the Trustee shall be required to determine the fairness of the highest bid by an Interested Person, the Trustee may (at its option at the expense of the Trust

Fund (unless such expense is reimbursed with funds otherwise paid from amounts allocable to the Companion Loan Holders pursuant to the terms of the Intercreditor Agreement)) designate an Independent third party expert in real estate or commercial mortgage loan matters with at least five (5) years’ of experience in valuing or investing in loans similar to the Whole Loan, that has been selected with reasonable care by the Trustee to determine if such bid constitutes a fair price for the Whole Loan. The Trustee shall be entitled to conclusively rely upon any such third party determination, and all reasonable fees and costs of any Appraisals, inspection reports, and broker opinions of value incurred by any such third party shall be covered by, and be reimbursable from, the Trust (unless such expenses are reimbursed with funds otherwise paid from amounts allocable to the Companion Loans pursuant to the terms of the Intercreditor Agreement). Reimbursement of any such fees and costs shall be paid from amounts on deposit in the Collection Account allocable to the Notes on a Pro Rata and Pari Passu Basis, pursuant to the terms of the Intercreditor Agreement. If such amounts are reimbursed from amounts allocable to the Mortgage Loan, the Servicer or the Special Servicer, as applicable, will be required, after receiving payment from amounts on deposit in the Collection Account allocable to the Mortgage Loan, if any, to (i) promptly notify the Companion Loan Holders and (ii) use commercially reasonable efforts to exercise on behalf of the Issuing Entity the rights of the Issuing Entity under the Intercreditor Agreement to obtain reimbursement for the portion of such amount allocable to the Companion Loans on a Pro Rata and Pari Passu Basis.

(iii)          The Special Servicer shall not be obligated to accept the highest offer if the Special Servicer determines, in accordance with Accepted Servicing Practices, that the rejection of such offer would be in the best interests of the Holders of the Certificates and the Companion Loan Holders (as a collective whole as if such Certificateholders and the Companion Loan Holders constituted a single lender). In addition, the Special Servicer may accept a lower offer if it determines, in accordance with Accepted Servicing Practices, that the acceptance of such offer would be in the best interests of the Holders of the Certificates and the Companion Loan Holders (as a collective whole as if such Certificateholders and the Companion Loan Holders constituted a single lender), provided that the offeror is not the Special Servicer or a Person that is an Affiliate of the Special Servicer. The Special Servicer shall use efforts consistent with Accepted Servicing Practices to sell the Whole Loan prior to the Rated Final Distribution Date.

(iv)          Unless and until the Whole Loan is sold pursuant to this Section 3.16(a), the Special Servicer shall pursue such other resolution strategies with respect to the Whole Loan, including, without limitation, workout and foreclosure, as the Special Servicer may deem appropriate, consistent with the Asset Status Report, Accepted Servicing Practices and the REMIC Provisions.

(b)           The right of the Special Servicer to purchase or sell the Whole Loan after the occurrence of a Special Servicing Loan Event shall terminate, and shall not be exercisable as set forth in clause (a) above (or if exercised but the purchase of the Whole Loan has not yet occurred, the Special Servicer’s right shall terminate and such exercise shall be of no further force or effect) if the Whole Loan is no longer delinquent as a result of any of the following: (i) the Special Servicing Loan Event has ceased to exist pursuant to the terms of this Agreement,

(ii) the Whole Loan has become subject to a fully executed agreement reflecting the terms of the workout arrangement or (iii) the Whole Loan has otherwise been resolved (including by a full or discounted pay-off).

(c)           Any sale of the Whole Loan shall be for cash only.

(d)           Notwithstanding anything contained herein to the contrary, the Special Servicer shall not sell the Whole Loan pursuant to this Section 3.16 without the written consent of the Companion Loan Holders unless the Special Servicer has delivered to the Companion Loan Holders: (a) at least 15 Business Days prior written notice of any decision to attempt to sell the Whole Loan; (b) at least 10 days prior to the permitted sale date, a copy of each bid package (together with any amendments to such bid packages) received by the Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent Appraisal for the Whole Loan, and any documents in the Servicer Mortgage File reasonably requested by a Companion Loan Holder; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Servicer or the Special Servicer in connection with the proposed sale. Any Companion Loan Holder will be permitted to submit an offer at any sale of the Whole Loan.

3.17.        Servicing Compensation.  The Servicer shall be entitled to receive the Master Servicing Fee with respect to the Mortgage Loan and the Primary Servicing Fee with respect to the Whole Loan and any Foreclosed Property payable monthly from the Collection Account or otherwise in accordance with and subject to Section 3.4(c). The Servicer shall be entitled to retain as compensation any late payment charges and certain other customary charges and fees to the extent described below, as well as reimbursement for all other costs or expenses incurred by it in performing its duties hereunder, in each case, to the extent actually received from the Borrowers and permitted to be allocated to such amounts by the terms of the Loan Documents, this Agreement and the Intercreditor Agreement and subject in all cases to the rights of the Companion Loan Holders to any such amounts as may be set forth in the Intercreditor Agreement, other than: (i) fees of any sub-servicer and the expenses of any sub-servicer that would not be reimbursable to Servicer if such expenses were incurred by the Servicer; (ii) the cost of any fidelity bond or errors and omissions policy required by Section 3.11(d); (iii) overhead expenses of the Servicer including but not limited to those which may properly be allocable under the Servicer’s accounting system or otherwise to the Servicer’s activities under this Agreement or the income derived by it hereunder including the costs to the Servicer associated with employees of the Servicer performing services in connection with the obligations of the Servicer hereunder; and (iv) costs and expenses arising from the negligence, bad faith or willful misconduct of the Servicer in performing its obligations hereunder (the “Servicer Customary Expenses”). So long as no Special Servicing Loan Event has occurred and is continuing and subject to the terms of the Intercreditor Agreement, the Servicer shall also be entitled to retain as additional servicing compensation any late payment fees and Default Interest (including any late payment fees and Default Interest collected after the occurrence of a Special Servicing Loan Event but accrued prior to such Special Servicing Loan Event) (to the extent not applied pursuant to Section 3.4(c)), assumption fees, assumption application fees, substitution fees, release fees, any fees payable in connection with a defeasance, Modification Fees (subject to the second to last paragraph of this Section 3.17), insufficient funds fees, charges for beneficiary statements to the extent the related beneficiary statement is prepared by the Servicer and consent fees and other similar fees and expenses to the extent, with respect to any such amounts, collected and allocated to such amounts as permitted by (or not otherwise prohibited by) the terms of the Loan Documents, this Agreement and the Intercreditor Agreement; provided, that the Servicer shall not be entitled to apply or retain any Default Interest or any late payment charges, with respect to the Mortgage Loan or the Companion Loans, with respect to which a default thereunder or Event of Default is continuing unless and until such default or Event of Default has been cured and all delinquent amounts (including any Default Interest) due with respect to the Mortgage Loan or the Companion Loans have been paid in full and all interest on Advances has been paid in full. In addition, the Servicer, subject to the terms of the Intercreditor Agreement, shall be entitled to retain as additional servicing compensation release fees (including, without limitation, any fees payable in connection with a defeasance of the Whole Loan) and any income earned (net of losses to the extent provided in this Agreement) on the investment of funds deposited in the Collection Account and any Reserve Account (to the extent not payable to the Borrowers).

If a Special Servicing Loan Event occurs and is continuing, the Special Servicer shall be entitled to receive a Special Servicing Fee with respect to the Mortgage Loan and the Companion Loans for so long as such Special Servicing Loan Event continues as well as reimbursement for all other costs or expenses incurred by it in performing its duties hereunder other than: (i) the cost of any fidelity bond or errors and omissions policy required by Section 3.11(d); (ii) overhead expenses of the Special Servicer including but not limited to those which may properly be allocable under the Special Servicer’s accounting system or otherwise to the Special Servicer’s activities under this Agreement or the income derived by it hereunder including the costs to the Special Servicer associated with employees of the Special Servicer performing services in connection with the obligations of the Special Servicer hereunder; and (iii) costs and expenses arising from the negligence, bad faith or willful misconduct of the Special Servicer in performing its obligations hereunder (the “Special Servicer Customary Expenses”). If at any time the Mortgage Loan or a Companion Loan becomes a Specially Serviced Mortgage Loan, the Special Servicer shall use efforts consistent with Accepted Servicing Practices and the REMIC Provisions, to collect the amount of any Special Servicing Fee, Liquidation Fee and/or Workout Fee from the Borrowers pursuant to the Designated Expense Reimbursement Section, including exercising all remedies available under the Loan Agreement that would be in accordance with Accepted Servicing Practices, specifically taking into account the costs or likelihood of success of any such collection efforts and the Realized Loss that would be incurred by Certificateholders or the Companion Loan Holders, as applicable, in connection therewith as opposed to the Realized Loss that would be incurred as a result of not collecting such amounts from the Borrowers. Notwithstanding anything herein to the contrary, with respect to any amount received during a Collection Period, the Special Servicer shall only be entitled to receive a Workout Fee or a Liquidation Fee, but not both.

The Special Servicing Fee and any Liquidation Fee payable from Liquidation Proceeds (and not the Borrowers) shall be payable from funds on deposit in the Collection Account as provided in Section 3.4(c). The Special Servicer during the continuance of a Special Servicing Loan Event shall also be entitled to retain as additional servicing compensation, solely to the extent such amounts are received from the Borrowers, any late payment fees (to the extent not applied pursuant to Section 3.4(c)), Default Interest (to the extent not applied pursuant to Section 3.4(c)), assumption fees, assumption application fees, Modification Fees (subject to the second to last paragraph of this Section 3.17), insufficient funds fees, charges for beneficiary statements to the extent the related beneficiary statement is prepared by the Special Servicer and consent fees and other similar fees and expenses and any income earned (net of losses to the extent provided in this Agreement) on the investment of funds deposited in the Foreclosed Property Account.

Notwithstanding any other provision in this Agreement, neither the Servicer nor the Special Servicer, as applicable, shall be entitled to reimbursement for an expense incurred under this Agreement or in connection with the performance of its duties hereunder unless (i) the amount of such payment to the Servicer or the Special Servicer, as the case may be, is reimbursed to the Trust Fund by the Borrowers (to the extent the Borrowers are required to do so under the Loan Agreement); (ii) failure of the Borrowers to reimburse for such payment constitutes an Event of Default; (iii) such expense would qualify as an “unanticipated expense incurred by the REMIC” within the meaning of Treasury Regulations Section 1.860G-1(b)(3)(ii) (it being understood that the Servicer Customary Expenses and the Special Servicer Customary Expenses are not unanticipated); or (iv) such reimbursement is expressly provided for herein or such expense is expressly described herein as an expense of the Trust Fund or as an Advance.

Except as otherwise expressly provided herein, no transfer, sale, pledge or other disposition of the Servicer’s right to receive all or any portion of the Servicing Fee (or the Special Servicer’s right to receive all or any portion of the Special Servicing Fee) or other servicing compensation provided for herein shall be made, and any such attempted transfer, sale, pledge or other disposition shall be void, unless such transfer is made to a successor Servicer or successor Special Servicer, as applicable, in connection with the assumption by such successor of the duties hereunder pursuant to Section 7.2 (or as provided in the following paragraph with respect to the Excess Servicing Fee).

Midland and any successor holder of the Excess Servicing Fee Rights shall be entitled, at any time, at its own expense, to transfer, sell, pledge or otherwise assign such Excess Servicing Fee Rights in whole (but not in part), in either case, to any Qualified Institutional Buyer or Institutional Accredited Investor (other than a Plan); provided, that no such transfer, sale, pledge or other assignment shall be made unless (i) that transfer, sale, pledge or other assignment is exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws and is otherwise made in accordance with the Securities Act and such state securities laws, (ii) the prospective transferor shall have delivered to the Depositor a certificate substantially in the form of Exhibit T-1 attached hereto, and (iii) the prospective transferee shall have delivered to the Servicer and the Depositor a certificate substantially in the form of Exhibit T-2 attached hereto. None of the Depositor, the Operating Advisor, the Trustee, the Certificate Administrator or the Custodian shall have any obligation to register or qualify an Excess Servicing Fee Right under the Securities Act or any other securities law or to take any action not otherwise required under this Agreement to permit the transfer, sale, pledge or assignment of an Excess Servicing Fee Right without registration or qualification. Midland and each holder of an Excess Servicing Fee Right desiring to effect a transfer, sale, pledge or other assignment of such Excess Servicing Fee Right shall, and Midland hereby agrees, and each such holder of an Excess Servicing Fee Right by its acceptance of such Excess

Servicing Fee Right shall be deemed to have agreed, in connection with any transfer of such Excess Servicing Fee Right effected by such Person, to indemnify the Certificateholders, the Trust, the Depositor, the Initial Purchasers, the Certificate Administrator, the Custodian, the Trustee, the Operating Advisor, the Servicer and the Special Servicer against any liability that may result if such transfer is not exempt from registration and/or qualification under the Securities Act or other applicable federal and state securities laws or is not made in accordance with such federal and state laws or in accordance with the foregoing provisions of this paragraph. By its acceptance of an Excess Servicing Fee Right, the holder thereof shall be deemed to have agreed not to use or disclose such information in any manner that could result in a violation of any provision of the Securities Act or other applicable securities laws or that would require registration of such Excess Servicing Fee Right or any Certificate pursuant to the Securities Act. From time to time following any transfer, sale, pledge or assignment of an Excess Servicing Fee Right, the Servicer with respect to the Mortgage Loan, Companion Loans or any successor Foreclosed Property with respect thereto to which the Excess Servicing Fee Right relates, shall pay, out of the Servicing Fee paid to the Servicer with respect to the Mortgage Loan, Companion Loans or any successor Foreclosed Property, as the case may be, the related Excess Servicing Fee to the holder of such Excess Servicing Fee Right within one Business Day following the payment of such Servicing Fee to the Servicer, in each case in accordance with payment instructions provided by such holder in writing to the Servicer. The holder of an Excess Servicing Fee Right shall not have any rights under this Agreement except as set forth in the preceding sentences of this paragraph. None of the Certificate Administrator, the Custodian, the Depositor, the Operating Advisor, the Special Servicer or the Trustee shall have any obligation whatsoever regarding payment of the Excess Servicing Fee or the assignment or transfer of the Excess Servicing Fee Right.

With respect to each Collection Period during which the Special Servicer or any of its Affiliates received any Disclosable Special Servicer Fees, the Special Servicer shall deliver or cause to be delivered to the Servicer on or prior to the related Determination Date, and the Servicer (if it has received such report from the Special Servicer) shall deliver such report to the Certificate Administrator without charge on or prior to the Remittance Date with respect to such Determination Date, an electronic report that discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the Special Servicer or any of its Affiliates during the related Collection Period. The Special Servicer and its Affiliates shall be prohibited from receiving or retaining any Disclosable Special Servicer Fees.

Notwithstanding anything herein to the contrary, (i) the Servicer and the Special Servicer shall each be entitled to 50% of any Modification Fees received in connection with the extension of the Maturity Date of the Mortgage Loan to which Special Servicer’s consent is required pursuant to clause (vii)(c) of the definition of Special Servicing Loan Event and (ii) the Servicer and Special Servicer shall each be entitled to 50% of any Modification Fees, assumption fees (excluding assumption application fees) or consent fees related to Major Decisions to the extent the Mortgage Loan is not a Specially Serviced Mortgage Loan.

If the Special Servicer is terminated (other than for cause) or resigns with respect to any or all of its servicing duties, it shall retain the right to receive any and all Workout Fees payable with respect to the Mortgage Loan if the Mortgage Loan ceases to be a Specially Serviced Mortgage Loan during the period that it had responsibility for servicing the Specially

Serviced Mortgage Loan or had ceased being a Specially Serviced Mortgage Loan (or the Specially Serviced Mortgage Loan had not yet become a Corrected Mortgage Loan because as of the time that the Special Servicer is terminated, the Borrowers have not made three consecutive monthly debt service payments and subsequently, the Specially Serviced Mortgage Loan becomes a Corrected Mortgage Loan) at the time of such termination or resignation (and the successor Special Servicer shall not be entitled to any portion of such Workout Fees), in each case until the Workout Fee for any such loan ceases to be payable. In the event that (i) the Special Servicer resigns or shall have been terminated, and (ii) prior or subsequent to such resignation or termination, either (A) a Specially Serviced Mortgage Loan was liquidated or modified pursuant to an action plan submitted by the initial Special Servicer or the Special Servicer has determined to grant a forbearance, or (B) a Specially Serviced Mortgage Loan being monitored by the Special Servicer subsequently became a Corrected Mortgage Loan, then in either such event the Special Servicer (and not the successor special servicer) shall be paid the related Workout Fee or Liquidation Fee, as applicable. However, the Special Servicer shall only be entitled to receive a Liquidation Fee or a Workout Fee, but not both, with respect to Liquidation Proceeds received on the Mortgage Loan or a Specially Serviced Mortgage Loan.

3.18.        Reports to the Certificate Administrator; Account Statements. (a)  The Servicer shall prepare, or cause to be prepared, and deliver to the Certificate Administrator, in an electronic format which format is reasonably acceptable to the Certificate Administrator, consistent with Accepted Servicing Practices, not later than (i) 2:00 p.m. (New York time) two Business Days prior to each Distribution Date, the CREFC® Loan Periodic Update File and (ii) 5:00 p.m. (New York time) on the Remittance Date immediately preceding each Distribution Date, the remaining CREFC® Reports (except the CREFC® Bond Level File, the CREFC® Special Servicer Loan File, the CREFC® Operating Statement Analysis Report and the CREFC® NOI Adjustment Worksheet). The Certificate Administrator shall prepare the CREFC® Bond Level File and the CREFC® Collateral Summary File.

The Servicer shall make the CREFC® Reports (except the CREFC® Bond Level File, the CREFC® Collateral Summary File, the CREFC® Special Servicer Loan File, the CREFC® Operating Statement Analysis Report and the CREFC® NOI Adjustment Worksheet) available (i) prior to the securitization of a Companion Loan, to the related Companion Loan Holder on each Distribution Date; and (ii) following the securitization of a Companion Loan, to the master servicer of the Other Securitization Trust no later than two Business Days after the Determination Date (but not later than one Business Day following the “determination date” (or other analogous term) for any Other Securitization Trust).

The CREFC® Operating Statement Analysis Report and the CREFC® NOI Adjustment Worksheet shall be made available on the Servicer’s internet website (www.pnc.com/midland) on a calendar quarterly basis within 30 days after the Servicer’s (or, with respect to a Specially Serviced Mortgage Loan, the Special Servicer who shall promptly provide the CREFC® Operating Statement Analysis Report and the CREFC® NOI Adjustment Worksheet to the Servicer) receipt of the Borrowers’ quarterly financials (commencing with the quarter ending September 30, 2019) and annually within 45 days after receipt of the Borrowers’ annual financials for the year ending December 31, 2019); provided, with respect to any obligation of the Servicer or the Special Servicer to provide year-end or quarterly analysis or updates, such analysis or updates shall not be required to the extent not required to be provided in the then current applicable CREFC® guidelines.

Additionally, the Servicer shall deliver the CREFC® Operating Statement Analysis Report and CREFC® NOI Adjustment Worksheet on a monthly basis to the Certificate Administrator; provided, the Servicer shall have no obligation to update such reports except as set forth in the immediately preceding paragraphs, and no analysis or update shall be required to the extent such analysis or update is not required to be provided under the then-current applicable CREFC® guidelines.

(b)           The Servicer shall furnish to the Certificate Administrator in electronic format which format is reasonably acceptable to the Servicer and the Certificate Administrator, the CREFC® Reports produced by it pursuant to this Agreement not later than the time period specified in Section 3.18(a), and thereafter, subject to Section 12.18, if requested by the Rating Agencies pursuant to Section 12.18, furnish to the 17g-5 Information Provider the CREFC® Reports produced by it pursuant to this Agreement (which shall promptly post the same to the 17g-5 Information Provider’s Website).

(c)           The Servicer shall produce the reports described in this Section 3.18 solely from information provided to the Servicer by the Borrowers pursuant to the Loan Agreement (without modification, interpretation or analysis) or by the Special Servicer, the Mortgage Loan Sellers or Depositor pursuant to this Agreement. None of the Trustee, the Certificate Administrator, the Servicer, or the Special Servicer shall be responsible for the completeness or accuracy of such information (except that the Servicer shall use efforts consistent with Accepted Servicing Practices to correct patent errors).

(d)           Notwithstanding anything contained herein to the contrary, the Servicer and the Special Servicer, as applicable, shall provide to the Companion Loan Holders: (i) all documents, certificates, instruments, notices, reports, operating statements, rent rolls and other information regarding the Whole Loan that such party would be required to deliver to any Controlling Class Certificateholder or Controlling Class Representative pursuant to the terms of this Agreement, (ii) all CREFC® Reports that such party delivers to any other party to this Agreement at the times set forth above, and (iii) any annual statements as to compliance delivered pursuant to Sections 10.8 and 10.9 and any annual independent public accountants’ servicing reports delivered pursuant to Section 10.10.

3.19.        Certain Matters Relating to the Intercreditor Agreement. The Master Servicer (if the Mortgage Loan is not a Specially Serviced Mortgage Loan) or the Special Servicer (if the Mortgage Loan is a Specially Serviced Mortgage Loan), in each case, consistent with Accepted Servicing Practices, shall be entitled to exercise any consent or consultation rights of the holder of such Mortgage Loan in its capacity as a “Controlling Note Holder” (or any similar term identified in the Intercreditor Agreement) under the Intercreditor Agreement.

3.20.        [Reserved].

3.21.        Access to Certain Documentation Regarding the Mortgage Loan and Other Information. (a)  The Servicer and the Special Servicer shall provide or cause to be provided to the Certificate Administrator, and the Certificate Administrator shall afford access to the Initial Purchasers, the Depositor, any Certificateholders that are federally insured financial institutions, the Federal Reserve Board, the Federal Deposit Insurance Corporation and the Office of the Comptroller of the Currency and the supervisory agents and examiners of such boards and such corporations, and any other governmental or regulatory body to the jurisdiction of which any Certificateholder is subject, access to the documentation regarding the Mortgage Loan required by applicable regulations of the Federal Reserve Board, Federal Deposit Insurance Corporation, Office of the Comptroller of the Currency or any such governmental or regulatory body, such access being afforded without charge but only upon reasonable prior request and during normal business hours at the offices of the Certificate Administrator, Servicer or Special Servicer, as applicable. At the election of the Servicer, the Special Servicer or the Certificate Administrator, such access may be afforded to such Person identified above by the delivery of copies of information as requested by such Person and the Servicer, the Special Servicer or the Certificate Administrator shall be permitted to require payment (other than from the Controlling Class Representative and the Trustee and the Certificate Administrator on its own behalf or on behalf of the Certificateholders, as applicable) of a sum sufficient to cover the reasonable out-of-pocket costs incurred by it in making such copies.

The failure of the Servicer or Special Servicer to provide access as provided in this Section 3.21 as a result of a confidentiality obligation shall not constitute a breach of this Section 3.21. In connection with providing information pursuant to this Section 3.21, the Servicer and Special Servicer may each (i) affix a reasonable disclaimer to any information provided by it for which it is not the original source (without suggesting liability on the part of any other party hereto); (ii) affix to any information provided by it a reasonable statement regarding securities law restrictions on such information and/or condition access to information on (x) the execution of a confidentiality agreement substantially in the form of Exhibit Z, or (y) execution of a “click-through” confidentiality agreement if such information is being provided through the Servicer’s or Special Servicer’s website; (iii) withhold access to confidential information or any intellectual property; and/or (iv) withhold access to items of information contained in the Servicer Mortgage File for the Whole Loan if the disclosure of such items is prohibited by applicable law or the provisions of any related Loan Documents or would constitute a waiver of the attorney-client privilege. Notwithstanding any provision of this Agreement to the contrary, the failure of the Servicer or the Special Servicer to disclose any information otherwise required to be disclosed by it pursuant to this Agreement shall not constitute a breach of this Agreement to the extent that the Servicer or the Special Servicer, as the case may be, determines, in its reasonable good faith judgment consistent with the applicable Accepted Servicing Practices, that such disclosure would violate applicable law or any provision of a Loan Document prohibiting disclosure of information with respect to the Whole Loan or the Mortgaged Properties, constitute a waiver of the attorney-client privilege on behalf of the Trust or otherwise materially harm the Trust. Without limiting the generality of the foregoing, the Servicer or Special Servicer may refrain from disclosing information that it reasonably determines would prejudice the interest of the Certificateholders with respect to a workout or exercise of remedies as to the Whole Loan.

(b)           The Depositor hereby authorizes the Certificate Administrator to, and the Certificate Administrator shall, make available to BlackRock Financial Management, Markit, CMBS.com, Bloomberg, L.P., Trepp, LLC, Thomson Reuters Corporation, Moody’s Analytics,

and Intex Solutions, Inc. or such other vendor chosen by the Depositor that submits to the Certificate Administrator a certification in the form of Exhibit K-5 to this Agreement, all the Distribution Date Statements, CREFC® Reports and supplemental notices delivered or made available pursuant to Section 8.14(c) to Privileged Persons.

3.22.        Inspections. The Servicer shall inspect or cause to be inspected the Properties not less frequently than once each year commencing in 2020, so long as a Special Servicing Loan Event is not then continuing; provided, that the Servicer shall not be required to inspect a Property if it has been inspected by the Special Servicer in the preceding 12 months. The Special Servicer shall inspect or cause to be inspected the Properties as applicable and as soon as practicable following the occurrence of a Special Servicing Loan Event and annually thereafter so long as the Whole Loan is a Specially Serviced Mortgage Loan. The Servicer or the Special Servicer, as applicable, shall also inspect, or cause to be inspected, a Property whenever it receives information that such Property has been materially damaged, left vacant, or abandoned, or if waste is being committed on such Property. All such inspections shall be performed in a manner consistent with Accepted Servicing Practices. The cost of the annual inspections referred to in the first sentence of this paragraph shall be an expense of the Servicer; the cost of all additional inspections referred to in this paragraph shall be a Trust Fund Expense (unless such expense is required to be borne by the Companion Loans pursuant to the terms of the Intercreditor Agreement) and, if paid by the Servicer or Special Servicer, shall constitute a Property Protection Advance. Reimbursement of any such Property Protection Advance shall be paid from amounts on deposit in the Collection Account allocable to the Notes on a Pro Rata and Pari Passu Basis, pursuant to the terms of the Intercreditor Agreement. If such amounts are reimbursed from amounts allocable to the Mortgage Loan, the Servicer or the Special Servicer, as applicable, will be required, after receiving payment from amounts on deposit in the Collection Account allocable to the Mortgage Loan, if any, to (i) promptly notify the Companion Loan Holders and (ii) use commercially reasonable efforts to exercise on behalf of the Issuing Entity the rights of the Issuing Entity under the Intercreditor Agreement to obtain reimbursement for the portion of such amount allocable to the Companion Loans on a Pro Rata and Pari Passu Basis. The Servicer or Special Servicer, as the case may be, shall prepare a written report of inspection and deliver it to the Certificate Administrator and the Companion Loan Holders. The Certificate Administrator shall post such report on the Certificate Administrator’s Website pursuant to Section 8.14(b).

3.23.        Advances. (a)  If a Monthly Payment (or an Assumed Monthly Payment, as applicable) (other than the Balloon Payment) or any portion of a Monthly Payment (or an Assumed Monthly Payment, as applicable) (other than any Balloon Payment) on the Mortgage Loan has not been received by the close of the Business Day immediately prior to the Remittance Date (to the extent such Monthly Payment or Assumed Monthly Payment would be allocable to the Mortgage Loan pursuant to the Intercreditor Agreement), the Servicer, subject to its determination that such amounts would not be Nonrecoverable Advances, shall make an advance to the Certificate Administrator for deposit into the Distribution Account on such Remittance Date, in an amount equal to the Monthly Payment or an Assumed Monthly Payment, as applicable, or any such portion of the Monthly Payment or an Assumed Monthly Payment, as applicable, on such Mortgage Loan that was delinquent as of the close of the Business Day immediately prior to such Remittance Date, in each case, net of the Servicing Fee (which will not be paid to the Servicer until the funds in the Collection Account are available for payment of such fee). The portion of any such Advance that is equal to any accrued and unpaid CREFC® Intellectual Property Royalty License Fee shall not be deposited into the Distribution Account but shall instead be remitted directly to CREFC® by the Servicer. For the avoidance of doubt, in the event that the amount of interest on the Mortgage Loan is reduced as a result of any modification to the Mortgage Loan, any future Monthly Payment Advance made with respect to such modified Mortgage Loan shall be in such amounts as may be required as a result of such reduction. Neither the Servicer nor the Trustee shall be entitled to interest on any Monthly Payment Advance on the Mortgage Loan until the related Loan Payment Date has passed and any grace period for late payments applicable to the Mortgage Loan has expired. The Servicer shall maintain a record of each Monthly Payment Advance it has made pursuant to this Section 3.23(a) on the Mortgage Loan and shall notify the Certificate Administrator thereof in the appropriate CREFC® Reports in order to permit allocation thereof pursuant to Sections 3.4 and 3.5. In the event that the Servicer does not remit any amounts required to be remitted to the Certificate Administrator on each Remittance Date (including any amounts required to be remitted pursuant to Section 3.5 and any required Monthly Payment Advance) to the Certificate Administrator for deposit in the Distribution Account on the Remittance Date, the Servicer shall pay to the Certificate Administrator interest on such amounts at the federal funds rate for the period from and including the Remittance Date to but excluding the Distribution Date or, if earlier, the actual remittance date.

The Servicer and the Trustee, as applicable, shall be entitled to reimbursement for a Monthly Payment Advance (and interest thereon) and any Administrative Advance (and interest thereon) from any collections on the Whole Loan prior to any distributions to the Certificateholders.

At any time that an Appraisal Reduction Amount exists, the amount that would otherwise be required to be advanced by the Servicer in respect of delinquent payments of interest on the Mortgage Loan shall be reduced by multiplying such amount by a fraction, the numerator of which is the then outstanding principal balance of the Mortgage Loan minus the applicable Appraisal Reduction Amount allocated to the Mortgage Loan and the denominator of which is the then outstanding principal balance of the Mortgage Loan.

(b)           Subject to Section 3.23(e), the Servicer shall advance, to the extent it determines that such amount is recoverable, all customary and reasonable out-of-pocket costs and expenses incurred by the Servicer or the Special Servicer in the performance of its servicing obligations, including, but not limited, to the costs and expenses incurred in connection with (i) the preservation, restoration, operation and protection of a Property which, in the Servicer’s or the Special Servicer’s, as applicable, sole discretion, exercised in accordance with Accepted Servicing Practices, are necessary to prevent an immediate or material loss to the Trust Fund’s interest in such Property, (ii) the payment of (A) real estate taxes, assessments and governmental charges that may be levied or assessed against the Borrowers or any of their respective affiliates or such Property or revenues therefrom or which become liens on the Property, (B) insurance premiums and (C) the out-of-pocket costs and expenses of the Servicer or the Special Servicer, as applicable (including, without limitation, reasonable attorneys’ fees and expenses) to the extent not paid by the Borrowers that are incurred in connection with assumption of the Whole Loan or a release of the Properties securing the Whole Loan from the lien of the Mortgage, (iii) any enforcement or judicial proceedings, including foreclosures and including, but not limited to, court costs, reasonable attorneys’ fees and expenses and costs for third-party experts, including appraisers and environmental and engineering consultants, and (iv) the management, operation and liquidation of a Property if such Property is acquired by the Special Servicer or its affiliate in the name of the Trustee on behalf of the Trust and the Companion Loan Holders (collectively, “Property Protection Advances”). In addition, subject to Section 3.23(e), the Servicer shall advance, solely with respect to the Mortgage Loan for the benefit of the Certificateholders, to the extent it determines such amount is recoverable and to the extent required to be paid by the Borrowers (but not so paid and such failure to pay would result in a shortfall in the amounts distributable to the Certificateholders), the amount of any Borrower Reimbursable Trust Fund Expenses that would be allocated to the Mortgage Loan pursuant to the terms of the Intercreditor Agreement; provided, that in no event will Administrative Advances include advances for such amounts that are otherwise required to be advanced as Property Protection Advances (collectively, “Administrative Advances”). During the continuation of a Special Servicing Loan Event, the Special Servicer shall give the Servicer and the Trustee not less than five Business Days’ written notice before the date on which the Servicer is requested to make any Property Protection Advance with respect to the Whole Loan or the Foreclosed Property; provided, that only three Business Days’ written notice shall be required in respect of Property Protection Advances required to be made on an urgent or emergency basis (which may include, without limitation, Property Protection Advances required to make tax or insurance payments). In addition, the Special Servicer shall provide the Servicer with such information in its possession as the Servicer may reasonably request to enable the Servicer to determine whether a requested Property Protection Advance would constitute a Nonrecoverable Advance.

Any determination by the Servicer that a Property Protection Advance, if made, will be, or any Property Protection Advance previously made, is, a Nonrecoverable Advance, will be conclusive and binding on the holder of each Companion Loan (and related Other Servicer or Other Trustee).

With respect to a Property Protection Advance, the Servicer shall be entitled to reimbursement from any collections on the Whole Loan prior to any distributions to the Certificateholders or the Companion Loan Holders; provided, that the Servicer will be required, after receiving payment from amounts on deposit in the Collection Account, if any, to (i) promptly notify the Companion Loan Holders and (ii) use commercially reasonable efforts to exercise on behalf of the Issuing Entity the rights of the Issuing Entity under the Intercreditor Agreement to obtain reimbursement for the portion of such amount allocable to the Companion Loans on a Pro Rata and Pari Passu Basis.

(c)           To the extent the Servicer fails to make an Advance that it is required to make under this Agreement, the Trustee shall be required to make such Advance pursuant to Section 7.6. It is understood that the obligation of the Servicer and the Trustee (pursuant to Section 7.6) to make such Advances is mandatory, subject to the limitations set forth in this Agreement, and shall continue to apply after any modification or amendment of the Mortgage Loan pursuant to Section 3.24 hereof, beyond the Maturity Date of the Mortgage Loan if a payment default shall have occurred on such date and through any court appointed stay period or similar payment delay resulting from any insolvency of the Borrowers or related bankruptcy, notwithstanding any other provision of this Agreement, other than the requirement of recoverability, and shall continue, subject to the requirement of recoverability, until the earlier of

(i) the payment in full of the Mortgage Loan and (ii) the date on which the Properties become liquidated.

(d)           Interest on each Advance made by the Servicer or the Trustee shall accrue for each day that such Advance is outstanding at a rate of interest equal to the Prime Rate (the “Advance Rate”) for each such day (or the most recent day on which the Prime Rate was reported, if not reported on such day) on the basis of a year of 360 days and the actual number of days elapsed in a month. Interest on the Advances shall compound annually.

(e)           Notwithstanding any other provision in this Agreement, the Servicer or the Trustee, as applicable, shall be obligated to make an Advance only to the extent that the Servicer, the Special Servicer or the Trustee, as applicable, has determined that such Advance, together with any previous unreimbursed Advances and interest on all those Advances at the Advance Rate, would not constitute a Nonrecoverable Advance if made. The Trustee and the Servicer, in that order, shall be entitled to reimbursement for any such Advances from the Collection Account (provided that, in the case of interest on Property Protection Advances, the Servicer shall, after receiving payment from amounts on deposit in the Collection Account, if any, promptly notify the Companion Loan Holders (or, to the extent that a Companion Loan is included in an Other Securitization Trust, the Other Servicer under the related Other Pooling and Servicing Agreement)) and shall obtain such reimbursement in accordance with Section 3.4(c). If the context requires, each reference to the reimbursement or payment of an Advance shall be deemed to include, whether or not specifically referred to, payment or reimbursement of interest thereon at the Advance Rate through the date of payment or reimbursement.

(f)            The determination by the Servicer or the Trustee, as applicable, that it has made a Nonrecoverable Advance or that any proposed Advance, if made, would constitute a Nonrecoverable Advance, shall be evidenced by the delivery of an Officer’s Certificate to the Certificate Administrator, the Trustee (if such determination is made by the Servicer), the Controlling Class Representative (during any Subordinate Control Period and any Subordinate Consultation Period) and the Companion Loan Holders (or, to the extent that a Companion Loan is included in an Other Securitization Trust, the related Other Servicer and Other Trustee) detailing the reasons for such determination together with, to the extent such information, report or document is in the Servicer’s possession, and, if such information, reports or documents are used by the Servicer to determine that an Advance would be a Nonrecoverable Advance, any related financial information such as related income and expense statements, rent rolls, occupancy status, property inspections and any Appraisals performed within the last twelve (12) months on the Properties, any engineers’ reports, environmental surveys, internal final valuations or other information relevant thereto which support such determination. The determination by the Special Servicer that an Advance is Nonrecoverable or that any proposed Advance, if made, would constitute a Nonrecoverable Advance, shall be evidenced by an Officer’s Certificate to the Servicer, the Certificate Administrator, the Operating Advisor, the Trustee, the Controlling Class Representative (during any Subordinate Control Period or Subordinate Consultation Period) and the Companion Loan Holders (or, to the extent that a Companion Loan is included in an Other Securitization Trust, the related Other Servicer and Other Trustee) detailing the reasons for such determination together with, to the extent such information, report or document is in the Special Servicer’s possession, and, if such information, reports or documents are used by the Special Servicer to determine that an Advance would be a

Nonrecoverable Advance, any related financial information such as related income and expense statements, rent rolls, occupancy status, property inspections and any Appraisals performed within the last twelve (12) months on the Properties, any engineers’ reports, environmental surveys, internal final valuations or other information relevant thereto which support such determination. Such Officer’s Certificate shall be made available to any Privileged Person by the Certificate Administrator posting such Officer’s Certificate to the Certificate Administrator’s Website pursuant to Section 8.14(b). The Servicer or the Trustee, as applicable, shall be entitled to rely conclusively on the Special Servicer’s determination that an Advance is a Nonrecoverable Advance. The costs of any appraisals, reports or surveys and other information requested by the Servicer or the Trustee establishing an Advance as a Nonrecoverable Advance shall be treated as Trust Fund Expenses (unless such expenses are reimbursed with funds otherwise paid from amounts allocable to the Companion Loans pursuant to the terms of the Intercreditor Agreement), payable from the Collection Account pursuant to Section 3.4(c), and shall constitute a Property Protection Advance if paid by the Servicer or the Trustee from its funds. If such amounts are reimbursed from amounts allocable to the Mortgage Loan, the Servicer or the Special Servicer, as applicable, shall, after receiving payment from amounts on deposit in the Collection Account allocable to the Mortgage Loan, if any, to (i) promptly notify the Companion Loan Holders and (ii) use commercially reasonable efforts to exercise on behalf of the Issuing Entity the rights of the Issuing Entity under the Intercreditor Agreement to obtain reimbursement for the portion of such amount allocable to the Companion Loans on a Pro Rata and Pari Passu Basis (including, if such amounts cannot be recovered from the Whole Loan, from general collections of the related Other Securitization Trust, if applicable). The Servicer’s determination of nonrecoverability in accordance with the above provisions shall be conclusive and binding on the Trustee and the Certificateholders, and the Trustee shall be entitled to rely conclusively thereupon. In addition, if the Special Servicer determines that the Servicer or the Trustee has made a Nonrecoverable Advance or that any proposed Advance, if made, would constitute a Nonrecoverable Advance, the Servicer and the Trustee shall be entitled to rely conclusively thereupon. If the Special Servicer requests that the Servicer make an Advance, the Trustee and the Servicer may (but shall not be obligated to) conclusively rely on such request as evidence that such advance is not a Nonrecoverable Advance; provided, however, that the Special Servicer shall not be entitled to make such a request more frequently than once per calendar month with respect to Advances other than emergency Advances (although such request may relate to more than one Advance). The Trustee, in determining whether or not a proposed Advance would be a Nonrecoverable Advance, shall make such determination in its good faith business judgment.

(g)           The Servicer and the Trustee are not obligated to advance (i) the Balloon Payment with respect to the Mortgage Loan (but are required to advance the Assumed Monthly Payment), (ii) any Default Interest, (iii) amounts required to cure any damages resulting from Uninsured Causes (except as required pursuant to Section 3.12(c)), any failure of the Property to comply with any applicable law, including any environmental law, or (except in connection with the foreclosure or other acquisition of a Property in accordance with Section 3.12 upon the occurrence of an Event of Default) to investigate, test, monitor, contain, clean up, or remedy an environmental condition present at a Property, (iv) any losses arising with respect to defects in the title to a Property, (v) any costs of capital improvements to a Property other than those necessary to prevent an immediate or material loss to the Trust’s interest in such Property, (vi) any yield maintenance amounts or prepayment premiums, including any Yield Maintenance

Premiums, (vii) any monthly payment advances of principal or interest with respect to the Companion Loans or (viii) any administrative advances with respect to the Companion Loans.

(h)           Notwithstanding anything contained herein to the contrary, the Servicer and the Trustee shall each be entitled to make its own determination that a Monthly Payment Advance previously made with respect to the Mortgage Loan is a Nonrecoverable Advance or that any proposed Monthly Payment Advance, if made, would constitute a Nonrecoverable Advance with respect to the Mortgage Loan in accordance with the terms of this Agreement, independently of any determination made by any Other Servicer or Other Trustee under any related Other Pooling and Servicing Agreement in respect of a Companion Loan following the deposit of such Companion Loan into an Other Securitization Trust, and each Other Servicer and Other Trustee, as applicable, shall each make its own determination that a Monthly Payment Advance is or, if made, will be a Nonrecoverable Advance (both as defined in the related Other Pooling and Servicing Agreement) or that any proposed Monthly Payment Advance, if made, would constitute a Nonrecoverable Advance (both as defined in the related Other Pooling and Servicing Agreement) with respect to such Companion Loan, in accordance with the related Other Pooling and Servicing Agreement. No determination by the Servicer or the Trustee that any such Monthly Payment Advance is a Nonrecoverable Advance shall be binding on the Other Servicer or the Other Trustee or the holders of any Companion Loan Securities. No determination by the Other Servicer or the Other Trustee that any Monthly Payment Advance (as defined in the related Other Pooling and Servicing Agreement) is nonrecoverable shall be binding on the Servicer, the Trustee or the Certificateholders.

If the Servicer determines that a Monthly Payment Advance would be (if made), or any outstanding Monthly Payment Advance previously made is, a Nonrecoverable Advance, the Servicer shall provide the Other Servicer written notice of such determination. If the Servicer or Trustee receives written notice by the Other Servicer or the Other Trustee that it has determined, with respect to the Mortgage Loan, that any proposed future Monthly Payment Advance would be, or any outstanding Monthly Payment Advance is, a Nonrecoverable Advance, the Servicer shall use reasonable efforts to consult on a non-binding basis with the Other Servicer or the Other Trustee, as applicable, regarding the circumstances with respect to the Mortgage Loan, but the Servicer or Trustee, as applicable, shall be allowed to make its own recoverability determination.

Following a securitization of a Companion Loan, the Servicer shall be required to deliver to the related Other Servicer the following information in accordance with the Intercreditor Agreement: (i) any loan related information (in the form received), including without limitation CREFC® Reports relating to the Mortgage Loan, applicable to a determination that an Advance is or would be a Nonrecoverable Advance, on the same day such information is provided to the Certificate Administrator, (ii) notice of any Monthly Payment Advance, Property Protection Advance or Administrative Advance it or the Trustee makes with respect to the Mortgage Loan (in the case of any Monthly Payment Advance or Administrative Advance) or the Whole Loan (with respect to any Property Protection Advance) within two (2) Business Days of the making of such Advance and (iii) notice of any determination that any Monthly Payment Advance, Property Protection Advance or Administrative Advance is a Nonrecoverable Advance within two (2) Business Days of the notice provided under Section 3.23(f) above.

3.24.        Modifications of Loan Documents. (a)  (i) The Servicer (if no Special Servicing Loan Event has occurred and is continuing) or the Special Servicer (during the existence of a Special Servicing Loan Event) may, subject to the rights of the Controlling Class Certificateholders (or the Controlling Class Representative on their behalf) (during any Subordinate Control Period or Subordinate Consultation Period), modify, waive or amend any term of the Mortgage Loan or the Companion Loans if such modification, waiver or amendment (A) is consistent with Accepted Servicing Practices and (B) does not either (1) cause either the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC under the Code or (2) constitute a “significant modification” of the Mortgage Loan pursuant to Treasury Regulations Section 1.860G-2(b) (and the Servicer or the Special Servicer, as applicable, may obtain and be entitled to rely upon an Opinion of Counsel in connection with such determination). Notwithstanding anything herein to the contrary, in no event may the Servicer or the Special Servicer permit an extension of the Maturity Date beyond the date that is the earlier of seven (7) years prior to the Rated Final Distribution Date.

In connection with the taking of a Property or any portion thereof by exercise of the power of eminent domain or condemnation, if the Loan Documents require the Servicer or the Special Servicer, as applicable, to calculate the loan-to-value ratio of the remaining Properties or the fair market value of the real property constituting the remaining Properties, for purposes of REMIC qualification of the Mortgage Loan, then, unless then permitted by the REMIC Provisions, such calculation shall exclude the value of personal property and going concern value, if any.

(b)           All modifications, waivers or amendments of the Mortgage Loan or the Companion Loans shall be in writing and shall be effected in a manner consistent with Accepted Servicing Practices, the REMIC Provisions and the provisions of the Intercreditor Agreement. The Servicer or the Special Servicer, as applicable, shall notify the Servicer (if notice is from the Special Servicer), the Special Servicer (if such notice is from the Servicer), the Operating Advisor, the Trustee, the Certificate Administrator, the Depositor and the Companion Loan Holders (or, to the extent that a Companion Loan is included in an Other Securitization Trust, the Other Depositor and Other Servicer under the related Other Pooling and Servicing Agreement), in writing, of any modification, waiver or amendment of any term of the Mortgage Loan or a Companion Loan and the date thereof, and shall deliver to the Certificate Administrator (or the Custodian on its behalf) an original and, if applicable, recorded counterpart of the agreement relating to such modification, waiver or amendment within ten (10) Business Days following the execution (with a copy thereof to the Servicer) and, if applicable, within ten (10) Business Days of the recordation thereof (with a copy thereof to the Servicer, the Special Servicer and the Companion Loan Holders, as applicable). If the Servicer or Special Servicer modifies the interest rate applicable to the Mortgage Loan or a Companion Loan, any adverse economic effect of the modification allocable to the Mortgage Loan shall be applied to the Certificates in reverse order of priority. If the Mortgage Loan is modified, the Mortgage Rate shall not change for purposes of calculating distributions on the Certificates. Notwithstanding the foregoing, neither the Servicer nor the Special Servicer shall modify the Mortgage Rate unless the Whole Loan is in default or default is reasonably foreseeable.

(c)           Any modification, extension, waiver or amendment of the payment terms of the Mortgage Loan and the Companion Loans will be required to be structured to be consistent with the allocation and payment priorities in the related Loan Documents and the Intercreditor Agreement, such that neither the Trust as holder of the Mortgage Loan nor any Companion Loan Holder gains a priority over the other such holder that is not reflected in the related Loan Documents and the Intercreditor Agreement. Any modification, waiver or amendment with respect to a Companion Loan may be subject to the consent of the related Companion Loan Holder(s) and the Special Servicer as described pursuant to the terms of the Intercreditor Agreement and this Agreement.

(d)           Subject to Section 3.26, any modification of the Loan Documents that requires a Rating Agency Confirmation (including a Companion Loan Rating Agency Confirmation) pursuant to the Loan Documents, or any modification that would eliminate, modify or alter the requirement of obtaining such Rating Agency Confirmation (or Companion Loan Rating Agency Confirmation) in the Loan Documents, shall not be made without the Servicer’s or the Special Servicer’s, as applicable, first receipt of such Rating Agency Confirmation (or Companion Loan Rating Agency Confirmation). Such Rating Agency Confirmation shall be obtained at the Borrowers’ expense in accordance with the Loan Agreement or, if not so provided in the Loan Agreement or if the Borrowers do not pay, at the expense of the Trust Fund.

(e)           Subject to Section 3.26, prior to implementing any of the following actions or decisions contemplated by clauses (vi)-(x) of the definition of “Major Decision”, the Servicer or the Special Servicer shall obtain a Rating Agency Confirmation with respect to such action or decision. In addition, upon the execution of any assumption agreement, or any amendment, termination or other modification of any ground lease or condominium documentation related to any Property, the Servicer or the Special Servicer, as applicable, shall notify the Rating Agencies of the completion of such action.

(f)            Notwithstanding the foregoing, the Servicer and Special Servicer (if a Special Servicing Loan Event is continuing) may, if in accordance with the Accepted Servicing Practices (but without any Rating Agency Confirmation or consent of the Controlling Class Representative or consultation with the Operating Advisor), grant the Mortgage Loan Borrowers’ request for consent to subject a Property to an easement, right-of-way or similar agreement for utilities, access, parking, public improvements or another similar purpose and may consent to subordination of the Mortgage Loan or a Companion Loan to such easement, right-of-way or similar agreement.

(g)           If the Mortgage Loan permits release of one or more Properties through defeasance:

(i)            If the Mortgage Loan requires that the Mortgage Loan Lender purchase the required government securities, then the Servicer shall purchase, or shall cause the purchase of, such obligations on behalf of the Trust, at the Borrowers’ expense, in accordance with the terms of the Mortgage Loan; provided, that the Servicer shall not accept the amounts paid by the Borrowers to effect defeasance until acceptable government securities have been identified;

(ii)           To the extent not inconsistent with the Mortgage Loan, the Servicer shall require the Borrowers to provide an Opinion of Counsel (which shall be an expense of the Borrowers) to the effect that the Trustee has a first priority perfected security interest in the defeasance collateral (including the government securities) and the assignment of the defeasance collateral is valid and enforceable;

(iii)          To the extent not inconsistent with the Mortgage Loan, the Servicer shall require a certificate at the Borrowers’ expense from an Independent certified public accountant certifying to the effect that the government securities will provide cash flows sufficient to meet all payments of interest and principal (including payments at maturity) on the Mortgage Loan in compliance with the requirements of the terms of the related Loan Documents;

(iv)          Prior to permitting release of the affected Properties through defeasance, the Servicer shall require an Opinion of Counsel to the effect that such release will not cause either the Lower Tier REMIC or the Upper Tier REMIC to fail to qualify as a REMIC at any time that any Certificates are outstanding or cause a tax to be imposed on the Trust Fund under the REMIC Provisions; provided, that to the extent not inconsistent with the Mortgage Loan, the Borrowers shall pay the cost related to the Opinion of Counsel (and shall otherwise be a Property Protection Advance);

(v)           No defeasance shall occur on or prior to the second anniversary of the startup date of any REMIC established in connection with the last securitization involving any Note;

(vi)          The Servicer shall, at the expense of the Borrowers (to the extent not inconsistent with the related Loan Documents), cause the U.S. government securities to be held for the benefit of the Certificateholders, and apply payments of principal and interest received on the government obligations in respect of the defeased Mortgage Loan in accordance with the terms of the Loan Documents;

(vii)         The Servicer shall, in accordance with Accepted Servicing Practices, enforce any provisions in the Mortgage Loan requiring the Borrowers to pay all reasonable expenses associated with a defeasance;

(viii)        To the extent not inconsistent with the Mortgage Loan, or to the extent the Loan Documents provide the Mortgage Loan Lender with discretion, the Servicer shall require a single purpose entity, formed solely for the purpose of owning and pledging the government securities related to the Mortgage Loan, to act as a successor borrower;

(ix)           To the extent not inconsistent with the Mortgage Loan, each Rating Agency must provide a Rating Agency Confirmation; and

(x)            To the extent not required or permitted to be placed in a separate account, the Servicer shall deposit all payments received by it from defeasance collateral substituted for the affected Properties into the Collection Account and treat any such payments as payments made on the Mortgage Loan in advance of its Loan Payment Date in accordance with clause (i) of the definition of Regular Principal Distribution Amount, and not as a prepayment of the Mortgage Loan. Notwithstanding anything herein to the contrary, in no event shall the Servicer permit such amounts to be maintained in the Collection Account for a period in excess of 365 days.

Notwithstanding the foregoing, the Servicer shall not permit the substitution of the applicable Properties pursuant to the defeasance provisions of the Mortgage Loan (or any portion thereof), if any, unless such defeasance complies with Treasury Regulations Section 1.860G-2(a)(8)(ii) and satisfies the conditions set forth in this Section 3.24(g). In addition, notwithstanding anything herein or in the Loan Documents to the contrary, the Servicer may permit the substitution of direct, non-callable “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, or any other securities that comply with Treasury Regulations Section 1.860G-2(a)(8)(ii) (including U.S. government agency securities if such securities are eligible defeasance collateral under then current guidelines of the Rating Agencies) for the applicable Properties pursuant to the defeasance provisions of the Mortgage Loan (or any portion thereof) in lieu of the defeasance collateral specified in the Loan Documents; provided that, the Servicer receives an Opinion of Counsel (at the expense of the Borrowers to the extent permitted under the Loan Documents) to the effect that such use would not be and would not constitute a “significant modification” of the Mortgage Loan pursuant to Treasury Regulations Section 1.860G-2(b) and would not otherwise endanger the status of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or result in the imposition of a tax upon the Lower-Tier REMIC, the Upper-Tier REMIC or the Trust Fund (including but not limited to the tax on “prohibited transactions” as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code, but not including the tax on “net income from foreclosure property”).

3.25.        Servicer and Special Servicer May Own Certificates. The Servicer, the Special Servicer and any agent thereof in its individual or any other capacity may become the owner or pledgee of Certificates with the same rights it would have if it were not the Servicer, the Special Servicer or such agent except as otherwise provided herein subject to the restrictions on voting set forth in the definition of Certificateholder.

3.26.        Rating Agency Confirmations; Companion Loan Rating Agency Confirmations. (a)  Notwithstanding the terms of any Loan Documents or other provisions of this Agreement, if any action under any Loan Documents or this Agreement requires a Rating Agency Confirmation as a condition precedent to such action, if the party (the “Requesting Party”) attempting to obtain such Rating Agency Confirmation from each Rating Agency has made a request to any such Rating Agency for such Rating Agency Confirmation and, within 10 Business Days of the Rating Agency Confirmation request being posted to the 17g-5 Information Provider’s Website, and such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for a Rating Agency Confirmation, then such Requesting Party shall be required (without providing notice to the 17g-5 Information Provider) to (i) confirm that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has not, promptly request the related Rating Agency Confirmation again and (ii) if there is no response to either Rating Agency Confirmation request within 5 Business Days of such confirmation or such second request (after seeking to confirm that the applicable Rating Agency received such second Rating Agency Confirmation request), as applicable, then (x) with respect to any condition in the

Loan Documents requiring a Rating Agency Confirmation or any other matter under this Agreement relating to the servicing of the Mortgage Loan or the Whole Loan (other than as set forth in clause (y) below), the Requesting Party (or, if the Requesting Party is a Borrower, then the Servicer or the Special Servicer, as applicable) will be required to determine, in accordance with its duties under this Agreement and in accordance with Accepted Servicing Practices, whether or not such action would be in the best interest of Certificateholders and the Companion Loan Holders, and if the Requesting Party (or, if the Requesting Party is a Borrower, then the Servicer or the Special Servicer, as applicable) determines that such action would be in the best interest of the Certificateholders and the Companion Loan Holders, then the requirement for a Rating Agency Confirmation shall not apply, for such agency and such matter at such time (provided, that with respect to defeasance, any Rating Agency Confirmation requirement that the Servicer or Special Servicer would have been permitted to waive pursuant to this Agreement will not apply without any such determination by the Requesting Party (or the Servicer or the Special Servicer, as applicable) (it being understood that the Requesting Party (or the Servicer, or the Special Servicer, as applicable) will in any event review the conditions required under the Loan Documents with respect to such defeasance and confirm to its satisfaction in accordance with the Accepted Servicing Practices that such conditions (other than the requirement for a Rating Agency Confirmation) have been satisfied)), and (y) with respect to a replacement of the Servicer or Special Servicer, such condition will not apply if such replacement Servicer or Special Servicer is a Qualified Servicer (provided, that such Servicer or Special Servicer shall be required to certify to the parties hereto as to its status as a Qualified Servicer). For all other matters or actions (a) not specifically discussed above in clauses (x) or (y) or (b) that are not the subject of a Rating Agency Declination, the applicable Requesting Party shall be required to obtain a Rating Agency Confirmation from each of the Rating Agencies.

(b)           Any Rating Agency Confirmation requests made by the Servicer, Special Servicer, Certificate Administrator or the Trustee, as applicable, pursuant to this Agreement, shall be made in writing (an email shall be sufficient as a writing), which writing shall contain a cover page indicating the nature of the Rating Agency Confirmation request, and shall contain all back-up material the Servicer, the Special Servicer, the Certificate Administrator or the Trustee, as applicable, deems necessary for the Rating Agency to process such request. Subject to Section 12.18, the Servicer, the Special Servicer, the Certificate Administrator or the Trustee, as applicable, shall furnish such written Rating Agency Confirmation to the 17g-5 Information Provider (which shall promptly post the same to the 17g-5 Information Provider’s Website).

(c)           Each Certificateholder, by its acceptance of the Certificates, acknowledges and agrees to the foregoing with respect to Rating Agency Confirmations.

(d)           Promptly following the Servicer’s or Special Servicer’s determination to take any action discussed in this Section 3.26 following any requirement to obtain a Rating Agency Confirmation being considered satisfied, the Servicer or Special Servicer, as the case may be, shall provide electronic written notice to the 17g-5 Information Provider of the action taken for the particular item at such time, and the 17g-5 Information Provider shall post such notice on the 17g-5 Information Provider’s Website in accordance with Section 12.18 of this Agreement.

(e)           Notwithstanding the terms of the related Loan Documents, the other provisions of this Agreement or the Intercreditor Agreement, with respect to the Companion Loans as to which there exists Companion Loan Securities, if any action relating to the servicing and administration of the Whole Loan or any Foreclosed Property (the “Relevant Action”), including, without limitation, the termination, resignation and/or replacement of the Servicer or Special Servicer, requires delivery of a Rating Agency Confirmation as a condition precedent to such action pursuant to this Agreement, then, except as set forth below in this paragraph, such action will also require delivery of a Companion Loan Rating Agency Confirmation as a condition precedent to such action from each Companion Loan Rating Agency. Each Companion Loan Rating Agency Confirmation shall be sought by the party that is seeking the corresponding Rating Agency Confirmation(s) in connection with the Relevant Action. The requirement to obtain a Companion Loan Rating Agency Confirmation with respect to any Companion Loan Securities will be subject to, will be permitted to be waived by the Servicer and the Special Servicer on, and will be deemed not to apply on, the same terms and conditions applicable to obtaining Rating Agency Confirmations, as set forth in this Agreement; provided, that the party that is seeking the subject Companion Loan Rating Agency Confirmation, shall forward to the Other Servicer and the Other Special Servicer, as applicable, the 17g-5 Information Provider’s counterpart, or such other party or parties (as are agreed to by the Servicer or the Special Servicer, as applicable, and the applicable parties for the related Other Securitization Trust), at the expense of the Other Securitization Trust to the extent not borne by the Borrowers, and in such format as the sender and recipient may reasonably agree, (i) the request for such Companion Loan Rating Agency Confirmation at the same time (or prior to the time) that it is sent to the applicable Companion Loan Rating Agency, (ii) all materials forwarded to the 17g-5 Information Provider under this Agreement in connection with seeking the Rating Agency Confirmation(s) for the applicable Relevant Action at approximately the same time that such materials are forwarded to the 17g-5 Information Provider, and (iii) any other materials that the applicable Companion Loan Rating Agency may reasonably request in connection with such Companion Loan Rating Agency Confirmation promptly following such request.

(f)            The Certificate Administrator shall, promptly following the written request from the Servicer or the Special Servicer, provide to the Servicer or the Special Servicer, as applicable, the contact information for the related Other Servicer, Other Special Servicer, Other Certificate Administrator, Other Trustee any other 17g-5 information provider for the Other Securitization Trust related to a Companion Loan, solely to the extent actually known to a Responsible Officer of the Certificate Administrator.

(g)           To the extent the Loan Documents permit the incurrence of a PACE Loan, the Servicer and Special Servicer, prior to permitting the incurrence of such PACE Loan, shall receive a Rating Agency Confirmation in accordance with Section 3.26(a) and approval of the Controlling Class Representative if required pursuant to Section 9.3. The Servicer and Special Servicer, as applicable, shall take all reasonable actions to collect all expenses accrued in connection with such request for a Rating Agency Confirmation from the Borrower on behalf of the Trust Fund.

3.27.        Other Asset Representations Reviewer. If a Companion Loan becomes the subject of an Asset Review pursuant to an Other Pooling and Servicing Agreement, the

Servicer, the Special Servicer, the Trustee and the Custodian shall reasonably cooperate with the related Other Asset Representations Reviewer or any other party to the related Other Pooling and Servicing Agreement in connection with such Asset Review by providing such Other Asset Representations Reviewer or such other requesting party any documents reasonably requested by such Other Asset Representations Reviewer or such other requesting party, but only to the extent such documents are in the possession of the Servicer, the Special Servicer, the Trustee or the Custodian, as the case may be.

3.28.        Horizontal Credit Risk Retention. (a)  The Third Party Purchaser, prior to its acquisition of the Class HRR Certificates, will be required to enter into an agreement with the Retaining Sponsor (the “Credit Risk Retention Compliance Agreement”).

(b)           None of the Servicer, the Special Servicer, the Operating Advisor, the Trustee, the Certificate Administrator or the Custodian shall be obligated to monitor, supervise or enforce the performance of any party under the Credit Risk Retention Compliance Agreement.

3.29.        Resignation Upon Prohibited Credit Risk Retention Affiliation. As long as the applicable prohibition under the Credit Risk Retention Rules or the Securities Act exists, upon the occurrence of (i) a Servicing Officer of the Servicer or a Responsible Officer of the Certificate Administrator or the Trustee, as applicable, obtaining actual knowledge that the Servicer, the Certificate Administrator or the Trustee, as applicable, is or has become a Credit Risk Retention Affiliate of the Third Party Purchaser (an “Impermissible TPP Affiliate”), (ii) the Servicer, the Certificate Administrator or the Trustee receiving written notice from any other party to this Agreement, the Third Party Purchaser, any Mortgage Loan Seller or any Initial Purchaser that the Servicer, the Certificate Administrator or the Trustee, as applicable, is or has become an Impermissible TPP Affiliate, or (iii) an officer or manager of the Operating Advisor that is responsible for performing the duties of the Operating Advisor obtaining actual knowledge that it is or has become a Credit Risk Retention Affiliate of the Third Party Purchaser or any other party to this Agreement (an “Impermissible Operating Advisor Affiliate”; and either of an Impermissible TPP Affiliate or an Impermissible Operating Advisor Affiliate being an “Impermissible Credit Risk Retention Affiliate”), then in each such case the Impermissible Credit Risk Retention Affiliate shall promptly notify the Retaining Sponsor and the other parties to this Agreement and resign in accordance with Section 6.4, Section 8.7 or Section 9.5(o), as applicable. The resigning Impermissible Credit Risk Retention Affiliate shall bear all reasonable out-of-pocket costs and expenses of each other party to this Agreement, the Trust and each Rating Agency in connection with such resignation as and to the extent required under this Agreement; provided, that if the affiliation causing an Impermissible Credit Risk Retention Affiliate is the result of the Third Party Purchaser acquiring an interest in such Impermissible Credit Risk Retention Affiliate or an affiliate of such Impermissible Credit Risk Retention Affiliate, then such costs and expenses will be an expense of the Trust.

4.          PAYMENTS AND STATEMENTS TO CERTIFICATEHOLDERS

4.1.          Distributions. (a)  On each Distribution Date, to the extent of Available Funds, amounts held in the Distribution Account shall be withdrawn and paid in the following amounts:

first, to the Class A and Class X-A Certificates, on a pro rata basis, based on each such Class’s respective Interest Distribution Amount for such Distribution Date, in respect of interest, up to the Interest Distribution Amount for each such Class and such Distribution Date;

second, to the Class A Certificates, in reduction of the Certificate Balance of such Class, up to the Principal Distribution Amount for such Distribution Date until the Certificate Balance of such Class is reduced to zero;

third, to the Class A Certificates, up to the amount of all Applied Realized Loss Amounts previously allocated to such Class and not reimbursed on prior Distribution Dates;

fourth, to the Class B Certificates, in respect of interest, up to the Interest Distribution Amount for such Class and such Distribution Date;

fifth, to the Class B Certificates, in reduction of the Certificate Balance of such Class, up to the Principal Distribution Amount for such Distribution Date (reduced by any portion thereof distributed to a more senior Class) until the Certificate Balance of such Class is reduced to zero;

sixth, to the Class B Certificates, up to the amount of all Applied Realized Loss Amounts previously allocated to such Class and not reimbursed on prior Distribution Dates;

seventh, to the Class C Certificates, in respect of interest, up to the Interest Distribution Amount for such Class and such Distribution Date;

eighth, to the Class C Certificates, in reduction of the Certificate Balance of such Class, up to the Principal Distribution Amount for such Distribution Date (reduced by any portion thereof distributed to a more senior Class) until the Certificate Balance of such Class is reduced to zero;

ninth, to the Class C Certificates, up to the amount of all Applied Realized Loss Amounts previously allocated to such Class and not reimbursed on prior Distribution Dates;

tenth, to the Class HRR Certificates, in respect of interest, up to the Interest Distribution Amount for such Class and such Distribution Date;

eleventh, to the Class HRR Certificates, in reduction of the Certificate Balance of such Class, up to the Principal Distribution Amount for such Distribution Date (reduced by any portion thereof distributed to a more senior Class) until the Certificate Balance of such Class is reduced to zero;

twelfth, to the Class HRR Certificates, up to the amount of all Applied Realized Loss Amounts previously allocated to such Class and not reimbursed on prior Distribution Dates; and

thirteenth, to the Class R Certificates (in respect of the Class UT-R Interest), any remaining amounts.

In no event will any Class of Certificates receive distributions in reduction of its Certificate Balance (i) that in the aggregate exceed the original Certificate Balance of such Class or (ii) subject to the immediately preceding paragraph, prior to the reduction of the Certificate Balance of each Class of Certificates with an earlier alphabetical and/or numerical designation to such Class to zero.

(b)           [Reserved].

(c)           On each Distribution Date, each Uncertificated Lower-Tier Interest shall be deemed to receive distributions in respect of principal or reimbursement of Realized Losses in an amount equal to the amount of principal or reimbursement of Realized Losses actually distributable to its respective Related Certificates as provided in Sections 4.1(a), 4.1(b) and 4.1(g). On each Distribution Date, each Uncertificated Lower-Tier Interest shall be deemed to receive distributions in respect of interest in an amount equal to the Interest Distribution Amount in respect of the Class of Related Certificates, plus, in the case of the Class LA Uncertificated Interest, the Interest Distribution Amount in respect of the Class X-A Certificates, in each case to the extent actually distributable thereon as provided in Section 4.1(a). Amounts distributable pursuant to this paragraph and any Yield Maintenance Premium distributed pursuant to Section 4.3(b) are referred to herein collectively as the “Lower-Tier Distribution Amount”, and shall be deemed to be made by the Certificate Administrator by being deemed to deposit such Lower-Tier Distribution Amount into the Upper-Tier Distribution Account on each Distribution Date.

As of any date, the principal balance of each Uncertificated Lower-Tier Interest shall equal its Lower-Tier Principal Amount. The Pass-Through Rate with respect to each Uncertificated Lower-Tier Interest shall be the rate per annum set forth in the Introductory Statement hereto.

Any amount that remains in the Lower-Tier Distribution Account on each Distribution Date after distribution of the Lower-Tier Distribution Amount shall be distributed to the Holders of the Class R Certificates (in respect of the Class LT-R Interest, but only to the extent of the amount remaining in the Lower-Tier Distribution Account, if any).

Distributions to the Class R Certificateholders (in respect of the Class LT-R Interest) from the Lower-Tier Distribution Account and to the Class R Certificateholders (in respect of the Class UT-R Interest) and to other Certificateholders from the Upper-Tier Distribution Account on each Distribution Date shall be made by the Certificate Administrator to each Certificateholder of record on the related Record Date (other than as provided in Section 11.1 in respect of the final distribution), by wire transfer in immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor; provided that the Certificate Administrator has received appropriate wire transfer instructions therefrom, or by check by first class mail to the address set forth therefor in the Certificate Register if wiring instructions have not been received at least five (5) Business Days prior to the Distribution Date.

(d)           All amounts distributable to a Class of Certificates pursuant to this Section 4.1 on each Distribution Date shall be allocated pro rata among the outstanding

Certificates in each such Class based on their respective Percentage Interests. Such distributions shall be made on each Distribution Date to each Certificateholder of record on the related Record Date by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor provided that the Certificate Administrator has received appropriate wire transfer instructions therefrom, or by check by first class mail to the address set forth therefor in the Certificate Register if wiring instructions have not been received at least five (5) Business Days prior to the Distribution Date. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the location specified by the Certificate Administrator in the notice to Certificateholders of such final distribution.

(e)           The Certificate Administrator shall, as soon as reasonably possible after notice thereof by the Servicer to the Certificate Administrator that the final distribution with respect to any Class of Certificates is expected to be made, mail to each Holder of such Class of Certificates on such date a notice to the effect that:

(i)            the Certificate Administrator reasonably expects based upon information previously provided to it that the final distribution with respect to such Class of Certificates shall be made on such Distribution Date, but only upon presentation and surrender of such Certificates at the office of the Certificate Administrator therein specified; and

(ii)           if such final distribution is made on such Distribution Date, no interest shall accrue on such Certificate from and after the Interest Accrual Period related to such Distribution Date.

(f)            Any funds not distributed to any Holder or Holders of Certificates of such Class on such Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to this Section shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. All such amounts shall be held by the Certificate Administrator in trust in accordance herewith until the expiration of a two-year period following such second notice, notwithstanding any termination of the Trust Fund. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Certificate Administrator shall hold all amounts distributable to the Holders thereof for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator hereunder and the transfer of such amounts to a successor Certificate Administrator and (ii) the termination of the Trust Fund, at which time all unclaimed funds shall be distributed, subject to applicable escheatment law, to the Depositor. No interest shall accrue or be payable to any Certificateholder on any amount held in trust hereunder or by the Certificate Administrator as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with this Section 4.1(f). Any such amounts transferred to the Certificate Administrator will remain uninvested. In the event the Certificate Administrator is permitted or required to invest any amounts in Permitted Investments under this Agreement in the event of its assumption of the duties of, or becoming the successor to, the Servicer or the Special Servicer, as applicable, in accordance with the terms of this Agreement, it shall invest such amounts in Permitted Investments under clause (i) of the definition of Permitted Investments.

(g)           Subject to the following sentence, the Certificate Administrator shall be responsible for the calculations with respect to distributions from the Trust so long as the Trust Fund has not been terminated in accordance with this Agreement; provided, that the Certificate Administrator shall have no duty to recompile, recalculate or verify the accuracy of information provided to it by the Servicer pursuant to Section 3.18(a) and, in the absence of manifest error in such information, may conclusively rely upon it.

(h)           On each Distribution Date, Realized Losses with respect to the Mortgage Loan shall be allocated to and applied as a reduction of the Certificate Balance of each Class of Sequential Pay Certificates in the following order: first, to the Class HRR Certificates, second, to the Class C Certificates; third, to the Class B Certificates; and fourth, to the Class A Certificates, in each case to reduce the Certificate Balance of that Class of Certificates, until the Certificate Balance of such Class or Classes has been reduced to zero.

On any Distribution Date, allocations of Applied Realized Loss Amounts to the Class A Certificates shall result in a corresponding reduction in the Notional Amount of the Class X-A Certificates on the same Distribution Date. Allocations of Applied Realized Loss Amounts to any Class of Sequential Pay Certificates shall be deemed to result in a corresponding reduction of the Lower-Tier Principal Amount of the Related Uncertificated Lower-Tier Interest.

To the extent any Realized Losses are subsequently recovered, the amount of such recovery shall be reimbursed to the applicable Certificateholders in the following order: first, to the Class A Certificates, second, to the Class B Certificates, third, to the Class C Certificates, and fourth, to the Class HRR Certificates (and the Related Uncertificated Lower-Tier Interests), in each case up to the amount of unreimbursed Applied Realized Loss Amounts, if any, that have been allocated to such Class of Certificates.

4.2.          Withholding Tax. Notwithstanding any other provision of this Agreement, the Certificate Administrator shall comply with all federal withholding requirements with respect to payments to Certificateholders that the Certificate Administrator reasonably believes are applicable under the Code. The consent of Certificateholders shall not be required for any such withholding, and each Certificateholder shall be deemed by the acceptance of its Certificate to agree to provide the Certificate Administrator information relating to such Certificateholder solely to the extent necessary for the Certificate Administrator to determine any required withholding amounts. In the event the Certificate Administrator withholds any amount from interest payments or advances thereof to any Certificateholder pursuant to federal withholding requirements, amounts so withheld shall be treated as having been entirely distributed to such Certificateholder, and the Certificate Administrator shall indicate the amount withheld to such Certificateholder through a report.

For the avoidance of doubt, the Collection Account and the Lower-Tier Distribution Account (including interest, if any, earned on the investment of funds in such accounts) will be owned by the Lower-Tier REMIC, and the Upper-Tier Distribution Account (including interest, if any, earned on the investment of funds such account) and the Interest Reserve Account, will be owned by the Upper-Tier REMIC, each for federal income tax purposes.

4.3.          Allocation and Distribution of Yield Maintenance Premiums. Any Yield Maintenance Premiums collected with respect to prepayments of the Mortgage Loan during any particular Collection Period shall be distributed by the Certificate Administrator on the following Distribution Date as follows:

(a)           The Class A, Class B and Class C Certificates then entitled to distributions of principal for such Distribution Date shall be entitled to, and the Certificate Administrator shall distribute to each Class of the Class A, Class B and Class C Certificates, an amount equal to the product of (A) the amount of such Yield Maintenance Premium, (B) a fraction, the numerator of which is the amount distributed as principal to such Class on that Distribution Date, and the denominator of which is the total amount distributed as principal to all Classes of Sequential Pay Certificates on that Distribution Date and (C) the Base Interest Fraction for the related principal prepayment and that Class. Any portion of the Yield Maintenance Premium described in the prior sentence that is remaining after the distributions in the preceding sentence shall be distributed to the holders of the Class X-A Certificates.

(b)           All Yield Maintenance Premiums distributable pursuant to Section 4.3(a) shall first be deemed to have been distributed from the Lower-Tier REMIC to the Upper-Tier REMIC in respect of the Related Uncertificated Interest (whether or not the Lower-Tier Principal Amount of such Uncertificated Lower-Tier Interest has been reduced to zero).

(c)           Yield Maintenance Premiums shall first be allocated to the Whole Loan pursuant to the terms of the Intercreditor Agreement and any such amount allocable to the Companion Loans pursuant to the terms of the Intercreditor Agreement shall be distributed to the Companion Loan Holders in accordance with the terms of the Intercreditor Agreement.

4.4.          Statements to Certificateholders. (a)  On each Distribution Date, based in part on information provided by the Servicer or the Special Servicer, as applicable, the Certificate Administrator shall prepare and make available on the Certificate Administrator’s Website pursuant to Section 8.14(b) to any Privileged Person (including the Guarantor, the Sponsor, the Property Manager or any Affiliate of any of the foregoing, a Borrower Party, or any agent of any of the foregoing) that certifies that it is a Certificateholder or Beneficial Owner of a Certificate, a statement in respect of the distributions made on such Distribution Date (a “Distribution Date Statement”) setting forth, among other things:

(i)            for each Class of Certificates (other than the Class R Certificates), (a) the amount of the distributions made on such Distribution Date allocable to interest at the

Pass-Through Rate and/or the amount allocable to principal (separately identifying the amount of any principal payments (specifying the source of such payments)), (b) the amount of any Yield Maintenance Premiums collected on the Mortgage Loan allocable to each Class of Certificates and (c) the amount of interest paid on Advances from Default Interest and allocable to such Class of Certificates;

(ii)           if the amount of the distributions to the Holders of each Class of Certificates was less than the full amount that would have been distributable to such holders if there had been sufficient Available Funds, the amount of the shortfall allocable to such Class of Certificates, stating separately the amounts allocable to interest and principal;

(iii)          the amount of any Monthly Payment Advance, Property Protection Advance or Administrative Advance for such Distribution Date;

(iv)          the Certificate Balance or Notional Amount, as applicable, of each Class of Certificates (other than the Class R Certificates) after giving effect to any distribution in reduction of the Certificate Balance or Notional Amount, as applicable, on such Distribution Date, the allocation of Realized Losses on such Distribution Date, and the amount of Realized Losses allocated to each Class;

(v)           the principal balance of the Mortgage Loan as of the end of the Collection Period for such Distribution Date;

(vi)          the aggregate amount of unscheduled payments made during the related Collection Period;

(vii)         a statement as to whether the Mortgage Loan was modified, extended or waived during the related Collection Period (including a description of any material modifications, extensions or waivers to Mortgage Loan terms, fees, penalties or payments during the Collection Period or that have cumulatively become material over time);

(viii)        the amount of the servicing compensation (other than the Servicing Fee) paid to the Servicer and the Special Servicer with respect to such Distribution Date, separately listing any Liquidation Fees or Workout Fees and any other Borrower charges retained by the Servicer or Special Servicer and the amount of compensation paid to the Servicer, the Special Servicer, the Operating Advisor and the Certificate Administrator, separately listing the Certificate Administrator Fee, the Operating Advisor Fee and the Special Servicing Fee, and the amount of compensation paid to CREFC® listing the CREFC® Intellectual Property Royalty License Fee with respect to such Distribution Date;

(ix)           the number of days the Borrowers are delinquent in the event that the Borrowers are delinquent at least 30 days and the date upon which any foreclosure proceedings have been commenced;

(x)            whether a Property as of the close of business on the Loan Payment Date immediately preceding such Distribution Date had become a Foreclosed Property;

(xi)           information with respect to any declared bankruptcy of a Borrower or the Property Manager;

(xii)         as to any item of Collateral released, liquidated or disposed of during the preceding Collection Period, the identity of such item and the amount of proceeds of any liquidation or other amounts, if any, received therefrom during the related Collection Period;

(xiii)        statement as to whether the Mortgage Loan was defeased since the previous Determination Date;

(xiv)        the aggregate amount of all Advances, if any, not yet reimbursed;

(xv)         the amount of any reimbursement of Nonrecoverable Advances paid to the Servicer;

(xvi)        any Appraisal Reduction Amount or Collateral Deficiency Amount and the amount of the Appraisal Reduction Amount or Collateral Deficiency Amount allocated to the Mortgage Loan as of such Distribution Date;

(xvii)       an itemized listing of any Disclosable Special Servicer Fees received by the Special Servicer or any of its Affiliates during the related Collection Period;

(xviii)      the amount of Default Interest, if any, and late payment charges, if any, paid by the Borrowers during the related Collection Period;

(xix)         the original rating of each Class of Certificates and the current rating of each Class of Certificates;

(xx)          the aggregate amount of Borrower Reimbursable Trust Fund Expenses; and

(xxi)         a statement that there is available on the Certificate Administrator’s Website information regarding ongoing compliance by the Retaining Party with certain specified provisions of the Credit Risk Retention Rules.

The Depositor, the Trustee, the Certificate Administrator, the Operating Advisor, the Servicer and the Special Servicer may agree to enhance the reporting requirements of the Distribution Date Statement without Certificateholder approval. Assistance in using the Certificate Administrator’s Website can be obtained by calling the Certificate Administrator’s customer service desk at (866) 846-4526.

Within a reasonable period of time after the end of each calendar year, the Certificate Administrator shall furnish to each Person who at any time during the calendar year was a Certificateholder, a statement containing the information set forth in clauses (i), (ii), (vi) and (xviii) above as to the applicable Class, aggregated for such calendar year or applicable portion of such year during which such Person was a Certificateholder, together with such other information as the Certificate Administrator deems necessary or desirable, or that a

Certificateholder or Beneficial Owner of a Certificate reasonably requests, to enable Certificateholders to prepare their tax returns for such calendar year. Such obligation of the Certificate Administrator shall be deemed to have been satisfied to the extent that substantially comparable information shall be provided by the Certificate Administrator pursuant to any requirements of the Code as from time to time are in force.

Absent manifest error, the Certificate Administrator will be entitled to rely on all information provided to it by the Servicer or the Special Servicer without independent verification, and the Servicer, the Special Servicer, the Trustee and the Certificate Administrator will be entitled to rely on information supplied by the Borrowers without independent verification.

The Certificate Administrator shall include on each Distribution Date Statement a statement that each Certificateholder and Beneficial Owner of Certificates may access any notice of a request of a vote to terminate and replace the Special Servicer on the Certificate Administrator’s Website, and each Certificateholder and Beneficial Owner of Certificates may register to receive email notifications when such notices are posted on the Certificate Administrator’s Website. The Certificate Administrator will be entitled to reimbursement from the requesting Certificateholders for the reasonable expenses of posting notices of such requests.

(b)           The Certificate Administrator shall, on each Distribution Date make the Distribution Date Statement available to Privileged Persons pursuant to Section 8.14(b). The Certificate Administrator’s obligation to provide such information to Certificateholders and others shall be contingent on the Certificate Administrator’s receipt of such information from the Servicer and the Special Servicer, as applicable. The Certificate Administrator shall be entitled to rely on such information provided to it by the Servicer or the Special Servicer without independent verification. To the extent that the information required to be furnished by the Servicer is based on information required to be provided by the Borrowers or the Special Servicer, the Servicer’s obligation to furnish such information to the Certificate Administrator shall be contingent on its receipt of such information from the Borrowers or the Special Servicer, as applicable. To the extent that information required to be furnished by the Special Servicer is based on information required to be provided by the Borrowers, the Special Servicer’s obligation to furnish such information shall be contingent upon its receipt of such information from the Borrowers. The Servicer, the Special Servicer, the Trustee and the Certificate Administrator shall be entitled to rely on information supplied by the Borrowers without independent verification.

The Certificate Administrator shall, to the extent provided to it by the Servicer in electronic format, make available to Privileged Persons pursuant to Section 8.14(b) reports or analyses of net operating income from the Properties. Such net operating income reports or analyses shall be prepared pursuant to Section 3.18 hereof by the Servicer in CREFC® format based on the quarterly, annual and periodic statements and rent rolls with respect to the Properties obtained by the Servicer from the Borrowers.

If so authorized by the Depositor, the Certificate Administrator may make available on the Certificate Administrator’s Website to any Privileged Person certain other information with respect to the Mortgage Loan (subject to the limitations of Section 8.14).

In addition, the Certificate Administrator shall make available on the Certificate Administrator’s Website such information as set forth in Section 8.14(b) herein. The Certificate Administrator may require payment for the reasonable costs and expenses of providing the copies and may also require a confirmation executed by the requesting Person, in a form reasonably acceptable to the Certificate Administrator, to the effect that the Person making the request is a Beneficial Owner or prospective purchaser of Certificates, is requesting the information solely for use in evaluating its investment in the Certificates and will otherwise keep the information confidential. Certificateholders, by the acceptance of their Certificates, shall be deemed to have agreed to keep this information confidential.

4.5.          Investor Q&A Forum and Investor Registry. (a)  The Certificate Administrator shall make available to Privileged Persons only, the Investor Q&A Forum. The “Investor Q&A Forum” shall be a service available on the Certificate Administrator’s Website, where Privileged Persons may (i) submit questions to the Certificate Administrator relating to the Distribution Date Statement, or submit questions to be forwarded to the Servicer or the Special Servicer, as applicable, relating to the reports being made available pursuant to Section 8.14(b)(ii)(B) and 8.14(b)(iii)(A)(B) and (C), the Mortgage Loan, the Companion Loans or the Properties, or to be forwarded to the Operating Advisor relating to the Operating Advisor Annual Report or other reports prepared by the Operating Advisor or actions by the Special Servicer referenced in any Operating Advisor Annual Report (each, an “Inquiry” and collectively, “Inquiries”), and (ii) view Inquiries that have been previously submitted and answered, together with the answers thereto. Upon receipt of an Inquiry for the Servicer or the Special Servicer, the Operating Advisor, the Certificate Administrator shall forward the Inquiry to the appropriate person at the Servicer, the Special Servicer or the Operating Advisor, as applicable, in each case via email within a reasonable period of time following receipt thereof. Following receipt of an Inquiry, the Certificate Administrator, the Servicer, the Special Servicer or the Operating Advisor, as applicable, unless it determines not to answer such Inquiry as provided below, shall reply to the Inquiry, which in the case of a reply of the Servicer or Special Servicer shall be by email to the Certificate Administrator. The Certificate Administrator shall post (within a commercially reasonable period of time following preparation or receipt of such answer, as the case may be) such Inquiry and the related answer to the Certificate Administrator’s Website. If the Certificate Administrator, Servicer, Special Servicer or Operating Advisor determines, in its respective sole discretion, that (i) any Inquiry is beyond the scope or not of a type described above, (ii) answering any Inquiry would not be in the best interests of the Trust Fund and/or the Certificateholders, (iii) answering any Inquiry would be in violation of applicable law, the Loan Documents or this Agreement, (iv) answering any Inquiry would, or is, reasonably expected to result in a waiver of attorney client privilege or the disclosure of attorney work-product; (v) answering any Inquiry would materially increase the duties of, or result in significant additional cost or expense to, the Certificate Administrator, Servicer, Special Servicer or Operating Advisor, as applicable, (vi) answering any Inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception) or (vii) answering any Inquiry is otherwise, for any reason, not advisable, it shall not be required to answer such Inquiry and, in the case of the Servicer, Special Servicer or Operating Advisor, shall promptly notify the Certificate Administrator. The Certificate Administrator shall notify the Person who submitted such Inquiry in the event that the Inquiry will not be answered. Any notice by the Certificate Administrator to the Person who submitted an Inquiry that will not be answered shall include the following statement: “Because the Trust and Servicing Agreement provides that the Certificate Administrator, Servicer, Special Servicer or Operating Advisor shall not answer an Inquiry if it determines, in its respective sole discretion, that (i) any Inquiry is not of a type described in the Trust and Servicing Agreement, (ii) answering any Inquiry would not be in the best interests of the Trust and/or the Certificateholders, (iii) answering any Inquiry would be in violation of applicable law or the Loan Documents, (iv) answering any Inquiry would, or is, reasonably expected to result in a waiver of attorney client privilege or the disclosure of attorney work-product, (v) answering any Inquiry would materially increase the duties of, or result in significant additional cost or expense to, the Certificate Administrator, Servicer, Special Servicer or Operating Advisor, as applicable, (vi) answering any Inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception) or (vii) answering any Inquiry is otherwise, for any reason, not advisable to answer, no inference should be drawn from the fact that the Certificate Administrator, Servicer, Special Servicer or Operating Advisor has declined to answer the Inquiry.” Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and shall not be deemed to be answers from any of the Depositor, the Initial Purchasers or the Certificate Administrator (as applicable) or any of their respective affiliates. None of the Initial Purchasers, the Depositor, or any of their respective affiliates will certify to any of the information posted in the Investor Q&A Forum and no such party shall have any responsibility or liability for the content of any such information. The Certificate Administrator shall not be required to post to the Certificate Administrator’s Website any Inquiry or answer thereto that the Certificate Administrator determines, in its sole discretion, is administrative or ministerial in nature. No party shall post or otherwise disclose information known to such party to be Privileged Information; provided, that the Certificate Administrator shall have no obligation to review any inquiry or answer received by it for posting to the Investor Q&A Forum to determine if such inquiry or answer contains any Privileged Information, or otherwise to consult with the party from whom such Inquiry or answer is received to confirm the same, and the Certificate Administrator shall have no liability in connection with its posting to the Investor Q&A Forum of any Inquiry or answer containing such direct communication. The Investor Q&A Forum will not reflect questions, answers and other communications that are not submitted via the Certificate Administrator’s Website. In addition to the Certificate Administrator’s receipt of the Investor Certification to confirm that such Person is a Privileged Person, the Certificate Administrator may require acceptance of an additional waiver and disclaimer for access to the Investor Q&A Forum.

(b)           The Certificate Administrator shall make available to any Certificateholder and any Beneficial Owner, the Investor Registry. The “Investor Registry” shall be a voluntary service via the Certificate Administrator’s Website, where Certificateholders and Beneficial Owners can register and thereafter obtain information with respect to any other Certificateholder or Beneficial Owner that has so registered. Any Person registering to use the Investor Registry shall certify that (a) it is a Certificateholder or a Beneficial Owner and (b) it grants authorization to the Certificate Administrator to make its name and contact information available on the Investor Registry for at least forty-five (45) days from the date of such certification to other registered Certificateholders and registered Beneficial Owners and such other certifications as the Certificate Administrator may require. Such Person shall then be asked to provide certain mandatory fields such as the individual’s name, the company name and email address, as well as certain optional fields such as address, phone, and Class(es) of Certificates owned. If any Certificateholder or Beneficial Owner notifies the Certificate Administrator in writing that it wishes to be removed from the Investor Registry (which notice may not be within forty-five (45) days of its registration), the Certificate Administrator shall promptly remove it from the Investor Registry. The Certificate Administrator will not be responsible for verifying or validating any information submitted on the Investor Registry, or for monitoring or otherwise maintaining the accuracy of any information thereon. In addition to the Certificate Administrator’s receipt of the Investor Certification to confirm that such Person is a Privileged Person, the Certificate Administrator may require acceptance of a waiver and disclaimer for access to the Investor Registry.

(c)           An Investor Certification is required for any Person to access the Certificate Administrator’s Website and to receive other information available pursuant to this Agreement, and the Investor Certification will be substantially in the form of one or more exhibits to this Agreement or may be in the form of an electronic certification contained on the Certificate Administrator’s Website. Investor Certifications may be submitted electronically via the Certificate Administrator’s Website. The Certificate Administrator may require that Investor Certifications be resubmitted from time to time in accordance with its policies and procedures.

5.          THE CERTIFICATES

5.1.          The Certificates. (a)  The Certificates shall be issued in substantially the respective forms set forth as Exhibits A-1 through A-7 hereto, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Agreement or as may, in the reasonable judgment of the Certificate Registrar, be necessary, appropriate or convenient to comply, or facilitate compliance, with applicable laws, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required by law, or as may, consistently herewith, be determined by the officers executing such Certificates, as evidenced by their execution thereof.

(b)           The Certificates of each Class of Sequential Pay Certificates shall be issued in minimum denominations of $10,000 initial Certificate Balance and integral multiples of $1,000 initial Certificate Balance in excess of $10,000. If the Original Certificate Balance of any Class of Sequential Pay Certificates does not equal an integral multiple of $1,000, then a single additional Certificate of such Class may be issued in a minimum denomination of authorized Original Certificate Balance that includes the excess of (i) the Original Certificate Balance of such Class over (ii) the largest integral multiple of $1,000 that does not exceed such amount. The Certificates of the Class X Certificates shall be issued in minimum denominations of $1,000,000 initial Notional Amount and integral multiples of $1 initial Notional Amount in excess of $1,000,000. The Class R Certificates shall be issued, maintained and transferred in minimum percentage interests of 10% of each such Class R Certificates and in integral multiples of 1% in excess of 10%.

(c)           One authorized signatory shall sign the Certificates for the Certificate Registrar by manual or facsimile signature. If an authorized signatory whose signature is on a Certificate no longer holds that office at the time the Certificate Registrar countersigns the Certificate, the Certificate shall be valid nevertheless. A Certificate shall not be valid until an authorized signatory of the Certificate Registrar (who may be the same officer who executed the Certificate) manually countersigns the Certificate. The signature shall be conclusive evidence that the Certificate has been executed and countersigned under this Agreement.

5.2.          Form and Registration. (a)  Each Class of the Certificates (other than the R Certificates) sold to non-U.S. persons (within the meaning of Regulation S under the Act) in offshore transactions in reliance on Regulation S under the Act shall be initially be represented by a temporary global certificate in definitive, fully registered form without interest coupons, substantially in the applicable form set forth as an exhibit hereto (each a “Temporary Regulation S Global Certificate”), which shall be deposited on the Closing Date on behalf of the purchasers of the Certificates represented thereby with the Certificate Registrar, at its Corporate Trust Office, as custodian, for the Depository, and registered in the name of the Depository or the nominee of the Depository for the account of designated agents holding on behalf of the Euroclear System (“Euroclear”) and/or Clearstream Banking, société anonyme (“Clearstream”). Prior to the expiration of the 40-day period commencing on the later of the commencement of the offering and the Closing Date (the “Restricted Period”), beneficial interests in each Temporary Regulation S Global Certificate may be held only through Euroclear or Clearstream. After the expiration of the Restricted Period, a beneficial interest in a Temporary Regulation S Global Certificate may be exchanged for a beneficial interest in the related permanent global certificate of the same Class (a “Regulation S Global Certificate”) in definitive, fully registered form without interest coupons as set forth as an exhibit hereto in accordance with the procedures set forth in Section 5.3(f). During the Restricted Period, distributions due in respect of a beneficial interest in a Temporary Regulation S Global Certificate shall only be made upon delivery to the Certificate Registrar by Euroclear or Clearstream, as applicable, of a Non-U.S. Beneficial Ownership Certification. After the expiration of the Restricted Period, distributions due in respect of any beneficial interests in a Temporary Regulation S Global Certificate shall not be made to the holders of such beneficial interests unless exchange for a beneficial interest in the Regulation S Global Certificate of the same Class is improperly withheld or refused. The aggregate Certificate Balance of a Temporary Regulation S Global Certificate or a Regulation S Global Certificate may from time to time be increased or decreased by adjustments made on the records of the Certificate Registrar, as custodian for the Depository, as hereinafter provided.

On the Closing Date, the Certificate Administrator shall execute, the Authenticating Agent shall authenticate, and the Certificate Administrator shall deliver to the Certificate Registrar the Regulation S Global Certificates, which shall be held by the Certificate Registrar for purposes of effecting the exchanges contemplated by the preceding paragraph.

(b)           Certificates of each Class (other than the Class R Certificates and the Class HRR Certificates during the Class HRR Certificate Transfer Restriction Period) offered and sold to QIBs in reliance on Rule 144A under the Act (“Rule 144A”) shall be represented by a single, global certificate in definitive, fully registered form without interest coupons, substantially in the applicable form set forth as an exhibit hereto (each, a “Rule 144A Global Certificate” and, together with the Temporary Regulation S Global Certificates and the Regulation S Global Certificates, the “Global Certificates”), which shall be deposited with the Certificate Registrar or an agent of the Certificate Registrar, as custodian for the Depository, and registered in the name of the Depository or a nominee of the Depository. The aggregate Certificate Balance of a Rule 144A Global Certificate may from time to time be increased or decreased by adjustments made on the records of the Certificate Registrar, as custodian for the Depository, as hereinafter provided.

(c)            (i) Certificates of each Class that are initially offered and sold to investors that are Institutional Accredited Investors that are not QIBs, (ii) the Class R Certificates and (iii) the Class HRR Certificates at all times during the Class HRR Certificate Transfer Restriction Period (collectively, the “Non-Book Entry Certificates”) shall be in the form of Definitive Certificates, substantially in the applicable form set forth as an exhibit hereto, and shall be registered in the name of such investors or their nominees by the Certificate Registrar who shall deliver the certificates for such Non-Book Entry Certificates to the respective beneficial owners or owners.

(d)           Owners of beneficial interests in Global Certificates of any Class shall not be entitled to receive physical delivery of certificated Certificates unless: (i) the Depository advises the Certificate Registrar in writing that the Depository is no longer willing or able to discharge properly its responsibilities as depository with respect to the Global Certificates of such Class or ceases to be a Clearing Agency, and the Certificate Registrar and the Depository are unable to locate a qualified successor within 90 days of such notice or (ii) the Trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Holders of such Class and the Trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the Certificate Registrar to obtain possession of the Certificates of such Class; provided, that under no circumstances will certificated Certificates be issued to beneficial owners of a Temporary Regulation S Global Certificate. Upon notice of the occurrence of any of the events described in clause (i) or (ii) above with respect to any Certificates of a Class that are in the form of Global Certificates and upon surrender by the Depository of any Global Certificate of such Class and receipt from the Depository of instructions for reregistration, the Certificate Registrar shall issue Certificates of such Class in the form of Definitive Certificates (bearing, in the case of a Definitive Certificate issued for a Rule 144A Global Certificate, the same legends regarding transfer restrictions borne by such Global Certificate), and thereafter the Certificate Registrar shall recognize the holders of such Definitive Certificates as Certificateholders under this Agreement.

(e)           During the Class HRR Certificate Transfer Restriction Period, the Class HRR Certificates shall only be held as one or more Definitive Certificates in the Third Party Purchaser Safekeeping Account by the Certificate Administrator (and the Retaining Party’s interest therein shall be tracked in the form of an entry in the Certificate Administrator’s trust accounting system under the Third Party Purchaser Safekeeping Account), for the benefit of the Holder of the related Certificate. The Certificate Administrator shall hold the Class HRR Certificates in safekeeping and shall release or transfer (subject to Section 5.3(i)) any Definitive Certificate evidencing the same (and, in the case of a transfer, replace or substitute the physical certificate being held by the Certificate Administrator) only upon receipt of written instructions from the Holder thereof with the consent of the Retaining Sponsor and the Depositor, and in accordance with any authentication procedures as may be utilized by the Certificate Administrator and in accordance with this Agreement. In connection with the transfer or release, as applicable, of any Definitive Certificate evidencing a Class HRR Certificate, the Certificate Administrator shall deliver such Definitive Certificate to (or at the direction of) the Holder thereof, via overnight delivery, by any nationally recognized courier, to the location designated by such Holder. After the release of any such Definitive Certificate, the Certificate Administrator shall have no liability with respect to the safekeeping of such Definitive Certificate. The Certificate Administrator shall be indemnified and held harmless for any such release in accordance with Section 8.12 hereof. There shall be, and hereby is, established by the Certificate Administrator an account which will be designated the “Third Party Purchaser Safekeeping Account” and into which the Class HRR Certificates shall be held and which shall be governed by and subject to this Agreement.  In addition, on and after the date hereof, the Certificate Administrator may establish any number of subaccounts to the Third Party Purchaser Safekeeping Account for the Retaining Party.  The Class HRR Certificates to be delivered in physical form to the Certificate Administrator shall be delivered as set forth herein. No amounts distributable to the Class HRR Certificates shall be remitted to the Third Party Purchaser Safekeeping Account, but shall be remitted directly to the Holder of the Class HRR Certificates in accordance with written instructions provided separately by the Holder of the Class HRR Certificates to the Certificate Administrator.  Under no circumstances by virtue of safekeeping the Class HRR Certificates shall the Certificate Administrator be obligated to bring legal action or institute proceedings against any person on behalf of the Holder of the Class HRR Certificates. During the Class HRR Certificates Transfer Restriction Period and for such longer time as the Holder of the Class HRR Certificates may request, the Certificate Administrator shall hold the Definitive Certificate representing the Class HRR Certificates at the below location, or any other location; provided the Certificate Administrator has given notice to the Holder of the Class HRR Certificates of such new location:

Wells Fargo Bank, N.A.

Attn: Security Control and Transfer (SCAT) – MAC N9345-010

425 E Hennepin Avenue

Minneapolis, Minnesota 55414

On the Closing Date and upon the transfer of the Class HRR Certificates pursuant to Section 5.3(i), the Certificate Administrator shall deliver written confirmation to the Depositor, the Retaining Sponsor and the initial Third Party Purchaser substantially in the form of Exhibit X to this Agreement evidencing its receipt of the Class HRR Certificates.

The Certificate Administrator shall make available to the Holder of the Class HRR Certificates its account information as mutually agreed upon by the Certificate Administrator and the Holder of the Class HRR Certificates, and in accordance with the Certificate Administrator’s policies and procedures. Any transfer of the Class HRR Certificates shall be subject to Section 5.3(g) and Section 5.3(i).

Notwithstanding anything to the contrary, the provisions of this Section 5.2(e) shall only apply while the Certificate Administrator holds the Definitive Certificate evidencing the Class HRR Certificates in the Third Party Purchaser Safekeeping Account.

5.3.          Registration of Transfer and Exchange of Certificates. (a)  The Certificate Administrator shall keep or cause to be kept at the Corporate Trust Office books (the “Certificate Register”) in which, subject to such reasonable regulations as it may prescribe, the Certificate Administrator shall provide for the registration of Certificates and of transfers and exchanges of Certificates as herein provided (the Certificate Administrator, in such capacity, being the “Certificate Registrar”). In such capacity, the Certificate Administrator shall be responsible for, among other things, (i) maintaining the Certificate Register and a record of the aggregate holdings of Certificates of each Class represented by a Temporary Regulation S Global

Certificate, a Regulation S Global Certificate and a Rule 144A Global Certificate and accepting Certificates for exchange and registration of transfer, (ii) holding the Class HRR Certificates as Definitive Certificates on behalf of each Holder of such Class and (iii) transmitting to the Depositor, the Trustee, the Servicer, the Special Servicer and the Operating Advisor any notices from the Certificateholders.

(b)           Subject to the restrictions on transfer set forth in this Article 5, upon surrender for registration of transfer of any Certificate, the Certificate Registrar shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

(c)           Rule 144A Global Certificate to Temporary Regulation S Global Certificate. If a holder of a beneficial interest in the Rule 144A Global Certificate deposited with the Certificate Registrar as custodian for the Depository wishes at any time to exchange its interest in such Rule 144A Global Certificate for an interest in the Temporary Regulation S Global Certificate of the same Class, or to transfer its interest in such Rule 144A Global Certificate to an entity that is required to take delivery thereof in the form of an interest in the Temporary Regulation S Global Certificate of the same Class, such holder may, subject to the rules and procedures of the Depository, exchange or cause the exchange of such interest for an equivalent beneficial interest in such Temporary Regulation S Global Certificate. Upon receipt by the Certificate Registrar, as registrar, at its office designated in Section 5.7 hereof, of (1) instructions given in accordance with the Depository’s procedures from a Depository Participant directing the Certificate Registrar to credit, or cause to be credited, a beneficial interest in the Temporary Regulation S Global Certificate in an amount equal to the beneficial interest in the Rule 144A Global Certificate to be exchanged, (2) a written order given in accordance with the Depository’s procedures containing information regarding the Euroclear or Clearstream account to be credited with such increase and the name of such account and (3) a certificate in the form of Exhibit C hereto given by the holder of such beneficial interest stating that the transfer of such interest has been made in compliance with the transfer restrictions applicable to the Global Certificates and pursuant to and in accordance with Regulation S, then the Certificate Registrar shall instruct the Depository to reduce, or cause to be reduced, the Certificate Balance of the Rule 144A Global Certificate and to increase, or cause to be increased, the Certificate Balance of the Temporary Regulation S Global Certificate by the aggregate Certificate Balance of the beneficial interest in the Rule 144A Global Certificate to be exchanged, to credit or cause to be credited to the account of the entity specified in such instructions (who shall be the agent member of Euroclear or Clearstream, or both) a beneficial interest in the Temporary Regulation S Global Certificate equal to the reduction in the Certificate Balance of the Rule 144A Global Certificate, and to debit, or cause to be debited, from the account of the Person making such exchange or transfer the beneficial interest in the Rule 144A Global Certificate that is being exchanged or transferred.

(d)           Rule 144A Global Certificate to Regulation S Global Certificate. If a holder of a beneficial interest in the Rule 144A Global Certificate deposited with the Certificate Registrar as custodian for the Depository wishes at any time to exchange its interest in such Rule 144A Global Certificate for an interest in the Regulation S Global Certificate of the same Class, or to transfer its interest in such Rule 144A Global Certificate to an entity that is required to take delivery thereof in the form of an interest in a Regulation S Global Certificate, such holder may, subject to the rules and procedures of the Depository, exchange, or cause the exchange of, such interest for an equivalent beneficial interest in such Regulation S Global Certificate. Upon receipt by the Certificate Registrar, as registrar, at its office designated in Section 5.7 hereof, of (1) instructions given in accordance with the Depository’s procedures from a Depository Participant directing the Certificate Registrar to credit or cause to be credited a beneficial interest in the Regulation S Global Certificate in an amount equal to the beneficial interest in the Rule 144A Global Certificate to be exchanged, (2) a written order given in accordance with the Depository’s procedures containing information regarding the participant account of the Depository to be credited with such increase and (3) a certificate in the form of Exhibit D hereto given by the holder of such beneficial interest stating (A) that the transfer of such interest has been made in compliance with the transfer restrictions applicable to the Global Certificates and pursuant to and in accordance with Regulation S or (B) that the transferee is otherwise entitled to hold its interest in the applicable Certificates in the form of an interest in the Regulation S Global Certificate, without any registration of such Certificates under the Act (in which case such certificate shall enclose an Opinion of Counsel to such effect and such other documents as the Certificate Registrar may reasonably require), then the Certificate Registrar shall instruct the Depository to reduce, or cause to be reduced, the Certificate Balance of the Rule 144A Global Certificate and to increase, or cause to be increased, the Certificate Balance of the Regulation S Global Certificate by the aggregate Certificate Balance of the beneficial interest in the Rule 144A Global Certificate to be exchanged, to credit or cause to be credited to the account of the entity specified in such instructions a beneficial interest in the Regulation S Global Certificate equal to the reduction in the Certificate Balance of the Rule 144A Global Certificate, and to debit, or cause to be debited, from the account of the Person making such exchange or transfer the beneficial interest in the Rule 144A Global Certificate that is being exchanged or transferred.

(e)           Temporary Regulation S Global Certificate or Regulation S Global Certificate to Rule 144A Global Certificate. If a holder of a beneficial interest in a Temporary Regulation S Global Certificate or Regulation S Global Certificate deposited with the Certificate Registrar as custodian for the Depository wishes at any time to exchange its interest in such Temporary Regulation S Global Certificate or Regulation S Global Certificate for an interest in the Rule 144A Global Certificate of the same Class, or to transfer its interest in such Temporary Regulation S Global Certificate or Regulation S Global Certificate to a Person who is required to take delivery thereof in the form of an interest in the Rule 144A Global Certificate, such holder may, subject to the rules and procedures of Euroclear or Clearstream, as the case may be, and the Depository, exchange or cause the exchange of such interest for an equivalent beneficial interest in the Rule 144A Global Certificate of the same Class. Upon receipt by the Certificate Registrar, as registrar, at its office designated in Section 5.7 hereof, of (1) instructions from Euroclear or Clearstream, if applicable, and the Depository, directing the Certificate Registrar, as registrar, to credit or cause to be credited a beneficial interest in the Rule 144A Global Certificate equal to the beneficial interest in the Temporary Regulation S Global Certificate or Regulation S Global Certificate to be exchanged, such instructions to contain information regarding the participant account with the Depository to be credited with such increase, (2) with respect to a transfer of an interest in the Regulation S Global Certificate, information regarding the participant account of the Depository to be debited with such decrease and (3) with respect to a transfer of an interest in the Temporary Regulation S Global Certificate (but not the Regulation S Global Certificate) for an interest in the Rule 144A Global Certificate, a certificate in the form of Exhibit E hereto given by the holder of such beneficial interest and stating that the entity transferring such interest in the Temporary Regulation S Global Certificate reasonably believes that the Person acquiring such interest in the Rule 144A Global Certificate is a QIB and is obtaining such beneficial interest in a transaction meeting the requirements of Rule 144A, then the Certificate Registrar shall instruct the Depository to reduce, or cause to be reduced, the Certificate Balance of the Temporary Regulation S Global Certificate or Regulation S Global Certificate and to increase, or cause to be increased, the Certificate Balance of the Rule 144A Global Certificate by the aggregate Certificate Balance of the beneficial interest in the Temporary Regulation S Global Certificate or Regulation S Global Certificate to be exchanged, and the Certificate Registrar shall instruct the Depository, concurrently with such reduction, to credit, or cause to be credited, to the account of the Person specified in such instructions, a beneficial interest in the Rule 144A Global Certificate equal to the reduction in the Certificate Balance of the Temporary Regulation S Global Certificate or Regulation S Global Certificate and to debit, or cause to be debited, from the account of the entity making such transfer the beneficial interest in the Temporary Regulation S Global Certificate or Regulation S Global Certificate that is being transferred.

(f)            Temporary Regulation S Global Certificate to Regulation S Global Certificate. Interests in a Temporary Regulation S Global Certificate as to which the Certificate Registrar has received from Euroclear or Clearstream, as the case may be, a certificate (a “Non-U.S. Beneficial Ownership Certification”) to the effect that Euroclear or Clearstream, as applicable, has received a certificate substantially in the form of Exhibit F hereto from the holder of a beneficial interest in such Temporary Regulation S Global Certificate, shall be exchanged after the Restricted Period, for interests in the Regulation S Global Certificate of the same Class. The Certificate Registrar shall effect such exchange by delivering to the Depository for credit to the respective accounts of such holders, a duly executed and authenticated Regulation S Global Certificate, representing the aggregate Certificate Balance of interests in the Temporary Regulation S Global Certificate initially exchanged for interests in the Regulation S Global Certificate. The delivery to the Certificate Registrar by Euroclear or Clearstream of the certificate or certificates referred to above may be relied upon by the Depositor and the Certificate Registrar as conclusive evidence that the certificate or certificates referred to therein has or have been delivered to Euroclear or Clearstream pursuant to the terms of this Agreement and the Temporary Regulation S Global Certificate. Upon any exchange of interests in the Temporary Regulation S Global Certificate for interests in the Regulation S Global Certificate, the Certificate Registrar shall endorse the Temporary Regulation S Global Certificate to reflect the reduction in the Certificate Balance represented thereby by the amount so exchanged and shall endorse the Regulation S Global Certificate to reflect the corresponding increase in the amount represented thereby. Until so exchanged in full and except as provided therein, the Temporary Regulation S Global Certificate, and the Certificates evidenced thereby, shall in all respects be entitled to the same benefits under this Agreement as the Regulation S Global Certificate and Rule 144A Global Certificate authenticated and delivered hereunder.

(g)           Non-Book Entry Certificate to Global Certificate. If a Holder of a Non-Book Entry Certificate (other than (a) a Class R Certificate or (b) a Class HRR Certificate during the Class HRR Certificates Transfer Restriction Period) wishes at any time to exchange its interest in such Non-Book Entry Certificate for an interest in a Global Certificate of the same Class, or to transfer all or part of such Non-Book Entry Certificate to a Person who is entitled to take delivery thereof in the form of an interest in a Global Certificate, such Holder may, subject to the rules and procedures of Euroclear or Clearstream, if applicable, and the Depository, cause the exchange of all or part of such Non-Book Entry Certificate for an equivalent beneficial interest in the appropriate Global Certificate of the same Class. Upon receipt by the Certificate Registrar, as registrar, at its office designated in Section 5.7 hereof, of (1) such Non-Book Entry Certificate, duly endorsed as provided herein, (2) instructions from such Holder directing the Certificate Registrar, as registrar, to credit, or cause to be credited, a beneficial interest in the applicable Global Certificate equal to the portion of the Certificate Balance of the Non-Book Entry Certificate to be exchanged, such instructions to contain information regarding the participant account with the Depository to be credited with such increase and (3) a certificate in the form of Exhibit G hereto (in the event that the applicable Global Certificate is the Temporary Regulation S Global Certificate), in the form of Exhibit H hereto (in the event that the applicable Global Certificate is the Regulation S Global Certificate) or in the form of Exhibit I hereto (in the event that the applicable Global Certificate is the Rule 144A Global Certificate), then the Certificate Registrar, as registrar, shall cancel, or cause to be canceled, all or part of such Non-Book Entry Certificate, shall, if applicable, execute, authenticate and deliver to the transferor a new Non-Book Entry Certificate equal to the aggregate Certificate Balance of the portion retained by such transferor and shall instruct the Depository to increase, or cause to be increased, such Global Certificate by the aggregate Certificate Balance of the portion of the Non-Book Entry Certificate to be exchanged and to credit, or cause to be credited, to the account of the Person specified in such instructions a beneficial interest in the applicable Global Certificate equal to the Certificate Balance of the portion of the Non-Book Entry Certificate so canceled.

(h)           Non-Book Entry Certificates on Initial Issuance Only. Subject to the issuance of Definitive Certificates, if and when permitted by Section 5.2(d), and subject to the issuance and transfer of the Class HRR Certificates during the Class HRR Certificate Transfer Restriction Period in accordance with Section 5.3(i), no Non-Book Entry Certificate shall be issued to a transferee of an interest in any Rule 144A Global Certificate, Temporary Regulation S Global Certificate or Regulation S Global Certificate (or any portion thereof).

(i)            Transfers of Class HRR Certificates.  At all times that the Class HRR Certificates are held in the Third Party Purchaser Safekeeping Account, if a Transfer of any Class HRR Certificate after the Closing Date is to be made, then the following documents shall be provided to the Certificate Administrator, which shall facilitate the transfer in conjunction with the Certificate Registrar and shall refuse to register such transfer unless it receives (and, upon receipt, may conclusively rely upon) (i) a certification from such Certificateholder’s prospective Transferee substantially in the form attached hereto as Exhibit J-3, which such certification must be countersigned by the Retaining Sponsor, (ii) a certification from the Certificateholder desiring to effect such transfer substantially in the form attached hereto as Exhibit J-4, which such certification must be countersigned by the Retaining Sponsor, (iii) an IRS Form W-9 completed by the prospective transferee and (iv) wire instructions and contact information of the prospective transferee. In addition to the foregoing, for so long as the Class HRR Certificates are held in the Third Party Purchaser Safekeeping Account, in order to effectuate a transfer of the Class HRR Certificates, the holder of the Class HRR Certificates must provide the Certificate Administrator written instructions requesting such transfer, with the consent of the Retaining Sponsor and the Depositor. Upon receipt of the foregoing certifications, the Certificate Registrar shall, subject to Section 5.2(e) and Section 5.3(a), reflect such Class HRR Certificate in the name of the prospective Transferee. For the avoidance of doubt, in no event shall a Class HRR Certificate be held as a Book-Entry Certificate during the Class HRR Certificate Transfer Restriction Period. If the Class HRR Certificates are no longer held in the Third Party Purchaser Safekeeping Account, the Certificate Registrar shall refuse to register and transfer a Class HRR Certificate unless it receives (and upon receipt may conclusively rely upon) certificates substantially in the forms of Exhibit J-3 and Exhibit J-4 hereto, provided, that following the expiration of the Class HRR Certificate Transfer Restriction Period, the countersignature of the Retaining Sponsor to such certifications shall not be required.

(j)            Other Exchanges. In the event that a Global Certificate is exchanged for a Definitive Certificate, such Certificates may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of clauses (c) through (f) above (including the certification requirements intended to ensure that such transfers comply with Rule 144A or Regulation S under the Act, at the case may be) and such other procedures as may from time to time be adopted by the Certificate Registrar.

(k)           Restricted Period. Prior to the termination of the Restricted Period with respect to the issuance of the Certificates, transfers of interests in the Temporary Regulation S Global Certificate to U.S. persons (as defined in Regulation S) shall be limited to transfers made pursuant to the provisions of clause (e) above.

(l)            Restrictive Legend. If Certificates are issued upon the transfer, exchange or replacement of Certificates bearing a restrictive legend relating to compliance with the Act, or if a request is made to remove such legend on Certificates, the Certificates so issued shall bear the restrictive legend, or such legend shall not be removed, as the case may be, unless there is delivered to the Certificate Registrar such satisfactory evidence, which may include an Opinion of Counsel that neither such legend nor the restrictions on transfer set forth therein are required to ensure that transfers thereof comply with the provisions of Rule 144A or Regulation S under the Act. Upon provision of such satisfactory evidence, the Certificate Registrar shall authenticate and deliver Certificates that do not bear such legend.

(m)          All Certificates surrendered for registration of transfer and exchange shall be canceled and subsequently destroyed by the Certificate Registrar in accordance with the Certificate Registrar’s customary procedures.

(n)           Except as provided in this Section 5.3(n), no ERISA Restricted Certificate may be purchased by or transferred to any prospective purchaser or transferee that is or will be an employee benefit plan or other plan subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (each, an “ERISA Plan”) or a governmental plan (as defined in Section 3(32) of ERISA) that is subject to any federal, state or local law that is, to a material extent, similar to the foregoing provisions of ERISA or the Code (“Similar Law”) (together with ERISA Plans, “Plans”), or any Person acting on behalf of any such Plan or using the assets of a Plan to purchase such ERISA Restricted Certificate. Each purchaser of an ERISA Restricted Certificate shall represent and warrant (or shall be deemed to have represented and warranted) either that it is not a Plan and is not acting on behalf of or using the assets of a Plan to purchase the ERISA Restricted Certificate. Each prospective transferee of an ERISA Restricted Certificate shall deliver to the transferor, the Certificate Registrar and the Certificate Administrator a representation letter, substantially in the form of Exhibit J-5, stating that the prospective transferee is not a Plan or a Person acting on behalf of or using the assets of a Plan. Any attempted or purported transfer in violation of these transfer restrictions shall be null and void ab initio and shall vest no rights in any purported transferee and shall not relieve the transferor of any obligations with respect to the applicable Certificates.

(o)           Each Person who has or acquires any Residual Ownership Interest shall be deemed by the acceptance or acquisition of such Residual Ownership Interest to have agreed to be bound by the following provisions and the rights of each Person acquiring any Residual Ownership Interest are expressly subject to the following provisions:

(i)            Each Person acquiring or holding any Residual Ownership Interest shall be a Permitted Transferee and shall not acquire or hold such Residual Ownership Interest as agent (including a broker, nominee or other middleman) on behalf of any Person that is not a Permitted Transferee. Any such Person shall promptly notify the Certificate Registrar of any change or impending change in its status (or the status of the beneficial owner of such Residual Ownership Interest) as a Permitted Transferee. Any acquisition of a Residual Ownership Interest by a Person who is not a Permitted Transferee or by a Person who is acting as an agent of a Person who is not a Permitted Transferee shall be void ab initio and of no effect, and the immediately preceding owner who was a Permitted Transferee shall be restored to registered and beneficial ownership of the Residual Ownership Interest as soon and as fully as possible.

(ii)           No Residual Ownership Interest may be Transferred, and no such Transfer shall be registered in the Certificate Register, without the express written consent of the Certificate Registrar, and the Certificate Registrar shall not recognize the Transfer, and such proposed Transfer shall not be effective, without such consent with respect thereto. In connection with any proposed Transfer of any Residual Ownership Interest, other than in connection with the initial Transfer thereof to an Initial Purchaser, the Certificate Registrar shall, as a condition to such consent, (x) require the proposed transferee to deliver, and the proposed transferee shall deliver to the Certificate Registrar and to the proposed transferor, an affidavit in substantially the form attached as Exhibit J-1 (a “Transferee Affidavit”) of the proposed transferee (A) that such proposed transferee is a Permitted Transferee and (B) stating that (1) the proposed transferee historically has paid its debts as they have come due and intends to do so in the future, (2) the proposed transferee understands that, as the holder of a Residual Ownership Interest, it may incur liabilities in excess of cash flows generated by the residual interest, (3) the proposed transferee intends to pay taxes associated with holding the Residual Ownership Interest as they become due, (4) the proposed transferee will not cause income with respect to the Residual Ownership Interest to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of such proposed transferee or any other U.S. Person, (5) the proposed transferee will not transfer the Residual Ownership Interest to any Person that does not provide a Transferee Affidavit or as to which the proposed transferee has actual knowledge that such Person is not a Permitted Transferee or is acting as an agent (including a broker, nominee or other middleman) for a Person that is not a Permitted Transferee, and (6) the proposed transferee expressly agrees to be bound by and to abide by the provisions of this Section 5.3(o) and (y) other than in connection with the initial issuance of a Class R

Certificate, require a statement from the proposed transferor substantially in the form attached as Exhibit J-2 (the “Transferor Letter”), that the proposed transferor has no actual knowledge that the proposed transferee is not a Permitted Transferee and has no actual knowledge or reason to know that the proposed transferee’s statements in the preceding clauses (x)(B)(1), (3) and (4) are false.

(iii)          Notwithstanding the delivery of a Transferee Affidavit by a proposed transferee under clause (ii) above, if a Responsible Officer of the Certificate Registrar has actual knowledge that the proposed transferee is not a Permitted Transferee, no Transfer to such proposed transferee shall be effected and such proposed Transfer shall not be registered on the Certificate Register; provided, that the Certificate Registrar shall not be required to conduct any independent investigation to determine whether a proposed transferee is a Permitted Transferee. Upon notice to the Certificate Registrar that there has occurred a Transfer to any Person that is a Disqualified Organization or an agent thereof (including a broker, nominee or middleman) in contravention of the foregoing restrictions, and in any event not later than 60 days after a request for information from the transferor of such Residual Ownership Interest or such agent, the Certificate Registrar and the Certificate Administrator agree to furnish to the IRS and the transferor of such Residual Ownership Interest or such agent such information necessary to the application of Section 860E(e) of the Code as may be required by the Code, including, but not limited to, the present value of the total anticipated excess inclusions with respect to such Class R Certificate (or portion thereof) for periods after such Transfer. At the election of the Certificate Registrar, the Certificate Registrar may charge a reasonable fee for computing and furnishing such information to the transferor or to such agent referred to above; provided, that such Persons shall in no event be excused from furnishing such information.

(iv)          The Class R Certificates may only be issued as Definitive Certificates, and transferred to and owned by QIBs.

5.4.          Mutilated, Destroyed, Lost or Stolen Certificates. If (a) any mutilated Certificate is surrendered to the Certificate Registrar, or the Certificate Registrar receives evidence to its satisfaction of the destruction, loss or theft of any Certificate and (b) there is delivered to the Certificate Registrar such security or indemnity as may be required by it to save it harmless, then, in the absence of actual notice to the Certificate Registrar that such Certificate has been acquired by a bona fide purchaser, the Certificate Registrar shall execute, authenticate and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate, a new Certificate of like tenor and interest in the Trust Fund. In connection with the issuance of any new Certificate under this Section 5.4, the Certificate Registrar may require the payment of a sum sufficient to cover any expenses (including the fees and expenses of the Certificate Registrar) connected therewith and such evidence as may be reasonably requested by it to establish the identity and or signatures of the transferor and transferee. Any replacement Certificate issued pursuant to this Section 5.4 shall constitute complete and indefeasible evidence of ownership in the Trust Fund, as if originally issued, whether or not the lost, stolen or destroyed Certificate shall be found at any time.

5.5.          Persons Deemed Owners. The Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee and the Certificate Registrar, and any agent of any of them, may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in this Agreement and for all other purposes whatsoever, and none of the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, nor any agent of any of them shall be affected by any notice to the contrary; provided, that to the extent that a party to this Agreement responsible for distributing any report, statement or other information required to be distributed to Certificateholders has been provided an Investor Certification, such party to this Agreement shall distribute such report, statement or other information to such beneficial owner (or prospective transferee).

5.6.          Access to List of Certificateholders’ Names and Addresses; Special Notices. The Certificate Registrar shall maintain in as current form as is reasonably practicable the most recent list available to it of the names and addresses of the Certificateholders. If any Certificateholder that has provided an Investor Certification (a) requests in writing from the Certificate Registrar a list of the names and addresses of Certificateholders, (b) states that such Certificateholder desires to communicate with other Certificateholders with respect to its rights under this Agreement or under the Certificates and (c) provides a copy of the communication which such Certificateholder proposes to transmit, then the Certificate Registrar shall, within ten Business Days after the receipt of such request, afford such Certificateholder access during normal business hours to a current list of the Certificateholders. Every Certificateholder, by receiving and holding a Certificate, agrees that the Certificate Registrar shall not be held accountable by reason of the disclosure of any such information as to the list of the Certificateholders hereunder, regardless of the source from which such information was derived. The Servicer, the Special Servicer, the Operating Advisor, the Trustee and the Depositor shall be entitled to a list of the names and addresses of Certificateholders from time to time upon request therefor.

Upon the written request of any Certificateholder that (a) has provided an Investor Certification, (b) states that such Certificateholder desires the Certificate Administrator to transmit a notice to all Certificateholders stating that such Certificateholder wishes to be contacted by other Certificateholders, setting forth the relevant contact information and briefly stating the reason for the requested contact (a “Special Notice”) and (c) provides a copy of the Special Notice which such Certificateholder proposes to transmit, the Certificate Administrator shall post such Special Notice to the Certificate Administrator’s Website pursuant to Section 8.14(b) and shall mail such Special Notice to all Certificateholders at their respective addresses appearing on the Certificate Register. The costs and expenses of the Certificate Administrator associated with delivering any such Special Notice shall be borne by the party requesting such Special Notice. Every Certificateholder, by receiving and holding a Certificate, agrees that neither the Certificate Administrator nor the Certificate Registrar shall be held accountable by reason of the disclosure of any such Special Notice to Certificateholders, regardless of the information set forth in such Special Notice.

5.7.          Maintenance of Office or Agency. The Certificate Registrar shall maintain or cause to be maintained an office or offices or agency or agencies where Certificates may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Certificate Registrar in respect of the Certificates and this Agreement may be served. The Certificate Registrar initially designates its office at Wells Fargo Bank, National Association, 600 South 4th Street, 7th Floor, MAC: N9300-070, Minneapolis, Minnesota 55479, Attention: Certificate Transfer Services (CMBS) – ILPT 2019-SURF as its office for such purposes. The Certificate Registrar shall give prompt written notice to the Certificateholders and the Borrowers of any change in the location of the Certificate Register or any such office or agency.

6.          THE DEPOSITOR, THE SERVICER, THE SPECIAL SERVICER AND THE OPERATING ADVISOR

6.1.          Respective Liabilities of the Depositor, the Servicer, the Special Servicer and the Operating Advisor. The Depositor, the Servicer, the Special Servicer and the Operating Advisor each shall be liable in accordance herewith only to the extent of the obligations specifically imposed by this Agreement.

6.2.          Merger or Consolidation of the Servicer, the Special Servicer or the Operating Advisor. Each of the Servicer, the Special Servicer and the Operating Advisor shall keep in full effect its existence and rights as an entity under the laws of the jurisdiction of its organization, and shall be in compliance with the laws of all jurisdictions to the extent necessary to perform its duties under this Agreement.

Any Person into which the Servicer, the Special Servicer or the Operating Advisor may be merged or consolidated, as applicable, or any Person resulting from any merger or consolidation to which the Servicer, the Special Servicer or the Operating Advisor, as applicable, shall be a party, or any Person succeeding to all of the business (or, if applicable, the portion of its business germane to this securitization) of the Servicer, the Special Servicer or the Operating Advisor (which, in the case of the Servicer, the Special Servicer or the Operating Advisor, may be limited to all or substantially all of its assets relating to acting as a servicer or operating advisor, as applicable, for commercial mortgage backed securitization transactions), as applicable, shall be the successor of the Servicer, the Special Servicer or the Operating Advisor, as the case may be, hereunder, and shall be deemed to have assumed all of the liabilities and obligations of the Servicer, the Special Servicer or the Operating Advisor, as the case may be, hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, that (except if the successor or surviving Person is the Servicer, the Special Servicer or the Operating Advisor, as the case may be) each of the Certificate Administrator and the Trustee has received a Rating Agency Confirmation with respect to such successor or surviving Person.

6.3.          Limitation on Liability of the Depositor, the Servicer, the Special Servicer, the Operating Advisor and Others. (a)  None of the Depositor, the Servicer, the Special Servicer or the Operating Advisor or any of their respective directors, officers, members, managers, partners, employees, Affiliates or agents shall be under any liability to the Trust, the Certificateholders or the Companion Loan Holders for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, actions taken or not taken at the direction of Certificateholders or the Companion Loan Holders, or for errors in judgment; provided, that this provision shall not protect the Depositor, the Servicer, the Special Servicer, the Operating Advisor or any such other person against any breach of warranties or representations made herein or any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of its duties or by reason of negligent disregard of its obligations and duties hereunder. The Depositor, the Servicer, the Special Servicer, the Operating Advisor and any of their respective directors, officers, employees, members, managers, partners, Affiliates or agents may reasonably rely on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder. The Depositor, the Servicer, the Special Servicer, the Operating Advisor and any of their respective directors, officers, members, managers, partners, employees, agents, Affiliates or other “controlling persons” within the meaning of the Act (“Controlling Persons”), shall be indemnified by the Trust (in accordance with the procedures set forth in Section 3.4(c)) and held harmless against any loss, liability, claim, demand or expense (including, without limitation, reasonable attorneys’ fees and any expenses incurred in connection with the pursuit of enforcement of any indemnity afforded to the applicable party hereunder) any legal action or other claims, losses, penalties, fines, foreclosures, judgments or liabilities relating to this Agreement, the Intercreditor Agreement, the Mortgage Loan, a Companion Loan, the Properties, or the Certificates (except as any such loss, liability or expense shall be otherwise reimbursable and reimbursed pursuant to this Agreement), other than any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence by it in the performance of its duties hereunder or by reason of its negligent disregard of its obligations and duties hereunder. None of the Depositor, the Servicer, the Special Servicer or the Operating Advisor shall be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its respective duties under this Agreement and which in its opinion may involve it in any expense or liability; provided, that the Depositor, the Servicer, the Special Servicer or the Operating Advisor may, in its discretion, undertake any such action which it may deem necessary or desirable in accordance with Accepted Servicing Practices in respect of this Agreement and the rights and duties of the parties hereto and the interests of the Certificateholders and the Companion Loan Holders hereunder. In such event, the legal expenses and costs of such action and any liabilities of the Trust Fund, and the Depositor, the Servicer, the Special Servicer and the Operating Advisor shall be entitled to be reimbursed therefor pursuant to Section 3.4(c) from funds on deposit in the Collection Account from amounts allocated to the Notes on a Pro Rata and Pari Passu Basis.

With respect to a Companion Loan, the expenses, costs and liabilities described in the above paragraph that are allocable to such Companion Loan pursuant to the terms of the Intercreditor Agreement shall be paid out of amounts allocated to such Companion Loan in accordance with the expense allocation provision of the Intercreditor Agreement. If such amounts relating to a Companion Loan are insufficient, the Servicer shall, after receiving payment from amounts on deposit in the Collection Account with respect to the Mortgage Loan, if any, (i) promptly notify the Companion Loan Holders and (ii) use commercially reasonable efforts to exercise on behalf of the Trust the rights of the Trust under the Intercreditor Agreement to obtain reimbursement for the portion of such amount allocable to the Companion Loans on a Pro Rata and Pari Passu Basis.

(b)           The Depositor shall not be obligated to monitor or supervise the performance of the Servicer, the Special Servicer, the Trustee, the Operating Advisor, the Custodian or the Certificate Administrator under this Agreement. The Depositor may, but shall not be obligated to, enforce the obligations of the Servicer, the Special Servicer, the Operating Advisor, the Trustee, the Custodian and the Certificate Administrator under this Agreement.

(c)           In no event shall the Depositor be obligated to cause any party to perform or comply with the obligations to remit the CREFC® Intellectual Property Royalty License Fee to CREFC®, to report any such CREFC® Intellectual Property Royalty License Fee so paid or to make available any Distribution Date Statement to any party (or in particular, CREFC®).

(d)           In order to comply with Applicable Laws, the Servicer and the Special Servicer may be required to obtain, verify and record certain information relating to individuals and entities that maintain a business relationship with the Servicer or the Special Servicer. Accordingly, each of the parties hereto agrees to provide to the Servicer and the Special Servicer, upon its respective request from time to time, such identifying information and documentation as may be available for such party in order to enable the Servicer and the Special Servicer to comply with Applicable Laws.

6.4.          Servicer and Special Servicer Not to Resign. (a)  Each of the Servicer and Special Servicer may resign and assign its respective rights and delegate its duties and obligations under this Agreement to any Person or to an entity, provided that:

(i)            the Person accepting such assignment and delegation (A) shall be an established mortgage finance institution, bank or mortgage servicing institution having a net worth of not less than $25,000,000, organized and doing business under the laws of the United States or of any state of the United States or the District of Columbia, authorized under such laws to perform the duties of the Servicer or Special Servicer, as the case may be, (B) shall execute and deliver to the Trustee an agreement in form and substance reasonably satisfactory to the Trustee, which contains an assumption by such Person of the performance and observance of each covenant and condition to be performed or observed by the Servicer or the Special Servicer, as the case may be, under this Agreement from and after the date of such agreement; provided, that to the extent such agreement modifies in any respect any of the covenants, terms or conditions in this Agreement to be performed by the Servicer or Special Servicer, as the case may be, such agreement shall be subject to the approval of the Trustee, such approval not to be unreasonably withheld, (C) shall make such representations and warranties of the Servicer or Special Servicer, as the case may be, as provided in Section 2.6 or 2.7, respectively, (D) (x) during any Subordinate Control Period, with respect to the Special Servicer, is reasonably acceptable to the Controlling Class Representative, (y) during any Subordinate Consultation Period, with respect to the Special Servicer, is reasonably acceptable to the Controlling Class Representative, and (z) is reasonably acceptable to the Depositor and the Trustee, in each case such approval not to be unreasonably withheld or delayed;

(ii)           Rating Agency Confirmation has been received (or the requirements of Section 3.26 with respect to a Rating Agency Confirmation are otherwise satisfied);

(iii)          the Servicer or Special Servicer, as the case may be, shall not be released from its obligations under this Agreement that arose prior to the effective date of such assignment and delegation under this Section 6.4(a);

(iv)          the rate at which the Servicing Fee or Special Servicing Fee, as applicable (or any component thereof) is calculated shall not exceed the rate then in effect; and

(v)           the Servicer or Special Servicer, as the case may be, shall reimburse the Trustee, the Certificate Administrator, the Trust, and the Rating Agencies for any expenses of such assignment, sale or transfer.

Upon satisfaction of the foregoing requirements and acceptance of such assignment, such Person shall be the successor Servicer or Special Servicer, as the case may be, hereunder. Notwithstanding the foregoing, neither the Operating Advisor nor any of its Affiliates may be a successor Servicer or Special Servicer.

(b)           Subject to the provisions of Sections 6.2 and 6.4(a), none of the Servicer and the Special Servicer shall resign from its obligations and duties hereby imposed on it, except upon determination that performance of its duties hereunder is no longer permissible under applicable law or are in material conflict by reason of applicable law with any other activities carried on by it. Any such determination permitting the resignation of the Servicer or the Special Servicer, as the case may be, shall be evidenced by an Opinion of Counsel delivered to the Depositor and the Trustee. No resignation by the Servicer or the Special Servicer, as applicable, under this Agreement shall become effective until a successor Servicer or Special Servicer, as applicable, shall have assumed the responsibilities and obligations of the Servicer or the Special Servicer, as applicable, under this Agreement in accordance with Section 7.2. In connection with any such resignation, the successor special servicer shall be appointed by the Trustee, and otherwise satisfy the requirements for a successor special servicer set forth in Section 6.4(a)(i); provided that in either case the Trustee shall have obtained a Rating Agency Confirmation from each Rating Agency. Notwithstanding the previous sentence, each of the Servicer or Special Servicer may assign its duties and obligations under this Agreement under certain limited circumstances as described herein.

6.5.          Indemnification by the Servicer, the Special Servicer, the Operating Advisor and the Depositor. Each of the Servicer, the Special Servicer, the Operating Advisor and the Depositor, severally and not jointly, shall indemnify and hold harmless the Trust and each other party to this Agreement and the Companion Loan Holders from and against any claims, losses, liabilities, damages, penalties, fines, forfeitures, reasonable legal fees and expenses and related costs, judgments and other costs (including, without limitation, reasonable attorneys’ fees and any expenses incurred in connection with the pursuit and enforcement of any indemnity afforded to such party hereunder) and expenses incurred by the Trust, the Trustee, the Certificate Administrator, the Servicer, the Special Servicer, the Operating Advisor, the Depositor or the Companion Loan Holders, as applicable, that arise out of or are based upon (i) a breach by the Servicer, the Special Servicer, the Operating Advisor or the Depositor, as the case may be, of its representations and warranties under this Agreement or (ii) negligence, bad faith or willful misconduct on the part of the Servicer, the Special Servicer, the Operating Advisor or

the Depositor, as the case may be, in the performance of its obligations and duties under this Agreement (or for or its negligent disregard thereof).

7.          SERVICER TERMINATION EVENTS; SPECIAL SERVICER TERMINATION EVENTS; TERMINATION OF SPECIAL SERVICER WITHOUT CAUSE

7.1.          Servicer Termination Events; Special Servicer Termination Events. (a)  “Servicer Termination Event,” or “Special Servicer Termination Event” wherever used herein with respect to the Servicer or the Special Servicer, as the case may be, means any one of the following events whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)            any failure by the Servicer or Special Servicer, as applicable, to remit any payment required to be made or remitted by it (other than Advances or remittances described under clause (ii) below), when required to be remitted under the terms of this Agreement, which failure is not cured by 11:00 a.m., New York time, on the first Business Day following the date on which such remittance was required to be made;

(ii)           any failure of the Servicer (a) to make any Monthly Payment Advance required to be made pursuant to this Agreement on or prior to the applicable Remittance Date that is not cured by 11:00 a.m., New York time, on the related Distribution Date, (b) to make any Administrative Advance or Property Protection Advance required to be made pursuant to this Agreement when the same is due and such failure continues unremedied for 10 Business Days (or such shorter period (not less than one Business Day) as would prevent a lapse in insurance or a delinquent payment of real estate taxes or ground rents) following the date on which the Servicer receives notice thereof or should have had notice thereof if it had been acting in accordance with Accepted Servicing Practices or (c) to remit to any Companion Loan Holder, as and when required by this Agreement or the Intercreditor Agreement, any amount required to be so remitted which failure is not cured within two (2) Business Days following the date on which such remittance was required to be made;

(iii)          any failure by the Servicer or the Special Servicer, as applicable, to observe or perform in any material respect any other of its covenants or agreements or the material breach of its representations or warranties under this Agreement, which failure or breach shall continue unremedied for a period of 30 days after the date on which written notice of such failure or breach is given to the Servicer or Special Servicer, as applicable, by the Trustee or to the Servicer or Special Servicer, as applicable, and the Trustee by the Holders of Certificates having greater than 25% of the aggregate Voting Rights of all then outstanding Certificates or by the Companion Loan Holders, if affected; provided, that with respect to any such failure or breach that is not curable within such 30-day period, the Servicer or the Special Servicer, as applicable, will have an additional cure period of 30 days to effect such cure so long as the Servicer or the Special Servicer, as appropriate, has commenced to cure such failure within the initial 30-day period and has provided the Trustee with an officer’s certificate certifying that it has diligently pursued, and is continuing to diligently pursue, such cure;

(iv)          a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Servicer or the Special Servicer, as applicable, and such decree or order has remained in force undischarged or unstayed for a period of sixty (60) days; provided, that, with respect to any such decree or order that cannot be discharged, dismissed or stayed within such sixty (60) day period, the Servicer or the Special Servicer, as appropriate, will have an additional period of thirty (30) days to effect such discharge, dismissal or stay so long as it has commenced proceedings to have such decree or order dismissed, discharged or stayed within the initial sixty (60) day period and has diligently pursued, and is continuing to pursue, such discharge, dismissal or stay;

(v)           the Servicer or the Special Servicer, as applicable, shall consent to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the Servicer or the Special Servicer or of or relating to all or substantially all of its property;

(vi)          the Servicer or the Special Servicer, as applicable, shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations;

(vii)         (a) Moody’s has (1) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Certificates or (2) placed one or more Classes of Certificates on “watch status” in contemplation of possible rating downgrade or withdrawal (and, in the case of either of clause (1) or (2), such qualification, downgrade or withdrawal or “watch status” placement has not been withdrawn by Moody’s within sixty (60) days), and, in the case of either of clause (1) or (2), publicly citing servicing concerns with the Servicer or the Special Servicer, as applicable, as the sole or a material factor in such rating action, (b) the Servicer ceases to have a master servicer rating of at least “CMS3” from Fitch, or the Special Servicer ceases to have a special servicer rating of at least “CSS3” from Fitch, as applicable, and such rating is not reinstated within sixty (60) days or (c) KBRA has (1) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Certificates or (2) placed one or more Classes of Certificates on “watch status” in contemplation of a rating downgrade or withdrawal (and, in the case of either of clauses (1) or (2), such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn by KBRA within sixty (60) days) and, in the case of either of clauses (1) or (2), KBRA has publicly cited servicing concerns with the Servicer or the Special Servicer, as the case may be, as the sole or a material factor in such rating action;

(viii)        a Companion Loan Rating Agency has (A) qualified, downgraded or withdrawn its rating or ratings of one or more classes of Companion Loan Securities, or (B) placed one or more classes of Companion Loan Securities on “watch status” in contemplation of rating downgrade or withdrawal and, in the case of either of clauses (A) or (B), publicly citing servicing concerns with the Servicer or the Special Servicer, as applicable, as the sole or material factor in such rating action (and such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn by such Companion Loan Rating Agency within sixty (60) days of such event); and

(ix)           if and for so long as a Companion Loan is included in an Other Securitization Trust that is subject to the reporting requirements of the Exchange Act, the Servicer or the Special Servicer, as applicable, or any primary servicer, Sub-Servicer or Servicing Function Participant (such entity, the “Sub-Servicing Entity”) retained by the Servicer or the Special Servicer, as applicable, shall fail to deliver the items required to be delivered by this Agreement (including any applicable grace periods) to enable such Other Securitization Trust to comply with its reporting obligations under the Exchange Act (any Sub-Servicing Entity that defaults in accordance with this clause (ix) shall be terminated at the direction of the Depositor) or, in the case of such failure by a Sub-Servicing Entity, the failure of the Servicer or Special Servicer, as applicable to terminate such Sub-Servicing Entity for such failure; provided, that the Depositor may waive any such Servicer Termination Event or Special Servicer Termination Event, as applicable, under this clause (ix) in its sole discretion without the consent of the Trustee or any Certificateholders.

(b)           Upon written notice or receipt by a Responsible Officer of the Trustee of actual knowledge of the occurrence of any Servicer Termination Event or Special Servicer Termination Event, unless such Servicer Termination Event or Special Servicer Termination Event has been cured or waived, the Trustee shall promptly notify the Certificate Administrator in writing. The Certificate Administrator shall, upon receipt of such notice, (i) provide written notice to the Depositor and post notice of the same upon its receipt thereof on the Certificate Administrator’s Website; (ii) provide written notice to the 17g-5 Information Provider (who shall promptly post to the 17g-5 Information Provider’s Website) pursuant to Section 12.18; and (iii) provide notice thereof to all Certificateholders and the Companion Loan Holders by mail to the addresses set forth on the Certificate Register or, in the case of the Companion Loan Holders, otherwise provided to the Certificate Administrator. For avoidance of doubt, (i) the occurrence of a Servicer Termination Event with respect to the Servicer shall not cause there to have occurred a Special Servicer Termination Event with respect to the Special Servicer unless the relevant event also constitutes a Special Servicer Termination Event and (ii) the occurrence of a Special Servicer Termination Event with respect to the Special Servicer shall not cause there to have occurred a Servicer Termination Event with respect to the Servicer unless the relevant event also constitutes a Servicer Termination Event.

(c)           If a Servicer Termination Event or Special Servicer Termination Event shall occur then, and in each and every such case, so long as such Servicer Termination Event or Special Servicer Termination Event shall not have been remedied, either (i) the Trustee may, or (ii) upon the written direction of Holders of Certificates having at least 25% of the Voting Rights (taking into account the application of the Appraisal Reduction Amount and Collateral Deficiency Amounts allocated to the Mortgage Loan to notionally reduce the Certificate Balances of the Certificates) of the Certificates, or if affected thereby (and solely with respect to a termination of the Special Servicer), by any Companion Loan Holder, the Trustee shall terminate all of the rights and obligations of the Servicer or the Special Servicer, as applicable, under this Agreement, other than rights and obligations accrued prior to such termination, and in and to the Mortgage Loan or the Whole Loan and the proceeds thereof by notice in writing to the Servicer or the Special Servicer, as applicable; provided that, notwithstanding anything to the contrary, if a Servicer Termination Event or Special Servicer Termination Event, as applicable, under clauses (i), (ii), (iii), (viii) and/or (ix) of Section 7.1(a) only has an adverse effect on a Companion Loan, a Companion Loan Holder or a rating on any Companion Loan Securities, but has no adverse effect on the Mortgage Loan, the Certificateholders or a rating on any of the Certificates, then (A) the Servicer or the Special Servicer, as applicable, shall not be terminated by the Trustee pursuant to clause (i) above of this sentence or upon the written direction of the Holders of Certificates pursuant to clause (ii) above of this sentence, but (B) (x) with respect to a Servicer Termination Event or Special Servicer Termination Event under clause (ix) of Section 7.1(a), the related Other Depositor or (y) with respect to a Servicer Termination Event or Special Servicer Termination Event under clauses (i), (ii), (iii) and/or (viii) of Section 7.1(a), the related affected Companion Loan Holder, shall be able to require termination of the Servicer or Special Servicer, as applicable, pursuant to clause (ii) above of this sentence. Upon any termination of the Servicer or the Special Servicer, as applicable, and appointment of a successor to the Servicer or the Special Servicer, as applicable, the Trustee shall notify the Servicer or the Special Servicer, to the extent it is not the party being terminated, and the Certificate Administrator who shall post to the Certificate Administrator’s Website such written notice thereof, and forward the same to the Depositor, the Operating Advisor, the Certificateholders and the Companion Loan Holders and, comply with giving notice to the Rating Agencies pursuant to Section 12.18. Notwithstanding anything herein to the contrary, the Depositor shall have the right, but not the obligation, to notify the Trustee of any Servicer Termination Event or Special Servicer Termination Event of which the Depositor becomes aware.

(d)           Notwithstanding the foregoing, if a Servicer Termination Event on the part of the Servicer affects only a Companion Loan, any holder thereof or the rating on a class of Companion Loan Securities, then the Servicer may not be terminated at the direction of the Holders of any Certificates (acting in such capacity); however, the related Companion Loan Holder may direct the Trustee to direct the Servicer to appoint a sub-servicer (or if the Whole Loan is currently being sub-serviced, then such Companion Loan Holder may direct the Trustee to direct the Servicer to replace such sub-servicer with a new sub-servicer but only if such original sub-servicer is in default (beyond any applicable cure periods) under the related sub-servicing agreement, and the Servicer may terminate the sub-servicing agreement due to such default) that will be responsible for servicing the Whole Loan.

(e)           During any Subordinate Control Period, the Controlling Class Representative shall have the right to direct the Trustee to terminate the Special Servicer (subject to such terminated Special Servicer’s rights to indemnification, payment of outstanding fees, and other rights set forth in this Agreement which survive termination) at any time, with or without cause, and the Controlling Class Representative shall have the right to, and shall, appoint a successor Special Servicer who shall execute and deliver to the other parties hereto an agreement, in form and substance reasonably satisfactory to the Trustee, whereby the successor Special Servicer agrees to assume and perform punctually the duties of the Special Servicer specified in this Agreement; provided that the Trustee (who shall provide it to the Certificate Administrator) shall have received a Rating Agency Confirmation from each Rating Agency prior to the termination of the Special Servicer. The Special Servicer shall not be terminated pursuant to this paragraph until a successor Special Servicer shall have been appointed. All costs and expenses of any such removal made by the Controlling Class Representative without cause shall be paid by the Holders of the Controlling Class. Notwithstanding anything to the contrary in this Agreement, no successor Special Servicer appointed by the Controlling Class Representative pursuant to Section 6.4 or 7.1(c) or this Section 7.1(e) or otherwise pursuant to this Agreement will be required to meet any net worth requirements.

(f)            If the Special Servicer becomes a Borrower Party, the Special Servicer shall resign at its own expense. If such resignation occurs during a Subordinate Control Period or Subordinate Consultation Period, the Controlling Class Representative (so long as it is not also a Borrower Party) shall be entitled to appoint a successor Special Servicer that is not a Borrower Party. If such Controlling Class Representative is a Borrower Party, then the largest Holder of the Controlling Class, by Certificate Balance, that is not a Borrower Party shall be entitled to appoint a successor Special Servicer that is not also a Borrower Party. If each such Holder of the Controlling Class is also a Borrower Party, then the successor Special Servicer shall be appointed in accordance with the provisions in the next paragraph.

Other than during a Subordinate Control Period or Subordinate Consultation Period (or under the circumstances described in the last sentence of the preceding paragraph), in connection with any resignation by the Special Servicer because it is a Borrower Party, at the expense of the resigning Special Servicer, the Certificate Administrator, upon receipt of a written notice from the Special Servicer, shall promptly provide written notice of such pending resignation to all Certificateholders by posting the Special Servicer’s notice on the Certificate Administrator’s Website. Following such notice, a successor Special Servicer that is not also a Borrower Party may be appointed upon the written direction of more than 50% of the Voting Rights of the Certificates that exercise their right to vote (provided that Holders of at least 20% of the Voting Rights of the Certificates exercise their right to vote). If a successor Special Servicer that is not a Borrower Party has not been appointed pursuant to the preceding sentence within thirty (30) days after the Special Servicer provides its written notice of resignation, the Certificate Administrator shall provide written notice to the resigning Special Servicer that an Independent successor Special Servicer has not been appointed, and the resigning Special Servicer shall appoint a successor Special Servicer that is not a Borrower Party.

If any party referred to in the two preceding paragraphs is entitled (but not required) to appoint the successor Special Servicer but does not so appoint within thirty (30) days, the resigning Special Servicer shall be required to appoint a successor Special Servicer that is not a Borrower Party.

(g)           At any time other than during a Subordinate Control Period, upon (i) the written direction of Holders of Certificates evidencing not less than 25% of the aggregate Voting Rights allocable to the Sequential Pay Certificates (taking into account Realized Losses, principal payments and the application of any Appraisal Reduction Amount or Collateral Deficiency Amount allocated to the Mortgage Loan to notionally reduce the Certificate Balances of the Certificates) requesting a vote to terminate and replace the Special Servicer with a proposed successor Special Servicer meeting the requirements of Section 6.4(a)(i), (ii) payment by such Holders to the Certificate Administrator of the reasonable fees and expenses (including any legal fees and any Rating Agency fees and expenses) to be incurred by the Certificate Administrator in connection with administering such vote, (iii) delivery by such holders to the certificate administrator (if any) and the trustee for each Other Securitization Trust (with a copy to the Certificate Administrator and the Trustee) of a Companion Loan Rating Agency Confirmation with respect to the appointment of such new special servicer (which Companion Loan Rating Agency Confirmations shall be obtained at the expense of such holders) and (iv) delivery by such Certificateholders to the Certificate Administrator of a Rating Agency Confirmation from each Rating Agency with respect to the appointment of such new special servicer (which Rating Agency Confirmations shall be obtained at the expense of those Holders requesting such vote), the Certificate Administrator shall promptly provide written notice thereof to all Certificateholders by posting such notice on the Certificate Administrator’s Website pursuant to Section 8.14(b) and by mailing at their addresses appearing in the Certificate Register and shall conduct the solicitation of votes of all Certificates in such regard. Upon the written direction of (x) Holders of Sequential Pay Certificates evidencing at least 75% of a Certificateholder Quorum or (y) Holders of Non-Reduced Certificates evidencing more than 50% of the Voting Rights allocable to each Class of Non-Reduced Certificates, the Trustee shall terminate all of the rights and obligations of the Special Servicer under this Agreement by written notice to the Special Servicer and appoint the successor Special Servicer designated by such Certificateholders; provided, that if such written direction is not provided within 180 days of the notice from the Certificate Administrator of the request for a vote to terminate and replace the Special Servicer, then such written direction shall have no force and effect. Upon any such termination of the Special Servicer and appointment of a successor to the Special Servicer, the Certificate Administrator shall, as soon as possible, post written notice of such event on the Certificate Administrator’s Website and give written notice of such termination and appointment to the Servicer, the Operating Advisor, the Depositor, the Certificateholders, the Companion Loan Holders and the 17g-5 Information Provider (who shall promptly post to the 17g-5 Information Provider’s Website). The Certificateholders that initiated the vote to replace the Special Servicer shall pay the costs and expenses incurred in connection with the removal and replacement of the Special Servicer pursuant to this paragraph. The Certificate Administrator shall include on each Distribution Date Statement a statement that each Certificateholder may access such notices on the Certificate Administrator’s Website and that each Certificateholder may register to receive email notifications when such notices are posted thereon. The Certificate Administrator shall be entitled to reimbursement from the requesting Certificateholders or the Companion Loan Holders for the reasonable expenses of posting notices of such requests. The Special Servicer shall not be terminated pursuant to this paragraph until a successor Special Servicer shall have been appointed.

(h)           If at any time the Operating Advisor, in its sole discretion exercised in good faith, determines that (i) the Special Servicer is not performing its duties as required hereunder or is otherwise not acting in accordance with Accepted Servicing Practices, and (ii) the replacement of the Special Servicer would be in the best interest of the Certificateholders as a collective whole, the Operating Advisor shall deliver to the Trustee and the Certificate Administrator, with a copy to the Special Servicer, a written report, substantially in the form of Exhibit W attached hereto, setting forth the reasons supporting its recommendation (along with any information the Operating Advisor considered relevant to its recommendation) and recommending a Qualified Replacement Special Servicer (which form may be modified or supplemented from time to time to cure any ambiguity or error or to incorporate any additional information, subject to compliance of such form with the terms and provisions of this Agreement; provided, further, that in no event shall the information or any other content included in such written recommendation contravene any provision of this Agreement) detailing the reasons supporting its recommendation (along with relevant information justifying its recommendation). In such event, the Certificate Administrator shall promptly post notice to all Certificateholders of such recommendation and the related report on the Certificate Administrator’s Website in accordance with Section 8.14(b), and by mail conduct the solicitation of votes of all Certificates in such regard. Upon (i) the affirmative vote within 180 days of posting of the Operating Advisor’s recommendation to the Certificate Administrator’s Website of holders of Sequential Pay Certificates representing a majority of the aggregate outstanding Certificate Balance of all Sequential Pay Certificates whose holders voted on the matter, provided that the Sequential Pay Certificate holders that so voted on the matter (x) hold Sequential Pay Certificates representing at least 20% of the outstanding Certificate Balance of all Sequential Pay Certificates on an aggregate basis and (y) include at least three (3) Certificateholders and/or Certificate Owners that are not Credit Risk Retention Affiliated with each other and (ii) following satisfaction of the foregoing clause (i), delivery of written notice to each Rating Agency by the Certificate Administrator with respect to the termination of the Special Servicer and the appointment of the successor special servicer recommended by the Operating Advisor, the Trustee shall (A) terminate all of the rights and obligations of the Special Servicer under this Agreement and appoint the successor special servicer recommended by the Operating Advisor (provided such successor special servicer is a Qualified Replacement Special Servicer), and (B) promptly notify such outgoing Special Servicer of the effective date of such termination. The reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) associated with providing such written notices to the Rating Agencies and administering such vote and the Operating Advisor’s identification of a Qualified Replacement Special Servicer shall be a Trust Fund Expense. In the event that the Certificate Administrator does not receive the affirmative vote described in clause (i) of the second preceding sentence, then the Trustee shall have no obligation to remove the Special Servicer. Prior to the appointment of any replacement Special Servicer, such replacement Special Servicer shall have agreed to succeed to the obligations of the Special Servicer under this Agreement and to act as the Special Servicer’s successor hereunder. The Certificateholders that initiated the vote to replace the Special Servicer shall pay the costs and expenses incurred in connection with the removal and replacement of the Special Servicer pursuant to this paragraph.

In the event the Special Servicer is terminated as a result of the recommendation of the Operating Advisor described in this Section 7.1(f), the Controlling Class Representative may not subsequently reappoint as Special Servicer such terminated Special Servicer or any Credit Risk Retention Affiliate of such terminated Special Servicer.

For the avoidance of doubt, the indemnification of the Operating Advisor in Section 6.3(a) shall include, subject to the limitations set forth in such Section 6.3(a), any action or claim arising from, or relating to, the Operating Advisor’s determination under this Section 7.1(f) (regarding removal of the Special Servicer), or the result of the vote of the Certificateholders (regarding removal of the Special Servicer).

Notwithstanding anything to the contrary in this Section 7.1(f), any successor Special Servicer appointed pursuant to this Section 7.1(f) must be a Qualified Replacement Special Servicer.

(i)            Any termination of the Special Servicer under this Section 7.1 and appointment of a successor special servicer shall not be effective until (i) the delivery of a Rating Agency Confirmation from each Rating Agency and a Companion Loan Rating Agency Confirmation from each Companion Loan Rating Agency to the Trustee and the Certificate Administrator, (ii) the assumption by the successor special servicer of all of the responsibilities, duties and liabilities of the Special Servicer under this Agreement pursuant to a writing reasonably satisfactory to the Trustee and the Certificate Administrator and (iii) receipt by the Trustee and the Certificate Administrator of an opinion of counsel to the effect that (x) the designation of such replacement to serve as Special Servicer is in compliance with this Agreement, (y) such replacement will be bound by the terms of this Agreement and (z) this Agreement will be enforceable against such replacement in accordance with its terms.

(j)            In the event that the Servicer or Special Servicer is terminated pursuant to this Section 7.1, the Trustee (the “Terminating Party”) shall, by notice in writing to the Servicer or Special Servicer, as the case may be (the “Terminated Party”) (with a copy to the Borrowers), terminate all of its rights and obligations under this Agreement and in and to the Mortgage Loan and the Companion Loans and the proceeds thereof, other than any rights the Terminated Party may have hereunder as a Certificateholder and any rights or obligations that accrued prior to the date of such termination (including the right to receive all amounts accrued or owing to it under this Agreement with respect to periods prior to the date of such termination (including, to the extent described in Section 3.17, any Liquidation Fee or Workout Fees relating to a written agreement entered into by the Terminated Party prior to the earlier of (i) notice from the Controlling Class Representative under Section 7.1(e) directing the Trustee to terminate the Special Servicer, or (ii) termination) and the right to the benefits of Section 6.3 notwithstanding any such termination). On or after the receipt by the Terminated Party of such written notice, subject to the foregoing, all of its authority and power under this Agreement, whether with respect to the Certificates (except that the Terminated Party shall retain its rights as a Certificateholder in the event and to the extent that it is a Certificateholder) or the Whole Loan or otherwise, shall pass to and be vested in the Terminating Party pursuant to and under this Section (absent the appointment of a successor, and such successor’s assumption of obligations hereunder) and the Terminated Party shall reasonably cooperate with the Terminating Party to execute and deliver, on behalf of and at the expense of the Terminated Party, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the servicing rights with respect to the Mortgage Loan and related documents, or otherwise; provided, that if the Terminated Party fails to reasonably cooperate in executing such power of attorney, then the Terminating Party, without limitation, is hereby authorized and empowered to execute and deliver, on behalf of and at the expense of the Terminated Party, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the servicing rights with respect to the Mortgage Loan and related documents, or otherwise. The Servicer and the Special Servicer, as applicable, each agrees that, in the event it is terminated pursuant to this Section 7.1, or resigns under Section 6.4(b), to promptly (and in any event no later than ten Business Days subsequent to such notice) provide, at its own expense, the Terminating Party (which term shall include for the purposes of the remainder of this Section 7.1(j), the Trustee (or a successor Servicer or Special Servicer) in connection with a resignation of the Servicer or the Special Servicer under Section 6.4(b)) with all documents and records requested by the Terminating Party to enable the Terminating Party to assume its functions hereunder, and to cooperate with the Terminating Party and the successor to its responsibilities hereunder in effecting the termination of its responsibilities and rights hereunder, including, without limitation, the transfer to the successor Servicer or Special Servicer, as applicable, or the Terminating Party, as applicable, for administration by it of all cash amounts which shall at the time be or should have been credited by the Terminated Party (which term shall include, for the purposes of the remainder of this Section 7.1(j), the resigning party in connection with a resignation of the Servicer or the Special Servicer under Section 6.4(b)) to the Collection Account, any Foreclosed Property Account or shall thereafter be received with respect to the Whole Loan, and shall promptly provide the Terminating Party or such successor Servicer or Special Servicer, as applicable (which may include the Trustee), as applicable, all documents and records reasonably requested by it, such documents and records to be provided in such form as the Terminating Party or such successor Servicer or the Special Servicer, as applicable, shall reasonably request (including electronic form), to enable it to assume the function of the Servicer or Special Servicer, as applicable, hereunder. All reasonable out-of-pocket costs and expenses of the Terminating Party or the successor Servicer or Special Servicer, as applicable, incurred in connection with transferring the Mortgage File to the Terminating Party or to the successor Servicer or Special Servicer, as applicable, and amending this Agreement to reflect such succession pursuant to this Section 7.1 shall be paid by the Terminated Party upon presentation of reasonable documentation of such costs and expenses. If the Terminated Party has not reimbursed the Terminating Party or such successor Servicer or Special Servicer, as applicable, for such expenses within 90 days after the presentation of reasonable documentation, such expense shall be reimbursed by the Trust pursuant to Section 3.4(c); provided that the Terminated Party shall not thereby be relieved of its liability for such expenses. Notwithstanding the foregoing, in the event that the Special Servicer is terminated by the Controlling Class Representative without cause pursuant to Section 7.1(e), all out-of-pocket costs and expenses incurred or payable by the terminated Special Servicer under this Section 7.1 shall be paid by the Holders of the Controlling Class.

(k)           Notwithstanding anything herein to the contrary, the Depositor shall have the right, but not the obligation, to notify the Trustee of any Servicer Termination Event or Special Servicer Termination Event of which the Depositor becomes aware. In no event shall the Trustee be deemed to have knowledge of or be aware of any Servicer Termination Event or Special Servicer Termination Event until a Responsible Officer of the Trustee has received written notice thereof or has actual knowledge thereof.

7.2.          Trustee to Act; Appointment of Successor. On and after the time the Servicer or Special Servicer, as the case may be, receives a notice of termination pursuant to Section 7.1, or resigns pursuant to Section 6.4(b), the Terminating Party (which term shall include, for the purposes of the remainder of this Section 7.2, the Trustee (or a successor Servicer or Special Servicer including a successor appointed under Section 6.4(a)) in connection with a resignation of the Servicer or the Special Servicer under Section 6.4(b)) shall, unless prohibited by law, be the successor to the Terminated Party (which term shall include, for the purposes of the remainder of this Section 7.2, the resigning party in connection with a resignation of the Servicer of the Special Servicer under Section 6.4(b)) in all respects under this Agreement and the transactions set forth or provided for herein and, except as provided herein, shall be subject to all the responsibilities, duties, limitations on liability and liabilities relating thereto and arising thereafter placed on the Terminated Party by the terms and provisions hereof; provided, that (i) neither the Trustee nor the Terminating Party (nor any successor Servicer or Special Servicer, as the case may be) shall have any responsibilities, duties, liabilities or obligations with respect to any act or omission of the Terminated Party and (ii) any failure to perform, or delay in performing, such duties or responsibilities caused by the Terminated Party’s failure to provide, or delay in providing, records, tapes, disks, information or monies or failure to cooperate as required by this Agreement shall not be considered a default by the Terminating Party or such successor hereunder. The Trustee, as successor Servicer or Special Servicer, and any other successor Servicer or Special Servicer, as the case may be, shall be indemnified to the full extent provided to the Trustee under this Agreement. The appointment of a successor Servicer or Special Servicer, as the case may be, shall not affect any liability of the Terminated Party that may have arisen prior to its termination as such. The Terminating Party shall not be liable for any of the representations and warranties of the Terminated Party herein or in any related document or agreement, for any acts or omissions of the Terminated Party or for any losses incurred in respect of any Permitted Investment by the Terminated Party nor shall the Terminating Party or any successor Servicer or Special Servicer be required to purchase the Mortgage Loan hereunder. None of the Terminating Party, the Trustee or the successor Servicer or successor Special Servicer will be responsible for delays attributable to Terminated Party’s failure to deliver information, defects in the information supplied by the Terminated Party or other circumstances beyond the control of the Terminating Party, the Trustee or the successor Servicer. The Terminating Party (or any successor Servicer or Special Servicer) will make arrangements with the Terminated Party for the prompt and safe transfer of, and the Terminated Party shall use commercially reasonable efforts to provide to the successor Servicer and Special Servicer, all necessary servicing files and records on the close of business on the day immediately preceding the assumption of the servicing or special servicing by the successor Servicer or Special Servicer (but in any event such necessary servicing files and records shall be provided by the close of business on the 5th Business Day following the assumption of the servicing or special servicing by the successor Servicer or Special Servicer). None of the Trustee, the Terminating Party, the successor Servicer or the Special Servicer shall have any responsibility nor shall any of them be in default hereunder or incur any liability for any failure, error, malfunction or any delay in carrying out any of its duties under this Agreement if any such failure or delay results from the Trustee, the Terminating Party, successor Servicer or successor Special Servicer acting in accordance with information prepared or supplied by any other Person or the failure of any such Person to prepare or provide such information. None of the Trustee, the Terminating Party, the successor Servicer or the successor Special Servicer shall have any responsibility, shall be in default or shall incur any liability (i) for any act or failure to act by any third party, including the predecessor Servicer, the predecessor Special Servicer, the current Servicer or Special Servicer (if the successor is not succeeding to such capacities), the Depositor or the Trustee or for any inaccuracy or omission in a notice or communication received by the successor from any third party or (ii) which is due to or results from the invalidity, unenforceability of the Whole Loan, Loan Agreement or any other agreement with applicable law or the breach or the inaccuracy of any representation or warranty made with respect thereto. As compensation therefor, the Terminating Party as successor Servicer or Special Servicer, as the case may be, shall be entitled to all compensation with respect to the Whole Loan to which the Terminated Party would have been entitled that accrues after the date of the Terminating Party’s succession to which the Terminated Party would have been entitled if it had continued to act hereunder and, in the case of a successor Special Servicer, the Special Servicing Fee. Notwithstanding the above, the Trustee may, if it shall be unwilling to so act, or shall, if it is unable to so act, or if the Holders of Certificates having greater than 25% of the aggregate Voting Rights of all then outstanding Certificates so request in writing to the Trustee, or the Trustee is not approved by the Rating Agencies as a Servicer or Special Servicer, as the case may be, as evidenced by a Rating Agency Confirmation, or if the Rating Agencies do not provide written confirmation that the succession of the Trustee as Servicer or Special Servicer, as the case may be, will not cause a downgrade, qualification or withdrawal of the then current ratings of the Certificates, promptly appoint, or petition a court of competent jurisdiction to appoint, any established loan servicing institution reasonably satisfactory to the Trustee the appointment for which a Rating Agency Confirmation is obtained, as the successor to the Servicer or Special Servicer, as applicable, hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of the Servicer or Special Servicer, as applicable, hereunder. No appointment of a successor to a Terminated Party hereunder shall be effective until the assumption by such successor of all the Terminated Party’s responsibilities, duties and liabilities hereunder. Pending appointment of a successor to a Terminated Party hereunder, unless the Trustee shall be prohibited by law from so acting, the Trustee shall act in the applicable capacity as herein above provided. Any appointment or succession by the Trustee to the rights and obligations of the Special Servicer hereunder shall be subject to the right of the Controlling Class Representative to replace the Special Servicer during any Subordinate Control Period. In connection with such appointment and assumption described herein, the Trustee may make such arrangements for the compensation of such successor out of payments on the Whole Loan as it and such successor shall agree; provided, that no such compensation shall be in excess of that permitted the Terminated Party hereunder, except that if no successor to the Terminated Party can be obtained to perform the obligations of such Terminated Party hereunder, additional amounts shall be paid to such successor and such amounts in excess of that permitted the Terminated Party shall be paid pursuant to Section 3.4(c) (subject to the terms of the Intercreditor Agreement). The Depositor, the Trustee, the Certificate Administrator, the Servicer (as applicable), the Special Servicer (as applicable) and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession.

If the Trustee or an Affiliate acts pursuant to this Section 7.2 as successor to the resigning or terminated Servicer, it may reduce the Excess Servicing Fee Rate to the extent that its or such Affiliate’s compensation as successor servicer would otherwise be below the market rate servicing compensation. If the Trustee elects to appoint a successor to the resigning or terminated Servicer other than itself or an Affiliate pursuant to this Section 7.2, it may reduce the Excess Servicing Fee Rate to the extent reasonably necessary (in the sole discretion of the Trustee) for the Trustee to appoint a qualified successor servicer that meets the requirements of this Section 7.2.

Notwithstanding anything to the contrary set forth in this Agreement, neither the Operating Advisor nor any of its Affiliates may be appointed as a successor Servicer or Special Servicer.

7.3.          Notification to Certificateholders, the Depositor and the Rating Agencies.

(a)           Upon any termination of the Servicer or the Special Servicer, as the case may be, pursuant to Section 7.1 or appointment of a successor to the Servicer or Special Servicer, as the case may be, the Certificate Administrator shall, as soon as practicable, give written notice thereof to Certificateholders at their respective addresses appearing in the Certificate Register, the Companion Loan Holders and to the Depositor and 17g-5 Information Provider (who shall promptly post to the 17g-5 Information Provider’s Website).

(b)           Within 30 days after the occurrence of any Servicer Termination Event or Special Servicer Termination Event of which a Responsible Officer of the Certificate Administrator has actual knowledge, the Certificate Administrator shall transmit by mail to all Holders of Certificates, the Companion Loan Holders and to the Depositor and 17g-5 Information Provider (who shall promptly post to the 17g-5 Information Provider’s Website) notice of such Servicer Termination Event or Special Servicer Termination Event, as the case may be, unless such Servicer Termination Event or Special Servicer Termination Event shall have been cured or waived.

7.4.          Other Remedies of Trustee. During the continuance of any Servicer Termination Event or Special Servicer Termination Event, as the case may be, or so long as such Servicer Termination Event or Special Servicer Termination Event shall not have been remedied, the Trustee, in addition to the rights specified in Section 7.1, shall have the right, in its own name as trustee of an express trust, to take all actions now or hereafter existing at law, in equity or by statute to enforce its rights and remedies and to protect the interests, and enforce the rights and remedies, of the Certificateholders and the Companion Loan Holders (including the institution and prosecution of all judicial, administrative and other proceedings and the filing of proofs of claim and debt in connection therewith). In such event, the legal fees, expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust, and the Trustee shall be entitled to be reimbursed therefor pursuant to Section 3.4(c) from the Collection Account. Except as otherwise expressly provided in this Agreement, no remedy provided for by this Agreement shall be exclusive of any other remedy, and each and every remedy shall be cumulative and in addition to any other remedy and no delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Servicer Termination Event or Special Servicer Termination Event.

7.5.          Waiver of Past Servicer Termination Events and Special Servicer Termination Events.   The Holders of Certificates evidencing not less than 66 2/3% of the aggregate Voting Rights of all then outstanding Certificates and the Companion Loan Holders may, on behalf of all Certificateholders and the Companion Loan Holders and upon adequate indemnification of the Trustee by the requesting Holders of Certificates and the Companion Loan Holders, waive any Servicer Termination Event or Special Servicer Termination Event (other than with respect to clause (ix) of the applicable definition thereof) and its consequences, except a failure to make any required deposits (including Monthly Payment Advances) to or payments from the Collection Account, the Distribution Account or any Foreclosed Property Account or in remitting payments as received, in each case in accordance with this Agreement. Upon any such waiver of a past Servicer Termination Event or Special Servicer Termination Event, such event shall cease to exist, and the related Servicer Termination Event or Special Servicer Termination Event arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other Servicer Termination Event or Special Servicer Termination Event or impair any right related thereto.

7.6.          Trustee as Maker of Advances. In the event that the Servicer fails to fulfill its obligations hereunder to make any Advances (other than any Advance which has been determined, in accordance with this Agreement, to be a Nonrecoverable Advance if made), the Trustee shall perform such obligations (w) within five Business Days (or such shorter period (but not less than one Business Day) as may be required, if applicable, to avoid any lapse in insurance coverage required under the Loan Documents or this Agreement with respect to the Properties or to avoid any foreclosure or similar action with respect to the Properties by reason of failure to pay real estate taxes, assessments, ground rents or governmental charges) of a Responsible Officer of the Trustee obtaining knowledge of such failure by the Servicer or the Special Servicer with respect to Property Protection Advances and Administrative Advances and (x) by 12:00 noon New York time on the related Distribution Date with respect to Monthly Payment Advances. With respect to any such Advance made by the Trustee, the Trustee shall succeed to all of the Servicer’s and/or the Special Servicer’s rights, as applicable, with respect to Advances hereunder, including, without limitation, the rights of reimbursement and interest on each Advance at the Advance Rate, and rights to determine that a proposed Advance is a Nonrecoverable Advance (without regard to any impairment of any such rights of reimbursement caused by such Servicer’s and/or the Special Servicer’s default in its obligations hereunder and further subject to the Trustee’s standard of good faith business judgment); provided, that if Advances made by the Trustee, the Servicer and/or the Special Servicer shall at any time be outstanding, or any interest on any Advance shall be accrued and unpaid, all amounts available to repay such Advances and the interest thereon hereunder shall be applied entirely to the Advances outstanding to the Trustee until such Advances shall have been repaid in full, together with all interest accrued thereon, prior to reimbursement of the Servicer and/or the Special Servicer, as applicable, for such Advances and interest accrued thereon. The Trustee shall be entitled to conclusively rely on any notice given by the Servicer and/or the Special Servicer, as applicable, with respect to a Nonrecoverable Advance hereunder. The Trustee shall notify the Other Servicer and Other Trustee with respect to each Other Securitization Trust of the amount of any Monthly Payment Advance made by it pursuant to this Section 7.6 within two (2) Business Days of making such Advance.

8.          THE TRUSTEE, THE CUSTODIAN AND THE CERTIFICATE ADMINISTRATOR

8.1.          Duties of the Trustee, the Custodian and the Certificate Administrator. (a)  The Trustee, the Custodian and the Certificate Administrator undertake with respect to the Trust Fund to perform such duties and only such duties as are specifically set forth in this Agreement. None of the Depositor, the Servicer, the Special Servicer or the Operating Advisor shall be obligated to monitor or supervise the performance by any such party of its duties hereunder. In case a Servicer Termination Event, Special Servicer Termination Event or Operating Advisor Termination Event has occurred (that has not been cured or waived), the Trustee, subject to the provisions of Section 7.2, Section 7.4 and Section 9.5(m), shall exercise such of the rights and powers vested in it by this Agreement, and shall use the same degree of care and skill in their exercise, as a prudent institution would exercise or use under the circumstances in the conduct of such institution’s own affairs. Any permissive right of the Trustee, the Custodian or the Certificate Administrator set forth in this Agreement shall not be construed as a duty and such party shall not be answerable for other than its negligence or willful misconduct in performance of such right.

(b)           Subject to Sections 8.2(a) and 8.3, each of the Trustee, the Custodian and the Certificate Administrator, upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to such party that are specifically required to be furnished to it pursuant to any provision of this Agreement, shall examine, or cause to be examined, such instruments to determine whether they conform to the requirements of this Agreement to the extent specifically set forth herein. If any such instrument is found on its face not to conform to the requirements of this Agreement in a material manner, the Trustee, the Custodian and the Certificate Administrator shall make a request to the Depositor to have the instrument corrected, and if the instrument is not corrected to the Trustee’s, the Custodian’s or the Certificate Administrator’s reasonable satisfaction, the Trustee, the Custodian or the Certificate Administrator shall provide notice thereof to the Certificateholders. None of the Trustee, the Custodian or the Certificate Administrator shall be responsible for the accuracy or content of any resolution, certificate, statement, opinion, report, document, order or other instrument furnished by the Depositor, the Servicer, the Special Servicer or the Operating Advisor and accepted by the Trustee, the Custodian or the Certificate Administrator, as the case may be, in good faith, pursuant to this Agreement.

(c)           Subject to Section 8.3, no provision of this Agreement shall be construed to relieve the Trustee, the Custodian or the Certificate Administrator from liability for its own negligent action, its own negligent failure to act, its own willful misconduct or bad faith or for any failure to perform its obligations in compliance with this Agreement, provided, that:

(i)            no implied covenants or obligations shall be read into this Agreement against the Trustee, the Custodian or the Certificate Administrator and each such party may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to such party (including those provided pursuant to Section 11.1) and conforming to the requirements of this Agreement which it reasonably believes in good faith to be genuine and to have been duly executed by the proper authorities respecting any matters arising hereunder;

(ii)           none of the Trustee, the Custodian or the Certificate Administrator shall be liable for an error of judgment made in good faith by a Responsible Officer of such party unless it shall be proved that such party or such Responsible Officer, as applicable, was negligent in ascertaining the pertinent facts;

(iii)          none of the Trustee, the Custodian or the Certificate Administrator shall be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with this Agreement or at the direction of Holders of Certificates evidencing, in the aggregate, not less than 25% of the Voting Rights of the Certificates, relating to the time, method and place of conducting any proceeding for any remedy available to such party, or exercising any trust or power conferred upon such party, under this Agreement;

(iv)          none of the Trustee, the Custodian or the Certificate Administrator shall be charged with knowledge of any failure by the Servicer or the Special Servicer to comply with any of their respective obligations referred to in Section 7.1 or of any Operating Advisor Termination Event or any other act or circumstance upon the occurrence of which the Trustee, the Custodian or the Certificate Administrator, as applicable, may be required to take action unless a Responsible Officer of the Trustee, the Custodian or the Certificate Administrator, as applicable, obtains actual knowledge of such failure, act or circumstance or the Trustee, the Custodian or the Certificate Administrator, as applicable, receives written notice of such failure from the Servicer, the Special Servicer, the Operating Advisor, the Depositor, the Borrowers or Holders of the Certificates evidencing, in the aggregate, not less than 25% of the Voting Rights of the Certificates. In the absence of receipt of such notice or actual knowledge of a Responsible Officer, the Trustee may conclusively assume that there is no Servicer Termination Event, Special Servicer Termination Event or any other act or circumstance described in Section 7.1 or Operating Advisor Termination Event that has occurred.

(v)           subject to the other provisions of this Agreement and without limiting the generality of Sections 8.1 and 8.2, none of the Trustee, the Custodian or the Certificate Administrator shall have any duty except, in the case of the Trustee, in its capacity as a successor Servicer or successor Special Servicer (A) to see to any recording, filing or depositing of this Agreement or any agreement referred to herein or any financing statement or continuation statement evidencing a security interest, or to see to the maintenance of any such recording or filing or depositing or to any re-recording, refiling or redepositing thereof (except as set forth in Section 2.1(b)), (B) to see to any insurance, and (C) to confirm or verify the contents of any reports or certificates of the Servicer or the Special Servicer or the Operating Advisor delivered to the Trustee, the Custodian or the Certificate Administrator pursuant to this Agreement reasonably believed by such party to be genuine and to have been signed or presented by the proper party or parties; and

(vi)          for all purposes under this Agreement, none of the Trustee, the Custodian or the Certificate Administrator shall be required to take any action with respect to, or be deemed to have notice or knowledge of any Event of Default, Servicer Termination Event, Special Servicer Termination Event or Operating Advisor Termination Event unless a Responsible Officer of such party has actual knowledge thereof or shall have received written notice thereof. In the absence of receipt of such notice and such actual knowledge otherwise obtained, the Trustee, the Custodian and the Certificate Administrator may conclusively assume that there is no Event of Default, Servicer Termination Event or Special Servicer Termination Event.

(d)           None of the provisions contained in this Agreement shall in any event require the Trustee, the Custodian or the Certificate Administrator to (i) expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers hereunder if, in the opinion of the Trustee, the Custodian or the Certificate Administrator, as the case may be, there are reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it, or (ii) perform, or be responsible for the manner of performance of, any of the obligations of the Servicer, the Special Servicer or the Operating Advisor under this Agreement, except with respect to the Trustee, during such time, if any, as the Trustee shall be the successor to, and be vested with the rights, duties, powers and privileges of, the Servicer or the Special Servicer in accordance with the terms of this Agreement. Notwithstanding anything contained herein, none of the Trustee, the Custodian or the Certificate Administrator shall be responsible or shall have any liability in connection with the duties assumed by the Authenticating Agent and the Certificate Registrar hereunder, unless the Trustee, the Custodian or the Certificate Administrator is acting in any such capacity hereunder; provided, further, that in any such capacity the Trustee, the Custodian and the Certificate Administrator shall have all of the rights, protections and indemnities provided to it as Trustee, Custodian and Certificate Administrator hereunder, as applicable.

In no event shall the Trustee, the Custodian or the Certificate Administrator be liable for any failure or delay in the performance of its obligations hereunder because of circumstances beyond such party’s control, including, but not limited to force majeure.

8.2.          Certain Matters Affecting the Trustee, the Custodian and the Certificate Administrator. (a)  Except as otherwise provided in Section 8.1:

(i)            each of the Trustee, the Custodian and the Certificate Administrator may request and rely upon and shall be protected in acting or refraining from acting upon any resolution, Officer’s Certificate, auditor’s certificate or any other certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, approval, bond or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(ii)           each of the Trustee, the Custodian and the Certificate Administrator may consult with any nationally recognized counsel, and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance therewith;

(iii)          none of the Trustee, the Custodian or the Certificate Administrator shall be under any obligation to exercise the trusts or powers vested in it by this Agreement or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders pursuant to the provisions of this Agreement, unless such Certificateholders shall have offered to the Trustee, the Custodian or the Certificate Administrator, as applicable, security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities, including reasonable legal fees, which may be incurred therein or thereby; provided, that nothing contained herein shall relieve the Trustee, the Custodian or the Certificate Administrator of the obligation, upon the occurrence of a Servicer Termination Event, Special Servicer Termination Event or Operating Advisor Termination Event (which has not been cured or waived), to exercise such of the rights and powers vested in it by this Agreement, and, with respect to the Trustee, to use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs;

(iv)          none of the Trustee, the Custodian or the Certificate Administrator shall be liable for any action reasonably taken, suffered or omitted by it in good faith and reasonably believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

(v)           prior to the occurrence of a Servicer Termination Event, Special Servicer Termination Event or Operating Advisor Termination Event hereunder and after the curing or waiver of such Servicer Termination Event, Special Servicer Termination Event or Operating Advisor Termination Event that may have occurred, none of the Trustee, the Custodian or the Certificate Administrator shall be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein (except as specifically required by this Agreement) or to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, approval, bond or other paper or document, unless requested in writing so to do by Holders of Certificates evidencing, in the aggregate, not less than 25% of the Voting Rights of the outstanding Certificates; provided, that if the payment within a reasonable time to the such party of the costs, expenses or liabilities likely to be incurred by either party in the making of such investigation is, in the opinion of such party, not reasonably assured to it by the security afforded to it by the terms of this Agreement, such party may require indemnity satisfactory to it against such costs, expenses or liabilities as a condition to taking any such action. The reasonable expense of every such investigation shall be paid by the Trust pursuant to Section 3.4(c) in the event that such investigation relates to a Servicer Termination Event, Special Servicer Termination Event or Operating Advisor Termination Event, if such an event shall have occurred and is continuing, and otherwise by the Certificateholders requesting the investigation;

(vi)          each of the Trustee, the Custodian and the Certificate Administrator may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys selected by it with due care;

(vii)         none of the Trustee, the Custodian or the Certificate Administrator shall be required to post any kind of bond or surety in connection with the execution and performance of its duties hereunder, and except in the event of actual fraud (as determined by a final non-appealable court order), in no event shall the Trustee, the Custodian or the Certificate Administrator be liable for punitive, special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee, the Custodian or the Certificate Administrator, as applicable, has been advised of the likelihood of such loss or damage;

(viii)        notwithstanding anything to the contrary herein, any and all communications (both text and attachments, excluding any notice to the Servicer or the

Special Servicer under Section 7.1(a) or to the Operating Advisor under Section 9.5(m)) by or from the Trustee, the Custodian or the Certificate Administrator, as the case may be, in any of its capacities, that it in its sole discretion deems to contain confidential, proprietary, and/or sensitive information and sent by electronic mail will be encrypted. The recipient of the email communication will be required to complete a one-time registration process. Information and assistance on registering and using the email encryption technology can be found at the Certificate Administrator’s Website or by calling the Certificate Administrator’s customer support desk at (866) 846-4526;

(ix)           for as long as the Person that serves as the Certificate Administrator hereunder also serves as Custodian, 17g-5 Information Provider, Authenticating Agent and/or Certificate Registrar, the protections, immunities and indemnities afforded to that Person in its capacity as Certificate Administrator hereunder shall also be afforded to such Person in its capacity as Custodian, 17g-5 Information Provider, Authenticating Agent and/or Certificate Registrar, as the case may be; and

(x)            no provision of this Agreement or any other transaction document shall be deemed to impose any duty or obligation on the Trustee, the Custodian or the Certificate Administrator to take or omit to take any action, or suffer any action to be taken or omitted, in the performance of its duties or obligations under the transaction documents, or to exercise any right or power thereunder, to the extent that taking or omitting to take such action or suffering such action to be taken or omitted would violate applicable law binding upon it (which determination may be based on the advice or opinion of counsel).

(b)           Following the Closing Date, none of the Trustee, the Custodian or the Certificate Administrator shall accept any contribution of assets to the Trust Fund not specifically contemplated by this Agreement.

(c)           All rights or actions under this Agreement or under any of the Certificates, enforceable by the Trustee, the Custodian or the Certificate Administrator may be enforced by such party without the possession of any of the Certificates, or the production thereof at the trial or other proceeding relating thereto, and any such suit, action or proceeding instituted by such party shall be brought in its name for the benefit of all the Holders of such Certificates, subject to the provisions of this Agreement.

(d)           In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering (“Applicable Laws”), the Trustee, the Custodian and the Certificate Administrator are required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with such party. Accordingly, each of the parties agrees to provide to the Trustee, the Custodian and the Certificate Administrator, upon their request from time to time such identifying information and documentation as may be available for such party in order to enable the Trustee, the Custodian and the Certificate Administrator to comply with Applicable Laws.

8.3.          None of the Trustee, the Custodian or the Certificate Administrator is Liable for Certificates or the Mortgage Loan. The recitals contained herein and in the

Certificates (other than the signature and authentication of the Certificate Administrator on the Certificates) shall not be taken as the statements of the Trustee, the Custodian or the Certificate Administrator and no such party assumes responsibility for their correctness. The Trustee, the Custodian and the Certificate Administrator make no representations as to the validity or sufficiency of this Agreement, the Certificates, the Mortgage Loan or of the Whole Loan or related documents except as expressly set forth herein. The Trustee, the Custodian and the Certificate Administrator shall not be liable for any action or failure to take any action by the Depositor, the Servicer, the Special Servicer or the Operating Advisor hereunder or any action or failure to take any action by the Mortgage Loan Sellers under the Mortgage Loan Purchase Agreements, including, without limitation, in connection with (i) any failure of the Mortgage Loan Sellers to properly prepare each Assignment of the Mortgage, assignment of the Collateral Security Document and UCC-3 financing statements pursuant to the Mortgage Loan Purchase Agreements or (ii) any failure of the Special Servicer or any sub-servicer, agent of or counsel to the Special Servicer to conduct a Foreclosure in accordance with the terms of this Agreement and applicable law, and none of the Trustee, the Custodian or the Certificate Administrator shall be required to take any action in connection with any of the foregoing matters referred to in clauses (i) and (ii) above (except to the extent otherwise expressly required pursuant to this Agreement). The Trustee, the Custodian and the Certificate Administrator shall not at any time have any responsibility or liability for or with respect to the legality, ownership, title, validity or enforceability of the Mortgage or Collateral Security Documents or the Mortgage Loan or the Companion Loans, or the perfection, sufficiency and priority of the Mortgage or Collateral Security Documents or the maintenance of any such perfection and priority, or for or with respect to the efficacy of the Trust Fund or its ability to generate the payments to be distributed to Certificateholders under this Agreement, including, without limitation, the existence, condition and ownership of the Properties; the existence and enforceability of any hazard insurance thereon; the validity of the assignment of the Mortgage Loan to the Trust; the performance or enforcement of the Mortgage Loan (other than with respect to the Servicer or the Special Servicer, if the Trustee shall assume the duties of the Servicer and/or the Special Servicer, respectively, pursuant to Section 7.2 and then only to the extent of the obligations of the Servicer or the Special Servicer, as applicable, hereunder); the compliance by the Depositor, the Borrowers, the Servicer, the Special Servicer or the Operating Advisor with any warranty or representation made under this Agreement or in any related document or the accuracy of any such warranty or representation made under this Agreement or in any related document prior to the Trustee’s, the Custodian’s or the Certificate Administrator’s, as applicable, receipt of notice or actual knowledge of any noncompliance therewith or any breach thereof (provided, that the Trustee, the Custodian and the Certificate Administrator shall have no obligation to investigate a breach of any such warranty or representation); any investment of monies by or at the direction of the Servicer or the Special Servicer or any loss resulting therefrom; the failure of the Servicer, the Special Servicer or the Operating Advisor or any sub-servicer to act or perform any duties required of it hereunder; or any action by the Trustee, the Custodian or the Certificate Administrator taken at the direction of the Servicer or the Special Servicer (other than with respect to the Trustee, if the Trustee shall assume the duties of the Servicer or the Special Servicer, respectively); provided, that the foregoing shall not relieve the Trustee, the Custodian or the Certificate Administrator, as applicable, of its obligation to perform its duties under this Agreement. Except with respect to a claim based on the Trustee’s, the Custodian’s or the Certificate Administrator’s negligent action, negligent failure to act or willful misconduct (or such other standard of care as may be provided herein with respect to any particular matter), no recourse shall be had for any claim based on any provisions of this Agreement, the Certificates, the Mortgage, the Properties, the Collateral Security Documents or the Mortgage Loan or assignment thereof against the Trustee, the Custodian or the Certificate Administrator, as applicable, in its respective individual capacity, and none of the Trustee, the Custodian or the Certificate Administrator shall have any personal obligation, liability or duty whatsoever to any Certificateholder or any other Person with respect to any such claim, and any such claim shall be asserted solely against the Trust Fund or any indemnitor who shall furnish indemnity as provided in this Agreement. None of the Trustee, the Custodian or the Certificate Administrator shall have any responsibility for filing any financing or continuation statements in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted to it hereunder or to record this Agreement (unless, with respect to the Trustee, the Trustee shall have become the successor Servicer or Special Servicer). None of the Trustee, the Custodian or the Certificate Administrator shall be accountable for the use or application by the Depositor of any of the Certificates issued to it or of the proceeds of such Certificates, or for the use or application of any funds paid to the Depositor in respect of the assignment of the Mortgage Loan to the Trust Fund, or any funds deposited in or withdrawn from the Collection Account or any account maintained by or on behalf of the Servicer or the Special Servicer, as applicable (except to the extent that the Collection Account is held by the Trustee, the Custodian or the Certificate Administrator in its commercial capacity), or for investment of such amounts (other than investments made with the Trustee, the Custodian or the Certificate Administrator in their commercial capacity).

The Trustee, the Custodian and the Certificate Administrator, by reason of the action or inaction of its directors, officers, members, managers, partners, employees or agents shall have no liability to the Trust, the Certificateholders or the Companion Loan Holders for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement or for actions taken or not taken at the direction of Certificateholders or the Companion Loan Holders, or for errors in judgment; provided, that this provision shall not protect the Trustee, the Custodian, the Certificate Administrator or any such Person against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence of the Trustee, the Custodian, the Certificate Administrator or any such Person. The Trustee, the Custodian, the Certificate Administrator in each of its capacities under this Agreement and any of their respective directors, officers, members, managers, partners, employees, Affiliates, agents or Controlling Persons shall be indemnified by the Trust Fund pursuant to Section 3.4(c) out of amounts on deposit in the Collection Account, and held harmless against any loss, liability, claim, demand or expense (including, without limitation, reasonable attorneys’ fees and any expenses incurred in connection with the pursuit of enforcement of any indemnity afforded to such party hereunder) incurred in connection with or related to the Trustee’s, the Custodian’s or the Certificate Administrator’s performance of its powers and duties under this Agreement (including, without limitation, performance under Section 8.1 hereof), the Mortgage Loan, the Companion Loans, the Properties or the Certificates; provided, that this provision shall not protect the Trustee, the Custodian, the Certificate Administrator or any such Person against any breach of its representations or warranties made in this Agreement or any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence of the Trustee, the Custodian, the Certificate Administrator or any such Person. The indemnification provided hereunder shall survive the resignation or removal of the Trustee, the Custodian or the Certificate Administrator and the termination of this Agreement. Anything herein to the contrary notwithstanding, the Trustee shall be responsible for its acts or failure to act as Servicer and/or Special Servicer during the time the Trustee is serving as such pursuant and subject to the terms of this Agreement.

With respect to a Companion Loan, the expenses, costs and liabilities described in the previous paragraph that are allocable to such Companion Loan pursuant to the terms of the Intercreditor Agreement shall be paid out of amounts allocated to such Companion Loan in accordance with the expense allocation provision of the Intercreditor Agreement. If such amounts relating to such Companion Loan are insufficient, then any deficiency shall be paid from amounts on deposit in the Collection Account with respect to the Mortgage Loan; provided that the Servicer shall, after receiving payment from amounts on deposit in the Collection Account with respect to the Mortgage Loan, if any, to (i) promptly notify the Companion Loan Holders and (ii) use commercially reasonable efforts to exercise on behalf of the Trust the rights of the Trust under the Intercreditor Agreement to obtain reimbursement for the portion of such amount allocable to the Companion Loans on a Pro Rata and Pari Passu Basis.

8.4.          Trustee, Custodian and Certificate Administrator May Own Certificates. The Trustee, the Custodian and the Certificate Administrator in their individual or any other capacity may become the owner or pledgee of Certificates with the same rights, powers, and privileges as it would have if it were not the Trustee, the Custodian or the Certificate Administrator, as applicable.

8.5.          Trustee’s, Custodian’s and Certificate Administrator’s Fees and Expenses. The Trustee and the Certificate Administrator shall be entitled to the Trustee Fee and the Certificate Administrator Fee, respectively payable pursuant to Section 3.4(c). The Certificate Administrator Fee and the Trustee Fee (which shall not be limited to any provision of law in regard to the compensation of a trustee of an express trust) shall constitute the Certificate Administrator’s and the Trustee’s sole form of compensation, respectively (unless otherwise set forth herein) for all services rendered by it in the execution of the trust hereby created and in the exercise and performance of any of the powers and duties of the Certificate Administrator and the Trustee hereunder. The Trustee Fee shall be paid monthly by the Certificate Administrator out of amounts received by the Certificate Administrator as the Certificate Administrator Fee. The Trustee, the Custodian and the Certificate Administrator shall be entitled to be reimbursed for all reasonable expenses, disbursements and advances incurred or made by it in accordance with any of the provisions of this Agreement (including the fees and expenses of its counsel and of all Persons not regularly in its employ), provided such cost would qualify as an “unanticipated expense incurred by the REMIC” within the meaning of the REMIC Provisions, except any such expense, disbursement or advance as may arise from its negligence, willful misconduct or bad faith or which is expressly the responsibility of a Certificateholder or Certificateholders hereunder, all of which reimbursements to be paid from amounts on deposit in the Collection Account pursuant to Section 3.4(c); provided, that none of the Trustee, the Custodian or the Certificate Administrator shall refuse to perform any of its obligations hereunder solely as a result of the failure to be paid any fees and expenses so long as (a) payment of such fees and expenses are reasonably assured to it or (b) to the extent that the Trustee’s obligation hereunder is expressly contingent upon receipt of an indemnity from the Certificateholders, that it has received that indemnity. The Trustee, the Custodian and the Certificate Administrator shall provide the Servicer with an invoice, on or prior to each Loan Payment Date, setting forth the actual expenses incurred in connection with the performance of its duties hereunder for which it seeks payment or reimbursement. Notwithstanding any other provision of this Agreement, none of the Trustee, the Custodian or the Certificate Administrator shall be entitled to reimbursement from the Trust for an expense incurred under this Agreement in connection with the performance of its ordinary and regularly recurring duties hereunder unless such reimbursement is expressly provided for herein or otherwise permitted hereunder.

8.6.          Eligibility Requirements for the Trustee, the Custodian and the Certificate Administrator; Errors and Omissions Insurance. (a)  Each of the Trustee, the Custodian and the Certificate Administrator hereunder shall at all times be a corporation, association or trust company organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under this Agreement, which has, a combined capital and surplus of at least $50,000,000 and a rating on its unsecured long-term debt of at least “A2” by Moody’s, “A-” by Fitch and, if rated by KBRA, an equivalent rating from KBRA and is subject to supervision or examination by federal or state authority and shall not be an Affiliate of the Servicer, the Special Servicer or the Operating Advisor (except, with respect to the Servicer and/or Special Servicer, during any period when the Trustee has assumed the duties of the Servicer and/or Special Servicer pursuant to Section 7.2). If a corporation, association or trust company publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for purposes of this Section the combined capital and surplus of such entity shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. In the event that the place of business from which the Trustee, the Custodian or the Certificate Administrator, as applicable, administers the Trust Fund is a state or local jurisdiction that imposes a tax on the Trust, the Trustee, the Custodian or the Certificate Administrator, as applicable, shall elect either to (i) resign immediately in the manner and with the effect specified in Section 8.7, (ii) pay such tax from its own funds and continue as Trustee, Custodian or Certificate Administrator, as applicable, or (iii) administer the Trust Fund from a state and local jurisdiction that does not impose such a tax. In case at any time the Trustee, the Custodian or the Certificate Administrator, as applicable, shall cease to be eligible in accordance with the provisions of this Section, the Trustee, the Custodian or the Certificate Administrator, as applicable, shall resign immediately in the manner and with the effect specified in Section 8.7.

(b)           The Trustee, the Custodian and the Certificate Administrator shall each obtain and maintain at its own expense, and keep in full force and effect throughout the term of this Agreement, a blanket fidelity bond and an errors and omissions insurance policy covering the Trustee’s, the Custodian’s or Certificate Administrator’s, as applicable, directors, officers and employees acting on behalf of the Trustee, the Custodian or the Certificate Administrator, as applicable, in connection with its activities under this Agreement; provided that such applicable error and omissions insurance policy must be issued by an insurer with Qualified Insurer Ratings. Such insurance policy shall protect the Trustee, the Custodian and the Certificate Administrator, as applicable, against losses, forgery, theft, embezzlement, fraud, errors and omissions of such covered Persons. The amount of coverage shall be at least equal to the coverage that is required by applicable governmental authorities having regulatory power over the Trustee, the Custodian or the Certificate Administrator, as applicable. If any such bond or policy ceases to be in effect, the Trustee, the Custodian or the Certificate Administrator, as applicable, shall obtain a comparable replacement bond or policy. In lieu of the foregoing, the Trustee, the Custodian and the Certificate Administrator shall each be entitled to self-insure with respect to such risks so long as the Trustee, the Custodian or the Certificate Administrator, as applicable, is rated at least “A3” by Moody’s.

8.7.          Resignation and Removal of the Trustee, the Custodian or the Certificate Administrator. Each of the Trustee, the Custodian and the Certificate Administrator may at any time resign and be discharged from the trusts hereby created by (i) giving written notice of resignation to the Depositor, the Borrowers, the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator (in the case of the Trustee), the Trustee (if other than the Certificate Administrator), the Custodian (if other than the Certificate Administrator), the Certificate Registrar (if other than the Certificate Administrator), the Companion Loan Holders and the 17g-5 Information Provider (who shall promptly post to the 17g-5 Information Provider’s Website) and by mailing notice of resignation by first Class mail, postage prepaid, to the Certificateholders and the Companion Loan Holders at their addresses appearing on the Certificate Register or, in the case of the Companion Loan Holders, otherwise provided to the Certificate Administrator, not less than 60 days before the date specified in such notice when, subject to Section 8.8, such resignation is to take effect, and (ii) acceptance by a successor Trustee, successor Custodian or successor Certificate Administrator, as applicable, appointed by the Depositor in accordance with Section 8.8 meeting the qualifications set forth in Section 8.6. Upon such notice of resignation, the Depositor shall promptly appoint a successor Trustee, successor Custodian or successor Certificate Administrator, as applicable. If no successor Trustee, successor Custodian or successor Certificate Administrator shall have been so appointed and shall have accepted appointment within 60 days after the giving of such notice of resignation, the resigning Trustee, Custodian or Certificate Administrator, as applicable, may petition any court of competent jurisdiction for the appointment of a successor Trustee, Custodian or Certificate Administrator, as applicable.

If at any time any of the following occur: (x) the Trustee, the Custodian or the Certificate Administrator shall cease to be eligible in accordance with the provisions of Section 8.6 and shall fail to resign after written request for such party’s resignation by the Depositor, the Servicer, the Special Servicer or the Operating Advisor, as applicable; (y) the Trustee, the Custodian or the Certificate Administrator shall materially default in the performance of its obligations under this Agreement; or (z) if at any time the Trustee, the Custodian or the Certificate Administrator shall become incapable of action, or shall be adjudged a bankrupt or insolvent, or a receiver of the Trustee, the Custodian or the Certificate Administrator or of either of their property shall be appointed, or any public officer shall take charge or control of the Trustee, the Custodian or Certificate Administrator or of its property or affairs for the purpose of rehabilitation, conservation or liquidation then, in any such case, (1) the Depositor may remove the Trustee, the Custodian or the Certificate Administrator, as applicable, and appoint a successor Trustee, Custodian or Certificate Administrator, as applicable, by written instrument, in duplicate, executed by an authorized officer of the Depositor, one copy of which instrument shall be delivered to the Trustee, the Custodian or the Certificate Administrator, as applicable, so removed and one copy to the successor Trustee, Custodian or Certificate Administrator, as applicable, or (2) any Certificateholder who has been a bona fide Certificateholder for at least six months may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Trustee, the Custodian or the Certificate Administrator and the appointment of a successor thereto. Such court may thereupon, after such notice, if any, as it may deem proper and prescribe, remove the Trustee, the Custodian or the Certificate Administrator, as applicable, which removal and appointment shall become effective upon acceptance of appointment by a successor thereto as provided in Section 8.8. The successor Trustee, Custodian or Certificate Administrator, as applicable so appointed by such court shall immediately and without further act be superseded by any successor Trustee, Custodian or Certificate Administrator, as applicable, appointed by the Certificateholders as provided below within one year from the date of appointment by such court. Holders of Certificates evidencing, in the aggregate, not less than a majority of the Voting Rights of the outstanding Certificates, may at any time upon not less than 30 days’ written notice remove the Trustee, the Custodian or the Certificate Administrator and appoint a successor Trustee, Custodian or Certificate Administrator, as applicable, by written instrument or instruments, in triplicate, signed by such Holders or their attorney-in-fact duly authorized, one complete set of which instrument or instruments shall be delivered to the Depositor (with a copy to the Servicer, the Special Servicer and the Operating Advisor), one complete set to the Trustee, the Custodian or the Certificate Administrator, as applicable, so removed and one complete set to the successor(s) so appointed; provided, that the costs and expenses associated with such removal of the Trustee, the Custodian or the Certificate Administrator without cause shall be paid by such Holders. Notice of any removal of the Trustee, the Custodian or the Certificate Administrator and acceptance of appointment by the successor thereto shall be given to the Companion Loan Holders and the 17g-5 Information Provider (which shall promptly post the same to the 17g-5 Information Provider’s Website) by the successor Certificate Administrator. No removal of the Trustee, the Custodian or the Certificate Administrator shall be effective until all reasonable fees, costs, expenses and Advances (including interest thereon), together with any other amounts owing to such party have been paid to such party in full. If no successor Trustee, successor Custodian or successor Certificate Administrator shall have been so appointed and shall have accepted appointment within 90 days after the giving of such notice of removal, the removed Trustee, Custodian or Certificate Administrator, as applicable, may petition any court of competent jurisdiction for the appointment of a successor Trustee, Custodian or Certificate Administrator, as applicable, at the expense of the Trust Fund.

Any resignation or removal of the Trustee, the Custodian or Certificate Administrator and appointment of a successor trustee, successor custodian or successor certificate administrator shall not become effective until acceptance of the appointment by the successor Trustee, successor Custodian or successor Certificate Administrator, as applicable, as provided in Section 8.8. Upon any resignation or removal of the Certificate Administrator, the Certificate Administrator shall also resign or be removed in its capacity as Custodian hereunder.

8.8.          Successor Trustee, Successor Custodian or Successor Certificate Administrator. Any successor Trustee or Certificate Administrator appointed as provided in Section 8.7 shall execute, acknowledge and deliver to each other party to this Agreement and to its predecessor trustee or certificate administrator an instrument (i) accepting such appointment hereunder and (ii) making the representations and warranties of the Trustee, Certificate Administrator or Custodian, as applicable, as provided in Section 2.3, 2.4 and 2.5, respectively, and thereupon the resignation or removal of the predecessor trustee, certificate administrator or custodian, as applicable, shall become effective and such successor Trustee, Certificate

Administrator or Custodian, as applicable, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as trustee, certificate administrator or custodian herein. The predecessor custodian shall deliver or cause to be delivered to the successor Custodian the Mortgage File and related documents and statements held by it hereunder, and the Depositor, the Servicer, the Special Servicer, the Operating Advisor and the predecessor trustee, custodian or certificate administrator shall execute and deliver such instruments and do such other things as may reasonably be required for more fully and certainly vesting and confirming in the successor Trustee, Custodian or Certificate Administrator all such rights, powers, duties and obligations.

No successor Trustee, Custodian or Certificate Administrator shall accept appointment as provided in this Section unless at the time of such acceptance such successor Trustee, Custodian or Certificate Administrator shall be eligible under the provisions of Section 8.6 and its appointment shall not result in the qualification, downgrading, or withdrawal of the current rating of any Class of the Certificates (prior to the resignation or termination of the Trustee, Custodian or Certificate Administrator).

Upon acceptance of appointment by a successor Trustee, Custodian or Certificate Administrator as provided in this Section, the successor Trustee, Custodian or Certificate Administrator shall mail notice of the succession of such entity hereunder to all Holders of Certificates at their addresses as shown in the Certificate Register, the Companion Loan Holders, the Depositor, the Borrowers and the Rating Agencies.

8.9.          Merger or Consolidation of the Trustee, the Custodian or the Certificate Administrator. Any Person into which the Trustee, the Custodian or the Certificate Administrator may be merged or converted or with which either may be consolidated or any Person resulting from any merger, conversion or consolidation to which the Trustee, the Custodian or the Certificate Administrator shall be a party, or any Person succeeding to all or substantially all of the corporate trust business of the Trustee, the Custodian or the Certificate Administrator shall be the successor of such party hereunder; provided that such Person shall be eligible under the provisions of Section 8.6, without the execution or filing of any paper or further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

8.10.        Appointment of Co-Trustee or Separate Trustee. (a)  At any time or times, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Properties may at the time be located or in which any action of the Trustee may be required to be performed or taken, the Trustee, the Depositor or the Holders of Certificates evidencing, in the aggregate, a majority of the Voting Rights of the outstanding Certificates, by an instrument in writing signed by it or them, may appoint one or more individuals or corporations to act as separate trustee or separate trustees or co-trustees, acting jointly with the Trustee, of all or any part of the Properties, to the full extent that local law makes it necessary for such separate trustee or separate trustees or co-trustee acting jointly with the Trustee to act. The fees and expenses of any separate trustee or co-trustee shall be paid by the Trust Fund pursuant to Section 3.4(c).

(b)           The Trustee shall execute, acknowledge and deliver all such instruments as may be required by the legal requirements of any jurisdiction or by any such separate trustee or separate trustees or co-trustee for the purpose of more fully conferring such title, rights or duties to such separate trustee or separate trustees or co-trustee, it, he, she or they shall be vested with such title to the Properties or any part thereof, and with such rights, powers, duties and obligations as shall be specified in the instrument of appointment, and such rights, powers, duties and obligations shall be conferred or imposed upon and exercised or performed by the Trustee, or the Trustee and such separate trustee or separate trustees or co-trustees jointly with the Trustee subject to all the terms of this Agreement, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed shall be exercised and performed by such separate trustee or separate trustees or co-trustee, as the case may be. Any separate trustee or separate trustees or co-trustee may, at any time by an instrument in writing, constitute the Trustee, its attorney-in-fact and agent with full power and authority to do all acts and things and to exercise all discretion on its behalf and in its, her or his name. In the event that any such separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, the title to the Properties and all assets, property, rights, powers, duties and obligations of such separate trustee or co-trustee shall, so far as permitted by law, vest in and be exercised by the Trustee, without the appointment of a successor to such separate trustee or co-trustee unless and until a successor is appointed.

(c)           All provisions of this Agreement which are for the benefit of the Trustee and the Certificate Administrator shall extend to and apply to each separate trustee or co-trustee appointed pursuant to the foregoing provisions of this Section 8.10, and to the Trustee and Certificate Administrator in each capacity that either may assume hereunder, including without limitation, the Certificate Administrator’s capacity as Certificate Administrator, Custodian, Certificate Registrar, 17g-5 Information Provider and Authenticating Agent, as applicable.

(d)           Every co-trustee and separate trustee hereunder shall, to the extent permitted by law, be appointed and act and the Trustee shall act, subject to the following provisions and conditions: (i) all powers, duties, obligations and rights conferred upon the Trustee in respect of the receipt, custody, investment and payment of monies shall be exercised solely by the Trustee; (ii) all other rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed and exercised or performed by the Trustee and such co-trustee or trustees and separate trustee or trustees jointly except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed, the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations shall be exercised and performed by such co-trustee or trustees; (iii) no power hereby given to, or exercisable by, any such co-trustee or separate trustee shall be exercised hereunder by such co-trustee or separate trustees except jointly with, or with the consent of, the Trustee; and (iv) no trustee hereunder shall be personally liable by reason of any act or omission of any other trustees hereunder.

If, at any time, the Trustee shall deem it no longer necessary or prudent in order to conform to any such law, the Trustee shall execute and deliver all instruments and agreements necessary or proper to remove any co-trustee or separate trustee. Notwithstanding the foregoing, the appointment of a co-trustee or separate trustee by the Trustee shall not relieve the Trustee of its obligations, duties, or responsibilities in any way or to any degree.

(e)            Any request, approval or consent in writing by the Trustee to any co-trustee or separate trustee shall be sufficient warrant to such co-trustee or separate trustee, as the case may be, to take such action as may be so required, approved or consented to.

(f)            Notwithstanding any other provision of this Section 8.10, the powers of any co-trustee or separate trustee shall not exceed those of the Trustee hereunder, and such co-trustee or separate trustee must meet the eligibility requirements set forth in Section 8.6.

8.11.        Appointment of Authenticating Agent. (a)  The Certificate Administrator may appoint an agent or agents which shall be authorized to act on behalf of the Certificate Administrator to authenticate Certificates (each such agent, an “Authenticating Agent”), and Certificates so authenticated shall be entitled to the benefits of this Agreement and shall be valid and obligatory for all purposes as if authenticated by the Certificate Administrator hereunder. Wherever a reference is made in this Agreement to the authentication and delivery of Certificates by the Certificate Administrator or the Certificate Administrator’s certificate of authentication, such reference shall be deemed to include authentication and delivery on behalf of the Certificate Administrator by an Authenticating Agent and a certificate of authentication executed on behalf of the Certificate Administrator by an Authenticating Agent. Each Authenticating Agent shall, at all times, be a corporation or association organized and doing business under the laws of the United States of America, any State thereof or the District of Columbia, authorized under such law to act as Authenticating Agent, having a combined capital and surplus of not less than $15,000,000, authorized under such laws to do trust business and subject to supervision or examination by federal or state authorities. If such Authenticating Agent publishes reports of condition at least annually, pursuant to law or to the requirements of said supervising or examining authority, then for the purposes of this Section the combined capital and surplus of such Authenticating Agent shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If, at any time, an Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section, such Authenticating Agent shall resign immediately in the manner and with the effect specified in this Section. The initial Authenticating Agent shall be the Certificate Administrator.

(b)           Any Person into which an Authenticating Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which such Authenticating Agent shall be a party, or any Person succeeding to the corporate agency business of an Authenticating Agent, shall continue to be an Authenticating Agent, provided such Person shall be otherwise eligible under this Section, without the execution or filing of any paper or any further act on the part of the Certificate Administrator or the Authenticating Agent.

(c)           An Authenticating Agent may resign at any time by giving at least 30 days’ advance written notice thereof to the Certificate Administrator, the Servicer or Special Servicer, as applicable and the Depositor. The Certificate Administrator may at any time terminate the agency of an Authenticating Agent by giving written notice thereof to such Authenticating Agent, the Servicer or Special Servicer, as applicable and the Depositor. Upon receiving such a notice of resignation or upon such a termination, or in case at any time such Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section, the Certificate Administrator may appoint a successor Authenticating Agent and shall mail written notice of such appointment by first class mail, postage prepaid to all Certificateholders as their names and addresses appear in the Certificate Register. Any successor Authenticating Agent upon acceptance of its appointment hereunder shall become vested with all the rights, powers and duties of its predecessor hereunder, with like effect as if originally named as an Authenticating Agent herein. No successor Authenticating Agent shall be appointed unless eligible under the provisions of this Section.

8.12.        Indemnification by Trustee, Custodian and the Certificate Administrator. The Trustee, the Custodian and the Certificate Administrator, as applicable, severally and not jointly, shall indemnify and hold harmless the Trust, each other party to this Agreement and the Companion Loan Holders from and against any claims, losses, liabilities, damages, penalties, fines, forfeitures, reasonable legal fees and expenses and related costs, judgments and other costs and expenses incurred by the Trust, the Servicer, the Special Servicer, the Depositor, the Operating Advisor or the Companion Loan Holders, as applicable, that arise out of or are based upon (i) a breach by the Trustee, the Custodian or the Certificate Administrator, as applicable, of its representations and warranties under this Agreement or (ii) negligence, bad faith or willful misconduct on the part of the Trustee, the Custodian or the Certificate Administrator, as applicable, in the performance of its obligations under this Agreement or its negligent disregard of its obligations and duties under this Agreement.

8.13.        Certificate Administrator and Servicer Not Responsible for Inconsistent Payment Information. In connection with any Distribution Date and a voluntary prepayment or the payment at maturity by the Borrowers of the Mortgage Loan or any portion thereof, the Certificate Administrator shall report the amount of such prepayment or payment to the Depository based on information received from the Servicer or Special Servicer in reliance on notices received from the Borrowers. In the event of any inconsistencies in payments or prepayments made by the Borrowers with the previously delivered notices by the Borrowers, all costs and expenses incurred as a result of a failure by the Borrowers to make any such payments or prepayment, shall be paid by the Borrowers in accordance with the Loan Agreement provided that the amount of payment reported to the Depository by the Certificate Administrator was consistent with the information received from the Servicer or Special Servicer. If the Borrowers fail to do so, such costs and expenses shall be reimbursed to the Certificate Administrator and to the Servicer or Special Servicer, as applicable, by the Trust pursuant to Section 3.4(c) from funds on deposit in the Collection Account. Neither the Certificate Administrator, the Servicer nor the Special Servicer shall be liable for any inability or delay of the Depository to make a distribution as a result of such inconsistencies. Notwithstanding the foregoing, the Certificate Administrator shall notify the Depository on the Remittance Date or as soon as reasonably possible of any such inconsistencies.

8.14.        Access to Certain Information. (a)  The Certificate Administrator shall afford to any Privileged Person and to the Office of the Comptroller of the Currency, the FDIC and any other banking or insurance regulatory authority that may exercise authority over any Certificateholder, access to any documentation regarding the Mortgage Loan or the other assets of the Trust Fund that are in its possession or within its control (or, upon request, make copies thereof available to any Privileged Person at the reasonable cost and expense of such Privileged Person). Such access shall be afforded without charge but only upon reasonable prior written request and during normal business hours at the offices of the Certificate Administrator.

(b)           The Certificate Administrator shall make available to Privileged Persons, via the Certificate Administrator’s Website, the following items (provided that with respect to items not prepared by the Certificate Administrator, the Certificate Administrator shall make such items available only to the extent it has received such items in a readable, uploadable and unlocked electronic format (including, HTML, Word, Excel or searchable PDF)):

(i)            The following “deal documents”:

(A)      the Offering Circular;

(B)      this Agreement, each sub-servicing agreement delivered to the Certificate Administrator since the Closing Date (if any), the Mortgage Loan Purchase Agreements and any amendments and exhibits hereto or thereto; and

(C)      the CREFC® Loan Setup File delivered by the Servicer to the Certificate Administrator;

(ii)            The following “periodic reports”:

(A)     all Distribution Date Statements prepared by the Certificate Administrator pursuant to Section 4.4(a);

(B)      all CREFC® Reports prepared by, or delivered to, the Certificate Administrator pursuant to Section 3.18(a) (other than the CREFC® Loan Setup File); and

(C)      all Operating Advisor Annual Reports provided by the Operating Advisor to the Certificate Administrator;

(iii)           The following “additional documents”:

(A)     summaries of Asset Status Reports delivered to the Certificate Administrator pursuant to Section 3.10;

(B)      all inspection reports delivered to the Certificate Administrator pursuant to Section 3.22;

(C)      all Appraisals delivered to the Certificate Administrator pursuant to Section 3.7(a); and

(D)      the CREFC® Appraisal Reduction Template;

(iv)          The following “special notices”:

(A)     any notice of final payment on the Certificates delivered to the Certificate Administrator pursuant to Section 4.1(e);

(B)      any notice of termination of the Servicer or the Special Servicer delivered by the Certificate Administrator pursuant to Section 7.1(c);

(C)      any notice of a Servicer Termination Event or Special Servicer Termination Event delivered by the Certificate Administrator pursuant to Section 7.1(b);

(D)      any request by the applicable requisite percentage of Certificateholders for a vote to terminate the Special Servicer pursuant to Section 7.1(g) or the Operating Advisor pursuant to Section 9.5(l);

(E)      any notice to Certificateholders of the Operating Advisor’s recommendation to replace the Special Servicer and the related report prepared by the Operating Advisor in connection with such recommendation;

(F)      any notice of resignation or termination of the Operating Advisor and notice of the acceptance of appointment by the successor Operating Advisor;

(G)      any notice of resignation of the Trustee, Custodian or Certificate Administrator and any notice of the acceptance of appointment by the successor Trustee, successor Custodian or successor Certificate Administrator pursuant to Section 8.7, as applicable;

(H)      any and all Officer’s Certificates and other evidence delivered to or by the Certificate Administrator to support its or the Servicer’s, as the case may be, determination that any Advance was (or, if made, would be) a Nonrecoverable Advance, pursuant to Section 3.23(f);

(I)       any notice that a Subordinate Control Period has ended or has been reinstated or that Subordinate Consultation Period or Operating Advisor Consultation Period has occurred or is terminated;

(J)       any notice of the occurrence of an Operating Advisor Termination Event or the termination of the Operating Advisor following the same;

(K)      any Special Notice delivered to the Certificate Administrator pursuant to Section 5.6;

(L)      any Assessment of Compliance delivered to the Certificate Administrator;

(M)     any Attestation Reports delivered to the Certificate Administrator;

(N)      any amendment to this Agreement pursuant to Section 12.1(f).

(O)      any amendment to the Intercreditor Agreement;

(P)      [Reserved];

(Q)      notice of any request by the holders of Certificates evidencing at least 25% of the Voting Rights of the Certificates to terminate and replace the Special Servicer;

(R)      any notice of prepayment from the Borrowers that has been delivered to the Certificate Administrator; and

(S)      any notice or documents provided to the Certificate Administrator by the Depositor or the Servicer directing the Certificate Administrator to post to the “Special notices” tab; and

(v)           the “Investor Q&A Forum” pursuant to Section 4.5(a);

(vi)          solely to Certificateholders and Beneficial Owner of Certificates, the “Investor Registry” pursuant to Section 4.5(b);

(vii)         the “US Risk Retention Special Notices” tab relating to any notices as to ongoing compliance by the Third Party Purchaser or any other Holder of the Class HRR Certificates with the retention and hedging covenants in any agreement between the Third Party Purchaser and the Retaining Sponsor in respect of compliance with credit risk retention regulations.

To the extent notice of any of the following is provided by the Retaining Sponsor, the “US Risk Retention Special Notices” tab shall include: (A) the fair value of the Class HRR Certificates as of the Closing Date and the fair value of the “eligible horizontal residual interest” (as such term is defined in the Credit Risk Retention Rules) that the Retaining Sponsor would have been required to retain under the Credit Risk Retention Rules; (B) any material differences between (a) the valuation methodology or any of the key inputs and assumptions that were used in calculating the fair value or range of fair values disclosed in the preliminary version of the Offering Circular under the heading “Credit Risk Retention” prior to the pricing of the Certificates and (b) the valuation methodology or the key inputs and assumptions that were used in calculating the fair values referred to in clause (A) above; and (C) any noncompliance of the applicable Credit Risk Retention Rules by the Third Party Purchaser or a successor third party purchaser as and to the extent the Retaining Sponsor is required to disclose the same under the Credit Risk Retention Rules. The Certificate Administrator shall, in addition to posting the applicable notices on the “US Risk Retention Special Notices” tab, provide e-mail notification to any Privileged Person (other than certain financial market information providers set forth in Section 3.21(b)) that has registered to receive access to the Certificate Administrator’s Website that a notice has been posted to the “US Risk Retention Special Notices” tab. In the event that the Retaining Sponsor determines that the Third Party Purchaser or any other Holder of the Class HRR Certificates no longer complies with certain specified provisions of the Credit Risk Retention Rules related to, as applicable, (a) number of third-party purchasers, (b) source of funds, (c) third-party review, (d) affiliation and control rights and (e) hedging, transfer and pledging, it shall send written notice of such non-compliance to the Certificate Administrator, who shall post such notice on its website under the “US Risk Retention Special Notices” tab.

In connection with providing, or causing to be provided, access to or copies of the items described in the preceding paragraph pursuant to this Section 8.14(b), the Certificate Administrator shall require: (a) in the case of Certificateholders, an Investor Certification executed by the requesting Person indicating that such Person is a Holder of Certificates and will keep such information confidential (except that such Certificateholder may provide such information to its auditors, legal counsel and regulators and to any other Person that holds or is contemplating the purchase of any Certificate or interest therein (provided that such other Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential)); and (b) in the case of a prospective purchaser of a Certificate or an interest therein or a licensed or registered investment advisor acting on behalf of such purchaser, an Investor Certification indicating that such Person is a prospective purchaser of a Certificate or an interest therein and is requesting the information for use in evaluating a possible investment in Certificates and will otherwise keep such information confidential.

Except as otherwise provided in this Agreement and subject to Section 6.3(a), the Certificate Administrator shall not be liable for providing or disseminating information in accordance with the terms of this Agreement. The Certificate Administrator shall not be responsible or have any liability for the completeness or accuracy of the information delivered, produced or otherwise made available pursuant to this Section 8.14(b) unless such information was produced by the Certificate Administrator. The Certificate Administrator has not obtained and shall not be deemed to have obtained actual knowledge of any information solely by virtue of its receipt and posting of information to the Certificate Administrator’s Website, unless the Certificate Administrator is the original source of such information. The obligations of the Certificate Administrator to provide access to those certain documents, information and other items described in this Section 8.14 shall extend only to those such documents, information and other items actually in possession of the Certificate Administrator. The Certificate Administrator may deny any of the foregoing Privileged Persons access to confidential information with respect to which the Certificate Administrator is restricted from disclosing by applicable law.

(c)                The Servicer and the Special Servicer may, in accordance with such reasonable rules and procedures as it may adopt, also make available through its website or otherwise, any CREFC® Reports and any additional information relating to the Mortgage Loan, the Companion Loans, the Properties or the Borrowers, for review by any Privileged Person, and subject to Section 12.17 and Section 12.18, the Rating Agencies, in each case except to the extent doing so is prohibited by this Agreement, the Intercreditor Agreement, applicable law or by the Loan Documents. Each of the Servicer and Special Servicer shall be entitled to (i) indicate the source of such information and affix thereto any disclaimer it deems appropriate in its discretion and/or (ii) require that the recipient of such information (A) except for the Depositor, the Operating Advisor and the Certificate Administrator, enter into an Investor Certification or other confidentiality agreement acceptable to the Servicer or Special Servicer, as the case may be, and (B) acknowledge that the Servicer or the Special Servicer may contemporaneously provide such information to any other Privileged Person. In addition, to the extent access to such information is provided via the Servicer’s or the Special Servicer’s website, the Servicer and the Special Servicer may require registration and the acceptance of a reasonable and customary disclaimer and/or an additional or alternative agreement as to the confidential nature of such information. In connection with providing access to or copies of the items described in this Section 8.14(c) to current and prospective Certificateholders the form of confidentiality agreement used by the Servicer or the Special Servicer, as applicable, shall require: (a) in the case of a Certificateholder or a licensed or registered investment advisor acting on behalf of such Certificateholder, an Investor Certification executed by the requesting Person indicating that such Person is a Holder of Certificates and will keep such information confidential (except that such Certificateholder may provide such information (x) to its auditors, legal counsel and regulators and (y) to any other Person that holds or is contemplating the purchase of any Certificate or interest therein (provided that such other Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential)); and (b) in the case of a prospective purchaser of Certificates or interests therein or a licensed or registered investment advisor acting on behalf of such prospective purchaser, an Investor Certification indicating that such Person is a prospective purchaser of a Certificate or an interest therein and is requesting the information for use in evaluating a possible investment in Certificates and will otherwise keep such information confidential.

Except as otherwise provided in this Agreement and subject to Section 6.3(a), none of the Trustee, the Operating Advisor, the Servicer or the Special Servicer shall be liable for the dissemination of information in accordance with this Agreement. None of the Trustee, the Certificate Administrator, the Operating Advisor, the Servicer or the Special Servicer shall be responsible or have any liability for the completeness or accuracy of the information delivered, produced or otherwise made available pursuant to this Section 8.14(c) unless such information was produced by the Trustee, the Operating Advisor, the Certificate Administrator, the Servicer or the Special Servicer, as applicable.

9.                  Certain matters relating to the controlling class representative and the OPERATING ADVISOR

9.1.          Selection and Removal of the Controlling Class Representative.

(a)           The Majority Controlling Class Certificateholders may elect the Controlling Class Representative.

(b)           The Controlling Class Representative shall be the representative selected by the Majority Controlling Class Certificateholders; provided that (A) if a majority of the Controlling Class, by Certificate Balance in the aggregate, is not directly or indirectly held by the Guarantor, the Sponsor, the Property Manager, an Affiliate of the Guarantor, the Sponsor or the Property Manager, or a Borrower or Borrower Party or any agent of the foregoing, then (i) absent such selection, (ii) until a Controlling Class Representative is so selected and is identified (with contact information) to the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee, or (iii) upon receipt by the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee of notice from the Majority Controlling Class Certificateholders that a Controlling Class Representative is no longer so designated, the Controlling Class Certificateholder that owns, and is identified (with contact information) to the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee as owning, the largest aggregate Certificate Balance of Certificates of the Controlling Class and represents that it is not the Guarantor, the Property Manager, the Sponsor, an Affiliate of any of the foregoing, a Borrower, a Borrower Party, or any agent of any of the foregoing shall be the Controlling Class Representative, and (B) if a majority of the Controlling Class by Certificate Balance in the aggregate, is directly or indirectly held by the Guarantor, the Sponsor, the Property Manager, an Affiliate of the Guarantor, Sponsor or Property Manager, or a Borrower or Borrower Party or any agent of the foregoing, then there shall be no Controlling Class Representative and a Subordinate Control Period and a Subordinate Consultation Period shall be deemed not to be in effect such that no Holder of the Controlling Class shall have any consent or consultation rights with respect to Major Decisions or any other matter under this Agreement. Each Holder of the Certificates of the Controlling Class shall be entitled to vote in each election of the Controlling Class Representative; provided that, for the avoidance of doubt, the Controlling Class Representative cannot be the Property Manager, the Guarantor, the Sponsor, an Affiliate of any of the foregoing, a Borrower, a Borrower Party, or an agent of any of the foregoing. The initial Controlling Class Representative shall be Prima Capital Advisors LLC, a New York limited liability company.

(c)                The Majority Controlling Class Certificateholders shall give written notice (which shall be required to include a statement that each Majority Controlling Class Certificateholder and the Controlling Class Representative is not the Property Manager, the Guarantor, the Sponsor, an Affiliate of any of the foregoing, a Borrower, a Borrower Party, or an agent of any of the foregoing) to the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee of the appointment of any initial and any subsequent Controlling Class Representative (in order to receive notices hereunder).

Prior to being recognized as the Controlling Class Representative, the initial Controlling Class Representative shall execute and deliver a certification substantially in the form of Exhibit K-3 to this Agreement certifying that it, and each of the Majority Controlling Class Certificateholders that appointed such Controlling Class Representative, is not the Guarantor, the Sponsor, the Property Manager, an affiliate of any of the Guarantor, the Sponsor or the Property Manager, or a Borrower or a Borrower Party. Upon the resignation or removal of the existing Controlling Class Representative, any successor Controlling Class Representative shall also deliver a certification substantially in the form of Exhibit K-3 to this Agreement prior to being recognized as the new Controlling Class Representative.

The Certificate Administrator, the Servicer, the Operating Advisor and the Special Servicer shall not be charged with knowledge of any affiliation of the Controlling Class Certificateholder or a majority of the Controlling Class by Certificate Balance with a Borrower Party unless and until it shall have received notice of such affiliation from the Controlling Class Certificateholder or a majority of the Controlling Class Certificateholders by Certificate Balance substantially in the form of Exhibit Y, upon which each party hereto may conclusively rely.

(d)           The Controlling Class Representative may be removed at any time by the written vote of the Majority Controlling Class Certificateholders, with or without cause, and a copy of the results of such vote must be delivered to the Trustee, the Certificate Administrator, the Operating Advisor, the Servicer and the Special Servicer.

(e)           Each Controlling Class Certificateholder is hereby deemed to have agreed by virtue of its purchase of a Certificate to provide its name and address to the Certificate Administrator and to notify the Certificate Administrator in writing of the transfer of any

Certificate of the Controlling Class, the selection of a Controlling Class Representative or the resignation or removal thereof. Any Certificateholder or its designee at any time is hereby deemed to have agreed by virtue of its purchase of a Certificate to notify the Certificate Administrator in writing when such Certificateholder or its designee is appointed Controlling Class Representative and when it is removed or resigns or if it becomes the Property Manager, the Guarantor, the Sponsor, an Affiliate of any of the foregoing, a Borrower, a Borrower Party, or an agent of any of the foregoing. Upon receipt of such notice, the Certificate Administrator shall forward such notice to the Special Servicer, the Servicer and the Operating Advisor, indicating the identity of the Controlling Class Representative and any resignation or removal thereof or if such Person has become the Property Manager, the Guarantor, the Sponsor, an Affiliate of any of the foregoing, a Borrower, a Borrower Party, or an agent of any of the foregoing. In addition, upon the request of the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Trustee shall provide the name of the then-current Controlling Class and a list of the Certificateholders (or Beneficial Owners, if applicable, at the expense of the requesting party) of the Controlling Class to such requesting party.

(f)            Once a Controlling Class Representative has been selected, each of the Depositor, the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee and each other Certificateholder (or Beneficial Owner, if applicable) shall be entitled to rely on such selection unless the Majority Controlling Class Certificateholders shall have notified each other party to this Agreement and each other Certificateholder of the Controlling Class, in writing, of the resignation of such Controlling Class Representative or the selection of a new Controlling Class Representative.

(g)           Until it receives written notice to the contrary, each party to this Agreement shall be entitled to rely on the most recent notification with respect to the identity of the Certificateholders of the Controlling Class and the Controlling Class Representative and any such party’s status as the Property Manager, the Guarantor, the Sponsor, an affiliate of the foregoing, a Borrower, a Borrower Party, or any agent of the foregoing.

(h)           The Controlling Class Representative shall be responsible for its own expenses.

9.2.          Limitation on Liability of Controlling Class Representative; Acknowledgements of the Certificateholders.

(a)           The Controlling Class Representative will have no liability to the Trust or Certificateholders for having acted in accordance with or as permitted by this Agreement.

(b)           Each Certificateholder acknowledges and agrees, by its acceptance of its Certificates, that: (i) the Controlling Class Representative and/or any Controlling Class Certificateholder may each have special relationships and interests that conflict with those of Holders of one or more other Classes of Certificates; (ii) the Controlling Class Representative and/or any Controlling Class Certificateholder may act solely in the interests of the Controlling Class; (iii) the Controlling Class Representative and the Controlling Class Certificateholders do not have any duties to the Trust or to the Holders of any Class of Certificates; (iv) the Controlling Class Representative and/or any Controlling Class Certificateholder may take actions that favor interests of the Controlling Class over the interests of the Holders of one or more other Classes of Certificates; (v) neither the Controlling Class Representative nor any Controlling Class Certificateholder shall have any liability whatsoever to the Trust, the other parties to this Agreement, the Certificateholders or any other Person for having acted in accordance with or as permitted under the terms of this Agreement; and (vi) the Holders of the Certificates may not take any action whatsoever against the Controlling Class Representative or any Controlling Class Certificateholder or any of their respective affiliates, directors, officers, shareholders, members, partners, agents or principals as a result of the Controlling Class Representative or the Controlling Class Certificateholders having acted in accordance with the terms of and as permitted under this Agreement.

9.3.          Rights and Powers of the Controlling Class Representative.

(a)           Notwithstanding anything herein to the contrary, (i) the Servicer shall not take any action constituting a Major Decision unless it has obtained the consent of the Special Servicer (which approval shall be deemed given if the Special Servicer does not object within ten (10) Business Days (or, in the case of a determination of an Acceptable Insurance Default, ninety (90) days) of receipt of the Servicer’s written analysis and recommendation together with any information in the possession of the Servicer that is reasonably required to make a decision regarding the subject action) and (ii) during any Subordinate Control Period, the Special Servicer shall not consent to the Servicer’s taking any action constituting a Major Decision, nor shall the Special Servicer itself take any such action, as to which the Controlling Class Representative has objected in writing within five (5) Business Days (or, in the case of a determination of an Acceptable Insurance Default, thirty (30) days) after receipt of the written recommendation and analysis from the Special Servicer, together with any information in the possession of the Special Servicer that is reasonably necessary to make a decision regarding the subject action (provided that if such written objection has not been received by the Special Servicer within such five (5) Business Day (or, in the case of a determination of an Acceptable Insurance Default, thirty (30) day) period, then the Controlling Class Representative shall be deemed to have approved such action); provided, that if the Special Servicer or the Servicer (if the Servicer is otherwise authorized by this Agreement to take such action), as applicable, determines that immediate action, with respect to a Major Decision, or any other matter requiring consent of, or consultation with, the Controlling Class Representative during any Subordinate Control Period or consultation with the Operating Advisor, is necessary to protect the interests of the Certificateholders, the Special Servicer or Servicer, as applicable, may take any such action without waiting for a response from the Controlling Class Representative (during any Subordinate Control Period) or Special Servicer, as applicable; provided, further, that the Special Servicer shall consult, solely on a non-binding basis (and consider alternative actions recommended by each such party), during any Subordinate Consultation Period, with the Controlling Class Representative with respect to any Major Decision.

In addition, during an Operating Advisor Consultation Period, the Special Servicer shall consult with the Operating Advisor (telephonically or electronically) on a non-binding basis in connection with any proposed Major Decision and consider alternative actions recommended by the Operating Advisor in respect of such Major Decision. In the event the Special Servicer receives no response from the Operating Advisor within ten (10) Business Days following the later of (i) its written request for input (which request is required to include the

Special Servicer’s written recommendation and analysis) on any required consultation and (ii) delivery of all such additional information reasonably requested by the Operating Advisor related to the subject matter of such consultation, the Special Servicer will not be obligated to consult with the Operating Advisor on the specific matter; provided, that the failure of the Operating Advisor to respond will not relieve the Special Servicer from consulting with the Operating Advisor on any future matters with respect to the Mortgage Loan.

(b)            In addition, during any Subordinate Control Period, subject to this Section 9.3(b) and the immediately following paragraph, the Controlling Class Representative may direct the Special Servicer to take, or to refrain from taking, such other actions with respect to the Mortgage Loan as the Controlling Class Representative may deem advisable. Notwithstanding anything herein to the contrary, the Special Servicer shall not follow any advice, direction or consultation provided by the Controlling Class Representative that would require or cause the Special Servicer to violate any provision of the Loan Documents, applicable law or this Agreement, including without limitation the Special Servicer’s obligation to act in accordance with Accepted Servicing Practices, or expose any Certificateholder, the Trust, the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee or their affiliates, officers, directors or agents to any claim, suit or liability, result in the imposition of a tax upon the Trust, cause either the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC under the Code or materially expand the scope of the Servicer’s or Special Servicer’s responsibilities hereunder. Furthermore, in addition to the rights of consent and consultation (as applicable) of the Controlling Class Representative as set forth in Section 9.3(a) above, it is understood and agreed that to the extent any other provision of this Agreement requires the provision of notice to, the obtaining of consent of, and/or consultation with, the Controlling Class Representative or otherwise provides for any right of the Controlling Class Representative thereunder, then none of the Trustee, the Certificate Administrator, the Operating Advisor, the Servicer or the Special Servicer shall be entitled to take any action (or omit to take any action) in contravention of the applicable rights of the Controlling Class Representative contained in such provision; provided, that this sentence is not intended to in any way (i) expand the rights of the Controlling Class Representative, (ii) limit the application of the immediately preceding sentence, (iii) remove any limitations on the exercise of such rights set forth in such other provisions, (iv) limit the Operating Advisor’s rights to consult with the Special Servicer as set forth in this Agreement, or (v) require the Certificate Administrator, the Servicer and/or the Special Servicer to send a notice to, obtain the consent of, or consult with a new Controlling Class Representative whose name and contact information have not yet been provided to the Certificate Administrator, the Servicer and/or the Special Servicer; and provided, further, that if such other provisions are in any way subject to this Section 9.3, then the exercise of such rights shall be subject to this Section 9.3(b) and the immediately following paragraph.

(c)            If the Special Servicer or Servicer, as applicable, determines that a refusal to consent by the Controlling Class Representative or any direction or advice from the Controlling Class Representative or the Operating Advisor would otherwise cause the Special Servicer or the Servicer, as applicable, to violate the terms of the Loan Documents, applicable law, provisions of the Code (resulting in the imposition of federal income tax on the Trust or causing either the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC under the Code) or this Agreement, including without limitation, Accepted Servicing Practices or materially expand the scope of the Servicer’s or Special Servicer’s responsibilities under this

Agreement, the Special Servicer or Servicer, as applicable, shall disregard such refusal to consent, direction or advice and notify the Controlling Class Representative, the Certificate Administrator and the 17g-5 Information Provider of its determination, including a reasonably detailed explanation of the basis therefor. The taking of, or refraining from taking, any action by the Servicer or Special Servicer in accordance with the direction of or approval of the Controlling Class Representative that does not violate the Loan Documents, any applicable law, provisions of the Code (resulting in the imposition of federal income tax on the Trust or causing either the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC under the Code) or violate Accepted Servicing Practices or any other provisions of this Agreement, shall not result in any liability on the part of the Servicer or the Special Servicer.

(d)            At any time other than during a Subordinate Control Period or a Subordinate Consultation Period, the Controlling Class Representative shall have no consultation rights under this Agreement and shall have no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Controlling Class Representative; provided, that the Controlling Class Representative (if and to the extent that it is a Certificateholder) will maintain the right to exercise its Voting Rights for the same purposes as any other Certificateholder under this Agreement.

(e)            The Servicer or the Special Servicer, as applicable, shall deliver to the Controlling Class Representative reasonable (as determined by the Servicer or the Special Servicer, as applicable) prior notice of any final decision with respect to any Major Decision, together with certain other information obtained or prepared by the Servicer or Special Servicer, as applicable, in connection with such proposed action. Upon the request of the Controlling Class Representative, the Servicer or the Special Servicer, as applicable, shall make a knowledgeable Servicing Officer available by telephone conference during regular business hours to verbally answer questions from the Controlling Class Representative during the five (5) Business Day (or thirty (30) day) approval period. The Controlling Class Certificateholder shall be entitled but not required to participate in any such telephone conference and shall not be required to answer questions. The Servicer or the Special Servicer, as applicable, will not be required to accept any advice from the Controlling Class Representative and will not take any action in response to a communication from the Controlling Class Representative unless the Servicer or the Special Servicer, as applicable, determines that no other action complies with the Accepted Servicing Practices.

(f)             The Special Servicer shall deliver to the Operating Advisor such reports, notices and other information produced or otherwise available to the Controlling Class Representative (other than any communications between the Controlling Class Representative and the Special Servicer that would be Privileged Information, and other than, if an Operating Advisor Consultation Period is not in effect, any Asset Status Reports that are not Final Asset Status Reports and any Major Decision written recommendation and analysis with respect to the Mortgage Loan if it is not a Specially Serviced Mortgage Loan), or Certificateholders generally, requested by the Operating Advisor in support of the performance of its obligations under this Agreement in electronic format.

(g)            In the event that no Controlling Class Representative has been appointed or identified to the Servicer or the Special Servicer, as applicable, and the Servicer or the Special Servicer, as applicable, has attempted to obtain such information from the Certificate Administrator and no such entity has been identified to the Servicer or the Special Servicer, as applicable, then until such time as the new Controlling Class Representative is identified, the Servicer or the Special Servicer, as applicable, shall have no duty to consult with, provide notice to, or seek the approval or consent of any such Controlling Class Representative.

(h)            With respect to any action requiring Controlling Class Representative consent under this Agreement, such consent shall be deemed given if the Controlling Class Representative does not respond to the applicable request for consent within 5 Business Days (or 30 days with respect to an Acceptable Insurance Default).

(i)             The Certificate Administrator shall notify the Operating Advisor, the Servicer and the Special Servicer within ten (10) Business Days of the existence or cessation of any Subordinate Consultation Period, Operating Advisor Consultation Period or Subordinate Control Period and the Servicer, the Special Servicer and the Operating Advisor shall be entitled to conclusively rely on such notice. Upon the Certificate Administrator’s determination that a Subordinate Consultation Period, Operating Advisor Consultation Period or Subordinate Control Period has occurred or is terminated, the Certificate Administrator shall, within ten (10) Business Days, post a “special notice” on the Certificate Administrator’s Website.

9.4.           Controlling Class Representative Contact with Servicer and Special Servicer.

(a)            Upon reasonable request, each of the Servicer and the Special Servicer shall, without charge, make a Servicing Officer available to answer questions from the Controlling Class Representative (during any Subordinate Control Period and any Subordinate Consultation Period) regarding the performance and servicing of the Mortgage Loan (or, in the case of the Special Servicer, the Special Servicer’s operational activities on a platform level basis related to the servicing of the Mortgage Loan after a Special Servicing Loan Event and the servicing of any Foreclosed Property) for which the Servicer or the Special Servicer, as the case may be, is responsible.

(b)           Notwithstanding any provision of this Agreement to the contrary, the failure of the Servicer or the Special Servicer to disclose any information otherwise required to be disclosed by it pursuant to this Agreement shall not constitute a breach of this Agreement if the Servicer or the Special Servicer, as applicable, determines, in its reasonable and good faith judgment and consistent with Accepted Servicing Practices, that such disclosure would constitute a waiver of the attorney-client privilege on behalf of the Trust or otherwise materially harm the Trust or the Trust Fund.

9.5.          The Operating Advisor.

(a)            The Operating Advisor shall review (i) the actions of the Special Servicer with respect to the Mortgage Loan if it is a Specially Serviced Mortgage Loan and, if an Operating Advisor Consultation Period is in effect, any Major Decisions with respect to the

Mortgage Loan (even if it is not a Specially Serviced Mortgage Loan), (ii) all reports by the Special Servicer made available to Privileged Persons on the Certificate Administrator’s Website or otherwise provided to the Operating Advisor pursuant to this Agreement and (iii) each Asset Status Report (during an Operating Advisor Consultation Period) and each Final Asset Status Report delivered to the Operating Advisor by the Special Servicer. The Operating Advisor shall perform its duties hereunder in accordance with the Operating Advisor Standard.

(b)           Based on the Operating Advisor’s review of any assessment of compliance and any attestation report delivered to the Operating Advisor or made available to the Operating Advisor on the Certificate Administrator’s Website, any Final Asset Status Report and reports by the Special Servicer made available to Privileged Persons that are posted on the Certificate Administrator’s Website during the prior calendar year, the Operating Advisor shall ((A) if the Mortgage Loan was a Specially Serviced Mortgage Loan at any time during the prior calendar year or (B) if an Operating Advisor Consultation Period was in effect during the prior calendar year) deliver to the Trustee, the Certificate Administrator and the 17g-5 Information Provider (which shall promptly post such Operating Advisor Annual Report on the 17g-5 Information Provider’s Website pursuant to Section 12.18) within 120 days of the end of the prior calendar year, an annual report (the “Operating Advisor Annual Report”), substantially in the form of Exhibit V (which form may be modified or altered as to either its organization or content by the Operating Advisor, subject to compliance of such form with the terms and provisions of this Agreement including, without limitation, provisions herein relating to Privileged Information; provided, that in no event shall the information or any other content included in the Operating Advisor Annual Report contravene any provision of this Agreement), setting forth the Operating Advisor’s assessment, in its sole discretion exercised in good faith, as to whether the Special Servicer is operating in compliance with Accepted Servicing Practices with respect to its performance of its duties under this Agreement during the prior calendar year on the basis described in clause (c) below and identifying (1) which, if any, standards the Operating Advisor believes, in its sole discretion exercised in good faith, the Special Servicer has failed to comply with and (2) any material deviations from Accepted Servicing Practices and from the Special Servicer’s obligations hereunder with respect to the Specially Serviced Mortgage Loan or Foreclosed Property and during an Operating Advisor Consultation Period, the Mortgage Loan even if it is not a Specially Serviced Mortgage Loan; provided, that in the event the Special Servicer is replaced, the Operating Advisor Annual Report shall only relate to the special servicer that was acting as Special Servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such Operating Advisor Annual Report. In preparing any Operating Advisor Annual Report, the Operating Advisor shall not be required to report on instances of non-compliance with, or deviations from, Accepted Servicing Practices or the Special Servicer’s obligations under this Agreement that the Operating Advisor determines, in its sole discretion exercised in good faith, to be immaterial. Such Operating Advisor Annual Report shall be delivered to the Certificate Administrator (which shall promptly post such Operating Advisor Annual Report on the Certificate Administrator’s Website pursuant to Section 8.14(b)) and the 17g-5 Information Provider (which shall promptly post such Operating Advisor Annual Report on the 17g-5 Information Provider’s Website pursuant to Section 12.18); provided, that the Special Servicer shall be given an opportunity to review the Operating Advisor Annual Report at least five (5) Business Days prior to such annual report’s delivery to the Certificate Administrator and the 17g-5 Information Provider. The Operating Advisor shall have no obligation to adopt any comments to the Operating Advisor Annual Report that are provided by the Special Servicer.

(c)            The Operating Advisor Annual Report shall be prepared on the basis of the Special Servicer’s performance of its duties under this Agreement, taking into account the Special Servicer’s specific duties under this Agreement as well as the extent to which those duties were performed in accordance with Accepted Servicing Practices, with reasonable consideration by the Operating Advisor of any assessment of compliance, attestation report, Major Decision written recommendation and analysis, Asset Status Report, Final Asset Status Report and any other information delivered to the Operating Advisor by the Special Servicer (other than any communications between the Controlling Class Representative and the Special Servicer that would be Privileged Information) or made available to the Operating Advisor on the Certificate Administrator’s Website, in each case, pursuant to this Agreement.

(d)            In the event the Operating Advisor’s ability to perform its obligations in respect of the Operating Advisor Annual Report is limited or prohibited due to the failure of a party hereto to timely deliver information required to be delivered to the Operating Advisor or because such information is inaccurate or incomplete, the Operating Advisor may, to the extent the Operating Advisor deems relevant, set forth such limitations or prohibitions in the related Operating Advisor Annual Report, and the Operating Advisor shall not be subject to any liability arising from such limitations or prohibitions. The Operating Advisor shall be entitled to conclusively rely on the accuracy and completeness of any information it is provided without liability for any reliance thereon. In the event a lack of access to Privileged Information limits or prohibits the Operating Advisor from performing its duties under this Agreement, the Operating Advisor may, to the extent the Operating Advisor deems relevant, set forth any such limitations or prohibitions in the related Operating Advisor Annual Report, and the Operating Advisor shall not be subject to any liability arising from its lack of access to Privileged Information.

(e)            With respect to the Mortgage Loan, after the subject calculation but prior to the utilization by the Special Servicer of any of the calculations related to (i) Appraisal Reduction Amounts or Collateral Deficiency Amounts calculated by the Special Servicer or (ii) net present value in accordance with Section 1.3(c) used in the Special Servicer’s determination of the course of action to take in connection with the workout or liquidation of the Mortgage Loan if it is a Specially Serviced Mortgage Loan, the Special Servicer shall forward such calculations, together with any supporting material or additional information necessary in support thereof (including such additional information reasonably requested by the Operating Advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information), to the Operating Advisor promptly, but in any event no later than 2 Business Days after preparing such calculations, and the Operating Advisor shall promptly, but no later than three (3) Business Days after receipt of such calculations and any supporting or additional materials, recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with any such calculation.

In connection with this Section 9.5(e), if the Operating Advisor does not agree with the mathematical calculations of the Appraisal Reduction Amount, Collateral Deficiency Amount or net present value (in each case, as calculated or determined by the Special Servicer), or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the Operating Advisor and Special Servicer shall consult with each other in order to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement within five (5) Business Days of delivery of such calculations. If the Operating Advisor and Special Servicer are not able to resolve such inaccuracies or disagreement prior to the end of such five (5) Business Day period, the Operating Advisor shall promptly notify the Certificate Administrator of such disagreement, and the Certificate Administrator shall examine the calculations and supporting materials provided by the Special Servicer and the Operating Advisor and shall determine which calculation is to apply (and shall provide prompt written notice of such determination to the Operating Advisor and the Special Servicer).

(f)            Notwithstanding the foregoing, unless an Operating Advisor Consultation Period is in effect or unless specifically provided otherwise in this Agreement, the Operating Advisor’s review shall be limited to an after-the-action review of any assessment of compliance, attestation report, Major Decision written recommendation and analysis, Asset Status Report, Final Asset Status Report and other information delivered to the Operating Advisor by the Special Servicer or made available to Privileged Persons that are posted on the Certificate Administrator’s Website during the prior calendar year (together with any additional information and material reviewed by the Operating Advisor), and, therefore, it shall have no involvement with respect to the determination and execution of Major Decisions and other similar actions that the Special Servicer may perform under this Agreement. In addition, with respect to the Operating Advisor’s review of net present value calculations as required in Section 9.5(e) above, the Operating Advisor’s recalculation shall not take into account the reasonableness of Special Servicer’s property and borrower performance assumptions or other similar discretionary portions of the net present value calculation.

(g)           The Operating Advisor and its Affiliates shall keep all Privileged Information that is labeled as such confidential and shall not disclose such Privileged Information to any Person (including Certificateholders), other than (1) to the extent expressly required by this Agreement, to the other parties hereto with a notice indicating that such information is Privileged Information, (2) pursuant to a Privileged Information Exception or (3) where necessary to support specific findings or conclusions regarding deviations from Accepted Servicing Practices (i) in the Operating Advisor Annual Report or (ii) in connection with a recommendation by the Operating Advisor to replace the Special Servicer. Each party to this Agreement that receives Privileged Information with a notice stating that such information is Privileged Information shall not disclose such Privileged Information to any other Person without the prior written consent of the Special Servicer and, unless an Operating Advisor Consultation Period has occurred and is continuing, the Controlling Class Representative other than pursuant to a Privileged Information Exception. Notwithstanding the foregoing, the Operating Advisor shall be permitted to share Privileged Information with its Affiliates and any subcontractors of the Operating Advisor that agree in writing to be bound by the same confidentiality provisions applicable to the Operating Advisor. Subject to the terms and conditions in this Agreement related to Privileged Information, the Operating Advisor agrees that it shall use information received from the Special Servicer pursuant to the terms of this Agreement solely for purposes of complying with its duties and obligations hereunder.

(h)            Subject to the requirements of confidentiality imposed on the Operating Advisor herein (including without limitation in respect of Privileged Information), the Operating Advisor shall respond to Inquiries proposed by Privileged Persons from time to time in accordance with the terms of Section 4.5(a).

(i)             As compensation for its activities hereunder, the Operating Advisor shall be entitled to receive the Operating Advisor Fee on each Remittance Date. The Operating Advisor Fee shall accrue from time to time at the Operating Advisor Fee Rate and shall be computed on the basis of the outstanding principal balance of the Mortgage Loan and in the same manner as interest is calculated on the Mortgage Loan, and, in connection with any partial month interest payment, for the same period respecting which any related interest payment due on the Mortgage Loan is computed. The Operating Advisor Fee shall be payable from funds on deposit in the Collection Account as provided in Section 3.4(c)(iii) of this Agreement.

(j)             The Operating Advisor shall be entitled to reimbursement of any Operating Advisor Expenses provided for pursuant to Section 6.3(a) hereof, such amounts to be reimbursed from amounts on deposit in the Collection Account as provided by Section 3.4(c)(ix). Each successor operating advisor shall be required to acknowledge and agree to the terms of the preceding sentence.

(k)            In addition, the Operating Advisor Consulting Fee shall be payable to the Operating Advisor with respect to each Major Decision for which the Operating Advisor has consultation obligations hereunder. The Operating Advisor Consulting Fee shall be payable from funds on deposit in the Collection Account as provided in Section 3.4(c)(iv) of this Agreement, but only to the extent such Operating Advisor Consulting Fee is actually received from the Borrower. When the Operating Advisor has consultation obligations with respect to a Major Decision under this Agreement, the Servicer or the Special Servicer, as applicable, shall use commercially reasonable efforts consistent with Accepted Servicing Practices to collect the applicable Operating Advisor Consulting Fee from the Borrowers in connection with such Major Decision, but only to the extent not prohibited by the related Loan Documents and in no event shall it take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection. The Servicer or Special Servicer, as applicable, may waive or reduce the amount of any Operating Advisor Consulting Fee payable by the Borrower if it determines that such full or partial waiver is in accordance with Accepted Servicing Practices; provided that the Servicer or the Special Servicer, as applicable, shall consult, on a non-binding basis, with the Operating Advisor prior to any such waiver or reduction.

(l)             Upon (i) the written direction of holders of Sequential Pay Certificates representing at least 15% of the Voting Rights allocable to Non-Reduced Certificates requesting a vote to replace the Operating Advisor with a replacement Operating Advisor selected by such holders (provided that the proposed replacement Operating Advisor is a Qualified Operating Advisor), (ii) payment by such requesting holders to the Certificate Administrator of all reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote and (iii) receipt by the Trustee of a Rating Agency Confirmation, the Certificate Administrator shall promptly provide written notice to all Certificateholders of such request by posting such notice on the Certificate Administrator’s Website in accordance with

Section 8.14(b), and concurrently by mail, and conduct the solicitation of votes of all Certificates in such regard. Upon the vote or written direction of holders of Sequential Pay Certificates representing more than 50% of the Voting Rights allocable to the Non-Reduced Certificates that exercise their right to vote, provided that the holders of Sequential Pay Certificates representing at least 50% of the Voting Rights allocable to the Non-Reduced Certificates have exercised their right to vote, the Trustee shall immediately replace the Operating Advisor with the replacement Operating Advisor.

(m)           After the occurrence of an Operating Advisor Termination Event, the Certificate Administrator shall notify the Certificateholders, and the Trustee may, and upon the written direction of holders of Non-Reduced Certificates representing at least 25% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts and Collateral Deficiency Amounts to notionally reduce the Certificate Balance of the Classes of Sequential Pay Certificates), the Trustee shall, promptly terminate the Operating Advisor for cause and appoint a replacement Operating Advisor that is a Qualified Operating Advisor; provided that no such termination shall be effective until a successor operating advisor has been appointed and has assumed all of the obligations of the Operating Advisor under this Agreement. No such termination shall terminate, change, reduce, or otherwise modify the rights and obligations of the Operating Advisor that accrued prior to such termination, including the right to receive all amounts accrued and owing to it under this Agreement, and other than indemnification rights arising out of events occurring prior to such termination. The Trustee may rely on a certification by the replacement Operating Advisor that it is a Qualified Operating Advisor. Upon (x) the occurrence of any Operating Advisor Termination Event or (y) any termination of the Operating Advisor and appointment of a successor to the Operating Advisor, the Trustee shall, as soon as possible, give written notice thereof to the Special Servicer, the Servicer, the Certificate Administrator, the 17g-5 Information Provider (for posting to the 17g-5 Information Provider’s Website), the Depositor, the Controlling Class Representative and the Certificateholders. The Trustee shall not be liable for any failure to identify and appoint a successor operating advisor so long as the Trustee uses commercially reasonable efforts to conduct a search for a successor operating advisor and such failure is not a result of the Trustee’s negligence, bad faith or willful misconduct in the performance of its obligations hereunder.

(n)            The holders of Sequential Pay Certificates representing at least 25% of the Voting Rights may waive an Operating Advisor Termination Event within 20 days of the receipt of notice from the Certificate Administrator of the occurrence of such Operating Advisor Termination Event. Upon any such waiver of an Operating Advisor Termination Event, such Operating Advisor Termination Event shall cease to exist and shall be deemed to have been remedied for every purpose hereunder. Upon any such waiver of an Operating Advisor Termination Event, the Trustee and the Certificate Administrator shall be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Operating Advisor Termination Event prior to such waiver from the Trust.

(o)            The Operating Advisor may resign from the obligations and duties hereby imposed on it upon thirty (30) days prior written notice to the Depositor, the Servicer, the Special Servicer, the Trustee, the Certificate Administrator and the Controlling Class Representative if the Operating Advisor has secured a replacement operating advisor that is a Qualified Operating Advisor and such replacement operating advisor has accepted its appointment as the replacement operating advisor. No such resignation by the Operating Advisor shall become effective until the replacement Operating Advisor shall have assumed the resigning Operating Advisor’s responsibilities and obligations. If no successor operating advisor has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning Operating Advisor may petition any court of competent jurisdiction for the appointment of a successor operating advisor that is a Qualified Operating Advisor. The resigning Operating Advisor shall pay all reasonable costs and expenses (including costs and expenses incurred by the Trustee and the Certificate Administrator) associated with a transfer of its duties pursuant to this Section 9.5(o).

(p)            In the event the Operating Advisor resigns or is otherwise terminated for any reason it shall remain entitled to any accrued and unpaid Operating Advisor Fees and Operating Advisor Consulting Fees and reimbursement of accrued and unpaid Operating Advisor Expenses pursuant to Section 9.5(j) and shall also remain entitled to any rights of indemnification provided hereunder.

(q)            The parties hereto agree, and the Certificateholders by their acceptance of their respective Certificates shall be deemed to have agreed, that (i) subject to Section 6.3, the Operating Advisor shall have no liability to any Certificateholder for any actions taken or for refraining from taking any actions under this Agreement, (ii) the Operating Advisor shall act solely as a contracting party to the extent set forth in this Agreement, (iii) the Operating Advisor shall have no (A) fiduciary duty, or (B) other duty except with respect to its specific obligations under this Agreement, and shall have no duty to any particular class of Certificates or particular Certificateholders or any third party, and (iv) the Operating Advisor does not constitute an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended.

(r)             Neither the Operating Advisor nor any of its Affiliates shall make any investment in any Class of Certificates.

(s)            The Operating Advisor may delegate its duties to agents or subcontractors to the extent such agents or subcontractors satisfy clauses (c), (d) and (f) of the definition of “Qualified Operating Advisor” and so long as the related agreements or arrangements with such agents or subcontractors are consistent with the provisions of this Section 9.5. Notwithstanding the foregoing sentence, the Operating Advisor shall remain obligated and primarily liable for any actions required to be performed hereunder in accordance with the provisions of this Agreement without diminution of any such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any Person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the Operating Advisor alone were performing its obligations under this Agreement.

(t)             For the avoidance of doubt, while the Operating Advisor may serve in a similar capacity with respect to other securitizations that involve the same parties or Borrower involved in this securitization, any experience or knowledge gained by the Operating Advisor from such other engagements may not be imputed to the Operating Advisor for this transaction; provided, however, the Operating Advisor may consider such experience or knowledge as pertinent information for discussion with the Special Servicer during its periodic meetings.

(u)            With respect to the determination of whether an Operating Advisor Consultation Period has occurred and is continuing, or has terminated, the Operating Advisor shall be entitled to rely solely on its receipt from the Certificate Administrator of notice pursuant to this Agreement, and, with respect to any obligations of the Operating Advisor that are performed only after the occurrence and continuance of an Operating Advisor Consultation Period, the Operating Advisor shall have no obligation to perform any such duties until the receipt of such notice or actual knowledge of the occurrence of an Operating Advisor Consultation Period.

(v)            Notwithstanding anything herein to the contrary, the Special Servicer shall not follow any advice, direction or consultation provided by the Operating Advisor that would require or cause the Special Servicer to violate any provision of the Loan Documents, applicable law or this Agreement, including without limitation the Special Servicer’s obligation to act in accordance with Accepted Servicing Practices, or expose any Certificateholder, the Trust, the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee or their affiliates, officers, directors or agents to any claim, suit or liability, result in the imposition of a tax upon the Trust, cause either the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC under the Code or materially expand the scope of the Servicer’s or Special Servicer’s responsibilities hereunder.

10.              EXCHANGE ACT REPORTING AND REGULATION AB COMPLIANCE

10.1.        Intent of the Parties; Reasonableness. Except with respect to Section 10.8, Section 10.9 and Section 10.10, the parties hereto acknowledge and agree that the purpose of this Article 10 is to facilitate compliance by any Other Depositor subject to Exchange Act reporting requirements with the provisions of Regulation AB and related rules and regulations of the Commission. Neither the Depositor nor the Certificate Administrator shall, and no Other Depositor or Other Certificate Administrator may, exercise its right to request delivery of information or other performance under these provisions other than in reasonable good faith, or (except with respect to Section 10.8, Section 10.9 or Section 10.10) for purposes other than compliance with the Act, the Exchange Act, the Sarbanes-Oxley Act and, in each case, the rules and regulations of the Commission thereunder. The parties hereto acknowledge that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, or otherwise, and agree to comply with reasonable requests made by the Depositor, the Certificate Administrator, any Other Depositor or any Other Certificate Administrator in good faith for delivery of information under these provisions on the basis of such evolving interpretations of the requirements of Regulation AB (to the extent such interpretations require compliance and are not “grandfathered” and do not mandate compliance). In connection with the ILPT Trust 2019-SURF transaction, each of the parties to this Agreement shall cooperate fully with the Depositor, the Certificate Administrator, any Other Depositor and any Other Certificate Administrator, as applicable, to deliver or make available to any such party (including any of their assignees or designees), any and all statements, reports, certifications, records and any other information in its possession and necessary in the reasonable good faith determination of such party to permit any Other Depositor to comply with the provisions of Regulation AB, together with such disclosure relating to the Servicer, the Special Servicer, the Trustee, the Custodian and the Certificate Administrator, as applicable, and any Sub-Servicer, or the servicing of the Whole Loan, reasonably believed by the

Depositor, the Certificate Administrator, an Other Depositor or an Other Certificate Administrator, as applicable, to be necessary in order to effect such compliance. Each party to this Agreement shall have a reasonable period of time to comply with any written request made under this Section 10.1, but in any event, shall, upon reasonable advance written request, provide information in sufficient time to allow the Depositor, the Certificate Administrator, any Other Depositor or any Other Certificate Administrator, as applicable, to satisfy any related filing requirements. For purposes of this Article 10, to the extent any party has an obligation to exercise commercially reasonable efforts to cause a third party to perform, such party hereunder shall not be required to bring any legal action against such third party in connection with such obligation.

10.2.        Information to be Provided by the Servicer, the Special Servicer, any Primary Servicer and the Certificate Administrator. (a)  For so long as an Other Securitization Trust is subject to the reporting requirements of the Exchange Act, the Servicer, the Special Servicer, the Trustee, the Custodian and the Certificate Administrator shall (and each of the Servicer, the Special Servicer, the Trustee, the Custodian and the Certificate Administrator, as applicable, shall cause each Sub-Servicer (other than any party to this Agreement) with which it has entered into a servicing relationship with respect to the Whole Loan after the Closing Date, to) (i) notify each Other Depositor in writing of (A) any litigation or governmental proceedings of the type described in Item 1117 of Regulation AB pending against such party, or with respect to any of its property, that, in each such case, would be material to Certificateholders and (B) any affiliations of the type described in Item 1119 of Regulation AB or relationships of the type described in Item 1119 of Regulation AB that develop following the Closing Date between the Servicer, the Special Servicer, the Trustee, the Custodian or the Certificate Administrator (or, if applicable, any Sub-Servicer) (and any other parties identified in writing by the requesting party), on the one hand, and any other such party on the other, as the case may be, as such affiliation or relationship relates to any Other Securitization Trust, and (ii) provide to each Other Depositor a description of such legal proceedings, affiliations or relationships, in each case, in a form that would enable such Other Depositor to satisfy its reporting obligations under Item 1117 or 1119 of Regulation AB, as applicable.

(b)           In connection with the succession to the Servicer, the Special Servicer, any Additional Servicer, any Sub-Servicer, the Certificate Administrator, the Custodian or the Trustee as servicer or trustee under this Agreement by any Person (i) into which the Servicer, the Special Servicer, any Additional Servicer, any Sub-Servicer, the Certificate Administrator, the Custodian or the Trustee, as the case may be, may be merged or consolidated, or (ii) which may be appointed as a successor to the Servicer, the Special Servicer, any Additional Servicer, any Sub-Servicer, the Certificate Administrator, the Custodian or the Trustee, as the case may be, the person removing and replacing the Servicer, the Special Servicer, any Additional Servicer, any Sub-Servicer, the Certificate Administrator, the Custodian or the Trustee, as the case may be, shall (and each of the Servicer, the Special Servicer, the Certificate Administrator, the Custodian or the Trustee, as applicable, shall cause each Additional Servicer and each Sub-Servicer (other than any party to this Agreement) with which it has entered into a servicing relationship after the Closing Date with respect to the Whole Loan, to) provide to each Other Depositor, at least fifteen (15) calendar days prior to the effective date of such succession or appointment, as long as such disclosure prior to such effective date would not be violative of any applicable law or confidentiality agreement, otherwise no later than the first Business Day after the effective date of such succession or appointment, (x) written notice to each Other Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to each Other Depositor, all information relating to such successor reasonably requested by any Other Depositor so that it may comply with its reporting obligation under Item 6.02 of Form 8-K as it relates to the Servicing Function with respect to any class of certificates related to an Other Securitization Trust.

(c)            With respect to any Companion Loan that is deposited into an Other Securitization Trust, the Servicer, the Special Servicer, the Trustee, the Custodian and the Certificate Administrator shall, to the extent the out-of-pocket cost thereof (including any reasonable attorney fees) is paid or caused to be paid by the applicable party set forth below in this Section 10.2(c), take all actions reasonably requested of it to enable such Other Securitization Trust to comply with Regulation AB. For the avoidance of doubt and without limiting the foregoing, the Servicer, the Special Servicer, the Trustee, the Custodian and the Certificate Administrator shall, if requested by an Other Depositor, provide disclosure (in substantially the same form as the disclosure provided by it in the Offering Circular, to the extent reasonably necessary to comply with Regulation AB) regarding such party as reasonably and in good faith determined by an Other Depositor to be required by Regulation AB for inclusion in disclosure documents with respect to such Other Securitization Trust, together with an opinion of counsel as to the compliance of such disclosure with the requirements of Regulation AB and indemnification substantially similar to that provided in connection with the offering of the Certificates regarding damages incurred in connection with the non-compliance with the requirements of Regulation AB relating to the disclosure referred to in this sentence.

The out-of-pocket cost of the information, opinion(s) of counsel, certifications and indemnification agreement(s) provided by or on behalf of the Servicer, the Special Servicer, the Trustee, the Custodian or the Certificate Administrator pursuant to this Section 10.2(c) shall be paid or caused to be paid (pursuant to a payment arrangement reasonably acceptable to the delivering party and the receiving party) by the applicable Mortgage Loan Seller if it transferred a Companion Loan to the related Other Depositor for inclusion in such Other Securitization Trust; provided, that if any such information is provided in connection with the termination, removal, resignation or any other replacement of the Servicer, the Special Servicer, the Trustee, the Custodian or the Certificate Administrator under this Agreement, the out-of-pocket cost of the information, opinion(s) of counsel, certifications and indemnification agreement(s) provided by or on behalf of the Servicer, the Special Servicer, the Trustee, the Custodian or the Certificate Administrator, as the case may be, pursuant to this Section 10.2(c) shall be paid or caused to be paid by the same party or parties required to pay the costs and expenses relating to such termination, removal, resignation or other replacement pursuant to this Agreement.

(d)            If any Person appointed as a subcontractor or agent of the Servicer, the Special Servicer, the Trustee, the Custodian or the Certificate Administrator (whether appointed directly by such party or by a Sub-Servicer or subcontractor or agent) would be a Servicing Function Participant, the Servicer, the Special Servicer, the Trustee, the Custodian or the Certificate Administrator, as the case may be, shall promptly following request provide to each Other Depositor and Other Certificate Administrator a written description (in form and substance satisfactory to each Other Depositor) of the role and function of such Person, which description shall include (i) the identity of such subcontractor, and (ii) which elements of the Servicing

Criteria will be addressed in the assessments of compliance to be provided by such subcontractor or agent. In addition, if any Sub-Servicer, or any subcontractor or agent described above, would be a “servicer” within the meaning of Item 1101 of Regulation AB and meets the criteria in Item 1108(a)(2)(i), (ii) or (iii) of Regulation AB, the engagement of such Person in such capacity shall not be effective unless and until five (5) Business Days have elapsed following the delivery of notice of the proposed engagement and the related agreement to each Other Depositor and Other Certificate Administrator. Such notice shall contain all information reasonably necessary, and in such form as may be necessary, to enable each Other Certificate Administrator to accurately and timely report the event under Item 6.02 of Form 8-K pursuant the related Other Pooling and Servicing Agreement (if such reports under the Exchange Act are required to be filed under the Exchange Act).

(e)            Each of the Servicer, the Special Servicer, the Certificate Administrator, the Custodian and the Trustee shall (i) terminate, in accordance with the related sub-servicing agreement, any Sub-Servicer with which it has entered into such sub-servicing agreement, if such Sub-Servicer is in breach of any of its obligations under such sub-servicing agreement whose purpose is to facilitate compliance by any Other Depositor with the reporting requirements of the Exchange Act or with the provisions of Regulation AB and the related rules and regulations of the Commission; and (ii) cause each such sub-servicing agreement to entitle the Depositor or any Other Depositor to terminate such sub-servicing agreement upon any such breach without the consent of any other Person. The Depositor and each Other Depositor are hereby authorized to exercise the rights described in the preceding clause (ii) in its sole discretion.

10.3.        Filing Obligations. The Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Trustee and each Sub-Servicer shall (and the Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Trustee and each Sub-Servicer, as applicable, shall cause each Sub-Servicer (other than any party to this Agreement) with which it has entered into a servicing relationship after the Closing Date with respect to the Whole Loan, to) reasonably cooperate with each Other Depositor in connection with the satisfaction of the related Other Securitization Trust’s reporting requirements under the Exchange Act.

10.4.        Form 10-D Disclosure. For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, within five (5) calendar days after the related Distribution Date, each Person identified on Exhibit O shall provide (or, with respect to any such Person identified on Exhibit O that is not a party to this Agreement, the applicable party to this Agreement that engaged such party shall cause such party to provide) to each Other Depositor and Other Certificate Administrator (a) to the extent known by a Servicing Officer or Responsible Officer, as applicable, of such Person, the form and substance of any Additional Form 10-D Disclosure as set forth on Exhibit O, if applicable, and in a form readily convertible to an EDGAR-compatible format (to the extent available to such party in such format), or in such other form as otherwise agreed by the related Other Depositor, the related Other Certificate Administrator and such party; provided, that information relating to any REO Account to be reported under Item 8: Other Information on Exhibit O shall be reported by the Special Servicer to the Servicer within four (4) calendar days after the related Distribution Date, and (b) an Additional Disclosure Notification. The Certificate Administrator shall provide prompt notice to each Other Depositor to the extent the Certificate Administrator is notified of an event reportable on Form 10-D for which it has not received the necessary Additional Form 10-D Disclosure from such party. The Certificate Administrator shall have no duty under this Agreement to monitor or enforce the performance by the parties listed on Exhibit O (other than itself and any such party engaged by it) of their duties under this paragraph or proactively solicit or procure from any such parties any Additional Form 10-D Disclosure information.

10.5.        Form 10-K Disclosure. For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, no later than March 1 of each year subsequent to the fiscal year that such Other Securitization Trust is subject to the Exchange Act reporting requirements, commencing in 2020, each Person identified on Exhibit P shall provide (or, with respect to any such Person identified on Exhibit P that is not a party to this Agreement, the applicable party to this Agreement that engaged such party shall cause such party to provide) to each Other Depositor and Other Certificate Administrator (a) to the extent known by a Servicing Officer or Responsible Officer, as applicable, of such Person, the form and substance of the corresponding Additional Form 10-K Disclosure as set forth on Exhibit P, if applicable, and in a form that is readily convertible to an EDGAR-compatible form (to the extent available to such party in such format), or in such other form as otherwise agreed by the related Other Depositor, the related Other Certificate Administrator and such party, and (b) an Additional Disclosure Notification. The Certificate Administrator shall, at any time prior to filing the related Form 10-K, provide prompt notice to each Other Depositor to the extent the Certificate Administrator is notified of an event reportable on Form 10-K for which it has not received the necessary Additional Form 10-K Disclosure from such party. The Certificate Administrator shall have no duty under this Agreement to monitor or enforce the performance by the parties listed on Exhibit P (other than itself and any such party engaged by it) of their duties under this paragraph or to proactively solicit or procure from such parties any Additional Form 10-K Disclosure information.

10.6.        Sarbanes-Oxley Certification. For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, each Reporting Servicer shall provide, and each Reporting Servicer shall cause each Servicing Function Participant (other than any party to this Agreement) with which it has entered into a servicing relationship after the Closing Date with respect to the Whole Loan to provide, to each Other Depositor (addressed to the Person who signs the Sarbanes-Oxley Certification with respect to the related Other Securitization Trust) a performance certification in the form attached as Exhibit S on March 1 (with no grace period) of each year subsequent to the fiscal year in which the related Other Securitization Trust is subject to the reporting requirements of the Exchange Act, upon which such certifying person, the entity for which the certifying person acts as an officer, and such entity’s officers, directors and Affiliates (collectively with the certifying person and the Other Depositor, the “Certification Parties”) can reasonably rely. If any Reporting Servicer is terminated or resigns pursuant to the terms of this Agreement, or any applicable sub-servicing agreement or primary servicing agreement, as the case may be, such Reporting Servicer shall provide a performance certification and a reliance certificate to the certifying person pursuant to this Section 10.6 with respect to the period of time it was subject to this Agreement or the applicable sub-servicing or primary servicing agreement, as the case may be.

Each such performance certification shall include a reasonable reliance provision enabling the related Certification Parties to rely upon each (i) annual compliance statement (as applicable) provided pursuant to Section 10.8, (ii) annual report on assessment of compliance with Servicing Criteria provided pursuant to Section 10.9 and (iii) registered public accounting firm attestation report provided pursuant to Section 10.10 and shall include a certification that each such annual report on assessment of compliance discloses any material instances of noncompliance described to the registered public accountants of such Reporting Servicer to enable such accountants to render the attestation provided for in Section 10.10.

10.7.        Form 8-K Disclosure. For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, no later than close of business (New York City time) on the second (2nd) Business Day after the occurrence of an event requiring disclosure under Form 8-K (each, a “Reportable Event”) the applicable Person identified on such Exhibit Q shall provide (or, with respect to any such Person identified on Exhibit Q that is not a party to this Agreement, the applicable party to this Agreement that engaged such party shall cause such party to provide) to each Other Depositor and Other Certificate Administrator (a) to the extent known by a Servicing Officer or Responsible Officer, as applicable, of such Person, the form and substance of the corresponding Form 8-K Disclosure Information as set forth on Exhibit Q, if applicable, and in a form that is readily convertible to an EDGAR-compatible format (to the extent available to such party in such format), or in such other form as otherwise agreed by the related Other Depositor, the related Other Certificate Administrator and such party, and (b) an Additional Disclosure Notification.

10.8.        Annual Compliance Statements. The Servicer, the Special Servicer and, only for so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, the Certificate Administrator, the Custodian, and, if it has made an Advance during the applicable calendar year, the Trustee (each a “Certifying Servicer”; provided, that the Certificate Administrator and the Custodian shall only be Certifying Servicers on and after the date on which such party receives written notice that a Companion Loan (or any portion thereof) is securitized) shall (and each such party shall cause each Additional Servicer and each Sub-Servicer with which it has entered into a servicing relationship after the Closing Date with respect to the Whole Loan, to) deliver electronically to the Depositor, the Certificate Administrator (who shall promptly upon receipt post it to the Certificate Administrator’s Website), the 17g-5 Information Provider (who shall promptly post it to the 17g-5 Information Provider’s Website) and to the Companion Loan Holders (or, in the case of a Companion Loan that is part of an Other Securitization Trust, the applicable Other Depositor), on or before March 1 (with no cure period), commencing in March 2020, an Officer’s Certificate stating, as to the signer thereof, that (A) a review of such Certifying Servicer’s or Additional Servicer’s, as the case may be, activities during the preceding calendar year or portion thereof and of such Certifying Servicer’s or Additional Servicer’s, as the case may be, performance under this Agreement, or the applicable sub-servicing agreement or primary servicing agreement in the case of an Additional Servicer, has been made under such officer’s supervision and (B) to the best of such officer’s knowledge, based on such review, such Certifying Servicer or Additional Servicer, as the case may be, has fulfilled all its obligations under this Agreement, or the applicable sub-servicing agreement or primary servicing agreement in the case of an Additional Servicer, in all material respects throughout such year or portion thereof, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status thereof. Promptly after receipt of each such Officer’s Certificate, the Depositor and any Other Depositor shall have the right to review such Officer’s Certificate and, if applicable, consult with each Certifying Servicer, as applicable, as to the nature of any failures by such Certifying Servicer in the fulfillment of any of the Certifying Servicer’s obligations hereunder, or any failures by an Additional Servicer retained by such Certifying Servicer in the fulfillment of any of such Additional Servicer’s obligations under the applicable sub-servicing or primary servicing agreement.

10.9.        Annual Reports on Assessment of Compliance with Servicing Criteria. By March 1 of each year (with no cure period), commencing in March 2020, the Servicer, the Special Servicer, the Certificate Administrator (on and after the date on which such party receives written notice that a Companion Loan (or any portion thereof) is securitized and only for so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act), the Custodian (on and after the date on which such party receives written notice that a Companion Loan (or any portion thereof) is securitized and only for so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act) and, if it has made an Advance during the applicable calendar year, the Trustee (on and after the date on which such party receives written notice that a Companion Loan (or any portion thereof) is securitized and only for so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act), each at its own expense, shall furnish electronically (and each of the preceding parties, as applicable, shall cause, by March 1, each Servicing Function Participant (other than a party to this Agreement) with which it has entered into a servicing relationship after the Closing Date with respect to the Whole Loan, to furnish, each at its own expense), to the Depositor, the Operating Advisor (solely with respect to assessments of compliance of the Special Servicer), the Trustee, the Certificate Administrator (who shall promptly upon receipt post it to the Certificate Administrator’s Website), the Custodian, the 17g-5 Information Provider (who shall promptly post it to the 17g-5 Information Provider’s Website) and to the Companion Loan Holders (or, in the case of a Companion Loan that is part of an Other Securitization Trust, the applicable Other Depositor), a report on an assessment of compliance with the Applicable Servicing Criteria with respect to commercial mortgage backed securities transactions taken as a whole involving such party that contains (A) a statement by such Reporting Servicer of its responsibility for assessing compliance with the Applicable Servicing Criteria, (B) a statement that such Reporting Servicer used the Servicing Criteria to assess compliance with the Applicable Servicing Criteria, (C) such Reporting Servicer’s assessment of compliance with the Applicable Servicing Criteria as of and for the period ending the end of the fiscal year, including, if there has been any material instance of noncompliance with the Applicable Servicing Criteria, a discussion of each such failure and the nature and status thereof, and (D) a statement that a registered public accounting firm has issued an attestation report on such Reporting Servicer’s assessment of compliance with the Applicable Servicing Criteria as of and for such period. Copies of all compliance reports delivered pursuant to this Section 10.9 shall be provided via the Certificate Administrator’s Website to all Privileged Persons by the Certificate Administrator.

If any party’s assessment of compliance or the related attestation report identifies any material instance of noncompliance with the Applicable Servicing Criteria, such party will also be required to provide a discussion of (1) the relationship, if any, between the identified instance and the servicing of the Whole Loan and (2) any steps taken to remedy such identified instance to the extent related to its activities with respect to asset-backed securities transactions taken as a whole involving such party and that are backed by the same asset type backing the Certificates.

No later than the earlier of (i) ten (10) Business Days after the end of each fiscal year for the Trust and (ii) ten (10) Business Days after the end of each fiscal year for which any Other Securitization Trust is required to file a Form 10-K, the Servicer, the Special Servicer, and the Trustee (if applicable) shall each forward to the Certificate Administrator, the Depositor, each Mortgage Loan Seller, the Companion Loan Holders, the Other Depositor and the Other Certificate Administrator, and the Certificate Administrator and the Depositor shall each forward to each Mortgage Loan Seller, the Other Depositor and the Other Certificate Administrator, the name and address of each Additional Servicer and each Servicing Function Participant engaged by it and (other than with respect to a notice to any Mortgage Loan Seller) what Applicable Servicing Criteria will be addressed in the report on assessment of compliance prepared by such Additional Servicer or Servicing Function Participant. When the Servicer, the Special Servicer, the Trustee (if applicable) and each Sub-Servicer submit their respective assessments by March 1, as set forth in the preceding paragraph, each such party shall also at such time include, in its submission the assessment (and attestation pursuant to Section 10.10) of each Servicing Function Participant engaged by it. Not later than the end of each fiscal year for which any Other Securitization Trust is required to file a Form 10-K and upon written request, the Certificate Administrator shall provide to each Mortgage Loan Seller written notice of any change in the identity of any party to this Agreement, including the name and address of any new party to this Agreement.

Promptly after receipt of each such report on assessment of compliance, (i) the Depositor and any Other Depositor shall have the right to review each such report and, if applicable, consult with the Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Trustee (if applicable) and any Servicing Function Participant as to the nature of any material instance of noncompliance with the Applicable Servicing Criteria by the Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Trustee (if applicable) or any Servicing Function Participant, respectively, and (ii) the Certificate Administrator shall confirm that the assessments taken individually address the Applicable Servicing Criteria for each party as set forth on Exhibit L and notify the Depositor and each Other Depositor of any exceptions. If any Reporting Servicer is terminated or resigns pursuant to the terms of this Agreement, or any applicable sub-servicing agreement or primary servicing agreement, as the case may be, such Reporting Servicer shall provide the reports and statements pursuant to this Section 10.9 (coupled with an attestation statement pursuant to Section 10.10) with respect to the period of time it was subject to this Agreement or the applicable sub-servicing agreement or primary servicing agreement, as the case may be. The parties hereto acknowledge that a material instance of noncompliance with the Applicable Servicing Criteria reported on an assessment of compliance pursuant to this Section 10.9 by the Servicer, the Special Servicer, the Certificate Administrator, the Custodian or the Trustee shall not, as a result of being so reported, in and of itself, constitute a breach of such parties’ obligations, as applicable, under this Agreement unless otherwise provided for in this Agreement.

10.10.      Annual Independent Public Accountants’ Servicing Report. By March 1 of each year (with no cure period), commencing in March 2020, the Servicer, the Special

Servicer, the Certificate Administrator (on and after the date on which such party receives written notice that a Companion Loan (or any portion thereof) is securitized and only for so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act), the Custodian (on and after the date on which such party receives written notice that a Companion Loan (or any portion thereof) is securitized and only for so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act) and, if it has made an Advance during the applicable calendar year, the Trustee (on and after the date on which such party receives written notice that a Companion Loan (or any portion thereof) is securitized and only for so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act), each at its own expense, shall cause (and each of the preceding parties, shall cause, by March 1, each Servicing Function Participant (other than a party to this Agreement) with which it has entered into a servicing relationship after the Closing Date with respect to the Whole Loan, to cause, each at its own expense) a registered public accounting firm (which may also render other services to the Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Trustee, such Sub-Servicer or such other Servicing Function Participant, as the case may be) that is a member of the American Institute of Certified Public Accountants to furnish electronically a report to the Depositor, the Trustee, the Certificate Administrator (who shall promptly upon receipt post it to the Certificate Administrator’s Website), the Custodian, the 17g-5 Information Provider (who shall promptly post it to the 17g-5 Information Provider’s Website) and to the Companion Loan Holders (or, in the case of a Companion Loan that is part of an Other Securitization Trust, the applicable Other Depositor), to the effect that (i) it has obtained a representation regarding certain matters from the management of such Reporting Servicer, which includes an assessment from such Reporting Servicer of its compliance with the Applicable Servicing Criteria, and (ii) on the basis of an examination conducted by such firm in accordance with standards for attestation engagements issued or adopted by the PCAOB, it is expressing an opinion as to whether such Reporting Servicer’s compliance with the Applicable Servicing Criteria was fairly stated in all material respects, or it cannot express an overall opinion regarding such Reporting Servicer’s assessment of compliance with the Applicable Servicing Criteria. If an overall opinion cannot be expressed, such registered public accounting firm shall state in such report why it was unable to express such an opinion. Each accountant’s attestation report required hereunder shall be made in accordance with Rules 1-02(a)(3) and 2-02(g) of Regulation S-X under the Act and the Exchange Act. Such report must be available for general use and not contain restricted use language. Copies of all statements delivered pursuant to this Section 10.10 shall be made available to any Privileged Person by the Certificate Administrator posting such statement to the Certificate Administrator’s Website pursuant to Section 8.14(b).

Promptly after receipt of such report from the Servicer, the Special Servicer, the Certificate Administrator, the Custodian or the Trustee (if applicable) (or any Sub-Servicer or Servicing Function Participant with which the Servicer, the Special Servicer, the Certificate Administrator, the Custodian or the Trustee (if applicable) has entered into a servicing relationship after the Closing Date with respect to the Whole Loan (other than a party to this Agreement)), (i) the Depositor and each Other Depositor shall have the right to review the report and, if applicable, consult with the Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Trustee (if applicable), any Sub-Servicer or any such Servicing Function Participant as to the nature of any material instance of noncompliance by the Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Trustee or any such Servicing

Function Participant with the Servicing Criteria applicable to such Person, and (ii) the Certificate Administrator shall confirm that each assessment submitted pursuant to Section 10.9 is coupled with an attestation meeting the requirements of this Section and notify the Depositor and each Other Depositor of any exceptions.

10.11.    Indemnification. Each of the Servicer, the Special Servicer, the Trustee, the Custodian and the Certificate Administrator (each an “Indemnifying Party”) shall indemnify and hold harmless each Certification Party, their respective directors and officers, and each other person who controls any such entity within the meaning of either Section 15 of the Act or Section 20 of the Exchange Act (each a “Certification Indemnitee”), against any and all expenses, losses, claims, damages and other liabilities, including without limitation the costs of investigation, legal defense and any amounts paid in settlement of any claim or litigation arising out of or based upon: (i) a failure of the information provided by such Indemnifying Party pursuant to Section 10.2(c) to comply with the requirements of the items of Regulation AB applicable to such Indemnifying Party; (ii) the failure of any Indemnifying Party to perform its obligations under this Article 10; (iii) the failure of any Servicing Function Participant or Additional Servicer retained by it to perform its obligations to the Depositor, the Certificate Administrator, any Other Depositor or any Other Certificate Administrator under this Article 10 by the time required after giving effect to any applicable grace period and cure period; (iv) any untrue statement or alleged untrue statement of a material fact contained in any information (x) regarding the Indemnifying Party or any Servicing Function Participant, Additional Servicer or subcontractor engaged by it, (y) prepared by any such party described in clause (x) or any registered public accounting firm, attorney or other agent retained by such party to prepare such information and (z) delivered by or on behalf of such Indemnifying Party in connection with the performance of such Indemnifying Party’s obligations described in this Article 10, or the omission or alleged omission to state in any such information a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that such Indemnifying Party shall be entitled to participate in any action arising out of the foregoing and the Depositor shall consult with such Indemnifying Party with respect to any litigation or audit strategy, as applicable, in connection with the foregoing and any potential settlement terms related thereto; (v) negligence, bad faith or willful misconduct on the part of the Indemnifying Party in the performance of such obligations; or (vi) any Deficient Exchange Act Deliverable with respect to such Indemnifying Party.

In addition, each of the Servicer, the Special Servicer, the Certificate Administrator, the Custodian and the Trustee shall cooperate (and require each Servicing Function Participant and Sub-Servicer retained by it to cooperate under the applicable subservicing agreement) with the Depositor and any Other Depositor as necessary for the Depositor or such Other Depositor to conduct any reasonable due diligence necessary to evaluate and assess any material instances of non-compliance disclosed in any of the deliverables required by the applicable reporting requirements under the Act, the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder (“Reporting Requirements”).

In connection with comments provided to the Depositor or any Other Depositor from the Commission regarding information (x) delivered by the Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Trustee, a Servicing Function Participant or a Sub-Servicer, as applicable (“Affected Reporting Party”), (y) regarding such Affected Reporting

Party, and (z) prepared by such Affected Reporting Party or any registered public accounting firm, attorney or other agent retained by such party to prepare such information, which information is contained in a report (an “ARP Report”) filed by the Depositor or an Other Depositor under the Reporting Requirements and which comments are received subsequent to the Depositor’s or Other Depositor’s, as applicable, filing of such report, the Depositor or the Other Depositor, as applicable, shall promptly provide to such Affected Reporting Party any such comments which relate to such Affected Reporting Party. Such Affected Reporting Party shall be responsible for timely preparing a written response to the Commission for inclusion in the Depositor’s or Other Depositor’s, as applicable, response to the Commission, unless such Affected Reporting Party elects, with the consent of the Depositor or Other Depositor, as applicable (which consent shall not be unreasonably denied, withheld or delayed), to directly communicate with the Commission and negotiate a response and/or resolution with the Commission; provided, that if an Affected Reporting Party is a Servicing Function Participant or Sub-Servicer retained by the Servicer or the Special Servicer, as applicable, the Servicer or the Special Servicer, as applicable, shall require the Servicing Function Participant or Sub-Servicer to provide it with, and the Servicer or the Special Servicer, as applicable, shall be entitled to receive, copies of all material communications pursuant to this paragraph. If such election is made, the applicable Affected Reporting Party shall be responsible for directly negotiating such response and/or resolution with the Commission in a timely manner; provided, that (i) such Affected Reporting Party shall use reasonable efforts to keep the Depositor or Other Depositor, as applicable, informed of its progress with the Commission and copy the Depositor or Other Depositor, as applicable, on all correspondence with the Commission and provide the Depositor or Other Depositor, as applicable, with the opportunity to participate (at the Depositor’s or Other Depositor’s, as applicable, expense) in any telephone conferences and meetings with the Commission and (ii) the Depositor or Other Depositor, as applicable, shall cooperate with such Affected Reporting Party in order to authorize such Affected Reporting Party and its representatives to respond to and negotiate directly with the Commission with respect to any comments from the Commission relating to such Affected Reporting Party and to notify the Commission of such authorization. The Depositor or Other Depositor, as applicable, and such Affected Reporting Party shall cooperate and coordinate with one another with respect to any requests made to the Commission for extension of time for submitting a response or compliance. All respective reasonable out-of-pocket costs and expenses incurred by the Depositor or Other Depositor (including reasonable legal fees and expenses of outside counsel to such party) in connection with the circumstances described in the first sentence of this paragraph (other than those costs and expenses required to be at the Depositor’s or Other Depositor’s expense as set forth above) and any amendments to any ARP Reports filed with the Commission therewith shall be promptly paid by the applicable Affected Reporting Party upon receipt of an itemized invoice from the Depositor or Other Depositor, as applicable. Each of the Servicer, the Special Servicer, the Certificate Administrator, the Custodian and the Trustee shall use commercially reasonable efforts to cause any Servicing Function Participant or Sub-Servicer retained by it to comply with the foregoing by inclusion of similar provisions in the related sub-servicing or similar agreement.

The Servicer, the Special Servicer, the Certificate Administrator, the Custodian and the Trustee shall cause each Additional Servicer (other than a party to this Agreement) with which it has entered into a servicing relationship after the Closing Date with respect to the Whole Loan, to indemnify and hold harmless each Certification Party from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments and other costs and expenses incurred by such Certification Party arising out of (i) a breach of its obligations to provide any of the annual compliance statements or annual assessment of servicing criteria or attestation reports pursuant to this Agreement, or the applicable sub-servicing or primary servicing agreement, as applicable, (ii) negligence, bad faith or willful misconduct on its part in the performance of such obligations thereunder or (iii) any Deficient Exchange Act Deliverable with respect to such Additional Servicer.

If the indemnification provided for herein is unavailable or insufficient to hold harmless any Certification Party, then the Servicer, the Special Servicer, the Trustee, the Custodian and the Certificate Administrator, each Additional Servicer or other Servicing Function Participant (the “Performing Party”) shall (and the Servicer, the Special Servicer, the Certificate Administrator, the Custodian and the Trustee shall cause each Additional Servicer or other Servicing Function Participant with which it has entered into a servicing relationship after the Closing Date with respect to the Whole Loan (other than a party to this Agreement), to) contribute to the amount paid or payable to the Certification Party as a result of the losses, claims, damages or liabilities of the Certification Party in such proportion as is appropriate to reflect the relative fault of the Certification Party on the one hand and the Performing Party on the other in connection with a breach of the Performing Party’s obligations pursuant to this Article 10 (or breach of its representations or obligations under the applicable sub-servicing or primary servicing agreement to provide any of the annual compliance statements or annual servicing criteria compliance reports or attestation reports or otherwise comply with the requirements of this Article 10) or the Performing Party’s negligence, bad faith or willful misconduct in connection therewith. The Servicer, the Special Servicer, the Certificate Administrator, the Custodian and the Trustee shall cause each Additional Servicer or Servicing Function Participant with which it has entered into a servicing relationship after the Closing Date with respect to the Whole Loan (other than a party to this Agreement), to agree to the foregoing indemnification and contribution obligations.

Promptly after receipt by the Certification Party of notice of the commencement of any action, such Certification Party shall, if a claim in respect thereof is to be made against an Indemnifying Party hereunder, notify in writing the Indemnifying Party of the commencement thereof; but the omission to so notify the Indemnifying Party shall not relieve it from any liability which it may have to the Certification Party under this Agreement except to the extent that such omission to notify materially prejudices the Indemnifying Party. In case any such action is brought against the Certification Party, after the Indemnifying Party has been notified of the commencement of such action, such Indemnifying Party shall be entitled to participate therein (at its own expense) and shall be entitled to assume the defense thereof (jointly with any other Indemnifying Party similarly notified) with counsel reasonably satisfactory to the Certification Party (which approval shall not be unreasonably withheld or delayed), and after notice from the Indemnifying Party to the Certification Party of its election to so assume the defense thereof, the Indemnifying Party shall not be liable to the Certification Party for any expenses subsequently incurred in connection with the defense thereof other than reasonable costs of investigation. In any such proceeding, the Certification Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of the Certification Party unless (i) the Indemnifying Party and the Certification Party shall have agreed to the retention of such counsel, (ii) the named parties to any such proceeding (including any impleaded parties and, in the case of an investigation by the Commission, any parties that are, or whose reporting materials are, the subject of such investigation) include both the Indemnifying Party and the Certification Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them or (iii) the Indemnifying Party fails within a reasonable period of time to designate counsel that is reasonably satisfactory to the Certification Party (which approval shall not be unreasonably withheld or delayed). In no event shall the Indemnifying Parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) in any one jurisdiction separate from their own counsel for the Certification Party in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. An Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent. However, if settled with such consent, the Indemnifying Party shall indemnify the Certification Party from and against any loss or liability by reason of such settlement to the extent that the Indemnifying Party is otherwise required to do so under this Agreement. If an Indemnifying Party assumes the defense of any proceeding, it shall be entitled to settle such proceeding with the consent of the Certification Party (which consent shall not be unreasonably withheld or delayed) or, if such settlement (i) provides for an unconditional release of the Certification Party in connection with all matters relating to the proceeding that have been asserted against the Certification Party in such proceeding by the other parties to such settlement and (ii) does not require an admission of fault by the Certification Party, without the consent of the Certification Party.

In addition, if any Companion Loan is securitized, the Depositor shall be responsible for fees, costs and expenses of the Trustee (to the extent that it is not acting as the Servicer), the Certificate Administrator and the Custodian in connection with such parties providing the information and reports described in Sections 10.4, 10.5, 10.6, 10.7, 10.8, 10.9 and 10.10, in such amounts to be mutually agreed upon by such parties. None of the Trustee, the Certificate Administrator or the Custodian shall be required to provide the information or reports described in Sections 10.4, 10.5, 10.6, 10.7, 10.8, 10.9 and 10.10 until such time as the agreement referred to in the previous sentence is reached.

10.12.    Amendments. This Article 10, Exhibit L, Exhibit O, Exhibit P and Exhibit Q may be amended by the written consent of all of the parties hereto, each affected Other Depositor and, if any such amendment to Exhibit L, Exhibit O, Exhibit P or Exhibit Q adds additional reporting obligations for a Mortgage Loan Seller, with the consent of the related Mortgage Loan Seller, pursuant to Section 12.1 (without, in each case, any Opinions of Counsel, Officer’s Certificates, Rating Agency Confirmations or the consent of any Certificateholder, notwithstanding anything to the contrary contained in this Agreement) for purposes of complying with Regulation AB or an Other Securitization Trust’s Exchange Act reporting obligations.

10.13.    Significant Obligors. If an Other Depositor has notified the Servicer in writing that the Property is a “significant obligor” (within the meaning of Item 1101(k) of Regulation AB), along with the related Relevant Distribution Date, with respect to the related Other Securitization Trust that includes a Companion Loan, the Servicer shall, if the Servicer is in receipt of (i) the updated financial statements of such “significant obligor” for any calendar quarter (other than the fourth calendar quarter of any calendar year), beginning with the first calendar quarter following receipt of such notice from the Other Depositor, or (ii) the updated financial statements of such “significant obligor” for any calendar year, beginning with the calendar year following such notice from the Other Depositor, deliver to the Other Depositor and Other Trustee, on or prior to the day that occurs two (2) Business Days prior to the related Significant Obligor NOI Quarterly Filing Deadline or seven (7) Business Days prior to the related Significant Obligor NOI Yearly Filing Deadline, as applicable, (A) if such financial statement receipt occurs twelve (12) or more Business Days prior to the related Significant Obligor NOI Quarterly Filing Deadline or seventeen (17) or more Business Days prior to the related Significant Obligor NOI Yearly Filing Deadline, as applicable, such financial statements of such “significant obligor”, together with the net operating income of such “significant obligor” for the applicable period as calculated by the Servicer in accordance with CREFC® guidelines or (B) if such financial statement receipt occurs less than twelve (12) Business Days prior to the related Significant Obligor NOI Quarterly Filing Deadline or less than seventeen (17) Business Days prior to the related Significant Obligor NOI Yearly Filing Deadline, as applicable, such financial statements of such “significant obligor”, together with the net operating income of such “significant obligor” for the applicable period as reported by the related Mortgagor in such financial statement.

If the Servicer does not receive financial information satisfactory to comply with Item 6 of Form 10-D or Item 1112(b)(1) of Form 10-K, as the case may be, of such “significant obligor” within ten Business Days after the date such financial information is required to be delivered under the related Loan Documents, the Servicer shall notify the Other Depositor with respect to such Other Securitization Trust (or the Servicer shall cause a Sub-Servicer to notify such Other Depositor) that it has not received them. The Servicer shall use efforts consistent with the Accepted Servicing Practices (taking into account, in addition, the ongoing reporting obligations of such Other Depositor under the Exchange Act) to obtain the periodic financial statements of the Borrowers under the related Loan Documents.

The Servicer shall (or shall cause a Sub-Servicer to) retain written evidence of each instance in which it (or a Sub-Servicer) attempts to contact the borrower related to such “significant obligor” to obtain the required financial information and is unsuccessful and, within five (5) Business Days prior to the date in which a Form 10-D or Form 10-K, as applicable, is required to be filed by the Other Securitization, shall forward an Officer’s Certificate evidencing its attempts to obtain this information to the related Other Depositor and Other Certificate Administrator. This Officer’s Certificate should be addressed to such Other Certificate Administrator at its corporate trust office, as specified in the related Other Pooling and Servicing Agreement.

10.14.    Notification Requirements and Deliveries in Connection with Securitization of a Companion Loan. Any other provision of this Article 10 to the contrary notwithstanding, including, without limitation, any deadlines for delivery set forth in this Article 10, in connection with the requirements contained in this Article 10 that provide for the delivery of information and other items to, and the cooperation with, an Other Depositor of any Other Securitization Trust, a party hereunder shall not be obligated to provide any such items to or cooperate with such Other Depositor (i) until the Other Depositor has provided such party hereto with not less than 10 Business Days’ (or such shorter period as required for such Other Depositor to comply with related filing obligations, provided that (a) such Other Depositor has provided written notice as soon as reasonably practicable and, concurrently with such written notice, obtained verbal confirmation of receipt of such written notice, in each case, in accordance with

Section 12.5 of this Agreement and (b) such period shall not be less than 3 Business Days) written notice (which shall only be required to be delivered once), except as regards the deliveries and cooperation contemplated by Section 10.8, Section 10.9 and Section 10.10 of this Agreement, written notice that (i) such Other Securitization Trust is subject to Regulation AB and that the Other Securitization Trust is subject to Exchange Act reporting, and (ii) specifying in reasonable detail the information and other items not otherwise specified in this Agreement that are requested to be delivered. Any reasonable cost and expense of the Depositor, Servicer, Special Servicer, Trustee and Certificate Administrator in cooperating with such Other Depositor (above and beyond their expressed duties hereunder) shall be the responsibility of such Other Depositor or Other Securitization Trust. The parties hereto shall have the right to confirm in good faith with such Other Depositor as to whether applicable law requires the delivery of the items identified in this Article 10 to such Other Depositor prior to providing any of the reports or other information required to be delivered under this Article 10 in connection therewith and (i) upon such confirmation, the parties shall comply with the deadlines for delivery set forth in this Article 10 with respect to such Other Securitization Trust or (ii) in the absence of such confirmation, the parties shall not be required to deliver such items; provided that no such confirmation will be required in connection with any delivery of the items contemplated by Section 10.8, Section 10.9 and Section 10.10 of this Agreement. Such confirmation shall be deemed given if the related Other Depositor provides a written statement to the effect that the Other Securitization Trust is subject to the reporting requirements of the Exchange Act and the appropriate party hereto receives such written statement. The parties hereunder shall also have the right to require that such Other Depositor provide them with the contact details of such Other Depositor and any other parties to the related Other Pooling and Servicing Agreement.

11.              Termination.

11.1.        Termination.

(a)           The respective obligations and responsibilities of the Servicer, the Special Servicer, the Operating Advisor, the Depositor, the Certificate Administrator, the Custodian and the Trustee created hereby (other than the obligation to make certain payments to the Companion Loan Holders, other than the obligation of the Certificate Administrator to make certain payments to Certificateholders after the final Distribution Date and other than the indemnification rights and obligations of the parties hereto) shall terminate upon the last action required to be taken by the Certificate Administrator on the final Distribution Date pursuant to this Article 11 following the later of (i) the final payment on the Certificates or (ii) the liquidation of the Mortgage Loan (including, without limitation, the sale of the Mortgage Loan pursuant to this Agreement, as applicable) or the liquidation or abandonment of the Properties and all other Collateral for the Mortgage Loan; provided, that in no event shall the Trust continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the Court of St. James’s, living on the date hereof.

(b)           On the final Distribution Date, all amounts on deposit in the Collection Account and not otherwise payable to a Person other than the Certificateholders, shall be applied generally as described in Section 4.1.

(c)           Notice of any termination, specifying the final Distribution Date (which shall be a date that would otherwise be a Distribution Date) upon which the Certificateholders of any Class may surrender their Certificates to the Certificate Administrator for payment of the final distribution and cancellation, shall be given promptly by the Certificate Administrator by letter to Certificateholders mailed as soon as practicable specifying (A) the final Distribution Date upon which final payment of the Certificates shall be made upon presentation and surrender of Certificates at the office or agency of the Certificate Administrator therein designated, (B) the amount of any such final payment and (C) that the Record Date otherwise applicable to such Distribution Date is not applicable, payments being made only upon presentation and surrender of the Certificates at the office or agency of the Certificate Administrator therein specified.

11.2.        Additional Termination Requirements.

In connection with any termination pursuant to Section 11.1 other than final payment on the Mortgage Loan, the Trust Fund shall be terminated in accordance with the following additional requirements, unless the Certificate Administrator and the Trustee have obtained at the expense of the Trust Fund, an Opinion of Counsel that any other manner of terminating either the Lower-Tier REMIC or the Upper-Tier REMIC will not subject the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC to federal income tax:

(i)             Within 89 days prior to the final Distribution Date, the Certificate Administrator shall designate the first day of the 90-day liquidation period of the Lower-Tier REMIC and the Upper-Tier REMIC which shall be specified in a notice from the Certificate Administrator to the Certificateholders as soon as practicable prior to such final Distribution Date, and shall specify such date in the final tax return of each such REMIC;

(ii)            At or after the time of adoption of such plan of complete liquidation and at or prior to the final scheduled Distribution Date, the Servicer shall sell any remaining assets (other than cash) of the Trust Fund and credit the proceeds thereof to the Trust Fund; and

(iii)           At or after such time as the proceeds from the disposition of the remaining assets of the Trust Fund shall have been credited to the Trust Fund, the Certificate Administrator shall cause all remaining amounts held (A) as part of the Lower-Tier REMIC to be distributed to the Trustee as holder of the Uncertificated Lower-Tier Interests and to the Holders of the Class R Certificates (in respect of the Class LT-R Interest) in accordance with Section 4.1(b) and (B) as part of the Upper-Tier REMIC to be distributed to the Holders of the Regular Certificates and the Class R Certificates (in respect of the Class UT-R Interest) in accordance with Section 4.1(a), Section 4.1(b) and Section 4.1(h).

11.3.        Trusts Irrevocable. Except as expressly provided herein, all trusts created hereby are irrevocable.

12.              MISCELLANEOUS PROVISIONS

12.1.        Amendment. (a)  This Agreement may be amended from time to time by the parties hereto, without the consent of any of the Certificateholders or the Companion Loan Holders:

(i)             to correct any inconsistency, defect or ambiguity in this Agreement or to correct any manifest error in any provision of this Agreement;

(ii)            to cause the provisions in this Agreement to conform or be consistent with or in furtherance of the statements made in the Offering Circular with respect to the Certificates, the Trust or this Agreement to correct or supplement any of its provisions which may be inconsistent with any other provisions in this Agreement, or to correct any error;

(iii)           to change the timing and/or nature of deposits in the Collection Account, the Distribution Account or the Foreclosed Property Account, provided that (A) the Remittance Date may in no event be later than the Business Day prior to the related Distribution Date and (B) (1) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an Opinion of Counsel (at the expense of the party requesting the amendment or at the expense of the Trust Fund if the requesting party is the Trustee or the Certificate Administrator) or (2) a Rating Agency Confirmation is obtained (at the expense of the party requesting the amendment or at the expense of the Trust Fund if the requesting party is the Trustee or the Certificate Administrator);

(iv)          to modify, eliminate or add to any of its provisions (A) to the extent necessary to maintain the qualification of the Lower-Tier REMIC and the Upper-Tier REMIC as a REMIC at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Lower-Tier REMIC or the Upper-Tier REMIC that would be a claim against the Lower-Tier REMIC or the Upper-Tier REMIC; provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting the amendment or at the expense of the Trust Fund if the requesting party is the Trustee or the Certificate Administrator) to the effect that (A) the action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and (B) the action will not adversely affect in any material respect the interests of any holder of the Certificates;

(v)           to modify, eliminate or add to any of its provisions to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates; provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-Permitted Transferee; provided, further, that the Depositor may conclusively rely upon an Opinion of Counsel to such effect;

(vi)          to make any other provisions with respect to matters or questions arising under this Agreement or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder not consenting to such amendment, as evidenced by (a) an Opinion of Counsel (at the expense of the party requesting the amendment or at the expense of the Trust Fund if the Trustee, the Custodian or the Certificate Administrator is the requesting party) and (b) a Rating Agency Confirmation (at the expense of the party requesting the amendment or at the expense of the Trust Fund if the requesting party is the Trustee, the Custodian or the Certificate Administrator); provided, that any amendment pursuant to this clause (vi) that would adversely affect the rights of the Controlling Class or the Controlling Class Representative shall be subject to the consent of such affected party, parties or Certificateholders, as applicable;

(vii)         to amend or supplement any provision of this Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation (at the expense of the party requesting the amendment or at the expense of the Trust Fund if the requesting party is the Trustee, the Custodian or the Certificate Administrator); provided, that any amendment pursuant to this clause (vii) that would adversely affect the rights of the Controlling Class or the Controlling Class Representative shall be subject to the consent of such affected party, parties or Certificateholders, as applicable;

(viii)        to modify the provisions of this Agreement with respect to reimbursement of Nonrecoverable Advances if (A) the Depositor, the Servicer, the Certificate Administrator and the Trustee, determine that the commercial mortgage-backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (B) such modification does not adversely affect the status of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC, as evidenced by an Opinion of Counsel (at the expense of the party requesting the amendment or at the expense of the Trust Fund if the requesting party is the Trustee or the Certificate Administrator), (C) a Rating Agency Confirmation is obtained from each Rating Agency (at the expense of the party requesting the amendment or at the expense of the Trust Fund if the requesting party is the Trustee or the Certificate Administrator), and (D) during any Subordinate Control Period, the Controlling Class Representative consents to such modification;

(ix)           to modify the procedures set forth in this Agreement relating to compliance with Exchange Act Rule 17g-5, Rule 15Ga-1 or Rule 15Ga-2;

(x)            to the extent determined in good faith by the Depositor as necessary to comply with the Exchange Act or other applicable laws and regulations or to conform to guidance provided by any applicable governmental authority or to standards developed within the CMBS industry;

(xi)           to modify, eliminate or add to any of its provisions to such extent as will be necessary to comply with the requirements of the Credit Risk Retention Rules or to modify, eliminate or add any corresponding provisions in the event that any or all of the Credit Risk Retention Rules are withdrawn, repealed or modified to be less restrictive; and

(xii)          pursuant to, and in accordance with, Article 10 of this Agreement.

(b)           This Agreement may also be amended by the parties to this Agreement with the consent of the Holders of Certificates of each Class adversely affected by such amendment evidencing, in each case, not less than 51% of the aggregate Percentage Interests constituting the Class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Holders of the Certificates, except that the amendment may not (1) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loan or the Companion Loans that are required to be distributed on any Certificate or any Companion Loan, respectively; (2) alter in any manner the liens on any Collateral securing payments of the Mortgage Loan, (3) alter the obligations of the Servicer or the Trustee to make an Advance or alter Accepted Servicing Practices; (4) change the percentages of Voting Rights or Percentage Interests of Certificateholders or the Companion Loan Holders that are required to consent to any action or inaction under this Agreement; or (5) amend this Section 12.1.

(c)           Notwithstanding the foregoing, no amendment to this Agreement may be made that (i) would cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC for federal income tax purposes, (ii) changes in any manner the obligations of any Mortgage Loan Seller under its respective Mortgage Loan Purchase Agreement without the consent of such Mortgage Loan Seller, and the Trustee, the Certificate Administrator, the Custodian, the Operating Advisor, the Servicer or the Special Servicer may, but will not be obligated to, enter into any amendment to this Agreement that it determines affects its rights, duties or immunities or creates any additional liability for the Trustee, the Certificate Administrator, the Custodian, the Operating Advisor, the Servicer or the Special Servicer under this Agreement or (iii) impairs the rights of any Companion Loan Holder under this Agreement without the consent of such Companion Loan Holder.

(d)           It shall not be necessary for the consent of Certificateholders under this Section 12.1 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof. The manner of obtaining such consents and of evidencing the authorization of the execution thereof by Certificateholders shall be subject to such reasonable regulations as the Certificate Administrator may prescribe.

(e)           Notwithstanding the foregoing, no amendment may be made to this Agreement unless the Trustee, the Certificate Administrator, the Operating Advisor, the Servicer, and the Special Servicer have first received (i) an Opinion of Counsel (at the expense of the party requesting the amendment, or at the Trust Fund’s expense if the Trustee or the Certificate Administrator is the requesting party) to the effect that the amendment is authorized or permitted under this Agreement and that the amendment or the exercise of any power granted to the Servicer, the Special Servicer, the Operating Advisor, the Depositor, the Certificate Administrator, the Trustee or any other specified Person in accordance with the amendment, will not result in the imposition of a tax on any portion of the Trust or cause either the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC under the Code and (ii) an Officer’s Certificate from the party requesting the amendment to the effect that all conditions precedent to such amendment set forth herein have been satisfied.

(f)            Promptly after the execution of any amendment to this Agreement, the Certificate Administrator shall post a copy of such amendment on the Certificate Administrator’s Website and furnish written notification of the substance of such amendment to each Certificateholder, the Depositor, the Servicer, the Special Servicer, the Operating Advisor, the Initial Purchasers, the Companion Loan Holders and the 17g-5 Information Provider (who shall promptly post to the 17g-5 Information Provider’s Website).

(g)           In the event that neither the Depositor nor any successor thereto is in existence, any amendment under this Section 12.1 shall be effected with the consent of the Trustee, the Certificate Administrator, the Operating Advisor, the Servicer, and the Special Servicer, as applicable, and, to the extent required by this Section 12.1, the required Certificateholders and/or Companion Loan Holders, as applicable.

(h)           Unless otherwise specified in Section 12.1(a), the costs and expenses associated with any such amendment, including without limitation, Opinions of Counsel and a Rating Agency Confirmations, shall be borne by the party requesting such amendment (or, if such amendment is required by any of the Rating Agencies to maintain the rating issued by it or requested by the Trustee or the Certificate Administrator for any purpose described in Section 12.1(a) (which do not modify or otherwise relate solely to the obligations, duties or rights of the Trustee or the Certificate Administrator), then at the expense of the Depositor and, if neither the Depositor nor any successor thereto is in existence, the Trust Fund).

(i)            No amendment to this Agreement that is materially adverse to the interests of any Initial Purchaser, any Companion Loan Holder, the Third Party Purchaser or any other third party beneficiary under Section 12.13(ii) or (iii) shall be effected unless such Initial Purchaser, such Companion Loan Holder, the Third Party Purchaser or such other third party beneficiary, as the case may be, provides written consent to such amendment. In addition, no amendment to this Agreement that increases the obligations or impairs the rights of any Mortgage Loan Seller shall be effected unless such Mortgage Loan Seller provides written consent to such amendment.

12.2.        Recordation of Agreement; Counterparts. (a)  This Agreement or an abstract hereof, if acceptable by the applicable recording office, is subject to recordation in all appropriate public offices for real property records in the counties in which the Properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Trustee or the Certificate Administrator at the expense of the Trust upon its receipt of an Opinion of Counsel to the effect that such recordation materially and beneficially affects the interests of the Certificateholders of the Trust.

(b)           For the purpose of facilitating the recordation of this Agreement as herein provided and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement in Portable Document Format (PDF) or by facsimile transmission shall be as effective as delivery of a manually executed original counterpart of this Agreement.

12.3.        Governing Law; Submission to Jurisdiction. THIS AGREEMENT AND Any claim, controversy or dispute arising under or related to this AGREEMENT, THE RELATIONSHIP OF THE PARTIES TO THIS AGREEMENT, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW RULES THEREOF. THE PARTIES HERETO INTEND THAT THE PROVISIONS OF SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY TO THIS AGREEMENT.

EACH OF THE PARTIES HERETO IRREVOCABLY (I) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

12.4.        Waiver of Jury Trial. EACH PARTY HERETO WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY ASSIGNMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY AGAINST THE OTHER PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. EACH PARTY HERETO AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, EACH PARTY HERETO FURTHER AGREES THAT ITS RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT, ANY ASSIGNMENT OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY ASSIGNMENT.

12.5.        Notices. All demands, notices and communications hereunder shall be in writing, shall be deemed to have been given upon receipt (except that notices to Holders of any Class of Certificates held in registered, definitive form shall be deemed to have been given upon being sent by first class mail, postage prepaid) as follows:

If to the Depositor, to:

Morgan Stanley Capital I Inc.
1585 Broadway
New York, New York 10036
Attention: Jane Lam

with copies to:

Morgan Stanley Capital I Inc.
1633 Broadway, 29th Floor
New York, New York 10019
Attention: Legal Compliance Division

and

cmbs_notices@morganstanley.com

If to the Servicer, to:

Midland Loan Services, a Division of PNC Bank, National Association
10851 Mastin Street
Building 82, Suite 700
Overland Park, Kansas 66210
Attention: Executive Vice President – Division Head
Facsimile number: (888) 706-3565

with a copy to:

Stinson Leonard Street LLP
1201 Walnut Street, Suite 2900
Kansas City, Missouri 64106
Facsimile: (816) 412-9338
Attention: Kenda K. Tomes

If to the Special Servicer, to:

Rialto Capital Advisors, LLC
790 NW 107th Avenue, 4th Floor
Miami, Florida 33172
Attention: Liat Heller
Facsimile number: (305) 229-6425
E-mail: liat.heller@rialtocapital.com

with a copy to:

Jeff Krasnoff
Facsimile number: (305) 229-6425
E-mail: jeff.krasnoff@rialtocapital.com;

Niral Shah
Facsimile number: (305) 229-6425
Email: niral.shah@rialtocapital.com;

Adam Singer
Facsimile number: (305) 229-6425
Email: adam.singer@rialtocapital.com

If to the Trustee, to:

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Services - CMBS – ILPT 2019-SURF

If to the Certificate Administrator, to:

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045-1951
Attention: Corporate Trust Services (CMBS)
ILPT 2019-SURF

with a copy to be sent contemporaneously via email to:
cts.cmbs.bond.admin@wellsfargo.com, and
to trustadministrationgroup@wellsfargo.com, except as otherwise set forth herein

If to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s Website: 17g5informationprovider@wellsfargo.com

If to the Certificate Registrar, with respect to Certificate transfers other than the Class HRR Certificates to:

Wells Fargo Bank, N.A.
600 South 4th St., 7th Floor
MAC: N9300-070
Minneapolis, Minnesota 55479
Attention: Certificate Transfer Services – CTS (CMBS) – ILPT 2019-SURF

or in the case of a transfer of the Class HRR Certificates:

Wells Fargo Bank, N.A.
9062 Old Annapolis Road

Columbia, Maryland 21045-1951

Attention: Risk Retention Custody (CMBS) – ILPT 2019-SURF

with a copy to:

riskretentioncustody@wellsfargo.com

If to the Custodian, to:

Wells Fargo Bank, N.A.
1055 10th Avenue SE
Minneapolis, Minnesota 55414
Attention: Document Custody Group (CMBS) ILPT 2019-SURF

with a copy to:

cmbscustody@wellsfargo.com

If to the Operating Advisor, to:

Park Bridge Lender Services LLC

600 Third Avenue, 40th Floor

New York, New York 10016

Attention: ILPT 2019-SURF -Surveillance Manager (with a copy sent contemporaneously via email to cmbs.notices@parkbridgefinancial.com)

If to MSMCH, to:

Morgan Stanley Mortgage Capital Holdings LLC
1585 Broadway
New York, New York 10036
Attention: Jane Lam

with copies to:

Morgan Stanley Mortgage Capital Holdings LLC
1633 Broadway, 29th Floor
New York, New York 10019
Attention: Legal Compliance Division

and

cmbs_notices@morganstanley.com

If to UBS AG, to:

UBS AG, New York Branch

1285 Avenue of the Americas

New York, New York 10019

Attention: Henry Chung

Email: henry.chung@ubs.com

Facsimile number: (212) 821-2943

If to CREFI, to:

Citi Real Estate Funding Inc.

388 Greenwich Street, 17th Floor

New York, New York 10013

Attention: Richard Simpson

Fax number: (646) 328-2943

and

Citi Real Estate Funding Inc.

390 Greenwich Street, 5th Floor

New York, New York 10013

Attention: Raul Orozco

Fax number: (347) 394-0898

and

Citi Real Estate Funding Inc.

388 Greenwich Street, 17th Floor

New York, New York 10013

Attention: Ryan M. O’Connor

Fax number: (646) 862-8988

and with electronic copies to Richard Simpson at
richard.simpson@citi.com and to Ryan M. O’Connor at
ryan.m.oconnor@citi.com

If to JPMCB, to:

JPMorgan Chase Bank, National Association

383 Madison Avenue, 8th Floor

New York, New York 10179

Email: US_CMBS_Notice@jpmorgan.com

Attention: Kunal K. Singh

with a copy to :

Bianca A. Russo

Managing Director & Associate General Counsel

4 New York Plaza, 21st Floor

New York, New York 10004-2413

Email: US_CMBS_Notice@jpmorgan.com

If to the initial Controlling Class Representative, to:

Prima Capital Advisors LLC

2 Overhill Road, Suite 215

Scarsdale, NY 10583

Attention: Nilesh Patel

Phone: 914 725 2657

Fax: 914 725 9385

Email: npatel@primaadvisors.com

If to any Certificateholder, to:

the address set forth in the Certificate Register,

If to the Borrowers:

at the respective addresses therefor set forth in the Loan Agreement or, in the case of the parties to this Agreement, to such other address as such party shall specify by written notice to the other parties hereto.

12.6.        Notices to the Rating Agencies. None of the Servicer, the Special Servicer, the Operating Advisor, the Trustee, the Custodian or the Certificate Administrator shall provide any information regarding the Trust Fund to the Rating Agencies upon receipt of a request by the Rating Agencies therefor but shall, upon receipt of a reasonable request for information pertaining to this transaction, to the extent such party has or can obtain such information without unreasonable effort or expense, provide such information to the Depositor in accordance with the procedures set forth in Sections 12.16 and 12.17; provided, that the Depositor shall not disclose which Rating Agency has requested such information. Notwithstanding the foregoing, the failure to deliver such information shall not constitute a Servicer Termination Event or Special Servicer Termination Event, as the case may be, under this Agreement. Any confirmation of the rating by the Rating Agencies required hereunder shall be in writing.

Any notices to the Rating Agencies shall be sent to the following addresses:

Fitch Ratings, Inc.

33 Whitehall Street

New York, New York 10004

Attention: CMBS Surveillance Group
Email: info.cmbs@fitchratings.com

Kroll Bond Rating Agency, Inc.
845 Third Avenue, 4th Floor

New York, New York 10022
Attention: CMBS Surveillance

Facsimile No.: (646) 731-2395

12.7.        Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then, to the extent permitted by applicable law, such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the Holders thereof.

12.8.        Limitation on Rights of Certificateholders. The death or incapacity of any Certificateholder shall not operate to terminate this Agreement or the Trust Fund, nor entitle such Certificateholder’s legal representative or heirs to claim an accounting or to take any action or to commence any proceeding in any court for a petition or winding up of the Trust Fund, or otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

No Certificateholder, solely by virtue of its status as a Certificateholder, shall have any right to vote (except as provided herein) or in any manner otherwise control the operation and management of the Trust Fund, or the obligations of the parties hereto, nor shall anything herein set forth or contained in the terms of the Certificates be construed so as to constitute the Certificateholders from time to time as partners or members of an association; nor shall any Certificateholders be under any liability to any third party by reason of any action by the parties to this Agreement pursuant to any provision hereof.

No Certificateholder, solely by virtue of its status as a Certificateholder, shall have any right by virtue or by availing itself of any provisions of this Agreement to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Agreement, unless such Holder previously shall have given to the Trustee and the Certificate Administrator a written notice of a Servicer Termination Event, Special Servicer Termination Event or Operating Advisor Termination Event, as the case may be, and of the continuance thereof, as herein before provided, and unless the Holders of Certificates aggregating not less than 25% of the Voting Rights of the Certificates shall also have made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses, and liabilities to be incurred therein or thereby, and the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding; it being understood and intended, and being expressly covenanted by each Certificateholder with every other Certificateholder and the Trustee, that no one or more Holders of Certificates shall have any right in any manner whatever by virtue or by availing itself or themselves of any provisions of this Agreement to affect, disturb or prejudice the rights of the Holders of any other of the Certificates, or to obtain or seek to obtain priority over or preference to any other such Holder except as provided herein with respect to entitlement to payments or to enforce any right under this Agreement, except in the manner herein provided and for the common benefit of all Certificateholders. For the protection and enforcement of the provisions of this Section, each and every Certificateholder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

12.9.        Certificates Nonassessable and Fully Paid. The Certificateholders shall not be personally liable for obligations of the Trust Fund, the interests in the Trust Fund represented by the Certificates shall be nonassessable for any reason whatsoever, and the Certificates, upon due authentication thereof by the Certificate Administrator pursuant to this Agreement, are and shall be deemed fully paid.

12.10.      Reproduction of Documents. This Agreement and all documents relating thereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, (ii) documents received by any party at the closing, and (iii) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

12.11.      No Partnership. Nothing herein contained shall be deemed or construed to create a partnership or joint venture between the parties hereto.

12.12.     Actions of Certificateholders. (a)  Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Agreement to be given or taken by Certificateholders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Certificateholders in person or by agent duly appointed in writing; and except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and the Certificate Administrator and, where required, to the Depositor, the Servicer, the Special Servicer or the Operating Advisor. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Agreement and conclusive in favor of the Certificate Administrator, the Trustee, the Depositor, the Servicer, and the Special Servicer if made in the manner provided in this Section.

(b)           The fact and date of the execution of any Certificateholder of any such instrument or writing may be proved in any reasonable manner which the Trustee or the Certificate Administrator deems sufficient.

(c)           Any request, demand, authorization, direction, notice, consent, waiver, or other act by a Certificateholder shall bind every Holder of every Certificate issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of anything done, or omitted to be done, by the Trustee, the Certificate Administrator, the Operating Advisor,

the Depositor, the Servicer, or the Special Servicer in reliance thereon, whether or not notation of such action is made upon such Certificate.

(d)           The Trustee and the Certificate Administrator may require additional proof of any matter referred to in this Section as it shall deem reasonably necessary.

12.13.      Successors and Assigns. The rights and obligations of any party hereto shall not be assigned (except pursuant to Sections 6.2, 6.4, 8.7 or 8.9 hereof) by such party without the prior written consent of the other parties hereto. This Agreement shall inure to the benefit of and be binding upon the Depositor, the Servicer, the Special Servicer, the Certificate Administrator, the Custodian and the Trustee and their respective permitted successors and assigns. No Person other than a party to this Agreement, the Initial Purchasers and any Certificateholder shall have any rights with respect to the enforcement of any of the rights or obligations hereunder; provided that the parties to this Agreement specifically agree that (i) each Companion Loan Holder and each Mortgage Loan Seller shall be a third party beneficiary of this Agreement with respect to the rights afforded it under this Agreement, (ii) each Other Depositor, Other Servicer, Other Special Servicer, Other Trustee and Other Exchange Act Reporting Party shall be a third party beneficiary of this Agreement with respect to all rights of cooperation, compensation and reimbursement, together with any other rights, afforded to it hereunder, including, without limitation, under Section 3.4, Section 3.24, Section 12.1, Article 7 and Article 10, (iii) each Other Asset Representations Reviewer shall be a third party beneficiary of this Agreement with respect to all rights of cooperation, compensation and reimbursement afforded to it hereunder, including, without limitation, under Section 3.27, and (iv) no Borrower, property manager or other party to the Mortgage Loan is an intended third-party beneficiary of this Agreement (provided that the Borrowers shall be entitled to notices to the extent expressly provided herein).

12.14.      Acceptance by Authenticating Agent, Certificate Registrar. The Certificate Administrator hereby accepts its appointment as Authenticating Agent and Certificate Registrar and agrees to perform the obligations required to be performed by it in each such capacity pursuant to the terms of this Agreement.

12.15.      Streit Act. Any provisions required to be contained in this Agreement by Section 126 and/or Section 130-k or Article 4-A of the New York Real Property Law are hereby incorporated herein, and such provisions shall be in addition to those conferred or imposed by this Agreement; provided, that to the extent that such Section 126 and/or 130-k shall not have any effect, and if said Section 126 and/or Section 130-k should at any time be repealed or cease to apply to this Agreement or be construed by judicial decision to be inapplicable, said Section 126 and/or Section 130-k shall cease to have any further effect upon the provisions of this Agreement. In a case of a conflict between the provisions of this Agreement and any mandatory provisions of Article 4-A of the New York Real Property Law, such mandatory provisions of said Article 4-A shall prevail, provided that if said Article 4-A shall not apply to this Agreement, should at any time be repealed, or cease to apply to this Agreement or be construed by judicial decision to be inapplicable, such mandatory provisions of such Article 4-A shall cease to have any further effect upon the provisions of this Agreement.

12.16.     Assumption by Trust of Duties and Obligations of the Mortgage Loan Sellers Under the Loan Documents. The Trustee on behalf of the Trust as assignee of the Mortgage Loan and the Certificate Administrator, the Operating Advisor, the Servicer and Special Servicer hereby acknowledge that the Trust assumes all of the rights and obligations of the Mortgage Loan Sellers as lender under the Loan Documents and agrees to be bound thereby, and in accordance with the terms thereof. Such acknowledgement on behalf of the Trust is made by the Trustee in the exercise of the powers and authority conferred and vested in it and is intended for the purpose of binding only the Trust. Nothing contained in this Section shall be construed as creating any liability on the part of the Trustee, individually or personally, it being agreed that all liabilities and obligations being acknowledged as assumed are solely those of the Trust, and under no circumstances shall the Trustee be liable personally for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Trust under this Agreement, any Loan Document or any related document.

12.17.      Notice to the 17g-5 Information Provider and Each Rating Agency. (a)  The Certificate Administrator shall promptly furnish to the 17g-5 Information Provider by electronic delivery each of the following of which a Responsible Officer of the Certificate Administrator has actual knowledge, and the 17g-5 Information Provider shall promptly upload such notice or information to the 17g-5 Information Provider’s Website (but in no event later than five (5) Business Days after receipt thereof):

(i)            any material change or amendment to this Agreement, the Mortgage Loan Purchase Agreements, the Loan Agreement or the Intercreditor Agreement;

(ii)           notice of the merger, consolidation, resignation or termination of the Servicer, Special Servicer, the Operating Advisor, the Certificate Administrator or the Trustee;

(iii)          notice of the repurchase of, or substitution of, the Mortgage Loan pursuant to Sections 2.2 and 2.9;

(iv)          the final payment to any Class of Certificateholders;

(v)           any change in the location of the Interest Reserve Account or the Distribution Account;

(vi)          any change in the lien priority of the Mortgage Loan; and

(vii)         each Distribution Date Statement described in Section 4.4(a).

(b)           The Servicer and the Special Servicer shall promptly furnish to the 17g-5 Information Provider by electronic delivery copies of the following (to the extent not already delivered or made available pursuant to the terms of this Agreement), and the 17g-5 Information Provider shall promptly upload such documents to the 17g-5 Information Provider’s Website within the timeframes contemplated in the second paragraph of Section 12.18(g):

(i)            each of its annual statements as to compliance described in Section 10.9;

(ii)           each of its annual independent public accountants’ servicing reports described in Section 10.10; and

(iii)          each Appraisal obtained pursuant to Section 3.7.

12.18.      Exchange Act Rule 17g-5 Procedures. (a)  Except as otherwise expressly and specifically provided in Section 12.17 of this Agreement or Section 12.18 of this Agreement or otherwise in this Agreement or as required by law, none of the Depositor, the Servicer, the Special Servicer, the Operating Advisor or the Trustee shall provide any information relevant to the Rating Agencies’ surveillance of the Certificates or the Mortgage Loan directly to, or communicate with, either orally or in writing, any Rating Agency regarding the Certificates or the Mortgage Loan, including, but not limited to, providing responses to inquiries from a Rating Agency regarding the Certificates or the Mortgage Loan relevant to such Rating Agency’s surveillance of the Certificates. To the extent that a Rating Agency makes an inquiry or initiates communications with any such party regarding the Certificates or the Mortgage Loan relevant to such Rating Agency’s surveillance of the Certificates, all responses to such inquiries or communications from such Rating Agency shall be made in writing by the responding party and delivered to the 17g-5 Information Provider electronically as provided in Section 12.18(g), which written response the 17g-5 Information Provider shall post to the 17g-5 Information Provider’s Website within the timeframes contemplated in the second paragraph of Section 12.18(g).

(b)           To the extent that any party to this Agreement is required to provide any information to, or communicate with, any Rating Agency in accordance with its obligations under this Agreement or applicable law, such party shall provide such information or communication to the 17g-5 Information Provider electronically for posting as provided in Section 12.18(g) and the 17g-5 Information Provider shall post such information or communication on the same Business Day as it was received (if such information is received by 2:00 p.m. (Eastern time)) or by 12:00 p.m. (Eastern time) on the following Business Day (if such information is received after 2:00 p.m.). The 17g-5 Information Provider shall notify each other party to this Agreement in writing of any change in the identity or contact information of the 17g-5 Information Provider. Any Rating Agency Confirmation request shall be made in accordance with Section 3.26. In connection with the delivery by the Servicer, Special Servicer or Operating Advisor to the 17g-5 Information Provider of any information, report, notice or document for posting to the 17g-5 Information Provider’s Website, the 17g-5 Information Provider shall notify (which may include automatically generated electronic notifications) the Servicer, Special Servicer or Operating Advisor when such information, report, notice or document has been posted. The Servicer, the Special Servicer or Operating Advisor, as applicable, may, but shall not be obligated to, send such information, report, notice or other document to the applicable Rating Agency or Rating Agencies so long as such information, report, notice or document (i) was previously provided to the 17g-5 Information Provider or (ii) is simultaneously provided to the 17g-5 Information Provider.

(c)            Each 17g-5 Indemnifying Party hereby expressly agrees to indemnify and hold harmless the Depositor and its respective Affiliates, directors, officers, employees, members, managers and agents, and the Trust (each, for purposes of this Section 12.18(c), a “17g-5 Indemnified Party”), from and against any and all losses, liabilities, damages, claims, judgments, costs, fees, penalties, fines, forfeitures or other expenses (including reasonable legal fees and expenses), to which any such 17g-5 Indemnified Party may become subject, under the Act, the Exchange Act, by contract or otherwise, insofar as such losses, liabilities, damages, claims, judgments, costs, fees, penalties, fines, forfeitures or other expenses (including reasonable legal fees and expenses) arise out of or are based upon (i) such 17g-5 Indemnifying Party’s breach of Section 12.18(a), Section 12.18(b), Section 12.18(f) or Section 3.26 or any other provision of this Agreement relating to the delivery of any information or communication for posting on, or the posting of any information or communication to, the 17g-5 Information Provider’s Website, or (ii) if the 17g-5 Indemnifying Party is the 17g-5 Information Provider, any negligence, willful misconduct or bad faith on its part in connection with establishing, posting information and communications to, granting access to, and otherwise performing its obligations and duties hereunder with respect to, the 17g-5 Information Provider’s Website, or (iii) a determination by any Rating Agency that it cannot reasonably rely on representations made by the Depositor or any Affiliate thereof pursuant to Exchange Act Rule 17g-5(a)(3), to the extent caused by any such breach referred to in clause (i) above by, or any negligence, willful misconduct or bad faith referred to in clause (ii) above on the part of, the applicable 17g-5 Indemnifying Party, and will reimburse such 17g-5 Indemnified Party for any legal or other expenses reasonably incurred by such 17g-5 Indemnified Party in connection with investigating or defending any such action or claim, as such expenses are incurred.

(d)           None of the Depositor, the Mortgage Loan Sellers, the Servicer, the Special Servicer, the Operating Advisor or the Trustee (if it is not also the 17g-5 Information Provider) shall have any liability for (i) the 17g-5 Information Provider’s failure to post information provided by the Depositor, the Servicer, the Special Servicer, the Operating Advisor or the Trustee (if it is not also the 17g-5 Information Provider) in accordance with the terms of this Agreement, or (ii) any malfunction or disabling of the 17g-5 Information Provider’s Website.

(e)           The Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee shall be permitted to (but shall not be obligated to) orally communicate with the Rating Agencies provided that such party summarizes the information provided to the Rating Agencies in such communication and provides the 17g-5 Information Provider with such summary in accordance with the procedures set forth in Section 12.17(g) on the same day such communication takes place; provided that the summary of such oral communications shall not be attributed to the Rating Agency with which such party communicated. The 17g-5 Information Provider shall post such summary on the 17g-5 Information Provider’s Website in accordance with the procedures set forth in Section 12.17(g). None of the foregoing restrictions in this Section 12.18 prohibit or restrict oral or written communications, or providing information, between the Servicer, the Special Servicer or the Operating Advisor, on the one hand, and any Rating Agency, on the other hand, with regard to (i) such Rating Agency’s review of the ratings it assigns to the Servicer or the Special Servicer, as applicable, (ii) such Rating Agency’s approval of the Servicer or the Special Servicer, as applicable, as a commercial mortgage master, special or primary servicer or (iii) such Rating Agency’s evaluation of the Servicer’s, the Special Servicer’s or the Operating Advisor’s, as applicable, servicing operations in general; provided that the Servicer, the Special Servicer or the Operating Advisor, as applicable, shall not provide any information relating to the Certificates or the Mortgage Loan to such Rating Agency in connection with such review and evaluation by such Rating Agency unless (x) borrower, property and other deal specific identifiers are redacted; (y) such information has already been provided to the 17g-5 Information Provider and has been uploaded on the 17g-5 Information Provider’s Website or the Servicer, the Special Servicer or the Operating Advisor, as applicable, has in fact provided such information to such Rating Agency in accordance with Section 12.18(b); or (z) the Rating Agency has confirmed in writing to the Servicer or the Special Servicer, as applicable, that it will not use such information in undertaking credit rating surveillance for any Class of Certificates (and the party providing such information to a Rating Agency shall, upon request, certify to the Depositor that it received the confirmation described in this clause (z) or provide the Depositor with a copy of such confirmation from the applicable Rating Agency); provided, that a Rating Agency may use information delivered under this clause (z) for any purpose to the extent it is publicly available (unless the availability results from a breach of this Agreement) or comprised of information collected by the applicable Rating Agency from the 17g-5 Information Provider’s Website (or another 17g-5 information provider’s website that they have access to) other than pursuant to this Section 12.18(e).

(f)            The 17g-5 Information Provider shall, at all times that any Certificates are outstanding and rated by a Rating Agency, maintain the 17g-5 Information Provider’s Website, and grant access thereto to the Rating Agencies and the other NRSROs, in accordance with this Agreement.

(g)           The 17g-5 Information Provider shall post on the 17g-5 Information Provider’s Website and make available solely to the Rating Agencies and other NRSROs the following items, to the extent such items are delivered to it in an electronic document format suitable for website posting (and the parties required to deliver the following information to the 17g-5 Information Provider agree to do so) via electronic mail at 17g5informationprovider@wellsfargo.com, specifically with a subject reference of “ILPT 2019-SURF” and an identification of the type of information being provided in the body of such electronic mail; or via any alternative electronic mail address following notice to the parties hereto or any other delivery method established or approved by the 17g-5 Information Provider if or as may be necessary or beneficial:

(i)            any and all notices or items delivered to it pursuant to Section 12.17;

(ii)           any requests for a Rating Agency Confirmation that are delivered to the 17g-5 Information Provider pursuant to Section 3.26; and

(iii)          any other information delivered to the 17g-5 Information Provider pursuant to this Agreement, including pursuant to Section 12.18(a) and Section 12.18(b).

The foregoing information shall be made available by the 17g-5 Information Provider on the 17g-5 Information Provider’s Website. Information will be posted on the same Business Day of receipt provided that such information is received by 2:00 p.m. (eastern time) or, if received after 2:00 p.m., on the next Business Day by 12:00 p.m. (eastern time). The 17g-5 Information Provider shall have no obligation or duty to verify, confirm or otherwise determine whether the information being delivered is accurate, complete, conforms to the transaction, or otherwise is or is not anything other than what it purports to be. If any information is delivered or posted in error, the 17g-5 Information Provider may remove it from the 17g-5 Information

Provider’s Website. The 17g-5 Information Provider has not obtained and shall not be deemed to have obtained actual knowledge of any information only by receipt and posting to the 17g-5 Information Provider’s Website. Access will be provided by the 17g-5 Information Provider to the Rating Agencies, and to the NRSROs upon receipt of an NRSRO Certification in the form of Exhibit M hereto (which certification may be submitted electronically via the 17g-5 Information Provider’s Website). Access will be provided by the 17g-5 Information Provider on the same Business Day if such Exhibit M is submitted prior to 2:00 p.m. on such Business Day, or, if such Exhibit M is received after 2:00 p.m., on the following Business Day. Questions regarding delivery of information to the 17g-5 Information Provider may be directed to 17g5informationprovider@wellsfargo.com.

Upon request of the Depositor or the Rating Agencies, the 17g-5 Information Provider shall post on the 17g-5 Information Provider’s Website any additional information requested by the Depositor or the Rating Agencies to the extent such information is delivered to the 17g-5 Information Provider electronically in accordance with this Section 12.18 (which may include pre-closing materials). In no event shall the 17g-5 Information Provider disclose on the 17g-5 Information Provider’s Website which Rating Agency requested such additional information.

The 17g-5 Information Provider shall provide a mechanism to notify each Rating Agency or other NRSRO each time the 17g-5 Information Provider posts an additional document to the 17g-5 Information Provider’s Website.

The 17g-5 Information Provider shall make available, only to the Rating Agencies and NRSROs, the Rating Agency Q&A Forum and Document Request Tool. The “Rating Agency Q&A Forum and Document Request Tool” shall be a service available on the 17g-5 Information Provider’s Website, where Rating Agencies and NRSROs may (i) submit questions to the Certificate Administrator relating to the Distribution Date Statement, or submit questions to the Servicer or the Special Servicer, as applicable, relating to the reports being prepared by such parties, the Whole Loan or the Properties (each such submission, a “Rating Agency Inquiry”), (ii) view Rating Agency Inquiries that have been previously submitted and answered, together with the answers thereto and (iii) submit requests for loan-level reports and information. Upon receipt of a Rating Agency Inquiry for the Certificate Administrator, the Servicer or the Special Servicer, the 17g-5 Information Provider shall forward the Rating Agency Inquiry to the Certificate Administrator, the Servicer or the Special Servicer, as applicable, in each case within a commercially reasonable period following receipt thereof. Following receipt of a Rating Agency Inquiry or request relating to the subject matters described in clauses (i) or (iii) above, the Certificate Administrator, the Servicer or the Special Servicer, as applicable, unless it determines not to answer such Rating Agency Inquiry as provided below, shall reply to the Rating Agency Inquiry, which reply of the Certificate Administrator, the Servicer or the Special Servicer shall be by email to the 17g-5 Information Provider. The 17g-5 Information Provider shall post (within a commercially reasonable period following preparation or receipt of such answer, as the case may be) such Rating Agency Inquiry and the related answer (or reports, as applicable) to the 17g-5 Information Provider’s Website. Any report posted by the 17g-5 Information Provider in response to a request may be posted on a page accessible by a link on the 17g-5 Information Provider’s Website. If the Certificate Administrator, the Servicer or the Special Servicer determines, in its respective sole discretion, that (i) the Rating Agency Inquiry is beyond the scope outlined above, (ii) answering any Rating Agency Inquiry would be in violation of applicable law, the Accepted Servicing Practices, this Agreement or the applicable Loan Documents, (iii) answering any Rating Agency Inquiry would or is reasonably expected to result in a waiver of an attorney-client privilege or the disclosure of attorney work product or is not otherwise advisable to answer or (iv)(A) answering any Rating Agency Inquiry would materially increase the duties of, or result in significant additional cost or expense to, the Certificate Administrator, the Servicer or the Special Servicer, as applicable, and (B) the Certificate Administrator, the Servicer or the Special Servicer, as applicable, determines in accordance with the Accepted Servicing Practices (or in good faith, in the case of the Certificate Administrator) that the performance of such duties or the payment of such costs and expenses is beyond the scope of its duties in its capacity as Certificate Administrator, Servicer or Special Servicer, as applicable, under this Agreement, it shall not be required to answer such Rating Agency Inquiry and, in the case of the Certificate Administrator, Servicer or the Special Servicer, shall promptly notify the 17g-5 Information Provider, and the 17g-5 Information Provider shall post such Rating Agency Inquiry on the Rating Agency Q&A Forum and Document Request Tool together with a statement that such Rating Agency Inquiry was not answered. Answers posted on the Rating Agency Q&A Forum and Document Request Tool will be attributable only to the respondent, and shall not be deemed to be answers from any of the Depositor, the Initial Purchasers, the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Trustee or any of their respective Affiliates and no such party shall have any responsibility or liability for the content of any such information. The 17g-5 Information Provider shall not be required to post to the 17g-5 Information Provider’s Website any Rating Agency Inquiry or answer thereto that the 17g-5 Information Provider determines, in its sole discretion, is administrative or ministerial in nature. The Rating Agency Q&A Forum and Document Request Tool will not reflect questions, answers and other communications between the 17g-5 Information Provider and any Person which are not submitted via the 17g-5 Information Provider’s Website.

In connection with providing access to the 17g-5 Information Provider’s Website, the 17g-5 Information Provider may require registration and the acceptance of a disclaimer. The 17g-5 Information Provider shall not be liable for the dissemination of information in accordance with the terms of this Agreement, makes no representations or warranties as to the accuracy or completeness of such information being made available, and assumes no responsibility for such information. The 17g-5 Information Provider shall not be liable for its failure to make any information available to the Rating Agencies or other NRSROs unless such information was delivered to the 17g-5 Information Provider at the email address set forth herein, with a subject heading of “ILPT 2019-SURF” and sufficient detail to indicate that such information is required to be posted on the 17g-5 Information Provider’s Website.

(h)           The costs and expenses of compliance with this Section by any party hereto shall not be expenses of the Trust Fund.

(i)            The 17g-5 Information Provider shall not be obligated to determine whether any information submitted or delivered to it constitutes Privileged Information, and shall not have any liability for posting to the 17g-5 Information Provider’s Website any Privileged Information received from a third party in accordance with this Agreement, unless such Privileged Information is clearly identified as such to the 17g-5 Information Provider upon delivery thereto. The Servicer and the Special Servicer shall not deliver any Privileged Information to the 17g-5 Information Provider.

12.19.    Wells Fargo Bank.

Except as otherwise expressly set forth in this Agreement, knowledge or information acquired by Wells Fargo Bank, National Association, in any particular capacity hereunder, shall not be imputed to (a) Wells Fargo Bank, National Association acting in a capacity that is unrelated to the transactions contemplated by this Agreement, or (b) Wells Fargo Bank, National Association acting in any other capacity hereunder, except, in the case of either clause (a) or clause (b), where some or all of the obligations performed in such capacities are performed by one or more employees within the same group or division of Wells Fargo Bank, National Association or where the groups or divisions responsible for performing the obligations in such capacities have one or more of the same Responsible Officers; provided, that the knowledge of employees performing special servicing functions shall not be imputed to employees performing master servicing functions and vice versa.

13.              REMIC ADMINISTRATION

13.1.        REMIC Administration. (a)  The parties intend that each of the Lower-Tier REMIC and the Upper-Tier REMIC shall constitute, and that the affairs of each of the Lower-Tier REMIC and the Upper-Tier REMIC shall be conducted so as to qualify it as, a REMIC, and the provisions hereof shall be interpreted consistently with this intention.

(b)           The Certificate Administrator shall make or cause to be made an election on behalf of each of the Lower-Tier REMIC and the Upper-Tier REMIC to treat the segregated pool of assets constituting such REMIC as a REMIC under the Code. Each such election shall be made on IRS Form 1066 or other appropriate federal tax or information return for the taxable year ending on the last day of the calendar year in which the Certificates are issued.

(c)           The Closing Date is hereby designated as the “Startup Day” of each of the Lower-Tier REMIC and the Upper-Tier REMIC within the meaning of Section 860G(a)(9) of the Code. The “latest possible maturity date” of the Certificates and the Uncertificated Lower-Tier Interests for the purposes of Section 860G(a)(1) of the Code is the Rated Final Distribution Date.

(d)           The Certificate Administrator shall prepare or cause to be prepared, and file or cause to be filed with the IRS, on behalf of each of the Lower-Tier REMIC and the Upper-Tier REMIC, an application for a taxpayer identification number for such REMIC on IRS Form SS-4 or obtain such number by other permissible means. Within thirty days of the Closing Date, the Certificate Administrator shall furnish or cause to be furnished to the Internal Revenue Service, on IRS Form 8811 or as otherwise may be required by the Code, the name, title and address of the Persons that Holders of the Certificates may contact for tax information relating thereto (and the Certificate Administrator shall act as the representative of each of the Lower-Tier REMIC and the Upper-Tier REMIC for this purpose), together with such additional information as may be required by such Form, and shall update such information at the time or times and in the manner required by the Code (and the Depositor agrees within (10) Business

Days of the Closing Date to provide any information reasonably requested by the Certificate Administrator and necessary to make such filing).

(e)           The Certificate Administrator shall pay without any right of reimbursement the ordinary and usual expenses in connection with the preparation, filing and mailing of tax information reports and returns that are incurred by it in the ordinary course of its business, but extraordinary or unusual expenses, costs or liabilities incurred in connection with its tax-related duties under this Agreement, including without limitation any expenses, costs or liabilities associated with audits or any administrative or judicial proceedings with respect to the Lower-Tier REMIC or the Upper-Tier REMIC that involve the IRS or state tax authorities, shall be reimbursable from the Trust Fund.

(f)            The Certificate Administrator shall prepare, or cause to be prepared, timely furnish or cause to be furnished to the Trustee to sign (and the Trustee shall timely sign), and the Certificate Administrator shall timely file or cause to be timely filed all federal, state and local income or franchise or other tax and information returns for each of the Lower-Tier REMIC and the Upper-Tier REMIC as the direct representative for such REMIC. Except as provided in Section 13.1(e), the expenses of preparing and filing such returns shall be borne by the Certificate Administrator. The Depositor shall provide on a timely basis to the Certificate Administrator or its designee such information with respect to each of the Lower-Tier REMIC and the Upper-Tier REMIC as is in its possession, and is reasonably requested by the Certificate Administrator to enable it to perform its obligations under this subsection (f), and the Certificate Administrator shall be entitled to rely on such information in the performance of its obligations hereunder.

(g)           The Certificate Administrator shall perform on behalf of each of the Lower-Tier REMIC and the Upper-Tier REMIC all reporting and other tax compliance duties that are the responsibility of such REMIC under the Code, the REMIC Provisions, or other compliance guidance issued by the IRS or any state or local taxing authority. Among its other duties, the Certificate Administrator shall provide (i) to the IRS or other Persons (including, but not limited to, the transferor of a Class R Certificate to a Disqualified Organization or to an agent that has acquired a Class R Certificate on behalf of a Disqualified Organization) such information as is necessary for the application of any tax relating to the transfer of a Class R Certificate to any Disqualified Organization and (ii) to the Certificateholders such information or reports as are required by the Code or REMIC Provisions. The Depositor shall provide on a timely basis (and in no event later than 30 days after the Certificate Administrator’s request) to the Certificate Administrator or its designee such information with respect to each of the Lower-Tier REMIC and the Upper-Tier REMIC as is in its possession and is reasonably requested in writing by the Certificate Administrator to enable it to perform its obligations under this subsection (g).

(h)           The Certificate Administrator shall be designated as the “partnership representative” (as defined in Section 6223) of the Lower-Tier REMIC and the Upper-Tier REMIC, and the Class R Certificateholders, by acceptance of the Class R Certificates, agree, on behalf of themselves and all successor holders of such Class R Certificates, to such designation.

(i)             The Certificate Administrator shall make any elections allowed under the Code (i) to avoid the application of Section 6221 (or successor provision) to each of the Lower-Tier REMIC and the Upper-Tier REMIC and (ii) to avoid payment by the Lower-Tier REMIC, the Upper-Tier REMIC, or both, under Section 6225 of any tax, penalty, interest or other amount imposed under the Code that would otherwise be imposed on any Class R Certificateholder, past or present. The Class R Certificateholders, by acceptance of the Class R Certificates, agree, on behalf of themselves and all successor holders of such Class R Certificates, to such elections, to the Certificate Administrator acting as agent for any Tax Matters Person and to the Certificate Administrator being designated as the representative of the Lower-Tier REMIC and the Upper-Tier REMIC under Section 6223 of the Code.

(j)             The Trustee, the Certificate Administrator, the Holders of the Class R Certificates, the Operating Advisor, the Servicer and the Special Servicer shall perform their obligations under this Agreement and the REMIC Provisions in a manner consistent with the status of each of the Lower-Tier REMIC and the Upper-Tier REMIC as a REMIC.

(k)            The Trustee, the Certificate Administrator, any Holder of the Class R Certificates, the Operating Advisor, the Servicer and the Special Servicer shall not take any action or cause either the Lower-Tier REMIC or the Upper-Tier REMIC to take any action, within their respective control and the scope of their specific respective duties under this Agreement that, under the REMIC Provisions, could reasonably be expected to (i) endanger the status of either the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or (ii) unless permitted under Section 13.2(a), result in the imposition of a tax upon either the Lower-Tier REMIC or the Upper-Tier REMIC (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on prohibited contributions as defined in Section 860G(d) of the Code) (any such result in clause (i) or (ii), an “Adverse REMIC Event”) unless (A) the Trustee, the Certificate Administrator and the Servicer have received a Nondisqualification Opinion (at the expense of the party seeking to take such action or of the Trust Fund if taken for the benefit of the Certificateholders) with respect to such action or (B) the Trustee, the Certificate Administrator and the Servicer have received an opinion (at the expense of the party seeking to take such action or of the Trust Fund if taken for the benefit of the Certificateholders) to the effect that such action will not cause either the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC and that no tax will actually be imposed.

(l)             Any and all federal, state and local taxes imposed on the Upper-Tier REMIC or the Lower-Tier REMIC or its assets or transactions, including, without limitation, “prohibited transaction” taxes as defined in Section 860F of the Code, and any tax on contributions imposed by Section 860G(d) of the Code, shall be paid from the Collection Account; provided that the Servicer, upon two (2) days prior written notice, shall remit from the Collection Account to the Certificate Administrator the amount of any such tax that the Certificate Administrator notifies the Servicer is due; provided, further, that if such taxes shall have been imposed on account of the willful misconduct, bad faith or negligence of any party hereto, or in connection with the breach of any representation or warranty made by any party hereto in this Agreement, then such taxes shall be paid by such party.

(m)          The Certificate Administrator shall, for federal income tax purposes, maintain books and records with respect to the Lower-Tier REMIC and the Upper-Tier REMIC on a calendar year and on an accrual basis. Notwithstanding anything to the contrary contained herein or in the Loan Documents (but subject to Section 1.3), all amounts collected on the Mortgage Loan shall, for federal income tax purposes, be allocated first to interest due and payable on the Mortgage Loan (including interest on overdue interest) other than Default Interest. The books and records must be sufficient concerning the nature and amount of the investments of the Lower-Tier REMIC and the Upper-Tier REMIC to show that such REMIC has complied with the REMIC Provisions.

(n)           None of the Certificate Administrator, the Trustee, the Operating Advisor, the Servicer or the Special Servicer shall enter into any arrangement by which either the Lower-Tier REMIC or the Upper-Tier REMIC will receive a fee or other compensation for services.

(o)           In order to enable the Certificate Administrator to perform its duties as set forth herein, the Depositor shall provide, or cause to be provided, to the Certificate Administrator within 10 days after the Closing Date, all information or data that the Certificate Administrator reasonably determines to be relevant for tax purposes on the valuations and offering prices of the Certificates, including, without limitation, the yield, issue prices, pricing prepayment assumption and projected cash flows of the Certificates and the Class R Certificates, as applicable, and the projected cash flows on the Mortgage Loan. Thereafter, the Depositor, the Servicer and the Special Servicer shall provide to the Certificate Administrator, promptly upon request therefor, any such additional information or data that the Certificate Administrator may, from time to time, reasonably request in order to enable the Certificate Administrator to perform its duties as set forth herein. The Certificate Administrator is hereby directed to use any and all such information or data provided by the Depositor, the Servicer and the Special Servicer in the preparation of all federal, state or local income, franchise or other tax and information returns and reports for each of the Lower-Tier REMIC and the Upper-Tier REMIC to Certificateholders as required herein. The Depositor hereby indemnifies the Certificate Administrator for any losses, liabilities, damages, claims or expenses of the Certificate Administrator arising from any errors or miscalculations of the Certificate Administrator pursuant to this Section 13.1 that result from any failure of the Depositor to provide, or to cause to be provided, accurate information or data to the Certificate Administrator (but not resulting from the methodology employed by the Certificate Administrator) on a timely basis and such indemnifications shall survive the termination of this Agreement and the termination of the Certificate Administrator.

The Certificate Administrator agrees that all such information or data so obtained by it shall be regarded as confidential information and agrees that it shall use its best reasonable efforts to retain in confidence, and shall ensure that its officers, employees and representatives retain in confidence, and shall not disclose, without the prior written consent of the Depositor, any or all of such information or data, or make any use whatsoever (other than for the purposes contemplated by this Agreement) of any such information or data without the prior written consent of the Depositor, unless such information is generally available to the public (other than as a result of a breach of this Section 13.1) or is required by law or applicable regulations to be disclosed.

The Certificate Administrator shall be responsible for obtaining a tax identification number for any REMIC specified herein, and shall be responsible for the preparation of the related IRS Form W-9, if such form is requested. The Trustee shall be entitled to rely on the information contained therein, and is hereby directed to execute such IRS Form W-9; provided, the Certificate Administrator shall also be directed to execute such IRS Form W-9 (in lieu of the Trustee) if permitted by IRS regulations.

13.2.        Foreclosed Property. (a)  The parties hereto acknowledge and understand that if the Trust Fund were to acquire a Property as Foreclosed Property and were to own and operate such Property in a manner consistent with the manner in which such Property is currently owned and operated by the Borrowers, through a Successor Manager, some portion or all of the income derived in the Lower-Tier REMIC from such Foreclosed Property may be considered “net income from foreclosure property” for purposes of Section 860G(c) of the Code and subject to tax at the highest corporate income tax rate.

In determining whether to acquire and hold any Foreclosed Property, the Special Servicer, acting on behalf of the Trust Fund hereunder, shall take these circumstances into account and shall only acquire any such Foreclosed Property if it determines, in its reasonable judgment (after, consultation with counsel, at the expense of the Trust Fund), that either (i) there is a commercially feasible alternative method of administering such Foreclosed Property that would not result in such tax, e.g., a net lease that results in Rents from Real Property or (ii) the likely recovery with respect to operating the Foreclosed Property on behalf of the Trust Fund, after taking into account any such taxes that might be imposed on either the Lower-Tier REMIC or the Upper-Tier REMIC, will exceed the likely recovery to the Trust Fund if the Trust Fund were to net lease the Foreclosed Property or were not to acquire and hold the Foreclosed Property. If the Trust Fund acquires any Foreclosed Property, the Special Servicer, acting on behalf of the Trust Fund, if the Manager would not be considered an Independent Contractor, shall either renegotiate the Management Agreement or replace the Manager with a Successor Manager (as appropriate and to the extent permitted under such Management Agreement) so that the Foreclosed Property would be considered to be operated by an Independent Contractor. If, after making the foregoing reasonable efforts, the Special Servicer determines that it is in the best interests of Certificateholders on a net after-tax basis to operate the Foreclosed Property in a manner such that the Lower-Tier REMIC or Upper-Tier REMIC shall receive, based upon an Opinion of Counsel, “net income from foreclosure property” under the REMIC Provisions, the Special Servicer shall maintain or cause to be maintained such records of income and expense as to enable such amounts to be computed accurately, and shall pay or retain or cause to be paid or retained from Foreclosure Proceeds such amounts as are necessary to pay such tax or, to the extent such amounts are insufficient, from the Collection Account pursuant to Section 3.4(c)(xii).

Without limiting the generality of the foregoing, the Special Servicer shall not, to the extent within its power:

(i)            permit the Trust Fund to enter into, renew or extend any new lease with respect to the Foreclosed Property, if the new lease by its terms will give rise to any income that does not constitute Rents from Real Property;

(ii)           permit any amount to be received or accrued under any new lease other than amounts that will constitute Rents from Real Property;

(iii)          authorize or permit any construction on the Foreclosed Property, other than the completion of a building or other improvement thereon, and then only if more than ten percent of the construction of such building or other improvements was completed before default on the Mortgage Loan became imminent, all within the meaning of Section 856(e)(4)(B) of the Code; or

(iv)          Directly Operate, other than through an Independent Contractor, or allow any other Person to Directly Operate, other than through the Manager or an Independent Contractor, the Foreclosed Property on any date more than 90 days after its acquisition date.

(b)           The Special Servicer, acting on behalf of the Trust Fund hereunder, shall make reasonable efforts to sell the Foreclosed Property for its fair market value in accordance with Section 3.15. In any event, however, the Special Servicer, acting on behalf of the Trust Fund hereunder, shall dispose of any Foreclosed Property as soon as is practicable but in no event later than the close of the third calendar year following the year in which the Acquisition Date occurs unless the Special Servicer, on behalf of the Trust Fund, has received (or has not been denied) an extension of time (an “Extension”) by the Internal Revenue Service to sell such Foreclosed Property or an opinion of counsel to the effect that the holding by the Trust Fund of the Foreclosed Property for an additional specified period will neither result in the imposition of taxes on “prohibited transactions” of the Trust Fund as defined in Section 860F of the Code, nor cause the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC at any time that the Certificates are outstanding, in which event such period shall be extended by such additional specified period, with the expenses of obtaining any such extension of time being an expense of the Trust Fund. If the Special Servicer, on behalf of the Trust Fund, has received (or has not been denied) such Extension, then the Special Servicer, acting on behalf of the Trust Fund hereunder, shall continue to attempt to sell the Foreclosed Property for its fair market value for such longer period as such Extension permits (the “Extended Period”). If the Special Servicer, acting on behalf of the Trust Fund, has not received such an Extension and the Special Servicer, acting on behalf of the Trust Fund hereunder, is unable to sell the Foreclosed Property, within the foregoing period or if the Special Servicer, acting on behalf of the Trust Fund hereunder, has received such an Extension, and the Special Servicer, acting on behalf of the Trust Fund hereunder, is unable to sell the Foreclosed Property within the Extended Period, the Special Servicer shall, before the end of the above-referenced period or the Extended Period, as the case may be, auction the Foreclosed Property to the highest bidder (which may be the Special Servicer) in accordance with Accepted Servicing Practices.

(c)            Within 30 days of the sale of a Foreclosed Property, the Special Servicer shall provide to each of the Certificate Administrator and the Trustee a statement of accounting for the Foreclosed Property, including, without limitation, (i) the date the applicable Property was acquired in foreclosure or by deed in lieu of foreclosure, (ii) the date of disposition of such Foreclosed Property, (iii) the gross sale price and related selling and other expenses, (iv) accrued interest calculated from the date of acquisition to the disposition date, and (v) such other information as the Certificate Administrator or the Trustee may reasonably request.

13.3.        Prohibited Transactions and Activities. The Special Servicer, on behalf of the Trust Fund, shall not permit the sale or disposition of the Mortgage Loan at a time when the

Mortgage Loan is not the subject of a breach of a representation or is not in default or default with respect thereto is not reasonably foreseeable (except in a disposition pursuant to (i) the bankruptcy or insolvency of the Lower-Tier REMIC or (ii) the termination of the Lower-Tier REMIC in a “qualified liquidation” as defined in Section 860F(a)(4) of the Code), nor acquire any assets for either the Lower-Tier REMIC or the Upper-Tier REMIC (other than Foreclosed Property), nor sell or dispose of any investments in the Collection Account or Distribution Account for gain, nor receive any amount representing a fee or other compensation for services, nor accept any contributions to either the Lower-Tier REMIC or the Upper-Tier REMIC (other than a cash contribution during the three-month period beginning on the Startup Day), unless it has received an Opinion of Counsel (at the expense of the Person requesting it to take such action) to the effect that such disposition, acquisition, substitution or acceptance will not (a) affect adversely the status of either the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC, or of the Certificates as representing regular interests therein, (b) affect the distribution of interest or principal on the Regular Certificates, (c) result in the encumbrance of the assets transferred or assigned to either the Lower-Tier REMIC or the Upper-Tier REMIC (except pursuant to the provisions of this Agreement), or (d) cause either the Lower-Tier REMIC or the Upper-Tier REMIC to be subject to a tax on “prohibited transactions” or “prohibited contributions” pursuant to the REMIC Provisions.

13.4.        Indemnification with Respect to Certain Taxes and Loss of REMIC Status. (a)  If either the Lower-Tier REMIC or the Upper-Tier REMIC fails to qualify as a REMIC, loses its status as a REMIC, or incurs state or local taxes, or a tax as a result of a prohibited transaction or contribution subject to taxation under the REMIC Provisions due to the willful misconduct, bad faith or negligent performance by the Trustee or the Certificate Administrator of its duties and obligations specifically set forth herein, or by reason of the Trustee’s or the Certificate Administrator’s negligent disregard of its obligations and duties thereunder, the Trustee or the Certificate Administrator shall indemnify the Trust against any and all losses, claims, damages, liabilities or expenses (“Losses”) resulting therefrom; provided, that the Trustee or the Certificate Administrator shall not be liable for any such Losses attributable to the action or inaction of the Servicer, the Special Servicer, the Operating Advisor, the Depositor, or the Holders of the Class R Certificates nor for any such Losses resulting from misinformation provided by the Holders of the Class R Certificates, the Servicer, the Special Servicer, the Operating Advisor or the Depositor, on which the Trustee or the Certificate Administrator has relied. The foregoing shall not be deemed to limit or restrict the rights and remedies of successor Holders of the Class R Certificates at law or in equity.

If either the Lower-Tier REMIC or the Upper-Tier REMIC fails to qualify as a REMIC, loses its status as a REMIC, or incurs state or local taxes, or a tax as a result of a prohibited transaction or contribution subject to taxation under the REMIC Provisions due to the willful misconduct, bad faith or negligent performance of the Servicer or the Special Servicer in the performance of its duties and obligations set forth herein, or by reason of the Servicer’s or Special Servicer’s negligent disregard of its obligations and duties thereunder, the Servicer or the Special Servicer, as the case may be, shall indemnify the Trust against any and all losses resulting therefrom; provided, that the Servicer or the Special Servicer, as the case may be, shall not be liable for any such losses attributable to the action or inaction of the Trustee, the Depositor, the Holders of the Class R Certificates nor for any such losses resulting from misinformation provided by the Trustee, the Certificate Administrator, the Depositor or the

Holders of the Class R Certificates on which the Servicer or the Special Servicer, as the case may be, has relied. The foregoing shall not be deemed to limit or restrict the rights and remedies of any successor Holders of the Class R Certificates at law or in equity.

13.5.        PNC Bank, National Association. PNC Bank, National Association, by execution hereof by its division, Midland Loan Services, a Division of PNC Bank, National Association, acknowledges and agrees that this Agreement is binding upon and enforceable against PNC Bank, National Association to the full extent of the obligations set forth herein with respect to Midland Loan Services, a Division of PNC Bank, National Association.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

MORGAN STANLEY CAPITAL I INC., as Depositor

By:	/s/ Jane Lam
Name: Jane Lam
Title: Vice President

MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION, as Servicer

By:	/s/ David A. Eckels
Name: David A. Eckels
Title: Senior Vice President

RIALTO CAPITAL ADVISORS, LLC, as Special Servicer

By:	/s/ Dorinda Pannozzo
Name: Dorinda Pannozzo
Title: Treasurer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Certificate Administrator, Custodian and Trustee

By:	/s/ Stacey Gross
Name: Stacey Gross
Title: Vice President

ILPT 2019-SURF – Trust and Servicing Agreement

PARK BRIDGE LENDER SERVICES LLC, as Operating Advisor

By:	Park Bridge Advisors LLC, its sole member

	By:	Park Bridge Financial LLC, its sole member

By:	/s/ Robert J. Spinna
Name: Robert J. Spinna, Jr.
Title: Managing Member

ILPT 2019-SURF – Trust and Servicing Agreement

STATE OF NY	)
	)	ss:
COUNTY OF NY	)

On this 1 day of March 2019, before me, the undersigned, a Notary Public in and for the State of NY, duly commissioned and sworn, personally appeared Jane Lam, to me known who, by me duly sworn, did depose and acknowledge before me and say that s/he resides at__________; that s/he is the VP of Morgan Stanley Bank NA, the entity described in and that executed the foregoing instrument; and that s/he signed her/his name thereto under authority of the board of directors of said entity and on behalf of such entity.

WITNESS my hand and seal hereto affixed the day and year first above written.

Rosalie J. Nester
Notary Public, State of New York	/s/ Rosalie J. Nester
No. 01NE6366368	NOTARY PUBLIC in and for the
Qualified in New York County	State of NY
Commission Expires 10/30/2021

[SEAL]

My Commission expires:

10.30.21

ILPT 2019-SURF – Trust and Servicing Agreement

STATE OF KANSAS	)
) ss:
COUNTY OF JOHNSON	)

On this 28th day of February 2019, before me, the undersigned, a Notary Public in and for the State of Kansas, duly commissioned and sworn, personally appeared David A. Eckels, to me known who, by me duly sworn, did depose and acknowledge before me and say that he is a Senior Vice President of Midland Loan Services, a Division of PNC Bank, National Association, the entity described in and that executed the foregoing instrument; and that he signed her/his name thereto under authority of the board of directors of said entity and on behalf of such entity.

WITNESS my hand and seal hereto affixed the day and year first above written.

/s/ Brent Kinder
NOTARY PUBLIC in and for
the State of Kansas

BRENT KINDER
NOTARY PUBLIC - State of Kansas
My Appt, Exp, January 30, 2022

ILPT 2019-SURF – Trust and Servicing Agreement

STATE OF Florida	)
) ss:
COUNTY OF Miami Dade	)

On this 1st day of March 2019, before me, the undersigned, a Notary Public in and for the State of Florida, duly commissioned and sworn, personally appeared Dorinda Pannozzo, to me known who, by me duly sworn, did depose and acknowledge before me and say that s/he resides at ____________; that s/he is the Treasurer of Rialto Capital Advisors, a LLC, the entity described in and that executed the foregoing instrument; and that s/he signed her/his name thereto under authority of the board of directors of said entity and on behalf of such entity.

WITNESS my hand and seal hereto affixed the day and year first above written.

/s/ Galaxia Marquez
NOTARY PUBLIC in and for the
State of Florida.

[SEAL]	GALAXIA MARQUEZ
MY COMMISSION # GG 247285
My Commission expires:	EXPIRES: September 18,2022
Bonded Thru Notary Public Underwriters

ILPT 2019-SURF – Trust and Servicing Agreement

STATE OF MARYLAND	)
) ss:
COUNTY OF HOWARD	)

On this 28th day of February 2019, before me, the undersigned, a Notary Public in and for the State of Maryland, duly commissioned and sworn, personally appeared Stacy Gross, to me known who, by me duly sworn, did depose and acknowledge before me and say that s/he is the Vice President of Wells Fargo Bank, NA, a national bank, the entity described in and that executed the foregoing instrument; and that s/he signed her/his name thereto under authority of the board of directors of said entity and on behalf of such entity.

WITNESS my hand and seal hereto affixed the day and year first above written.

/s/ Andrew Crews
NOTARY PUBLIC in and for the State of Maryland

[SEAL]	ANDREW CREWS
Notary Public
Cecil County, MD
My Commission expires:	My Commission Expires
October 27, 2021

ILPT 2019-SURF – Trust and Servicing Agreement

STATE OF NEW YORK	)
) ss:
COUNTY OF NEW YORK	)

On this 28th day of February, 2019, before me, the undersigned, a Notary Public in and for the State of New York, duly commissioned and sworn, personally appeared Robert J. Spinna, Jr., to me known who, by me duly sworn, did depose and acknowledge before me that he is a Managing Member of Park Bridge Financial LLC, which is the sole member of Park Bridge Advisors LLC, which in turn is the sole member of Park Bridge Lender Services LLC, the entity described in and that executed the foregoing instrument; and that he signed his name thereto under authority of said entity and on behalf of such entity.

WITNESS my hand and seal hereto affixed the day and year first above written.

/s/ Niaja Williams Mowatt
NOTARY PUBLIC in and for the
State of New York

[SEAL]

My Commission expires:	3/31/20
(Date)

NIAJA WILLIAMS MOWATT
Notary Public - State of New York
NO. 01WI6184241
Qualified In Suffolk County
My Commission Expires 3/31/20

ILPT 2019-SURF – Trust and Servicing Agreement

EXHIBIT A-1

[FORM OF] CLASS A CERTIFICATE

[FOR TEMPORARY REGULATION S CERTIFICATES:]1 [THIS CERTIFICATE IS A TEMPORARY REGULATION S GLOBAL CERTIFICATE FOR PURPOSES OF REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NEITHER THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD OR DELIVERED, EXCEPT AS PERMITTED UNDER THE TRUST AND SERVICING AGREEMENT REFERRED TO BELOW.

NO BENEFICIAL OWNERS OF THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENTS OF PRINCIPAL OR INTEREST HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE TRUST AND SERVICING AGREEMENT.]

[FOR BOOK-ENTRY CERTIFICATES:]2 [UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE TRUST AND SERVICING AGREEMENT REFERRED TO BELOW.]

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSOR, THE GUARANTOR, THE BORROWERS, THE SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE CUSTODIAN, THE OPERATING ADVISOR, THE INITIAL PURCHASERS, THE MORTGAGE LOAN SELLERS OR ANY OF THEIR

1 Temporary Regulation S Global Certificate legend.

2 Legend required as long as DTC is the Depository under the Trust and Servicing Agreement.

RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE MORTGAGE LOAN ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE TRUST AND SERVICING AGREEMENT. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (“QUALIFIED INSTITUTIONAL BUYER”) PURCHASING FOR ITS OWN ACCOUNT, OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QUALIFIED INSTITUTIONAL BUYER, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) IN THE CASE OF THE REGULAR CERTIFICATES, TO AN INSTITUTIONAL INVESTOR THAT IS AN “ACCREDITED INVESTOR” AS SUCH TERM IS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS ARE INSTITUTIONAL INVESTORS THAT ARE “ACCREDITED INVESTORS” AS SUCH TERM IS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, OR (3) IN THE CASE OF THE REGULAR CERTIFICATES, TO AN INSTITUTION THAT IS A NON “U.S. PERSON” IN AN “OFFSHORE TRANSACTION,” AS SUCH TERMS ARE DEFINED IN, AND IN ACCORDANCE WITH, RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE TRUST AND SERVICING AGREEMENT REFERRED TO BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.

Exhibit A-1-2

ILPT TRUST 2019-SURF
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2019-SURF, CLASS A

Pass-Through Rate: Class A Pass-Through Rate

First Distribution Date: April 11, 2019

Aggregate Initial Certificate Balance of the Class A Certificates as of the Closing Date: $282,900,000	Rated Final Distribution Date: February 2041

Certificate Balance of this Class A Certificate as of the Closing Date: $[__] [(subject to the Schedule of Exchanges attached as Schedule A hereto)][3] CUSIP: [44965L AA2][4] [U4505L AA0][5] [44965L AB0][6]
ISIN: [US44965LAA26][7] [USU4505LAA09][8] [US44965LAB09][9]
No.: A-[1]

This certifies that [FOR DEFINITIVE CERTIFICATES: [NAME OF HOLDER]][FOR BOOK-ENTRY CERTIFICATES: Cede & Co.] is the registered owner of the Percentage Interest evidenced by this Certificate in the distributions to be made from a Trust Fund with respect to the Class A Certificates. The Trust Fund consists primarily of one or more separate promissory notes held in trust by the Trustee, issued by a special purpose entity and evidencing a fixed-rate mortgage loan (the “Mortgage Loan”). The Trust Fund was created, and the Mortgage Loan is to be serviced, pursuant to the Trust and Servicing Agreement (as defined

3 For Global Certificate only.

4 For Rule 144A Certificates

5 For Regulation S Certificates

6 For IAI Certificates

7 For Rule 144A Certificates

8 For Regulation S Certificates

9 For IAI Certificates

Exhibit A-1-3

below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Trust and Servicing Agreement and is bound thereby. In the case of any conflict between terms specified in this Certificate and terms specified in the Trust and Servicing Agreement, the terms of the Trust and Servicing Agreement shall govern.

This Certificate is issued pursuant to, and in accordance with, the terms of a Trust and Servicing Agreement, dated as of March 7, 2019 (the “Trust and Servicing Agreement”), between Morgan Stanley Capital I Inc., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Servicer, Rialto Capital Advisors, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Trustee, Certificate Administrator and Custodian, and Park Bridge Lender Services LLC, as Operating Advisor. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Trust and Servicing Agreement.

This Certificate is a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

Pursuant to the terms of the Trust and Servicing Agreement, the Certificate Administrator will distribute, on the 4th Business Day after the Determination Date, commencing in April 2019 (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class A Certificates for such Distribution Date, all as more fully described in the Trust and Servicing Agreement.

All distributions will be made to the Persons entitled thereto by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor provided that the Certificate Administrator has received appropriate wire transfer instructions therefrom, or by check by first class mail to the address set forth therefor in the Certificate Register if wiring instructions have not been received at least five (5) Business Days prior to the Distribution Date. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the location that is specified by the Certificate Administrator in the notice to Certificateholders of such final distribution.

This Certificate does not purport to summarize the Trust and Servicing Agreement, and reference is made to the Trust and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the parties thereto.

As provided in the Trust and Servicing Agreement, subject to certain restrictions on transfer set forth therein, upon surrender for registration of transfer of any Certificate, the

Exhibit A-1-4

Certificate Registrar shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Prior to due presentation of this Certificate for registration of transfer, the Certificate Administrator, the Trustee, the Servicer, the Special Servicer, the Operating Advisor, the Certificate Registrar, and any agent of the Certificate Administrator, the Trustee, the Servicer, the Special Servicer, the Operating Advisor or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Trust and Servicing Agreement and for all other purposes whatsoever, and none of the Certificate Administrator, the Trustee, the Servicer, the Special Servicer, the Operating Advisor, the Certificate Registrar, nor any agent of the Certificate Administrator, the Trustee, the Servicer, the Special Servicer, the Operating Advisor or the Certificate Registrar shall be affected by any notice to the contrary; provided, however, that to the extent that a party to the Trust and Servicing Agreement responsible for distributing any report, statement or other information required to be distributed to Certificateholders has been provided an Investor Certification, such party to the Trust and Servicing Agreement shall distribute such report, statement or other information to such beneficial owner (or prospective transferee).

The Trust and Servicing Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Certificateholders under the Trust and Servicing Agreement at any time by the parties thereto with the consent of the Holders of Certificates of each Class affected by such amendment evidencing in the aggregate not less than 51% of the aggregate Percentage Interests constituting the Class. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon the Certificate. The Trust and Servicing Agreement also permits the amendment thereof, in certain circumstances, without the consent of the Holders of any of the Certificates.

The Trust and Servicing Agreement provides that the respective obligations and responsibilities of the Servicer, the Special Servicer, the Operating Advisor, the Depositor, the Certificate Administrator and the Trustee created thereby (other than the obligation to make certain payments to the Companion Loan Holders, other than the obligation of the Certificate Administrator to make certain payments to Certificateholders after the final Distribution Date and other than the indemnification rights and obligations of the parties thereto) shall terminate upon the last action required to be taken by the Certificate Administrator on the final Distribution Date pursuant to Article 11 of the Trust and Servicing Agreement upon the later of (i) the final payment on the Certificates or (ii) the liquidation of the Mortgage Loan (including, without limitation, the sale of the Mortgage Loan pursuant to the Trust and Servicing Agreement, as applicable) or the liquidation or abandonment of the Properties and all other Collateral for the Mortgage Loan; provided, that in no event shall the Trust continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the Court of St. James’s, living on the date of execution of the Trust and Servicing Agreement.

Exhibit A-1-5

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Trust and Servicing Agreement or be valid for any purpose.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loan and has executed this Certificate in its limited capacity as Certificate Administrator under the Trust and Servicing Agreement.

Exhibit A-1-6

IN WITNESS WHEREOF, the Certificate Administrator has caused this Certificate to be duly executed.

Dated: March 7, 2019

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Name:
Title:

Certificate of Authentication

This is one of the Class A Certificates referred to in the Trust and Servicing Agreement.

Dated: March 7, 2019

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Name:
Title:

Exhibit A-1-7

SCHEDULE A

SCHEDULE OF EXCHANGES

The following payments of principal and exchanges of a part of this [Rule 144A Global Certificate] [Temporary Regulation S Global Certificate] [Regulation S Global Certificate] [Definitive Certificate] have been made:

Date of Exchange or Payment of Principal	Certificate Balance Prior to Exchange or Payment	Certificate Balance Exchanged or Principal Payment Made	Type of Certificate Exchanged for	Remaining Certificate Balance Following Such Exchange or Payment	Notation Made by

Exhibit A-1-8

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto __________________________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust.

I (we) further direct the Certificate Registrar to issue a new Certificate of the entire Percentage Interest represented by the within Certificate to the above-named Assignee(s) and to deliver such Certificate to the following address:

Date: __________________

Signature by or on behalf of
Assignor(s):

Taxpayer Identification Number: _________

Exhibit A-1-9

DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: _____________________________________________________________.

Distributions, if being made by wire transfer in immediately available funds, to ____________________________ for the account of __________________________ account number ____________________.

This information is provided by _____________________________________________________ the Assignee(s) named above, or ________________________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title:

Taxpayer Identification Number:

Exhibit A-1-10

EXHIBIT A-2

[FORM OF] CLASS X-A CERTIFICATE

[FOR TEMPORARY REGULATION S CERTIFICATES:]10 [THIS CERTIFICATE IS A TEMPORARY REGULATION S GLOBAL CERTIFICATE FOR PURPOSES OF REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NEITHER THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD OR DELIVERED, EXCEPT AS PERMITTED UNDER THE TRUST AND SERVICING AGREEMENT REFERRED TO BELOW.

NO BENEFICIAL OWNERS OF THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENTS OF INTEREST HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE TRUST AND SERVICING AGREEMENT.]

[FOR BOOK-ENTRY CERTIFICATES:]11 [UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE TRUST AND SERVICING AGREEMENT REFERRED TO BELOW.]

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSOR, THE GUARANTOR, THE BORROWERS, THE SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE CUSTODIAN, THE OPERATING ADVISOR, THE INITIAL PURCHASERS, THE MORTGAGE LOAN SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE MORTGAGE

10 Temporary Regulation S Global Certificate legend.

11 Legend required as long as DTC is the Depository under the Trust and Servicing Agreement.

Exhibit A-2-1

LOAN ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THE NOTIONAL AMOUNT OF THIS CERTIFICATE WILL BE REDUCED IN CONNECTION WITH THE REDUCTION OF THE CERTIFICATE BALANCE OF THE CLASS A CERTIFICATES. ACCORDINGLY, THE NOTIONAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL NOTIONAL AMOUNT.

THIS CLASS X-A CERTIFICATE WILL NOT BE ENTITLED TO RECEIVE DISTRIBUTIONS OF PRINCIPAL.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (“QUALIFIED INSTITUTIONAL BUYER”) PURCHASING FOR ITS OWN ACCOUNT, OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QUALIFIED INSTITUTIONAL BUYER, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) IN THE CASE OF THE REGULAR CERTIFICATES, TO AN INSTITUTIONAL INVESTOR THAT IS AN “ACCREDITED INVESTOR” AS SUCH TERM IS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS ARE INSTITUTIONAL INVESTORS THAT ARE “ACCREDITED INVESTORS” AS SUCH TERM IS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, OR (3) IN THE CASE OF THE REGULAR CERTIFICATES, TO AN INSTITUTION THAT IS A NON “U.S. PERSON” IN AN “OFFSHORE TRANSACTION,” AS SUCH TERMS ARE DEFINED IN, AND IN ACCORDANCE WITH, RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE TRUST AND SERVICING AGREEMENT REFERRED TO BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.

Exhibit A-2-2

ILPT TRUST 2019-SURF
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2019-SURF, CLASS X-A

Pass-Through Rate: Class X-A Pass-Through Rate

First Distribution Date: April 11, 2019

Aggregate Initial Notional Amount of the Class X-A Certificates as of the Closing Date: $282,900,000	Rated Final Distribution Date: February 2041

Notional Amount of this Class X-A Certificate as of the Closing Date: $[_____] [(subject to the Schedule of Exchanges attached as Schedule A hereto)][12]

CUSIP:      [44965L AC8][13]
[U4505L AB8][14]
[44965L AD6][15]

ISIN: [US44965LAC81][16] [USU4505LAB81][17] [US44965LAD64][18]

No.: X-A-[1]

This certifies that [FOR DEFINITIVE CERTIFICATES: [NAME OF HOLDER]][FOR BOOK-ENTRY CERTIFICATES: Cede & Co.] is the registered owner of the Percentage Interest evidenced by this Certificate in the distributions to be made from a Trust Fund with respect to the Class X-A Certificates. The Trust Fund consists primarily of one or more separate promissory notes held in trust by the Trustee, issued by a special purpose entity and evidencing a fixed-rate mortgage loan (the “Mortgage Loan”). The Trust Fund was created, and the Mortgage Loan is to be serviced, pursuant to the Trust and Servicing Agreement (as

12 For Global Certificate only.

13 For Rule 144A Certificates

14 For Regulation S Certificates

15 For IAI Certificates

16 For Rule 144A Certificates

17 For Regulation S Certificates

18 For IAI Certificates

Exhibit A-2-3

defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Trust and Servicing Agreement and is bound thereby. In the case of any conflict between terms specified in this Certificate and terms specified in the Trust and Servicing Agreement, the terms of the Trust and Servicing Agreement shall govern.

This Certificate is issued pursuant to, and in accordance with, the terms of a Trust and Servicing Agreement, dated as of March 7, 2019 (the “Trust and Servicing Agreement”), between Morgan Stanley Capital I Inc., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Servicer, Rialto Capital Advisors, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Trustee, Certificate Administrator and Custodian, and Park Bridge Lender Services LLC, as Operating Advisor. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Trust and Servicing Agreement.

This Certificate is a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

Pursuant to the terms of the Trust and Servicing Agreement, the Certificate Administrator will distribute, on the 4th Business Day after the Determination Date, commencing in April 2019 (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of interest then distributable, if any, allocable to the Class X-A Certificates for such Distribution Date, all as more fully described in the Trust and Servicing Agreement.

All distributions will be made to the Persons entitled thereto by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor provided that the Certificate Administrator has received appropriate wire transfer instructions therefrom, or by check by first class mail to the address set forth therefor in the Certificate Register if wiring instructions have not been received at least five (5) Business Days prior to the Distribution Date. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the location that is specified by the Certificate Administrator in the notice to Certificateholders of such final distribution.

This Certificate does not purport to summarize the Trust and Servicing Agreement, and reference is made to the Trust and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the parties thereto.

As provided in the Trust and Servicing Agreement, subject to certain restrictions on transfer set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Registrar shall execute, authenticate and deliver, in the name of the designated

Exhibit A-2-4

transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Prior to due presentation of this Certificate for registration of transfer, the Certificate Administrator, the Trustee, the Servicer, the Special Servicer, the Operating Advisor, the Certificate Registrar, and any agent of the Certificate Administrator, the Trustee, the Servicer, the Special Servicer, the Operating Advisor or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Trust and Servicing Agreement and for all other purposes whatsoever, and none of the Certificate Administrator, the Trustee, the Servicer, the Special Servicer, the Operating Advisor, the Certificate Registrar, nor any agent of the Certificate Administrator, the Trustee, the Servicer, the Special Servicer, the Operating Advisor or the Certificate Registrar shall be affected by any notice to the contrary; provided, however, that to the extent that a party to the Trust and Servicing Agreement responsible for distributing any report, statement or other information required to be distributed to Certificateholders has been provided an Investor Certification, such party to the Trust and Servicing Agreement shall distribute such report, statement or other information to such beneficial owner (or prospective transferee).

The Trust and Servicing Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Certificateholders under the Trust and Servicing Agreement at any time by the parties thereto with the consent of the Holders of Certificates of each Class affected by such amendment evidencing in the aggregate not less than 51% of the aggregate Percentage Interests constituting the Class. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon the Certificate. The Trust and Servicing Agreement also permits the amendment thereof, in certain circumstances, without the consent of the Holders of any of the Certificates.

The Trust and Servicing Agreement provides that the respective obligations and responsibilities of the Servicer, the Special Servicer, the Operating Advisor, the Depositor, the Certificate Administrator and the Trustee created thereby (other than the obligation to make certain payments to the Companion Loan Holders, other than the obligation of the Certificate Administrator to make certain payments to Certificateholders after the final Distribution Date and other than the indemnification rights and obligations of the parties thereto) shall terminate upon the last action required to be taken by the Certificate Administrator on the final Distribution Date pursuant to Article 11 of the Trust and Servicing Agreement upon the later of (i) the final payment on the Certificates or (ii) the liquidation of the Mortgage Loan (including, without limitation, the sale of the Mortgage Loan pursuant to the Trust and Servicing Agreement, as applicable) or the liquidation or abandonment of the Properties and all other Collateral for the Mortgage Loan; provided, that in no event shall the Trust continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the Court of St. James’s, living on the date of execution of the Trust and Servicing Agreement.

Exhibit A-2-5

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Trust and Servicing Agreement or be valid for any purpose.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loan and has executed this Certificate in its limited capacity as Certificate Administrator under the Trust and Servicing Agreement.

Exhibit A-2-6

IN WITNESS WHEREOF, the Certificate Administrator has caused this Certificate to be duly executed.

Dated: March 7, 2019

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Name:
Title:

Certificate of Authentication

This is one of the Class X-A Certificates referred to in the Trust and Servicing Agreement.

Dated: March 7, 2019

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Name:
Title:

Exhibit A-2-7

SCHEDULE A

SCHEDULE OF EXCHANGES

The following exchanges of a part of this [Rule 144A Global Certificate] [Temporary Regulation S Global Certificate] [Regulation S Global Certificate] [Definitive Certificate] have been made:

Date of Exchange	Notional Amount Prior to Exchange	Notional Amount Exchanged	Type of Certificate Exchanged for	Remaining Notional Amount Following Such Exchange	Notation Made by

Exhibit A-2-8

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto __________________________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust.

I (we) further direct the Certificate Registrar to issue a new Certificate of the entire Percentage Interest represented by the within Certificate to the above-named Assignee(s) and to deliver such Certificate to the following address:

Date: __________________

Signature by or on behalf of
Assignor(s):

Taxpayer Identification Number: _________

Exhibit A-2-9

DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: _____________________________________________________________.

Distributions, if being made by wire transfer in immediately available funds, to ____________________________ for the account of __________________________ account number ____________________.

This information is provided by _____________________________________________________ the Assignee(s) named above, or ________________________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title:

Taxpayer Identification Number:

Exhibit A-2-10

EXHIBIT A-3

[FORM OF] CLASS B CERTIFICATE

[FOR TEMPORARY REGULATION S CERTIFICATES:]19 [THIS CERTIFICATE IS A TEMPORARY REGULATION S GLOBAL CERTIFICATE FOR PURPOSES OF REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NEITHER THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD OR DELIVERED, EXCEPT AS PERMITTED UNDER THE TRUST AND SERVICING AGREEMENT REFERRED TO BELOW.

NO BENEFICIAL OWNERS OF THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENTS OF PRINCIPAL OR INTEREST HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE TRUST AND SERVICING AGREEMENT.]

[FOR BOOK-ENTRY CERTIFICATES:]20 [UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE TRUST AND SERVICING AGREEMENT REFERRED TO BELOW.]

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSOR, THE GUARANTOR, THE BORROWERS, THE SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE CUSTODIAN, THE OPERATING ADVISOR, THE INITIAL PURCHASERS, THE MORTGAGE LOAN SELLERS OR ANY OF THEIR

19 Temporary Regulation S Global Certificate legend.

20 Legend required as long as DTC is the Depository under the Trust and Servicing Agreement.

Exhibit A-3-1

RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE MORTGAGE LOAN ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE TRUST AND SERVICING AGREEMENT. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (“QUALIFIED INSTITUTIONAL BUYER”) PURCHASING FOR ITS OWN ACCOUNT, OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QUALIFIED INSTITUTIONAL BUYER, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) IN THE CASE OF THE REGULAR CERTIFICATES, TO AN INSTITUTIONAL INVESTOR THAT IS AN “ACCREDITED INVESTOR” AS SUCH TERM IS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS ARE INSTITUTIONAL INVESTORS THAT ARE “ACCREDITED INVESTORS” AS SUCH TERM IS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, OR (3) IN THE CASE OF THE REGULAR CERTIFICATES, TO AN INSTITUTION THAT IS A NON “U.S. PERSON” IN AN “OFFSHORE TRANSACTION,” AS SUCH TERMS ARE DEFINED IN, AND IN ACCORDANCE WITH, RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CLASS B CERTIFICATE IS SUBORDINATED TO CERTAIN OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE TRUST AND SERVICING AGREEMENT REFERRED TO HEREIN.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE TRUST AND SERVICING AGREEMENT REFERRED TO BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT

Exhibit A-3-2

CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.

Exhibit A-3-3

ILPT TRUST 2019-SURF
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2019-SURF, CLASS B

Pass-Through Rate: Class B Pass-Through Rate

First Distribution Date: April 11, 2019

Aggregate Initial Certificate Balance of the Class B Certificates as of the Closing Date: $50,400,000	Rated Final Distribution Date: February 2041

Certificate Balance of this Class B Certificate as of the Closing Date: $[_____] [(subject to the Schedule of Exchanges attached as Schedule A hereto)] [21]

CUSIP:      [44965L AG9][22]
[U4505L AD4][23]
[44965L AH7][24]

ISIN: [US44965LAG95][25] [USU4505LAD48][26] [US44965LAH78][27]

No.: B-[1]

This certifies that [FOR DEFINITIVE CERTIFICATES: [NAME OF HOLDER]][FOR BOOK-ENTRY CERTIFICATES: Cede & Co.] is the registered owner of the Percentage Interest evidenced by this Certificate in the distributions to be made from a Trust Fund with respect to the Class B Certificates. The Trust Fund consists primarily of one or more separate promissory notes held in trust by the Trustee, issued by a special purpose entity and evidencing a fixed-rate mortgage loan (the “Mortgage Loan”). The Trust Fund was created, and the Mortgage Loan is to be serviced, pursuant to the Trust and Servicing Agreement (as defined

21 For Global Certificate only.

22 For Rule 144A Certificates

23 For Regulation S Certificates

24 For IAI Certificates

25 For Rule 144A Certificates

26 For Regulation S Certificates

27 For IAI Certificates

Exhibit A-3-4

below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Trust and Servicing Agreement and is bound thereby. In the case of any conflict between terms specified in this Certificate and terms specified in the Trust and Servicing Agreement, the terms of the Trust and Servicing Agreement shall govern.

This Certificate is issued pursuant to, and in accordance with, the terms of a Trust and Servicing Agreement, dated as of March 7, 2019 (the “Trust and Servicing Agreement”), between Morgan Stanley Capital I Inc., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Servicer, Rialto Capital Advisors, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Trustee, Certificate Administrator and Custodian, and Park Bridge Lender Services LLC, as Operating Advisor. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Trust and Servicing Agreement.

This Certificate is a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

Pursuant to the terms of the Trust and Servicing Agreement, the Certificate Administrator will distribute, on the 4th Business Day after the Determination Date, commencing in April 2019 (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class B Certificates for such Distribution Date, all as more fully described in the Trust and Servicing Agreement.

All distributions will be made to the Persons entitled thereto by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor provided that the Certificate Administrator has received appropriate wire transfer instructions therefrom, or by check by first class mail to the address set forth therefor in the Certificate Register if wiring instructions have not been received at least five (5) Business Days prior to the Distribution Date. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the location that is specified by the Certificate Administrator in the notice to Certificateholders of such final distribution.

This Certificate does not purport to summarize the Trust and Servicing Agreement, and reference is made to the Trust and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the parties thereto.

As provided in the Trust and Servicing Agreement, subject to certain restrictions on transfer set forth therein, upon surrender for registration of transfer of any Certificate, the

Exhibit A-3-5

Certificate Registrar shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Prior to due presentation of this Certificate for registration of transfer, the Certificate Administrator, the Trustee, the Servicer, the Special Servicer, the Operating Advisor, the Certificate Registrar, and any agent of the Certificate Administrator, the Trustee, the Servicer, the Special Servicer, the Operating Advisor or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Trust and Servicing Agreement and for all other purposes whatsoever, and none of the Certificate Administrator, the Trustee, the Servicer, the Special Servicer, the Operating Advisor, the Certificate Registrar, nor any agent of the Certificate Administrator, the Trustee, the Servicer, the Special Servicer, the Operating Advisor or the Certificate Registrar shall be affected by any notice to the contrary; provided, however, that to the extent that a party to the Trust and Servicing Agreement responsible for distributing any report, statement or other information required to be distributed to Certificateholders has been provided an Investor Certification, such party to the Trust and Servicing Agreement shall distribute such report, statement or other information to such beneficial owner (or prospective transferee).

The Trust and Servicing Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Certificateholders under the Trust and Servicing Agreement at any time by the parties thereto with the consent of the Holders of Certificates of each Class affected by such amendment evidencing in the aggregate not less than 51% of the aggregate Percentage Interests constituting the Class. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon the Certificate. The Trust and Servicing Agreement also permits the amendment thereof, in certain circumstances, without the consent of the Holders of any of the Certificates.

The Trust and Servicing Agreement provides that the respective obligations and responsibilities of the Servicer, the Special Servicer, the Operating Advisor, the Depositor, the Certificate Administrator and the Trustee created thereby (other than the obligation to make certain payments to the Companion Loan Holders, other than the obligation of the Certificate Administrator to make certain payments to Certificateholders after the final Distribution Date and other than the indemnification rights and obligations of the parties thereto) shall terminate upon the last action required to be taken by the Certificate Administrator on the final Distribution Date pursuant to Article 11 of the Trust and Servicing Agreement upon the later of (i) the final payment on the Certificates or (ii) the liquidation of the Mortgage Loan (including, without limitation, the sale of the Mortgage Loan pursuant to the Trust and Servicing Agreement, as applicable) or the liquidation or abandonment of the Properties and all other Collateral for the Mortgage Loan; provided, that in no event shall the Trust continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the Court of St. James’s, living on the date of execution of the Trust and Servicing Agreement.

Exhibit A-3-6

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Trust and Servicing Agreement or be valid for any purpose.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loan and has executed this Certificate in its limited capacity as Certificate Administrator under the Trust and Servicing Agreement.

Exhibit A-3-7

IN WITNESS WHEREOF, the Certificate Administrator has caused this Certificate to be duly executed.

Dated: March 7, 2019

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Name:
Title:

Certificate of Authentication

This is one of the Class B Certificates referred to in the Trust and Servicing Agreement.

Dated: March 7, 2019

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Name:
Title:

Exhibit A-3-8

SCHEDULE A

SCHEDULE OF EXCHANGES

The following payments of principal and exchanges of a part of this [Rule 144A Global Certificate] [Temporary Regulation S Global Certificate] [Regulation S Global Certificate] [Definitive Certificate] have been made:

Date of Exchange or Payment of Principal	Certificate Balance Prior to Exchange or Payment	Certificate Balance Exchanged or Principal Payment Made	Type of Certificate Exchanged for	Remaining Certificate Balance Following Such Exchange or Payment	Notation Made by

Exhibit A-3-9

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto __________________________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust.

I (we) further direct the Certificate Registrar to issue a new Certificate of the entire Percentage Interest represented by the within Certificate to the above-named Assignee(s) and to deliver such Certificate to the following address:

Date: __________________

Signature by or on behalf of
Assignor(s):

Taxpayer Identification Number: _________

Exhibit A-3-10

DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: _____________________________________________________________.

Distributions, if being made by wire transfer in immediately available funds, to ____________________________ for the account of __________________________ account number ____________________.

This information is provided by _____________________________________________________ the Assignee(s) named above, or ________________________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title:

Taxpayer Identification Number:

Exhibit A-3-11

EXHIBIT A-4

[FORM OF] CLASS C CERTIFICATE

[FOR TEMPORARY REGULATION S CERTIFICATES:] 28 [THIS CERTIFICATE IS A TEMPORARY REGULATION S GLOBAL CERTIFICATE FOR PURPOSES OF REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NEITHER THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD OR DELIVERED, EXCEPT AS PERMITTED UNDER THE TRUST AND SERVICING AGREEMENT REFERRED TO BELOW.

NO BENEFICIAL OWNERS OF THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENTS OF PRINCIPAL OR INTEREST HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE TRUST AND SERVICING AGREEMENT.]

[FOR BOOK-ENTRY CERTIFICATES:]29 [UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE TRUST AND SERVICING AGREEMENT REFERRED TO BELOW.]

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSOR, THE GUARANTOR, THE BORROWERS, THE SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE CUSTODIAN, THE OPERATING ADVISOR, THE INITIAL PURCHASERS, THE MORTGAGE LOAN SELLERS OR ANY OF THEIR

28 Temporary Regulation S Global Certificate legend.

29 Legend required as long as DTC is the Depository under the Trust and Servicing Agreement.

Exhibit A-4-1

RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE MORTGAGE LOAN ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE TRUST AND SERVICING AGREEMENT. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (“QUALIFIED INSTITUTIONAL BUYER”) PURCHASING FOR ITS OWN ACCOUNT, OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QUALIFIED INSTITUTIONAL BUYER, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) IN THE CASE OF THE REGULAR CERTIFICATES, TO AN INSTITUTIONAL INVESTOR THAT IS AN “ACCREDITED INVESTOR” AS SUCH TERM IS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS ARE INSTITUTIONAL INVESTORS THAT ARE “ACCREDITED INVESTORS” AS SUCH TERM IS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, OR (3) IN THE CASE OF THE REGULAR CERTIFICATES, TO AN INSTITUTION THAT IS A NON “U.S. PERSON” IN AN “OFFSHORE TRANSACTION,” AS SUCH TERMS ARE DEFINED IN, AND IN ACCORDANCE WITH, RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CLASS C CERTIFICATE IS SUBORDINATED TO CERTAIN OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE TRUST AND SERVICING AGREEMENT REFERRED TO HEREIN.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE TRUST AND SERVICING AGREEMENT REFERRED TO BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT

Exhibit A-4-2

CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.

Exhibit A-4-3

ILPT TRUST 2019-SURF
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2019-SURF, CLASS C

Pass-Through Rate: Class C Pass-Through Rate

First Distribution Date: April 11, 2019

Aggregate Initial Certificate Balance of the Class C Certificates as of the Closing Date: $34,000,000	Rated Final Distribution Date: February 2041

Certificate Balance of this Class C Certificate as of the Closing Date: $[_____] [(subject to the Schedule of Exchanges attached as Schedule A hereto)][30]

CUSIP:      [44965L AL8][31]
[U4505L AF9][32]
[44965L AM6][33]

ISIN: [US44965LAL80][34] [USU4505LAF95][35] [US44965LAM63][36]

No.: C-[1]

This certifies that [FOR DEFINITIVE CERTIFICATES: [NAME OF HOLDER]][FOR BOOK-ENTRY CERTIFICATES: Cede & Co.] is the registered owner of the Percentage Interest evidenced by this Certificate in the distributions to be made from a Trust Fund with respect to the Class C Certificates. The Trust Fund consists primarily of one or more separate promissory notes held in trust by the Trustee, issued by a special purpose entity and evidencing a fixed-rate mortgage loan (the “Mortgage Loan”). The Trust Fund was created, and the Mortgage Loan is to be serviced, pursuant to the Trust and Servicing Agreement (as defined

30 For Global Certificate only.

31 For Rule 144A Certificates

32 For Regulation S Certificates

33 For IAI Certificates

34 For Rule 144A Certificates

35 For Regulation S Certificates

36 For IAI Certificates

Exhibit A-4-4

below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Trust and Servicing Agreement and is bound thereby. In the case of any conflict between terms specified in this Certificate and terms specified in the Trust and Servicing Agreement, the terms of the Trust and Servicing Agreement shall govern.

This Certificate is issued pursuant to, and in accordance with, the terms of a Trust and Servicing Agreement, dated as of March 7, 2019 (the “Trust and Servicing Agreement”), between Morgan Stanley Capital I Inc., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Servicer, Rialto Capital Advisors, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Trustee, Certificate Administrator and Custodian, and Park Bridge Lender Services LLC, as Operating Advisor. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Trust and Servicing Agreement.

This Certificate is a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

Pursuant to the terms of the Trust and Servicing Agreement, the Certificate Administrator will distribute, on the 4th Business Day after the Determination Date, commencing in April 2019 (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class C Certificates for such Distribution Date, all as more fully described in the Trust and Servicing Agreement.

All distributions will be made to the Persons entitled thereto by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor provided that the Certificate Administrator has received appropriate wire transfer instructions therefrom, or by check by first class mail to the address set forth therefor in the Certificate Register if wiring instructions have not been received at least five (5) Business Days prior to the Distribution Date. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the location that is specified by the Certificate Administrator in the notice to Certificateholders of such final distribution.

This Certificate does not purport to summarize the Trust and Servicing Agreement, and reference is made to the Trust and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the parties thereto.

As provided in the Trust and Servicing Agreement, subject to certain restrictions on transfer set forth therein, upon surrender for registration of transfer of any Certificate, the

Exhibit A-4-5

Certificate Registrar shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Prior to due presentation of this Certificate for registration of transfer, the Certificate Administrator, the Trustee, the Servicer, the Special Servicer, the Operating Advisor, the Certificate Registrar, and any agent of the Certificate Administrator, the Trustee, the Servicer, the Special Servicer, the Operating Advisor or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Trust and Servicing Agreement and for all other purposes whatsoever, and none of the Certificate Administrator, the Trustee, the Servicer, the Special Servicer, the Operating Advisor, the Certificate Registrar, nor any agent of the Certificate Administrator, the Trustee, the Servicer, the Special Servicer, the Operating Advisor or the Certificate Registrar shall be affected by any notice to the contrary; provided, however, that to the extent that a party to the Trust and Servicing Agreement responsible for distributing any report, statement or other information required to be distributed to Certificateholders has been provided an Investor Certification, such party to the Trust and Servicing Agreement shall distribute such report, statement or other information to such beneficial owner (or prospective transferee).

The Trust and Servicing Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Certificateholders under the Trust and Servicing Agreement at any time by the parties thereto with the consent of the Holders of Certificates of each Class affected by such amendment evidencing in the aggregate not less than 51% of the aggregate Percentage Interests constituting the Class. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon the Certificate. The Trust and Servicing Agreement also permits the amendment thereof, in certain circumstances, without the consent of the Holders of any of the Certificates.

The Trust and Servicing Agreement provides that the respective obligations and responsibilities of the Servicer, the Special Servicer, the Operating Advisor, the Depositor, the Certificate Administrator and the Trustee created thereby (other than the obligation to make certain payments to the Companion Loan Holders, other than the obligation of the Certificate Administrator to make certain payments to Certificateholders after the final Distribution Date and other than the indemnification rights and obligations of the parties thereto) shall terminate upon the last action required to be taken by the Certificate Administrator on the final Distribution Date pursuant to Article 11 of the Trust and Servicing Agreement upon the later of (i) the final payment on the Certificates or (ii) the liquidation of the Mortgage Loan (including, without limitation, the sale of the Mortgage Loan pursuant to the Trust and Servicing Agreement, as applicable) or the liquidation or abandonment of the Properties and all other Collateral for the Mortgage Loan; provided, that in no event shall the Trust continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the Court of St. James’s, living on the date of execution of the Trust and Servicing Agreement.

Exhibit A-4-6

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Trust and Servicing Agreement or be valid for any purpose.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loan and has executed this Certificate in its limited capacity as Certificate Administrator under the Trust and Servicing Agreement.

Exhibit A-4-7

IN WITNESS WHEREOF, the Certificate Administrator has caused this Certificate to be duly executed.

Dated: March 7, 2019

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Name:
Title:

Certificate of Authentication

This is one of the Class C Certificates referred to in the Trust and Servicing Agreement.

Dated: March 7, 2019

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Name:
Title:

Exhibit A-4-8

SCHEDULE A

SCHEDULE OF EXCHANGES

The following payments of principal and exchanges of a part of this [Rule 144A Global Certificate] [Temporary Regulation S Global Certificate] [Regulation S Global Certificate] [Definitive Certificate] have been made:

Date of Exchange or Payment of Principal	Certificate Balance Prior to Exchange or Payment	Certificate Balance Exchanged or Principal Payment Made	Type of Certificate Exchanged for	Remaining Certificate Balance Following Such Exchange or Payment	Notation Made by

Exhibit A-4-9

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto __________________________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust.

I (we) further direct the Certificate Registrar to issue a new Certificate of the entire Percentage Interest represented by the within Certificate to the above-named Assignee(s) and to deliver such Certificate to the following address:

Date: __________________

Signature by or on behalf of
Assignor(s):

Taxpayer Identification Number: _________

Exhibit A-4-10

DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: _____________________________________________________________.

Distributions, if being made by wire transfer in immediately available funds, to ____________________________ for the account of __________________________ account number ____________________.

This information is provided by _____________________________________________________ the Assignee(s) named above, or ________________________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title:

Taxpayer Identification Number:

Exhibit A-4-11

EXHIBIT A-5

[FORM OF] CLASS HRR CERTIFICATES

[FOR TEMPORARY REGULATION S CERTIFICATES:]37 [THIS CERTIFICATE IS A TEMPORARY REGULATION S GLOBAL CERTIFICATE FOR PURPOSES OF REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NEITHER THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD OR DELIVERED, EXCEPT AS PERMITTED UNDER THE TRUST AND SERVICING AGREEMENT REFERRED TO BELOW.

NO BENEFICIAL OWNERS OF THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENTS OF PRINCIPAL OR INTEREST HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE TRUST AND SERVICING AGREEMENT.]

[FOR BOOK-ENTRY CERTIFICATES:]38 [UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE TRUST AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSOR, THE GUARANTOR, THE BORROWERS, THE SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE CUSTODIAN, THE OPERATING ADVISOR, THE INITIAL PURCHASERS, THE MORTGAGE LOAN SELLERS OR ANY OF THEIR

37 Temporary Regulation S Global Certificate legend.

38 Legend required as long DTC is the Depository under the Trust and Servicing Agreement.

Exhibit A-5-1

RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE MORTGAGE LOAN ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE TRUST AND SERVICING AGREEMENT. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (“QUALIFIED INSTITUTIONAL BUYER”) PURCHASING FOR ITS OWN ACCOUNT, OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QUALIFIED INSTITUTIONAL BUYER, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) IN THE CASE OF THE REGULAR CERTIFICATES, TO AN INSTITUTIONAL INVESTOR THAT IS AN “ACCREDITED INVESTOR” AS SUCH TERM IS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS ARE INSTITUTIONAL INVESTORS THAT ARE “ACCREDITED INVESTORS” AS SUCH TERM IS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, OR (3) IN THE CASE OF THE REGULAR CERTIFICATES, TO AN INSTITUTION THAT IS A NON “U.S. PERSON” IN AN “OFFSHORE TRANSACTION,” AS SUCH TERMS ARE DEFINED IN, AND IN ACCORDANCE WITH, RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CERTIFICATE IS INTENDED TO CONSTITUTE PART OF AN “ELIGIBLE HORIZONTAL RESIDUAL INTEREST” (AS DEFINED IN REGULATION RR PROMULGATED UNDER SECTION 15G OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED), AND AS SUCH IS SUBJECT TO VARIOUS PROHIBITIONS ON HEDGING, TRANSFER AND FINANCING SET FORTH IN REGULATION RR. THE INITIAL PURCHASER OF THIS CERTIFICATE, AND EACH SUBSEQUENT PURCHASER OF THIS CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE TRUST AND SERVICING AGREEMENT. THE CERTIFICATE REGISTRAR SHALL REFUSE TO

Exhibit A-5-2

REGISTER THE TRANSFER OF THIS CERTIFICATE UNLESS SUCH TRANSFER IS IN ACCORDANCE WITH SECTION 5.3(i) OF THE TRUST AND SERVICING AGREEMENT.

THIS CLASS HRR CERTIFICATE IS SUBORDINATED TO CERTAIN OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE TRUST AND SERVICING AGREEMENT REFERRED TO HEREIN.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE TRUST AND SERVICING AGREEMENT REFERRED TO BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.

Exhibit A-5-3

ILPT TRUST 2019-SURF
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2019-SURF, CLASS HRR

Pass-Through Rate: Class HRR Pass-Through Rate

First Distribution Date: April 11, 2019

Aggregate Initial Certificate Balance of the Class HRR Certificates as of the Closing Date: $22,700,000	Rated Final Distribution Date: February 2041

Certificate Balance of this Class HRR Certificate as of the Closing Date: $[_____] [(subject to the Schedule of Exchanges attached as Schedule A hereto)][39]

CUSIP:     [44965L AN4][40]
[U4505L AG7][41]
[44965L AP9][42]

ISIN: [US44965LAN47][43] [USU4505LAG78][44] [US44965LAP94][45]

No.: HRR-[1]

This certifies that [FOR DEFINITIVE CERTIFICATES: [NAME OF HOLDER]][FOR BOOK-ENTRY CERTIFICATES: Cede & Co.] is the registered owner of the Percentage Interest evidenced by this Certificate in the distributions to be made from a Trust Fund with respect to the Class HRR Certificates. The Trust Fund consists primarily of one or more separate promissory notes held in trust by the Trustee, issued by a special purpose entity and evidencing a fixed-rate mortgage loan (the “Mortgage Loan”). The Trust Fund was created, and the Mortgage Loan is to be serviced, pursuant to the Trust and Servicing Agreement (as

39 For Global Certificate only.

40 For Rule 144A Certificates

41 For Regulation S Certificates

42 For IAI Certificates

43 For Rule 144A Certificates

44 For Regulation S Certificates

45 For IAI Certificates

Exhibit A-5-4

defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Trust and Servicing Agreement and is bound thereby. In the case of any conflict between terms specified in this Certificate and terms specified in the Trust and Servicing Agreement, the terms of the Trust and Servicing Agreement shall govern.

This Certificate is issued pursuant to, and in accordance with, the terms of a Trust and Servicing Agreement, dated as of March 7, 2019 (the “Trust and Servicing Agreement”), between Morgan Stanley Capital I Inc., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Servicer, Rialto Capital Advisors, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Trustee, Certificate Administrator and Custodian, and Park Bridge Lender Services LLC, as Operating Advisor. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Trust and Servicing Agreement.

This Certificate is a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

Pursuant to the terms of the Trust and Servicing Agreement, the Certificate Administrator will distribute, on the 4th Business Day after the Determination Date, commencing in April 2019 (each such date, a “Distribution Date”), to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class HRR Certificates for such Distribution Date, all as more fully described in the Trust and Servicing Agreement.

All distributions will be made to the Persons entitled thereto by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor provided that the Certificate Administrator has received appropriate wire transfer instructions therefrom, or by check by first class mail to the address set forth therefor in the Certificate Register if wiring instructions have not been received at least five (5) Business Days prior to the Distribution Date. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the location that is specified by the Certificate Administrator in the notice to Certificateholders of such final distribution.

This Certificate does not purport to summarize the Trust and Servicing Agreement, and reference is made to the Trust and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the parties thereto.

As provided in the Trust and Servicing Agreement, subject to certain restrictions on transfer set forth therein, upon surrender for registration of transfer of any Certificate, the

Exhibit A-5-5

Certificate Registrar shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Prior to due presentation of this Certificate for registration of transfer, the Certificate Administrator, the Trustee, the Servicer, the Special Servicer, the Operating Advisor, the Certificate Registrar, and any agent of the Certificate Administrator, the Trustee, the Servicer, the Special Servicer, the Operating Advisor or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Trust and Servicing Agreement and for all other purposes whatsoever, and none of the Certificate Administrator, the Trustee, the Servicer, the Special Servicer, the Operating Advisor, the Certificate Registrar, nor any agent of the Certificate Administrator, the Trustee, the Servicer, the Special Servicer, the Operating Advisor or the Certificate Registrar shall be affected by any notice to the contrary; provided, however, that to the extent that a party to the Trust and Servicing Agreement responsible for distributing any report, statement or other information required to be distributed to Certificateholders has been provided an Investor Certification, such party to the Trust and Servicing Agreement shall distribute such report, statement or other information to such beneficial owner (or prospective transferee).

The Trust and Servicing Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Certificateholders under the Trust and Servicing Agreement at any time by the parties thereto with the consent of the Holders of Certificates of each Class affected by such amendment evidencing in the aggregate not less than 51% of the aggregate Percentage Interests constituting the Class. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon the Certificate. The Trust and Servicing Agreement also permits the amendment thereof, in certain circumstances, without the consent of the Holders of any of the Certificates.

The Trust and Servicing Agreement provides that the respective obligations and responsibilities of the Servicer, the Special Servicer, the Operating Advisor, the Depositor, the Certificate Administrator and the Trustee created thereby (other than the obligation to make certain payments to the Companion Loan Holders, other than the obligation of the Certificate Administrator to make certain payments to Certificateholders after the final Distribution Date and other than the indemnification rights and obligations of the parties thereto) shall terminate upon the last action required to be taken by the Certificate Administrator on the final Distribution Date pursuant to Article 11 of the Trust and Servicing Agreement upon the later of (i) the final payment on the Certificates or (ii) the liquidation of the Mortgage Loan (including, without limitation, the sale of the Mortgage Loan pursuant to the Trust and Servicing Agreement, as applicable) or the liquidation or abandonment of the Properties and all other Collateral for the Mortgage Loan; provided, that in no event shall the Trust continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the Court of St. James’s, living on the date of execution of the Trust and Servicing Agreement.

Exhibit A-5-6

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Trust and Servicing Agreement or be valid for any purpose.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loan and has executed this Certificate in its limited capacity as Certificate Administrator under the Trust and Servicing Agreement.

Exhibit A-5-7

IN WITNESS WHEREOF, the Certificate Administrator has caused this Certificate to be duly executed.

Dated: March 7, 2019

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Name:
Title:

Certificate of Authentication

This is one of the Class HRR Certificates referred to in the Trust and Servicing Agreement.

Dated: March 7, 2019

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Name:
Title:

Exhibit A-5-8

SCHEDULE A

SCHEDULE OF EXCHANGES

The following payments of principal and exchanges of a part of this [Rule 144A Global Certificate] [Temporary Regulation S Global Certificate] [Regulation S Global Certificate] [Definitive Certificate] have been made:

Date of Exchange or Payment of Principal	Certificate Balance Prior to Exchange or Payment	Certificate Balance Exchanged or Principal Payment Made	Type of Certificate Exchanged for	Remaining Certificate Balance Following Such Exchange or Payment	Notation Made by

Exhibit A-5-9

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto __________________________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust.

I (we) further direct the Certificate Registrar to issue a new Certificate of the entire Percentage Interest represented by the within Certificate to the above-named Assignee(s) and to deliver such Certificate to the following address:

Date: __________________

Signature by or on behalf of
Assignor(s):

Taxpayer Identification Number: _________

Exhibit A-5-10

DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: _____________________________________________________________.

Distributions, if being made by wire transfer in immediately available funds, to ____________________________ for the account of __________________________ account number ____________________.

This information is provided by _____________________________________________________ the Assignee(s) named above, or ________________________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title:

Taxpayer Identification Number:

Exhibit A-5-11

Exhibit A-6

[FORM OF] CLASS R CERTIFICATE

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSOR, THE GUARANTOR, THE BORROWERS, THE SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE CUSTODIAN, THE OPERATING ADVISOR, THE INITIAL PURCHASERS, THE MORTGAGE LOAN SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE MORTGAGE LOAN ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THIS CERTIFICATE IS A “RESIDUAL INTEREST” IN TWO “REAL ESTATE MORTGAGE INVESTMENT CONDUITS” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(2) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. EACH TRANSFEREE OF THIS CERTIFICATE, BY ACCEPTANCE HEREOF, IS DEEMED TO HAVE ACCEPTED THIS CERTIFICATE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERABILITY TO DISQUALIFIED ORGANIZATIONS, NON-U.S. TAX PERSONS OR AGENTS OF EITHER, AS SET FORTH IN SECTION 5.02 OF THE TRUST AND SERVICING AGREEMENT, AND SHALL BE REQUIRED TO FURNISH AN AFFIDAVIT IN THE FORM ATTACHED AS AN EXHIBIT TO THE TRUST AND SERVICING AGREEMENT TO THE TRANSFEROR AND THE CERTIFICATE ADMINISTRATOR TO THE EFFECT THAT, AMONG OTHER THINGS, (A) IT IS NOT A DISQUALIFIED ORGANIZATION, AS SUCH TERM IS DEFINED IN CODE SECTION 860E(e)(5), OR AN AGENT (INCLUDING A BROKER, NOMINEE OR OTHER MIDDLEMAN) FOR SUCH DISQUALIFIED ORGANIZATION AND IS OTHERWISE A PERMITTED TRANSFEREE, (B) IT HAS HISTORICALLY PAID ITS DEBTS AS THEY HAVE COME DUE AND INTENDS TO PAY ITS DEBTS AS THEY COME DUE IN THE FUTURE, (C) IT UNDERSTANDS THAT IT MAY INCUR TAX LIABILITIES WITH RESPECT TO THIS CERTIFICATE IN EXCESS OF CASH FLOWS GENERATED HEREBY, (D) IT INTENDS TO PAY ANY TAXES ASSOCIATED WITH HOLDING THIS CERTIFICATE AS THEY BECOME DUE, (E) IT WILL NOT CAUSE INCOME WITH RESPECT TO THIS CERTIFICATE TO BE ATTRIBUTABLE TO A FOREIGN PERMANENT ESTABLISHMENT OR FIXED BASE, WITHIN THE MEANING OF AN APPLICABLE INCOME TAX TREATY, OF SUCH PERSON OR ANY OTHER U.S. TAX PERSON AND (F) IT WILL NOT TRANSFER THIS CERTIFICATE TO ANY PERSON OR ENTITY THAT DOES NOT PROVIDE A SIMILAR AFFIDAVIT. ANY PURPORTED TRANSFER TO A DISQUALIFIED ORGANIZATION OR OTHER PERSON THAT IS NOT A PERMITTED TRANSFEREE OR OTHERWISE IN VIOLATION OF THESE RESTRICTIONS SHALL BE ABSOLUTELY NULL AND VOID AB INITIO AND SHALL VEST NO RIGHTS IN ANY PURPORTED TRANSFEREE. THIS CERTIFICATE REPRESENTS ONE OR MORE “NON-ECONOMIC RESIDUAL INTERESTS”, AS DEFINED IN TREASURY REGULATIONS SECTION 1.860E-1(c),

Exhibit A-6-1

AND THEREFORE, TRANSFERS OF THIS CERTIFICATE MAY BE DISREGARDED FOR FEDERAL INCOME TAX PURPOSES. IN ORDER TO SATISFY A REGULATORY SAFE HARBOR UNDER WHICH SUCH TRANSFERS WILL NOT BE DISREGARDED, THE TRANSFEROR MAY BE REQUIRED, AMONG OTHER THINGS, TO SATISFY ITSELF AS TO THE FINANCIAL CONDITION OF THE PROPOSED TRANSFEREE AND EITHER TO TRANSFER AT A MINIMUM PRICE OR TO AN ELIGIBLE TRANSFEREE AS SPECIFIED IN TREASURY REGULATIONS. THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE HEREOF, IS DEEMED TO HAVE AGREED TO CONSENT TO THE DESIGNATION OF THE CERTIFICATE ADMINISTRATOR AS THE “PARTNERSHIP REPRESENTATIVE” OF EACH TRUST REMIC WITHIN THE MEANING OF SECTION 6223 OF THE CODE.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (“QUALIFIED INSTITUTIONAL BUYER”) PURCHASING FOR ITS OWN ACCOUNT, OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QUALIFIED INSTITUTIONAL BUYER, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) IN THE CASE OF THE REGULAR CERTIFICATES, TO AN INSTITUTIONAL INVESTOR THAT IS AN “ACCREDITED INVESTOR” AS SUCH TERM IS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS ARE INSTITUTIONAL INVESTORS THAT ARE “ACCREDITED INVESTORS” AS SUCH TERM IS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, OR (3) IN THE CASE OF THE REGULAR CERTIFICATES, TO AN INSTITUTION THAT IS A NON “U.S. PERSON” IN AN “OFFSHORE TRANSACTION,” AS SUCH TERMS ARE DEFINED IN, AND IN ACCORDANCE WITH, RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) THAT IS

Exhibit A-6-2

SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAW”), OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE TRUST AND SERVICING AGREEMENT REFERRED TO BELOW.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE CUSTODIAN, THE SERVICER, THE SPECIAL SERVICER AND THE DEPOSITOR AGAINST ANY LOSS, LIABILITY OR EXPENSE THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE SECURITIES ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

Exhibit A-6-3

ILPT TRUST 2019-SURF
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2019-SURF, CLASS R

Pass-Through Rate: N/A	Rated Final Distribution Date: N/A

CUSIP: [44965L AQ7]	Percentage Interest of the Class R Certificates: [_]%
ISIN: [US44965LAQ77]

No.: R-[1]

This certifies that [____________] is the registered owner of the Percentage Interest evidenced by this Certificate in the distributions to be made from a Trust Fund with respect to the Class R Certificates. The Trust Fund consists primarily of one or more separate promissory notes held in trust by the Trustee, issued by a special purpose entity and evidencing a fixed-rate mortgage loan (the “Mortgage Loan”). The Trust Fund was created, and the Mortgage Loan is to be serviced, pursuant to the Trust and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Trust and Servicing Agreement and is bound thereby. In the case of any conflict between terms specified in this Certificate and terms specified in the Trust and Servicing Agreement, the terms of the Trust and Servicing Agreement shall govern.

This Certificate is issued pursuant to, and in accordance with, the terms of a Trust and Servicing Agreement, dated as of March 7, 2019 (the “Trust and Servicing Agreement”), between Morgan Stanley Capital I Inc., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Servicer, Rialto Capital Advisors, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Trustee, Certificate Administrator and Custodian, and Park Bridge Lender Services LLC, as Operating Advisor. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Trust and Servicing Agreement.

This Class R Certificate represents the sole “residual interest” in two “real estate mortgage investment conduits”, as those terms are defined, respectively, in Sections 860G(a)(2) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income. The Certificate Administrator is also hereby irrevocably designated as the “partnership representative” of the Upper-Tier REMIC and the Lower-Tier REMIC under Section 6223 of the Code.

Exhibit A-6-4

This Certificate does not purport to summarize the Trust and Servicing Agreement, and reference is made to the Trust and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the parties thereto.

As provided in the Trust and Servicing Agreement, subject to certain restrictions on transfer set forth therein, upon surrender for registration of transfer of any Certificate, the Certificate Registrar shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

Prior to due presentation of this Certificate for registration of transfer, the Certificate Administrator, the Trustee, the Servicer, the Special Servicer, the Operating Advisor, the Certificate Registrar, and any agent of the Certificate Administrator, the Trustee, the Servicer, the Special Servicer, the Operating Advisor or the Certificate Registrar may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in the Trust and Servicing Agreement and for all other purposes whatsoever, and none of the Certificate Administrator, the Trustee, the Servicer, the Special Servicer, the Operating Advisor, the Certificate Registrar, nor any agent of the Certificate Administrator, the Trustee, the Servicer, the Special Servicer, the Operating Advisor or the Certificate Registrar shall be affected by any notice to the contrary; provided, however, that to the extent that a party to the Trust and Servicing Agreement responsible for distributing any report, statement or other information required to be distributed to Certificateholders has been provided an Investor Certification, such party to the Trust and Servicing Agreement shall distribute such report, statement or other information to such beneficial owner (or prospective transferee).

The Trust and Servicing Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Certificateholders under the Trust and Servicing Agreement at any time by the parties thereto with the consent of the Holders of Certificates of each Class affected by such amendment evidencing in the aggregate not less than 51% of the aggregate Percentage Interests constituting the Class. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon the Certificate. The Trust and Servicing Agreement also permits the amendment thereof, in certain circumstances, without the consent of the Holders of any of the Certificates.

The Trust and Servicing Agreement provides that the respective obligations and responsibilities of the Servicer, the Special Servicer, the Operating Advisor, the Depositor, the Certificate Administrator and the Trustee created thereby (other than the obligation to make certain payments to the Companion Loan Holders, other than the obligation of the Certificate Administrator to make certain payments to Certificateholders after the final Distribution Date and other than the indemnification rights and obligations of the parties thereto) shall terminate upon the last action required to be taken by the Certificate Administrator on the final Distribution Date pursuant to Article 11 of the Trust and Servicing Agreement upon the later of (i) the final payment on the Certificates or (ii) the liquidation of the Mortgage Loan (including, without

Exhibit A-6-5

limitation, the sale of the Mortgage Loan pursuant to the Trust and Servicing Agreement, as applicable) or the liquidation or abandonment of the Properties and all other Collateral for the Mortgage Loan; provided, that in no event shall the Trust continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the Court of St. James’s, living on the date of execution of the Trust and Servicing Agreement.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Trust and Servicing Agreement or be valid for any purpose.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loan and has executed this Certificate in its limited capacity as Certificate Administrator under the Trust and Servicing Agreement.

Exhibit A-6-6

IN WITNESS WHEREOF, the Certificate Administrator has caused this Certificate to be duly executed.

Dated: March 7, 2019

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Name:
Title:

Certificate of Authentication

This is one of the Class R Certificates referred to in the Trust and Servicing Agreement.

Dated: March 7, 2019

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Name:
Title:

Exhibit A-6-7

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto __________________________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust.

I (we) further direct the Certificate Registrar to issue a new Certificate of the entire Percentage Interest represented by the within Certificate to the above-named Assignee(s) and to deliver such Certificate to the following address:

Date: __________________

Signature by or on behalf of
Assignor(s):

Taxpayer Identification Number: _________

Exhibit A-6-8

DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: _____________________________________________________________.

Distributions, if being made by wire transfer in immediately available funds, to ____________________________ for the account of __________________________ account number ____________________.

This information is provided by _____________________________________________________ the Assignee(s) named above, or ________________________________________________ as its (their) agent.

By:
[Please print or type name(s)]

Title:

Taxpayer Identification Number:

Exhibit A-6-9

EXHIBIT B

FORM OF REQUEST FOR RELEASE
(for Custodian)

Mortgage Loan Information

Name of Mortgagor:

Custodian

Name:	Wells Fargo Bank, National Association
Address:	1055 10th Avenue SE Minneapolis, Minnesota 55414 Attention: Document Custody Group – ILPT 2019-SURF

Custodian/Certificate Administrator Mortgage File No.:

Depositor

Name:	Morgan Stanley Capital I Inc.

Address:	1585 Broadway New York, New York 10036

Certificates:	ILPT Trust 2019-SURF, Commercial Mortgage Pass-Through Certificates, Series 2019-SURF

The undersigned [Servicer] [Special Servicer] hereby requests delivery from Wells Fargo Bank, National Association, as custodian (the “Custodian”), for the Holders of ILPT Trust 2019-SURF, Commercial Mortgage Pass-Through Certificates, Series 2019-SURF, of the documents referred to below (the “Documents”). All capitalized terms not otherwise defined in this Request for Release shall have the meanings given them in the Trust and Servicing Agreement, dated as of March 7, 2019, between Morgan Stanley Capital I Inc., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Servicer, Rialto Capital Advisors, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Trustee, Certificate Administrator and Custodian, and Park Bridge Lender Services LLC, as Operating Advisor (the “Trust and Servicing Agreement”).

( )	Note dated [ ], 2019, in the original principal sum of $________, made by _______, payable to, or endorsed to the order of, the Trustee.

Exhibit B-1

( )	Mortgage(s) recorded on ____________ as instrument no. ________ in the County Recorder’s Office of the County of _________, State of ___________ in book/reel/docket ___________ of official records at page/image ________.

( )	Deed of Trust(s) recorded on __________ as instrument no. ________ in the County Recorder’s Office of the County of ___________, State of _______ in book/reel/docket ____________ of official records at page/image.

( )	Deed to Secure Debt recorded on __________ as instrument no. ________ in the County Recorder’s Office of the County of ___________, State of _______ in book/reel/docket ____________ of official records at page/image.

( )	Other documents, including any amendments, assignments or other assumptions of the Note or Mortgages.

( )

( )

( )

( )

The undersigned [Servicer] [Special Servicer] hereby acknowledges and agrees as follows:

(1)            Once received, the [Servicer] [Special Servicer] shall hold and retain possession of the Documents in accordance with the provisions of the Trust and Servicing Agreement and the Documents will be returned to you, except if the Mortgage Loan (or the related Mortgage Loan Seller Percentage Interest therein) has been paid in full or repurchased and the proceeds thereof have been remitted to the Collection Account except as expressly provided in the Trust and Servicing Agreement (in which case the Documents will be retained by us permanently or, in the case of a repurchase, sent to the designee of each Mortgage Loan Seller, as the case may be), when the need therefor no longer exists; provided, that in the case of a repurchase of a Mortgage Loan Seller Percentage Interest in the Mortgage Loan (and not a repurchase of the entire Mortgage Loan), the Documents (other than the related Trust Note(s)) will be returned to you.

(2)            The [Servicer] [Special Servicer] shall not cause or permit the Documents to become subject to, or encumbered by, any claims, liens, security interests, charges, writs of attachment or other impositions nor shall the [Servicer] [Special Servicer] assert or seek to assert any claims or rights of set-off to or against the Documents or any proceeds thereof except as otherwise provided in the Trust and Servicing Agreement.

(3)            The Documents, coming into the possession or control of the [Servicer] [Special Servicer] shall at all times be earmarked for the account of the Custodian, and the [Servicer] [Special Servicer] shall keep the Documents separate and distinct from all other property in the [Servicer’s] [Special Servicer’s] possession, custody or control.

Exhibit B-2

[SERVICER][SPECIAL SERVICER]

By:
Name: Title:

Date: _________

Exhibit B-3

EXHIBIT C

FORM OF TRANSFER CERTIFICATE
FOR RULE 144A GLOBAL CERTIFICATE
TO TEMPORARY REGULATION S GLOBAL CERTIFICATE

(Exchanges or transfers pursuant to
Section 5.3(c) of the Trust and Servicing Agreement)

Wells Fargo Bank, National Association,
as Certificate Registrar

600 South 4th Street, 7th Floor

MAC: N9300-070

Minneapolis, Minnesota 55479

Attention: Certificate Transfer Services – CTS (CMBS) – ILPT 2019-SURF

Re:	ILPT Trust 2019-SURF, Commercial Mortgage Pass-Through Certificates, Series 2019-SURF, Class [__]

Reference is hereby made to the Trust and Servicing Agreement, dated as of March 7, 2019 (the “Trust and Servicing Agreement”), between Morgan Stanley Capital I Inc., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Servicer, Rialto Capital Advisors, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Trustee, Certificate Administrator and Custodian, and Park Bridge Lender Services LLC, as Operating Advisor. Capitalized terms used but not defined herein shall have the meanings given to them in the Trust and Servicing Agreement.

This letter relates to US $[______] aggregate Certificate Balance of the Class [__] Certificates (the “Certificates”) which are held in the form of a beneficial interest in the Rule 144A Global Certificate of such Class (CUSIP No. [______]) with the Depository in the name of [insert name of Transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such beneficial interest for a beneficial interest in the Temporary Regulation S Global Certificate of such Class (CINS No. [______] and ISIN No. [______]) to be held with the Depository in the name of [Euroclear] [Clearstream]* (Common Code No. [______]).

In connection with such request and in respect of such Certificates, the Transferor does hereby certify that such exchange or transfer has been made in compliance with the transfer restrictions set forth in the Trust and Servicing Agreement and pursuant to and in accordance with Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”), and accordingly the Transferor does hereby certify that:

(1)            the offer of the Certificates was not made to a person in the United States;

* Select appropriate depository.

Exhibit C-1

[(2)           at the time the buy order was originated, the transferee was an institution outside the United States or the Transferor and any person acting on its behalf reasonably believed and believes that the transferee was an institution outside the United States;]**

[(2)         the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States;]**

(3)            no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable; and

(4)            the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Certificate Administrator, the Trustee, the Custodian, the Operating Advisor, the Servicer, the Special Servicer and the Initial Purchasers.

[Insert Name of Transferor]

By:
Name: Title:

Dated: _______

cc: Morgan Stanley Capital I Inc.

** Insert one of these two provisions, which come from the definition of “offshore transaction” in Regulation S.

Exhibit C-2

EXHIBIT D

FORM OF TRANSFER CERTIFICATE
FOR RULE 144A GLOBAL CERTIFICATE
TO REGULATION S GLOBAL CERTIFICATE

(Exchange or transfers pursuant to
Section 5.3(d) of the Trust and Servicing Agreement)

Wells Fargo Bank, National Association,
as Certificate Registrar

600 South 4th Street, 7th Floor

MAC: N9300-070

Minneapolis, Minnesota 55479

Attention: Certificate Transfer Services – CTS (CMBS) – ILPT 2019-SURF

Re:	ILPT Trust 2019-SURF, Commercial Mortgage Pass-Through Certificates, Series 2019-SURF, Class [__]

Reference is hereby made to the Trust and Servicing Agreement, dated as of March 7, 2019 (the “Trust and Servicing Agreement”), between Morgan Stanley Capital I Inc., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Servicer, Rialto Capital Advisors, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Trustee, Certificate Administrator and Custodian, and Park Bridge Lender Services LLC, as Operating Advisor. Capitalized terms used but not defined herein shall have the meanings given to them in the Trust and Servicing Agreement.

This letter relates to US $[______] aggregate Certificate Balance of the Class [__] Certificates (the “Certificates”) which are held in the form of a beneficial interest in the Rule 144A Global Certificate of such Class (CUSIP No. [______]) with the Depository in the name of [insert name of Transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such beneficial interest for a beneficial interest in the Regulation S Global Certificate of such Class (CINS No. [______], ISIN No. [______], and Common Code No. [______]).

In connection with such request and in respect of such Certificates, the Transferor does hereby certify that such exchange or transfer has been made in compliance with the transfer restrictions set forth in the Trust and Servicing Agreement and, with respect to transfers made in reliance on Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”), the Transferor does hereby certify that:

(1)            the offer of the Certificates was not made to a person in the United States,

Exhibit D-1

[(2)           at the time the buy order was originated, the transferee was an institution outside the United States or the Transferor and any person acting on its behalf reasonably believed and believes that the transferee was an institution outside the United States,]*

[(2)           the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States,] *

(3)            no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable, and

(4)            the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Certificate Administrator, the Trustee, the Custodian, the Operating Advisor, the Servicer, the Special Servicer and the Initial Purchasers.

[Insert Name of Transferor]

By:
Name: Title:

Dated: ________

cc: Morgan Stanley Capital I Inc.

* Insert one of these two provisions, which come from the definition of “offshore transaction” in Regulation S.

Exhibit D-2

EXHIBIT E

FORM OF TRANSFER CERTIFICATE
FOR TEMPORARY REGULATION S GLOBAL CERTIFICATE
TO RULE 144A GLOBAL CERTIFICATE DURING RESTRICTED PERIOD

(Exchange or transfers pursuant to
Section 5.3(e) of the Trust and Servicing Agreement)

Wells Fargo Bank, National Association,
as Certificate Registrar

600 South 4th Street, 7th Floor

MAC: N9300-070

Minneapolis, Minnesota 55479

Attention: Certificate Transfer Services – CTS (CMBS) – ILPT 2019-SURF

Re:	ILPT Trust 2019-SURF, Commercial Mortgage Pass-Through Certificates, Series 2019-SURF, Class [__]

Reference is hereby made to the Trust and Servicing Agreement, dated as of March 7, 2019 (the “Trust and Servicing Agreement”), between Morgan Stanley Capital I Inc., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Servicer, Rialto Capital Advisors, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Trustee, Certificate Administrator and Custodian, and Park Bridge Lender Services LLC, as Operating Advisor. Capitalized terms used but not defined herein shall have the meanings given to them in the Trust and Servicing Agreement.

This letter relates to US $[______] aggregate Certificate Balance of the Class [__] Certificates (the “Certificates”) which are held in the form of a beneficial interest in the Temporary Regulation S Global Certificate of such Class (CINS No. [______] and ISIN No. [______]) with [Euroclear] [Clearstream]* (Common Code [______]) through the Depository in the name of [insert name of transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such beneficial interest for a beneficial interest in the Rule 144A Global Certificate of such Class (CUSIP No. [______]).

In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such Certificates are being exchanged or transferred in accordance with Rule 144A (“Rule 144A”) under the Securities Act of 1933, as amended (the “Securities Act”), to a transferee that the Transferor reasonably believes is purchasing the Certificates for its own account, or for one or more accounts with respect to which the transferee exercises sole investment discretion, and the transferee and any such account is a “qualified institutional buyer” within the meaning of Rule 144A in each case in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States or other applicable jurisdiction.

* Select appropriate depository.

Exhibit E-1

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Certificate Administrator, the Trustee, the Custodian, the Operating Advisor, the Servicer, the Special Servicer and the Initial Purchasers.

[Insert Name of Transferor]

By:
Name: Title:

Dated: _______

cc: Morgan Stanley Capital I Inc.

Exhibit E-2

EXHIBIT F

FORM OF CERTIFICATION TO BE GIVEN BY
BENEFICIAL OWNER OF TEMPORARY
REGULATION S GLOBAL CERTIFICATE

(Exchanges pursuant to
Section 5.3(f) of the Trust and Servicing Agreement)

Wells Fargo Bank, National Association,
as Certificate Registrar

600 South 4th Street, 7th Floor

MAC: N9300-070

Minneapolis, Minnesota 55479

Attention: Certificate Transfer Services – CTS (CMBS) – ILPT 2019-SURF

Re:	ILPT Trust 2019-SURF, Commercial Mortgage Pass-Through Certificates, Series 2019-SURF, Class [__]

Reference is hereby made to the Trust and Servicing Agreement, dated as of March 7, 2019 (the “Trust and Servicing Agreement”), between Morgan Stanley Capital I Inc., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Servicer, Rialto Capital Advisors, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Trustee, Certificate Administrator and Custodian, and Park Bridge Lender Services LLC, as Operating Advisor. Capitalized terms used but not defined herein shall have the meanings given to them in the Trust and Servicing Agreement.

[For purposes of acquiring a beneficial interest in a Regulation S Global Certificate of the Class specified above after the expiration of the Restricted Period,] [For purposes of receiving payments under a Temporary Regulation S Global Certificate of the Class specified above,]* the undersigned holder of a beneficial interest in a Temporary Regulation S Global Certificate of the Class specified above issued under the Trust and Servicing Agreement certifies that it is not a U.S. Person as defined by Regulation S under the Securities Act of 1933, as amended.

We undertake to advise you promptly by facsimile on or prior to the date on which you intend to submit your corresponding certification relating to the Certificates of the Class specified above held by you for our account if any applicable statement herein is not correct on such date, and in the absence of any such notification it may be assumed that this certification applies as of such date.

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are

* Select, as applicable.

Exhibit F-1

commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Custodian and the Initial Purchasers.

Dated:______________

By:
as, or as agent for, the holder of a beneficial interest in the Certificates to which this certificate relates.

Exhibit F-2

EXHIBIT G

FORM OF TRANSFER CERTIFICATE
FOR NON-BOOK ENTRY CERTIFICATE
TO TEMPORARY REGULATION S GLOBAL CERTIFICATE

(Exchanges or transfers pursuant to
Section 5.3(g) of the Trust and Servicing Agreement)

Wells Fargo Bank, National Association,
as Certificate Registrar

600 South 4th Street, 7th Floor

MAC: N9300-070

Minneapolis, Minnesota 55479

Attention: Certificate Transfer Services – CTS (CMBS) – ILPT 2019-SURF

Re:	ILPT Trust 2019-SURF, Commercial Mortgage Pass-Through Certificates, Series 2019-SURF, Class [__]

Reference is hereby made to the Trust and Servicing Agreement, dated as of March 7, 2019 (the “Trust and Servicing Agreement”), between Morgan Stanley Capital I Inc., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Servicer, Rialto Capital Advisors, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Trustee, Certificate Administrator and Custodian, and Park Bridge Lender Services LLC, as Operating Advisor. Capitalized terms used but not defined herein shall have the meanings given to them in the Trust and Servicing Agreement.

This letter relates to US $[______] aggregate Certificate Balance of the Class [__] Certificates (the “Certificates”) which are held in the form of Non-Book Entry Certificates of such Class (CUSIP No. [______]) in the name of [insert name of Transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such Non-Book Entry Certificates for a beneficial interest in the Temporary Regulation S Global Certificate of such Class (CINS No. [______] and ISIN No. [______]) to be held with [Euroclear] [Clearstream]* (Common Code [______]) through the Depository.

In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such exchange or transfer has been made in compliance with the transfer restrictions set forth in the Trust and Servicing Agreement and pursuant to and in accordance with Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”), and accordingly the Transferor does hereby certify that:

(1)       the offer of the Certificates was not made to a person in the United States;

* Select appropriate depository.

Exhibit G-1

[(2)    at the time the buy order was originated, the transferee was an institution outside the United States or the Transferor and any person acting on its behalf reasonably believed and believes that the transferee was an institution outside the United States;]**

[(2)     the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States;] **

(3)       no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable; and

(4)       the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Custodian and the Initial Purchasers.

[Insert Name of Transferor]

By:
Name: Title:

Dated: ________

cc: Morgan Stanley Capital I Inc.

** Insert one of these two provisions, which come from the definition of “offshore transaction” in Regulation S.

Exhibit G-2

EXHIBIT H

FORM OF TRANSFER CERTIFICATE
FOR NON-BOOK ENTRY CERTIFICATE
TO REGULATION S GLOBAL CERTIFICATE

(Exchange or transfers pursuant to
Section 5.3(g) of the Trust and Servicing Agreement)

Wells Fargo Bank, National Association,
as Certificate Registrar

600 South 4th Street, 7th Floor

MAC: N9300-070

Minneapolis, Minnesota 55479

Attention: Certificate Transfer Services – CTS (CMBS) – ILPT 2019-SURF

Re:	ILPT Trust 2019-SURF, Commercial Mortgage Pass-Through Certificates, Series 2019-SURF, Class [__]

Reference is hereby made to the Trust and Servicing Agreement, dated as of March 7, 2019 (the “Trust and Servicing Agreement”), between Morgan Stanley Capital I Inc., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Servicer, Rialto Capital Advisors, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Trustee, Certificate Administrator and Custodian, and Park Bridge Lender Services LLC, as Operating Advisor. Capitalized terms used but not defined herein shall have the meanings given to them in the Trust and Servicing Agreement.

This letter relates to US $[______] aggregate Certificate Balance of the Class [__] Certificates (the “Certificates”) which are held in the form of Non-Book Entry Certificates of such Class (CUSIP No. [______]) in the name of [insert name of Transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such Non-Book Entry Certificates for a beneficial interest in the Regulation S Global Certificate (CINS No. [______], ISIN No. [______], and Common Code No. [______]).

In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such exchange or transfer has been made in compliance with the transfer restrictions set forth in the Trust and Servicing Agreement and, with respect to transfers made in reliance on Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”), the Transferor does hereby certify that:

(1)       the offer of the Certificates was not made to a person in the United States,

Exhibit H-1

[(2)     at the time the buy order was originated, the transferee was an institution outside the United States or the Transferor and any person acting on its behalf reasonably believed and believes that the transferee was an institution outside the United States,]*

[(2)     the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States,] *

(3)       no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable, and

(4)       the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Custodian and the Initial Purchasers.

[Insert Name of Transferor]

By:
Name: Title:

Dated: _______

cc: Morgan Stanley Capital I Inc.

* Insert one of these two provisions, which come from the definition of “offshore transaction” in Regulation S.

Exhibit H-2

EXHIBIT I

FORM OF TRANSFER CERTIFICATE
FOR NON-BOOK ENTRY CERTIFICATE
TO RULE 144A GLOBAL CERTIFICATE

(Exchange or transfers pursuant to
Section 5.3(g) of the Trust and Servicing Agreement)

Wells Fargo Bank, National Association,
as Certificate Registrar

600 South 4th Street, 7th Floor

MAC: N9300-070

Minneapolis, Minnesota 55479

Attention: Certificate Transfer Services – CTS (CMBS) – ILPT 2019-SURF

Re:	ILPT Trust 2019-SURF, Commercial Mortgage Pass-Through Certificates, Series 2019-SURF, Class [__]

Reference is hereby made to the Trust and Servicing Agreement, dated as of March 7, 2019 (the “Trust and Servicing Agreement”), between Morgan Stanley Capital I Inc., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Servicer, Rialto Capital Advisors, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Trustee, Certificate Administrator and Custodian, and Park Bridge Lender Services LLC, as Operating Advisor. Capitalized terms used but not defined herein shall have the meanings given to them in the Trust and Servicing Agreement.

This letter relates to US $[______] aggregate Certificate Balance of the Class [__] Certificates (the “Certificates”) which are held in the form of Non-Book Entry Certificates of such Class (CUSIP No. [______]) in the name of [insert name of transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such beneficial interest for a beneficial interest in the Rule 144A Global Certificate of such Class (CUSIP No. [______]).

In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such Certificates are being exchanged or transferred in accordance with Rule 144A (“Rule 144A”) under the Securities Act of 1933, as amended (the “Securities Act”), to a transferee that the Transferor reasonably believes is purchasing the Certificates for its own account, or for one or more accounts with respect to which the transferee exercises sole investment discretion, and the transferee and any such account is a “qualified institutional buyer” within the meaning of Rule 144A in each case in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States or other applicable jurisdiction.

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding.

Exhibit I-1

This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Custodian and the Initial Purchasers.

[Insert Name of Transferor]

By:
Name: Title:

Dated: _______

cc: Morgan Stanley Capital I Inc.

Exhibit I-2

EXHIBIT J-1

FORM OF AFFIDAVIT PURSUANT TO
SECTION 860(E)(e) OF THE INTERNAL REVENUE CODE OF 1986

AFFIDAVIT PURSUANT TO
SECTION 860E(e)(4) OF THE
INTERNAL REVENUE CODE OF
1986, AS AMENDED

STATE OF	)
	)	ss:
COUNTY OF	)

                                     , being first duly sworn, deposes and says:

1.             That he/she is a                                       of                                       (the “Purchaser”), a                                       duly organized and existing under the laws of the State of                                       on behalf of which he/she makes this affidavit.

2.             That the Purchaser’s Taxpayer Identification Number is                             .

3.             That the Purchaser is acquiring a ILPT Trust 2019-SURF, Commercial Mortgage Pass-Through Certificate, Series 2019-SURF, Class R (the “Residual Certificate”) and, further, that the Purchaser is a Permitted Transferee (as defined in Article 1 of the Trust and Servicing Agreement, dated as of March 7, 2019 (the “Trust and Servicing Agreement”), entered into between Morgan Stanley Capital I Inc., as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Servicer, Rialto Capital Advisors, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Trustee, Certificate Administrator and Custodian, and Park Bridge Lender Services LLC, as Operating Advisor, or is acquiring the Residual Certificate for the account of, or as agent (including as a broker, nominee, or other middleman) for, a Permitted Transferee and has received from such person or entity an affidavit substantially in the form of this affidavit.

4.             That the Purchaser historically has paid its debts as they have come due, intends to pay its debts as they come due in the future and the Purchaser intends to pay taxes associated with holding the Residual Certificate as they become due and the Purchaser understands that, as the holder of a Residual Certificates, it may incur liabilities in excess of cash flows generated by the residual interest.

5.             That the Purchaser understands that it may incur tax liabilities with respect to the Residual Certificate in excess of any cash flow generated by the Residual Certificate.

6.             That the Purchaser will not transfer the Residual Certificate to any person or entity from which the Purchaser has not received an affidavit substantially in the form of this affidavit or as to which the Purchaser (i) has actual knowledge that the requirements set forth in paragraph 3, paragraph 4 or paragraph 7 hereof are not satisfied, (ii) has reason to know does not satisfy the requirements set forth in paragraph 4 hereof or (iii) has actual knowledge that such

Exhibit J-1-1

person or entity is not a Permitted Transferee or is acting as an agent (including a broker, nominee or other middleman) for a person or entity that is not a Permitted Transferee.

7.             That the Purchaser is not a Disqualified Non-U.S. Person and is not purchasing the Residual Certificate for the account of, or as an agent (including as a broker, nominee or other middleman) for, a Disqualified Non-U.S. Person and is otherwise a Permitted Transferee, and attached hereto is an Internal Revenue Service (“IRS”) Form W-9 (or successor form).

8.             That the Purchaser agrees to such amendments of the Trust and Servicing Agreement as may be required to further effectuate the restrictions on transfer of the Residual Certificate to a “disqualified organization,” an agent thereof, or a person that does not satisfy the requirements of paragraph 4, paragraph 7 and paragraph 11 hereof. For the purposes hereof, a “disqualified organization” is any of the following: (a) the United States, a State, or any agency or instrumentality of any of the foregoing (other than an instrumentality that is a corporation if all of its activities are subject to tax and, except in the case of FHLMC, a majority of its board of directors is not selected by any such governmental unit), (b) a foreign government, International Organization or agency or instrumentality of either of the foregoing, (c) an organization that is exempt from tax imposed by Chapter 1 of the Code (including the tax imposed by Section 511 of the Code on unrelated business taxable income) on any excess inclusions (as defined in Section 860E(c)(1)) of the Code with respect to the Class R Certificates (except certain farmers’ cooperatives described in Section 521 of the Code), (d) rural electric and telephone cooperatives described in Section 1381(a)(2) of the Code or (e) any other person so designated by the Certificate Registrar based upon an Opinion of Counsel to the effect that any transfer of a Residual Certificate to such person may cause the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC at any time that the Certificates are outstanding. The terms “United States,” “State” and “International Organization” have the meanings set forth in Section 7701 of the Code or successor provisions.

9.            The Purchaser agrees (a) that the Certificate Administrator shall make any elections allowed to avoid (i) the application of Code Section 6221 to the Trust REMIC and (ii) payment by the Trust REMIC under Code Section 6225 of any tax, penalty, interest or other amount imposed under the Code that would otherwise be imposed on the holders of the Residual Certificates and (b) to the Certificate Administrator being designated pursuant to Section 13.1(h) of the Trust and Servicing Agreement as the “partnership representative” of the Upper-Tier REMIC and the Lower-Tier REMIC under Section 6223 of the Code.

10.           The Purchaser agrees to be bound by and to abide by the provisions of Section 5.3 of the Trust and Servicing Agreement concerning registration of the transfer and exchange of the Residual Certificate.

11.           The Purchaser will not cause income from the Residual Certificate to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the Purchaser or any other U.S. Person.

12.           Check the applicable paragraph:

Exhibit J-1-2

☐          The present value of the anticipated tax liabilities associated with holding the Residual Certificate, as applicable, does not exceed the sum of:

(i)         the present value of any consideration given to the Purchaser to acquire such Residual Certificate;

(ii)        the present value of the expected future distributions on such Certificate; and

(iii)       the present value of the anticipated tax savings associated with holding such Residual Certificate as the related REMIC generates losses.

For purposes of this calculation, (i) the Purchaser is assumed to pay tax at the rate currently specified in Code Section 11(b) (but the tax rate in Code Section 55(b)(1)(B) may be used in lieu of the rate specified in Code Section 11(b) if the Purchaser has been subject to the alternative minimum tax under Code Section 55 in the preceding two years and will compute its taxable income in the current taxable year using the alternative minimum tax rate) and (ii) present values are computed using a discount rate equal to the short term Federal rate prescribed by Code Section 1274(d) for the month of the transfer and the compounding period used by the Purchaser.

☐          The transfer of the Residual Certificate complies with U.S. Treasury Regulations Section 1.860E-1(c)(5) and (6) and, accordingly,

(i)         the Purchaser is an “eligible corporation,” as defined in U.S. Treasury Regulations Section 1.860E-1(c)(6)(i), as to which income from the Residual Certificate will only be taxed in the United States;

(ii)        at the time of the transfer, and at the close of the Purchaser’s two fiscal years preceding the year of the transfer, the Purchaser had gross assets for financial reporting purposes (excluding any obligation of a person related to the Purchaser within the meaning of U.S. Treasury Regulations Section 1.860E-1(c)(6)(ii)) in excess of $100 million and net assets in excess of $10 million;

(iii)       the Purchaser will transfer the Residual Certificate only to another “eligible corporation,” as defined in U.S. Treasury Regulations Section 1.860E-1(c)(6)(i), in a transaction that satisfies the requirements of Section 1.860E-1(c)(4)(i), (ii) and (iii) and Section 1.860E-1(c)(5) of the U.S. Treasury Regulations; and

(iv)       the Purchaser determined the consideration paid to it to acquire the Residual Certificate based on reasonable market assumptions (including, but not limited to, borrowing and investment rates, prepayment and loss assumptions, expense and reinvestment assumptions, tax rates and other factors specific to the Purchaser) that it has determined in good faith.

☐          None of the above.

Exhibit J-1-3

Capitalized terms used but not defined herein have the respective meanings ascribed to such terms in the Trust and Servicing Agreement.

IN WITNESS WHEREOF, the Purchaser has caused this instrument to be executed on its behalf by its                                       this      day of               , 20    .

[The Purchaser]

By:
Name:
Title:

Exhibit J-1-4

Personally appeared before me the above named ___________________, known or proved to me to be the same person who executed the foregoing instrument and to be the of the Purchaser, and acknowledged to me that he/she executed the same as his/her free act and deed and the free act and deed of the Purchaser.

Subscribed and sworn before me this      day of March, 2019.

NOTARY PUBLIC
COUNTY OF

STATE OF

My commission expires the    __  day of              __ , 20    .

Exhibit J-1-5

EXHIBIT J-2

FORM OF TRANSFEROR LETTER

[Date]

Wells Fargo Bank, National Association,
as Certificate Registrar

600 South 4th Street, 7th Floor

MAC: N9300-070

Minneapolis, Minnesota 55479
Attention: Certificate Transfer Services – CTS (CMBS) – ILPT 2019-SURF

Re:	ILPT Trust 2019-SURF, Commercial Mortgage Pass-Through Certificates, Series 2019-SURF, Class R

Ladies and Gentlemen:

[Transferor] has reviewed the attached affidavit of [Transferee], and has no actual knowledge that such affidavit is not true or that [Transferee] is not a Permitted Transferee (as defined in the Trust and Servicing Agreement defined in the attached affidavit) and has no actual knowledge that the Transferee is not a Permitted Transferee and has no actual knowledge or reason to know that the information contained in paragraphs 4, 7 and 11 thereof is not true. No purpose of [Transferor] relating to the transfer of the Class R Certificate by [Transferor] to [Transferee] is or will be to impede the assessment of any tax.

Very truly yours,

[Transferor]

By:
Name: Title:

Exhibit J-2-1

EXHIBIT J-3

Form of Transferee CERTIFICATE FOR TRANSFERS
OF CLASS HRR CERTIFICATES

[Date]

Wells Fargo Bank, National Association

9062 Old Annapolis Road

Columbia, Maryland 21045-1951

Attention: Risk Retention Custody (CMBS) – ILPT 2019-SURF

[OR OTHER CERTIFICATE REGISTRAR]

Morgan Stanley Mortgage Capital Holdings LLC,
as Retaining Sponsor

1585 Broadway

New York, New York 10036

Attention: Jane Lam

Morgan Stanley Mortgage Capital Holdings LLC,
as Retaining Sponsor

1221 Avenue of the Americas

New York, New York 10020

Attention: Legal Compliance Division

Morgan Stanley Capital I Inc.

1585 Broadway

New York, New York 10036

Attention: Jane Lam

Morgan Stanley Capital I Inc.

1221 Avenue of the Americas

New York, New York 10020

Attention: Legal Compliance Division

With a copy via email to: cmbs_notices@morganstanley.com

Re:	ILPT Trust 2019-SURF, Commercial Mortgage Pass-Through Certificates, Series 2019-SURF (the “Certificates”) issued pursuant to the Trust and Servicing Agreement (the “Trust and Servicing Agreement”), dated as of March 7, 2019, between Morgan Stanley Capital I Inc., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Servicer, Rialto Capital Advisors, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Trustee and Certificate Administrator, and Park Bridge Lender Services LLC, as Operating Advisor.

Exhibit J-3-1

STATE OF	)

	)	ss.:

COUNTY OF	)

[_________] (the “Purchaser”) hereby certifies, represents and warrants to you, as Certificate Registrar and as “retaining sponsor”, respectively, as such term is defined in Regulation RR, that:

1.	The Purchaser is acquiring $[_____] aggregate Certificate Balance of the Class HRR Certificate from [_____] (the “Transferor”).

2.	The Purchaser is aware that the Certificate Registrar will not register any transfer of any portion of the Class HRR Certificate by the Transferor unless the Purchaser’s transferee, or such transferee’s agent, delivers to the Certificate Registrar, among other things, a certificate in substantially the same form as this certificate. The Purchaser expressly agrees that it will not consummate any such transfer if it knows or believes that any representation contained in such certificate is false.

3.	The transfer is in compliance with any applicable third party purchaser agreement in effect between the retaining sponsor and the Transferor (the “Third Party Purchaser Agreement”).

4.	If the Purchaser is an insurance company general account relying on PTCE 95-60 to cover its acquisition of the Class HRR Certificate, (a) all of the conditions of Parts I and III of PTCE 95-60 will be satisfied with respect to the acquisition of the Class HRR Certificate and (b) the acquisition of the Class HRR Certificate will be effected through Morgan Stanley & Co. LLC, UBS Securities LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities LLC or an affiliate thereof.

5.	Check one of the following:

☐    The transfer will occur during the Class HRR Certificate Transfer Restriction Period, and the Purchaser certifies, represents and warrants to you, as Certificate Registrar, that:

A.	It is a “majority-owned affiliate”, as such term is defined in Regulation RR, of the Transferor (a “Majority-Owned Affiliate”).

B.	It is not acquiring the Class HRR Certificate as a nominee, trustee or agent for any person that is not a Majority-Owned Affiliate, and that for so long as it retains its interest in the Class HRR Certificate, it will remain a Majority-Owned Affiliate.

C.	It will deliver a joinder agreement substantially in the form attached to the Third Party Purchaser Agreement pursuant to which it has agreed to be bound

Exhibit J-3-2

by the terms of the Third Party Purchaser Agreement to the same extent as if it was the Transferor itself.

☐    The transfer will occur during the Class HRR Certificate Transfer Restriction Period with respect to the Class HRR Certificate, and the Purchaser certificates, represents and warrants to each of the addressees hereto that it is in compliance with Section [3(d)] of the Third Party Purchaser Agreement.

☐    The transfer will occur after the expiration of the Class HRR Certificate Transfer Restriction Period with respect to the Class HRR Certificate and the consent of the Retaining Sponsor is not required.

Capitalized terms used but not defined herein have the meanings assigned thereto in the Trust and Servicing Agreement.

IN WITNESS WHEREOF, the Purchaser has caused this instrument to be duly executed on its behalf by its duly authorized senior officer this ___day of _________, 20__.

[PURCHASER]

By:
Name:
Title:

Exhibit J-3-3

On this ____ day of _______20__, before me, the undersigned, a Notary Public in and for the State of _______________, duly commissioned and sworn, personally appeared ______________________ and ________________________, known or proved to me to be the same persons who executed the foregoing instrument and to be _____________________________ and ___________________________, respectively, of the Purchaser, and acknowledged to me that they executed the same as their respective free acts and deeds and as the free act and deed of the Purchaser.

NOTARY PUBLIC in and for the
State of

[SEAL]

My Commission expires:

Exhibit J-3-4

The foregoing certificate is hereby confirmed, and the transfer is accepted, as of the date first above written:

[RETAINING SPONSOR]

By:
Name:
Title:

Exhibit J-3-5

EXHIBIT J-4

FORM OF TRANSFEROR CERTIFICATE FOR TRANSFERS
OF CLASS HRR CERTIFICATES

[Date]

Wells Fargo Bank, National Association

9062 Old Annapolis Road

Columbia, Maryland 21045-1951

Attention: Risk Retention Custody (CMBS) – ILPT 2019-SURF

[OR OTHER CERTIFICATE REGISTRAR]

Morgan Stanley Mortgage Capital Holdings LLC,
as Retaining Sponsor

1585 Broadway

New York, New York 10036

Attention: Jane Lam

With a copy via email to: cmbs_notices@morganstanley.com

[EACH OTHER HOLDER OF AN RR INTEREST]

Re:	ILPT Trust 2019-SURF, Commercial Mortgage Pass-Through Certificates, Series 2019-SURF (the “Certificates”)

Ladies and Gentlemen:

This is delivered to you in connection with the transfer by [____] (the “Transferor”) to [____] (the “Transferee”) of $[____] aggregate Certificate Balance of the Class HRR Certificate. The Certificates were issued pursuant to the Trust and Servicing Agreement, dated as of March 7, 2019 (the “Trust and Servicing Agreement”), between Morgan Stanley Capital I Inc., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Servicer, Rialto Capital Advisors, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Trustee, Certificate Administrator and Custodian, and Park Bridge Lender Services LLC, as Operating Advisor. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Trust and Servicing Agreement. The Transferor hereby certifies, represents and warrants to you that:

1.	The transfer is in compliance with Section [3(b) or 3(d)], as applicable, of that certain third party purchaser agreement in effect between the retaining sponsor and the Transferor (the Third Party Purchaser Agreement”) and the Trust and Servicing Agreement.

2.	Check one of the following:

Exhibit J-4-1

☐        The transfer will occur during the Class HRR Certificate Transfer Restriction Period, and the Purchaser certifies, represents and warrants to you, as Certificate Registrar, that:

A.	The Transferee is a “majority-owned affiliate”, as such term is defined in Regulation RR, of the Transferor (a “Majority-Owned Affiliate”).

B.	The Transferor has satisfied all of the conditions under the Third Party Purchaser Agreement applicable to transfers by the Transferor to a Majority- Owned Affiliate.

C.	The Transferor certifies, represents and warrants to you that the Transferor has provided notice of the Transfer to the Retaining Sponsor and the Retaining Sponsor has consented to the Transfer, a copy of which is attached hereto.

☐        The transfer will occur during the Class HRR Certificate Transfer Restriction Period with respect to the Class HRR Certificate, and the Transferor certifies, represents and warrants to you that:

A.	The Transferor has satisfied all of the conditions under the Third Party Purchaser Agreement applicable to transfers by the Transferor to subsequent Third Party Purchasers.

B.	The Transferor certifies, represents and warrants to you that the Transferor has provided notice of the Transfer to the Retaining Sponsor and the Retaining Sponsor has consented to the Transfer, a copy of which is attached hereto.

3.	The Transferor understands that the Transferee has delivered to you a Transferee Certificate in the form attached to the Trust and Servicing Agreement as Exhibit J-3. The Transferor does not know or believe that any representation contained therein is false.

Exhibit J-4-2

IN WITNESS WHEREOF, the Transferor has caused this instrument to be duly executed on its behalf by its duly authorized senior officer this ___day of _________, 20__.

[TRANSFEROR]

By:
Name:
Title:

The foregoing certificate is hereby confirmed, and the transfer is accepted, as of the date first above written:

[RETAINING SPONSOR]

By:
Name:
Title:

Exhibit J-4-3

EXHIBIT J-5

FORM OF ERISA REPRESENTATION LETTER

[Date]

Wells Fargo Bank, National Association,

as Certificate Registrar

600 South 4th Street, 7th Floor

MAC: N9300-070

Minneapolis, Minnesota 55479

Attention: Certificate Transfer Services – CTS (CMBS) – ILPT 2019-SURF

Morgan Stanley Capital I Inc.
1585 Broadway
New York, New York 10036
Attention: Jane Lam

Re:	ILPT Trust 2019-SURF, Commercial Mortgage Pass-Through Certificates, Series 2019-SURF, [Class R]

Ladies and Gentlemen:

___________(the “Purchaser”) intends to purchase from ________ (the “Seller”) [       ]% Percentage Interest of ILPT Trust 2019-SURF, Commercial Mortgage Pass-Through Certificates, Series 2019-SURF, Class [  ], CUSIP No. [  ] (the “Certificates”), issued pursuant to the Trust and Servicing Agreement, dated as of March 7, 2019 (the “Trust and Servicing Agreement”), entered into between Morgan Stanley Capital I Inc., as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Servicer, Rialto Capital Advisors, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Trustee, Certificate Administrator and Custodian, and Park Bridge Lender Services LLC, as Operating Advisor. All capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Trust and Servicing Agreement. The Purchaser hereby certifies, represents and warrants to, and covenants with, the Depositor, the Certificate Administrator and the Certificate Registrar that:

1.       The Purchaser is not and will not become (a) an employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA) for which no election has been made under Section 410(d) of the Code, or any other plan subject to any federal, state or local law (“Similar Law”) which is, to a material extent, similar to the foregoing provisions of ERISA or the Code (each a “Plan”) or (b) a person acting on behalf of or using the assets of any such Plan (within the meaning of Department of Labor Regulation § 2510.3-101, as modified by Section 3(42) of ERISA)[TO BE DELETED FOR CLASS R CERTIFICATES: , other than an insurance company using the assets of its “insurance company general account” (as such term is defined in Section V(e) of Prohibited Transaction Class Exemption (“PTCE”) 95-60) under circumstances

Exhibit J-5-1

whereby the purchase and holding of Certificates by such insurance company would be exempt from the prohibited transaction provisions of ERISA and the Code under Sections I and III of PTCE 95-60 (or a Plan subject to Similar Law purchasing under circumstances that would not constitute or result in a non-exempt violation of applicable Similar Law)].

2.       [TO BE DELETED FOR CLASS R CERTIFICATES: The Purchaser understands that if the Purchaser is or becomes a Person referred to in 1(a) or (b) above, such Purchaser is required to provide to the Trustee and Certificate Administrator an Opinion of Counsel in form and substance satisfactory to the Trustee and Certificate Administrator and the Depositor to the effect that the acquisition and holding of such Certificate by such purchaser or transferee will not constitute or result in a “prohibited transaction” within the meaning of ERISA, Section 4975 of the Code or any Similar Law, and will not subject the Trustee, the Certificate Administrator, the Servicer, the Special Servicer, the Operating Advisor, the Initial Purchasers or the Depositor to any obligation or liability (including obligations or liabilities under ERISA, Section 4975 of the Code or any such Similar Law) in addition to those set forth in the Trust and Servicing Agreement, which Opinion of Counsel shall not be at the expense of the Depositor, the Servicer, the Special Servicer, the Operating Advisor, the Trustee, the Certificate Administrator, the Initial Purchasers or the Trust.]

IN WITNESS WHEREOF, the Purchaser hereby executes this ERISA Representation Letter on this    _   day of ___, 20__.

Very truly yours,

[Purchaser]

By:
Name:
Title:

Exhibit J-5-2

EXHIBIT K-1

FORM OF INVESTOR CERTIFICATION

[Date]

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045-1951
Attention: Corporate Trust Services (CMBS) ILPT Trust 2019-SURF

Re:	ILPT Trust 2019-SURF, Commercial Mortgage Pass-Through Certificates, Series 2019-SURF, Class [__]

In accordance with the requirements for obtaining certain information under, or the exercise of Voting Rights pursuant to, the Trust and Servicing Agreement, dated as of March 7, 2019 (the “Trust and Servicing Agreement”), between Morgan Stanley Capital I Inc., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Servicer, Rialto Capital Advisors, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Trustee, Certificate Administrator and Custodian, and Park Bridge Lender Services LLC, as Operating Advisor, with respect to the above-referenced certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.       The undersigned is either (a) a Certificateholder (or representative thereof), a Beneficial Owner or a prospective purchaser of the Class ___ Certificates, (b) Companion Loan Holder (or a party to an Other Pooling and Servicing Agreement on its behalf) or (c) a Mortgage Loan Seller if it has repurchased its respective Mortgage Loan Seller Percentage Interest in the Mortgage Loan.

2.       The undersigned is not the Guarantor, the Sponsor, the Property Manager, a foreclosing mezzanine lender or an Affiliate of any of the foregoing, a Borrower or a Borrower Party, or any agent of any of the foregoing.

[3.     The undersigned is requesting access pursuant to the Trust and Servicing Agreement to certain information (the “Information”) on the Certificate Administrator’s website and/or is requesting the information identified on the schedule attached hereto (also, the “Information”) pursuant to the provisions of the Trust and Servicing Agreement.

In consideration of the disclosure to the undersigned of the Information, or the access thereto, the undersigned will keep the Information confidential (except from such outside persons as are assisting it in making an evaluation in connection with purchasing the related Certificates, from its accountants and attorneys, and otherwise from such governmental or banking authorities or agencies to which the undersigned is subject), and such Information will not, without the prior written consent of the Certificate Administrator, be otherwise disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the “Representatives”) in any manner whatsoever, in whole or in part.

Exhibit K-1-1

The undersigned will not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate not previously registered pursuant to Section 5 of the Securities Act.]

[4.            If the undersigned intends to exercise Voting Rights under the Trust and Servicing Agreement, please check one of the following:

___	The undersigned is not the Depositor, the Certificate Administrator, the Trustee, the Custodian, the Guarantor, the Sponsor, the Property Manager, a foreclosing mezzanine lender or an Affiliate of any of the foregoing, a Borrower, a Borrower Party, or an agent of any of the foregoing; and the undersigned [is] [is not] the Servicer, the Special Servicer, or an Affiliate of any of the foregoing;

___	The undersigned is an Affiliate of the Depositor, the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee or the Custodian and hereby certifies to the existence of an Affiliate Ethical Wall between it and the Depositor, the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee or the Custodian, as applicable.]

5.             [If the undersigned intends to become the Controlling Class Representative, exercising any rights of the Controlling Class or receiving Asset Status Reports or any other information under the Trust and Servicing Agreement (other than the Distribution Date Statement), the undersigned is not the Guarantor, the Sponsor, the Property Manager, a foreclosing mezzanine lender or an Affiliate of any of the foregoing, a Borrower or Borrower Party, or an agent of any of the foregoing.]

6.             The undersigned shall be fully liable for any breach of this certificate by itself or any of its Representatives and shall indemnify the Depositor, the Certificate Administrator, the Trustee, the Custodian, the Servicer, the Special Servicer and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

7.             The undersigned agrees that each time it accesses the Certificate Administrator’s Website, the undersigned is deemed to have recertified that the representations and covenants contained herein remain true and correct.

8.             Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Trust and Servicing Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall have caused, or shall be deemed to have caused, its name to be signed hereto by its duly authorized signatory, as of the date certified.

Exhibit K-1-2

[Entity Name]

By:

Name:

Title:

Company:

Phone:

Exhibit K-1-3

EXHIBIT K-2

FORM OF INVESTOR CERTIFICATION

FOR

BORROWERS, ANY BORROWER PARTIES, GUARANTOR, SPONSOR AND PROPERTY

MANAGER (AND THEIR RESPECTIVE AFFILIATES)

[Date]

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045-1951
Attention: Corporate Trust Services (CMBS) ILPT Trust 2019-SURF

Re:	ILPT Trust 2019-SURF, Commercial Mortgage Pass-Through Certificates, Series 2019-SURF, Class [__]

In accordance with the requirements for obtaining certain information under, or the exercise of Voting Rights pursuant to, the Trust and Servicing Agreement, dated as of March 7, 2019 (the “Trust Agreement”), between Morgan Stanley Capital I Inc., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Servicer, Rialto Capital Advisors, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Trustee, Certificate Administrator and Custodian, and Park Bridge Lender Services LLC, as Operating Advisor, with respect to the above-referenced certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.       The undersigned is either (a) a Certificateholder (or representative thereof), a Beneficial Owner or a prospective purchaser of the Class ___ Certificates, (b) Companion Loan Holder (or a party to an Other Pooling and Servicing Agreement on its behalf) or (c) a Mortgage Loan Seller if it has repurchased its respective Mortgage Loan Seller Percentage Interest in the Mortgage Loan.

2.       The undersigned is the Guarantor, the Sponsor, the Property Manager, a foreclosing mezzanine lender or an Affiliate of any of the foregoing, a Borrower or a Borrower Party, or any agent of any of the foregoing

3.       The undersigned is requesting access to the Distribution Date Statement information in accordance with the Trust and Servicing Agreement (the “Information”) and agrees to keep the Information confidential (except from such outside persons as are assisting it in making an evaluation in connection with purchasing the related Certificates, from its accountants and attorneys, and otherwise from such governmental or banking authorities or agencies to which the undersigned is subject), and such Information will not, without the prior written consent of the Certificate Administrator, be otherwise disclosed by the undersigned or by

Exhibit K-2-1

its officers, directors, partners, employees, agents or representatives (collectively, the “Representatives”) in any manner whatsoever, in whole or in part.

The undersigned will not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate not previously registered pursuant to Section 5 of the Securities Act.

4.     The undersigned shall be fully liable for any breach of this certificate by itself or any of its Representatives and shall indemnify the Depositor, the Certificate Administrator, the Trustee, the Custodian, the Servicer, the Special Servicer and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

5.     Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Trust Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall have caused, or shall be deemed to have caused, its name to be signed hereto by its duly authorized signatory, as of the date certified.

[Entity Name]

By:

Name:

Title:

Company:

Phone:

Exhibit K-2-2

EXHIBIT K-3

FORM OF CERTIFICATION OF THE CONTROLLING CLASS REPRESENTATIVE

Midland Loan Services, a Division of PNC Bank, National Association
10851 Mastin Street
Building 82, Suite 700
Overland Park, Kansas 66210
Attention: Executive Vice President – Division Head
Facsimile number: (888) 706-3565	Rialto Capital Advisors, LLC
790 NW 107th Avenue, 4th Floor
Miami, Florida 33172
Attention: Liat Heller
Facsimile number: (305) 229-6425
E-mail: liat.heller@rialtocapital.com, niral.shah@rialtocapital.com and adam.singer@rialtocapital.com

Morgan Stanley Capital I Inc. 1585 Broadway New York, New York 10036 Attention: Jane Lam	Park Bridge Lender Services LLC
600 Third Avenue, 40th Floor
New York, New York 10016
Attention: ILPT Trust 2019-SURF – Surveillance Manager (with a copy sent contemporaneously via email to cmbs.notices@parkbridgefinancial.com)

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045-1951
Attention: Corporate Trust Services (CMBS) ILPT 2019-SURF (with a copy sent via email to: trustadministrationgroup@wellsfargo.com
cts.cmbs.bond.admin@wellsfargo.com)

Re:	ILPT Trust 2019-SURF, Commercial Mortgage Pass-Through Certificates, Series 2019-SURF

In accordance with Section 9.1(c) of the Trust and Servicing Agreement, the undersigned hereby certifies and agrees as follows:

1.       The undersigned has been appointed to act as the Controlling Class Representative.

2.       Each of the undersigned and the Majority Controlling Class Certificateholders that appointed it to act as the Controlling Class Representative is not the Guarantor, the Sponsor, the Property Manager, an Affiliate of any of the Guarantor, the Sponsor or the Property Manager, or a Borrower or a Borrower Party.

3.       The undersigned hereby certifies that an executed copy of this certification has been delivered in accordance with the notice provisions of the Trust and Servicing Agreement to each of the addressees listed above.

Exhibit K-3-1

4.       Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Trust and Servicing Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned has caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

[Controlling Class Representative]

By:

Title:
Company:

Phone:

Exhibit K-3-2

EXHIBIT K-4

FORM OF FINANCIAL MARKET PUBLISHER CERTIFICATION

(Pursuant to Section 3.21(b) of the Trust and Servicing Agreement)

[Date]

This Certification has been prepared for provision of information to the market data providers listed in the second paragraph below pursuant to the direction of the Depositor. If you represent a Financial Market Publisher not listed herein and would like access to the information, please contact Wells Fargo Bank, National Association at www. ctslink.com.

In connection with the ILPT Trust 2019-SURF, Commercial Mortgage Pass-Through Certificates, Series 2019-SURF (the “Certificates”), the undersigned hereby certifies and agrees as follows:

The undersigned is an employee or agent of BlackRock Financial Management, Markit, CMBS.com, Bloomberg, L.P., Trepp, LLC, Thomson Reuters Corporation, Moody’s Analytics or Intex Solutions, Inc. or a market data provider that has been given access to the Distribution Date Statements, CREFC® reports and supplemental notices on www. ctslink.com by request of the Depositor.

The undersigned agrees that each time it accesses www. ctslink.com the undersigned is deemed to have recertified that the representation above remains true and correct.

Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the agreement pursuant to which the Certificates were issued.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and has caused, or shall be deemed to have caused, its name to be signed hereto by its duly authorized signatory, as of the date certified.

[______________________]

By:
Name:
Title:
Phone:
E-mail:

Dated:

Exhibit K-4-1

EXHIBIT L

APPLICABLE SERVICING CRITERIA

The assessment of compliance to be delivered by the referenced party shall address, at a minimum, the criteria identified below as “Applicable Servicing Criteria” applicable to such party, as such criteria may be updated or limited by the Commission or its staff (including, without limitation, not requiring the delivery of certain of the items set forth on this Exhibit based on interpretive guidance provided by the Commission or its staff relating to Item 1122 of Regulation AB). For the avoidance of doubt, for purposes of this Exhibit L, other than with respect to Item 1122(d)(2)(iii), references to Servicer below shall include any Sub-Servicer engaged by a Servicer or Special Servicer.

APPLICABLE Servicing Criteria		applicable PARTY
Reference	Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	Servicer Special Servicer Cert. Admin.
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	Servicer Special Servicer Cert. Admin. Custodian (if such entity is not also the Cert. Admin.)
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.	N/A
1122(d)(1)(iv)	A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.	Servicer Special Servicer Cert. Admin. Trustee[1] Custodian (if such entity is not also the Cert. Admin.)
1122(d)(1)(v)	Aggregation of information, as applicable, is mathematically accurate and the information conveyed accurately reflects the information.	Servicer Special Servicer Cert. Admin.
Cash Collection and Administration
1122(d)(2)(i)	Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.	Servicer Special Servicer
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	Cert. Admin.
1122(d)(2)(iii)	Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.	Servicer Trustee [1]

1 Solely in the event that such entity has made an Advance with respect to the Companion Loan.

Exhibit L-1

APPLICABLE Servicing Criteria		applicable PARTY
Reference	Criteria
1122(d)(2)(iv)	The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.	Servicer Special Servicer Cert. Admin.
1122(d)(2)(v)	Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Exchange Act.	Servicer Special Servicer Cert. Admin.
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	Servicer Special Servicer Cert. Admin.
1122(d)(2)(vii)	Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.	Servicer Special Servicer Cert. Admin.
Investor Remittances and Reporting
1122(d)(3)(i)	Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Reporting Servicer.	Cert. Admin. Operating Advisor (with respect to A and B)
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	Cert. Admin.
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Cert. Admin.’s investor records, or such other number of days specified in the transaction agreements.	Cert. Admin.
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	Cert. Admin.
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.	Servicer Special Servicer Custodian
1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements	Custodian
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	Servicer Special Servicer
1122(d)(4)(iv)	Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.	Servicer
1122(d)(4)(v)	The Reporting Servicer’s records regarding the mortgage loans agree with the Reporting Servicer’s records with respect to an obligor’s unpaid principal balance.	Servicer

Exhibit L-2

APPLICABLE Servicing Criteria		applicable PARTY
Reference	Criteria
1122(d)(4)(vi)	Changes with respect to the terms or status of an obligor’s mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.	Servicer Special Servicer
1122(d)(4)(vii)	Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.	Special Servicer Operating Advisor
1122(d)(4)(viii)	Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).	Servicer Special Servicer
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.	Servicer
1122(d)(4)(x)	Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.	Servicer
1122(d)(4)(xi)	Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.	Servicer
1122(d)(4)(xii)	Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.	Servicer
1122(d)(4)(xiii)	Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.	Servicer
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	Servicer
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.	N/A

At all times that the Servicer and the Special Servicer are the same entity, the Servicer and the Special Servicer may provide a combined assessment of compliance in respect of their combined responsibilities under Section 1122 of Regulation AB.

Exhibit L-3

EXHIBIT M

FORM OF NRSRO CERTIFICATION

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045-1951
Attention: Corporate Trust Services (CMBS) ILPT Trust 2019-SURF

Attention:	ILPT Trust 2019-SURF, Commercial Mortgage Pass-Through Certificates, Series 2019-SURF (the “Certificates”)

In accordance with the requirements for obtaining certain information under the Trust and Servicing Agreement, dated as of March 7, 2019 (the “Trust and Servicing Agreement”), between Morgan Stanley Capital I Inc., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Servicer, Rialto Capital Advisors, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Trustee, Certificate Administrator and Custodian, and Park Bridge Lender Services LLC, as Operating Advisor, executed in connection with the above-referenced transaction with respect to ILPT Trust 2019-SURF, Commercial Mortgage Pass-Through Certificates, Series 2019-SURF (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.  (a) the undersigned is a Rating Agency; or (b) the undersigned is an NRSRO that either (x) has provided the Depositor with the appropriate certifications under Exchange Act Rule 17g-5(e), had access to the Depositor’s 17g-5 website prior to the Closing Date, is requesting access pursuant to the Trust and Servicing Agreement to certain information (the “Information”) on the 17g-5 Information Provider’s Website pursuant to the provisions of the Trust and Servicing Agreement, and agrees that any confidentiality agreement applicable to the undersigned with respect to the information obtained from the Depositor’s 17g-5 website prior to the Closing Date shall also be applicable to information obtained from the 17g-5 Information Provider’s Website (including without limitation, to any information received by the Depositor for posting on the 17g-5 Information Provider’s Website), or (y) if the undersigned did not have access to the Depositor’s 17g-5 website prior to the Closing Date, it hereby agrees that it shall be bound by the provisions of the confidentiality agreement provided by the 17g-5 Information Provider and executed and delivered in connection with this certification hereto which shall be applicable to it with respect to any information obtained from the 17g-5 Information Provider’s Website, including any information that is obtained from the section of the 17g-5 Information Provider’s website that hosts the Depositor’s 17g-5 website related to the Certificates after the Closing Date.

2.  The undersigned either (a) has not accessed information pursuant to Rule 17g–5(a)(3) ten (10) or more times during the most recently ended calendar year, or (b) has determined and maintained credit ratings for at least 10% of the issued securities and money market instruments for which it accessed information pursuant to Rule 17g–5(a)(3)(iii) in the calendar year prior to

Exhibit M-1

the year covered by the SEC Certification, if it accessed such information for 10 or more issued securities or money market instruments;

3.  The undersigned has access to the Depositor’s 17g-5 website, and any confidentiality agreement applicable to the undersigned with respect to information obtained from the Depositor’s 17g-5 website shall also be applicable to information obtained from the 17g-5 Information Provider’s Website; and

4.  The undersigned shall be deemed to have recertified to the provisions herein each time it accesses the 17g-5 Information Provider’s Website.

Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Trust and Servicing Agreement.

[NRSRO]

By:

Name:

Title:

Company:

Exhibit M-2

ANNEX A

CONFIDENTIALITY AGREEMENT

This Confidentiality Agreement (the “Confidentiality Agreement”) is made in connection with Morgan Stanley Capital I Inc. (together with its affiliates, the “Furnishing Entities” and each a “Furnishing Entity”) furnishing certain financial, operational, structural and other information relating to the issuance of the ILPT Trust 2019-SURF, Commercial Mortgage Pass-Through Certificates, Series 2019-SURF (the “Certificates”) pursuant to the Trust and Servicing Agreement, dated as of March 7, 2019 (the “Trust and Servicing Agreement”), between Morgan Stanley Capital I Inc., as Depositor (the “Depositor”), Midland Loan Services, a Division of PNC Bank, National Association, as Servicer, Rialto Capital Advisors, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Trustee, Certificate Administrator and Custodian, and Park Bridge Lender Services LLC, as Operating Advisor and the assets underlying or referenced by the Certificates, including the identity of, and financial information with respect to borrowers, sponsors, guarantors, managers and lessees with respect to such assets (together, the “Collateral”) to you (the “NRSRO”) through the website of Wells Fargo Bank, National Association, as 17g-5 Information Provider under the Trust and Servicing Agreement, including the [section of the 17g-5 Information Provider’s Website that hosts the Depositor’s 17g-5 website after the Closing Date (as defined in the Trust and Servicing Agreement)]. Information provided by each Furnishing Entity is labeled as provided by the specific Furnishing Entity.

Definition of Confidential Information. For purposes of this Confidentiality Agreement, the term “Confidential Information” shall include the following information (irrespective of its source or form of communication, including information obtained by you through access to this site) that may be furnished to you by or on behalf of a Furnishing Entity in connection with the issuance or monitoring of a rating with respect to the Certificates: (x) all data, reports, interpretations, forecasts, records, agreements, legal documents and other information (such information, the “Evaluation Material”) and (y)  any of the terms, conditions or other facts with respect to the transactions contemplated by the Trust and Servicing Agreement, including the status thereof; provided, however, that the term Confidential Information shall not include information which:

was or becomes generally available to the public (including through filing with the Securities and Exchange Commission or disclosure in an offering document) other than as a result of a disclosure by you or a NRSRO Representative (as defined in Section 2(c)(i) below) in violation of this Confidentiality Agreement;

was or is lawfully obtained by you from a source other than a Furnishing Entity or its representatives that (i) is reasonably believed by you to be under no obligation to maintain the information as confidential and (ii) provides it to you without any obligation to maintain the information as confidential; or

is independently developed by the NRSRO without reference to any Confidential Information.

Information to Be Held in Confidence.

You will use the Confidential Information solely for the purpose of determining or monitoring a credit rating on the Certificates and, to the extent that any information used is derived from but does not reveal any Confidential Information, for benchmarking, modeling or research purposes (the “Intended Purpose”).

You acknowledge that you are aware that the United States and state securities laws impose restrictions on trading in securities when in possession of material, non-public information and that the NRSRO will advise (through policy manuals or otherwise) each NRSRO Representative who is informed of the matters that are the subject of this Confidentiality Agreement to that effect.

You will treat the Confidential Information as private and confidential. Subject to Section 4, without the prior written consent of the applicable Furnishing Entity, you will not disclose to any person any Confidential Information, whether such Confidential Information was furnished to you before, on or after the date of this Confidentiality Agreement. Notwithstanding the foregoing, you may:

Exhibit M-3

- disclose the Confidential Information to any of the NRSRO’s affiliates, directors, officers, employees, legal representatives, agents and advisors (each, a “NRSRO Representative”) who, in the reasonable judgment of the NRSRO, need to know such Confidential Information in connection with the Intended Purpose; provided, that, prior to disclosure of the Confidential Information to a NRSRO Representative, the NRSRO shall have taken reasonable precautions to ensure, and shall be satisfied, that such NRSRO Representative will act in accordance with this Confidentiality Agreement;

- solely to the extent required for compliance with Rule 17g-5(a)(3) of the Act (17 C.F.R. 240.17g-5),post the Confidential Information to the NRSRO’s password protected website; and

- use information derived from the Confidential Information in connection with an Intended Purpose, if such derived information does not reveal any Confidential Information.

Disclosures Required by Law. If you or any NRSRO Representative is requested or required (orally or in writing, by interrogatory, subpoena, civil investigatory demand, request for information or documents, deposition or similar process relating to any legal proceeding, investigation, hearing or otherwise) to disclose any Confidential Information, you agree to provide the relevant Furnishing Entity with notice as soon as practicable (except in the case of regulatory or other governmental inquiry, examination or investigation, and otherwise to the extent practical and permitted by law, regulation or regulatory or other governmental authority) that a request to disclose the Confidential Information has been made so that the relevant Furnishing Entity may seek an appropriate protective order or other reasonable assurance that confidential treatment will be accorded the Confidential Information if it so chooses. Unless otherwise required by a court or other governmental or regulatory authority to do so, and provided that you been informed by written notice that the related Furnishing Entity is seeking a protective order or other reasonable assurance for confidential treatment with respect to the requested Confidential Information, you agree not to disclose the Confidential Information while the Furnishing Entity’s effort to obtain such a protective order or other reasonable assurance for confidential treatment is pending. You agree to reasonably cooperate with each Furnishing Entity in its efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded to the portion of the Confidential Information that is being disclosed, at the sole expense of such Furnishing Entity; provided, however, that in no event shall the NRSRO be required to take a position that such information should be entitled to receive such a protective order or reasonable assurance as to confidential treatment. If a Furnishing Entity succeeds in obtaining a protective order or other remedy, you agree to comply with its terms with respect to the disclosure of the Confidential Information, at the sole expense of such Furnishing Entity. If a protective order or other remedy is not obtained or if the relevant Furnishing Entity waives compliance with the provisions of this Confidentiality Agreement in writing, you agree to furnish only such information as you are legally required to disclose, at the sole expense of the relevant Furnishing Entity.

Obligation to Return Evaluation Material. Promptly upon written request by or on behalf of the relevant Furnishing Entity, all material or documents, including copies thereof, that contain Evaluation Material will be destroyed or, in your sole discretion, returned to the relevant Furnishing Entity. Notwithstanding the foregoing, (a) the NRSRO may retain one or more copies of any document or other material containing Evaluation Material to the extent necessary for legal or regulatory compliance (or compliance with the NRSRO’s internal policies and procedures designed to ensure legal or regulatory compliance) and (b) the NRSRO may retain any portion of the Evaluation Material that may be found in backup tapes or other archive or electronic media or other documents prepared by the NRSRO and any Evaluation Material obtained in an oral communication; provided, that any Evaluation Material so retained by the NRSRO will remain subject to this Confidentiality Agreement and the NRSRO will remain bound by the terms of this Confidentiality Agreement.

Exhibit M-4

Violations of this Confidentiality Agreement.

The NRSRO will be responsible for any breach of this Confidentiality Agreement by you, the NRSRO or any NRSRO Representative.

You agree promptly to advise each relevant Furnishing Entity in writing of any misappropriation or unauthorized disclosure or use by any person of the Confidential Information which may come to your attention and to take all steps reasonably requested by such Furnishing Entity to limit, stop or otherwise remedy such misappropriation, or unauthorized disclosure or use.

You acknowledge and agree that the Furnishing Entities would not have an adequate remedy at law and would be irreparably harmed in the event that any of the provisions of this Confidentiality Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Furnishing Entity shall be entitled to specific performance and injunctive relief to prevent breaches of this Confidentiality Agreement and to specifically enforce the terms and provisions hereof, in addition to any other remedy to which a Furnishing Entity may be entitled at law or in equity. It is further understood and agreed that no failure to or delay in exercising any right, power or privilege hereunder shall preclude any other or further exercise of any right, power or privilege.

Term. Notwithstanding the termination or cancellation of this Confidentiality Agreement and regardless of whether the NRSRO has provided a credit rating on a Security, your obligations under this Confidentiality Agreement will survive indefinitely.

Governing Law. This Confidentiality Agreement and any claim, controversy or dispute arising under the Confidentiality Agreement, the relationships of the parties and/or the interpretation and enforcement of the rights and duties of the parties shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed within such State.

Amendments. This Confidentiality Agreement may be modified or waived only by a separate writing by the NRSRO and each Furnishing Entity.

Entire Agreement. This Confidentiality Agreement represents the entire agreement between you and the Furnishing Entities relating to the treatment of Confidential Information heretofore or hereafter reviewed or inspected by you. This agreement supersedes all other understandings and agreements between us relating to such matters; provided, however, that, if the terms of this Confidentiality Agreement conflict with another agreement relating to the Confidential Information that specifically states that the terms of such agreement shall supersede, modify or amend the terms of this Confidentiality Agreement, then to the extent the terms of this Confidentiality Agreement conflict with such agreement, the terms of such agreement shall control notwithstanding acceptance by you of the terms hereof by entry into this website.

Contact Information. Notices for each Furnishing Entity under this Confidentiality Agreement, shall be directed as set forth below:

Morgan Stanley Capital I Inc.

1585 Broadway

New York, New York 10036

Attention: Jane Lam

Exhibit M-5

EXHIBIT N

FORM OF POWER OF ATTORNEY

RECORDING REQUESTED BY:

{insert address}

SPACE ABOVE THIS LINE FOR RECORDER’S USE

LIMITED POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that Wells Fargo Bank, National Association, a national banking association organized and existing under the laws of the United States and having an office at 9062 Old Annapolis Road, Columbia, Maryland 20145, not in its individual capacity but solely as Trustee (in such capacity, the “Trustee”), hereby constitutes and appoints [Midland Loan Services, a Division of PNC Bank, National Association (the “ Servicer”)] and appoints [Rialto Capital Advisors, LLC (the “Special Servicer”)], as its true and lawful attorney-in-fact (the “Attorney-In-Fact”), and in its name, aforesaid Attorney-In-Fact, by and through any authorized representative appointed by the Board of Directors of [_________], to execute and acknowledge in writing or by facsimile stamp all documents customarily and reasonably necessary and appropriate for the tasks described in the items (1) through (12) below; provided however, that the documents described below may only be executed and delivered by such Attorney-In-Fact if such documents are required or permitted under the terms of the Trust and Servicing Agreement, dated as of March 7, 2019 (the “Agreement”), between Morgan Stanley Capital I Inc., as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as servicer (in such capacity, the “Servicer”), Rialto Capital Advisors, LLC, as special servicer (in such capacity, the “Special Servicer”), Wells Fargo Bank, National Association, as trustee and certificate administrator, and Park Bridge Lender Services LLC, as operating advisor, in connection with the ILPT Trust 2019-SURF transaction and no power is granted hereunder to take any action that would be adverse to the interests of Wells Fargo Bank, National Association.

This Limited Power of Attorney is being issued in connection with the [Servicer’s] [Special Servicer’s] responsibilities to service a certain mortgage loan (the “Loan”) a portion of which is held by Wells Fargo Bank, National Association, as Trustee. The Loan is comprised of a mortgage or deed of trust (the “Mortgage” and “Deed of Trust” respectively), and other forms of security instruments (collectively, the “Security Instruments”) and the Notes secured thereby. Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Agreement.

1.	Demand, sue for, recover, collect and receive each and every sum of money, debt, account and interest (which now is, or hereafter shall become due and payable) belonging to or

Exhibit N-1

claimed by Wells Fargo Bank, National Association, as Trustee, and to use or take any lawful means for recovery by legal process or otherwise, including but not limited to the substitution of trustee serving under the Deed of Trust, the preparation and issuance of statements of breach, notices of default, and/or notices of sale, accepting deeds in lieu of foreclosure, evicting (to the extent allowed by federal, state or local laws) and foreclosing on the properties under the Security Instruments by judicial or non-judicial foreclosure, actions for temporary restraining orders, injunctions, appointments of receiver, suits for waste, fraud and any and all other tort, contractual or other claims of whatever nature, including execution of any evidentiary affidavits or verifications in support thereof, as may be necessary or advisable in any bankruptcy action, state or federal suit or any other action.

2.	Execute and/or file such documents and take such other action as is proper and necessary to defend Wells Fargo Bank, National Association, as Trustee, in litigation and to resolve any litigation where the [Servicer] [Special Servicer] has an obligation to defend Wells Fargo Bank, National Association, as Trustee, including but not limited to dismissal, termination, cancellation, rescission and settlement.

3.	Transact business of any kind regarding the Loan and the Properties.

4.	Obtain an interest in the Loan, Properties and/or building thereon, as Wells Fargo Bank, National Association, Trustee’s act and deed, to contract for, purchase, receive and take possession and evidence of title in and to the Properties and/or to secure payment of a promissory note or performance of any obligation or agreement.

5.	Execute, complete, indorse or file bonds, notes, Mortgage, Deed of Trust and other contracts, agreements and instruments regarding the Borrowers, the Loan and/or the Properties, including but not limited to the execution of estoppel certificates, financing statements, continuation statements, releases, satisfactions, assignments, loan modification agreements, payment plans, waivers, consents, amendments, forbearance agreements, loan assumption agreements, subordination agreements, property adjustment agreements, non-disturbance and attornment agreements, leasing agreements, management agreements, listing agreements, purchase and sale agreements, and other instruments pertaining to the Mortgage or Deed of Trust, and execution of deeds and associated instruments, if any, conveying the Properties, in the interest of Wells Fargo Bank, National Association, as Trustee.

6.	Endorse on behalf of the undersigned all checks, drafts and/or other negotiable instruments made payable to the undersigned and draw upon, replace, substitute, release or amend letters of credit as property securing the Loan.

7.	[RESERVED].

8.	Such other actions and file such other instruments and certifications as are reasonably necessary to complete or accomplish the [Servicer’s] [Special Servicer’s] duties and responsibilities under the Agreement.

Exhibit N-2

9.	Execute any document or perform any act described in items (3), (4), and (5) in connection with the termination of any Trust as necessary to transfer ownership of the Loan to the entity (or its designee or assignee) possessing the right to obtain ownership of the Loan.

10.	Subordinate the lien of the Mortgage, Deed of Trust, or deed to secure debt (i) for the purpose of refinancing the Loan, where applicable, or (ii) to an easement in favor of a public utility company or a government agency or unit with powers of eminent domain, including but not limited to the execution of partial satisfactions and releases and partial reconveyances reasonably required for such purpose, and the execution or requests to the trustees to accomplish the same.

11.	Convey the Properties to the mortgage insurer, or close the title to each Property to be acquired as real estate owner, or convey title to real estate owned property (“REO Property”).

12.	Execute and deliver the following documentation with respect to the sale of REO Property acquired through a foreclosure or deed-in-lieu of foreclosure, including, without limitation, listing agreements, purchase and sale agreements, grant / limited or special warranty / quit claim deeds or any other deed, but not general warranty deeds, causing the transfer of title of the Properties to a party contracted to purchase same, escrow instructions and any all documents necessary to effect the transfer of REO Property.

The undersigned gives said Attorney-in-Fact full power and authority to execute such instruments and to do and perform all and every act and thing necessary and proper to carry into effect the power or powers granted by or under this Limited Power of Attorney as fully as the undersigned might or could do as of the date below.

This appointment is to be construed and interpreted as a limited power of attorney. The enumeration of specific items, rights, acts or powers herein is not intended to, nor does it give rise to, and it is not to be construed as a general power of attorney.

This Limited Power of Attorney is effective as of the date set forth below and shall remain in full force and effect until (a) revoked in writing by the Trustee, or (b) the termination, resignation or removal of the Trustee under the Agreement, or (c) the termination, resignation or removal of the [Servicer] [Special Servicer], or (d) the termination of the Agreement, whichever occurs earlier.

The [Servicer] [Special Servicer] hereby agrees to indemnify and hold Wells Fargo Bank, National Association, as Trustee, and its directors, officers, employees and agents harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by the Trustee by reason or result of the misuse of this Limited Power of Attorney by the [Servicer] [Special Servicer]. The foregoing indemnity shall survive the termination of this Limited Power of Attorney and the Agreement or the earlier resignation or removal of Wells Fargo Bank, National Association, as Trustee under the Agreement.

Exhibit N-3

IN WITNESS WHEREOF, Wells Fargo Bank, National Association, as Trustee has caused these presents to be signed and acknowledged in its name and behalf by a duly elected and authorized signatory this _________ day of ________, 2019.

Wells Fargo Bank, National Association, solely in its capacity as Trustee for the benefit of the Certificateholders of ILPT Trust 2019-SURF, Commercial Mortgage Pass-Through Certificates, Series 2019-SURF, and on behalf of the Companion Loan Holders

By:
Witness:			, Vice President

Witness:

Attest:	Assistant Secretary

Exhibit N-4

CORPORATE ACKNOWLEDGMENT

State of Maryland

County of Howard

On this ____ day of ___, 2019, before me, the undersigned, a Notary Public in and for said County and State, personally appeared _______________, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person who executed the within instrument as _______________ of Wells Fargo Bank, National Association, a national banking association, and acknowledged to me that such national banking association executed the within instrument pursuant to its by-laws or a resolution of its Board of Directors.

WITNESS my hand and official seal.

Signature:

My commission expires:	Document drafted by Wells Fargo Bank, National Association, as Trustee

Exhibit N-5

EXHIBIT O

Additional Form 10-D Disclosure

The parties identified in the “Party Responsible” column are obligated pursuant to Section 10.4 of the Trust and Servicing Agreement to disclose to each Other Depositor and each Other Certificate Administrator any information described in the corresponding Form 10-D Item described in the “Item on Form 10-D” column to the extent such party has actual knowledge (and in the case of financial statements required to be provided in connection with Item 6 below, possession) of such information (other than information as to itself). Each of the Operating Advisor, Certificate Administrator, the Trustee, the Servicer and the Special Servicer (in its capacity as such) shall be entitled to rely on the accuracy of the Offering Circular (other than information with respect to itself that is set forth in or omitted from the Offering Circular), in the absence of specific notice to the contrary from the Depositor or any Mortgage Loan Seller. For this Trust and Servicing Agreement, each of the Operating Advisor, Certificate Administrator, the Trustee, the Servicer and the Special Servicer (in its capacity as such) shall be entitled to assume that there is no provider of credit enhancement, liquidity or derivative instruments within the meaning of Items 1114 or 1115 of Regulation AB other than a party identified as such in the Offering Circular.

Item on Form 10-D	Party Responsible
Item 1: Distribution and Pool Performance Information: ● Item 1121 of Regulation AB (other than information contained in the Distribution Date Statement)

●     Servicer (only with respect to Item 1121(a)(12) of Regulation AB as to the non-Specially Serviced Mortgage Loan)

●     Special Servicer (only with respect to 1121(a)(12) as to Specially Serviced Loans)

●     Certificate Administrator

●     Depositor

Item 2: Legal Proceedings: ● Item 1117 of Regulation AB (to the extent material to Certificateholders)

●     Servicer (as to itself)

●     Special Servicer (as to itself)

●     Certificate Administrator (as to itself)

●     Trustee (as to itself)

●     Custodian (as to itself) (if such entity is not also the Certificate Administrator)

●     Depositor (as to itself)

●     Operating Advisor (as to itself)

●     Any other Reporting Servicer (as to itself)

●     Trustee/Certificate Administrator/ Servicer/Depositor/Special Servicer as to the Trust

●     Originators under Item 1110 of Regulation AB

●     Party under Item 1100(d)(1) of Regulation AB

Item 3: Sale of Securities and Use of	● Depositor

Exhibit O-1

Proceeds
Item 4: Defaults Upon Senior Securities	● Certificate Administrator ● Trustee
Item 5: Submission of Matters to a Vote of Security Holders	● Certificate Administrator ● Trustee ● Depositor
Item 6: Significant Obligors of Pool Assets

●     Depositor

●     Sponsor

●     Servicer (excluding information for which the Special Servicer is the “Party Responsible”)

●     Special Servicer (as to a Specially Serviced Mortgage Loan and any Foreclosed Property)

Item 8: Significant Enhancement Provider Information	● Depositor
Item 9: Other Information

●     Certificate Administrator (including the balances of the Distribution Account and the Interest Reserve Account as of the related Distribution Date and the preceding Distribution Date)

●     Servicer (with respect to the balances of the Foreclosed Property Account (to the extent the related information has been received from the Special Servicer as specified in Section 10.4 of the Trust and Servicing Agreement) and the Collection Account as of the related Distribution Date and the preceding Distribution Date)

●     Special Servicer (with respect to the balance of the Foreclosed Property Account as of the related Distribution Date and the preceding Distribution Date)

●     Any other party responsible for Form 8-K Disclosure information

Item 10: Exhibits

●     Certificate Administrator

●     Depositor

●     Servicer (but only with respect to Exhibit No. 10 of Item 601 of Regulation S-K and only to the extent that any contract satisfies all the following conditions: (a) such contract relates to an Other Securitization Trust or the Mortgage Loan or Foreclosed

Exhibit O-2

       Property, and (b) such contract is a contract to which such party (or a subcontractor or vendor engaged by such party) is a party or that such party (or a subcontractor or vendor engaged by such party) has caused to have been executed on behalf of the such Other Securitization Trust)

●     Special Servicer

Exhibit O-3

EXHIBIT P

Additional Form 10-K Disclosure

The parties identified in the “Party Responsible” column are obligated pursuant to Section 10.5 of the Trust and Servicing Agreement to disclose to each Other Depositor and each Other Certificate Administrator any information described in the corresponding Form 10-K Item described in the “Item on Form 10-K” column to the extent such party has actual knowledge (and in the case of financial statements required to be provided in connection with 1112(b) below, possession) of such information (other than information as to itself). Each of the Operating Advisor, Certificate Administrator, the Trustee, the Servicer and the Special Servicer (in its capacity as such) shall be entitled to rely on the accuracy of the Offering Circular (other than information with respect to itself that is set forth in or omitted from the Offering Circular), in the absence of specific notice to the contrary from the Depositor or any Mortgage Loan Seller. For this Trust and Servicing Agreement, each of the Operating Advisor, Certificate Administrator, the Trustee, the Servicer and the Special Servicer (in its capacity as such) shall be entitled to assume that there is no provider of credit enhancement, liquidity or derivative instruments within the meaning of Items 1114 or 1115 of Regulation AB other than a party identified as such in the Offering Circular.

Item on Form 10-K	Party Responsible
Item 1B: Unresolved Staff Comments	● Depositor
Item 9B: Other Information	● Certificate Administrator ● Any other party responsible for Form 8-K Disclosure information
Item 15: Exhibits, Financial Statement Schedules	● Certificate Administrator ● Depositor
Additional Item: Disclosure per Item 1117 of Regulation AB (to the extent material to Certificateholders)

●     Servicer (as to itself)

●     Special Servicer (as to itself)

●     Certificate Administrator (as to itself)

●     Trustee (as to itself)

●     Custodian (as to itself) (if such entity is not also the Certificate Administrator)

●     Depositor (as to itself)

●     Operating Advisor

●     Any other Reporting Servicer (as to itself)

●     Trustee/Certificate Administrator/ Servicer/Depositor/Special Servicer as to the Trust

●     Originators under Item 1110 of Regulation AB

●     Party under Item 1100(d)(1) of Regulation AB

Exhibit P-1

Additional Item: Disclosure per Item 1119 of Regulation AB

●     Servicer (as to itself) (to the extent material to Certificateholders and only as to affiliations under Item 1119(a) with the Trustee, the Custodian (if such entity is not also the Certificate Administrator), the Certificate Administrator, the Special Servicer, significant obligor contemplated by Item 1112, any sub-servicer meeting any of the descriptions in Item 1108(a)(3) or any enhancement or support provider contemplated by Items 1114 or 1115)

●     Special Servicer (as to itself) (to the extent material to Certificateholders and only as to affiliations under Item 1119(a) with the Trustee, the Custodian (if such entity is not also the Certificate Administrator), the Certificate Administrator, the Servicer, significant obligor contemplated by Item 1112, any sub-servicer meeting any of the descriptions in Item 1108(a)(3) or any enhancement or support provider contemplated by Items 1114 or 1115)

●     Certificate Administrator (as to itself) (to the extent material to Certificateholders)

●     Trustee (as to itself) (to the extent material to Certificateholders)

●     Custodian (as to itself, if such entity is not also the Certificate Administrator) (to the extent material to Certificateholders)

●     Depositor (as to itself and the Trust)

●     Trustee/Certificate Administrator/Custodian (if such entity is not also the Certificate Administrator)/ Servicer/Depositor/Special Servicer as to the Trust

●     Originators under Item 1110 of Regulation AB (to be provided by the Depositor)

●     Party under Item 1100(d)(1) of Regulation AB (to be provided by the Depositor)

Additional Item: Disclosure per Item 1112(b) of Regulation AB	● Depositor ● Servicer (excluding information for which the Special Servicer is the “Party Responsible”) ● Special Servicer (as to a Specially Serviced Mortgage Loan and any Foreclosed Property)
Additional Item: Disclosure per Items 1114(b)(2) and 1115(b)	● Depositor

Exhibit P-2

of Regulation AB

Exhibit P-3

EXHIBIT Q

Form 8-K Disclosure Information

The parties identified in the “Party Responsible” column are obligated pursuant to Section 10.7 of the Trust and Servicing Agreement to report to each Other Depositor and each Other Certificate Administrator the occurrence of any event described in the corresponding Form 8-K Item described in the “Item on Form 8-K” column to the extent such party has actual knowledge of such information (other than information as to itself). Each of the Operating Advisor, Certificate Administrator, the Trustee, the Servicer and the Special Servicer (in its capacity as such) shall be entitled to rely on the accuracy of the Offering Circular (other than information with respect to itself that is set forth in or omitted from the Offering Circular), in the absence of specific notice to the contrary from the Depositor or a Seller. For this Trust and Servicing Agreement, each of the Operating Advisor, Certificate Administrator, the Trustee, the Servicer and the Special Servicer (in its capacity as such) shall be entitled to assume that there is no provider of credit enhancement, liquidity or derivative instruments within the meaning of Items 1114 or 1115 of Regulation AB other than a party identified as such in the Offering Circular.

Item on Form 8-K	Party Responsible

Item 1.01- Entry into a Material Definitive Agreement

Disclosure is required regarding entry into or amendment of any definitive agreement that is material to the securitization, even if depositor is not a party.

Examples: servicing agreement, custodial agreement.

Note: disclosure not required as to definitive agreements that are fully disclosed in the prospectus

●     Trustee/Certificate Administrator/Custodian (if such entity is not also the Certificate Administrator)/Servicer/Depositor/Special Servicer as to the Trust (only as to the agreements such entity is a party to or entered into on behalf of the Trust)

Item 1.02- Termination of a Material Definitive Agreement

Disclosure is required regarding termination of any definitive agreement that is material to the securitization (other than expiration in accordance with its terms), even if depositor is not a party.

Examples: servicing agreement, custodial agreement.

●     Trustee/Certificate Administrator/Custodian (if such entity is not also the Certificate Administrator)/Servicer/Depositor/Special Servicer as to the Trust (only as to the agreements such entity is a party to or entered into on behalf of the Trust)

Item 1.03- Bankruptcy or Receivership	● Depositor
Item 2.04- Triggering Events that Accelerate	● Depositor

Exhibit Q-1

or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

Includes an early amortization, performance trigger or other event, including event of default, that would materially alter the payment priority/distribution of cash flows/amortization schedule.

Disclosure will be made of events other than waterfall triggers which are disclosed in the monthly statements to the certificateholders.

● Certificate Administrator (with respect to an Obligation under an Off-Balance Sheet Arrangement, if any)

Item 3.03- Material Modification to Rights of Security Holders

Disclosure is required of any material modification to documents defining the rights of Certificateholders, including the Trust and Servicing Agreement.

● Certificate Administrator
Item 5.03- Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year Disclosure is required of any amendment “to the governing documents of the issuing entity”.	● Depositor
Item 5.06- Change in Shell Company Status	● Depositor
Item 5.07- Submission of Matters to a Vote of Security Holders	● Certificate Administrator ● Trustee ● Depositor
Item 6.01- ABS Informational and Computational Material	● Depositor

Item 6.02- Change of Servicer or Trustee

Requires disclosure of any removal, replacement, substitution or addition of any master servicer, affiliated servicer, other servicer servicing 10% or more of pool assets at time of report, other material servicers or trustee.

●     Servicer (as to itself or a servicer retained by it)

●     Special Servicer (as to itself or a servicer retained by it)

●     Certificate Administrator (as to itself as Certificate Administrator)

●     Custodian (as to itself as Custodian) (if such entity is not also the Certificate Administrator)

●     Trustee (as to Trustee)

Exhibit Q-2

● Depositor
Reg AB disclosure about any new servicer or master servicer is required.	● Servicer or Special Servicer, as applicable (in each case, as to itself, or a sub-servicer retained by it)
Reg AB disclosure about any new Trustee is required.	● Trustee
Reg AB disclosure about any new Certificate Administrator is required.	● Certificate Administrator
Reg AB disclosure about any new Custodian is required.	● Custodian (if such entity is not also the Certificate Administrator)
Item 6.03- Change in Credit Enhancement or Other External Support	● Depositor ● Certificate Administrator
Item 6.04- Failure to Make a Required Distribution	● Certificate Administrator

Item 6.05- Securities Act Updating Disclosure

If any material pool characteristic differs by 5% or more at the time of issuance of the securities from the description in the final prospectus, provide updated Reg AB disclosure about the actual asset pool.

If there are any new servicers or originators required to be disclosed under Regulation AB as a result of the foregoing, provide the information called for in Items 1108 and 1110 respectively.

● Depositor
Item 7.01- Regulation FD Disclosure	● Depositor
Item 8.01 – Other Events Any event, with respect to which information is not otherwise called for in Form 8-K, that the registrant deems of importance to certificateholders.	● Depositor ● Special Servicer
Item 9.01 - Financial Statements and Exhibits	● Responsible party for reporting/disclosing the financial statement or exhibit

Exhibit Q-3

EXHIBIT R

Additional Disclosure Notification

INSTRUCTIONS:

FOR ACCOUNT BALANCE REPORTING: SEND VIA EMAIL TO CMBS_NOTICES@morganstanley.com AND VIA FIRST CLASS MAIL TO MORGAN STANLEY CAPITAL I INC.

FOR ALL OTHER NOTIFICATIONS: SEND VIA FAX, EMAIL AND OVERNIGHT MAIL TO THE ADDRESSES IMMEDIATELY BELOW

Morgan Stanley Capital I Inc., as Depositor

1585 Broadway

New York, New York 10036

Attn: Jane Lam

Facsimile: (646) 435-2881

Email: cmbs_notices@morganstanley.com

[OTHER DEPOSITOR]

[OTHER EXCHANGE ACT REPORTING PARTY]

RE: **Additional Form [10-D][10-K][8-K] Disclosure** Required

Ladies and Gentlemen:

In accordance with Section [ ] of the Trust and Servicing Agreement, dated as of [          ][ ], 2019, among [                ], as [                ], [                ], as [                ], [                ], as [                ] and [                ], as [                ]. the undersigned, as [                ], hereby notifies you that certain events have come to our attention that [will] [may] need to be disclosed on Form [10-D][10-K][8-K].

Description of Additional Form [10-D][10-K][8-K] Disclosure:

[With respect to Collection Account and Foreclosed Property Account balance information:

Account Name	Beginning Balance as of MM/DD/YYYY	Ending Balance as of MM/DD/YYYY
Collection Account
Foreclosed Property Account

]

 Exhibit R-1

List of any Attachments hereto to be included in the Additional Form [10-D][10-K][8-K] Disclosure:

Any inquiries related to this notification should be directed to [         ], phone number: [         ]; email address: [         ].

[NAME OF PARTY],
as [role]

By:
Name:
Title:

 Exhibit R-2

EXHIBIT S

FORM OF CERTIFICATION TO BE PROVIDED
TO DEPOSITOR BY SERVICER

ILPT TRUST 2019-SURF

(the “Trust”)

I, [identify the certifying individual], a [_______________] of MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION, as Servicer under that certain Trust and Servicing Agreement, dated as of March 7, 2019 (the “Trust and Servicing Agreement”), relating to ILPT Trust 2019-SURF, Commercial Mortgage Pass-Through Certificates, Series 2019-SURF, on behalf of the Servicer, certify to [Name of Certifying Person(s) for Sarbanes-Oxley Certification] and to Morgan Stanley Capital I Inc. and each Other Depositor with respect to a securitization of a Serviced Companion Loan and their respective officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

1.	Based on my knowledge, with respect to the period ending [December 31, 20__] (the “Relevant Period”), and assuming the accuracy of the statements required to be made by the Special Servicer in the special servicer backup certificate delivered by the Special Servicer relating to the Relevant Period, all servicing information and all reports (the “Servicer Reports”) required to be submitted by the Servicer to the Certificate Administrator pursuant to Section 10.6 of the Trust and Servicing Agreement for inclusion in the annual report on Form 10-K for the Relevant Period and inclusion in all reports on Form 10-D or Form 8-K have been submitted by the Servicer to the Certificate Administrator for inclusion in these reports;

2.	Based on my knowledge, and assuming the accuracy of the statements required to be made by the Special Servicer in the special servicer backup certificate delivered by the Special Servicer relating to the Relevant Period, the master servicing information contained in the Servicer Reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by these reports;

3.	I am, or a Servicing Officer under my supervision is, responsible for reviewing the activities performed by the Servicer under the Trust and Servicing Agreement and based upon my knowledge and the annual compliance reviews conducted in preparing the servicer compliance statements required to be delivered under Article X of the Trust and Servicing Agreement for inclusion on Form 10-K pursuant to Item 1123 of Regulation AB with respect to the Servicer, and except as disclosed in the compliance certificate delivered by the Servicer under Section 10.08 of the Trust and Servicing Agreement, the Servicer has fulfilled its obligations under the Trust and Servicing Agreement in all material respects during the Relevant Period;

 Exhibit S-1

4.	The accountants that are to deliver the annual attestation report on assessment of compliance with the Relevant Servicing Criteria in respect of the Servicer with respect to the Relevant Period have been provided all information relating to the Servicer’s assessment of compliance with the Relevant Servicing Criteria in order to enable them to conduct a review in compliance with the standards for attestation engagements issued or adopted by the PCAOB; and

5.	The report on assessment of compliance with servicing criteria applicable to the Servicer for asset-backed securities with respect to the Servicer or any Servicing Function Participant retained by the Servicer and related attestation report on assessment of compliance with servicing criteria applicable to it required to be included in the annual report on Form 10-K for the Relevant Period in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been provided to the Depositor and to the Certificate Administrator for inclusion as an exhibit to such Form 10-K. Any material instances of noncompliance described in such reports have been provided to the Certificate Administrator, the Depositor and each Other Depositor for disclosure in such annual report on Form 10-K.

[In giving the certification above, I have reasonably relied on and make no certification as to information provided to me by the following unaffiliated parties: [name(s) of third parties (including the Special Servicer, but other than a Sub-Servicer, Additional Servicer or any other third party retained by the Servicer that is not a Sub-Servicer appointed pursuant to Section 3.2 of the Pooling and Servicing Agreement) and, notwithstanding the foregoing certifications, neither I nor the Servicer makes any certification under the foregoing clauses (2) and (3) with respect to the information in the Servicer Reports that is in turn dependent upon information provided by the Special Servicer under the Trust and Servicing Agreement. Solely with respect to the completeness of information and reports, I do not certify anything other than that all fields of information called for in written reports prepared by the Servicer have been properly completed and that any fields that have been left blank on their face have been done so in accordance with the CREFC procedures for such report.]

Capitalized terms used but not defined herein have the meanings set forth in the Trust and Servicing Agreement.

Date:

MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, National Association

By:
Name:
Title:

 Exhibit S-2

EXHIBIT T-1

FORM OF TRANSFEROR CERTIFICATE
FOR TRANSFER OF THE EXCESS SERVICING FEE RIGHTS

[Date]

Morgan Stanley Capital I Inc.

1585 Broadway

New York, New York 10036

Attention:  Jane Lam

Re:	ILPT Trust 2019-SURF, Commercial Mortgage Pass-Through Certificates, Series 2019-SURF (the “Certificates”)

Ladies and Gentlemen:

This letter is delivered to you in connection with the transfer by _________________ (the “Transferor”) to _________________ (the “Transferee”) of the Excess Servicing Fee Right established under the Trust and Servicing Agreement, dated as of March 7, 2019 (the “Trust and Servicing Agreement”), and executed in connection with the issuance of the Certificates. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Trust and Servicing Agreement. The Transferor hereby certifies, represents and warrants to you, as Depositor, that:

1.          The Transferor is the lawful owner of the right to receive the Excess Servicing Fees with respect to the Mortgage Loan for which [___] is the Servicer (the “Excess Servicing Fee Right”), with the full right to transfer the Excess Servicing Fee Right free from any and all claims and encumbrances whatsoever.

2.          Neither the Transferor nor anyone acting on its behalf has (a) offered, transferred, pledged, sold or otherwise disposed of the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security to any person in any manner, (b) solicited any offer to buy or accept a transfer, pledge or other disposition of the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security from any person in any manner, (c) otherwise approached or negotiated with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security with any person in any manner, (d) made any general solicitation with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security by means of general advertising or in any other manner, or (e) taken any other action, which (in the case of any of the acts described in clauses (a) through (e) hereof) would constitute a distribution of the Excess Servicing Fee Right under the Securities Act of 1933, as amended (the “Securities Act”), or would render the disposition of the Excess Servicing Fee Right a violation of Section 5 of the Securities Act or any state securities laws, or would require registration or qualification of the Excess Servicing Fee Right pursuant to the Securities Act or any state securities laws.

 Exhibit T-1-1

Very truly yours,

By:
Name:
Title:

 Exhibit T-1-2

EXHIBIT T-2

FORM OF TRANSFEREE CERTIFICATE
FOR TRANSFER OF THE EXCESS SERVICING FEE RIGHTS

[Date]

Morgan Stanley Capital I Inc.

1585 Broadway

New York, New York 10036

Attention:  Jane Lam

Midland Loan Services, a Division of PNC Bank, National Association
10851 Mastin Street
Building 82, Suite 700
Overland Park, Kansas 66210
Attention: Executive Vice President – Division Head
Facsimile number: (888) 706-3565

Re:	ILPT Trust 2019-SURF, Commercial Mortgage Pass-Through Certificates, Series 2019-SURF (the “Certificates”)

Ladies and Gentlemen:

This letter is delivered to you in connection with the transfer by _________________ (the “Transferor”) to _________________ (the “Transferee”) of the Excess Servicing Fee Right established under the Trust and Servicing Agreement, dated as of March 7, 2019 (the “Trust and Servicing Agreement”), and executed in connection with the above-referenced transaction. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Trust and Servicing Agreement. The Transferee hereby certifies, represents and warrants to you, as the Depositor and the Servicer, that:

1.          The Transferee is acquiring the right to receive Excess Servicing Fees with respect to the Mortgage Loan for which [___] is the applicable Servicer (the “Excess Servicing Fee Right”) for its own account for investment and not with a view to or for sale or transfer in connection with any distribution thereof, in whole or in part, in any manner which would violate the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws.

2.          The Transferee understands that (a) the Excess Servicing Fee Right has not been and will not be registered under the Securities Act or registered or qualified under any applicable state securities laws, (b) none of the Depositor, the Trustee, Certificate Administrator or the Certificate Registrar is obligated so to register or qualify the Excess Servicing Fee Right, and (c) the Excess Servicing Fee Right may not be resold or transferred unless it is (i) registered pursuant to the Securities Act and registered or qualified pursuant to any applicable state securities laws or (ii) sold or transferred in transactions which are exempt from such registration

 Exhibit T-2-1

and qualification and (A) the Depositor has received a certificate from the prospective transferor substantially in the form attached as Exhibit T-1 to the Trust and Servicing Agreement, and (B) each of the Servicer and the Depositor have received a certificate from the prospective transferee substantially in the form attached as Exhibit T-2 to the Trust and Servicing Agreement.

3.          The Transferee understands that it may not sell or otherwise transfer the Excess Servicing Fee Right or any interest therein except in compliance with the provisions of Section 3.17 of the Trust and Servicing Agreement, which provisions it has carefully reviewed.

4.          Neither the Transferee nor anyone acting on its behalf has (a) offered, pledged, sold, disposed of or otherwise transferred the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security to any person in any manner, (b) solicited any offer to buy or accept a pledge, disposition or other transfer of the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security from any person in any manner, (c) otherwise approached or negotiated with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security with any person in any manner, (d) made any general solicitation with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security by means of general advertising or in any other manner, or (e) taken any other action with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security, which (in the case of any of the acts described in clauses (a) through (e) above) would constitute a distribution of the Excess Servicing Fee Right under the Securities Act, would render the disposition of the Excess Servicing Fee Right a violation of Section 5 of the Securities Act or any state securities law or would require registration or qualification of the Excess Servicing Fee Right pursuant thereto. The Transferee will not act, nor has it authorized or will it authorize any person to act, in any manner set forth in the foregoing sentence with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security.

5.          The Transferee has been furnished with all information regarding (a) the Depositor, (b) the Excess Servicing Fee Right and any payments thereon, (c) the Trust and Servicing Agreement and the Trust Fund created pursuant thereto, (d) the nature, performance and servicing of the Mortgage Loan, and (e) all related matters that it has requested.

6.          The Transferee is (a) a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act or (b) an “accredited investor” as defined in any of paragraphs (1), (2), (3) and (7) of Rule 501(a) under the Securities Act or an entity in which all of the equity owners come within such paragraphs. The Transferee has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Excess Servicing Fee Right; the Transferee has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision; and the Transferee is able to bear the economic risks of such investment and can afford a complete loss of such investment.

7.          The Transferee agrees (i) to keep all information relating to the Trust, the Trust Fund and the parties to the Trust and Servicing Agreement, and made available to it, confidential, (ii) not to use or disclose such information in any manner which could result in a

 Exhibit T-2-2

violation of any provision of the Securities Act or would require registration of the Excess Servicing Fee Right or any Certificate pursuant to the Securities Act, and (iii) not to disclose such information, and to cause its officers, directors, partners, employees, agents or representatives not to disclose such information, in any manner whatsoever, in whole or in part, to any other Person other than such holder’s auditors, legal counsel and regulators, except to the extent such disclosure is required by law, court order or other legal requirement or to the extent such information is of public knowledge at the time of disclosure by such holder or has become generally available to the public other than as a result of disclosure by such holder; provided, however, that such holder may provide all or any part of such information to any other Person who is contemplating an acquisition of the Excess Servicing Fee Right if, and only if, such Person (x) confirms in writing such prospective acquisition and (y) agrees in writing to keep such information confidential, not to use or disclose such information in any manner which could result in a violation of any provision of the Securities Act or would require registration of the Excess Servicing Fee Right or any Certificates pursuant to the Securities Act and not to disclose such information, and to cause its officers, directors, partners, employees, agents or representatives not to disclose such information, in any manner whatsoever, in whole or in part, to any other Person other than such Persons’ auditors, legal counsel and regulators.

8.          The Transferee acknowledges that the holder of the Excess Servicing Fee Right shall not have any rights under the Trust and Servicing Agreement except as set forth in Section 3.17 of the Trust and Servicing Agreement, and that the Excess Servicing Fee Rate may be reduced to the extent provided in the Trust and Servicing Agreement.

Very truly yours,

By:
Name:
Title:

cc:	Stinson Leonard Street LLP
1201 Walnut Street, Suite 2900
Kansas City, Missouri 64106
Facsimile: (816) 412-9338
Attention: Kenda K. Tomes

 Exhibit T-2-3

EXHIBIT U-1

FORM OF CLOSING DATE CUSTODIAN REPORT

[Date]

To the Persons Listed on the attached Schedule A

Re:	ILPT Trust 2019-SURF, Commercial Mortgage Pass-Through Certificates, Series 2019-SURF

Ladies and Gentlemen:

In accordance with Section 2.2 of the Trust and Servicing Agreement, dated as of March 7, 2019 (the “Trust and Servicing Agreement”), and executed in connection with the above-referenced transaction, the undersigned, as Custodian, hereby certifies that, except as noted on the attached Custodial Exception Report, as to the Mortgage Loan listed in the Mortgage Loan Schedule, (i) the original Trust Notes specified in clause (b)(i) of the definition of “Mortgage File” and all allonges thereto, if any, have been received and reviewed by the Custodian on behalf of the Trustee; and (ii) each such original Trust Note has been reviewed by the Custodian and (A) appears regular on its face (handwritten additions, changes or corrections shall not constitute irregularities if initialed by the applicable Borrower(s)), (B) appears to have been executed and (C) purports to relate to the Mortgage Loan.

Capitalized words and phrases used herein shall have the respective meanings assigned to them in the above-captioned Trust and Servicing Agreement.

WELLS FARGO BANK NATIONAL ASSOCIATION,
as Custodian

By:
Name:
Title:

 Exhibit U-1-1

EXCEPTIONS

[_____]

 Exhibit U-1-2

SCHEDULE A

Morgan Stanley Capital I Inc.

1585 Broadway

New York, New York 10036

Attention:  Jane Lam

With a copy by email to: cmbs_notices@morganstanley.com

Midland Loan Services, a Division of PNC Bank, National Association
10851 Mastin Street
Building 82, Suite 700
Overland Park, Kansas 66210
Attention: Executive Vice President – Division Head
Facsimile number: (888) 706-3565

Rialto Capital Advisors, LLC
790 NW 107th Avenue, 4th Floor
Miami, Florida 33172
Attention: Liat Heller
Facsimile number: (305) 229-6425
E-mail: liat.heller@rialtocapital.com, niral.shah@rialtocapital.com and adam.singer@rialtocapital.com

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Services - CMBS – ILPT 2019-SURF

Park Bridge Lender Services LLC
600 Third Avenue, 40th Floor
New York, New York 10016
Attention: ILPT Trust 2019-SURF -Surveillance Manager (with a copy sent contemporaneously via email to cmbs.notices@parkbridgefinancial.com)

Morgan Stanley Mortgage Capital Holdings LLC
1585 Broadway
New York, New York 10036
Attention: Jane Lam

Morgan Stanley Mortgage Capital Holdings LLC
1221 Avenue of the Americas
New York, New York 10020
Attention: Legal Compliance Division

 Exhibit U-1-3

EXHIBIT U-2

FORM OF INITIAL CUSTODIAN REPORT

[Date]

To the Persons Listed on the attached Schedule A

Re:	ILPT Trust 2019-SURF, Commercial Mortgage Pass-Through Certificates, Series 2019-SURF

Ladies and Gentlemen:

In accordance with Section 2.2 of the Trust and Servicing Agreement, dated as of March 7, 2019 (the “Trust and Servicing Agreement”), and executed in connection with the above-referenced transaction, the undersigned, as Custodian, hereby certifies that, except as noted on the attached Custodial Exception Report, as to the Mortgage Loan listed in the Mortgage Loan Schedule, the Custodian has, subject to Section 2.2(b) of the Trust and Servicing Agreement, reviewed the documents delivered to it pursuant to Section 2.1 of the Trust and Servicing Agreement and has determined that, subject to any exceptions found by it in such review, (A) all documents referred to in Section 2.1(b) of the Trust and Servicing Agreement have been received, and (B) that each such document (i) appears regular on its face (handwritten additions, changes or corrections shall not constitute irregularities if initialed by the applicable Borrower(s)), (ii) appears to have been executed and (iii) purports to relate to the Mortgage Loan.

Capitalized words and phrases used herein shall have the respective meanings assigned to them in the above-captioned Trust and Servicing Agreement.

WELLS FARGO BANK NATIONAL ASSOCIATION, as Custodian

By:
Name:
Title:

Exhibit U-2-1

EXCEPTIONS

[_____]

Exhibit U-2-2

SCHEDULE A

Morgan Stanley Capital I Inc.

1585 Broadway

New York, New York 10036

Attention:  Jane Lam

With a copy by email to: cmbs_notices@morganstanley.com

Midland Loan Services, a Division of PNC Bank, National Association
10851 Mastin Street
Building 82, Suite 700
Overland Park, Kansas 66210
Attention: Executive Vice President – Division Head
Facsimile number: (888) 706-3565

Rialto Capital Advisors, LLC
790 NW 107th Avenue, 4th Floor
Miami, Florida 33172
Attention: Liat Heller
Facsimile number: (305) 229-6425
E-mail: liat.heller@rialtocapital.com, niral.shah@rialtocapital.com and

adam.singer@rialtocapital.com

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Services - CMBS – ILPT 2019-SURF

Park Bridge Lender Services LLC
600 Third Avenue, 40th Floor
New York, New York 10016
Attention: ILPT Trust 2019-SURF -Surveillance Manager (with a copy sent contemporaneously via email to cmbs.notices@parkbridgefinancial.com)

Morgan Stanley Mortgage Capital Holdings LLC
1585 Broadway
New York, New York 10036
Attention: Jane Lam

Morgan Stanley Mortgage Capital Holdings LLC
1221 Avenue of the Americas
New York, New York 10020
Attention: Legal Compliance Division

Exhibit U-2-3

EXHIBIT U-3

FORM OF FINAL CUSTODIAN REPORT

[DATE]

To the Persons Listed on the attached Schedule A

Re:	ILPT Trust 2019-SURF, Commercial Mortgage Pass-Through Certificates, Series 2019-SURF

Ladies and Gentlemen:

In accordance with Section 2.2 of the Trust and Servicing Agreement, dated as of March 7, 2019 (the “Trust and Servicing Agreement”), and executed in connection with the above-referenced transaction, the undersigned, as Custodian, hereby certifies that, except as noted on the attached Custodial Exception Report, as to the Mortgage Loan listed in the Mortgage Loan Schedule, the Custodian has, subject to Section 2.2(b) of the Trust and Servicing Agreement, reviewed the documents delivered to it pursuant to Section 2.1 of the Trust and Servicing Agreement and has determined that subject to any exceptions found by it in such review, (A) all documents referred to in Section 2.1(b) of the Trust and Servicing Agreement have been received, and (B) that each such document (i) appears regular on its face (handwritten additions, changes or corrections shall not constitute irregularities if initialed by applicable Borrower(s)), (ii) appears to have been executed and (iii) purports to relate to the Mortgage Loan.

Capitalized words and phrases used herein shall have the respective meanings assigned to them in the above-captioned Trust and Servicing Agreement.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Custodian

By:
Name:
Title:

Exhibit U-3-1

EXCEPTIONS

[_____]

Exhibit U-3-2

SCHEDULE A

Morgan Stanley Capital I Inc.

1585 Broadway

New York, New York 10036

Attention:  Jane Lam

With a copy by email to: cmbs_notices@morganstanley.com

Midland Loan Services, a Division of PNC Bank, National Association
10851 Mastin Street
Building 82, Suite 700
Overland Park, Kansas 66210
Attention: Executive Vice President – Division Head
Facsimile number: (888) 706-3565

Rialto Capital Advisors, LLC
790 NW 107th Avenue, 4th Floor
Miami, Florida 33172
Attention: Liat Heller
Facsimile number: (305) 229-6425
E-mail: liat.heller@rialtocapital.com

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Services - CMBS – ILPT 2019-SURF

Morgan Stanley Mortgage Capital Holdings LLC
1585 Broadway
New York, New York 10036
Attention: Jane Lam

Morgan Stanley Mortgage Capital Holdings LLC
1221 Avenue of the Americas
New York, New York 10020
Attention: Legal Compliance Division

Exhibit U-3-3

EXHIBIT V

FORM OF OPERATING ADVISOR ANNUAL REPORT47

Report Date: This report will be delivered no later than [INSERT DATE], pursuant to the terms and conditions of the Trust and Servicing Agreement, dated as of March 7, 2019 (the “Trust and Servicing Agreement”).

Transaction: ILPT Trust 2019-SURF, Commercial Mortgage Pass-Through Certificates, Series 2019-SURF

Operating Advisor: Park Bridge Lender Services LLC

Special Servicer: Rialto Capital Advisors, LLC

I. Special Servicing Loan Event and Major Decision Activity

[CHOOSE ALL THAT APPLY]

______  The Special Servicer has notified the Operating Advisor that the Mortgage Loan was transferred to special servicing in the prior calendar year [INSERT YEAR]. [CHOOSE ONE OF THE FOLLOWING].

______  The Specially Serviced Mortgage Loan is still being analyzed by the Special Servicer as part of the development of a Final Asset Status Report.

______  A Final Asset Status Report was issued with respect to the Specially Serviced Mortgage Loan. The Final Asset Status Report may not yet be implemented.

______  The Mortgage Loan was not a Specially Serviced Mortgage Loan in the prior calendar year but was the subject of a Major Decision as to which the Operating Advisor has consultation rights pursuant to the Trust and Servicing Agreement.

II. Executive Summary

Based on the requirements and qualifications set forth in the Trust and Servicing Agreement, as well as the items listed below, the Operating Advisor (in accordance with the Operating Advisor’s analysis requirements outlined in the Trust and Servicing Agreement) has undertaken a limited review of the Special Servicer’s reported actions on the Mortgage Loan. Based solely on such limited review and subject to the assumptions, limitations and qualifications set forth herein, the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer [is/is not] operating in compliance with Accepted Servicing Practices with

47 This report is an indicative report and does not reflect the final form of annual report to be used in any particular year. The Operating Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the Trust and Servicing Agreement, including, without limitation, provisions relating to Privileged Information.

Exhibit V-1

respect to its performance of its duties under the Trust and Servicing Agreement during the prior calendar year on a “asset-level basis”. [The Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer has failed to materially comply with Accepted Servicing Practices as a result of the following material deviations.]

●	[LIST OF MATERIAL DEVIATION ITEMS]

In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

[ADD RECOMMENDATION OF REPLACEMENT OF SPECIAL SERVICER, IF APPLICABLE]

III. List of Items that Were Considered in Compiling this Report

In rendering our assessment herein, we examined and relied upon the accuracy and completeness of the items listed below:

1.           Any Major Decision written recommendation and analysis received from the Special Servicer.

2.	Reports by the Special Servicer made available to Privileged Persons that are posted on the Certificate Administrator’s website that are relevant to the Operating Advisor’s obligations under the TSA and each [INSERT IF PRIOR TO AN OPERATING ADVISOR CONSULTATION PERIOD: Final] Asset Status Report.

3.	The Special Servicer’s assessment of compliance report, attestation report by a third party regarding the Special Servicer’s compliance with its obligations, and non-discretionary portions of net present value calculations.

4.	[LIST OTHER REVIEWED INFORMATION]

5.	[INSERT IF AFTER AN OPERATING ADVISOR CONSULTATION PERIOD:] During the prior year, the Operating Advisor consulted with the Special Servicer as provided under the Trust and Servicing Agreement with respect to Major Decisions.

6.	[INSERT IF AFTER AN OPERATING ADVISOR CONSULTATION PERIOD:] During the prior year, the Operating Advisor consulted with the Special Servicer regarding its strategy plan for a limited number of issues related to the Specially Serviced Mortgage Loan. The Operating Advisor participated in discussions and made strategic observations and recommended alternative courses of action to the extent it deemed such observations and recommendations appropriate.

NOTE: The Operating Advisor’s review of the above materials should be considered a limited investigation and not be considered a full or limited audit. For instance, we did not review underlying lease agreements or similar underlying documents, re-engineer the quantitative aspects of their net present value calculation, visit any related property, visit the Special Servicer, visit the Controlling Class Representative or interact with the Borrowers. In addition, our review

Exhibit V-2

of the net present value calculations and the corresponding application of the non-discretionary portions of the applicable formulas, does not take into account the reasonableness of the discretionary portions of such formulas. In the course of such review, the following calculations of the Special Servicer were initially disputed by the Operating Advisor and [DISCUSS RESOLUTION].

IV. Qualifications and Disclaimers Related to the Work Product Undertaken and Opinions Related to this Report

1.	As provided in the Trust and Servicing Agreement, the Operating Advisor is not required to report on instances of non-compliance with, or deviations from, Accepted Servicing Practices or the Special Servicer’s obligations under the Trust and Servicing Agreement that the Operating Advisor determines, in its sole discretion exercised in good faith, to be immaterial.

2.	In rendering our assessment herein, we have assumed that all executed factual statements, instruments, and other documents that we have relied upon in rendering this assessment have been executed by persons with legal capacity to execute such documents.

3.	Except as may have been reflected in any Major Decision written recommendation and analysis or Asset Status Report, the Operating Advisor did not participate in, or have access to, the Special Servicer’s and Controlling Class Representative’s discussion(s) regarding the Specially Serviced Mortgage Loan. The Operating Advisor does not have authority to speak with the Controlling Class Representative or Borrowers directly. As such, the Operating Advisor relied upon the information delivered to it by the Special Servicer as well as its interaction with the Special Servicer, if any, in gathering the relevant information to generate this report. The services that we perform are not designed and cannot be relied upon to detect fraud or illegal acts should any exist.

4.	The Special Servicer has the legal authority and responsibility to service the Specially Serviced Mortgage Loan pursuant to the Trust and Servicing Agreement. The Operating Advisor has no responsibility or authority to alter the standards set forth therein or the actions of the Special Servicer.

5.	Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of any communication held between it and the Special Servicer regarding the Specially Serviced Mortgage Loan and certain information it reviewed in connection with its duties under the Trust and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.

6.	The Operating Advisor is not empowered to speak with any investors directly. If the investors have questions regarding this report, they should address such questions to the Certificate Administrator through the Certificate Administrator’s website.

7.	This report does not constitute a recommendation to buy, sell or hold any security, nor does the Operating Advisor take into account market prices of securities or financial markets generally when performing its limited review of the Special Servicer as

Exhibit V-3

described above. The Operating Advisor does not have a fiduciary relationship with any Certificateholder or any other party or individual. Nothing is intended to or should be construed as creating a fiduciary relationship between the Operating Advisor and any Certificateholder, party or individual.

Terms used but not defined herein have the meaning set forth in the Trust and Servicing Agreement.

PARK BRIDGE LENDER SERVICES LLC,

By:
Name:
Title:

Exhibit V-4

EXHIBIT W

Form of Notice from Operating Advisor Recommending Replacement of Special Servicer

Wells Fargo Bank, National Association

as Certificate Administrator
9062 Old Annapolis Road
Columbia, Maryland 21045-1951
Attention: Corporate Trust Services (CMBS)
ILPT 2019-SURF

Rialto Capital Advisors, LLC
790 NW 107th Avenue, 4th Floor
Miami, Florida 33172
Attention: Liat Heller
Facsimile number: (305) 229-6425
E-mail: liat.heller@rialtocapital.com, niral.shah@rialtocapital.com and adam.singer@rialtocapital.com

Re:	ILPT Trust 2019-SURF, Commercial Mortgage Pass-Through Certificates, Series 2019-SURF, Recommendation of Replacement of Special Servicer

Ladies and Gentlemen:

This letter is delivered pursuant to Section 7.1(f) of the Trust and Servicing Agreement, dated as of March 7, 2019 (the “Trust and Servicing Agreement”), and executed in connection with the above-referenced transaction, on behalf of the holders of ILPT Trust 2019-SURF, Commercial Mortgage Pass-Through Certificates, Series 2019-SURF (the “Certificates”) regarding the replacement of the Special Servicer. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Trust and Servicing Agreement.

Based upon our review of the Special Servicer’s operational practices conducted pursuant to and in accordance with Section 9.5 of the Trust and Servicing Agreement, it is our assessment that Rialto Capital Advisors, LLC, in its current capacity as Special Servicer, is not [performing its duties under the Trust and Servicing Agreement][acting in accordance with the Servicing Standard]. The following factors support our assessment: [________].

Based upon such assessment, we further hereby recommend that Rialto Capital Advisors, LLC be removed as Special Servicer and that [________] be appointed its successor in such capacity.

Exhibit W-1

Very truly yours,

[The Operating Advisor]

By:
Name:
Title:

Dated:

Exhibit W-2

EXHIBIT X

FORM OF CERTIFICATE ADMINISTRATOR RECEIPT OF CLASS HRR CERTIFICATES

March 7, 2019

Morgan Stanley Capital I Inc. 1585 Broadway New York, New York 10036 Attention: Jane Lam	Prima Capital Advisors LLC 2 Overhill Road, Suite 215 Scarsdale, NY 10583 Attention: Nilesh Patel Phone: 914 725 2657 Fax: 914 725 9385 Email: npatel@primaadvisors.com
Morgan Stanley Mortgage Capital Holdings LLC 1585 Broadway New York, New York 10036 Attention: Jane Lam
Morgan Stanley Mortgage Capital Holdings LLC 1221 Avenue of the Americas New York, New York 10020 Attention: Legal Compliance Division with a copy via email to: cmbs_notices@morganstanley.com

Re:	Morgan Stanley Capital I 2019-SURF, Commercial Mortgage Pass-Through Certificates, Series 2019-SURF

In accordance with Section 5.3(i) of the Trust and Servicing Agreement, dated as of March 7, 2019 (the “Trust and Servicing Agreement”), the Certificate Administrator hereby acknowledges receipt pf $[_] of the Class HRR Certificates (CUSIP No. [_]) in the form of a Definitive Certificate, for the benefit of Wilton Reassurance Company, the initial Third Party Purchaser.

Capitalized terms used but not defined herein shall the respective meanings set forth in the Trust and Servicing Agreement.

Exhibit X-1

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Name:
Title

Exhibit X-2

EXHIBIT Y

FORM OF NOTICE TO PARTIES OF A BORROWER AFFILIATION

[Date]

Midland Loan Services, a Division of PNC Bank, National Association
10851 Mastin Street
Building 82, Suite 700
Overland Park, Kansas 66210
Attention: Executive Vice President – Division Head
Facsimile number: (888) 706-3565

Wells Fargo Bank, National Association

9062 Old Annapolis Road

Columbia, Maryland 21045-1951

Attention: Corporate Trust Services (CMBS)

ILPT 2019-SURF

with a copy to be sent contemporaneously via email to: cts.cmbs.bond.admin@wellsfargo.com, and to trustadministrationgroup@wellsfargo.com, except as otherwise set forth herein

Rialto Capital Advisors, LLC
790 NW 107th Avenue, 4th Floor
Miami, Florida 33172
Attention: Liat Heller
Facsimile number: (305) 229-6425
E-mail: liat.heller@rialtocapital.com, niral.shah@rialtocapital.com and adam.singer@rialtocapital.com

Park Bridge Lender Services LLC

600 Third Avenue, 40th Floor

New York, New York 10016

Attention: ILPT 2019-SURF -Surveillance Manager (with a copy sent contemporaneously via email to cmbs.notices@parkbridgefinancial.com)

Re:	ILPT Trust 2019-SURF, Commercial Mortgage Pass-Through Certificates, Series 2019-SURF

THIS NOTICE IDENTIFIES THE AFFILIATION OF THE CONTROLLING CLASS REPRESENTATIVE OR A HOLDER OF THE MAJORITY OF THE CONTROLLING CLASS WITH A BORROWER PARTY RELATING TO THE ILPT TRUST 2019-SURF, COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2019-SURF, REQUIRING ACTION BY YOU AS THE RECIPIENT PURSUANT TO SECTION 9.1(C) OF THE TRUST AND SERVICING AGREEMENT.

In accordance with Section 9.1(c) of the Trust and Servicing Agreement, dated as of March 7, 2019 (the “Trust and Servicing Agreement”), between Morgan Stanley Capital I Inc., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Servicer, Rialto Capital Advisors, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Trustee, Certificate Administrator and Custodian, and Park Bridge Lender Services LLC, as Operating Advisor, with respect to the above-referenced certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.           The undersigned is [the Controlling Class Representative] [a holder of [__]% of the Controlling Class, by Certificate Balance,] as of the date hereof.

Exhibit Y-1

2.           The undersigned has become a Borrower Party with respect to the Mortgage Loan.

3.           The undersigned agrees to indemnify and hold harmless each party to the Trust and Servicing Agreement, the Initial Purchasers and the Trust Fund from any damage, loss, cost or liability (including legal fees and expenses and the cost of enforcing this indemnity) arising out of or resulting from any unauthorized access by the undersigned or any agent, employee, representative or person acting on its behalf of any information made available to Privileged Persons.

4.           The undersigned agrees that each time it accesses the Certificate Administrator’s Website, the undersigned is deemed to have recertified that the representations and covenants contained herein remain true and correct.

5.           The undersigned hereby certifies that an executed copy of this certification in paper form has been delivered in accordance with the notice provisions of the Trust and Servicing Agreement to each of the addressees listed above (a) by overnight courier or (b) mailed by registered mail, postage prepaid.

Capitalized terms used but not defined herein have the respective meanings given to them in the Trust and Servicing Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

[Controlling Class Representative] [a Controlling Class Certificateholder]

By:
Name:
Title:
Phone:
Email:
Address

Exhibit X-2

EXHIBIT Z

Form of CONFIDENTIALITY Agreement

Midland Loan Services, a Division of PNC Bank, National Association
10851 Mastin Street
Building 82, Suite 700
Overland Park, Kansas 66210
Attention: Executive Vice President – Division Head
Facsimile number: (888) 706-3565

Rialto Capital Advisors, LLC
790 NW 107th Avenue, 4th Floor
Miami, Florida 33172
Attention: Liat Heller
Facsimile number: (305) 229-6425
E-mail: liat.heller@rialtocapital.com, niral.shah@rialtocapital.com and adam.singer@rialtocapital.com

Re:	Access to Certain Information Regarding ILPT Trust 2019-SURF, Commercial Mortgage Pass-Through Certificates, Series 2019-SURF

Ladies and Gentlemen:

Reference is hereby made to that certain Trust and Servicing Agreement dated as of March 1, 2019 (the “Trust and Servicing Agreement”), and executed in connection with the above-referenced transaction. Defined terms used herein and not otherwise defined shall have the meanings set forth in the Trust and Servicing Agreement.

[Midland Loan Services, a Division of PNC Bank, National Association (“Midland”)/Rialto Capital Advisors, LLC (“Rialto”)] understands that [____] (the “Company”) is requesting certain confidential or non-public information relating to the Mortgage Loan to which the Company has continuing rights as a Certificateholder. The Company is requesting such information for the purpose of analyzing asset performance and evaluating any continuing rights the Company may have under the Trust (the “Permitted Purpose”). The Company agrees that the Permitted Purpose shall not include the use or disclosure of the Confidential Information (as defined below) in any manner that violates any applicable law, the Trust and Servicing Agreement or the related mortgage loan documents.

[Midland/Rialto] will provide the Company with certain confidential, non-public servicing information (the “Confidential Information”) pertaining to the Mortgage Loan and the related Mortgaged Property and borrowers. The Company acknowledges that the Confidential Information (a) includes or may be based upon information provided to [Midland/Rialto] by third parties, (b) may not have been verified by [Midland/Rialto], and (c) may be incomplete or contain inaccuracies. The Company agrees that [Midland/Rialto], the [“Servicer”/“Special Servicer”] (as defined in the Trust and Servicing Agreement) and its respective Representatives

Exhibit Z-1

[_____] [__], 20[__]

(as defined below) shall not have any liability to the Company or its Representatives resulting from (x) any inaccuracies or omissions in the Confidential Information, (y) any use of the Confidential Information, or (z) [Midland/Rialto]’s failure or inability to provide the Confidential Information to the Company for any reason. Notwithstanding the foregoing, the following will not constitute “Confidential Information” for purposes of this letter agreement: (a) information that was already in Company’s possession prior to its receipt from [Midland/Rialto]; (b) information that is obtained by Company from a third person who, insofar as is known to Company, is not prohibited from transmitting the information to Company by a contractual, legal or fiduciary obligation to [Midland/Rialto]; (c) information that is or becomes publicly available through no fault of Company; and (d) information that is independently developed by Company. The term “Representatives” with respect to any entity shall mean the officers, directors, general partners, employees, agents, affiliates, auditors and legal counsel (which may be internal counsel) of that entity.

The Company may have access to the Confidential Information through (at [Midland/Rialto]’s election): (i) responses to reasonable written inquiries received from the Company, (ii) conference calls conducted on a reasonably scheduled basis with [Midland/Rialto]’s surveillance group, or (iii) direct on-line access (read-only capacity) to the information available on the applicable [____] system or any successor or replacement system (“System”). [Midland/Rialto] may cease or defer providing the Company with Confidential Information in the event that (a) the Company or its Representatives violate any provision hereof, or (b) [Midland/Rialto] determines (in its sole discretion) that such termination is necessary for any reason, including its determination that such action is required pursuant to the terms of the Trust and Servicing Agreement, the related Mortgage Loan documents, or any applicable law. [Midland/Rialto] shall cease to provide the Company with Confidential Information if [Midland/Rialto] has actual knowledge that the Company or its Representatives are affiliates of any borrower under the Mortgage Loan documents and [Midland/Rialto] determines that the provision, notice or access to such Confidential Information would violate the accepted servicing practices or servicing standards as defined in the Trust and Servicing Agreement. The Company’s obligations and the restrictions applicable to the protection of the Confidential Information hereunder shall survive the termination of the Company’s access to the Confidential Information. [Midland/Rialto]’s remedies hereunder, at law or at equity, are cumulative and may be combined.

The Company agrees that it will not, and it shall not permit its Representatives, to disclose the Confidential Information in any manner whatsoever to any other person or entity, other than its Representatives (but only to the extent necessary to accomplish the Permitted Purpose) who have a need to know the information, or as otherwise required by applicable law, court order or any governmental agency or regulator. The Company acknowledges (i) its obligations under the U.S. federal securities laws, and (ii) that any disclosure of the Confidential Information by it or its Representatives for any purpose other than a Permitted Purpose, in addition to being a breach of this letter agreement, may constitute a violation of federal and state securities laws. The Company will take reasonable measures to ensure that each Representative is advised of this letter agreement and agrees to keep the Confidential Information confidential. The Company shall be liable for any breach of this letter agreement by its Representatives. Notwithstanding the foregoing, the Company may subsequently provide all or any part of such Confidential Information to any other person or entity that holds or is contemplating the purchase of any

Exhibit Z-2

[_____] [__], 20[__]

Certificate or interest therein, but only if such person or entity confirms such ownership interest or prospective ownership interest and provided that, prior to the delivery of such Confidential Information, such persons shall have executed and delivered to the Company an agreement that is substantially similar in form and substance to this agreement.

This letter agreement shall be governed by and construed in accordance with the laws of the State of New York without the application of conflict of laws principles. Anything herein to the contrary notwithstanding, [Midland/Rialto] intends at all times to comply with the terms and provisions of the Trust and Servicing Agreement and nothing in this letter agreement should be construed to limit or qualify any of [Midland/Rialto]’s rights or obligations under the Trust and Servicing Agreement. This letter agreement may be executed in counterparts and by facsimile/Portable Document Format (PDF); each such counterpart shall be deemed to be an original instrument, and all such counterparts together shall constitute one agreement.

This agreement shall terminate with respect to the information received by the Company one year after the Company receives such information or ceases to be a Certificateholder. Company agrees that this letter agreement supersedes and replaces and survives any click-through agreement regarding confidentiality of Confidential Information agreed to in connection with accessing the System whether agreed to in accessing the System before or after signing this letter agreement.

Exhibit Z-3

[_____] [__], 20[__]

Please have an authorized signatory countersign in the space provided below to indicate the Company’s confirmation of, and agreement to, the matters set forth herein.

Very truly yours,

[MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION

By:
Name:
Title:]

[Rialto Capital Advisors, LLC

By:
Name:
Title:]

CONFIRMED AND AGREED TO:

[COMPANY NAME]

By:
Name:
Title:

Exhibit Z-4